FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-207361-08

PROSPECTUS

$826,613,000 (Approximate)

CSAIL 2018-CX11 Commercial Mortgage Trust

(Central Index Key Number 0001732963)

as Issuing Entity

Credit Suisse Commercial Mortgage Securities Corp.

(Central Index Key Number 0001654060)

as Depositor

Column Financial, Inc.

(Central Index Key Number 0001628601)

Natixis Real Estate Capital LLC

(Central Index Key Number 0001542256)

Argentic Real Estate Finance LLC

(Central Index Key Number 0001624053)

Barclays Bank PLC

(Central Index Key Number 0000312070)

BSPRT Finance, LLC

(Central Index Key Number 0001722518)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2018-CX11

Credit Suisse Commercial Mortgage Securities Corp. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2018-CX11 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class NR-RR, Class Z and Class R certificates) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named CSAIL 2018-CX11 Commercial Mortgage Trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in May 2018. The rated final distribution date for the certificates is April 2051.

Class	Approximate Initial Class Certificate Balance or Notional Amount(1)		Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$30,370,000		2.8883%	Fixed(5)	October 2022
Class A-2	$50,930,000		3.8184%	Fixed(5)	March 2023
Class A-3	$61,244,000		4.0945%	Fixed(5)	April 2025
Class A-4	$158,100,000		3.7659%	Fixed(5)	November 2027
Class A-5	$329,412,000		4.0331%	Fixed/WAC Cap(6)	March 2028
Class A-SB	$36,952,000		4.0339%	Fixed/WAC Cap(6)	January 2027
Class X-A	$745,619,000	(7)	0.8506%	Variable IO(8)	March 2028
Class X-B	$80,994,000	(7)	0.1657%	Variable IO(8)	March 2028
Class A-S	$78,611,000		4.2511%	Fixed/WAC Cap(6)	March 2028
Class B	$39,306,000		4.4523%	Fixed/WAC Cap(6)	March 2028
Class C	$41,688,000		4.7938%	WAC(9)	March 2028

(Footnotes to table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 55 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Credit Suisse Commercial Mortgage Securities Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Credit Suisse Securities (USA) LLC, Natixis Securities Americas LLC and Barclays Capital Inc., will purchase the offered certificates from Credit Suisse Commercial Mortgage Securities Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Credit Suisse Securities (USA) LLC is acting as a co-lead manager and joint bookrunner with respect to 43.4% of each class of offered certificates. Natixis Securities Americas LLC is acting as a co-lead manager and joint bookrunner with respect to 41.3% of each class of offered certificates. Barclays Capital Inc. is acting as a co-lead manager and joint bookrunner with respect to 15.3% of each class of offered certificates.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about April 18, 2018. Credit Suisse Commercial Mortgage Securities Corp. expects to receive from this offering approximately 108.2% of the aggregate certificate balance of the offered certificates, plus accrued interest from and including April 1, 2018, before deducting expenses payable by the depositor.

Credit Suisse	Barclays	Natixis
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner
April 5, 2018

CSAIL 2018-CX11 Commercial Mortgage Trust

Commercial Mortgage Pass-Through Certificates, Series 2018-CX11

Washington
1 property
$5,169,381
0.5% of total
Arkansas
1 property
$9,600,000
1.0% of total
Minnesota
1 property
$2,409,265
0.3% of total
Illinois
5 properties
$73,913,121
7.8% of total
Indiana
4 properties
$8,619,519
0.9% of total
Michigan
5 properties
$44,695,708
4.7% of total
Pennsylvania
7 properties
$64,599,142
6.8% of total
New York
7 properties
$188,359,211
19.8% of total
Ohio
12 properties
$65,132,700
6.8% of total
West Virginia
1 property
$2,713,182
0.3% of total
New Jersey
5 properties
$51,120,749
5.4% of total
Maryland
1 property
$18,529,750
1.9% of total
District of Columbia
1 property
$16,300,000
1.7% of total
Virginia
3 properties
$32,899,267
3.5% of total
California
30 properties
$116,509,012
12.2% of total
South Carolina
1 property
$10,948,481
1.1% of total
North Carolina
1 property
$9,750,000
1.0% of total
Arizona
1 property
$12,500,000
1.3% of total
Georgia
5 properties
$13,124,632
1.4% of total
Colorado
1 property
$13,500,000
1.4% of total
Texas
14 properties
$58,824,438
6.2% of total
Tennessee
2 properties
$6,897,460
0.7% of total
Kentucky
2 properties
$1,204,924
0.1% of total
Florida
7 properties
$125,548,843
13.2% of total
Percentage of Initial Pool Balance
0.1%-2.0%
2.1%-10.0%
10.1%-19.8%

SUMMARY OF CERTIFICATES

Class	Approx. Initial Certificate Balance or Notional Amount(1)	Approx. Initial Credit Support(2)	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Initial Approx. Pass-Through Rate	Weighted Average Life (Yrs.)(4)	Expected Principal Window(4)
Offered Certificates
A-1	$30,370,000	30.000%	Fixed(5)	October 2022	2.8883%	2.50	1 – 54
A-2	$50,930,000	30.000%	Fixed(5)	March 2023	3.8184%	4.70	54 – 59
A-3	$61,244,000	30.000%	Fixed(5)	April 2025	4.0945%	6.85	79 – 84
A-4	$158,100,000	30.000%	Fixed(5)	November 2027	3.7659%	9.32	105 – 115
A-5	$329,412,000	30.000%	Fixed/WAC Cap(6)	March 2028	4.0331%	9.70	115 – 119
A-SB	$36,952,000	30.000%	Fixed/WAC Cap(6)	January 2027	4.0339%	6.87	59 – 105
X-A	$745,619,000(7)	N/A	Variable IO(8)	March 2028	0.8506%	N/A	N/A
X-B	$80,994,000(7)	N/A	Variable IO(8)	March 2028	0.1657%	N/A	N/A
A-S	$78,611,000	21.750%	Fixed/WAC Cap(6)	March 2028	4.2511%	9.91	119 – 119
B	$39,306,000	17.625%	Fixed/WAC Cap(6)	March 2028	4.4523%	9.91	119 – 119
C	$41,688,000	13.250%	WAC(9)	March 2028	4.7938%	9.91	119 – 119
Non-Offered Certificates
X-D	$30,968,000(7)	N/A	Variable IO(8)	April 2028	2.0438%	N/A	N/A
D	$30,968,000	10.000%	Fixed/WAC Cap(6)	April 2028	2.7500%	9.96	119 – 120
E-RR	$19,058,000	8.000%	WAC(9)	April 2028	4.7938%	9.99	120 – 120
F-RR	$23,822,000	5.500%	WAC(9)	April 2028	4.7938%	9.99	120 – 120
G-RR	$9,528,000	4.500%	WAC(9)	April 2028	4.7938%	9.99	120 – 120
NR-RR	$42,879,784	0.000%	WAC(9)	April 2028	4.7938%	9.99	120 – 120
Z(10)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
R(11)	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, are represented in the aggregate.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	For any distribution date, the pass-through rates of the Class A-1, Class A-2, Class A-3 and Class A-4 certificates will each be a per annum rate equal to the initial pass-through rate set forth opposite such class in the table. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(6)	The pass-through rates of the Class A-5, Class A-SB, Class A-S, Class B and Class D certificates for any distribution date will be a per annum rate equal to the lesser of (i) the initial pass-through rate for such class specified in the table above and (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months). See “Description of the Certificates—Distributions—Pass-Through Rates”.

(7)	The notional amount of the Class X-A certificates will be equal to the aggregate of the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balances of the Class B and Class C certificates. The notional amount of the Class X-D certificates will be equal to the balance of the Class D certificates. The Class X-A, Class X-B and Class X-D certificates will not be entitled to distributions of principal.

(8)	The pass-through rate of the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for the related distribution date, over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date. The pass-through rate of the Class X-B certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for the related distribution date, over (b) the weighted average of the pass-through rates of the Class B and Class C certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date. The pass-through rate of the Class X-D certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for the related distribution date, over (b) the pass-through rate of the Class D certificates for that distribution date. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(9)	The pass-through rate of each of the Class C, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates for any distribution date will be a per annum rate equal to the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months). See “Description of the Certificates—Distributions—Pass-Through Rates”.

(10)	Information concerning the Class Z certificates is not represented in the above table. The Class Z certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date, rating or rated final distribution date. The Class Z certificates will only entitle holders excess interest accrued on the mortgage loans with an anticipated repayment date. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan” in this prospectus.

(11)	Information concerning the Class R certificates is not presented in the above table. The Class R certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date, rating or rated final distribution date. The Class R certificates represent the residual interests in each real estate mortgage investment conduit created with respect to this securitization, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class NR-RR, Class Z and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	20
Risk Factors	55
The Certificates May Not Be a Suitable Investment for You	55
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	55
Risks Related to Market Conditions and Other External Factors	55
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS	55
Other Events May Affect the Value and Liquidity of Your Investment	56
Risks Relating to the Mortgage Loans	56
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	56
Risks of Commercial and Multifamily Lending Generally	57
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	58
General	58
A Tenant Concentration May Result in Increased Losses	59
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	60
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	60
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	60
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	61
Early Lease Termination Options May Reduce Cash Flow	61
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	62
Office Properties Have Special Risks	63
Hotel Properties Have Special Risks	63
Risks Relating to Affiliation with a Franchise or Hotel Management Company	65
Retail Properties Have Special Risks	66
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers	66
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector	67
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants	67
Multifamily Properties Have Special Risks	68
Industrial and Logistics Properties Have Special Risks	71
Mixed Use Properties Have Special Risks	72
Data Center Properties Have Special Risks	72
Condominium Ownership May Limit Use and Improvements	73
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	74
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	74
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	76
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	77
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	78
Risks Related to Zoning Non-Compliance and Use Restrictions	80
Risks Relating to Inspections of Properties	81
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	81
Insurance May Not Be Available or Adequate	82

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	83
Terrorism Insurance May Not Be Available for All Mortgaged Properties	83
Risks Associated with Blanket Insurance Policies or Self-Insurance	84
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	85
Limited Information Causes Uncertainty	85
Historical Information	85
Ongoing Information	85
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	86
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	86
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	87
Static Pool Data Would Not Be Indicative of the Performance of this Pool	88
Appraisals May Not Reflect Current or Future Market Value of Each Property	88
Seasoned Mortgage Loans Present Additional Risk of Repayment	89
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	90
The Borrower’s Form of Entity May Cause Special Risks	90
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	92
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	93
Other Financings or Ability to Incur Other Indebtedness Entails Risk	94
Tenancies-in-Common May Hinder Recovery	95
Risks Relating to Enforceability of Cross-Collateralization	95
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	96
Risks Associated with One Action Rules	96
State Law Limitations on Assignments of Leases and Rents May Entail Risks	97
Various Other Laws Could Affect the Exercise of Lender’s Rights	97
Risks of Anticipated Repayment Date Loans	97
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	98
Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	98
Risks Related to Ground Leases and Other Leasehold Interests	99
Increases in Real Estate Taxes May Reduce Available Funds	101
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	101
Risks Related to Conflicts of Interest	102
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	102
The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers	104
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	104
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	105
Potential Conflicts of Interest of the Operating Advisor	108
Potential Conflicts of Interest of the Asset Representations Reviewer	108
Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders	109
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	111
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan	112
Other Potential Conflicts of Interest May Affect Your Investment	113
Other Risks Relating to the Certificates	113
The Certificates Are Limited Obligations	113

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	113
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	114
EU Risk Retention and Due Diligence Requirements	115
Bail-In Rules May Affect the Liabilities of Certain Sponsors, Including their Obligations to Repurchase Mortgage Loans	116
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	117
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	119
General	119
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	119
Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves	121
Losses and Shortfalls May Change Your Anticipated Yield	121
Risk of Early Termination	122
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	122
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	123
You Have Limited Voting Rights	123
The Rights of the Directing Holder and the Operating Advisor Could Adversely Affect Your Investment	123
You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	126
The Rights of Companion Loan Holders and Mezzanine Debt May Adversely Affect Your Investment	127
Risks Relating to Modifications of the Mortgage Loans	128
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	129
Risks Relating to Interest on Advances and Special Servicing Compensation	130
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	130
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	130
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	133
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	133
Tax Considerations Relating to Foreclosure	133
REMIC Status	134
Material Federal Tax Considerations Regarding Original Issue Discount	134
Description of the Mortgage Pool	135
General	135
Certain Calculations and Definitions	136
Mortgage Pool Characteristics	144
Overview	144
Property Types	145
Office Properties	146
Hotel Properties	146
Retail Properties	148
Multifamily Properties	149
Mixed Use Properties	149
Specialty Use Concentrations	149
Mortgage Loan Concentrations	151
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	151
Geographic Concentrations	153
Mortgaged Properties With Limited Prior Operating History	153
Tenancies-in-Common	154
Shari’ah Compliant Loan	154
Condominium Interests	154
Fee & Leasehold Estates; Ground Leases	155
Environmental Considerations	156

Redevelopment, Renovation and Expansion	160
Assessment of Property Value and Condition	162
Litigation and Other Considerations	163
Loan Purpose	165
Modified and Refinanced Loans	165
Default History, Bankruptcy Issues and Other Proceedings	165
Tenant Issues	167
Tenant Concentrations	167
Lease Expirations and Terminations	168
Expirations	168
Terminations	169
Other	171
Purchase Options and Rights of First Refusal	172
Affiliated Leases	173
Insurance Considerations	174
Use Restrictions	176
Appraised Value	176
Non-Recourse Carveout Limitations	176
Real Estate and Other Tax Considerations	178
Delinquency Information	178
Certain Terms of the Mortgage Loans	179
Amortization of Principal	179
Due Dates; Mortgage Rates; Calculations of Interest	179
ARD Loan	180
Prepayment Protections and Certain Involuntary Prepayments	180
Voluntary Prepayments	181
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	182
Defeasance; Collateral Substitution	183
Partial Releases	184
Escrows	189
Mortgaged Property Accounts	190
Lockbox Accounts	190
Exceptions to Underwriting Guidelines	190
Additional Indebtedness	191
General	191
Whole Loans	192
Mezzanine Indebtedness	192
Other Secured Indebtedness	193
Preferred Equity	194
Other Unsecured Indebtedness	194
The Whole Loans	194
General	194
The Serviced Pari Passu Whole Loans	199
The Serviced AB Whole Loan	201
The 111 West Jackson Whole Loan	201
The Non-Serviced Pari Passu Whole Loans	209
The Non-Serviced AB Whole Loans	212
The One State Street Whole Loan	212
The Yorkshire & Lexington Towers Whole Loan	222
Additional Information	230
Transaction Parties	230
The Sponsors and Mortgage Loan Sellers	230
Column Financial, Inc.	231
General	231
Column’s Securitization Program	231
Review of Column Mortgage Loans	232
Column’s Underwriting Guidelines and Processes	233
Exceptions to Column’s Disclosed Underwriting Guidelines	237
Compliance with Rule 15Ga-1 under the Exchange Act	238
Litigation	243
Retained Interests in This Securitization	243
Natixis Real Estate Capital LLC	243
General	243
NREC’s Commercial Real Estate Securitization Program	244
Review of NREC Mortgage Loans	244
NREC’s Underwriting Standards	246
Compliance with Rule 15Ga-1 under the Exchange Act	249
Retained Interests in This Securitization	251
BSPRT Finance, LLC	251
General	251
BSPRT’s Loan Origination and Acquisition History	251
Originations and Acquisitions of Fixed Rate Commercial Mortgage Loans	251
Review of BSPRT Mortgage Loans	252
BSPRT’s Underwriting Standards	253
Compliance with Rule 15Ga-1 under the Exchange Act	258
Retained Interests in This Securitization	258
Barclays Bank PLC	259
General	259
Barclays’ Securitization Program	259
Review of Barclays Mortgage Loans	260
Barclays’ Underwriting Guidelines and Processes	261
Compliance with Rule 15Ga-1 under the Exchange Act	264
Retained Interests in this Securitization	264
Argentic Real Estate Finance LLC	265
General	265
Argentic’s Securitization Program	265
Argentic’s Underwriting Standards and Processes	266

Review of Mortgage Loans for Which Argentic is the Sponsor	270
Compliance with Rule 15Ga-1 under the Exchange Act	272
Retained Interests in This Securitization	272
The Depositor	272
The Issuing Entity	273
The Trustee and Certificate Administrator	274
The Master Servicer	277
The Special Servicer	280
The Operating Advisor and Asset Representations Reviewer	284
Credit Risk Retention	287
General	287
Qualifying CRE Loans; Required Credit Risk Retention Percentage	287
Retaining Party	288
HRR Certificates	288
General	288
Material Terms of the Eligible Horizontal Residual Interest	289
Hedging, Transfer and Financing Restrictions	289
Operating Advisor	289
Representations and Warranties	290
Description of the Certificates	292
General	292
Distributions	294
Method, Timing and Amount	294
Available Funds	295
Priority of Distributions	296
Pass-Through Rates	299
Interest Distribution Amount	301
Principal Distribution Amount	302
Certain Calculations with Respect to Individual Mortgage Loans	303
Excess Interest	304
Application Priority of Mortgage Loan Collections or Whole Loan Collections	304
Allocation of Yield Maintenance Charges and Prepayment Premiums	307
Assumed Final Distribution Date; Rated Final Distribution Date	308
Prepayment Interest Shortfalls	309
Subordination; Allocation of Realized Losses	310
Reports to Certificateholders; Certain Available Information	312
Certificate Administrator Reports	312
Information Available Electronically	318
Voting Rights	322
Delivery, Form, Transfer and Denomination	323
Book-Entry Registration	323
Definitive Certificates	326
Certificateholder Communication	326
Access to Certificateholders’ Names and Addresses	326
Requests to Communicate	326
Description of the Mortgage Loan Purchase Agreements	327
General	327
Dispute Resolution Provisions	335
Asset Review Obligations	335
Pooling and Servicing Agreement	335
General	335
Assignment of the Mortgage Loans	336
Servicing Standard	337
Subservicing	338
Advances	339
P&I Advances	339
Servicing Advances	340
Nonrecoverable Advances	340
Recovery of Advances	341
Accounts	343
Withdrawals from the Collection Account	344
Servicing and Other Compensation and Payment of Expenses	347
General	347
Master Servicing Compensation	351
Special Servicing Compensation	353
Disclosable Special Servicer Fees	357
Certificate Administrator and Trustee Compensation	357
Operating Advisor Compensation	358
Asset Representations Reviewer Compensation	358
CREFC® Intellectual Property Royalty License Fee	359
Appraisal Reduction Amounts	359
Maintenance of Insurance	365
Modifications, Waivers and Amendments	368
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	372
Inspections	373
Collection of Operating Information	374
Special Servicing Transfer Event	374
Asset Status Report	376
Realization Upon Mortgage Loans	379
Sale of Defaulted Loans and REO Properties	381
The Directing Holder	384
General	384
Major Decisions	386
Asset Status Report	389
Replacement of Special Servicer	389
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	389
Servicing Override	391
Rights of Holders of Companion Loans	391

Limitation on Liability of Directing Holder	392
The Operating Advisor	393
General	393
Duties of Operating Advisor at All Times	393
Annual Report	395
Additional Duties of the Operating Advisor During an Operating Advisor Consultation Event	396
Recommendation of the Replacement of the Special Servicer	396
Eligibility of Operating Advisor	396
Other Obligations of Operating Advisor	397
Delegation of Operating Advisor’s Duties	398
Termination of the Operating Advisor With Cause	398
Rights Upon Operating Advisor Termination Event	399
Waiver of Operating Advisor Termination Event	399
Termination of the Operating Advisor Without Cause	400
Resignation of the Operating Advisor	400
Operating Advisor Compensation	400
The Asset Representations Reviewer	400
Asset Review	400
Asset Review Trigger	400
Asset Review Vote	402
Review Materials	402
Asset Review	403
Eligibility of Asset Representations Reviewer	405
Other Obligations of Asset Representations Reviewer	405
Delegation of Asset Representations Reviewer’s Duties	406
Asset Representations Reviewer Termination Events	406
Rights Upon Asset Representations Reviewer Termination Event	407
Termination of the Asset Representations Reviewer Without Cause	408
Resignation of Asset Representations Reviewer	408
Asset Representations Reviewer Compensation	408
Replacement of Special Servicer Without Cause	408
Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	411
Termination of Master Servicer and Special Servicer for Cause	412
Servicer Termination Events	412
Rights Upon Servicer Termination Event	414
Waiver of Servicer Termination Event	415
Resignation of a Master Servicer or Special Servicer	415
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	416
Limitation on Liability; Indemnification	416
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	419
Dispute Resolution Provisions	420
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	420
Certificateholder’s Rights When a Repurchase Request is Delivered by Another Party to the PSA	420
Resolution of a Repurchase Request	420
Mediation and Arbitration Provisions	422
Servicing of the Non-Serviced Mortgage Loans	423
General	424
Servicing of the One State Street Mortgage Loan	426
Servicing of the Yorkshire & Lexington Towers Mortgage Loan	428
Rating Agency Confirmations	429
Evidence as to Compliance	431
Limitation on Rights of Certificateholders to Institute a Proceeding	432
Termination; Retirement of Certificates	432
Amendment	433
Resignation and Removal of the Trustee and the Certificate Administrator	435
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	437
Certain Legal Aspects of Mortgage Loans	437
New York	437
Florida	437
California	438
General	438
Types of Mortgage Instruments	439
Leases and Rents	439
Personalty	440
Foreclosure	440
General	440
Foreclosure Procedures Vary from State to State	440
Judicial Foreclosure	440
Equitable and Other Limitations on Enforceability of Certain Provisions	440
Nonjudicial Foreclosure/Power of Sale	441
Public Sale	441
Rights of Redemption	442

Anti-Deficiency Legislation	442
Leasehold Considerations	443
Cooperative Shares	443
Bankruptcy Laws	444
Environmental Considerations	449
General	449
Superlien Laws	449
CERCLA	449
Certain Other Federal and State Laws	450
Additional Considerations	450
Due-on-Sale and Due-on-Encumbrance Provisions	451
Subordinate Financing	451
Default Interest and Limitations on Prepayments	451
Applicability of Usury Laws	451
Americans with Disabilities Act	452
Servicemembers Civil Relief Act	452
Anti-Money Laundering, Economic Sanctions and Bribery	452
Potential Forfeiture of Assets	453
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	453
Pending Legal Proceedings Involving Transaction Parties	455
Use of Proceeds	455
Yield and Maturity Considerations	455
Yield Considerations	455
General	455
Rate and Timing of Principal Payments	455
Losses and Shortfalls	457
Certain Relevant Factors Affecting Loan Payments and Defaults	457
Delay in Payment of Distributions	458
Yield on the Certificates with Notional Amounts	458
Weighted Average Life	459
Pre-Tax Yield to Maturity Tables	464
Material Federal Income Tax Considerations	469
General	469
Qualification as a REMIC	469
Status of Offered Certificates	471
Taxation of Regular Interests	472
General	472
Original Issue Discount	472
Acquisition Premium	474
Market Discount	474
Premium	475
Election To Treat All Interest Under the Constant Yield Method	475
Treatment of Losses	476
Yield Maintenance Charges and Prepayment Premium	476
Sale or Exchange of Regular Interests	477
Taxes That May Be Imposed on a REMIC	477
Prohibited Transactions	477
Contributions to a REMIC After the Startup Day	478
Net Income from Foreclosure Property	478
Bipartisan Budget Act of 2015	478
Taxation of Certain Foreign Investors	479
FATCA	480
Backup Withholding	480
Information Reporting	480
3.8% Medicare Tax on “Net Investment Income”	480
Reporting Requirements	480
Certain State and Local Tax Considerations	481
Method of Distribution (Underwriter conflicts of interest)	482
Incorporation of Certain Information by Reference	483
Where You Can Find More Information	484
Financial Information	484
Certain ERISA Considerations	484
General	484
Plan Asset Regulations	485
Administrative Exemptions	486
Insurance Company General Accounts	488
Legal Investment	489
Legal Matters	490
Ratings	490
Index of Significant Definitions	492

ANNEX A-1 – CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	a-1-1
ANNEX a-2 – STRUCTURAL AND COLLATERAL TERM SHEET	a-2-1
ANNEX b – DISTRIBUTION DATE STATEMENT	b-1
Annex c – FORM OF OPERATING ADVISOR ANNUAL REPORT	c-1
Annex d-1 – MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	d-1-1
Annex d-2 – EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	d-2-1
ANNEX e – CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE	e-1
ANNEX F – 600 VINE AMORTIZATION SCHEDULE	e-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING HOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, commencing on page 20 of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, commencing on page 55 of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Significant Definitions” commencing on page 492 of this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Credit Suisse Commercial Mortgage Securities Corp.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW).

THE CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE 2002/92/EC, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN THE DIRECTIVE 2003/71/EC (AS AMENDED, THE “PROSPECTUS DIRECTIVE”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (THE “PRIIPS REGULATION” ) FOR OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

FURTHERMORE, THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS DIRECTIVE. ACCORDINGLY, ANY

PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF THE CERTIFICATES MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR, OR THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES OTHER THAN TO QUALIFIED INVESTORS.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA. FOR THE PURPOSES OF THIS PROVISION:

(i) THE EXPRESSION “RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF MIFID II; OR

(B) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE 2002/92/EC, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C) NOT A QUALIFIED INVESTOR AS DEFINED IN THE PROSPECTUS DIRECTIVE; AND

(ii) THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE THE OFFERED CERTIFICATES.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES

EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA”)) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

SOUTH KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF SOUTH KOREA FOR A PUBLIC OFFERING IN SOUTH KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN SOUTH KOREA OR TO ANY RESIDENT OF SOUTH KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE KOREAN LAWS AND REGULATIONS, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	CSAIL 2018-CX11 Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2018-CX11.

Depositor	Credit Suisse Commercial Mortgage Securities Corp., a Delaware corporation, a wholly-owned subsidiary of Credit Suisse Management LLC, which is a wholly-owned subsidiary of Credit Suisse (USA), Inc., which in turn is a wholly-owned subsidiary of Credit Suisse Holdings (USA), Inc. The depositor’s address is 11 Madison Avenue, New York, New York 10010, and its telephone number is (212) 325-2000. See “Transaction Parties—The Depositor”.

Issuing Entity	CSAIL 2018-CX11 Commercial Mortgage Trust, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors and Originators	The sponsors of this transaction are:

●	Column Financial, Inc., a Delaware corporation

●	Natixis Real Estate Capital LLC, a Delaware limited liability company

●	Argentic Real Estate Finance LLC, a Delaware limited liability company

●	Barclays Bank PLC, a public limited company registered in England and Wales

●	BSPRT Finance, LLC, a Delaware limited liability company

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

Column Financial, Inc. is also an affiliate of each of the depositor and Credit Suisse Securities (USA) LLC, one of the underwriters and an initial purchaser of the non-offered certificates. Natixis Real Estate Capital LLC is also an affiliate of Natixis Securities Americas LLC, one of the underwriters and an initial purchaser of the non-offered certificates. Barclays Bank PLC is also an affiliate of Barclays Capital Inc., one of the underwriters and an initial purchaser of the non-offered certificates. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans as set forth in the following chart:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut- off Date Balance	Approx. % of Initial Pool Balance
Natixis Real Estate Capital LLC(1)	24	$393,159,057	41.3%
Column Financial, Inc.(2)	5	191,899,284	20.1
Argentic Real Estate Finance LLC	15	169,536,203	17.8
Barclays Bank PLC(3)	7	146,143,897	15.3
BSPRT Finance, LLC(4)	5	52,130,343	5.5
Total	56	$952,868,784	100.0%

(1)	One (1) Natixis Real Estate Capital LLC mortgage loan identified on Annex A-1 as Yorkshire & Lexington Towers, was co-originated with UBS AG. In addition, three (3) Natixis Real Estate Capital LLC mortgage loans identified on Annex A-1 as Starbucks Portfolio & 32330 N Harbor Drive, Sirtaj Hotel Beverly Hills and Best Western Plus Diamond Valley Inn were originated by Natixis, New York Branch, an affiliate of Natixis Real Estate Capital LLC. Such mortgage loans were underwritten pursuant to Natixis Real Estate Capital LLC’s underwriting guidelines.

(2)	One (1) Column Financial, Inc. mortgage loan identified on Annex A-1 as GNL Portfolio, was co-originated with Citi Real Estate Funding Inc. In addition, one (1) Column Financial, Inc. mortgage loan identified on Annex A-1 as Lehigh Valley Mall, was co-originated with JPMorgan Chase Bank, National Association and Cantor Commercial Real Estate Lending, L.P. Such mortgage loans were underwritten pursuant to Column Financial, Inc. underwriting guidelines.

(3)	One (1) Barclays Bank PLC mortgage loan identified on Annex A-1 as The SoCal Portfolio, was co-originated with Citi Real Estate Funding Inc. In addition, one (1) Barclays Bank PLC mortgage loan identified on Annex A-1 as Moffett Towers II – Building 2, was co-originated with Morgan Stanley Bank, N.A. Such mortgage loans were underwritten pursuant to Barclays Bank PLC’s underwriting guidelines.

(4)	Two (2) BSPRT Finance, LLC mortgage loans identified on Annex A-1 as Shoppes at College Hills and Garden Multifamily Portfolio, were originated by Benefit Street Partners CRE Finance LLC. In addition, one (1) BSPRT Finance, LLC mortgage loan identified on Annex A-1 as Port Place Shoppes, was originated by Benefit Street Partners Realty Operating Partnership, L.P., an affiliate of BSPRT Finance, LLC. Such mortgage loans were underwritten pursuant to the BSPRT Finance, LLC underwriting guidelines.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the master servicer and will be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan (a “non-serviced mortgage loan”) and companion loan that is part of a whole loan serviced under a separate pooling and servicing agreement or trust and servicing agreement, as applicable (a “non-serviced whole loan”), indicated in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The servicing offices of the master servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

The non-serviced mortgage loans will be serviced by the master servicer set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Prior to the related servicing shift securitization date, the related servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Special Servicer	LNR Partners, LLC, a Florida limited liability company, is expected to act as the special servicer with respect to the mortgage loans (other than any excluded special servicer loan) and any related companion loans other than with respect to the non-serviced mortgage loans set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to certain major decisions and other transactions relating to such mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of the special servicer is located at 1601 Washington Ave., Suite 700, Miami Beach, Florida 33139. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

Prior to the related servicing shift securitization date, the related servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

If the special servicer obtains knowledge that it is a borrower party with respect to any serviced mortgage loan or serviced whole loan (such mortgage loan or serviced whole loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer with respect to that excluded special servicer loan. If no control termination event is continuing under the pooling and servicing agreement, the directing holder will be required to use reasonable efforts to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as described under “—Directing Holder” below). After the occurrence and during the continuance of a control termination event or if the directing holder (or, if the directing holder is the directing certificateholder, the holder of the majority of the controlling class of certificates on its behalf) is required but fails to do so or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Holder” below and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

LNR Partners, LLC is expected to be appointed as the special servicer by Argentic Securities Holdings Cayman Limited. Argentic Securities Holdings Cayman Limited is expected to purchase the Class E-RR, Class F-RR, Class G-RR, Class NR-RR and Class Z certificates and, on the closing date, Argentic Securities Income USA LLC or an affiliate is expected to be the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Holder” and “Credit Risk Retention”.

The special servicer of each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wells Fargo Bank, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland, 21045-1951. Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and the related companion loans. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The initial mortgagee of record with respect to any servicing shift mortgage loan will be the trustee under the pooling and servicing agreement. However, from and after the related servicing shift securitization date, the mortgagee of record with respect to the related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the pooling and servicing agreement or trust and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust office of Wells Fargo Bank, National Association is located at 9062 Old Annapolis Road, Columbia, Maryland 21054-1951, and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loans will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. From and after the related servicing shift securitization date, the custodian of the mortgage file (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The custodian with respect to the mortgage file for each non-serviced mortgage loan (other than the promissory note evidencing such mortgage loan) will be the entity set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the pooling and servicing agreement or the trust and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Holder	The directing holder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than a non-serviced mortgage loan and certain excluded loans as described in the next paragraph), as further described in this prospectus.

The directing holder will be:

●	with respect to each mortgage loan (other than any non-serviced mortgage loan) or serviced whole loan (other than the 111 West Jackson whole loan), the directing certificateholder, and

●	with respect to the 111 West Jackson whole loan, the initial directing holder will be the holder of the related junior subordinate companion loan identified as note B-2. During a control appraisal period with respect to the junior subordinate companion loan identified as note B-2, but while no control appraisal period is continuing, with respect to the related senior subordinate companion loan identified as note B-1, the directing holder will be the holder of the related senior subordinate companion loan identified as note B-1. During a control appraisal period with respect to the senior subordinate companion loan identified as note B-1, the directing holder will be the directing certificateholder.

The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than 50% of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class.

With respect to the directing holder or (if the directing holder is the directing certificateholder) the holder of the majority of the controlling class certificates (by certificate balance), an “excluded loan” is a mortgage loan or whole loan with respect to which such party is a borrower, a mortgagor, a manager of the related mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be the most subordinate class of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided that if at any time the certificate balances of the certificates other than the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates have been reduced to zero as a result of the allocation of principal payments on the mortgage loans, then the controlling class will be the most subordinate class among the control eligible certificates that has an aggregate certificate balance greater than zero without regard to any cumulative appraisal reduction amounts. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that Argentic Securities Holdings Cayman Limited, an exempted company incorporated in the Cayman Islands with limited liability, will purchase the Class E-RR, Class F-RR, Class G-RR, Class NR-RR and Class Z certificates and, on the closing date, Argentic Securities Income USA LLC or an affiliate is expected to be the initial directing certificateholder with respect to each mortgage loan (other than any non-serviced mortgage loan, any applicable excluded loan and the 111 West Jackson mortgage loan).

With respect to the serviced AB whole loan identified as 111 West Jackson on Annex A-1, the holder of the related junior subordinate companion loan will be the initial “directing holder” in respect of the related whole loan, and will be entitled to certain consent and consultation rights under the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan”.

With respect to the servicing shift whole loan identified as Melbourne Hotel Portfolio on Annex A-1, the holder of the related controlling companion loan will be the related directing holder,

and will be entitled to certain consent and consultation rights with respect to the related servicing shift whole loan under the related intercreditor agreement. From and after the related servicing shift securitization date, the directing holder of the related servicing shift whole loan is expected to be the directing certificateholder (or its equivalent) under the related servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loans. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

The entity identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing holder (or the equivalent) under the trust and servicing agreement or the pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—The Directing Holder” and “—Servicing of the Non-Serviced Mortgage Loans”.

Holder of a Subordinate

Companion Loan	Three (3) mortgage loans identified on Annex A-1 as One State Street, Yorkshire & Lexington Towers and 111 West Jackson on Annex A-1, representing approximately 8.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are comprised of (i) one or more senior pari passu notes (included in the trust) and (ii) one or more senior pari passu notes (not included in the trust) and/or one or more subordinate notes (not included in the trust).

With respect to the mortgage loan identified on Annex A-1 as 111 West Jackson, pursuant to the related intercreditor agreement, the holder of the related junior subordinate companion loan will be the initial “directing holder” in respect of such mortgage loan. The holders of the subordinate companion loans will have the right to cure certain defaults with respect to the related mortgage loan and the holders of such subordinate companion loans will have the right to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan under certain limited default circumstances. In addition, if no AB control appraisal period is continuing under the related intercreditor agreement with respect to the related subordinate companion loan, the holder of the related subordinate companion loan will have the right to approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan under certain circumstances. The holder of each related subordinate companion loan will also have the right under the related intercreditor agreement to replace the special servicer with respect to the related mortgage loan at any time that it is the most subordinate of the related subordinate companion loans with respect to which no AB control appraisal period is continuing under the related intercreditor agreement, subject to the requirements provided for in the related intercreditor agreement. As of the closing date, John Hancock Life Insurance Company (U.S.A.) is the holder of the 111 West Jackson junior subordinate companion loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan”.

Certain Affiliations and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in April 2018 (or, in the case of any mortgage loan that has its first due date after April 2018, the date that would have been its due date in April 2018 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about April 18, 2018.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in May 2018.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day, commencing in May 2018.

Record Date	With respect to any distribution date, the last business day of the month immediately preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in North Carolina, New York, Florida, Kansas, Pennsylvania, Ohio, California or any of the jurisdictions in which the respective primary servicing offices of the master servicer or special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date (without regard to grace periods) for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution

Date; Rated Final

Distribution Date	The assumed final distribution dates set forth below for each class of offered certificates have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	October 2022
Class A-2	March 2023
Class A-3	April 2025
Class A-4	November 2027
Class A-5	March 2028
Class A-SB	January 2027
Class X-A	March 2028
Class X-B	March 2028
Class A-S	March 2028
Class B	March 2028
Class C	March 2028

The rated final distribution date will be the distribution date in April 2051.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2018-CX11:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-5

●	Class A-SB

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class NR-RR, Class Z and Class R.

Certificate Balances and

Notional Amounts	Each class of offered certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Initial Certificate Balance or Notional Amount
Class A-1	$ 30,370,000
Class A-2	$ 50,930,000
Class A-3	$ 61,244,000
Class A-4	$ 158,100,000
Class A-5	$ 329,412,000
Class A-SB(1)	$ 36,952,000
Class X-A(2)	$ 745,619,000
Class X-B(2)	$ 80,994,000
Class A-S	$ 78,611,000
Class B	$ 39,306,000
Class C	$ 41,688,000

(1)	The Class A-SB certificates have a certain priority with respect to reducing the principal balance of those certificates to their planned principal balance, as described in this prospectus.

(2)	Notional amount.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class A-1	2.8883%(1)
Class A-2	3.8184%(1)
Class A-3	4.0945%(1)
Class A-4	3.7659%(1)
Class A-5	4.0331%(2)
Class A-SB	4.0339%(2)
Class X-A	0.8506%(3)
Class X-B	0.1657%(3)
Class A-S	4.2511%(2)
Class B	4.4523%(2)
Class C	4.7938%(4)

(1)	For any distribution date, the pass-through rates of the Class A-1, Class A-2, Class A-3 and Class A-4 certificates will each be a fixed per annum rate equal to the initial pass-through rate set forth opposite such class in the table above.

(2)	For any distribution date, the pass-through rates of the Class A-5, Class A-SB, Class A-S and Class B certificates will be a per annum rate equal to the lesser of (i) the initial pass-through rate for such class specified in the table above and (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months).

(3)	For any distribution date, the pass-through rate on the Class X-A certificates will be a per annum rate equal to the excess, if any, of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates weighted on the basis of their respective certificate balances immediately prior to that distribution date, as described in this prospectus. For any distribution date, the pass-through rate on the Class X-B certificates will be a per annum rate equal to the excess, if any, of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (ii) the weighted average of pass-through rates of the Class B and Class C certificates weighted on the basis of their respective certificate balances immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(4)	For any distribution date, the pass-through rate of the Class C certificates will be a per annum rate equal to the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months).

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer (or a special servicer for a non-serviced mortgage loan), any modifications resulting from a borrower’s bankruptcy or insolvency, or any increase in the interest rate of any mortgage loan with an anticipated repayment date after the related anticipated repayment date.

For purposes of calculating the pass-through rates of the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and the related serviced companion loans at the servicing fee rate equal to a per annum rate of between 0.00375% and 0.04500% (although with respect to serviced companion loans, the master servicing fee may be lower than the indicated rate).

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to a per annum rate equal to the greater of 0.25% and the per annum rate that would result in a special servicing fee of $5,000 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

The special servicer will also be entitled to a liquidation fee and a workout fee as further described under “Pooling and Servicing

Agreement—Servicing and Other Compensation and Payment of Expenses”.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The trustee/certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan (including each non-serviced mortgage loan but excluding any companion loan) and any REO loan at a per annum rate equal to 0.00740%. The trustee fee is payable by the certificate administrator as a portion of the trustee/certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and any REO loan (in each case, excluding any related companion loan) at a per annum rate equal to 0.00211%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan, but excluding any related companion loan) and any REO loan at a per annum rate equal to 0.00042%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council© as a license fee for use of its names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Mortgage Loans(1)

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate	Special Servicing Fee Rate
GNL Portfolio	0.00250%	0.25000%
One State Street	0.00125%	0.12500%
The SoCal Portfolio	0.00250%	0.25000%	(2)
Moffett Towers II – Building 2	0.00250%	0.25000%	(2)
Lehigh Valley Mall	0.00250%	0.25000%
Yorkshire & Lexington Towers	0.00250%	0.25000%	(2)
600 Vine	0.00250%	0.25000%	(2)
Garden Multifamily Portfolio	0.00250%	0.25000%

(1)	Does not reflect the Melbourne Hotel Portfolio mortgage loan. After the securitization of the related controlling companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(2)	The special servicing fee rate is the greater of (i) 0.25000% per annum, (ii) the rate that would result in a special servicing fee of $3,500 per month or (iii) if the related risk retention consultation party is entitled to consult with the special servicer, $5,000 per month.

Distributions

A. Amount and Order of

Distributions On	each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer, (ii) any yield maintenance charges and prepayment premiums and (iii) any excess interest, will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, to the extent of funds allocated to principal and available for distribution, in reduction of the then-outstanding certificate balances of those classes, in the following priority:

(A)	to principal on the Class A-SB certificates until their certificate balance has been reduced to the A-SB scheduled principal balance set forth on Annex E for the relevant distribution date;

(B)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero;

(C)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero;

(D)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero;

(E)	to principal on the Class A-4 certificates until their certificate balance has been reduced to zero;

(F)	to principal on the Class A-5 certificates until their certificate balance has been reduced to zero; and

(G)	to principal on the Class A-SB certificates until their certificate balance has been reduced to zero;

provided that, if the certificate balances of each class of certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates) having an initial principal balance have been reduced to zero, funds available for distributions of principal will be distributed to the

Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, based on their respective certificate balances;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed losses on the mortgage loans previously allocated to each such class; plus interest on that amount at the pass-through rate for such class;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates, together with interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates, together with interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates, together with interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-D, Class R and Class Z certificates), in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class Z and Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of

Losses and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates (other than excess interest that accrues on each mortgage loan that has an anticipated repayment date) on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of those certificates in ascending order (beginning with the non-offered certificates, other than the Class Z and Class R certificates) to reduce the certificate balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class R, Class Z, Class X-A, Class X-B or Class X-D certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A certificates (to the extent such losses are allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB or Class A-S certificates) and the Class X-B certificates (to the extent such losses are allocated to the Class B or Class C certificates) and the Class X-D certificates (to the extent such losses are allocated to the Class D certificates) and, therefore, the amount of interest they accrue.

*	The Class A-SB certificates will have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance as described in their prospectus.

**	Class X-A, Class X-B and Class X-D certificates are interest only.

***	Other than the Class X-D, Class Z and Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of certificates (other than the Class X-A or Class X-B certificates) will reduce the certificate balance of that class of certificates.

The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class B and Class C certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate of those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities. Shortfalls may occur as a result of:

●	the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	the application of appraisal reduction amounts to reduce interest advances;

●	extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	a modification of a mortgage loan’s interest rate or principal balance; and

●	other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates entitled to interest (other than the Class Z certificates), on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

With respect to any whole loan that is comprised of a mortgage loan, one or more subordinate companion loans and/or one or more pari passu companion loans, shortfalls in available funds resulting from any of the foregoing will result first in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related subordinate companion loan(s), and then, result in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related mortgage loan (and any pari passu companion loans, on a pro rata basis), which allocations to the related mortgage loan will in turn reduce distributions in respect of the certificates as described above. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The 111 West Jackson Whole Loan—Application of Payments”, “—The Non-Serviced AB Whole Loans—The One State Street Whole Loan—Application of Payments”, “—The Yorkshire & Lexington Towers Whole Loan—Application of Payments” and “Yield and Maturity Considerations—Yield Considerations—Losses and Shortfalls”.

F. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date to the extent actually collected and applied as interest during a collection period will be distributed to the holders of the Class Z certificates on the related distribution date as set forth in “Description of the Certificates—Distributions—

Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) and any REO loan (other than any portion of an REO loan related to a companion loan), unless, in each case, the master servicer, the trustee or the special servicer determines that the advance would be non-recoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity or outstanding on the related anticipated repayment date (as applicable) in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity.

See “Pooling and Servicing Agreement—Advances”.

B. Servicing Advances	The master servicer may be required to make advances with respect to the mortgage loans (other than any non-serviced mortgage loan) and any related companion loan that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any servicing advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a servicing advance, the master servicer will, subject to a recoverability determination, be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

None of the master servicer, special servicer or trustee will make or be permitted to make any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any subordinate companion loan under the related intercreditor agreement.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “prime rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on servicing advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be fifty-six (56) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in one hundred eighteen (118) commercial or multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $952,868,784.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the fifty-six (56) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger “whole loan”, each of which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and/or are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan” and, together with any pari passu companion loans, the “companion loans”).

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Pari Passu Companion Loans Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)	Whole Loan Cut-off Date LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
GNL Portfolio	$63,500,000	6.7%	$123,500,000	N/A	57.9%	57.9%	2.22x	2.22x
Hilton Clearwater Beach Resort & Spa	$59,938,173	6.3%	$ 72,924,777	N/A	66.8%	66.8%	1.64x	1.64x
One State Street	$49,780,000	5.2%	$ 72,220,000	$238,000,000	21.8%	64.3%	4.87x	1.51x
The SoCal Portfolio	$46,720,000	4.9%	$182,580,000	N/A	59.4%	59.4%	1.48x	1.48x
Throggs Neck Shopping Center	$45,000,000	4.7%	$ 23,500,000	N/A	62.3%	62.3%	1.37x	1.37x
Soho House Chicago	$40,000,000	4.2%	$ 22,650,000	N/A	65.9%	65.9%	1.64x	1.64x
Melbourne Hotel Portfolio	$34,000,000	3.6%	$ 23,000,000	N/A	67.9%	67.9%	1.94x	1.94x
Moffett Towers II – Building 2	$29,750,000	3.1%	$135,250,000	N/A	47.0%	47.0%	2.08x	2.08x
Lehigh Valley Mall	$27,305,651	2.9%	$171,280,902	N/A	44.6%	44.6%	2.07x	2.07x
Yorkshire & Lexington Towers	$20,000,000	2.1%	$180,000,000	$200,000,000	22.5%	44.9%	4.28x	1.68x
600 Vine	$16,797,528	1.8%	$ 35,994,702	N/A	74.4%	74.4%	1.49x	1.49x
111 West Jackson	$11,000,000	1.2%	$ 30,000,000	$64,000,000	25.2%	64.4%	4.42x	1.67x
Garden Multifamily Portfolio	$ 9,883,469	1.0%	$ 46,946,476	N/A	70.9%	70.9%	1.35x	1.35x

(1)	Calculated including the related pari passu companion loan(s), but excluding the related subordinate companion loan(s), if any.

(2)	Calculated including the related pari passu companion loan(s) and the related subordinate companion loan(s), and excluding the related mezzanine loan(s), if any.

Each of the Hilton Clearwater Beach Resort & Spa whole loan, the Soho House Chicago whole loan, the Throggs Neck Shopping Center whole loan and the 111 West Jackson whole loan will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and are each referred to in this prospectus as a “serviced whole loan”, and any related companion loan is referred to in this prospectus as a “serviced companion loan”.

The Melbourne Hotel Portfolio whole loan, a “servicing shift whole loan”, will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (a “servicing shift securitization date”), it is anticipated that the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related pooling and servicing agreement entered into in connection with such securitization (a “servicing shift pooling and servicing agreement”). Prior to the related servicing shift securitization date, the related servicing shift whole loan will be a “serviced whole loan”. On and after the related servicing shift securitization date, the related servicing shift whole loan will be a “non-serviced whole loan”.

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will be serviced under a separate pooling and servicing agreement or trust and servicing agreement, as applicable, as identified below and entered into in connection with the securitization of one or more related companion loan(s). Each such whole loan is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and any related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Loan Name	Lead Trust/Pooling and Servicing Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Certificate Administrator and Custodian	Operating Advisor/Trust Advisor	Directing Holder(2)
GNL Portfolio	CSAIL 2017-CX10	6.7%	KeyBank National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Eightfold Real Estate Capital Fund V, L.P. (or its affiliate)

One State Street	NCMS 2018-OSS	5.2%	KeyBank National Association	KeyBank National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	Paramount Group Fund VIII One State Street LP

The SoCal Portfolio	CGCMT 2018-B2	4.9%	Midland Loan Services, a Division of PNC Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association	Citibank, N.A.	Park Bridge Lender Services LLC	LNR Securities Holdings, LLC

Moffett Towers II – Building 2	WFCM 2018-C43	3.1%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

Lehigh Valley Mall	Benchmark 2018-B1	2.9%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Eightfold Real Estate Capital Fund V, L.P. (or its affiliate)

Yorkshire & Lexington Towers	CSAIL 2017-CX10	2.1%	KeyBank National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Eightfold Real Estate Capital Fund V, L.P. (or its affiliate)

600 Vine	CSAIL 2017-CX10	1.8%	KeyBank National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Eightfold Real Estate Capital Fund V, L.P. (or its affiliate)

Garden Multifamily Portfolio	CSAIL 2017-CX10	1.0%	KeyBank National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Eightfold Real Estate Capital Fund V, L.P. (or its affiliate)

(1)	Does not reflect the Melbourne Hotel Portfolio mortgage loan. On and after the related servicing shift securitization date, the related mortgage loan will also be a non-serviced mortgage loan and the related whole loan will be a non-serviced whole loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(2)	Or an equivalent entity.

For further information regarding the whole loans and the rights of the “directing holder” under the related intercreditor agreement, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or any preferred equity). Unless specifically indicated, no subordinate companion loans are included in the presentation of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1 and A-2).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1. All percentages of the mortgage loans and mortgaged properties, or of any specified group of mortgage loans and mortgaged properties, referred to without further description are approximate percentages of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, by cut-off date balance and/or the allocated loan amount allocated to such mortgaged properties as of the cut-off date.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$ 952,868,784
Number of Mortgage Loans	56
Number of Mortgaged Properties	118
Number of Crossed Loans	0
Crossed Loans as a Percentage	0.0%
Range of Cut-off Date Balances	$ 1,050,000 - $ 63,500,000
Average Cut-off Date Balance	$17,015,514
Range of Mortgage Rates(2)	2.7400% - 6.2000%
Weighted Average Mortgage Rate(2)	4.8102%
Range of Original Terms to Maturity(3)	60 months to 120 months
Weighted Average Original Term to Maturity(3)	114 months
Range of Remaining Terms to Maturity(3)	54 months to 120 months
Weighted Average Remaining Term to Maturity(3)	111 months
Range of Original Amortization Terms(4)	240 months to 360 months
Weighted Average Original Amortization Term(4)	350 months
Range of Remaining Amortization Terms(4)	235 months to 360 months
Weighted Average Remaining Amortization Term(4)	348 months
Range of Cut-off Date LTV Ratios(2)(5)	21.8% - 75.4%
Weighted Average Cut-off Date LTV Ratio(2)(5)	58.1%
Range of LTV Ratios as of the Maturity Date/ARD(2)(3)(5)	21.8% - 73.8%
Weighted Average LTV Ratio as of the Maturity Date/ARD(2)(3)(5)	52.9%
Range of UW NCF DSCRs(2)(6)	1.20x – 4.87x
Weighted Average UW NCF DSCR(2)(6)	2.03x
Range of UW NOI Debt Yields(2)	7.0% - 31.4%
Weighted Average UW NOI Debt Yield(2)	12.1%
Percentage of Initial Pool Balance consisting of:
Interest-only	42.6%
Balloon	32.0%
IO - Balloon	22.5%
Interest-only, ARD	1.8%
Balloon, ARD	1.1%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to each mortgage loan that is part of a whole loan, any related pari passu companion loan is included for purposes of calculating the Mortgage Rate, Cut-off Date LTV Ratio, LTV Ratio as of the Maturity Date/ARD, UW NCF DSCR and UW NOI Debt Yield. With respect to any whole loan that has one or more subordinate companion loans, the Mortgage Rate, Cut-off Date LTV Ratio, LTV Ratio as of the Maturity Date/ARD, UW NCF DSCR and UW NOI Debt Yield presented with respect to the related mortgage loan is calculated without regard to the respective subordinate companion loan(s), unless otherwise indicated. Other than as specifically noted, the Mortgage Rate, Cut-off Date LTV Ratio, LTV Ratio as of the Maturity Date/ARD, UW NCF DSCR and UW NOI Debt Yield information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness.

(3)	With respect to the two (2) mortgage loans secured by the mortgaged properties identified on Annex A-1 as Signet Jewelers Expansion and GED Integrated Solutions, representing approximately 2.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the related anticipated repayment date is deemed to be the maturity date.

(4)	Excludes twenty (20) mortgage loans representing approximately 44.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, that are interest-only for the entire term to maturity or anticipated repayment date, as applicable. In the case of the mortgage loan secured by the mortgaged property identified on Annex A-1 as 600 Vine, representing approximately 1.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the loan will amortize based on the assumed principal payment schedule set forth on Annex F.

(5)	In certain cases the Cut-off Date LTV Ratio and the LTV Ratio as of the Maturity Date/ARD were calculated based upon a valuation other than an “as-is” value of the related mortgaged property. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(6)	For each partial interest-only loan, the debt service coverage ratio was calculated based on the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. In the case of the mortgage loan secured by the mortgaged property identified on Annex A-1 as 600 Vine, representing approximately 1.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the loan will amortize based on the assumed principal payment schedule set forth on Annex F, and the debt service coverage ratio was calculated based on the aggregate of the twelve-month debt service payment commencing October 2026. Based on the aggregate of the twelve-month debt service payment commencing May 2018, the UW NCF DSCR is 2.05x and based on the average debt service over the remaining term of the loan, the UW NCF DSCR is 1.61x.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, other than as described below, none of the mortgage loans were modified due to a delinquency, nor were any of the mortgage loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the mortgage loan.

With respect to the mortgage loan identified on Annex A-1 as Green Oak Village Place, representing approximately 3.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, C-III Commercial Mortgage LLC initiated foreclosure proceedings at the mortgaged property in October 2014, and subsequently entered into a loan modification. The current mortgage loan has effectively completed a discounted payoff of the prior mortgage loan in the amount of $29,271,560, which such amount equates to 43.4% of the original initial principal balance of the prior loan.

With respect to the mortgage loan identified on Annex A-1 as 1800-1836 West Lake Avenue, representing approximately 0.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the mortgaged property was acquired at the closing of the mortgage loan out of foreclosure.

With respect to the mortgage loan identified on Annex A-1 as Quality Inn O’Hare, representing approximately 0.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, in December 2017, the related mortgage loan seller, borrower and guarantor entered into a loan modification which involved a partial pay off by the borrower in the amount of $750,000 and an effective discounted payoff in the amount of $1,000,000.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on

Limited Operating Histories	With respect to twelve (12) of the mortgage loans secured or partially secured by the mortgaged properties, identified on Annex A-1 as GNL Portfolio – FedEx Ground Package System,

Inc. (WV), Quarry Place at Tuckahoe, Moffett Towers II – Building 2, 6-8 West 28th Street, Yorkshire & Lexington Towers – Yorkshire Tower, Yorkshire & Lexington Towers – Lexington Tower, Signet Jewelers Expansion, 1313-1317 14th Street, Port Place Shoppes, GED Integrated Solutions, La Quinta Dallas Grand Prairie, Story Hill Apartments and Burger King Philadelphia, representing approximately 20.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (by allocated loan amount), such mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property and/or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Other than as described below, none of the mortgage loans were originated with variances from the respective originators’ underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers” with respect to the related third party materials requirements.

With respect to the mortgage loan secured by the portfolio of mortgaged properties identified on Annex A-1 as The SoCal Portfolio, representing approximately 4.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the related whole loan was co-originated by Barclays Bank PLC and Citi Real Estate Funding Inc. with an exception to Barclays Bank PLC’s underwriting guidelines and/or typical underwriting procedures. Two of the mortgaged properties in the portfolio, identified as Cityview Plaza and Anaheim Stadium Industrial, have ground leases that expire less than 20 years beyond the stated maturity of the related mortgage loan, which is a variance from Barclays Bank PLC’s underwriting guidelines.

See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”, “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes”, “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”, “—BSPRT Finance, LLC—BSPRT’s Underwriting Standards”, “—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”

and “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For purposes of the U.S. credit risk retention requirements, Argentic Real Estate Finance LLC will act as the “retaining sponsor” and is expected to satisfy its risk retention requirement through the purchase by its “majority-owned affiliate” (as defined in the U.S. credit risk retention rules), which is expected to be Argentic Securities Holdings Cayman Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “retaining party”), of an “eligible horizontal residual interest” comprised of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates (the “HRR certificates”).

While Argentic Real Estate Finance LLC will initially satisfy its risk retention requirements through the purchase by the retaining party of the HRR certificates, the retaining sponsor is permitted under the credit risk retention rules under certain circumstances to transfer the HRR certificates to a “third party purchaser” (as defined in the credit risk retention rules) at any time after April 18, 2023. Any such transfer will be subject to the satisfaction of all applicable provisions under the credit risk retention rules.

For additional information, see “Credit Risk Retention”.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU risk retention and due diligence requirements, or to take any other action which may be required by EEA-regulated investors for the purposes of compliance with the EU risk retention and due diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg Financial Markets, L.P., CMBS.com, Inc., Thomson Reuters Corporation, Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, BlackRock Financial Management, Inc. and RealINSIGHT;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date (solely for the purposes of this calculation, if such right is being exercised after April 2028 and either or both of the Signet Jewelers Expansion mortgage loan or the GED Integrated Solutions mortgage loan is still an asset of the issuing entity, then any such mortgage loan will be excluded from the then-aggregate principal balance of the pool of mortgage loans and from the aggregate principal balance of the mortgage loans as of the cut-off date), certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (including all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class Z and Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class

A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class Z and Class R certificates) and (iii) the master servicer consents to the exchange as specified under the pooling and servicing agreement.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
   Substitutions of Mortgage

Loans; Loss of Value Payment	Under certain circumstances, the related mortgage loan seller (or Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC) may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of an uncured document defect or an uncured breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holders (as a collective whole as if such certificateholders constituted a single lender and, with respect to a whole loan with a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If a non-serviced mortgage loan with one or more related pari passu companion loans becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing thereof determines to sell such pari passu companion loan(s), then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s) and, with respect to each of the One State Street whole loan, the Yorkshire & Lexington Towers whole loan, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and collectively the “Trust REMICs”) for federal income tax purposes.

In addition, the portions of the issuing entity consisting of the excess interest accrued on the mortgage loan with an anticipated repayment date will be treated as a grantor trust for federal income tax purposes (the “Grantor Trust”). The Class Z certificates will represent beneficial ownership of the Grantor Trust.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will represent beneficial ownership of a class of REMIC “regular interests” as further described in “Material Federal Income Tax Considerations”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class X-A and Class X-B certificates will be issued with original issue discount and that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

RISK FACTORS

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS

The real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), as well as global financial markets and the economy generally, recently experienced significant dislocations, illiquidity and volatility, and thus affected the values of CMBS. Declines in real estate values, coupled with diminished availability of leverage and/or refinancings for commercial real estate resulted in increased delinquencies and defaults on commercial mortgage loans. In addition, the downturn in the general economy affected the financial strength of many commercial real estate tenants and resulted in increased rent delinquencies and decreased occupancy.

Any future economic downturn may lead to decreased occupancies, decreased rents or other declines in income from, or the value of, commercial real estate, which would likely have an adverse effect on the value and/or liquidity of CMBS that are backed by loans secured by such commercial real estate. We cannot assure you that the CMBS market will not be adversely affected by these factors. Even if the CMBS market is not affected by these factors, the mortgaged properties securing the mortgage loans and, therefore, the mortgage loans and the related certificates, may nevertheless decline in value. Any economic downturn may adversely affect the financial resources under commercial mortgage loans and may result in an inability of CMBS borrowers to make interest and principal payments on, or refinance, their outstanding debt when due or to sell their mortgaged properties for an amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

In addition to credit factors directly affecting CMBS, the markets for other asset-backed securities and structured products may also affect CMBS. Therefore, even if CMBS are performing as anticipated, the value of CMBS in the secondary market may nevertheless decline as a result of a deterioration in general market conditions for other asset backed securities or structured products. Trading activity associated with CMBS indices may also drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of CMBS.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or an anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, any guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur, with respect to any residential cooperative properties, the discretion afforded to the cooperative board of directors to establish maintenance charges payable by tenant-shareholders; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. In addition, tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may currently be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels. See “Description of the Mortgage Pool—Tenant Issues”.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or such affiliate could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “—Hotel Properties Have Special Risks” and “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose” and “—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty occurs within a specified period of the lease expiration date,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark, terminate their leases or otherwise cease to occupy their space, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and

●	office space used as a lab and/or for research and development may (a) require a unique layout that may make re-tenanting to new office tenants more expensive and (b) rely on funds for research and development from government and/or private sources of funding, which sources may become unavailable. These factors, among others, may adversely affect the cash flow generating monthly payments for the mortgage loan.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short-term basis. Short-term space users may be more impacted by economic fluctuations compared to traditional long-term office leases, which has the potential to impact operating profitability of the office tenant offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room or reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hotel property manager may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor, licensor and/or hotel property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers”, “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting the business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below and “Description of the Mortgage Pool—Tenant Issues—Lease Expirations”.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties” and “—Mortgage Pool Characteristics—Specialty Use Concentrations”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age or income of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses;

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates; and

●	minimum existing rent requirements that may reduce the number of units that can be converted to market rents.

Moreover, ongoing litigation concerning the status of rent stabilized properties may adversely affect existing market rent units and a borrower’s ability to convert rent-stabilized units to market rent units in the future and may give rise to liability in connection with previously converted units. For example, the New York State Appellate Division, in Altman v. 285 West Fourth (1st Dept., 2015) held that in order to effectuate vacancy luxury deregulation, the legal rent had to be above the statutory deregulation threshold at the time the outgoing tenant vacated and the fact that the legal rent was above the statutory threshold at the time the incoming tenant moved in was not relevant. The Altman case is currently on appeal and scheduled to be heard by the New York Court of Appeals. In addition, the Rent Act of 2015, effective June 15, 2015, also provides that certain thresholds had to have been met at the time the outgoing tenant vacated. The mortgage loan secured by the portfolio of mortgaged properties identified on Annex A-1 as Yorkshire & Lexington Towers includes both rent stabilized units and market rent units. No assurances can be made as to the impact of the Altman decision (if upheld on appeal) or the Rent Act of 2015 on the existing market rent units at the Yorkshire & Lexington Towers mortgaged properties or the ability of the rent stabilized units at the Yorkshire & Lexington Towers mortgaged properties to convert to market rent units in the future.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings and the land under any such building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

●	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

●	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

●	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Industrial and Logistics Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	the quality of tenants;

●	reduced demand for industrial and logistics space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Concerns about the quality of tenants, particularly major tenants, are similar in both office properties and industrial or logistics properties, although industrial or logistics properties may be more frequently dependent on a single or a few tenants.

Industrial properties may be adversely affected by reduced demand for industrial and logistics space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial, logistics or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial and logistics properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial and logistics purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial and logistics property. Site characteristics that are generally desirable to a warehouse/industrial/logistics property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial and logistics properties, any vacant industrial and logistics property space may not be easily converted to other uses. Thus, if the operation of any of the industrial and logistics properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial and logistics property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial and logistics property were readily adaptable to other uses.

Location is also important because an industrial and logistics property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial and logistics properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses. See “—Cold Storage Properties Have Special Risks” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Mixed Use Properties Have Special Risks

Certain properties have more than one property subtype. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, —“Industrial and Logistics Properties Have Special Risks”; “—Data Center Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

With respect to the Soho House Chicago mortgage loan, the single tenant in occupancy at the mortgaged property operates a private social club that includes restaurants, hotel rooms, a spa, a gym, a barbershop and a cinema room. Private social clubs are particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, which may, in turn, cause the tenant to experience financial difficulties, and thus harming operations and resulting in lease default. See Annex A-2 for additional information with respect to the Soho House Chicago mortgage loan and see also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases”.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Data Center Properties Have Special Risks

The primary function of a data center is to provide a secure location for back-up data storage. Data centers are subject to similar risks as office buildings. The value of a data center will be affected by its telecommunications capacity, availability of sufficient power, and availability of support systems including environmental, temperature and hazard risk control, physical security, and redundant backup systems. As data centers contain sensitive and highly costly equipment and connections, they are subject to heightened risk in the event of fire, natural disaster or terrorism. In addition, data centers can be the subject of build-to-suit construction to specific user requirements. As such, if the lease with a data center user is terminated for any reason, the cost and time to adapt the space to other users may be considerable. Further, data center properties may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or if the leased spaces were to become vacant, for any reason. See “—Office Properties Have Special Risks”, “—Some Mortgaged Properties

May Not Be Readily Convertible to Alternative Uses” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to mortgaged properties consisting of condominium units will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon collateral consisting of condominium units described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

A condominium regime can also be established with respect to land, as an alternative to land subdivision in those jurisdictions where it is so permitted. In such circumstances, the condominium board’s responsibilities are typically limited to matters such as landscaping and maintenance of common areas, including private roadways, while individual unit owners have responsibility for the buildings constructed on their respective land units. Likewise, in land condominium regimes, individual unit owners would typically have responsibility for property insurance, although the condominium board might maintain liability insurance for the common areas. Accordingly, while some attributes of a building condominium form are shared by a land condominium, the latter would have a more limited scope of board responsibilities and shared costs.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables titled “Remaining Term to Maturity/ARD in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated cut-off date loan amount) are office, hotel, retail, multifamily, industrial and mixed used properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated cut-off date loan amount) are located in New York, Florida, California, Illinois, Ohio, Pennsylvania, Texas and New Jersey. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property or, alternatively, it could direct leasing activity in ways that are adverse to a mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes—Third Party Reports”, “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”, “—BSPRT Finance, LLC—BSPRT’s Underwriting Standards”,

“—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes” and “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undertake future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers or guests, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation.

See also Annex A-2 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the fifteen (15) largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage, or certain properties may be entirely comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to terminate such leases upon various contingencies, which may include if there are specified reductions in gross receipts, or specified income targets are not met, if certain subleases of such parking properties are terminated or reduced, or upon a specified amount of capital expenditures to such properties being required in order to comply with applicable law, or other adverse events. There can be no assurance that the operating lessee of a parking property will not terminate its lease upon such an event.

Mortgaged properties may have other specialty use tenants, such as retail bank branches, medical and dental offices, lab space, gas stations, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofit the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See also representation and warranty no. 26 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 in Annex D-1 and any exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Risks Relating to Inspections of Properties

In general, licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole or significant tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

On March 23, 2018, the President signed legislation passed by both houses of Congress that extended the National Flood Insurance Program’s authorization from March 23, 2018 through July 31, 2018. It previously had been set to expire March 23, 2018. Congress must now reauthorize the National Flood Insurance Program. We cannot assure you if or when the program will be reauthorized. If the program is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 18 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 82% in 2018 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $160 million in 2018 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See representation and warranty no. 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues” and “—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs.

Additionally, the risks related to blanket or self-insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, and some or all of the related mortgaged properties are covered under the same self-insurance or blanket insurance policy, which may also cover other properties owned by affiliates of such borrowers.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” and representation and warranty nos. 8 and 14 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, rent steps, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” below, “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Mortgage Pool Characteristics—Mortgaged Properties with Limited Prior Operating History”.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases or a lease amendment expanding the leased space but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and each sponsor’s description of its underwriting criteria. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes”, “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”, “—BSPRT Finance, LLC—BSPRT’s Underwriting Standards”, “—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes” and “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy and/or begun paying rent or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, an appraisal may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Appraised Value”, reflects only the “as-is” value (or, in certain cases, may reflect the other than “as-is” values as a result of the satisfaction of the related conditions or assumptions) unless otherwise specified, which values may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values shown in this prospectus, we cannot assure you that any values other than “as-is” will be the value of the related mortgaged property at the indicated stabilization date (if applicable), or at maturity or the anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes”, “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”, “—BSPRT Finance, LLC—BSPRT’s Underwriting Standards”, “—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes” and “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

Seasoned Mortgage Loans Present Additional Risk of Repayment

Certain of the mortgage loans are seasoned mortgage loans. For example, with respect to the mortgage loans identified on Annex A-1 as Shoppes at College Hills and Quality Inn O’Hare, collectively representing approximately 1.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the related mortgage loans were originated between 14 and 15 months prior to the cut-off date. There are a number of risks associated with seasoned mortgage loans that are not present, or are present to a lesser degree, with more recently originated mortgage loans. For example:

●	property values and surrounding areas have likely changed since the origination standards at the time the mortgage loans were originated may have been different than current origination standards;

●	the business circumstances and financial condition of the related borrowers and tenants may have changed since the mortgage loans were originated;

●	the environmental circumstances at the mortgaged properties may have changed since the mortgage loans were originated;

●	the physical condition of the mortgaged properties or improvements may have changed since origination; and

●	the circumstances of the mortgaged properties, the borrower and the tenants may have changed in other respects since the mortgage loans were originated.

In addition, any seasoned mortgage loan may not satisfy all of the sponsor’s underwriting standards. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. See also representation and warranty nos. 12, 42 and 44 in Annex D-1 and any exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common, as applicable, will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common”.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability to Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan

Purpose”, “—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations”, “—Loan Purpose” and “—Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty nos. 41 and 42 in Annex D-1 and any exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to a serviced whole loan and any non-serviced mortgage loan are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or on the related anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common”.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated cut-off date loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

The borrowers under certain of the mortgage loans secured by multiple mortgaged properties may be permitted, subject to the satisfaction of certain conditions, to obtain the release of one or more mortgaged properties from the lien of the mortgage and substitute other properties as collateral. A substitute property generally is required to meet certain criteria under the related loan documents. However, notwithstanding the substitution criteria, a substitute mortgaged property may have different characteristics from those of the replaced mortgaged property. We cannot assure you that a substitute mortgaged property will perform in the same manner as the replaced mortgaged property and that a substitution will not adversely affect the performance of the mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. For example, Florida statutes render any prohibition on a property owners’ ability to obtain property-assessed clean energy (“PACE”) financing unenforceable.  Consequently, we cannot assure you that borrowers owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents given that such restrictions are not enforceable in Florida. See also “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class Z certificates, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or on the related anticipated repayment date.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or pay the outstanding principal balance at any anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or at the anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect a borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify any non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 36 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Relating to Shari’ah Compliant Loans

Certain of the mortgage loans may be structured to comply with Islamic law (Shari’ah). The related borrower holds the fee interest in the mortgaged property and is owned by a U.S. division of the borrower sponsor. The related borrower has master leased the related mortgaged property to a master lessee, which is indirectly owned in part by certain investors of the Islamic faith. The rent payable pursuant to the applicable master lease is intended to cover the debt service payments required under the related mortgage loan, as well as reserve payments and any other sums due under the mortgage loan. By its terms, the master lease is expressly subordinate to the related mortgage loan.

There is a risk that in a bankruptcy case of a master lessee, the master lease could be recharacterized as a financing lease in connection with an acquisition of the mortgaged property by the master lessee. If such recharacterization occurred, the master lessee could be deemed to own the fee interest in the related mortgaged property and the master lease would be viewed as a loan. In Shari’ah compliant mortgage loans, the master lessee typically does not grant a leasehold mortgage to the lender. Therefore, there is a risk that if the master lease were recharacterized as a financing lease, the lender could lose its mortgage on the property. To mitigate the effect of such recharacterization, (i) each master lessee has been formed and is obligated to continue as a single purpose entity, (ii) a bankruptcy by a master lessee is a “bad act” that would trigger guarantor liability under the recourse carveout guaranty for the related mortgage loan or master lease, (iii) the master lease is expressly subordinate to the related mortgage loan, and (iv) title insurance was obtained insuring that the related borrower is the fee owner of the related mortgaged property. See “Description of the Mortgage Pool—Shari’ah Compliant Loan”.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Column Financial, Inc., one of the sponsors and originators, and of Credit Suisse Securities (USA) LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loan related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loan or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loan, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loan or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization, and they may have other financing arrangements with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, including, without limitation, making loans or having other financing arrangements secured by indirect ownership interests in the mortgage loan borrowers not otherwise prohibited by the terms of the mortgage loan documents. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Moreover, an affiliate of Argentic Real Estate Finance LLC is expected to be appointed as the initial directing certificateholder. See “—Potential Conflicts of Interest of the Directing Holder and the Companion Holders” below.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

Each of these relationships may create a conflict of interest. For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers

The servicing of the Melbourne Hotel Portfolio whole loan, a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the related servicing shift securitization date. At that time, the servicing and administration of the related servicing shift whole loan will shift to the master servicer and special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of such securitization nor the identity of such servicing shift master servicer or servicing shift special servicer has been determined. In addition, the provisions of the related servicing shift pooling and servicing agreement have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of either servicing shift master servicer or servicing shift special servicer, nor will they have any assurance as to the particular terms of any such servicing shift pooling and servicing agreement except to the extent of compliance with certain requirements set forth in the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of either servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling companion loan or the controlling party in the related securitization of such controlling companion loan or such other party specified in the related intercreditor agreement may have rights similar to, or more expansive than, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Serviced AB Whole Loan”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) may not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities may have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. There can be no assurance that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Credit Suisse Securities (USA) LLC, one of the underwriters, is an affiliate of the depositor and of Column Financial, Inc., a sponsor, a mortgage loan seller, an originator, a warehouse lender to certain other sponsors (or their respective affiliates) and the current holder of one or more Hilton Clearwater Beach Resort & Spa companion loans.

One of the Underwriter Entities, Natixis Securities Americas LLC, together with its affiliates, is playing several roles in this transaction. Natixis Securities Americas LLC, is an affiliate of the Natixis Real Estate Capital LLC, a sponsor, an originator, a mortgage loan seller and the holder of one or more of the Soho House Chicago companion loans, the Throggs Neck Shopping Center companion loans and the Melbourne Hotel Portfolio companion loans.

One of the Underwriter Entities, Barclays Capital Inc., together with its affiliates, is playing several roles in this transaction. Barclays Capital Inc., is an affiliate of Barclays Bank PLC, a sponsor, an originator and a mortgage loan seller.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan provides that such non-serviced whole loans are required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, each special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a serviced mortgage loan or serviced whole loan (referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer with respect to that mortgage loan and, if no control termination event is continuing under the pooling and servicing agreement, the directing holder (or, if the directing holder is the directing certificateholder, the holder of the majority of the controlling class) will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of offered certificates than to the Series 2018-CX11 non-offered certificates, any companion loan holder or the holder of any serviced companion loan securities. In addition, in some cases, the master servicer or special servicer or their respective affiliates may be the holder of a mezzanine or subordinate loan related to a mortgage loan in the mortgage pool. Any such interest in a mezzanine or subordinate loan may result in economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. In any such instance, neither the master servicer nor the special servicer will have any obligation to take, refrain from taking or cease taking any action with respect to any existing or future mezzanine or subordinate loans based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced pari passu companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

It is expected that Argentic Securities Income USA LLC (or an affiliate thereof) will be the initial directing certificateholder and, as such, will be the directing holder (other than with respect to any non-serviced mortgage loan, any servicing shift whole loan, any applicable excluded loan and the 111 West Jackson mortgage loan, other than during a control appraisal period with respect to both of the related subordinate companion loans). LNR Partners, LLC was appointed by Argentic Securities Income USA LLC to act as the special servicer.

Although the master servicer and the special servicer will be required to diligently service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or the special servicer is, or is affiliated with, a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

LNR Partners, LLC is expected to act as the special servicer, and it or an affiliate assisted Argentic Securities Holdings Cayman Limited and/or one of its affiliates with its due diligence of the mortgage loans prior to the closing date. In addition, LNR is (i) expected to be the special servicer under the CGCMT 2018-B2 pooling and servicing agreement, which governs the servicing and administration of

The SoCal Portfolio whole loan and (ii) an affiliate of LNR is expected to be the directing certificateholder under that pooling and servicing agreement.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

See also “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than any non-serviced mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing holder, collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing holder, collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or financial dealings with any of the parties to this transaction, a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders

It is expected that Argentic Securities Income USA LLC (or an affiliate thereof) will be the initial directing certificateholder and, as such, will be the directing holder (other than with respect to any non-serviced mortgage loan, any applicable excluded loan, any servicing shift mortgage loan and, the 111 West Jackson mortgage loan, other than during a control appraisal period with respect to both of the related subordinate companion loans) and will be the retaining party with respect to the HRR Certificates. The special servicer may, at the direction of the directing certificateholder (if no control termination event is continuing and, with respect to the 111 West Jackson whole loan, during a related control appraisal period), take actions with respect to the specially serviced loans (other than certain excluded loans) administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders. Similarly, with respect to the 111 West Jackson whole loan, the special servicer may, at the direction of the holder of the related subordinate companion loan, while such holder is the related directing holder (i.e., while no related control appraisal period is continuing) take actions with respect to the related whole loan that could adversely affect the holders of some or all of the classes of certificates.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing holder (if no control termination event is continuing and other than with respect to any applicable excluded loan, any non-serviced whole loan and any servicing shift whole loan) or the directing holder (which term as used in this prospectus will include any equivalent entity or any representative thereof) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan may direct the special servicer or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—General” for the identity of the controlling noteholder and initial directing holder for each non-serviced whole loan.

The special servicer, upon consultation with a serviced pari passu companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced pari passu companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced pari passu companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and while no control termination event is continuing (other than with respect to any non-serviced mortgage loans, any applicable excluded loans and the 111 West Jackson mortgage loan, other than during a control appraisal period with respect to both of the related subordinate companion loans) (or, in the case of the servicing shift mortgage loan, prior to the applicable servicing shift securitization date, by the holder of such companion loan at any time, for cause or without cause). See “Pooling and Servicing Agreement—The Directing Holder” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to a servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer may be replaced by the holder of the related controlling companion loan at any time, for cause or without cause.

Similarly, the applicable controlling noteholder or directing certificateholder related to the securitization trust indicated in the chart under “Description of the Mortgage Pool—The Whole Loans—General” as the directing holder has certain consent and/or consultation rights with respect to the non-serviced mortgage loan under the trust and servicing agreement or pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a non-serviced companion loan holder (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder for cause at any time and without cause for so long as a control termination event (or its equivalent) does not exist (and other than in respect of any excluded loan with respect to the directing certificateholder or the holder of the majority of the controlling class). See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

With respect to the 111 West Jackson whole loan, the holder of each of the related subordinate companion loans will have certain rights with respect to the related whole loan if it is the most subordinate of the related subordinate companion loans with respect to which no AB control appraisal period is continuing under the related intercreditor agreement, including the right, under certain conditions, to consent to various modifications and waivers or other matters affecting the related whole loan and certain actions and amendments to the mortgage loan documents proposed by the special servicer under the pooling and servicing agreement for this securitization. In addition, the holder of the related subordinate companion loans with respect to the 111 West Jackson whole loan will have the right to purchase the related mortgage loan if such mortgage loan is in default. Additionally, with respect to the most subordinate of the related subordinate companion loans for which no AB control appraisal period is continuing under the related intercreditor agreement, the holder of such subordinate companion loan will also have the right under, and subject to the requirements of the related intercreditor agreement to replace the special servicer with respect to such whole loan. See “Description of the Mortgage Pool—

The Whole Loans—The Serviced AB Whole Loan”. In exercising those rights, no holder of a subordinate companion loan has any obligation to consider the interests of, or impact of the exercise of such rights upon, the trust or the certificateholders.

The directing holder and its affiliates (and a controlling noteholder under an intercreditor agreement with respect to, or the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of, a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing holder (or equivalent entity) or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing holder or (if the directing holder is the directing certificateholder) the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan”), the directing holder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing holder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing holder or a controlling class certificateholder, as applicable, the directing holder or such controlling class certificateholder, as applicable, will not be given access to certain “excluded information” solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing holder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. Each of these relationships may create a conflict of interest.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing holder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holder may advise the special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

The purchase option that each of the holders of the 111 West Jackson subordinate companion loans holds pursuant to the related intercreditor agreement generally permits such holder to purchase the related defaulted whole loan as described in “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—The 111 West Jackson Place Whole Loan—Purchase Option”. In addition, such holder’s right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E-RR, Class F-RR, Class G-RR, Class NR-RR and Class Z certificates, which is referred to in this prospectus as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Holder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any related claims against such buyers in respect of such actions.

The b-piece buyer, or an affiliate, will constitute the initial directing certificateholder with respect to the mortgage loans and, as such, will be the initial directing holder (other than with respect to any non-serviced mortgage loan, any applicable excluded loan and, the 111 West Jackson mortgage loan, other than during a control appraisal period with respect to both of the related subordinate companion loans). The directing holder will have certain rights to direct and consult with the special servicer. In addition, the directing holder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the pooling and servicing agreements and trust and servicing agreements governing the servicing of such non-serviced whole loans and the related intercreditor agreements. See “Pooling and Servicing Agreement—The Directing Holder”.

Because the incentives and actions of the b-piece buyers may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing holder (or an equivalent entity) exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing holder (or an equivalent entity), or, with respect to any servicing shift whole loan prior to the servicing shift securitization date, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012. Subject to certain exceptions, banking entities are required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the related mortgage loan or sell the related mortgaged property on such mortgage loan’s maturity date. We cannot assure you that a borrower will be able to generate sufficient cash from the sale or refinancing of the related mortgaged property to make the balloon payment on such mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining sponsor will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the sponsor to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

EU Risk Retention and Due Diligence Requirements

Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of EU regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings, management companies and funds regulated pursuant to the Undertakings for Collective Investments in Transferable Securities (UCITS) Directive and institutions for occupational retirement provision. Among other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an on-going basis, a net economic interest of not less than five percent in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the offered certificates acquired by the relevant investor.

With effect from 1 January 2019, the current EU Risk Retention and Due Diligence Requirements will be replaced by those contained in the Securitization Regulation (Regulation (EU) 2017/2402) (the “Securitization Regulation”). Investors should be aware that there are material differences between the current EU Risk Retention and Due Diligence Requirements and those in the Securitization Regulation. The Securitization Regulation will, amongst other things, apply also to (a) undertakings for collective investment in transferrable securities regulated pursuant to Directive (EU) 2009/65/EC and the management companies thereof (together, “UCITS”), and (b) institutions for occupational retirement provision falling within the scope of Directive (EU) 2016/2341 (subject to certain exceptions), and certain investment managers and authorized entities appointed by such institutions (together, “IORPs”). With regard to a securitization in respect of which the relevant securities are issued prior to 1 January 2019 (a “Pre-2019 Securitization”), as is the case with the offered certificates, affected investors will continue to be subject to the current investment restrictions and due diligence requirements (and will not be subject to the provisions of the Securitization Regulation in that respect), including on and after that date. However, the Securitization Regulation makes no express provision as to the application of any investment restrictions or due diligence requirements, whether under the current requirements or under the Securitization Regulation, to UCITS or IORPs that hold or acquire any interest in respect of a Pre-2019 Securitization; and, accordingly, it is not known what requirements (if any) may be applicable thereto. Certain aspects of the Securitization Regulation will be supplemented by regulatory technical standards that have not been published or that have only been published in draft form and are not yet final. Prospective investors are themselves responsible for monitoring and assessing changes to the EU Risk Retention and Due Diligence Requirements and their regulatory capital requirements.

None of the sponsors, the depositor or the underwriters intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence Requirements or similar requirements. Consequently, the offered certificates may not be a suitable investment for EEA-credit institutions, investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the offered certificates for investment. None of the issuing entity, the depositor, the underwriters and any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory treatment of their investment in the offered certificates on the closing date or at any time in the future.

Bail-In Rules May Affect the Liabilities of Certain Sponsors, Including their Obligations to Repurchase Mortgage Loans

Barclays Bank PLC, a sponsor, may be subject to the “bail-in” powers of national authorities in EU member states (each a “Resolution Authority”) and such sponsor’s liabilities, including the obligation to repurchase certain defective mortgage loans could, among other things, be reduced, converted or extinguished in full. Alternatively the EU Bank Recovery and Resolution Directive (2014/59/EU), collectively with secondary and implementing EU rules, and national implementing legislation (the “BRRD”) gives the power to a Resolution Authority to transfer the assets of certain relevant institutions to a third party entity.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six (6) nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three (3) of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one (1) nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, but not others, due, in part, to that engaged rating agency’s final subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus. Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

In August 2011, S&P Global Ratings downgraded the U.S. Government’s credit rating from “AAA” to “AA+”. In the event that S&P Global Ratings is engaged by the depositor and thereafter elects pursuant to the transaction documents not to review, declines to review, or otherwise waives its review of one or more proposed defeasances of mortgage loans included in the trust and for which defeasance is permitted under the related loan documents, the transaction documents would then permit the related borrower to defease any such mortgage loan without actually obtaining a rating agency confirmation from S&P Global Ratings. Subsequent to any such defeasance(s), there can be no assurance that S&P Global Ratings would not thereafter decrease the ratings, if any, which it has assigned to the certificates.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium or any of the Class X-A or Class X-B certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or any of the Class X-A or Class X-B certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A or Class X-B certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of the weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the principal balance certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the imposition of applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the master servicer or the special servicer, if any, forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the master servicer or the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties, or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or provide incentives for a borrower to repay the mortgage loan by any anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or otherwise not be repaid by any anticipated repayment date, or that the master servicer or the special servicer, if any, may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity, or to otherwise repay a mortgage loan on the related anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) or the holder of a subordinate companion loan may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and/or Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of each class of interest-only certificates indicated in the table below is based upon all or a portion of the outstanding certificate balance(s) of the related class(es) of certificates identified under the heading “Underlying Class(es)”, the yield to maturity on the indicated interest-only certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates with certificate balances.

Interest-Only Class of Certificates	Underlying Class(es)
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	Class B and Class C certificates

In particular, the Class X-A certificates (and to a lesser extent, the Class X-B certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the Class X-A and Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans after the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates are no longer outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class NR-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balances of the Class B and the Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates and, if your certificates are Class B certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class A-S and Class B certificates. See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate pooling and servicing agreement or trust and servicing agreement, as applicable), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing holder under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to the non-serviced mortgage loans, you will generally not have any right to vote or make decisions with respect to the non-serviced mortgage loans, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the non-serviced mortgage loan and the related companion loan(s), subject to the rights of the directing holder (or equivalent entity) appointed under such trust and servicing agreement or pooling and servicing agreement and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Class Z and Class R certificates will not have any voting rights.

The Rights of the Directing Holder and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any applicable excluded loans, any non-serviced mortgage loan, any servicing shift whole loan and the 111 West Jackson mortgage loan, other than during a control appraisal period with respect to both of the related subordinate companion loans) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which no class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reduction amounts and realized losses, is at least 25% of its initial certificate balance) is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which no class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is at least 25% of its initial certificate balance) occurs and is continuing, then the directing certificateholder will no longer have any consultation rights with respect to any mortgage loans. See “Pooling and Servicing Agreement—The Directing Holder”.

With respect to the 111 West Jackson whole loan, each of the holders of the related subordinate companion loans will have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and the holder of the related subordinate companion loan will have the right to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) for so long as a holder of the related subordinate companion loan is the controlling noteholder (as defined in the related intercreditor agreement), approve certain modifications and consent to certain actions to be taken with respect to the related whole loan and replace the special servicer with respect to the related whole loan. The rights of the holders of the subordinate companion loans could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loans. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan”.

These actions and decisions with respect to which the directing holder has consent or consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing holder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the controlling noteholder under an intercreditor agreement or the directing holder (or equivalent entity) of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan(s) that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to a servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of such controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions relating to the related non-serviced whole loan or the related servicing shift whole loan and in connection with a sale of a defaulted mortgage loan, and such rights will be exercised by the directing certificateholder for this transaction if no consultation termination event is continuing and by the special servicer during a consultation termination event. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the master servicer and the special servicer under the pooling and servicing agreement and the master servicer and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, or the terms of the related loan documents, it is possible that the controlling noteholder under an intercreditor agreement or the directing holder (or equivalent entity) under the related pooling and servicing agreement or trust and servicing agreement, as applicable, may direct or advise, as applicable, the special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing holder, the controlling noteholder under an intercreditor agreement and the directing certificateholder (or equivalent entity) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)      may act solely in its own interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling noteholder or the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan);

(iii)     does not have any duties to the holders of any class of certificates other than directing, in the case of the certificateholder, the controlling class (or, in the case of a non-serviced mortgage loan, the controlling noteholder or the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan);

(iv)      may take actions that favor its own interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling noteholder or the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)       will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing holder, the controlling noteholder under an intercreditor agreement or the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, for so long as the aggregate certificate balance of the HRR certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balance of the HRR certificates) is 25% or less of the initial aggregate certificate balance of the HRR certificates, (such event being referred to in this prospectus as an “operating advisor consultation event”), the operating advisor will have certain consultation rights with respect to certain matters relating to the serviced mortgage loans and the serviced whole loans. Further, the operating advisor will have the right to recommend a replacement of a special servicer at any time, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than a servicing shift whole loan) for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to each non-serviced mortgage loan, the operating advisor (if any) appointed under the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement (other than with respect to the One State Street mortgage loan and the Yorkshire & Lexington Towers mortgage loan). Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. There will be no operating advisor under the NCMS 2018-OSS trust and servicing agreement with respect to the One State Street whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause unless a control termination event is continuing and other than in respect of any applicable excluded loan as described in this prospectus. During a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reduction amounts to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding: (a) at least 66 2/3% of a quorum of the certificateholders (which is the holders of certificates (other than Class X-A, Class X-B, Class X-D, Class Z and Class R certificates) evidencing at least 75% of the voting rights for such certificates) or (b) more than 50% of the voting rights of each class of non-reduced certificates (other than any Class X-A, Class X-B, Class X-D, Class Z and Class R certificates), but only those classes of such certificates that have, in each such case, an outstanding certificate balance, as notionally reduced by any appraisal reduction amounts allocable to such class, equal to or greater than 25% of the initial certificate balance of such class of certificates, as reduced by payments of principal on such class.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of voting rights of principal balance certificates evidencing at least a majority of a quorum (which, for this purpose, is holders that (i)  evidence at least 20% of the voting rights (taking into account the application of appraisal reduction amounts to notionally reduce the respective certificate balances) of all principal balance certificates and the retained interest on an aggregate basis, and (ii) consist of at least three certificateholders, certificate owners or the retained interest owner that are not “risk retention affiliated” with each other).

The certificateholders will generally have no right to replace and terminate either the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace either master servicer, either special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders in this transaction generally will have no right to replace the master servicer or the special servicer of a trust and servicing agreement or pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace such master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such trust and servicing agreement or pooling and servicing agreement, as applicable. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a pari passu companion loan relating to a serviced whole loan will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with the companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to certain whole loans that include subordinate companion loans, the holders of the related subordinate companion loan will have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related whole loan and (ii) if no AB control appraisal period is continuing with respect to the subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan”.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of the applicable fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan, however, the directing holder (or the equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the securitization trust holding the controlling note may conflict with those of the holders of some or all of the classes of certificates, and, accordingly, the directing holder (or the equivalent) of such securitization trust may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loan. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Column Financial, Inc. in its capacity as a sponsor and solely in respect of the mortgage loans sold by it to us) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. However, Benefit Street Partners Realty Trust, Inc. will guarantee the performance of BSPRT Finance, LLC’s obligations to repurchase or replace defective mortgage loans. We cannot assure you that the sponsors or, notwithstanding the existence of any guarantee, the related guarantor, will effect such repurchases or substitutions or make such payment to compensate the issuing entity or that they will have sufficient assets to do so. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors (or Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC) may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Even if a legal action were brought successfully against the defaulting sponsor, we cannot assure you that the sponsor would, at that time, own or possess sufficient assets to make the required repurchase or to substitute any mortgage loan or make any payment to fully compensate the issuing entity for such material defect or material breach in all respects. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers.” In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced trust and servicing agreement or pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that trust and servicing agreement or pooling and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

Each sponsor has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that a sponsor has or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

Additionally, one of the sponsors, Barclays Bank PLC, may be subject to the “bail-in” powers of a Resolution Authority and such sponsor’s liabilities, including the obligation to repurchase certain defective mortgage loans could, among other things, be reduced, converted or extinguished in full. Alternatively the BRRD gives the power to a Resolution Authority to transfer the assets of certain relevant institutions to a third party entity. See “—The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans”.

See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or the special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or the special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or the special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or the special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or the special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or the special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or that the issuing entity would be entitled to terminate the master servicer or the special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer’s or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the FDIC, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company; provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the then-acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

Barclays Bank PLC, a mortgage loan seller, a sponsor and an originator, is subject to the provisions of the Insolvency Act 1986, as amended (United Kingdom Act of Parliament, 1986 ch. 45) (the “Insolvency Act”) and the Banking Act 2009, as amended (United Kingdom Act of Parliament, 2009 ch. 1) (the “Banking Act”). Under the terms of the Insolvency Act, certain transactions by an English-registered company, such as Barclays, may be challenged by an insolvency officer appointed to that company on its insolvency. Under the Banking Act, the Secretary of State, Prudential Regulation Authority, or Bank of England can apply to the court for implementation of an insolvency regime specifically for certain deposit-taking institutions. One aspect of this regime is that an insolvency officer will conduct the relevant insolvency process in such a manner as to promote protection of retail deposits held by such an institution (in combination with the United Kingdom Financial Services Compensation Scheme).

Further, under the Banking Act, specified UK authorities have extended tools to deal with the failure (or likely failure) of certain UK incorporated entities, including authorized and established entities including deposit-taking institutions and investment firms and powers to recognize and give effect to certain resolution actions in respect of the European Economic Area and third country institutions. The tools available under the Banking Act may be used in respect of relevant institutions and, in certain circumstances, their UK established banking group companies and such tools include (a) the power to issue share transfer instruments and/or orders pursuant to which there may be transferred to a commercial purchaser or a nominee of or a company wholly owned by the UK Treasury, all or some of the securities issued by a UK institution with permission to accept deposits under the FSMA (“UK Bank”) (or any UK holding company of the UK Bank). The share transfers can extend to a wide range of “securities” including shares and bonds issued by the UK Bank (or any UK holding company of the UK Bank) and warrants for such and also deferred shares or private membership rights in a building society and (b) the power to transfer all or some of the property, rights and liabilities of a UK Bank or a building society to a commercial purchaser or Bank of England entity. In certain circumstances encumbrances and trusts can be over-reached or varied. Power also exists to override any default provisions in transactions otherwise affected by these powers. Compensation may be payable in the context of share transfer instruments and/or orders and property transfer instruments. In the case of share transfers any compensation will be paid to the person who held the security immediately before the transfer, who may not be the encumbrancer. The Banking Act also includes provisions relating to two new insolvency procedures which may be commenced by specified UK authorities (bank insolvency and bank administration).

The Banking Act also vests power in the Bank of England (among other things) to override, vary or impose contractual obligations between the UK Bank (or any UK holding company of the UK Bank) and its former group undertakings (as defined in the Banking Act), for reasonable consideration, in order to enable any transferee or successor bank of the UK Bank (or any UK holding company of the UK Bank) to operate effectively. There is also power for the UK Treasury to amend the law (save for a provision made by or under the Act) by order for the purpose of enabling it to use the special resolution regime powers effectively, potentially with retrospective effect.

If an instrument or order were to be made under the Bank Act in respect of Barclays Bank PLC, such instrument or order may (among other things) affect the ability of Barclays Bank PLC to satisfy its obligations under the related mortgage loan purchase agreement and/or result in modifications to the related mortgage loan purchase agreement. As a result, the making of an instrument or order in respect of Barclays Bank PLC may affect the ability of the issuing entity to meet its obligations in respect of the certificates. While there is provision for compensation in certain circumstances under the Banking Act, there can be no assurance that certificateholders would recover compensation promptly and equal to any loss actually incurred.

As at the date of this prospectus, no order or action has been taken by the UK Treasury or the Bank of England under the Banking Act in respect of Barclays Bank PLC and there has been no indication that any such instrument or order will be made, but there can be no assurance that this will not change and/or that certificateholders will not be adversely affected by any such instrument or order if made.

An opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of Barclays’ interest in the mortgage loan by Barclays Bank PLC will constitute a true sale of such assets. Nevertheless, we cannot assure you that an interested party would not attempt to assert that such transfer was not a sale nor challenge the transaction under United Kingdom insolvency rules, nor that the transfer could not be affected by an order under the Banking Act. Even if a challenge were not successful, or if an order under the Banking Act itself was successfully challenged, resolution of such a matter could cause significant delay which may impact on payments under the certificates.

The EU Bank Recovery and Resolution Directive (2014/59/EU) (collectively with secondary and implementing EU rules, and national implementing legislation, the “BRRD”) equips national authorities in EU member states (the “Resolution Authorities”) with tools and powers for preparatory and preventive measures, early supervisory intervention and resolution of credit institutions and investment firms (collectively, “Relevant Institutions”). If a Relevant Institution enters into a mortgage loan purchase agreement with the depositor and is deemed likely to fail within the circumstances identified in the BRRD, the relevant Resolution Authority may employ such tools and powers in order to intervene in the Relevant Institution’s failure. In particular, liabilities of Relevant Institutions arising out of the mortgage loan purchase agreement (for example, liabilities requiring lenders to repurchase mortgage loans or to cure certain breaches or defects with respect to mortgage loans) and not otherwise subject to an exception, could be subject to the exercise of “bail-in” powers of the relevant Resolution Authorities (which power is just one of a number of wide powers given to Resolution Authorities for the recovery and resolution of banks and other financial institutions). If the relevant Resolution Authority decides to apply the “bail-in” tool to the liabilities of a Relevant Institution, then subject to certain exceptions set out in the BRRD, the liabilities of such Relevant Institution could, among other things, be reduced, converted to shares or other ownership interests in the Relevant Institution, its parent company or a bridge institution or extinguished in full. In addition, under the BRRD the Resolution Authority will have the power (among other tools) to transfer to a third party, rights, assets or liabilities of an institution under resolution. As a result, the depositor or the issuing entity and ultimately, the certificateholders may not be able to recover any liabilities owed by such an entity to the depositor or the issuing entity, as applicable. Further, a relevant Resolution Authority may exercise its discretions in a manner that produces different outcomes amongst institutions resolved in different EU member states. The resolution mechanisms under the BRRD correspond closely to those available to the Single Resolution Board (the “SRB”) and the European Commission under the SR Regulation (Regulation 806/2014) which applies to EU member states in the Eurozone and other member states participating in the single supervisory mechanism (the “SSM”) with the SRB taking on many of the functions assigned to national resolution authorities by the BRRD. If a member state (such as the UK) has chosen not to participate in the SSM, Relevant Institutions established in that member state are not subject to the SR Regulation, but to the BRRD as implemented in that member state. For a discussion of certain risks relating to repurchases of a mortgage loan, see “—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” above.

If Barclays Bank PLC were acting through its New York branch, and were to become the subject of an insolvency proceeding under the laws of the United Kingdom and a proceeding were initiated under Chapter 15 of the federal bankruptcy code or the New York Superintendent of Financial Services were to take possession of the New York branch, it is possible that the New York Superintendent of Financial Services, a creditor or trustee in bankruptcy of Barclays Bank PLC may argue that the sale of its interest in the mortgage loan by Barclays Bank PLC was a pledge of the receivables rather than a sale. The New York Superintendent of Financial Services, a creditor, a bankruptcy trustee or another interested party could still attempt to assert that the transfer of Barclays’ interest in the mortgage loan was not a sale. If such party’s challenge is successful, payments on the certificates would be reduced or delayed. Even if the challenge is not successful, payments on the certificates could be delayed while a court resolves the claim.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reduction amounts, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan or related companion loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or the other special servicer in the case of the non-serviced mortgage loans) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or the other special servicer in the case of the non-serviced mortgage loans) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) will be required to see such mortgaged property prior to the close of the third calendar year following the year of acquisition of such mortgaged property by the issuing entity.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions. Foreclosure property includes only the real property (ordinarily the land and structures) securing the real estate mortgage and personal property incident to such real property.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended. See “Material Federal Income Tax Considerations—Taxation of Regular Interests—Original Issue Discount” for more information relating to original issue discount.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of fifty-six (56) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date (the “Initial Pool Balance”) of approximately $952,868,784. The “Cut-off Date” means the respective due dates for such Mortgage Loans in April 2018 (or, in the case of any Mortgage Loan that has its first due date after April 2018, the date that would have been its due date in April 2018 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Thirteen (13) of the Mortgage Loans, representing approximately 47.6% of the Initial Pool Balance, are each part of a larger whole loan, which whole loan is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and/or are subordinate in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Subordinate Companion Loans”). The Pari Passu Companion Loans and the Subordinate Companion Loans are collectively referred to as the “Companion Loans” in this prospectus, and each such Mortgage Loan and any related Companion Loan is collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans and Whole Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Natixis Real Estate Capital LLC(1)	24	$393,159,057	41.3%
Column Financial, Inc.(2)	5	191,899,284	20.1
Argentic Real Estate Finance LLC	15	169,536,203	17.8
Barclays Bank PLC(3)	7	146,143,897	15.3
BSPRT Finance, LLC(4)	5	52,130,343	5.5
Total	56	$952,868,784	100.0%

(1)	One (1) Natixis Real Estate Capital LLC Mortgage Loan identified on Annex A-1 as Yorkshire & Lexington Towers, was co-originated with UBS AG. In addition, three (3) Natixis Real Estate Capital LLC Mortgage Loans identified on Annex A-1 as Starbucks Portfolio & 32330 N Harbor Drive, Sirtaj Hotel Beverly Hills and Best Western Plus Diamond Valley Inn were originated by Natixis, New York Branch, an affiliate of Natixis Real Estate Capital LLC. Such Mortgage Loans were underwritten pursuant to Natixis Real Estate Capital LLC’s underwriting guidelines.

(2)	One (1) Column Financial, Inc. Mortgage Loans identified on Annex A-1 as GNL Portfolio, was co-originated with Citi Real Estate Funding Inc. In addition, one (1) Column Financial, Inc. Mortgage Loans identified on Annex A-1 as Lehigh Valley Mall, was co-originated with JPMorgan Chase Bank, National Association and Cantor Commercial Real Estate Lending, L.P. Such Mortgage Loans were underwritten pursuant to Column Financial, Inc. underwriting guidelines.

(3)	One (1) Barclays Bank PLC Mortgage Loan identified on Annex A-1 as The SoCal Portfolio, was co-originated with Citi Real Estate Funding Inc. One (1) Barclays Bank PLC Mortgage Loan identified on Annex A-1 as Moffett Towers II – Building 2, was co-originated with Morgan Stanley Bank, N.A. Such Mortgage Loans were underwritten pursuant to Barclays Bank PLC’s underwriting guidelines.

(4)	Two (2) BSPRT Finance, LLC Mortgage Loans identified on Annex A-1 as Shoppes at College Hills and Garden Multifamily Portfolio, were originated by Benefit Street Partners CRE Finance LLC. In addition, one (1) of the BSPRT Finance, LLC Mortgage Loans identified on Annex A-1 as Port Place Shoppes, was originated by Benefit Street Partners Realty Operating Partnership, L.P., an affiliate of BSPRT Finance, LLC. Such Mortgage Loans were underwritten pursuant to the BSPRT Finance, LLC underwriting guidelines.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more office, hotel, retail, multifamily, industrial or mixed use properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 may not equal the indicated total due to rounding. The information in Annex A-1 and Annex A-2 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on April 18, 2018 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1 and Annex A-2 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

From time to time, a particular Mortgage Loan or Whole Loan may be identified in this prospectus by name (for example, the Hilton Clearwater Beach Resort & Spa Mortgage Loan or the Hilton Clearwater Beach Resort & Spa Whole Loan); when that occurs, we are referring to the Mortgage Loan or Whole Loan, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1. From time to time, a particular Companion Loan may be identified by name (for example, the Hilton Clearwater Beach Resort & Spa Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1. From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the Hilton Clearwater Beach Resort & Spa Mortgaged Property); when that occurs, we are referring to the Mortgaged Property identified by that name on Annex A-1.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to the Mortgage Loans with one or more Subordinate Companion Loans is calculated without regard to any related Subordinate Companion Loan(s), unless otherwise indicated.

With respect to each Mortgaged Property, any appraisal of such Mortgaged Property, Phase I environmental report, Phase II environmental report or seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) was prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

Definitions. For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

(1)	“Actual/360” means the related Mortgage Loan accrues interest on the basis of a 360-day year and the actual number of days in the related one-month period.

(2)	“ADR” means, for any hospitality property, average daily rate.

(3)	“Allocated Cut-off Date Loan Amount” means: (a) in the case of any Mortgage Loan secured by multiple Mortgaged Properties (without regard to cross-collateralization with another Mortgage Loan), the portion of the related Cut-off Date Balance allocated to each such Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values or units, the related underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Whole Loan secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Whole Loan principal balance; and (b) in the case of any Mortgage Loan secured by a single Mortgaged Property (without regard to cross-collateralization with another Mortgage Loan), the related Cut-off Date Balance of such Mortgage Loan (and only such Mortgage Loan if it is part of a Whole Loan). Information presented in this prospectus (including Annex A-1 and Annex A-2) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

(4)	“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of April 2018 (or, in the case of any Mortgage Loan or Companion Loan that has its first due date after April 2018, the anticipated annualized debt service payable on such Mortgage Loan or related Companion Loan as of April 2018); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan or Companion Loan during the amortization period. Additionally, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 600 Vine, representing approximately 1.8% of the Initial Pool Balance, the related Mortgage Loan amortizes based on the non-standard amortization schedule set forth on Annex F. The Annual Debt Service with respect to this Mortgage Loan is calculated based on the average of the first twelve payments of principal and interest after the Cut-off Date.

(5)	“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A-1 or Annex A-2 is the “as-is” appraised value unless otherwise specified under “—Appraised Value” in this prospectus, and is in each case as determined by an appraisal made not more than twelve (12) months prior to the Cut-off Date (other than with respect to Garden Multifamily Portfolio, for which the related appraisals were made fourteen (14) months prior to the Cut-off Date) as described under

“Appraisal Date” on Annex A-1. The appraisals for certain of the Mortgaged Properties state values other than “as-is” for such Mortgaged Properties that assume that certain events will occur with respect to the re-tenanting, renovation or other repositioning of the Mortgaged Property, and such values other than “as-is” may, to the extent indicated, be reflected elsewhere in this prospectus, on Annex A-1, and on Annex A-2. For such Appraised Values and other values on a property-by-property basis, see Annex A-1 and the related footnotes. In addition, for certain Mortgage Loans, the Cut-off Date LTV Ratio and/or LTV Ratio at Maturity/ARD was calculated based on values other than the “as-is” appraised value for the related Mortgaged Property, as described under the definitions of “Cut-off Date LTV Ratio” and “LTV Ratio at Maturity/ARD”.

(6)	“Balloon Balance” means, with respect to any Mortgage Loan, the principal balance scheduled to be due on such Mortgage Loan at maturity or anticipated repayment date, as applicable, assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

(7)	“Crossed Group” identifies each group of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other. Each Crossed Group is identified by a separate letter on Annex A-1.

(8)	“Cut-off Date Balance” of any Mortgage Loan or Companion Loan will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date, after application of all payments due on or before that date, whether or not received.

(9)	“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A-1 divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A-1, except as set forth below:

●	with respect to each Mortgage Loan with a Pari Passu Companion Loan, the calculation of Cut-off Date LTV Ratio is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s); and

●	with respect to each Mortgage Loan, except as described under “Description of the Mortgage Pool—Appraised Value”, the Cut-off Date LTV Ratio was calculated using the “as-is” Appraised Value.

(10)	“Debt Yield on Underwritten Net Cash Flow”, “UW NCF Debt Yield” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow produced by the related Mortgaged Property or portfolio of Mortgaged Properties divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to each Mortgage Loan with a Pari Passu Companion Loan, the calculation of Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s); and

●	with respect to any Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan(s).

(11)	“Debt Yield on Underwritten Net Operating Income”, “UW NOI Debt Yield” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income produced by the related Mortgaged Property or portfolio of Mortgaged Properties divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to each Mortgage Loan with a Pari Passu Companion Loan, the calculation of Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s); and

●	with respect to any Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan(s).

(12)	“Debt Service Coverage Ratio”, “DSCR”, “Cut-off Date DSCR”, “UW NCF DSCR” or “Underwritten NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or portfolio of Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to each Mortgage Loan with a Pari Passu Companion Loan, the calculation of Cut-off Date DSCR is based on the Annual Debt Service of such Mortgage Loan and the related Pari Passu Companion Loan(s); and

●	with respect to any Mortgage Loan with a Subordinate Companion Loan, the calculation of Cut-off Date DSCR does not include the Annual Debt Service on the related Subordinate Companion Loan(s).

(13)	“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

(14)	“Largest Tenant” means, with respect to any Mortgaged Property, the tenant leasing the largest amount of net rentable square feet.

(15)	“Largest Tenant Lease Expiration Date” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

(16)	“Loan Per Unit” means the principal balance of each Mortgage Loan or Whole Loan, as applicable, per unit of measure as of the Cut-off Date.

(17)	“LTV Ratio at Maturity/ARD”, “LTV Ratio as of the Maturity Date/ARD”, “Maturity Date/ARD Loan-to-Value Ratio” or “Maturity Date/ARD LTV Ratio” means:

●	with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date or anticipated repayment date, as applicable, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A-1, except as set forth below;

●	with respect to each Mortgage Loan with a Pari Passu Companion Loan, the calculation of LTV Ratio at Maturity/ARD is based on the aggregate Balloon Balance of such Mortgage Loan and the related Pari Passu Companion Loan;

●	with respect to any Mortgage Loan with a Subordinate Companion Loan, the calculation of LTV Ratio at Maturity/ARD does not include the principal balance of the related Subordinate Companion Loan; and

●	with respect to each Mortgage Loan, except as described under “Description of the Mortgage Pool—Appraised Value”, the LTV Ratio at Maturity/ARD was calculated using the “as-is” Appraised Value.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown in Annex A-1. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

(18)	“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

(19)	“Occupancy Rate” means, unless the context clearly indicates otherwise, (i) in the case of multifamily, manufactured housing community, self-storage and mixed-use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units, Beds or Pads, as applicable, that are rented as of the Occupancy Rate As-of Date; (ii) in the case of office, retail, industrial and mixed-use (to the extent the related Mortgaged Property includes retail, industrial or office space), the percentage of the net rentable square footage rented as of the Occupancy Rate As-of Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available rooms occupied for the trailing 12-month period ending on Occupancy Rate As-of Date. In some cases, the Occupancy Rate was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See footnotes to Annex A-1 for additional occupancy rate assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy rate.

(20)	“Occupancy Rate As-of Date” means the date of determination of the Occupancy Rate of a Mortgaged Property.

(21)	“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

(22)	“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or anticipated repayment date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

(23)	“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with sponsors affiliated with other sponsors in the Mortgage Pool. Each Related Group is identified by a separate letter on Annex A-1.

(24)	“RevPAR” means, with respect to any hospitality property, revenues per available room.

(25)	“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

(26)	“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related originator and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

(27)	“Underwritten Net Cash Flow”, “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related originator has determined for tenant improvement and leasing commissions and / or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization. In determining rental revenue for multifamily rental, manufactured housing community and self-storage properties, the related originator either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”. In certain cases, the related lender has reserved funds for rent abatements and/or tenant build-outs at the related space. We cannot assure you that any such tenant will occupy its respective space and/or pay rent as required under its respective lease. See “Structural and Collateral Term Sheet” in Annex A-2, for additional information. For example (with respect to the fifteen (15) largest Mortgage Loans):

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Moffett Towers II – Building 2, representing approximately 3.1% of the Initial Pool Balance, the sole tenant is in possession of its space, but will not commence paying rent until May 1, 2018. The sole tenant has a rent abatement period through April 30, 2018 for 350,633 square feet of office space and through July 2018 for 11,930 square feet of amenities space, in the amount of $1,590,118 per month, which covers base rent and expected reimbursements. The lender has reserved all base rent in the amount of $8,332,337 and reimbursement rent from the period beginning December 2017 and ending April 2018.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Yorkshire & Lexington Towers, representing approximately 2.1% of the Initial Pool Balance, the largest retail tenant, CVS Pharmacy, is in the process of finishing the buildout of its space within the Yorkshire Tower and such tenant is expected to open for business within the next 90 to 120 days. The landlord has no remaining tenant improvement obligations.

●	With respect to the Mortgage Loan partially secured by the Mortgaged Property identified on Annex A-1 as The SoCal Portfolio – Airport One Office Park, representing approximately 0.2% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, the largest tenant, The Capital Group Companies, has a rent abatement period in March 2022 in an amount equal to $138,166 and in April 2022 in an amount equal to $138,166.

●	With respect to the Mortgage Loan partially secured by the Mortgaged Property identified on Annex A-1 as The SoCal Portfolio – Atlantic Plaza, representing approximately 0.1% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, the underwriting includes rent for an expansion space of 2,917 square feet for the third largest tenant, The City of Long Beach, at the Mortgaged Property. The tenant has executed a lease for the expansion space, which does not commence until May 1, 2018.

(28)	“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related originator, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Whole Loan, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

(29)	“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related originator and generally derived from the rental revenue based on leases in place, leases that have been executed but the tenant is not yet paying rent, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months past the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related originator; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental, manufactured housing community and self-storage properties, the related originator either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below.

(30)	“Units”, “Rooms”, “Beds” or “Pads” means (a) in the case of a Mortgaged Property operated as multifamily property, the number of apartments, regardless of the size of or number of units in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes, (d) in the case of certain Mortgaged Properties operating as student housing, the number of beds or (e) in the case of a Mortgaged Property operated as a self-storage property, the number of units for self-storage.

(31)	“Weighted Average Mortgage Loan Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

References to “Weighted Averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the Mortgage Loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in Annex A-1 may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annexes A-1 and A-2, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the fifteen (15) largest Mortgage Loans under the definitions of “Underwritten Net Cash Flow” and “Underwritten Net Operating Income”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$952,868,784
Number of Mortgage Loans	56
Number of Mortgaged Properties	118
Number of Crossed Loans	0
Crossed Loans as a Percentage	0.0%
Range of Cut-off Date Balances	$ 1,050,000 - $ 63,500,000
Average Cut-off Date Balance	$17,015,514
Range of Mortgage Rates(2)	2.7400% - 6.2000%
Weighted Average Mortgage Rate(2)	4.8102%
Range of Original Terms to Maturity(3)	60 months to 120 months
Weighted Average Original Term to Maturity(3)	114 months
Range of Remaining Terms to Maturity(3)	54 months to 120 months
Weighted Average Remaining Term to Maturity(3)	111 months
Range of Original Amortization Terms(4)	240 months to 360 months
Weighted Average Original Amortization Term(4)	350 months
Range of Remaining Amortization Terms(4)	235 months to 360 months
Weighted Average Remaining Amortization Term(4)	348 months
Range of Cut-off Date LTV Ratios(2)(5)	21.8% - 75.4%
Weighted Average Cut-off Date LTV Ratio(2)(5)	58.1%
Range of LTV Ratios as of the Maturity Date/ARD(2)(3)(5)	21.8% - 73.8%
Weighted Average LTV Ratio as of the Maturity Date/ARD(2)(3)(5)	52.9%
Range of UW NCF DSCRs(2)(6)	1.20x – 4.87x
Weighted Average UW NCF DSCR(2)(6)	2.03x
Range of UW NOI Debt Yields(2)	7.0% - 31.4%
Weighted Average UW NOI Debt Yield(2)	12.1%
Percentage of Initial Pool Balance consisting of:
Interest-only	42.6%
Balloon	32.0%
IO - Balloon	22.5%
Interest-only, ARD	1.8%
Balloon, ARD	1.1%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to each Mortgage Loan that is part of a Whole Loan, any related Pari Passu Companion Loan is included for purposes of calculating the Mortgage Rate, Cut-off Date LTV Ratio, LTV Ratio as of the Maturity Date/ARD, UW NCF DSCR and UW NOI Debt Yield. With respect to any Whole Loan that has one or more Subordinate Companion Loans, the Mortgage Rate, Cut-off Date LTV Ratio, LTV Ratio as of the Maturity Date/ARD, UW NCF DSCR and UW NOI Debt Yield presented with respect to the related Mortgage Loan is calculated without regard to the respective Subordinate Companion Loan(s), unless otherwise indicated. Other than as specifically noted, the Cut-off Date LTV Ratio, LTV Ratio as of the Maturity Date/ARD, UW NCF DSCR, UW NOI Debt Yield and Mortgage Rate information for each Mortgage Loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related Mortgage Loan without combination with the other indebtedness.

(3)	With respect to the two (2) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as Signet Jewelers Expansion and GED Integrated Solutions, representing approximately 2.9% of the Initial Pool Balance, the related Anticipated Repayment Date is deemed to be the maturity date.

(4)	Excludes twenty (20) Mortgage Loans representing approximately 44.4% of the Initial Pool Balance, that are interest-only for the entire term to maturity or Anticipated Repayment Date, as applicable. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 600 Vine, representing approximately 1.8% of the Initial Pool Balance, the loan will amortize based on the assumed principal payment schedule set forth on Annex F.

(5)	In certain cases the Cut-off Date LTV Ratio and the LTV Ratio as of the Maturity Date/ARD were calculated based upon a valuation other than an “as-is” value of the related Mortgaged Property. The remaining Mortgage Loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(6)	For each partial interest-only loan, the UW NCF DSCR was calculated based on the first principal and interest payment to be made into the trust during the term of the Mortgage Loan once amortization has commenced. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 600 Vine, representing approximately 1.8% of the Initial Pool Balance, the loan will amortize based on the assumed principal payment schedule set forth on Annex F, and the debt service coverage ratio was calculated based on the aggregate of the twelve-month debt service payment commencing October 2026. Based on the aggregate of the twelve-month debt service payment commencing May 2018, the UW NCF DSCR is 2.05x and based on the average debt service over the remaining term of the loan, the UW NCF DSCR is 1.61x.

The issuing entity will include fourteen (14) Mortgage Loans, representing approximately 29.3% of the Initial Pool Balance, that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Office
Suburban	21	$132,780,993	13.9%
CBD	5	107,357,278	11.3
Data Center	2	27,655,460	2.9
Hotel
Full Service	4	$98,476,295	10.3%
Extended Stay	7	58,771,827	6.2
Limited Service	5	34,144,078	3.6
Select Service	1	8,186,562	0.9
Retail
Anchored	9	$137,512,818	14.4%
Super Regional Mall	1	27,305,651	2.9
Unanchored	6	11,535,205	1.2
Single Tenant	5	7,180,000	0.8
Shadow Anchored	1	713,684	0.1
Multifamily
Garden	25	$50,202,799	5.3%
Low-Rise	1	41,000,000	4.3
High-Rise	2	20,000,000	2.1
Industrial
Warehouse	4	$36,081,319	3.8%
Distribution	3	15,075,307	1.6
Flex	4	12,964,041	1.4
Warehouse/Distribution	2	12,452,508	1.3
Single Tenant	1	5,195,455	0.5
Mixed Use
Office/Retail	4	$49,151,185	5.2%
Office/Industrial	2	10,815,374	1.1
Multifamily/Retail	1	5,000,000	0.5
Retail/Education	1	3,310,946	0.3
Other
Mixed Use	1	$40,000,000	4.2%
Total	118	$952,868,784	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Cut-off Date Loan Amounts as set forth in Annex A-1.

Office Properties

For a summary of certain risks related to the office properties set forth in the above chart see “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”. With respect to the office properties set forth in the above chart and mixed use properties that include office tenants:

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hotel Properties

With respect to the hotel properties set forth in the above chart:

●	Fifteen (15) Mortgaged Properties identified on Annex A-1 as Hilton Clearwater Beach Resort & Spa, Melbourne Hotel Portfolio – Hilton Melbourne Beach Oceanfront, Melbourne Hotel Portfolio – Doubletree Suites Melbourne Beach, Ohio Limited Service Hotel Portfolio – Residence Inn by Marriott Dayton Beavercreek, Ohio Limited Service Hotel Portfolio – Courtyard by Marriott Dayton Beavercreek, Hyatt House Broomfield Hotel, Candlewood Suites Secaucus Meadowlands, Staybridge Suites Myrtle Beach, Best Western Castillo Del Sol, La Quinta Dallas Grand Prairie, Best Western Plus Liberty Lake, Best Western Plus Diamond Valley Inn, Quality Inn O’Hare, Candlewood Suites Athens and Candlewood Suites Fort Wayne, securing approximately 19.6% of the Initial Pool Balance by allocated loan amount, are flagged hotel properties that are affiliated with any franchise or hotel management company through a franchise or management agreement.

●	Hotel properties may be particularly affected by seasonality. For example, the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as Hilton Clearwater Beach Resort & Spa, Hyatt House Broomfield Hotel, Staybridge Suites Myrtle Beach, Best Western Castillo Del Sol, Best Western Plus Liberty Lake, Stay Over Suites, Best Western Plus Diamond Valley Inn and Quality Inn O’Hare, together representing approximately 12.0% of the Initial Pool Balance, require seasonality reserves that were deposited in connection with the origination of the related Mortgage Loan and/or that are required to be funded on an ongoing basis.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Hilton Clearwater Beach Resort & Spa, representing approximately 6.3% of the Initial Pool Balance, approximately 41.5% of the underwritten revenue is derived from sources other than room rentals (approximately 30.2% from the sale of food and beverages and approximately 11.2% from other sources).

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Cut-off Date Loan Amount	Expiration/Termination of Related License/ Franchise Agreement/ Operating Agreement or Management Agreement	Maturity Date of the related Mortgage Loan
Hilton Clearwater Beach Resort & Spa	$59,938,173	6.3%	1/31/2030	3/6/2028
Melbourne Hotel Portfolio – Hilton Melbourne Hotel Beach Oceanfront	$18,214,286	1.9%	5/31/2028	12/5/2027
Melbourne Hotel Portfolio – Doubletree Suites Melbourne Beach	$15,785,714	1.7%	5/31/2028	12/5/207
Hyatt House Broomfield Hotel	$13,500,000	1.4%	2/26/2038	3/6/2028
Candlewood Suites Secaucus Meadowlands	$12,500,000	1.3%	9/14/2032	4/6/2028
Staybridge Suites Myrtle Beach	$10,948,481	1.1%	8/15/2031	1/6/2028
Best Western Castillo Del Sol	$10,140,872	1.1%	11/30/2028	3/5/2028
Ohio Limited Service Hotel Portfolio – Courtyard by Marriott Dayton Beavercreek	$8,186,562	0.9%	11/17/2031	3/6/2028
Ohio Limited Service Hotel Portfolio – Residence Inn by Marriott Dayton Beavercreek	$7,821,091	0.8%	11/17/2031	3/6/2028
La Quinta Dallas Grand Prairie	$6,594,814	0.7%	11/23/2036(1)	3/5/2028
Best Western Plus Liberty Lake	$5,169,381	0.5%	11/30/2018(2)	12/5/2027
Best Western Plus Diamond Valley Inn	$4,671,743	0.5%	11/30/2018(2)	12/5/2027
Quality Inn O’Hare	$4,538,121	0.5%	11/30/2033(3)	1/5/2027
Candlewood Suites Athens	$4,521,874	0.5%	2/21/2033	3/6/2028
Candlewood Suites Fort Wayne	$4,236,574	0.4%	3/23/2027	2/6/2028

(1)	The franchise agreement may be terminated without cause by either the franchisor or borrower with twelve (12) months’ written notice prior to the effective termination date on November 23, 2026 and November 23, 2031. Pursuant to the loan agreement, the borrower must obtain the lender’s consent before terminating the franchise agreement.

(2)	The Mortgaged Property is subject to a membership agreement with Best Western International, Inc. The agreement is renewable for additional one-year terms as provided in the Best Western bylaws.

(3)	The franchise agreement may be terminated without cause by (1) the franchisor by giving written notice at least twelve (12) months’ prior to the date of proposed termination and (2) the borrower by giving written notice at least six (6) months’ prior to the date of proposed termination and so long as the borrower remains current on all fees. The terminations may be effective on November 30, 2023 and November 30, 2028. Pursuant to the loan agreement, the borrower must obtain the lender’s consent before terminating the franchise agreement.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Hilton Clearwater Beach Resort & Spa, representing approximately 6.3% of the Initial Pool Balance,

two hotel properties recently opened near the subject hotel that are considered direct competitors of the subject hotel.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Melbourne Hotel Portfolio, representing approximately 3.6% of the Initial Pool Balance, the Mortgaged Property identified on Annex A-1 as the Doubletree Suites Melbourne Beach failed its most recent franchise inspection report. The franchisor provided a comfort letter acknowledging the failing score and confirming that there is no default under the related franchise agreement. The Mortgage Loan documents provide for ongoing furniture, fixtures and equipment (“FF&E”) collections of 8.0% until an acceptable score is obtained.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Hyatt House Broomfield Hotel, representing approximately 1.4% of the Initial Pool Balance, one directly competitive hotel property recently opened approximately 1.9 miles from the Mortgaged Property.

●	Two (2) Mortgaged Properties identified on Annex A-1 as Sirtaj Hotel Beverly Hills and Stay Over Suites, securing approximately 1.3% of the Initial Pool Balance, are not flagged hotel properties.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as La Quinta Dallas Grand Prairie, representing approximately 0.7% of the Initial Pool Balance, additional supply is expected to compete with the Mortgaged Property. The first such hotel is a 91-room, limited service Comfort Suites located five miles northwest of the Mortgaged Property. Construction has not yet begun, but it is estimated that the project will be completed in January 2019. The second additional hotel is a 98-room, limited service Tru by Hilton located three and a half miles from the Mortgaged Property. The project is under construction and is expected to open in July 2018. Per the appraisal, these hotels are expected to directly compete with the Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Stay Over Suites, representing approximately 0.6% of the Initial Pool Balance, the Mortgaged Property had a government occupancy penetration of 112% in 2017. The Mortgaged Property is located in close proximity to the Fort Lee Military Reservation, which is the largest demand generator for the market area.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Candlewood Suites Fort Wayne, representing approximately 0.4% of the Initial Pool Balance, one directly competitive hotel property recently opened across the street from the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company”, “—Hotel Properties Have Special Risks”, “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, “Description of the Mortgage Pool—Specialty Use Concentrations” and “—Redevelopment, Renovation and Expansion”.

Retail Properties

With respect to the retail properties and mixed use properties with retail components set forth in the above chart:

●	One (1) of the Mortgaged Properties identified on Annex A-1 as Throggs Neck Shopping Center, representing approximately 4.7% of the Initial Pool Balance, is considered by the related borrower sponsor to have a “shadow anchor” tenant, which tenant occupies space at the related Mortgaged Property, but such space is not collateral for the related Mortgage Loan.

See “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases”, “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have

Special Risks”, “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties

With respect to the multifamily properties set forth in the above chart:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Yorkshire & Lexington Towers, representing approximately 2.1% of the Initial Pool Balance, 242 of the 690 units at the Yorkshire Towers Mortgaged Property and 72 of the 137 units at the Lexington Towers Mortgaged Property are rent stabilized. If and when tenants of such rent stabilized units vacate, the borrower sponsor intends to renovate such apartments, with the expectation of converting each such unit to a market rent unit.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Garden Multifamily Portfolio, representing approximately 1.0% of the Initial Pool Balance, as of the related origination date, May 12, 2017, certain tenants at the Mortgaged Properties identified on Annex A-1 as Carleton, River Glen, Laurel, Camellia, Slate Run and Elmwood, occupying approximately 50 of the 1,192 total units in the portfolio, were using Section 8 housing vouchers; however, such Mortgaged Properties are not required to maintain any such percentage of units as affordable housing.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as SS1 Multifamily Portfolio, representing approximately 0.6% of the Initial Pool Balance, 9 units are subject to a land use tenants restriction agreement requiring those units to be rented to lower-income families or very low income families, and 13 units are currently being rented to tenants using Section 8 housing vouchers.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as SS2 Multifamily Portfolio, representing approximately 0.5% of the Initial Pool Balance, 13 units are currently being rented to tenants using Section 8 housing vouchers.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Mixed Use Properties

With respect to the mixed use properties set forth in the above chart:

●	Each of the mixed use Mortgaged Properties has one or more retail, office, industrial, data centers and/or multifamily components. See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, “—Office Properties Have Special Risks” and “—Multifamily Properties Have Special Risks”, as applicable.

Certain of the mixed use properties may have specialty uses. See “—Specialty Use Concentrations” below.

For a summary of certain risks related to the mixed use properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Mixed Use Properties Have Special Risks”.

Specialty Use Concentrations

Certain Mortgaged Properties have one or more of the five (5) largest tenants by net rentable area that operate their space as a specialty use. Such specialty uses may not allow the space to be readily converted to be suitable for another type of tenant, they may rely on contributions from individuals and government grants or other subsidies to pay rent and other operating expenses or they may have primarily seasonal use that makes income potentially more volatile than for properties with longer term leases. For example:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant(1)	14	11.5%
Gym, fitness center or a health club(2)	4	7.8%
Medical/laboratory(3)	13	6.5%
Data Center(4)	3	4.8%
School or educational facility(5)	3	0.5%
Bank branch(6)	1	0.1%

(1)	Includes the Mortgaged Properties securing the Mortgage Loans identified on Annex A-1 as The SoCal Portfolio – Aliso Viejo Commerce Center, The SoCal Portfolio – Diamond Bar, The SoCal Portfolio – 10th Street Commerce Center, The SoCal Portfolio – Garden Grove Town Center, The SoCal Portfolio – 25th Street Commerce Center, Soho House Chicago, 6-8 West 28th Street, 1313-1317 14th Street, The Yard, Starbucks Portfolio & 32330 N Harbor Drive – Starbucks - 4th Street, Starbucks Portfolio & 32330 N Harbor Drive – Starbucks - Central Avenue, Starbucks Portfolio & 32330 N Harbor Drive – Starbucks - Woodstock, Starbucks Portfolio & 32330 N Harbor Drive – Starbucks – Memphis and Burger King Philadelphia.

(2)	Includes the Mortgaged Properties securing the Mortgage Loans identified on Annex A-1 as The SoCal Portfolio – Diamond Bar, Soho House Chicago, Shoppes at Southern Palms and Port Place Shoppes.

(3)	Includes the Mortgaged Properties securing the Mortgage Loans identified on Annex A-1 as The SoCal Portfolio – Transpark Commerce, The SoCal Portfolio – Wimbledon Village, The SoCal Portfolio – The Abbey Center, The SoCal Portfolio – Atlantic Plaza, The SoCal Portfolio – Ming Office Park, The SoCal Portfolio – Garden Grove Town Center, The SoCal Portfolio – 30th Street Commerce Center, The SoCal Portfolio – 25th Street Commerce Center, The SoCal Portfolio – Fresno Airport, Moffett Towers II – Building 2, 1800-1836 West Lake Avenue, Lockheed Martin – Grand Prairie, Texas and Klee Plaza.

(4)	Includes the Mortgaged Properties securing the Mortgage Loans identified on Annex A-1 as Northrop Grumman Portfolio – Chester, Northrop Grumman Portfolio – Lebanon and One Market Center.

(5)	Includes the Mortgaged Properties securing the Mortgage Loans identified on Annex A-1 as The SoCal Portfolio – Palmdale Place, The SoCal Portfolio – Diamond Bar, The SoCal Portfolio – Mount Vernon Commerce Center and One Market Center.

(6)	Includes the Mortgaged Properties securing the Mortgage Loans identified on Annex A-1 as The SoCal Portfolio – 10th Street Commerce Center.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”. and “—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses”.

In addition, the Mortgaged Property identified on Annex A-1 as The SoCal Portfolio – Aliso Viejo Commerce Center, The SoCal Portfolio – Moreno Valley, The SoCal Portfolio – Colton Courtyard, The SoCal Portfolio – Upland Commerce Center and Penn Hills Shopping Center, securing or partially securing Mortgage Loans representing approximately 2.6% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, each includes one or more tenants that operate its space as an on-site gas station and/or an automobile repair and servicing company. See “—Retail Properties” above.

With respect to the Mortgaged Properties identified on Annex A-1 as The SoCal Portfolio – Atlantic Plaza, The SoCal Portfolio – 30th Street Commerce Center and Penn Hills Shopping Center, representing approximately 1.5% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, each such Mortgaged Property has a dry cleaner tenant with on-site processing operations.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the ten (10) largest Mortgage Loans or groups of crossed loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit/SF/Room(1)	UW NCF DSCR(1)		Cut-off Date LTV Ratio(1)	Maturity Date/ARD LTV Ratio(1)	Property Type
GNL Portfolio	$63,500,000	6.7%	$71	2.22	x	57.9%	57.9%	Various
Hilton Clearwater Beach Resort & Spa	59,938,173	6.3	$319,382	1.64	x	66.8%	55.2%	Hotel
One State Street	49,780,000	5.2	$137	4.87	x	21.8%	21.8%	Office
The SoCal Portfolio	46,720,000	4.9	$104	1.48	x	59.4%	54.7%	Various
Throggs Neck Shopping Center	45,000,000	4.7	$575	1.37	x	62.3%	62.3%	Retail
Quarry Place at Tuckahoe	41,000,000	4.3	$379,630	1.58	x	62.6%	62.6%	Multifamily
Soho House Chicago	40,000,000	4.2	$545	1.64	x	65.9%	65.9%	Other
Melbourne Hotel Portfolio	34,000,000	3.6	$140,049	1.94	x	67.9%	57.4%	Hotel
Moffett Towers II - Building 2	29,750,000	3.1	$455	2.08	x	47.0%	42.4%	Office
Green Oak Village Place	29,666,244	3.1	$94	1.74	x	63.1%	51.5%	Retail
Top 3 Total/Avg	$173,218,173	18.2%	$319,590	2.78	x	50.6%	46.6%
Top 5 Total/Weighted Avg	$264,938,173	27.8%	$320,270	2.31	x	54.1%	50.7%
Top 10 Total/Weighted Avg	$439,354,417	46.1%	$841,042	2.10	x	57.2%	53.2%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit/SF/Room, UW NCF DSCR. Cut-off Date/ARD LTV Ratio and Maturity Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and any related Pari Passu Companion Loan(s) in the aggregate, but excludes the principal balance and debt service payment of any related Subordinate Companion Loan(s).

See “—Assessment of Property Value and Condition” for additional information.

For more information regarding the fifteen (15) largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-2. Other than with respect to the ten (10) largest Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.9% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include eleven (11) Mortgage Loans, set forth in the table below titled “Multi-Property Mortgage Loans”, representing approximately 27.1% of the Initial Pool Balance, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of those properties may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or Allocated Cut-off Date Loan Amount for the particular Mortgaged Property or group of those properties. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgage Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
GNL Portfolio	$63,500,000	6.7%
The SoCal Portfolio	46,720,000	4.9
Melbourne Hotel Portfolio	34,000,000	3.6
Northrop Grumman Portfolio	27,655,460	2.9
Penn Center West	22,000,000	2.3
Yorkshire & Lexington Towers	20,000,000	2.1
Ohio Limited Service Hotel Portfolio	16,007,653	1.7
Garden Multifamily Portfolio	9,883,469	1.0
Starbucks Portfolio & 32330 N Harbor Drive	7,930,000	0.8
SS1 Multifamily Portfolio	5,762,598	0.6
SS2 Multifamily Portfolio	4,631,732	0.5
Total	$258,090,911	27.1%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

Two (2) groups of Mortgage Loans, set forth in the table below titled “Related Borrower Loans”, representing approximately 3.6% of the Initial Pool Balance, are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrower sponsors that are related to each other represents more than approximately 2.2% of the Initial Pool Balance. The following table shows the group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans(1)

Property/Portfolio Names	Number of Mortgaged Properties	Aggregate Cut-off Date Principal Balance	Approx. % of Initial Pool Balance
Group 1
111 West Jackson	1	$11,000,000	1.2%
Garden Multifamily Portfolio	15	9,883,469	1.0
Total for Group 1:	16	$20,883,469	2.2%
Group 2
SS1 Multifamily Portfolio	3	$5,762,598	0.6%
SS2 Multifamily Portfolio	3	4,631,732	0.5
Circle Apartments	1	2,925,000	0.3
Total for Group 2	7	$13,319,330	1.4%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

Mortgage Loans with related borrowers are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance by Allocated Cut-off Date Loan Amount:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New York	7	$188,359,211	19.8%
Florida	7	$125,548,843	13.2%
California	30	$116,509,012	12.2%
Illinois	5	$73,913,121	7.8%
Ohio	12	$65,132,700	6.8%
Pennsylvania	7	$64,599,142	6.8%
Texas	14	$58,824,438	6.2%
New Jersey	5	$51,120,749	5.4%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Cut-off Date Loan Amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout seventeen (17) other states, with no more than 4.7% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

Certain Mortgaged Properties are located in the following geographic areas or the regions of the United States that are more susceptible to natural disasters:

Mortgaged Properties securing approximately 36.4% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, are located in California, Florida, Georgia, North Carolina, South Carolina, Texas, Tennessee and Washington and are more susceptible to certain hazards (such as earthquakes, wildfires, floods or hurricanes) than properties in other parts of the country.

Mortgaged Properties securing approximately 13.2% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19%. See “—Insurance Considerations” below.

Mortgaged Properties With Limited Prior Operating History

Twelve (12) of the Mortgage Loans secured or partially secured by the Mortgaged Properties identified on Annex A-1 as GNL Portfolio – FedEx Ground Package System, Inc. (WV), Quarry Place at Tuckahoe, Moffett Towers II – Building 2, 6-8 West 28th Street, Yorkshire & Lexington Towers – Yorkshire Tower, Yorkshire & Lexington Towers – Lexington Tower, Signet Jewelers Expansion, 1313-1317 14th Street, Port Place Shoppes, GED Integrated Solutions, La Quinta Dallas Grand Prairie, Story Hill Apartments and Burger King Philadelphia, representing approximately 20.1% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, such Mortgaged Properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related Mortgage Loan Seller with historical financial information for such acquired Mortgaged Property and/or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related Mortgage Loan Seller with historical financial information for the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans-—Limited Information Causes Uncertainty”.

Tenancies-in-Common

Six (6) Mortgage Loans secured by the Mortgaged Properties identified on Annex A 1 to this prospectus as Yorkshire & Lexington Towers, Penn Hills Shopping Center, 321 East 2nd Street, The Yard, 1800-1836 West Lake Avenue and Stay Over Suites, representing approximately 6.9% of the Initial Pool Balance, each have two or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Shari’ah Compliant Loan

The purpose of Shari’ah compliant lending structures is to provide financing to those that follow the Islamic faith and want to comply with Shari’ah laws. Although there are many requirements under Shari’ah laws that affect lending, the rule most affecting the standard loan structure is that Shari’ah laws prohibit transactions involving the payment of interest. This is based on the Shari’ah principle that it is unacceptable, in and of itself, for money to increase in value merely by being lent to another person. To accommodate the prohibition on interest, the structure is generally set up so that, although the Shari’ah compliant party is paying the amount that the lender would expect to receive as principal and interest payments, the payments themselves are characterized as rent. This is accomplished through the use of a non-compliant party that receives a traditional loan, and leases the property to the Shari’ah compliant party using a master lease (with the Shari’ah compliant party having an option to purchase at the end of the term of the Mortgage Loan). See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Shari’ah Compliant Loans”.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Northrop Grumman Portfolio, representing approximately 2.9% of the Initial Pool Balance, the Mortgage Loan is a Shari’ah compliant loan. Each property is owned in fee by the related borrower (neither of which is a Shari’ah compliant entity), and leased to the related master lessee, each of which is a Shari’ah compliant entity. Both master lessees are indirectly owned by the borrower sponsor. The lease payments on the master leases are expected, in the aggregate, to be equal to the borrower’s payment obligations under the Mortgage Loan. The master leases are subordinate to the Mortgage Loan. In addition, each leasehold interest under the related master lease is encumbered by a deed of trust in favor of the related borrower, and such deed of trust has been collaterally assigned to the lender.

Condominium Interests

Four (4) of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as Throggs Neck Shopping Center, Green Oak Village Place, Timberline Place II and Klee Plaza, representing approximately 9.7% of the Initial Pool Balance, are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Moffett Towers II – Building 2, representing approximately 3.1% of the Initial Pool Balance, the Mortgaged Property is one building within a five building complex that is run by an association (the members of which are the owners of each building within the complex) with a structure similar to a condominium association. Shares of the voting interest in the association are based on the number of completed buildings at the complex as described in the related covenants, conditions and restrictions, with each completed building entitled to a proportionate share of the voting interest. Provided that all five buildings are completed in accordance with the development plan, each building will be entitled to a one-fifth (or 20%) share of the voting interest in the association. As of the origination date, the related borrower is the sole voting member under the covenants, conditions and restrictions and has the ability to block material operational decisions under the covenants, conditions and restrictions.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	110	$865,345,143	90.8%
Leasehold	6	79,540,952	8.3
Fee & Leasehold(3)	2	7,982,690	0.8
Total	118	$952,868,784	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Cut-off Date Loan Amounts as set forth in Annex A-1.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

(3)	The related Mortgages create a first lien on a combination of fee simple estates and leasehold estates in one or more commercial properties.

In general, with respect to each Mortgage Loan that is secured in whole or material part by a leasehold interest, unless the related fee interest is also encumbered by the related Mortgage, the related ground lease has a term that extends at least 20 years beyond the maturity date of the subject Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted below or in the exceptions, if any, to representation and warranty no. 36 in Annex D-1 indicated on Annex D-2, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

With respect to the Mortgage Loan secured by the related borrower’s leasehold estate in the Mortgaged Property identified on Annex A-1 as Hilton Clearwater Hotel & Spa, representing approximately 6.3% of the Initial Pool Balance, the ground lease rent payments are equal to the greater of (i) 3.0% of gross room sales and 1.0% of gross food and beverage sales and (ii) the minimum annual ground rent. The minimum annual ground rent is currently $701,912, and will be reset every 5 years to an amount equal to the average rent paid by the borrower over the immediately preceding 5 year period. Any increase in the minimum annual ground rent could make it more difficult for the borrower to make rental payments in full; however, the borrower is required to escrow on the payment date in April 2018 an amount equal to $88,500 and thereafter (on a monthly basis) to escrow an amount equal to the difference between (i) the amount then on deposit in the ground lease reserve account and (ii) the current monthly amount to be paid as ground rent pursuant to the ground lease. Such amounts will be available to make ground lease rent payments if the borrower is unable to do so.

With respect to the Mortgaged Properties identified on Annex A-1 as The SoCal Portfolio – Cityview Plaza and The SoCal Portfolio – Anaheim Stadium Industrial, representing approximately 0.1% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, the related Mortgage Loan is secured by the borrower’s leasehold interest in the related Mortgaged Property. The related ground leases expire in 2034 (in relation to The SoCal Portfolio – Anaheim Stadium Industrial Mortgaged Property) and 2035 (in relation to The SoCal Portfolio – Cityview Plaza Mortgaged Property), in each case with no extension options exercisable by the borrower as tenant. Accordingly, each ground lease term is less than 20 years beyond the maturity date of the Mortgage Loan. The borrower deposited $1,000,000 at origination into a ground lease extension reserve to be used in connection with costs associated with the extension of such ground leases at the Mortgaged Properties. In the event that each of the ground leases have not been extended on or before two years after the origination date of the Mortgage Loan, the borrower must commence making deposits of approximately $55,000 per month into the ground lease extension reserve, subject to a cap of approximately $6,250,000. In the event one of the ground leases are extended, the lender will release an appropriate pro rata share of the reserve to the borrower. With respect to The SoCal Portfolio – Cityview Plaza Mortgaged Property, the monthly ground rent is currently $47,021, which is set to increase every five years, according to the rent calculations in the terms of such ground lease. With respect to The SoCal Portfolio – Anaheim Stadium Industrial Mortgaged Property, the monthly ground rent is currently $39,684, which is set to increase in 2024, according to the rent calculations in the terms of such ground lease.

With respect to the Mortgaged Properties identified on Annex A-1 as Ohio Limited Service Hotel Portfolio – Residence Inn by Marriott Dayton Beavercreek and Ohio Limited Service Hotel Portfolio – Courtyard by Marriott Dayton Beavercreek, representing approximately 1.7% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, the related Mortgage Loan is secured by the borrower’s leasehold interest in the related Mortgaged Properties. The landlord (who is not affiliated with the related borrower) under the related ground leases has a right to finance the fee simple interest in the related underlying mortgaged property. To the extent the landlord places a mortgage on the fee simple, the Mortgage Loan will be subject and subordinate to the loan on the fee simple. At loan closing, the ground lease landlord executed a subordination, non-disturbance and attornment agreement, and indicated that no loan currently encumbers the fee simple.

As regards ground leases, see representation and warranty no. 36 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than twelve (12) months prior to the Cut-off Date (other than with respect to the Mortgaged Property identified on Annex A-1 as Shoppes at College Hills, for which the related environmental report was prepared seventeen (17) months prior to the Cut-off Date and each of the Mortgaged Properties securing the Mortgage Loan identified on Annex A-1 as Garden Multifamily Portfolio, for which the related environmental report was prepared fourteen (14) months prior to the Cut-off Date). See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses”. See also representation and warranty no. 43 in Annex D-1 and any exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the Mortgage Loan partially secured by the Mortgaged Property identified on Annex A-1 as GNL Portfolio — Sandoz, Inc., representing approximately 1.2% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, the related ESA identified a controlled REC related to contamination of on-site soils at concentrations exceeding the New Jersey Department of Environmental Protection (“NJDEP”) soil clean-up criteria, as a result of pesticide application in connection with a prior period of agricultural use. A deed notice was signed by the Trustees of Princeton University (the owners of the related property at that time) and approved by the NJDEP, limiting activities at the related property to non-residential use, and subjecting the related property to certain statutory and regulatory requirements, including submission of biennial reports to the NJDEP documenting that the deed notice is being maintained.

●	With respect to the Mortgage Loan partially secured by the Mortgaged Property identified on Annex A-1 as GNL Portfolio — Intervet, Inc., representing approximately 1.0% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, the Mortgaged Property was part of a poultry farm from at least 1921 through approximately 1980, the operation of which included the use of numerous underground storage tanks that contained fuel oil, gasoline and diesel. A release incident with subsurface impacts was closed in 1994, but with deed limitations and use restrictions indicated, which include non-residential use. The related ESA considers this a controlled REC.

●	With respect to the Mortgage Loan partially secured by the Mortgaged Properties identified on Annex A-1 as (i) GNL Portfolio — C&J Energy Services, Inc. II and (ii) GNL Portfolio — C&J Energy Services, Inc. I (the “C&J Properties”), representing approximately 0.7% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, the C&J Properties were impacted by contamination from historical operations of an unrelated adjacent site. The contamination was remediated to industrial and commercial use standards, consistent with the current site use, and no further action is currently required by any regulatory entity or recommended pursuant to an independent ESA obtained by the lender for each of the related Mortgaged Properties. Notwithstanding the foregoing, C&J Properties may not be developed for residential purposes without potential further action. The C&J Properties were entered into the Texas Innocent Owner/Operator Program (“TCEQ IOP”) on April 14, 2015, which provides liability protections to innocent landowners, given that the contamination was not caused or created by the current landowner. Future landowners desiring the same liability protections would similarly need to apply to the TCEQ IOP.

●	With respect to the Mortgage Loan partially secured by the Mortgaged Property identified on Annex A-1 as GNL Portfolio — Lippert Components Manufacturing, Inc., representing approximately 0.3% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, the Mortgaged Property has onsite groundwater contamination from an offsite source, which contamination is the subject of ongoing remediation (for which Ashland, Inc., which is not an affiliate of the related borrower, is the responsible party) and which is considered a REC. In addition, the Mortgaged Property is listed with the Indiana Department of Environmental Management (“IDEM”) for having undergone extensive remediation prior to the construction of the buildings currently on the site, relating to a former operations which included a motor freight terminal, automobile and truck servicing and repair, and scrap metal salvaging and warehousing. The ESA indicates that an environmental restrictive covenant (“ERC”) was prepared to prohibit residential or agricultural land use, the use of onsite groundwater for potable purposes and to require future property owners to notify the IDEM of any changes in use or zoning of the site. The ESA indicates that the residual contamination attributed to historic site operations and resulting ERC constitute a controlled REC. In addition, the ESA indicates the property was listed in the Environmental Protection Agency National Priority List (“NPL”) and is

listed in the Environmental Protection Agency Engineering Controls Database with respect to former use on the northwest portion of the Mortgaged Property. Remediation was performed by the potentially responsible party, the County of St. Joseph, which was deemed complete by the Environmental Protection Agency on September 29, 1995 and the facility was subsequently removed from the NPL on September 6, 1996. According to the ESA, the pending closure of the NPL case with engineering controls constitutes a controlled REC in connection with the Mortgaged Property. According to the ESA, the IDEM also indicated that to obtain qualification for liability protection as a bona fide prospective purchaser, and as a condition of issuance of a comfort letter under the Comfort and Site Status Letter Policy and Contaminated Aquifers Policy, compliance with the ERC is required to prevent human exposure to on-site contamination.

●	With respect to the Mortgage Loan partially secured by the Mortgaged Property identified on Annex A-1 as The SoCal Portfolio – 30th Street Commerce Center, representing less than 0.1% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, the ESA identified a REC at the Mortgaged Property with respect to elevated soil vapor concentrations in connection with the existence of an on-site dry cleaner. A sub slab depressurization system (“SSDS”) was installed at the Mortgaged Property in January 2016 to remediate the contaminants in the soil, which has caused a decrease in the related contaminant levels. The ESA recommended that the SSDS continue to operate at the Mortgaged Property. An environmental consultant estimated the cost of operating the SSDS to be approximately $5,000 per year, or $50,000 for the term of the Mortgage Loan. The related sponsor has a net worth and liquidity in multiples of the estimated remediation costs for the term of the Mortgage Loan. An environmental insurance policy is not in place with respect to the Mortgaged Property; however, the Mortgage Loan documents permit the indemnitor under the environmental indemnity to elect to provide an environmental insurance policy covering such Mortgaged Property.

●	With respect to the Mortgage Loan identified on Annex A-1 as Quarry Place at Tuckahoe, representing approximately 4.3% of the Initial Pool Balance, the related ESA identified two RECs related to spill incidents. The first spill was discovered in March 2012 during the removal of an underground storage tank. Although the impacted soil was excavated, the impact extended below the water tabled and not all impacted media could be excavated. Monitoring wells were installed so that groundwater sampling could be conducted. Semi-annual groundwater monitoring is ongoing. The second spill was discovered in March 2016 during the removal of another underground storage tank. The impacted soil was excavated. A tank closure report is needed in order to close the government file. The consultant recommended completion of groundwater sampling and obtaining closure reports as to both spills. Funds necessary to complete sampling and obtain the closure reports have been escrowed.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Moffett Towers II – Building 2, representing approximately 3.1% of the Initial Pool Balance, the ESA identified a REC in connection with the Mortgaged Property’s location in the Lockheed Martin Plant One Campus, which was used by Lockheed Martin for aerospace manufacturing and for research and development. The Mortgaged Property is included in a Site Cleanup Requirements Order issued by the Regional Water Quality Control Boards (“RWQCB”). No significant sources of soil or groundwater pollution have been identified on the Mortgaged Property during historical or more recent investigations of the Plant One Facility. The results of recent soil and groundwater investigations were presented in a Subsurface Investigation Report, which concluded that no additional investigation or action pertaining to soil impacts or groundwater beneath the Mortgaged Property was warranted at that time. The RWQCB issued a concurrence letter for the Subsurface Investigation Report on July 27, 2016. In addition, a Soil Gas Vapor Intrusion Risk Evaluation Letter Report concluded that, based on the information contained in the evaluation, no further investigation or action was warranted at Parcel 2 with respect to soil, groundwater, and soil gas. The California Water Resources Control Board (“SRWQCB”) issued a concurrence letter for the Soil Gas Vapor Intrusion Risk Evaluation on November 7, 2016. The Mortgaged Property is subject to a December 2015 Soil Remediation and Management Plan (“SRMP”) that was approved by the San Francisco Bay RWQCB (“SFBRWQCB”). As part of the SRMP, the Mortgaged Property is subject to an August 2016 Quality Assurance/Quality Control Plan, September 2016 Waste Transportation Plan, and

September 2016 Dust and Vapor Control Plan, which were prepared in accordance with the SRMP and approved by the SFBRWQCB. The Mortgaged Property redevelopment activities continue to be conducted in accordance with these plans and will be documented and included in a Completion Report due upon completion of the development for SFBRWQCB approval. The responsible party associated with this release has been identified by state and federal regulatory agencies as Lockheed Martin, and Lockheed Martin is currently conducting response actions under state and federal oversight. The ESA concluded that given the absence of impact, this is considered a Business Environmental Risk and no further action appears warranted.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Penn Hills Shopping Center, representing approximately 1.3% of the Initial Pool Balance, the related ESA identified three RECs in connection with (i) an active gas station currently operating at the Mortgaged Property, (ii) an active dry cleaning facility currently operating at the Mortgaged Property and (iii) an auto service station formerly occupying a portion of the Mortgaged Property. The gas station has operated at the Mortgaged Property since 1967 and is the site of active underground storage tanks (“USTs”). In addition, the gas station was identified as the source of former leaking underground storage tank incidents listed on the related state environmental regulatory database. An environmental consultant conducted groundwater testing in connection with the dry cleaning facility in 2008. Such testing revealed that the dry cleaning facility was the source of groundwater contamination at the Mortgaged Property. The former auto service station historically operated six USTs. No information was available regarding the disposition or investigation of such USTs. The related environmental consultant reported that the presence of the USTs at the auto service station could have potentially impacted subsurface soil and groundwater conditions at the Mortgaged Property. The related environmental consultant considers the gas station, the dry cleaning facility and the former auto service station as potential sources of vapor migration at the Mortgaged Property and recommended that limited subsurface investigation be conducted to determine if such operations have impacted the Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 50-52 Fadem Road, representing approximately 1.2% of the Initial Pool Balance, the related ESA identified a REC in connection with certain historical industrial activities conducted at the Mortgaged Property from 1967 to at least 2014. The related environmental consultant reported during this time frame, hazardous materials were generated and stored at the Mortgaged Property, including non-halogenated solvents, benzene compounds, alcohols, flammable waste, corrosive waste and heavy metals. The New Jersey Department of Environmental Protection (“NJDEP”) conducted investigations between 1989 and 2003 pursuant to the Industrial Site Recovery Act (“ISRA”). Such investigations yielded ten ISRA listings on the related regulatory databases in connection with environmental conditions at the Mortgaged Property. With respect to each identified ISRA listing, the NJDEP either issued a no further action letter or found the conditions to be compliant with applicable regulations. However, the NJDEP did not conduct an ISRA investigation with respect to the operations of a previous tenant, Fisher Instruments, which operated an industrial facility at the Mortgaged Property until 2010. The related environmental consultant considers this data gap to be a REC. The related environmental consultant reported no specific event or documented evidence of a contaminant release, spill or violation, and noted that there are no existing regulatory mandates which would require further investigation. The related environmental consultant recommended no further action.

●	With respect to the Mortgage Loan partially secured by the Mortgaged Property identified on Annex A-1 as Starbucks Portfolio & 32330 N Harbor Drive – Starbucks – Central Avenue, representing approximately 0.1% of the Initial Pool Balance by the Allocated Cut-off Date Loan Amount, the related ESA indicated that a former gasoline filling station on the subject property reported a petroleum discharge to the Florida Department of Environmental Protection (“FDEP”) in September 1986. From 1991 to 1993 six soil borings were advanced onsite in the area of the former tank pit and pump islands and five monitoring wells were also installed. In February 2013, a third party environmental monitoring vendor advanced thirteen soil borings onsite and collected soil samples, which were submitted for Table C waste oil constituent analysis and Florida Pro Fuel Constituents. All waste oil and fuel constituents were compared to Leachability Soil Cleanup Target Levels (“SCTLs”) and Residential Direct Exposure SCTLs. Based on the results of the investigation, the third party environmental monitoring vendor recommended that site assessment be terminated and the facility should await Priority Score Funding under the FDEP EDI Program. In a letter dated July 10, 2013, the FDEP concurred with the recommendation to await funding for continued assessment and cleanup in priority order. In April 2016, the FDEP submitted a Notice of Funding Availability for Assessment. The available funding from FDEP is estimated to cover all but $15,000 of the estimated $50,000 necessary to cover remediation costs, including for eight soil borings, one additional monitoring well and one additional deep well plus the excavation of approximately 1,200 tons of soil, offsite disposal, installation of clean fill and restoration of the parking lot. Per FDEP request, the site owner S Brown & Associates CRE #103 LLC has completed the Low-Scored Site Initiative (“LSSI”) Application and Contractor Selection Sheet indicating the third party environmental monitoring vendor as the contractor of record. The site owner has submitted a proposal for remediation. Based on its open status, the ESA found the site contamination described above to be a REC. However, based on the area of contamination being limited to the eastern portion of the property and the measured direction of groundwater flow towards the south, vapor intrusion is not considered a pathway of concern. Additionally, based on the commercial use of the property, that the site is covered by either buildings or pavement out to the property boundaries and that groundwater isn’t utilized as a potable source, the ESA concluded this open release case does not represent a significant issue. The borrower has been required to escrow 125% of the difference between the FDEP funding and the estimated cost of obtaining site closure.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 1800-1836 West Lake Avenue, representing approximately 0.6% of the Initial Pool Balance, the Phase I ESA identified a REC related to site groundwater that was impacted by a former drycleaner, a former gas station and underground storage tanks (“USTs”) (which have been removed). Five groundwater monitoring wells were installed in 2009, and elevated concentrations of drycleaner solvents were detected at three of those wells. All of the sources of groundwater contamination, including the former USTs and the impacted soil, were removed during development of the property. Three of the five wells were sampled in 2017, and drycleaner solvents were not present in concentrations of concern. The remaining two wells, one of which had previously shown elevated concentrations of drycleaner solvents, could not be sampled because they had been covered by the existing building. The environmental consultant recommended that additional investigation, including installation of an additional well, be done by a licensed site remediation professional to confirm that there were no longer concentrations of concern of drycleaner solvents. The environmental consultant did not expect any additional remediation to be required but estimated that the additional investigation, reports and issuance of a Response Action Outcome for the groundwater could cost between $67,000 and $90,000. The borrower was required to reserve $100,000 (approximately 110% of the high-end of the environmental consultant’s cost estimate) for those costs.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties:

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Hilton Clearwater Resort & Spa, representing approximately 6.3% of the Initial Pool Balance, the lobby entrance is in the process of being renovated. The renovation is expected to be completed by the summer of 2018 and to cost approximately $1,500,000. In addition, an outdoor seating area is expected to be added to the lobby cocktail lounge, and outdoor decks utilized for special events are expected to be renovated. The outdoor seating addition and deck renovations have not begun, but are expected to be completed by the end of 2018.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Melbourne Hotel Portfolio, representing approximately 3.6% of the Initial Pool Balance, both of the related Mortgaged Properties were damaged by Hurricane Irma in fall 2017. At origination, a required repairs reserve in the amount of $1,256,239 was established to fund repairs to the related Mortgaged Properties. With respect to the Mortgaged Property identified on Annex A-1 as Doubletree Suites Melbourne Beach, $284,133 in repairs remain to be completed. With respect to the Mortgaged Property identified on Annex A-1 as Hilton Melbourne Beach Oceanfront, $649,747 in repairs remain to be completed.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Moffett Towers II – Building 2, representing approximately 3.1% of the Initial Pool Balance, the Mortgaged Property is part of a larger campus where approximately $33,600,000 in construction costs are remaining with respect to construction of a parking garage and amenities building that are not collateral for the Mortgage Loan but for which the borrower will have access to pursuant to a reciprocal easement agreement. The parking garage is approximately 61.2% complete with an expected completion date in April 2018. If 361 parking spaces, whether in the parking garage, on a surface parking lot or in another parking structure at or near the Mortgaged Property are not delivered to Amazon on or before April 15, 2018, Amazon (the sole tenant) will receive a base rent credit of $15,000 per day until the parking garage is complete. A reserve of approximately $2,700,000 was taken at closing, which represents approximately six months of the Amazon base rent credit. If such spaces are not provided by September 15, 2018, the borrower is required to post an additional $2,700,000 (the “Additional Parking Abatement Amount”). The amenities building is approximately 57.0% complete with an expected completion date in July 2018. A reserve for gap rent for the period beginning December 2017 and ending July 2018 was taken at closing totaling $8,332,337. In addition, a reserve of approximately $286,310 was taken at closing, which represents approximately six months of amenities building use fees. If the amenities building is not completed by January 31, 2019, the borrower is required to post an additional $286,310 (the “Additional Amenities Rent Amount”). The Mortgage Loan is full recourse for losses to the borrower and the guarantor for failure to deposit the Additional Parking Abatement Amount and/or the Additional Amenities Rent Amount. In addition, the guarantor entered into a completion guaranty, which guaranties the delivery of 361 parking spaces to Amazon and completion of the amenities building. Currently, the borrower has not provided Amazon with the 361 parking spaces required under its lease. Additionally, the Moffett Towers II - Building 2 Whole Loan documents provide for an upfront reserve in the amount of $1,000,000 for a debt service reserve which amounts were deposited into a lender-controlled account (the “Debt Service Reserve Account”). If the Required Parking Spaces Satisfaction has not occurred on or prior to September 15, 2018, the borrower will be required to deposit an additional $1,000,000 into the Debt Service Reserve Account. Provided no event of default under the Moffett Towers II - Building 2 Whole Loan is continuing, amounts remaining in the Debt Service Reserve Account will be used to pay any shortfalls in debt service with respect to the Moffett Towers II - Building 2 Whole Loan and will be released to the borrower upon the occurrence of the Required Parking Spaces Satisfaction. The “As-Is” Appraised Value of $351,000,000 assumes that free rent, outstanding tenant improvements and leasing commissions are escrowed and that Amazon, the sole tenant at the Mortgaged Property, will be paying rent within 12 months from the date of value of the Mortgaged Property.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as One Market Center, representing approximately 1.9% of the Initial Pool Balance, the related borrower escrowed $2,490,000 at origination in connection with a capital improvement budget set forth in the related Mortgage Loan documents and allocated to improvements at the Mortgaged Property and in particular, certain construction work to be performed with respect to the space leased to the second largest tenant, AiNET. Pursuant to the related Mortgage Loan documents, funds from the escrow will be released on a rolling basis so long as the borrower provides the lender with certifications that, among other things, (i) the funds to be disbursed will be used to pay or reimburse the borrower for approved capital expenses, (ii) that all outstanding trade payables have been paid in full and (iii) the previous fund distribution was used to pay approved capital expenses in accordance with the related Mortgage Loan documents.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Ohio Limited Service Hotel Portfolio, representing approximately 1.7% of the Initial Pool Balance, the related borrowers were required to reserve approximately $3,000,000 at origination for property improvement plans or renovations required by the related franchise agreements. The Mortgaged Property identified on Annex A-1 as Ohio Limited Service Hotel Portfolio – Residence Inn by Marriott Dayton Beavercreek is subject to a change of ownership PIP, which must be completed by December 31, 2018. The approximate cost of the PIP is $2,830,000, which requires significant renovations to the guestrooms, public areas, exterior finishes of the building, as well as an expansion of the fitness room. The Mortgaged Property identified on Annex A-1 as Ohio Limited Service Hotel Portfolio – Courtyard by Marriott Dayton Beavercreek is subject to a change of ownership PIP, which must be completed by February 21, 2019. The approximate cost of the PIP is $115,000, which requires minor upgrades to the Mortgaged Property.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Hyatt House Broomfield Hotel, representing approximately 1.4% of the Initial Pool Balance, the borrower sponsor is expected to undertake a comprehensive PIP including upgrades to the guestrooms, bathrooms, meeting rooms, driveways, parking lots, and all public areas. The renovations are expected to be completed within 12 months of the closing of the mortgage loan. The borrower has funded a reserve account in the amount of $1,726,349 which is approximately 88.2% of the anticipated cost of the renovations. The remaining amounts necessary to complete the improvements are expected to be drawn from the FF&E reserve account.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Candlewood Suites Secaucus Meadowlands, representing approximately 1.3% of the Initial Pool Balance, the related borrower deposited $674,227 into a PIP reserve at origination to cover the costs of upgrades to the Mortgaged Property set forth in the related franchise agreement. The related engineering consultant reported that the cost of the remaining PIP work is $561,856.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as GED Integrated Solutions, representing approximately 1.1% of the Initial Pool Balance, the related borrower escrowed $284,913 at origination for payment of contractors and completion of certain outstanding construction work set forth in the related Mortgage Loan documents. Pursuant to the related Mortgage Loan documents, the escrow will be released after the borrower delivers a certification that the related contractor has been paid in full and the outstanding construction work has been completed.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Candlewood Suites Athens, representing approximately 0.5% of the Initial Pool Balance, the related borrower sponsor escrowed approximately $1.15 million at origination, which amount represents 110% of the expected cost of a “change-of-ownership” PIP required in connection with an extension of the related franchise agreement. The related renovations will target updating exterior areas, administrative space and guest rooms and are expected to be completed by July 2019.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Candlewood Suites Fort Wayne, representing approximately 0.4% of the Initial Pool Balance, the sponsor of the borrower reported that the related Mortgaged Property is currently undergoing a PIP renovation with a total cost of $776,637, of which $556,592 is remaining. The related borrower deposited $668,000 into a PIP reserve at origination to cover approximately 120% of the costs of upgrades to the Mortgaged Property set forth in the related franchise agreement.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than twelve (12) months old as of the Cut-off Date (other than with respect to the Mortgaged Property identified on Annex A-1 as Shoppes at College Hills and Garden Multifamily Portfolio, for which the related engineering reports were prepared seventeen (17) months and fourteen (14) months, respectively, prior to the Cut-off Date). In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates or such persons may be or may have been subject to other material proceedings (including criminal proceedings). In addition, certain of the Mortgaged Properties may be subject to material ongoing litigation. For example (with respect to the fifteen (15) largest Mortgage Loans):

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as GNL Portfolio, representing 6.7% of the Initial Pool Balance, the advisor (non-controlling) that owns 0.1% of the borrower, certain affiliates and principals thereof are subject to a pending case in the Chancery Court in New Castle County, Delaware for breach of fiduciary duty filed by RCS Creditor Trust, as plaintiff, against Global Net Lease Advisors, LLC, American Finance Advisors, American Realty Capital Retail Advisor LLC, et al, as defendant. The complaint alleges that Nicholas Schorsch and his colleagues schemed to exploit their de facto control of a public company, RCS Capital Corporation (“RCAP”), to enrich their wholly owned fund management business called AR Capital, to the detriment of RCAP and its stakeholders.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as GNL Portfolio, representing 6.7% of the Initial Pool Balance, on January 25, 2018, an action for breach of contract and tortious interference with contract was filed against Global Net Lease Operating Partnership, L.P. (the borrower sponsor and non-recourse carveout guarantor), Global Net Lease Properties, LLC (the manager of the Mortgaged Properties) and certain of their affiliates (the “GNL Defendants”), as well as AR Capital Global Holdings, LLC and AR Global Investments, LLC (the “AR Defendants”). The plaintiff, Moor Park Capital Partners LLP, alleges that the defendants improperly attempted to terminate a service provider agreement with the plaintiff pursuant to which the plaintiff is principally responsible for managing the defendants real estate business in Europe. The termination of the service provider agreement will also result in the termination of a related property management and leasing agreement. The plaintiff alleges that the attempted terminations are a pretext to enable the AR Defendants to seize the plaintiff’s business with the GNL Defendants. The plaintiff seeks money damages as well as a declaratory judgment that the contract has not been effectively terminated.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Hilton Clearwater Beach Resort & Spa, representing 6.3% of the Initial Pool Balance, an adversary proceeding is pending against one of the sponsors and non-recourse carveout guarantors and certain principals thereof related to the bankruptcy filing of Tropicana Entertainment LLC. The plaintiff alleges that the defendants engaged in misconduct by aiding and abetting one another in breaching certain fiduciary obligations to one or more of the debtors in the related bankruptcy action. The plaintiff seeks to have the claims filed by the defendants in the related bankruptcy cases equitably subordinated.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Hilton Clearwater Beach Resort & Spa, representing 6.3% of the Initial Pool Balance, there is a breach of contract case filed against one of the sponsors and non-recourse carveout guarantors in the United States District Court for the Southern District of New York by a property services consultant. The consultant claims it was hired to negotiate the restructuring and modification of an existing loan and was not paid the agreed upon fee. The subject loan was not secured by the related Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Hilton Clearwater Beach Resort & Spa, representing 6.3% of the Initial Pool Balance, there is a wrongful termination case filed against one of the borrower sponsors and non-recourse carveout guarantors in the Circuit Court of Kenton County, Kentucky. The complaint alleges that plaintiff was terminated in retaliation for taking family medical leave and/or for refusing to practice law without a license, and also contains allegations of hostility by certain principals of the sponsor.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Yorkshire & Lexington Towers, representing approximately 2.1% of the Initial Pool Balance, the related borrower is subject to three pending litigations (i) two related to prior tenants seeking judicial declaration of apartment units as subject to rent stabilization law and back rents as monetary damages for rent overcharges at the Mortgaged Property and (ii) one related to prior tenants seeking judicial declaration of apartment units as subject to rent stabilization law and back rents as monetary damages for rent overcharges at the Mortgaged Property in an estimated amount in excess of $150,000,000. We cannot assure you as to the manner in which these or other similar proceedings will impact the number of rent stabilized units the borrower can convert to market rate units in the future. See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”. In addition, the borrower sponsor is subject to three pending suits filed against him by a former business partner for breach of contractual duties under LLC agreements unrelated to the Mortgaged Property. The suits seek a minimum of $5 million on behalf of the former business partner and $5 million derivatively on behalf of the allegedly damaged entities. The second suit filed by the same plaintiff alleged that the borrower sponsor abused control relating to unrelated properties in which the former business partner has a minority ownership interest. The suit seeks a minimum of $15 million. The borrower sponsor filed a counterclaim against the plaintiff for amounts exceeding $63 million. The third suit filed by the same plaintiff seeks judicial liquidation of several entities unrelated to the Mortgaged Property. All three matters are still pending.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 1313-1317 14th Street, representing approximately 1.7% of the Initial Pool Balance, in September 2004, the borrower sponsor, Norman Jemal, his father, Douglas Jemal and two other Douglas Development Corporation (“DDC”) executives were charged in the United States District Court for the District of Columbia with multiple offenses including bribery, conspiracy, tax evasion and wire fraud.

The charges stemmed from an investigation into the activities of the former deputy director of the District of Columbia’s office of property management and the government’s belief that DDC bribed this official in order to lease property to the District of Columbia. While Norman Jemal was acquitted of all seven charges and fully exonerated of any wrongdoing, Douglas Jemal was found guilty of wire fraud and sentenced to five years of probation in 2007. In 2009, the judge granted his request for early termination of probation.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose” and “Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 15 in Annex D-1 and any exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Loan Purpose

●	Thirty-nine (39) of the Mortgage Loans, representing approximately 73.3% of the Initial Pool Balance, were originated in connection with the borrower’s refinancing of a previous mortgage loan.

●	Fifteen (15) of the Mortgage Loans, representing approximately 22.3% of the Initial Pool Balance, were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

●	Two (2) of the Mortgage Loans, representing approximately 4.4% of the Initial Pool Balance, were originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

Modified and Refinanced Loans

As of the Cut-off Date, other than as described below, none of the Mortgage Loans were modified due to a delinquency, nor were any of the Mortgage Loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the Mortgage Loan.

With respect to the Mortgage Loan identified on Annex A-1 as Green Oak Village Place, representing approximately 3.1% of the Initial Pool Balance, C-III Commercial Mortgage LLC initiated foreclosure proceedings at the Mortgaged Property in October 2014, and subsequently entered into a loan modification. The current Mortgage Loan has effectively completed a discounted payoff of the prior mortgage loan in the amount of $29,271,560, which such amount equates to 43.4% of the original initial principal balance of the prior loan.

With respect to the Mortgage Loan identified on Annex A-1 as 1800-1836 West Lake Avenue, representing approximately 0.6% of the Initial Pool Balance, the Mortgaged Property was acquired at the closing of the Mortgage Loan out of foreclosure.

With respect to the Mortgage Loan identified on Annex A-1 as Quality Inn O’Hare, representing approximately 0.5% of the Initial Pool Balance, in December 2017, the related mortgage loan seller, borrower and guarantor entered into a modification which involved a partial pay off of the previous mortgage loan by the borrower in the amount of $750,000 and an effective discounted payoff in the amount of $1,000,000.

Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrower sponsors and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past. In some cases, Mortgaged Properties securing certain of the Mortgage Loans previously secured other loans that had been in default.

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as Hilton Clearwater Beach Resort & Spa, GNL Portfolio, The SoCal Portfolio, Quarry Place at Tuckahoe, Melbourne Hotel Portfolio, Green Oak Village Place, Lehigh Valley Mall, Yorkshire & Lexington Towers, Shoppes at Southern Palms, 600 Vine, Hyatt House Broomfield Hotel, Shoppes at College Hills, Candlewood Suites Secaucus Meadowlands, Staybridge Suites Myrtle Beach, GED Integrated Solutions, Best Western Castillo Del Sol, Garden Multifamily Portfolio, 1800-1836 West Lake Avenue, Hembree Center, SS1 Multifamily Portfolio, SS2 Multifamily Portfolio, Quality Inn O’Hare, Candlewood Suites Athens and Circle Apartments, representing approximately 49.5% of the Initial Pool Balance, (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) the Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Hilton Clearwater Beach Resort & Spa, representing approximately 6.3% of the Initial Pool Balance, in 2005 one of the non-recourse carveout guarantors, Columbia Sussex Corporation (“CSC”), acquired a portfolio of fourteen hotel properties from Blackstone Group, Inc., financed by a $1,100,000,000 loan from Bear Stearns Companies, Inc. and Bank of America Corporation (and $300,000,000 of sponsor equity). The debt included seven tiers of mezzanine debt, which Blackstone Group, L.P. purchased. The debt matured in October 2010 with an outstanding principal balance of $1,030,000,000. CSC was unable to refinance or restructure the loan and agreed to an assignment in-lieu of foreclosure and transferred ownership of the portfolio back to Blackstone Group L.P. In 2007, CSC acquired the Tropicana casinos in both Las Vegas and Atlantic City through a separate entity, Tropicana Entertainment. The New Jersey Casino Control Commission subsequently denied Tropicana Entertainment a gaming license, and as a result, Tropicana Entertainment was unable to operate the Tropicana casino in Atlantic City. Tropicana Entertainment defaulted on the loans that financed the acquisition and filed for Chapter 11 bankruptcy. In addition, CSC has been the borrower sponsor of various CMBS loans for which the related property has been acquired by the applicable lender in connection with a foreclosure or deed-in-lieu of foreclosure, as well as the borrower sponsor of five nonrecourse loans that are currently in special servicing and/or where the related properties are being managed by an appointed receiver, are in foreclosure, have entered a deed-in-lieu transaction or were the subject of a discounted payoff.

●	With respect to the Mortgage loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as The SoCal Portfolio, representing approximately 4.9% of the Initial Pool Balance, the borrower sponsor reported one unrelated mortgage loan that went into default in 2009 and one bankruptcy with respect to an unrelated mortgage loan in 2015. With respect to the 2015 bankruptcy, the related borrower sponsor entered into a pre-packaged bankruptcy with the related lender, which allowed the receiver to obtain a debtor-in-possession loan that refinanced the defaulted loan. In both cases the related lender experienced no losses.

●	With respect to the Mortgage Loan secured by the Mortgaged Property on Annex A-1 as Quarry Place at Tuckahoe, representing approximately 4.3% of the Initial Pool Balance, the borrower sponsor, Mack-Cali Realty L.P., and its affiliates, have sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds in lieu of foreclosure.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Melbourne Hotel Portfolio, representing approximately 3.6% of the Initial Pool Balance, the borrower sponsor, Westplace Modesto Investors LLC, and its affiliates, have sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds in lieu of foreclosure.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Green Oak Village Place, representing approximately 3.1% of the Initial Pool Balance, a major borrower sponsor (owning over 20% of the borrower) who is not one of the three mortgage loan guarantors was involved in three bankruptcy proceedings within the last ten years, all of which were dismissed. The bankruptcy proceedings were related to credit card debt of the borrower sponsor’s wife, a jointly owned (borrower sponsor and wife) single-family residence and a company owned by the borrower sponsor. Additionally, C-III Commercial Mortgage LLC initiated foreclosure proceedings at the Mortgaged Property in October 2014, and subsequently entered into a loan modification. The current Mortgage Loan has effectively completed a discounted payoff of the prior mortgage loan in the amount of $29,271,560, which such amount equates to 43.4% of the original principal balance of the prior loan. Additionally, two of the sponsor guarantors have been involved in prior foreclosures and defaults.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Yorkshire & Lexington Towers, representing approximately 2.1% of the Initial Pool Balance, one of the borrower sponsors was involved in a deed-in-lieu of foreclosure in 2011.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See also representation and warranty nos. 41 and 42 in Annex D-1 and any exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Twenty-nine (29) of the Mortgaged Properties, securing in whole or in part twelve (12) Mortgage Loans, representing approximately 24.5% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, are leased to a single tenant.

See “—Lease Expirations and Terminations” and “—Affiliated Leases” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the fifteen (15) largest Mortgage Loans, see the related summaries attached as Annex A-2. In addition, see Annex A-1 for tenant lease expiration dates for the five (5) largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the five (5) largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the Mortgaged Properties:

In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan. For example:

●	With respect to fourteen (14) of the Mortgaged Properties, securing in whole or in part nine (9) Mortgage Loans, representing approximately 13.6% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, such Mortgaged Properties are occupied by a single tenant under a lease which expires prior to, or in the same year of, the maturity or anticipated repayment date of the related Mortgage Loan. See Annex A-1 for more information relating to single tenant properties.

●	With respect to the Mortgaged Properties shown in the table below, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and as described in the bullet above) expire in a single calendar year prior to, or the same year as, the maturity of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Cut-Off Date Loan Amount		% of Net Rentable Area Expiring	Calendar Year of Expiration	Maturity/ARD Date
1313-1317 14th Street	1.7%		61.0%	2026	9/5/2027
50-52 Fadem Road	1.2%		53.1%	2021	3/6/2028
The SoCal Portfolio – Anaheim Stadium Industrial	0.0	%(1)	51.8%	2019	2/6/2028

(1)	The percentage of the Initial Pool Balance by Allocated Cut-off Date Loan Amount is greater than 0.0% but less than 0.1%.

●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the five (5) largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Furthermore, commercial or other tenants having multiple stores (whether at a Mortgaged Property included in the pool of Mortgage Loans or at a property outside the pool of Mortgage Loans) may experience adverse business conditions, bankruptcy or changes in circumstances that result in their deciding to close under-performing or redundant stores. For example, we are aware that:

●	On or about September 17, 2017, Toys “R” Us, the parent company of Babies “R” Us, filed for Chapter 11 bankruptcy and recently announced its intention to close or sell all Toys “R” Us and Babies “R” Us stores in the United States. With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Lehigh Valley Mall, representing approximately 2.9% of the Initial Pool Balance, the space occupied by Babies “R” Us, a tenant at the Mortgaged Property, was underwritten by the borrower as vacant due to Toys “R” Us filing for bankruptcy. There can be no assurance that other retail chains with tenant spaces at such Mortgaged Property will not announce store closings or commence bankruptcy proceedings in the future.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease at specific times or at any time during the term of such lease.

For example (with respect to the fifteen (15) largest Mortgage Loans and the largest five tenants at each Mortgaged Property):

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as GNL Portfolio, representing approximately 6.7% of the Initial Pool Balance, the sole tenant at one of the related properties, Nissan North America, Inc., has the right to terminate its lease on September 30, 2023 with 18 months’ written notice and payment of a termination fee equal to $5,125,000. Additionally, at another related property identified as Sandoz, Inc., the sole tenant has the right to terminate its lease on July 31, 2021 with 12 months’ notice and payment of a termination fee equal to $23,000,000.

●	With respect to the Mortgaged Property identified on Annex A-1 as The SoCal Portfolio – Transpark Commerce, representing approximately 0.5% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, the second largest tenant, FCA US, LLC, may terminate its lease after July 31, 2025 upon 9 months’ written notice and the payment of an early termination fee. Additionally, the third largest tenant, Xerox Corporation, may terminate its lease after November 30, 2020 upon 60 days’ written notice and the payment of a termination fee.

●	With respect to the Mortgaged Property identified on Annex A-1 as The SoCal Portfolio – Palmdale Place, representing approximately 0.3% of the Initial Pool by Allocated Cut-off Date Loan Amount, the second largest tenant, CDC, may terminate its lease after August 31, 2019 upon not less than 120 days’ but not more than 210 days’ written notice and the payment of a termination fee in the amount of $760,000. Additionally, it is required that the third largest tenant, Dept. of Mental Health, concurrently terminates its lease if the CDC exercises its option to terminate, so that the leases remain coterminous.

●	With respect to the Mortgaged Property identified on Annex A-1 as The SoCal Portfolio – Sierra Gateway, representing approximately 0.3% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, the second largest tenant, GSA (United States of America), may terminate its lease at any time upon 180 days’ written notice. Additionally, the fourth largest tenant, GSA (USA Army Corp. of Engineers), may terminate its lease after May 16, 2020 upon 90 days’ written notice.

●	With respect to the Mortgaged Property identified on Annex A-1 as The SoCal Portfolio – The Abbey Center, representing approximately 0.2% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, the largest tenant, Jewish FAM SVC Of The Desert, may terminate its lease after January

31, 2021 upon 120 days’ notice and the payment of a termination fee, if its current level of funding by the Department of Housing and Urban Development decreases by more than 50%.

●	With respect to the Mortgaged Property identified on Annex A-1 as The SoCal Portfolio – Atlantic Plaza, representing approximately 0.1% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, the third largest tenant, The City of Long Beach, may terminate its lease at any time upon 9 months’ written notice and the payment of a termination fee.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Penn Center West, representing approximately 2.3% of the Initial Pool Balance, the largest tenant in occupancy, American International Relocation Solutions, LLC dba AiReS (“AiReS”), representing 100% of the net rentable area at Penn Center West 6 and approximately 27.5% of the aggregate net rentable area of the Penn Center West portfolio), has a one-time option to terminate its related lease effective as of April 30, 2020 if AiReS gives prior written notice to the related borrower on or before April 30, 2019. The related lease agreement provides that in the event that AiReS terminates its lease, AiReS is required to pay the related borrower a termination fee in an amount equal to (i) the unamortized portion of (a) the costs of the related tenant improvement allowance, (b) the costs of the related borrower’s work and (c) all of the related borrower’s actual and reasonable expenses incurred in connection with the lease plus (ii) a remarketing fee of $203,872.10. In addition, the second largest tenant in occupancy, NVR, Inc. (representing approximately 51.5% of the net rentable area at Penn Center West 1 and approximately 22.8% of the aggregate net rentable area of the Penn Center West portfolio), has a one-time option to terminate its related lease effective as of May 2021 upon 18 months’ prior written notice to the related borrower. The related lease agreement provides that in the event that NVR, Inc. terminates its lease, NVR, Inc. is required to pay to the related borrower a termination fee in an amount equal to (i) the unamortized portion of (a) the costs of the related tenant improvement allowance, (b) the costs of the related borrower’s work (c) all of the related borrower’s costs of relocating tenants and (d) all of the related borrower’s out of pocket expenses incurred in connection with the lease plus (ii) a marketing fee equal to six months’ rent. In addition, the fifth largest tenant in occupancy, TEKSystems, Inc., (representing approximately 16.8% of the net rentable area at Penn Center West 8 and approximately 4.8% of the aggregate net rentable area of the Penn Center West portfolio), has a one-time option to terminate its related lease effective as of August 2020 upon 12 months’ prior written notice to the related borrower. The related lease agreement provides that in the event that TEKSystems, Inc. terminates its lease, TEKSystems, Inc. is required to pay to the related borrower a termination fee in an amount equal to (i) the unamortized portion of (a) the total amount of the abatement of TEKSystems, Inc.’s rental obligations, (b) the costs of the related borrower’s work and (c) all of the related borrower’s out of pocket expenses incurred in connection with the lease plus (ii) a marketing fee equal to one months’ rent.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, with respect to the 5 largest tenants by net rentable square footage at those Mortgaged Properties securing the largest 20 Mortgage Loans by aggregate Initial Pool Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the Mortgaged Property:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Throggs Neck Shopping Center, representing approximately 4.7% of the Initial Pool Balance, certain tenants including, among others, the second largest tenant, Party City, leasing approximately 9.0% of the net rentable area at the Mortgaged Property, and the third largest tenant, Petco, leasing approximately 8.7% of the net rentable area at the Mortgaged Property, each have the right to terminate their lease and/or pay abated or reduced rent in the event, among other things, a specified percentage (in the case of Party City, 50% (excluding Target), and in the case of Petco, 50% (excluding Target and TJ Maxx) of the Mortgaged Property is not open and operating.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Green Oak Village Place, representing approximately 3.1% of the Initial Pool Balance, the five largest tenants at the Mortgaged Property (Dick’s Sporting Goods, Barnes & Noble, TJ Maxx, DSW, Inc. and Petco) have the right to pay abated rent and/or terminate their respective leases, if certain conditions are met for specific periods of time, as set forth in each lease agreement, including if a portion of the net rentable area at the Mortgaged Property is not open and operating, and/or if certain required tenants are not open and operating at the Mortgaged Property.

Government-sponsored tenants may have the right to rent reductions or may be able to cancel their leases at any time for lack of appropriations or as a result of a government shutdown. Set forth below are certain government leases that individually represent more than 5% of the base rent at the related Mortgaged Property and have these types of risks. See also “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Name	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of Base Rent
One State Street	5.2%	New York State Department of Financial Services	29.7%	24.3%
1800-1836 West Lake Avenue	0.6%	State of New Jersey	31.3%	38.4%
The SoCal Portfolio – Upland Freeway	0.3%	USG	8.3%	12.3%
Starbucks Portfolio & 32330 N Harbor Drive – Dept of Fish & Wildlife	0.2%	Department of Fish & Wildlife	100.0%	100.0%

(1)	The percentage of the Initial Pool Balance by Allocated Cut-off Date Loan Amount is greater than 0.0% but less than 0.1%.

For more information related to tenant termination options see Annex A-1 and the accompanying footnotes for additional information, as well as the charts titled “Tenant Summary” for the fifteen (15) largest Mortgage Loans presented on Annex A-2.

See Annex A-2 for more information on material termination options relating to the fifteen (15) largest Mortgage Loans.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the five (5) largest tenants listed on Annex A-1 by net rentable square footage for the fifteen (15) largest Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent as set forth below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as One State Street, representing approximately 5.2% of the Initial Pool Balance, the fifth largest tenant, Continental Stock Transfer & Trust Company, has free rent totaling $37,500 to be provided in five equal installments of $7,500 in each of September 2018, 2019, 2020, 2021 and 2022.

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, among the 5 largest tenants (based on net rentable area) at the 15 largest Mortgage Loans or in cases where 10% or more of the aggregate net rentable area at a Mortgaged Property is sublet:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as GNL Portfolio, representing approximately 6.7% of the Initial Pool Balance, the sole tenant at one of the related properties, Lippert Components Manufacturing, Inc. sublets 238,164 square feet of its total 539,137 square feet to National Distribution Centers, LLC through September 1, 2019. In addition, the sole tenant at one of the related properties, Nissan North America, Inc., sublets 59,977 square feet of its total 462,155 square feet to Logistics Insight Corp. through May 31, 2020, and the subtenant can terminate the sub-lease at any time. In addition, the sole tenant at another related property, PNC Bank, National Association, which is not obligated to share information on the sublet space, has five sublets and can sublet space without the borrower’s consent.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Northrop Grumman Portfolio, representing approximately 2.9% of the Initial Pool Balance, both Mortgaged Properties are master leased to indirect subsidiaries of the borrower sponsor and sub-leased to the tenants who utilize the premises. See “Mortgage Pool Characteristics—Shari’ah Compliant Loan”.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Northrop Grumman Portfolio, representing approximately 2.9% of the Initial Pool Balance, the sole tenant at the Mortgaged Properties uses portions of the properties to provide information technology services to Virginia Information Technologies Agency (“VITA”) under the terms of a contract that expires in June 2019. VITA is expected to not renew the current contract upon expiration. The sole tenant’s leases on the Mortgaged Properties expire in June 2022 and October 2022. The Mortgage Loan matures in November 2024. See Annex A-2 for more information.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

See Annex A-2 for more information on other tenant matters relating to the fifteen (15) largest Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a material portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	Four (4) of the Mortgage Loans secured in whole or in part by the Mortgaged Properties identified on Annex A-1 as GNL Portfolio – Lippert Components Manufacturing, Inc., Northrop Grumman Portfolio – Chester, Lehigh Valley Mall and Hyatt House Broomfield Hotel, representing approximately 6.6% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, each such Mortgaged Property is subject to a purchase option, right of first refusal or right of first offer to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related property, a tenant at a neighboring property, a hotel franchisor, a licensee, a homeowner’s association, another unit owner of the related condominium, a neighboring property owner, a master tenant, a lender or another third party. See “Yield and Maturity Considerations”. See representation and warranty no. 7 in Annex D-1 and any exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as GNL Portfolio, representing approximately 6.7% of the Initial Pool Balance, prior to the commencement of construction by borrower of a building on any portion (such portion, the “Planned Development Site”) of the approximately 70.99 acre parcel of land owned by borrower, the sole tenant at one of the related properties, Lippert Components Manufacturing, Inc., will have the option to purchase the Planned Development Site from the borrower on prevailing market terms. The purchase option is only triggered by borrower’s intention to construct another building on the Planned Development Site, which requires lender’s consent. In the event Lippert Components Manufacturing, Inc. subleases more than 50% of the premises it elects to purchase and/or assigns the lease to any other person or entity, the option to purchase the Planned Development Site will lapse and be void.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Northrop Grumman Portfolio, representing approximately 2.9% of the Initial Pool Balance, The Commonwealth of Virginia has the right to purchase the Mortgaged Property located in Chester, Virginia, including the building and improvements on June 30, 2019 for its fair market value. Notice of the intent to exercise the purchase option must be provided to the borrower by September 30, 2018. See “—Certain Terms of the Mortgage Loans—Partial Releases”.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Northrop Grumman Portfolio, representing approximately 2.9% of the Initial Pool Balance, upon maturity of the Mortgage Loan, the master lessees have an option to purchase the Mortgaged Properties, and the borrowers have a put option to cause the master lessees to purchase the Mortgaged Properties, for a price equal to the then-outstanding principal balance of the Mortgage Loan, plus a nominal amount.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Lehigh Valley Mall, representing approximately 2.9% of the Initial Pool Balance, Macy’s Retail Holdings, Inc. has a right, at its option, exercisable after March 31, 2012, to purchase the ground leased property for the purchase price of $1,337,114. See “—Certain Terms of the Mortgage Loans—Partial Releases”.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Shoppes at Southern Palms, representing approximately 1.9% of the Initial Pool Balance, the largest tenant, Kohl’s Department Stores, Inc., has a right of first refusal to purchase its leased premises if the related borrower receives an offer from a bona fide third-party offeror to purchase such leased premises. Pursuant to the related tenant’s lease, the right of first refusal does not apply in the event of a foreclosure or deed-in-lieu of foreclosure. A subordination non-disturbance and attornment agreement was executed that specifically subordinates the right of first refusal to the Mortgage Loan.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Hyatt House Broomfield Hotel, representing approximately 1.4% of the Initial Pool Balance, pursuant to the related franchise agreement the franchisor has a right of first offer with respect to the Mortgaged Property. If the borrower elects to sell the Mortgaged Property, or the equity owners of the borrower elect to sell a controlling ownership interest in the borrower, the franchisor must be notified of the terms and conditions of the proposed sale, and will have twenty days to elect to acquire the Mortgaged Property or the controlling interest in the borrower on the same or substantially similar terms. The acquisition of the Mortgaged Property by the lender is not subject to the franchisor’s right of first offer.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Nice-Pak Warehouse, representing approximately 1.0% of the Initial Pool Balance, the sole tenant, Nice-Pak Products, Inc., has a right of first refusal under its lease to purchase the related Mortgaged Property in connection with any solicited or unsolicited offer to purchase it; however, such right has been subordinated to the related Mortgage Loan in instances of foreclosure or deed-in-lieu of foreclosure under a subordination and non-disturbance agreement.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 5.0% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower (excluding Mortgaged Properties that are leased to an affiliate of the borrower under an operating lease):

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 6-8 West 28th Street, representing approximately 2.7% of the Initial Pool Balance, the second largest tenant, JTRE, LLC, which leases approximately 23.7% of the net rentable area, is an affiliate of the borrower sponsor.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as One Market Center, representing approximately 1.9% of the Initial Pool Balance, the second largest tenant, AiNET, which leases approximately 19.3% of the net rentable area, is an affiliate of the borrower sponsor.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as The Yard, representing approximately 1.2% of the Initial Pool Balance, the second largest tenant, Vuka Studios, LLC, which leases approximately 13.5% of the net rentable area, is an affiliate of the borrower sponsor.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Quality Inn O’Hare, representing approximately 0.5% of the Initial Pool Balance, an affiliate of the borrower, ALC Corp (as successor in interest to Bella Sera Restaurant Inc.) leases approximately 10,000 SF within the main hotel building as the onsite restaurant and lounge.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months, other than as described below. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance.

Thirty-one (31) of the Mortgaged Properties, collectively representing approximately 13.2% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, are located in areas that are considered a high earthquake risk (seismic zone 3 or 4). These areas include, without limitation, all or parts of the states of California, Tennessee and Washington. Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19%.

In the case of sixty-six (66) Mortgaged Properties, securing or partially securing twenty-four (24) Mortgage Loans and representing approximately 48.5% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, the related borrowers maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Northrop Grumman Portfolio, representing approximately 2.9% of the Initial Pool Balance, the Mortgage Loan documents permit the related borrower to either maintain the required insurance or cause such insurance to be maintained by the related master lessee.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Signet Jewelers Expansion, representing approximately 1.8% of the Initial Pool Balance, the Mortgage Loan documents permit the borrower to either maintain the required insurance or cause such insurance to be maintained by Sterling Inc., the sole tenant at the Mortgaged Property, which tenant currently maintains such insurance.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Timberline Place II, representing approximately 1.3% of the Initial Pool Balance, the Mortgage Loan documents permit the borrower to satisfy the insurance coverage requirements (with the exception of the insurance coverage requirements for improvements and betterments and business income) by relying on the insurance policies obtained and maintained by the condominium association, to the extent such insurance satisfies the requirements under the Mortgage Loan documents. If, at any time and from time to time during the term of the Mortgage Loan, the insurance policies maintained by the condominium association do not fully comply with the insurance coverage requirements under the Mortgage Loan documents, then the borrower will promptly notify the lender thereof in writing upon becoming aware of the same and use commercially reasonable efforts to cause the condominium association to procure and maintain insurance policies that fully comply with the requirements under the Mortgage Loan documents. If the condominium association does not procure such insurance policies within ten (10) days after the borrower’s notification to the lender, the borrower will, at its sole cost and expense, promptly procure and maintain either (a) “primary” insurance coverage in the event that the condominium association does not provide the insurance coverage required by the Mortgage Loan documents, or (b) “excess and contingent” insurance coverage over and above any other valid and collectible coverage then in existence, in the event that the condominium association does not have the sufficient insurance coverage required by the Mortgage Loan documents, as is necessary to bring the insurance coverage into full compliance with the insurance coverage requirements under the Mortgage Loan documents.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Penn Hills Shopping Center, representing approximately 1.3% of the Initial Pool Balance, certain insurance requirements in the related Mortgage Loan documents are satisfied by the self-insurance of tenants of the related Mortgaged Property, Dollar Bank, Federal Savings Bank and Morgan’s Restaurants of Pennsylvania, Inc., d/b/a Kentucky Fried Chicken, pursuant to such tenants’ leases. Such tenants’ right to self-insure their related leased premises is continuous throughout the terms of the related leases. Each such lease requires, among other things, that (i) the tenant maintain general liability insurance coverage equal to an amount not less than $1,000,000 per occurrence and not less than $3,000,000 in the aggregate, (ii) the tenant maintain property damage insurance in an amount not less than $3,000,000 and (iii) the related borrower be named as a loss payee under the tenant’s fire and extended coverage insurance policies.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Nice-Pak Warehouse, representing approximately 1.0% of the Initial Pool Balance, the Mortgage Loan documents permit the related borrower to either maintain the required insurance or cause such insurance to be maintained by Nice-Pak Products, Inc., the sole tenant at the Mortgaged Property, which tenant currently maintains such insurance.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. See also representation and warranty nos. 18 and 31 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

In the case of such Mortgage Loans subject to such restrictions, the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage, if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, the related property may not be able to be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property, and such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 8 and 26 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, certain of the Mortgaged Properties are subject to “historic” or “landmark” designations, which results in restrictions and in some cases prohibitions on modification of certain aspects of the related Mortgaged Property.

Some Mortgaged Properties are subject to use restrictions arising out of environmental issues. See “–Environmental Considerations” above.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than “as-is”. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value unless otherwise specified in this prospectus, Annex A-1 and/or the related footnotes. The values other than “as-is” may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as The SoCal Portfolio, representing approximately 4.9% of the Initial Pool Balance, the Appraised Value of the Mortgaged Property identified on Annex A-1 as Ming Office Park reflects an assumption that Stantec Consulting Svcs, Inc. (“Stantec”) renews its lease expiring on March 31, 2018 of 52,041 square feet at the Mortgaged Property on substantially similar terms as the existing lease. Stantec has executed a renewal of its lease through March 31, 2023 for 25,203 square feet of the related Mortgaged Property. As such, the Appraised Value is being treated throughout as an “as-is” Appraised Value.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The appraisal obtained with respect to each Mortgage Loan contained a statement or was accompanied by a letter from the related appraiser to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date the related appraisal was completed.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters), certain of the

Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See also representation and warranty no. 28 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). For example:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as The SoCal Portfolio, representing approximately 4.9% of the Initial Pool Balance, the Mortgage Loan documents provide that the Mortgage Loan is recourse to the related borrower and guarantor for losses associated with any misrepresentation or inaccuracy in any representation or warranty or breach or failure to perform any covenants or other obligations pursuant to the Mortgage Loan documents related to environmental matters. However, the Mortgage Loan documents permit the indemnitor under the environmental indemnity to elect to provide environmental insurance policies covering the Mortgaged Properties. In the event that the borrower or another indemnitor under the indemnity presents a claim arising under the environmental insurance policy, the related lender agrees that it will withhold pursuing its rights under the environmental indemnity until the earlier to occur of (i) denial of the claim or (ii) 90 days following the date which the claim was presented. Claims under the environmental indemnity are reduced to the extent the related lender actually receives funds in respect of a claim under the environmental indemnity policy.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified as Northrop Grumman Portfolio on Annex A-1, representing approximately 2.9% of the Initial Pool Balance, the Mortgage Loan does not provide for recourse to a guarantor in any circumstances; however, the obligations of the master lessees to the borrowers under the master lease with respect to certain bad acts are guaranteed by the parent of the master lessees and such guaranty has been collaterally assigned to the lender.

●	With respect to the three (3) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as Staybridge Suites Myrtle Beach, Woodfield Corporate Center and Hembree Center, collectively representing approximately 2.8% of the Initial Pool Balance, as it pertains to any recourse liability for physical waste of each such Mortgaged Property, each related borrower’s failure to provide services or repairs, or to take other actions regarding the related Mortgaged Property where the related borrower does not have available to it the necessary funds from the related Mortgaged Property’s operations to do so, does not constitute waste under the related Mortgage Loan documents.

●	With respect to the two (2) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as Shoppes at Southern Palms and Stay Over Suites, collectively representing approximately 2.5% of the Initial Pool Balance, pursuant to the related Mortgage Loan documents, recourse for physical waste is limited to intentional material physical waste of the related Mortgaged Property by or on behalf of the related borrower or the related guarantor.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as One Market Center, representing 1.9% of the Initial Pool Balance, as it pertains to any recourse liability for physical waste of the Mortgaged Property, the related Mortgage Loan documents provide that the related borrower will not be liable to the extent rents from the Mortgaged Property are insufficient to pay such amounts as are necessary to avoid physical waste and such insufficiency is not the result of the misappropriation or conversion of any revenues of the Mortgaged Property by or on behalf of the related borrower, guarantor or any property manager that is affiliated with the related borrower.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Shoppes at College Hills, representing approximately 1.4% of the Initial Pool Balance, the Mortgage Loan documents do not provide (i) recourse to the guarantor for losses to the lender in connection with breaches of the environmental covenants in the Mortgage Loan documents or (ii) full recourse to the borrower and guarantor for transfers of indirect equity interests (involving no greater than a 49% interest) in certain investment funds holding an indirect ownership interest in the borrower in violation of the notice provisions in the Mortgage Loan documents; provided, however, that there is recourse to the borrower and guarantor for losses to the lender in connection with such transfers.

●	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. See also representation and warranty no. 28 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Shoppes at College Hills, representing approximately 1.4% of the Initial Pool Balance, the Mortgaged Property is located within a Special Service Area (“SSA”). In connection with the development of the Mortgaged Property, the prior owner obtained SSA financing through the issuance of approximately $5.51 million of bonds by the related municipality. Such bonds are scheduled to be paid off in full by 2024. Debt service payments thereon are funded by (i) special real estate assessments levied against the SSA and (ii) a portion of retail sales taxes collected from certain tenants operating within the SSA. In addition, an approximate $551,000 reserve is maintained by the related municipality that may be applied to any remaining outstanding principal balance at maturity of the related bonds. Pursuant to the related development agreement, the borrower is required to, among other things, notify all new tenants at the Mortgaged Property of the bond financing and related assessment and tax obligations.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Klee Plaza, representing approximately 0.5% of the Initial Pool Balance, the Mortgaged Property is subject to a tax increment financing program (“TIF”) with the city of Chicago, which expires in two years, whereby the borrower is expected to receive approximately $983,000 over a 20 year period. The lender did not underwrite any of the approximately $40,000 to $80,000 in annual TIF income.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Fourteen (14) Mortgage Loans, representing approximately 22.5% of the Initial Pool Balance, provide for payments of interest-only for the first 12 to 60 months following the Cut-off Date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date or Anticipated Repayment Date.

Twenty (20) Mortgage Loans, representing approximately 44.4% of the Initial Pool Balance, are interest only for the entire term of the Mortgage Loans to the stated maturity or Anticipated Repayment Date.

Twenty-two (22) Mortgage Loans (excluding interest only and partial interest only Mortgage Loans), representing approximately 33.1% of the Initial Pool Balance, provide for payments of interest and principal and then have an expected Balloon Balance at the maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	1	$27,305,651	2.9%
5	21	297,379,057	31.2
6	34	628,184,076	65.9
Total:	56	$952,868,784	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Days)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
0	56	$952,868,784	100.0%
Total:	56	$952,868,784	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”). None of the Mortgage Loans accrue interest on the basis of a 360-day year consisting of 12, 30-day months (“30/360 Basis”).

ARD Loan

Two (2) Mortgage Loans secured by the Mortgaged Properties identified as Signet Jewelers Expansion and GED Integrated Solutions on Annex A-1 (each an “ARD Loan”), representing approximately 2.9% of the Initial Pool Balance, provide that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the related ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for such ARD Loan.

After its Anticipated Repayment Date, each ARD Loan further requires that all cash flow available from the related Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on such ARD Loan after its Anticipated Repayment Date, the payment of Excess Interest will be deferred until, and such Excess Interest will be required to be paid only after, the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class Z certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

“Excess Interest” with respect to an ARD Loan is the interest accrued on the related outstanding principal balance at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date. See Annex A-1 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then-current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessments of Property Value and Condition”.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-2 for more information on reserves relating to the fifteen (15) largest Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

Forty-nine (49) Mortgage Loans, representing approximately 82.8% of the Initial Pool Balance, permit the related borrower, after a lockout period to substitute U.S. government securities as collateral, and obtain a release of the related Mortgaged Property.

One (1) Mortgage Loan, representing approximately 6.7% of the Initial Pool Balance, permit the related borrower to prepay the Mortgage Loan at any time, provided that if the prepayment is made prior to the payment date prior to 4 periods prior to the related maturity date, then such prepayment must be accompanied by the payment of the greater of (i) a yield maintenance charge and (ii) a prepayment premium of 1.0% of the prepaid amount.

One (1) Mortgage Loan, representing approximately 2.9% of the Initial Pool Balance, permit the related borrower to prepay the Mortgage Loan at any time, provided that if the prepayment is made prior to the payment date prior to 5 periods prior to the related maturity date, then such prepayment must be accompanied by the payment of the greater of (i) a yield maintenance charge and (ii) a prepayment premium of 2.0% of the prepaid amount.

Three (3) of the Mortgage Loans, representing approximately 6.6% of the Initial Pool Balance, permits the related borrower after a lockout period to either (a) prepay the Mortgage Loan with the greater of a yield maintenance charge or a prepayment premium of 1% of the amount prepaid or (b) substitute U.S. government securities as collateral, and obtain a release of the related Mortgaged Property if such prepayment occurs prior to the related open prepayment period.

One (1) of the Mortgage Loans, representing approximately 0.6% of the Initial Pool Balance, permits the related borrower, after a lockout period of 25 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 2% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

One (1) of the Mortgage Loans, representing approximately 0.5% of the Initial Pool Balance, permits the related borrower, after a lockout period of 25 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	18	19.7%
4	27	43.6
5	4	11.2
6	2	8.0
7	5	17.5
Total	56	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property and/or a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of fifty-two (52) of the Mortgage Loans (the “Defeasance Loans”), representing approximately 89.4% of the Initial Pool Balance, permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity or scheduled to be outstanding as of the related anticipated repayment date, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as GNL Portfolio, representing approximately 6.7% of the Initial Pool Balance, the related borrowers may obtain a release of one or more of the related properties (the “GNL Portfolio Mortgaged Properties”) from the lien of the related mortgage instruments by prepayment of a portion of the GNL Portfolio Whole Loan equal to: (i) 110% (120% if the released property or properties are being transferred to an affiliate) of the applicable allocated loan amount for such property or properties until such time as the GNL Portfolio Whole Loan balance is reduced to 90% of the original GNL Portfolio Whole Loan amount ($168,300,000) and (ii) 115% (125% if the released property or properties are being transferred to an affiliate) of the applicable allocated loan amount for such property or properties for the remainder of the GNL Portfolio Whole Loan amount, provided that after giving effect to such release the aggregate portfolio debt yield is at least equal to the greater of (1) 11.4% and (2) aggregate GNL Portfolio Whole Loan debt yield immediately prior to such release. Further, notwithstanding the foregoing, if the tenant in any property being released has vacated the respective property, the release price for such property will be 100% of the applicable allocated loan amount for such property. No release will be permitted if such release would result in a loan-to-value ratio (after giving effect to the release and prepayment of principal and based on the GNL Portfolio Mortgaged Properties remaining subject to the lien of the GNL Portfolio Whole Loan documents) greater than 125%. All prepayments in connection with the release of any GNL Portfolio Mortgaged Property or Properties will be applied pro rata among the pari passu notes of the GNL Portfolio Whole Loan and, prior to the open prepayment date, must be accompanied by a yield maintenance premium. In addition, if a lease sweep period or default under the GNL Portfolio Whole Loan documents exists or if the borrower anticipates there will be a lease sweep event based on written notice from the tenant that it intends to not renew its lease, to terminate its lease or to go dark, the related borrowers may replace one or more of the GNL Portfolio Mortgaged Properties with a substitute property subject to satisfaction of certain conditions, including, without limitation: (i) no event of default is then continuing, (ii) the related borrowers have obtained a rating agency confirmation, (iii) the lender has approved the substitute property in its sole discretion, (iv) the related borrowers deliver an officer’s certificate to the effect that the property substitution will not have a material adverse effect, (v) after giving effect to the substitution, the debt yield for the GNL Portfolio Mortgaged Properties will not be less than the greater of 11.40% and the debt yield immediately prior to the substitution, (vi) adjustments to reserves, if applicable, and (vii) the lender’s receipt of a REMIC opinion.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as The SoCal Portfolio, representing approximately 4.9% of the Initial Pool Balance, the borrower may obtain the release of one or more individual properties from the lien of the applicable security instrument, at any time after the permitted defeasance date, upon the delivery of defeasance collateral in an amount equal to the greater of (a) 120% of the allocated loan amount with respect to the applicable individual mortgaged property and (b) the net sales proceeds applicable to the applicable individual Mortgaged Property and upon satisfaction of certain requirements set forth in the Mortgage Loan documents, including: (i) the debt yield with respect to the remaining Mortgaged Properties following the partial release will be no less than the greater of (a) 10.2% and (b) the debt yield immediately prior to the release, (ii) the loan-to-value ratio with respect to the remaining Mortgaged Properties will be no greater than the lesser of (a) 59.5% or (b) the loan-to-value ratio prior to the partial defeasance, (iii) satisfaction of the REMIC requirements and (iv) delivery of a rating agency confirmation.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Northrop Grumman Portfolio, representing approximately 2.9% of the Initial Pool Balance, provided that no event of default is then continuing, the related borrower may obtain the release of one of the Mortgaged Properties, upon satisfaction of certain conditions, including the following: (a) prepayment of the Mortgage Loan in an amount equal to 115% of the allocated loan amount for such property, plus interest for the full accrual period in which the prepayment occurs (together with the payment of the yield maintenance premium for any release prior to July 6, 2024); (b) payment of all fees, costs and expenses incurred by the lender in connection with such release; (c) after giving effect to such release, the debt yield for the Mortgaged Property not released will not be less than the greater of (i) 29.7%, and (ii) the debt yield for the Mortgaged Properties immediately prior to such release; (d) the Mortgaged Property being released will be conveyed in an arm’s length transfer and not to an affiliate of the borrower; (e) the remaining Mortgaged Property is subject to one or more leases that have a minimum term of 5 years past the maturity date of the Mortgage Loan; and (f) the loan-to-value ratio after giving effect to the release must be greater than 125%.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Northrop Grumman Portfolio, representing approximately 2.9% of the Initial Pool Balance, in the event that the Commonwealth of Virginia has exercised its right to purchase the Mortgaged Property located in Chester, Virginia (as described above under “—Mortgage Pool Characteristics—Purchase Options and Rights of First Refusal”), the related borrower is required to obtain the release of such Mortgaged Property. The borrower is required to satisfy certain conditions in connection with obtaining such release, including the following: (a) prepayment of the loan in an amount equal to (i) if certain leasing conditions are satisfied with respect to the remaining Mortgaged Property, 115% of the allocated loan amount of the Mortgaged Property being released or (ii) if such leasing conditions are not satisfied, the greater of (A) 115% of the allocated loan amount of the Mortgaged Property being released and (B) one hundred percent (100%) of the sales proceeds from the exercise of the purchase option, less certain costs incurred by the borrower in connection with such sale and the portion of such sales proceeds the Borrower is obligated to pay to certain third parties; (b) payment of interest due for the full accrual period in which the prepayment occurs; (c) payment of the yield maintenance premium for any release occurring prior to July 6, 2024; (d) reimbursement of the out of pocket costs and expenses of lender and servicer in connection with such release; (e) after giving effect to such release, the debt yield for the Mortgaged Property not released will not be less than the greater of (i) 29.7%, and (ii) the debt yield for the Mortgaged Properties immediately prior to such release; (f) the Mortgaged Property being released will be conveyed in an arm’s length transfer and unencumbered by the master lease; and (g) if the loan is in a REMIC trust, the loan-to-value ratio after giving effect to the release is greater than 125%.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Lehigh Valley Mall, representing approximately 2.9% of the Initial Pool Balance, Macy’s Retail Holdings, Inc. has entered into a ground lease with the borrower for its underlying land at the Mortgaged Property. The Mortgage Loan documents permit the borrower to obtain the release of the Macy’s Retail Holdings, Inc.’s parcel (the “Macy’s Release Parcel”) from the lien of the Lehigh Valley Whole Loan, and concurrently transfer the Macy’s Release Parcel in connection with the exercise by Macy’s of the purchase option; provided that, among other conditions: (i) either (A) a partial prepayment or partial defeasance of the Lehigh Valley Whole Loan, as applicable, in an amount equal to 100% of the gross cash proceeds received by the borrower from Macy’s (net of any reasonable customary closing costs actually incurred by the borrower in connection with such sale) with respect to the exercise by Macy’s of the purchase option in accordance with the lease (the “Release Parcel Amount”) or (B) a deposit of the Release Parcel Amount into the reserve account; and (ii) either (A) the ratio of the unpaid principal balance of the Lehigh Valley Whole Loan to the value of the remaining property must be equal to or less than 125% or (B) the borrower pays down the principal balance of the Lehigh Valley Whole Loan in accordance with the Mortgage Loan documents, unless the lender receives an opinion of counsel that if the amount in (B) is not paid, the securitization will not fail to maintain its status as a REMIC as a result of the transfer and release.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Yorkshire & Lexington Towers, representing approximately 2.1% of the Initial Pool Balance, provided that no event of default is continuing, after the second anniversary of the closing date of the securitization that includes the last note to be securitized and prior to October 3, 2021 the borrower has the right to obtain release of the Lexington Towers Mortgaged Property in conjunction with a transfer of such building to an unaffiliated third party, subject to the satisfaction of certain conditions, including, among others: (i) prepayment (but not prior to the fourth anniversary of the first payment date) or defeasance (subject to the lockout period described above) of the Mortgage Loan in an amount equal to the greater of (x) 125% of the allocated loan amount of the Lexington Towers Mortgaged Property and (y) the net sales proceeds of the Lexington Towers Mortgaged Property, (ii) after giving effect to such release, the debt service coverage ratio and the debt yield for the remaining Mortgaged Property is not less than the greater of (x) 1.05x and 4.4%, respectively and (y) the debt service coverage ratio and the debt yield immediately prior to such release and (iii) after giving effect to such release, the loan-to-value ratio for the remaining Mortgaged Properties is not greater than the lesser of (x) 61.8% and (y) the loan-to-value ratio immediately prior to such release.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as One Market Center, representing approximately 1.9% of the Initial Pool Balance, the related Mortgage Loan documents permit the related borrower to obtain a partial release of an approximately 50,000 square foot portion of the Mortgaged Property (the “One Market Release Parcel”) from the lien of the Mortgage Loan upon a bona fide third-party sale of the One Market Release Parcel. The related borrower may obtain such release upon satisfaction of certain conditions including, but not limited to: (i) defeasance of an amount of principal in an amount equal to the greater of (a) 100% of the net sales proceeds with respect to the One Market Release Parcel and (b) 125% of the allocated loan amount for the One Market Release Parcel; (ii) after giving effect to such release and defeasance, the debt service coverage ratio for the property then remaining subject to the lien of the Mortgage Loan is no less than the greater of (a) the debt service coverage ratio immediately preceding such release (inclusive of the One Market Release Parcel) and (b) 2.15x; (iii) after giving effect to such release and defeasance, the debt yield for the property then remaining subject to the lien of the Mortgage Loan is no less than the greater of (a) the lesser of (1) the debt yield immediately preceding such release (inclusive of the One Market Release Parcel) and (2) 17.0% and (b) 13.68%; (iv) after giving effect to such release and defeasance, the loan-to-value ratio for the property then remaining subject to the lien of the Mortgage Loan is no more than the lesser of (a) the loan-to-value ratio immediately preceding such release (inclusive of the One Market Release Parcel) and (b) 41.2%; and (v) upon the related lender’s reasonable request, the related borrower delivers to the lender an opinion of counsel opining that if any portion of the Mortgage Loan has been securitized, the REMIC trust formed pursuant to such securitization will not fail to maintain its REMIC status.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 1313-1317 14th Street, representing approximately 1.7% of the Initial Pool Balance, provided that no event of default is continuing, the borrower may obtain the release of air rights associated with the Mortgaged Property, subject to the satisfaction of certain conditions, including, among others: (i) borrower obtains required third party, governmental or other consents and approvals necessary to effectuate such release, (ii) borrower delivers an endorsement to the title policy and (iii) borrower provides any additional information and executes any additional documentation reasonably requested by the lender and delivers legal opinions that lender may reasonably require in connection with such release.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as GED Integrated Solutions, representing approximately 1.1% of the Initial Pool Balance, the related Mortgage Loan documents permit the related borrower to (i) subdivide the real property comprising the Mortgaged Property by creating a separate legal description of an unimproved parcel of land adjacent to the improvements located at the Mortgaged Property (the “GED Release Parcel”), (ii) obtain a partial release of the GED Release Parcel from the lien of the related Mortgage Loan and (iii) transfer the GED Release Parcel to an affiliate of the borrower, provided that, among other things: (a) after giving effect to the release, the loan-to-value ratio for all of the property then remaining subject to the lien of the Mortgage Loan is no more than the lesser of (1) the loan-to-value ratio immediately preceding the release (inclusive of the GED Release Parcel) and (2) 59.4%; (b) the borrower provides the lender with a copy of the proposed survey, plat of subdivision or similar document required to create the GED Release Parcel; (c) the borrower defeases an amount of principal determined by the lender in the lender’s discretion; and (d) the conveyance of the GED Release Parcel does not, among other things, (1) adversely affect the use, operation of, or access to or from, the property then remaining subject to the lien of the Mortgage Loan, (2) create any liens on the property then remaining subject to the lien of the Mortgage Loan or (3) violate the material terms of any document or instrument relating to the Mortgaged Property.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Garden Multifamily Portfolio, representing approximately 1.0% of the Initial Pool Balance, after the expiration of the lockout period, the related borrowers may obtain the release of one or more Mortgaged Properties in connection with an arms-length, third party sale provided, among other conditions, (i) the borrowers deliver defeasance collateral in an amount equal to 125% of the allocated loan amount for the Mortgaged Property to be released, (ii) after giving effect to such release, (a) the debt service coverage ratio for the remaining Mortgaged Properties is the greater of (x) 1.36x or (y) the debt service coverage ratio immediately prior to the release, (b) the loan-to-value ratio for the remaining Mortgaged Properties is no greater than the lesser of (x) 71.7% or (y) the loan-to-value ratio immediately prior to the release and (c) the debt yield for the remaining Mortgaged Properties is equal to at least the greater of (x) 8.8% and (y) the debt yield immediately prior to the release, and (iii) if reasonably required by the lender, the borrowers deliver a rating agency confirmation from each applicable rating agency.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Starbucks Portfolio & 32330 N Harbor Drive, representing approximately 0.8% of the Initial Pool Balance, from and after the permitted defeasance date, the related borrower may obtain a release of Starbucks Portfolio & 32330 N Harbor Drive – Dept of Fish & Wildlife from the lien of the related security instrument upon satisfaction of certain conditions, including, among others, the following: (a) after giving effect to such release, the debt service coverage ratio and the debt yield is not less than the greater of (i) the debt service coverage ratio and debt yield immediately prior to such release and (ii) the debt service coverage ratio and debt yield as of the date of such release; (b) after giving effect to such release, the loan-to-value ratio is not greater than the lesser of (i) the loan-to-value immediately preceding such partial release and (ii) the loan-to-value as of the date of such release; (c) borrower delivers to lender the greater of (i) one hundred percent (100%) of the allocated net proceeds received for Starbucks Portfolio & 32330 N Harbor Drive –Dept of Fish & Wildlife or (ii) one hundred twenty-five percent (125%) of $1,800,000 (the allocated loan amount for Starbucks Portfolio & 32330 N Harbor Drive –Dept of Fish & Wildlife; (d) borrower pays lender in full for all reasonable costs and expenses incurred by the lender in connection with such partial release; and (e) satisfaction of the REMIC requirements.

●	With respect to the Mortgage Loan secured by Mortgaged Property identified on Annex A-1 as 1800-1836 West Lake Avenue, representing approximately 0.6% of the Initial Pool Balance, at any time provided that no default or event of default is continuing, the borrower has the right to obtain release of an unimproved parcel in conjunction with a transfer of such parcel to an entity other than borrower, subject to the satisfaction of certain conditions, including, among others that the loan-to-value ratio of the remaining Mortgaged Property is not greater than 125%.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as SS1 Multifamily Portfolio, representing approximately 0.6% of the Initial Pool Balance, provided that no event of default is continuing, after the second anniversary of the Closing Date, the borrower has the right to obtain release of each individual Mortgaged Property in conjunction with a transfer of such Mortgaged Property to an unaffiliated third party, subject to the satisfaction of certain conditions, including, among others: (i) the debt service coverage ratio of the remaining Mortgaged Properties following such release is no less than the greater of (1) 1.43x and (2) the debt service coverage ratio immediately prior to such release, (ii) the loan-to-value ratio of the remaining

Mortgaged Properties is no more than the lesser of (1) 61.4% and (2) the loan-to-value ratio immediately prior to such release and (iii) payment of an amount equal to the greater of (1) 90% of the allocated net proceeds for such individual Mortgaged Property being released and (2) 125% of the allocated loan amount for such individual Mortgaged Property being released; provided that if the loan-to value ratio of the remaining Mortgaged Properties is greater than 125%, then the principal balance of the Mortgage Loan is required to be paid down by a “qualified amount” as that term is defined in Revenue Procedure 2010-30.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Hembree Center, representing approximately 0.6% of the Initial Pool Balance, the related Mortgage Loan documents permit the related borrower to obtain a partial release of an approximately 4.3-acre unimproved portion of the Mortgaged Property (the “Hembree Release Parcel”) from the lien of the Mortgage Loan. The related borrower may obtain such release upon satisfaction of certain conditions including, but not limited to: (i) the borrower providing to the related lender not less than 30 days’ nor more than 90 days’ prior written notice of the borrower’s intent to release the Hembree Release Parcel; (ii) not less than 10 business days prior to the date of the proposed release, the borrower has provided to the lender a release instrument and any information necessary for the lender to process such instrument including, but not limited to, (a) a lot and block or metes and bounds description of the Hembree Release Parcel, (b) the name and address of the title insurance company to whose attention the release instrument should be directed, (c) the date the release will take place and (d) the name and address of the prospective purchaser of the Hembree Release Parcel; (iii) at least 30 days prior to the effective date of the release, the borrower delivers to the lender a proposed re-plat and survey of the Hembree Release Parcel and the property then remaining subject to the lien of the Mortgage Loan; (iv) the borrower delivers to the lender an opinion of counsel opining that if a securitization has occurred, the REMIC trust formed pursuant to such securitization will not fail to maintain its REMIC status; and (v) the borrower provides to the lender evidence that, among other things, (a) following the release, the property then remaining subject to the lien of the Mortgage Loan will comply with all applicable laws, (b) the release will not have a material adverse impact on the quiet enjoyment of any tenant of the Mortgaged Property, (c) the Hembree Release Parcel and the property then remaining subject to the lien of the Mortgage Loan will each be assessed as one or more separate tax parcels and (d) that the future uses of the Hembree Release Parcel will not violate any covenant, restriction, condition, leases or other title matter encumbering the property then remaining subject to the lien of the Mortgage Loan.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Stay Over Suites, representing approximately 0.6% of the Initial Pool Balance, the related Mortgage Loan documents permit the related borrower to release a designated unimproved portion of the Mortgaged Property (the “Stay Over Suites Release Parcel”) subject to certain conditions, including, but not limited to: (i) 30 days’ prior written notice; (ii) a pay down of the Mortgage Loan that results in the greater of (a) 100% of net sales proceeds or (b) 125% of the allocated amount; (iii) following the release of the Stay Over Suites Release Parcel, the use of the Stay Over Suites Release Parcel shall not materially or adversely affect the use, operation or value of the property then remaining subject to the lien of the Mortgage Loan; and (iv) after giving effect to the release of the Stay Over Suites Release Parcel, the debt yield shall not be less than the debt yield in effect immediately prior to the release. Additionally, if the Mortgage Loan is included in a REMIC Trust and, immediately following a release of the Stay Over Suites Release Parcel, the ratio of the unpaid principal balance of the Mortgage Loan to the value of the property then remaining subject to the lien of the Mortgage Loan is greater than 125%, either (i) the principal balance of the Mortgage Loan must be paid down by a “qualified amount” (as such term is defined in IRS Revenue Procedure 2010-30) or (ii) the related borrower shall deliver opinions of counsel acceptable to both the related lender and the rating agencies, as applicable, stating that the release will not cause (x) the Mortgage Loan to cease to be a “qualified mortgage” within the meaning of the Code and (y) the failure of any REMIC Trust to maintain its tax status.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as SS2 Multifamily Portfolio, representing approximately 0.5% of the Initial Pool Balance,

provided that no event of default is continuing, after the second anniversary of the Closing Date, the borrower has the right to obtain release of each individual Mortgaged Property in conjunction with a transfer of such Mortgaged Property to an unaffiliated third party, subject to the satisfaction of certain conditions, including, among others: (i) the debt service coverage ratio of the remaining Mortgaged Properties following such release is no less than the greater of (1) 1.36x and (2) the debt service coverage ratio immediately prior to such release, (ii) the loan-to-value ratio of the remaining Mortgaged Properties is no more than the lesser of (1) 55.2% and (2) the loan-to-value ratio immediately prior to such release, and (iii) payment of an amount equal to the greater of (1) 90% of the allocated net proceeds for such individual Mortgaged Property being released and (2) 125% of the allocated loan amount for such individual Mortgaged Property being released; provided that if the loan-to value ratio of the remaining Mortgaged Properties is greater than 125%, then the principal balance of the Mortgage Loan is required to be paid down by a “qualified amount” as that term is defined in Revenue Procedure 2010-30.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not (i) assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or (ii) considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Fifty (50) of the Mortgage Loans, representing approximately 86.7% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Forty-eight (48) of the Mortgage Loans, representing approximately 78.2% of the Initial Pool Balance, provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Forty-five (45) of the Mortgage Loans, representing approximately 72.1% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Twenty-two (22) of the Mortgage Loans, representing approximately 70.0% of the Initial Pool Balance, are secured by industrial, office, mixed use and retail properties, and provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail and industrial properties only.

Six (6) of the Mortgage Loans, representing approximately 5.8% of the Initial Pool Balance, provide for monthly or upfront escrows to cover planned capital expenditures or franchise-mandated property improvement plans.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See footnotes to Annex A-1 for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect or otherwise deal with rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard Lockbox	39	$749,540,986	78.7%
Springing Lockbox	12	129,008,469	13.5
Soft Lockbox	5	74,319,330	7.8
Total	56	$953,118,784	100.0%

Except as set forth in the table above and where noted below, the borrower is entitled to receive a disbursement of all cash remaining in the lockbox account after required payment for debt service, agent fees, required reserves, and operating expenses, the agreements governing the lockbox accounts provide that the borrower has no withdrawal or transfer rights with respect to the related lockbox account. The lockbox accounts will not be assets of the issuing entity.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hotel properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account (or an operating account accessible to the borrower, operating lessee and/or property manager subject to an account control agreement in favor of the lender) even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender (or an operating account accessible to the borrower, operating lessee and/or property manager subject to an account control agreement in favor of the lender).

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hotel properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

Exceptions to Underwriting Guidelines

Except as provided below, all of the Mortgage Loans were originated in accordance with the respective sponsors’ underwriting standards. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Standards”, “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”, “—BSPRT Finance, LLC—BSPRT’s Underwriting Standards”, “—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes” and “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes”.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as The SoCal Portfolio, representing approximately 4.9% of the Initial Pool Balance, the related Whole Loan was co-originated by Barclays Bank PLC with an exception to Barclays Bank PLC’s underwriting guidelines and/or typical underwriting procedures. Two of the Mortgaged Properties in the portfolio, The SoCal Portfolio - Anaheim Stadium Industrial Mortgaged Property and The SoCal Portfolio - Cityview Plaza Mortgaged Property, have ground leases that expire on April 30, 2034 and September 30, 2035, respectively, with no extension options. Under Barclays Bank PLC’s guidelines and/or typical underwriting procedures, ground leases are generally required to have terms (inclusive of any extension options) that extend not less than 20 years beyond the stated maturity of the related Mortgage Loan. The decision of Barclays Bank PLC to include the Mortgage Loan in the transaction was based on the fact that (i) the Mortgaged Properties account for a combined allocated loan amount of 2.7% and (ii) the Mortgage Loan is structured with a $1,000,000 ground lease extension reserve to be used to extend the terms of both ground leases. If the borrowers do not extend the terms of either ground lease on or prior to February 6, 2020 pursuant to terms reasonably acceptable to the lender, the borrowers are required to commence making monthly deposits into the ground lease extension reserve of $55,000 until the ground lease extension reserve funds reach an amount equal to the allocated loan amount of the related Mortgaged Property or Properties. Certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Barclays Bank PLC approved inclusion of the Mortgage Loan into this transaction.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender, other than as described below under “—Other Secured Indebtedness”. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt secured by a pledge of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Percentage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Wtd. Avg. Total Debt Interest Rate		Cut-off Date Mortgage Loan LTV Ratio	Cut-off Date Total Debt LTV Ratio	Cut-off Date Mortgage Loan Under-written NCF DSCR	Cut-off Date Total Debt Under-written NCF DSCR
Moffett Towers II – Building 2	$29,750,000	3.1%	$105,000,000	$135,250,000	$270,000,000	4.50599%		47.0%	76.9%	2.08x	1.23x
Yorkshire & Lexington Towers	$20,000,000	2.1%	$150,000,000	$180,000,000	$550,000,000	4.11450%	(1)	22.5%	61.8%	4.28x	1.04x
600 Vine	$16,797,528	1.8%	$5,899,132	$35,994,702	$58,691,361	4.91000%		74.4%	82.7%	1.49x	1.21x

(1)	Includes a senior mezzanine loan in the principal amount of $110,000,000 with a coupon of 5.20000% and a junior mezzanine loan in the principal amount of $40,000,000 with a coupon of 7.32439375%.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

Each of the mezzanine loans related to the Mortgage Loans identified in the table above is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and certain mezzanine loan guarantees), (b) so long as no event of default exists after the expiration of a mezzanine lender’s cure periods granted pursuant to the related intercreditor agreement with respect to such related Mortgage Loan, the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan; provided, however, that prepayment of the mezzanine loan must be made in accordance with the applicable mezzanine loan documents and the related Mortgage Loan documents, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

The specific rights of the related mezzanine lender with respect to any permitted future mezzanine loan will be specified in the related intercreditor agreement and may include rights substantially similar to the cure and repurchase rights described above. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation and/or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Secured Indebtedness

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Lehigh Valley Mall, representing approximately 2.9% of the Initial Pool Balance, the borrower is permitted to obtain a PACE loan (which loans are repaid through multi-year assessments against the related Mortgaged Property) in an amount not to exceed $5,000,000, subject to the lender’s prior consent (which may not be unreasonably withheld, conditioned or delayed) and delivery of a rating agency confirmation. In the event the borrower fails to timely pay assessments due under the PACE loan, the PACE lender will have the right, to the extent permitted pursuant to and in accordance with applicable law, to obtain a lien against the Mortgaged Property.

See also, “Risk Factors—Risks Relating to the Mortgage Loans—Various Other Laws Could Affect the Exercise of Lender’s Rights”.

Preferred Equity

As of the Cut-off Date, each Sponsor has informed us that it is unaware of any existing preferred equity with respect to the Mortgage Loans it is selling to the depositor.

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Unsecured Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other subordinate indebtedness. The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender consent. See “—Certain Terms of the Mortgage Loans—”Due-on-Sale” and “Due-on-Encumbrance” Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

In addition, the borrowers under some of the Mortgage Loans have incurred unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans identified on the following chart titled “Whole Loan Control Notes and Non-Control Notes” is part of a Whole Loan consisting of the Mortgage Loan and one or more related Companion Loans. In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of each related Companion Loan (each, a “Companion Loan Holder”) are generally governed by a co-lender agreement (each, a “Co-Lender Agreement” or an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loan(s) are cross-collateralized and cross-defaulted.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Note Name	Control Note/ Non-Control Note	Note Cut-off Date Balance	Note Holder(1)
Hilton Clearwater Beach Resort & Spa	Note A-1 Note A-2 Note A-3	Control Note Non-Control Note Non-Control Note	$59,938,173 $36,462,389 $36,462,389	CSAIL 2018-CX11 Column Financial, Inc. Column Financial, Inc.
GNL Portfolio	Note A-1-A Note A-2-A Note A-1-B Note A-2-B	Control Note Non-Control Note Non-Control Note Non-Control Note	$73,000,000 $63,500,000 $25,250,000 $25,250,000	CSAIL 2017-CX10 CSAIL 2018-CX11 CCUBS 2017-C1 CCUBS 2017-C1
One State Street	Note A-A-1-A Note A A-1-B Note A-A-2 Note A-A-3 Note A-A-4 Note A-A-5 Note A-A-6 Note A-A-7 Note A-A-8 Note A-A-9 Note A-A-10 Note A-B Note B-1-A Note B-1-B Note B-2

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Control Note

$10,000,000 $30,000,000 $9,780,000 $5,000,000 $5,000,000 $25,000,000 $25,000,000 $3,000,000 $3,000,000 $3,000,000 $3,220,000 $84,496,000 $45,504,000 $83,000,000 $25,000,000

NCMS 2018-OSS

CSAIL 2018-CX11

CSAIL 2018-CX11

CSAIL 2018-CX11

CSAIL 2018-CX11

UBS 2017-C7

UBS 2017-C7

UBS 2017-C7

UBS 2017-C7

UBS 2017-C7

UBS 2017-C7

NCMS 2018-OSS

Hana Private Real Estate Investment Trust No. 67

Hana Private Real Estate Investment Trust No. 67-1

Paramount Group Fund VIII One State Street L.P.

The SoCal Portfolio	Note A-1-1 Note A-1-2 Note A-1-3 Note A-1-4 Note A-2-1 Note A-2-2	Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	$50,000,000 $35,000,000 $15,000,000 $37,580,000 $45,000,000 $46,720,000	CGCMT 2018-B2 Benchmark 2018-B3(2) Benchmark 2018-B3(2) UBS 2018-C9 WFCM 2018-C43 CSAIL 2018-CX11
Throggs Neck Shopping Center	Note A-1 Note A-2	Control Note Non-Control Note	$45,000,000 $23,500,000	CSAIL 2018-CX11 Natixis Real Estate Capital LLC
Melbourne Hotel Portfolio	Note A-1 Note A-2 Note A-3	Control Note Non-Control Note Non-Control Note	$23,000,000 $17,000,000 $17,000,000	Natixis Real Estate Capital LLC CSAIL 2018-CX11 CSAIL 2018-CX11
Lehigh Valley Mall	Note A-1-A Note A-1-B Note A-1-C Note A-2-A Note A-2-B Note A-2-C	Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	$41,703,176 $49,646,638 $24,823,319 $35,249,113 $27,305,651 $19,858,655	Benchmark 2018-B1 CSAIL 2017-CX10 Deutsche Bank AG, New York Branch Benchmark 2018-B2 CSAIL 2018-CX11 Deutsche Bank AG, New York Branch
Yorkshire & Lexington Towers	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5 Note A-6 Note A-7 Note A-8-1 Note A-8-2 Note B	Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Control Note	$40,000,000 $20,000,000 $20,000,000 $40,000,000 $40,000,000 $20,000,000 $10,000,000 $5,000,000 $5,000,000 $200,000,000	CSAIL 2017-CX10 CSAIL 2017-CX10 CSAIL 2018-CX11 UBS 2017-C5 UBS 2017-C6 CCUBS 2017-C1 UBS 2018-C8 CCUBS 2017-C1 UBS 2018-C8 CSAIL 2017-CX10
Soho House Chicago	Note A-1 Note A-2	Control Note Non-Control Note	$40,000,000 $22,650,000	CSAIL 2018-CX11 Natixis Real Estate Capital LLC

Mortgage Loan	Note Name	Control Note/ Non-Control Note	Note Cut-off Date Balance	Note Holder(1)
Moffett Towers II – Building 2	Note A-1 Note A-2 Note A-3 Note A-4	Control Note Non-Control Note Non-Control Note Non-Control Note	$54,000,000 $29,750,000 $40,000,000 $41,250,000	WFCM 2018-C43 CSAIL 2018-CX11 WFCM 2017-C42 BANK 2018-BNK10
600 Vine	Note A-1 Note A-2	Control Note Non-Control Note	$35,994,702 $16,797,528	CSAIL 2017-CX10 CSAIL 2018-CX11
111 West Jackson	Note A-1 Note A-2 Note B-1 Note B-2	Non-Control Note Non-Control Note Non-Control Note Control Note	$11,000,000 $30,000,000 $34,000,000 $30,000,000	CSAIL 2018-CX11 UBS 2017-C6 John Hancock Life Insurance Company (U.S.A.) John Hancock Life Insurance Company (U.S.A.)
Garden Multifamily Portfolio	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5 Note A-6	Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	$15,813,550 $17,790,244 $5,930,081 $6,671,341 $6,671,341 $3,953,387	CSAIL 2017-CX10 CSAIL 2017-C8 CSAIL 2018-CX11 CSAIL 2017-CX10 CSAIL 2017-CX10 CSAIL 2018-CX11

(1)	The lender provides no assurances that any non-securitized notes will not be split further.

(2)	The Benchmark 2018-B3 transaction is expected to close on April 10, 2018.

The table titled “Whole Loan Summary” in “Summary of Terms” provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan.

Set forth below is the identity of the initial Non-Serviced Directing Holder (or equivalent entity) for each Non-Serviced Whole Loan, the securitization trust or other entity holding the Control Note in such Non-Serviced Whole Loan and the related Non-Serviced PSA under which it is being serviced.

Non-Serviced Whole Loans

Whole Loan	Non-Serviced PSA	Controlling Noteholder	Initial Directing Holder(1)(2)
GNL Portfolio	CSAIL 2017-CX10	CSAIL 2017-CX10 Commercial Mortgage Trust	Eightfold Real Estate Capital Fund V, L.P. (or its affiliate)
One State Street	NCMS 2018-OSS	Paramount Group Fund VIII One State Street LP	Paramount Group Fund VIII One State Street LP
The SoCal Portfolio	CGCMT 2018-B2	CGCMT 2018-B2 Commercial Mortgage Trust	LNR Securities Holdings, LLC
Melbourne Hotel Portfolio	(3)	(3)	(3)
Lehigh Valley Mall	Benchmark 2018-B1	Benchmark 2018-B1 Mortgage Trust	Eightfold Real Estate Capital Fund V, L.P. (or its affiliate)
Yorkshire & Lexington Towers	CSAIL 2017-CX10	CSAIL 2017-CX10 Commercial Mortgage Trust	Eightfold Real Estate Capital Fund V, L.P. (or its affiliate)
Moffett Towers II – Building 2	WFCM 2018-C43	WFCM 2018-C43 Commercial Mortgage Trust	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
600 Vine	CSAIL 2017-CX10	CSAIL 2017-CX10 Commercial Mortgage Trust	Eightfold Real Estate Capital Fund V, L.P. (or its affiliate)
Garden Multifamily Portfolio	CSAIL 2017-CX10	CSAIL 2017-CX10 Commercial Mortgage Trust	Eightfold Real Estate Capital Fund V, L.P. (or its affiliate)

(1)	Or an equivalent entity.

(2)	As of the closing date of the related securitization.

(3)	The servicing of the servicing shift whole loan will be transferred on the related servicing shift securitization date. The initial directing holder of the Melbourne Hotel Portfolio whole loan is Natixis Real Estate Capital LLC, the sponsor, as holder of the related controlling companion loan.

“AB Whole Loan” means each of the Serviced AB Whole Loans and the Non-Serviced AB Whole Loans.

“Benchmark 2018-B1 PSA” means the pooling and servicing agreement governing the servicing of the Lehigh Valley Mall Whole Loan.

“CGCMT 2018-B2 PSA” means the pooling and servicing agreement governing the servicing of The SoCal Portfolio Whole Loan.

“Companion Loan Rating Agency” means any NRSRO rating any Serviced Pari Passu Companion Loan Securities.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement or the note held by the “Controlling Noteholder” as specified in the related Intercreditor Agreement.

“Controlling Companion Loan” means, with respect to any Servicing Shift Whole Loan, the related Pari Passu Companion Loan which, upon the securitization of such Pari Passu Companion Loan, servicing is expected to shift to the Servicing Shift PSA entered into in connection with such securitization. Natixis Real Estate Capital LLC is currently the holder of the “Controlling Companion Loan” with respect to the Melbourne Hotel Portfolio Whole Loan.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table above titled “Whole Loan Control Notes and Non-Control Notes”.

“CSAIL 2017-CX10 PSA” means the pooling and servicing agreement governing the servicing of the GNL Portfolio Whole Loan, the Yorkshire & Lexington Towers Whole Loan, the 600 Vine Whole Loan and the Garden Multifamily Portfolio Whole Loan.

“Melbourne Hotel Portfolio PSA” means the pooling and servicing agreement governing the servicing of the Melbourne Hotel Portfolio Whole Loan following the related Servicing Shift Securitization Date.

“NCMS 2018-OSS TSA” means the trust and servicing agreement governing the servicing of the One State Street Whole Loan.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as the “Non-Control Notes” in the column “Control Note/Non-Control Note” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table above titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced AB Whole Loan” means any Non-Serviced Whole Loan that partially consists of one or more Subordinate Companion Loans.

“Non-Serviced Certificate Administrator” means with respect to each Non-Serviced Whole Loan, the certificate administrator under the related Non-Serviced PSA.

“Non-Serviced Companion Loan” means, with respect to each Non-Serviced Whole Loan, any promissory note that is a part of such Whole Loan other than the related Mortgage Loan.

“Non-Serviced Directing Holder” means with respect to each Non-Serviced Whole Loan, the directing holder (or its equivalent) under the related Non-Serviced PSA.

“Non-Serviced Intercreditor Agreement” means, with respect to each Non-Serviced Whole Loan, the related Intercreditor Agreement governing the rights of the holders of the related Mortgage Loan and the related Non-Serviced Companion Loans.

“Non-Serviced Master Servicer” means with respect to each Non-Serviced Whole Loan, the master servicer under the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means each Mortgage Loan that is part of a Non-Serviced Whole Loan.

“Non-Serviced Pari Passu Mortgage Loan” means each Mortgage Loan that is part of a Non-Serviced Whole Loan with no related Subordinate Companion Loans.

“Non-Serviced Pari Passu Whole Loan” means each Non-Serviced Whole Loan that does not consist of any Subordinate Companion Loans.

“Non-Serviced PSA” means each pooling and servicing agreement or trust and servicing agreement governing the servicing of a Non-Serviced Whole Loan, as indicated in the chart below titled “Non-Serviced Whole Loans”.

“Non-Serviced Special Servicer” means with respect to any Non-Serviced Whole Loan, the special servicer under the related Non-Serviced PSA.

“Non-Serviced Subordinate Companion Loan” means the One State Street Subordinate Companion Loans and the Yorkshire & Lexington Towers Subordinate Companion Loan.

“Non-Serviced Trustee” means with respect to each Non-Serviced Whole Loan, the trustee under the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means each of the GNL Portfolio Whole Loan, the One State Street Whole Loan, the SoCal Portfolio Whole Loan, the Melbourne Hotel Portfolio Whole Loan (on and after the related Servicing Shift Securitization Date), the Lehigh Valley Mall Whole Loan, the Yorkshire & Lexington Towers Whole Loan, the Moffett Towers II – Building 2 Whole Loan, the 600 Vine Whole Loan and the Garden Multifamily Portfolio Whole Loan.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or the Non-Serviced Pari Passu Mortgage Loans.

“Serviced AB Whole Loan” means any Serviced Whole Loan that partially consists of one or more Subordinate Companion Loans.

“Serviced Companion Loan” means each of the Serviced Pari Passu Companion Loans and the Serviced Subordinate Companion Loans.

“Serviced Companion Loan Holder” means the holder of a Serviced Companion Loan.

“Serviced Mortgage Loan” means each Mortgage Loan that is not a Non-Serviced Mortgage Loan.

“Serviced Pari Passu Companion Loan” means, with respect to each Serviced Whole Loan, any pari passu promissory note that is a part of such Whole Loan other than the related Serviced Mortgage Loan.

“Serviced Pari Passu Mortgage Loan” means each Mortgage Loan that is part of a Serviced Whole Loan with no related Subordinate Companion Loans.

“Serviced Pari Passu Whole Loan” means each Serviced Whole Loan that does not consist of any Subordinate Companion Loans.

“Serviced Whole Loan” means each of the Hilton Clearwater Beach Resort & Spa Whole Loan, the Soho House Chicago Whole Loan, the Throggs Neck Shopping Center Whole Loan, the Melbourne Hotel Portfolio Whole Loan (prior to the related Servicing Shift Securitization Date) and the 111 West Jackson Whole Loan.

“Servicing Shift Mortgage Loan” means the Melbourne Hotel Portfolio Mortgage Loan.

“Servicing Shift PSA” means the Melbourne Hotel Portfolio PSA.

“Servicing Shift Securitization Date” means with respect to a Servicing Shift Whole Loan, the date on which the related Controlling Companion Loan is securitized.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes the related Servicing Shift Mortgage Loan included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the Servicing Shift Securitization Date. As of the Closing Date, the Melbourne Hotel Portfolio Whole Loan will be a Servicing Shift Whole Loan related to the issuing entity.

“Serviced Subordinate Companion Loan” means each of the 111 West Jackson Subordinate Companion Loans.

“Subordinate Companion Loan” means each of the Serviced Subordinate Companion Loans and the Non-Serviced Subordinate Companion Loans.

“WFCM 2018-C43 PSA” means the pooling and servicing agreement governing the servicing of the Moffett Towers II – Building 2 Whole Loan.

See “Risk Factors— Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders”.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a P&I advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such Servicing Advance would be a Nonrecoverable Advance.

The Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the Non-Serviced PSA (and, accordingly, will be a Non-Serviced Pari Passu Whole Loan). With respect to the Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the Servicing Shift Securitization Date.

Intercreditor Agreement. The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of any Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Control Rights with respect to Serviced Pari Passu Whole Loans. With respect to any Serviced Pari Passu Whole Loan, the related Control Note will be included in the issuing entity, and the Directing Certificateholder will have certain consent rights (if no Control Termination Event is continuing) and consultation rights (during a Control Termination Event, but while no Consultation Termination Event is continuing) with respect to such Whole Loan as described under “Pooling and Servicing Agreement—The Directing Holder”.

Certain Rights of each Non-Controlling Holder. With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain non-binding consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note.

The special servicer will be required (i) to provide to each Non-Controlling Holder or its representative copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to consult each Non-Controlling Holder or its representative on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions outlined in an Asset Status Report by the special servicer or any proposed action to be taken by the special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation rights, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Companion Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to such special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan. If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder (provided such consent is not required from such Non-Controlling Holder if it is a borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Serviced AB Whole Loan

The 111 West Jackson Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 111 West Jackson, representing approximately 1.2% of the Initial Pool Balance (the “111 West Jackson Mortgage Loan”), is part of the 111 West Jackson Whole Loan (as defined below) comprised of four promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “111 West Jackson Mortgaged Property”).

The 111 West Jackson Mortgage Loan is evidenced by a senior pari passu promissory note A-1 with a Cut-off Date Balance of $11,000,000. The related Pari Passu Companion Loan (the “111 West Jackson Pari Passu Companion Loan” and, together with the 111 West Jackson Mortgage Loan, the “111 West Jackson Senior Loans”), has an original principal balance of $30,000,000. The 111 West Jackson Mortgage Loan and the 111 West Jackson Pari Passu Companion Loan are pari passu with each other in terms of priority. There are also two Subordinate Companion Loans (the “111 West Jackson Subordinate Companion Loans”). The first related Subordinate Companion Loan (the “111 West Jackson Senior Subordinate Companion Loan”) is evidenced by the subordinate promissory note B-1 with an original principal balance of $34,000,000. The second related Subordinate Companion Loan (the “111 West Jackson Junior Subordinate Companion Loan”) is evidenced by the subordinate promissory note B-2 with an original principal balance of $30,000,000. Neither of the 111 West Jackson Subordinate Companion Loans or the 111 West Jackson Pari Passu Companion Loan will be included in the issuing entity. The 111 West Jackson Subordinate Companion Loans, together with the 111 West Jackson Pari Passu Companion Loan, are referred to in this prospectus as the “111 West Jackson Companion Loans” and the 111 West Jackson Mortgage Loan, together with the 111 West Jackson Companion Loans, are referred to in this prospectus as the “111 West Jackson Whole Loan”.

The rights of the holders of the promissory notes evidencing the 111 West Jackson Whole Loan are subject to certain intercreditor agreement (the “111 West Jackson Intercreditor Agreement”). The following summary describes certain provisions of the 111 West Jackson Intercreditor Agreement.

Servicing

The 111 West Jackson Whole Loan will be serviced pursuant to the PSA and the terms of the 111 West Jackson Intercreditor Agreement. In servicing the 111 West Jackson Whole Loan, the servicing standard set forth in the PSA will require the master servicer and the special servicer to take into account the interests, as a collective whole, of the certificateholders as the holder of the 111 West Jackson Mortgage Loan, the holder of the 111 West Jackson Pari Passu Companion Loan and the holders of the 111 West Jackson Subordinate Companion Loans (taking into account the subordinate nature of the 111 West Jackson Subordinate Companion Loans).

The 111 West Jackson Whole Loan Directing Holder (as defined below) will have the right to approve certain modifications and consent to certain actions to be taken with respect to the 111 West Jackson Whole Loan, as more fully described below. Furthermore, subject to certain conditions set forth in the 111 West Jackson Intercreditor Agreement, the holders of the 111 West Jackson Subordinate Companion Loans have the right to cure certain defaults by the related borrower, as more fully described below.

Application of Payments

The 111 West Jackson Intercreditor Agreement sets forth the respective rights of the holders of the 111 West Jackson Mortgage Loan and the 111 West Jackson Companion Loans with respect to distributions of funds received in respect of the 111 West Jackson Whole Loan, and provides, in general, that:

●	the 111 West Jackson Mortgage Loan and 111 West Jackson Pari Passu Companion Loan are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;

●	the 111 West Jackson Senior Subordinate Companion Loan is, generally, junior, subject and subordinate to the 111 West Jackson Mortgage Loan and 111 West Jackson Pari Passu Companion Loan, and the rights of the holder of the 111 West Jackson Senior Subordinate Companion Loan to receive payments with respect to the 111 West Jackson Whole Loan is, at all times, junior, subject and subordinate to the rights of the holders of the 111 West Jackson Senior Loans (as further described below) to receive payments with respect to the 111 West Jackson Whole Loan;

●	the 111 West Jackson Junior Subordinate Companion Loan is, generally, at all times, junior, subject and subordinate to the 111 West Jackson Senior Subordinate Companion Loan and the 111 West

Jackson Senior Loans, and the rights of the holder of the 111 West Jackson Junior Subordinate Companion Loan to receive payments with respect to the 111 West Jackson Whole Loan is, at all times, junior, subject and subordinate to the rights of the holders of the 111 West Jackson Senior Subordinate Companion Loan and 111 West Jackson Senior Loans (as further described below) to receive payments with respect to the 111 West Jackson Whole Loan;

●	all expenses and losses relating to the 111 West Jackson Whole Loan will, to the extent not paid by the related borrower, be allocated first to the holder of the 111 West Jackson Junior Subordinate Companion Loan, second to the holder of the 111 West Jackson Senior Subordinate Companion Loan, and third to the issuing entity, as holder of the 111 West Jackson Mortgage Loan, and the holder of the 111 West Jackson Pari Passu Companion Loan on a pro rata and pari passu basis;

If no 111 West Jackson Sequential Pay Event (as defined below) has occurred and is continuing, all amounts tendered by the borrower or otherwise available for payment on the 111 West Jackson Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

First, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the 111 West Jackson Mortgage Loan and 111 West Jackson Pari Passu Companion Loan (other than default interest) to the holders of the 111 West Jackson Mortgage Loan and 111 West Jackson Pari Passu Companion Loan in an amount equal to the accrued and unpaid interest on the applicable note principal balances at the applicable net note rate;

Second, on a pro rata and pari passu basis, to each of the 111 West Jackson Mortgage Loan and 111 West Jackson Pari Passu Companion Loan, an amount equal to its respective percentage interests of all principal payments (including any casualty or condemnation prepayment) received, if any, with respect to the related monthly payment date;

Third, to the extent the holder of the 111 West Jackson Senior Subordinate Companion Loan has made any payments or advances to cure defaults pursuant to the 111 West Jackson Intercreditor Agreement (as described below under “—Cure Rights”), to reimburse the holder of the 111 West Jackson Senior Subordinate Companion Loan for all such cure payments;

Fourth, to pay accrued and unpaid interest on the 111 West Jackson Senior Subordinate Companion Loan (other than default interest) to the holder of the 111 West Jackson Senior Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding note principal balance at the applicable net note rate;

Fifth, to the holder of the 111 West Jackson Senior Subordinate Companion Loan, an amount equal to its percentage interest of all principal payments (including any casualty or condemnation prepayment) received, if any, with respect to the related monthly payment date;

Sixth, to the extent the holder of the 111 West Jackson Junior Subordinate Companion Loan has made any payments or advances to cure defaults pursuant to the 111 West Jackson Intercreditor Agreement (as described below under “—Cure Rights”), to reimburse the holder of the 111 West Jackson Junior Subordinate Companion Loan for all such cure payments;

Seventh, to pay accrued and unpaid interest on the 111 West Jackson Junior Subordinate Companion Loan (other than default interest) to the holder of the 111 West Jackson Junior Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding note principal balance at the applicable net note rate;

Eighth, to the holder of the 111 West Jackson Junior Subordinate Companion Loan, an amount equal to its percentage interest of all principal payments (including any casualty or condemnation prepayment) received, if any, with respect to the related monthly payment date;

Ninth, to the holders of the 111 West Jackson Mortgage Loan and 111 West Jackson Pair Passu Companion Loan, to pay any yield maintenance premium then due and payable on the 111 West Jackson Mortgage Loan and 111 West Jackson Pari Passu Companion Loan, on a pro rata and pari passu basis, then to the holder of the 111 West Jackson Senior Subordinate Companion Loan, to pay any yield maintenance premium then due and payable on the 111 West Jackson Senior Subordinate Companion Loan, and finally to the holder of the 111 West Jackson Junior Subordinate Companion Loan, to pay any yield maintenance premium then due and payable on the 111 West Jackson Junior Subordinate Companion Loan;

Tenth, to the extent late fees, assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the PSA, including, without limitation, to compensate the master servicer or special servicer as applicable, any such late fees, assumption or transfer fees, to the extent actually paid by the related borrower, to the holders of the 111 West Jackson Mortgage Loan, the 111 West Jackson Pari Passu Companion Loan and the 111 West Jackson Subordinate Companion Loans, pro rata, based on their respective initial note principal balances;

Eleventh, any interest accrued at the applicable default rate, pro rata and pari passu, to (A) the holders of the 111 West Jackson Mortgage Loan and 111 West Jackson Pari Passu Companion Loan on a pro rata and pari passu basis in an amount calculated on the note principal balance of the 111 West Jackson Mortgage Loan and 111 West Jackson Pari Passu Companion Loan at the applicable default rate, (B) to the holder of the 111 West Jackson Senior Subordinate Companion Loan in an amount calculated on the note principal balance of the 111 West Jackson Senior Subordinate Companion Loan at the applicable default rate prior to the application of funds contemplated in this section and (C) to the holder of the 111 West Jackson Junior Subordinate Companion Loan in an amount calculated on the note principal balance of the 111 West Jackson Junior Subordinate Companion Loan at the applicable default rate, in each case, to the extent actually paid by the related borrower and not payable to the master servicer or special servicer, as applicable, pursuant to the PSA; and

Twelfth, if any excess amount is available to be distributed in respect of the 111 West Jackson Whole Loan, and not otherwise required to be applied in accordance with the foregoing clauses first through eleventh, any remaining amount will be paid pro rata to each holder of the 111 West Jackson Mortgage Loan and 111 West Jackson Pari Passu Companion Loan and the 111 West Jackson Subordinate Companion Loans based on their respective initial note principal balances.

Upon the occurrence and continuance of (i) a monetary event of default with respect to the 111 West Jackson Whole Loan, (ii) a non-monetary event of default as to which the 111 West Jackson Whole Loan becomes a specially serviced loan (other than as a result of a foreseeable default) or (iii) any bankruptcy or insolvency event that constitutes an event of default, in each case, provided that the holders of the 111 West Jackson Subordinate Companion Loans (or a designee of such holder) have not exercised their cure rights under the 111 West Jackson Intercreditor Agreement (as described below under “—Cure Rights”) (each, a “111 West Jackson Sequential Pay Event”), amounts tendered by the borrower and otherwise available for payment on the 111 West Jackson Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

First, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the 111 West Jackson Mortgage Loan and 111 West Jackson Pari Passu Companion Loan (other than default interest) to the holders of the 111 West Jackson Mortgage Loan and 111 West Jackson Pari Passu Companion Loan in an amount equal to the accrued and unpaid interest on the applicable note principal balances at the applicable net note rate;

Second, on a pro rata and pari passu basis, to the holders of the 111 West Jackson Mortgage Loan and 111 West Jackson Pari Passu Companion Loan, in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until their respective note principal balances have been reduced to zero;

Third, to pay accrued and unpaid interest on the 111 West Jackson Senior Subordinate Companion Loan (other than default interest) to the holder of the 111 West Jackson Senior Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding note principal balance at the applicable net note rate;

Fourth, on a pro rata and pari passu basis, to the holders of the 111 West Jackson Mortgage Loan and 111 West Jackson Pari Passu Companion Loan, an amount equal to all remaining amounts (other than default interest) received with respect to the related monthly payment date, until their respective note principal balances have been reduced to zero;

Fifth, to the extent the holder of the 111 West Jackson Senior Subordinate Companion Loan has made any payments or advances to cure defaults pursuant to the 111 West Jackson Intercreditor Agreement (as described below under “—Cure Rights”), to reimburse the holder of the 111 West Jackson Senior Subordinate Companion Loan for all such cure payments;

Sixth, to the holder of the 111 West Jackson Senior Subordinate Companion Loan, an amount equal to all remaining amounts (other than default interest) received with respect to the related monthly payment date, until its respective note principal balance has been reduced to zero.

Seventh, to the extent the holder of the 111 West Jackson Junior Subordinate Companion Loan has made any payments or advances to cure defaults pursuant to the 111 West Jackson Intercreditor Agreement (as described below under “—Cure Rights”), to reimburse the holder of the 111 West Jackson Junior Subordinate Companion Loan for all such cure payments;

Eighth, to the holder of the 111 West Jackson Junior Subordinate Companion Loan to pay accrued and unpaid interest on the 111 West Jackson Junior Subordinate Companion Loan (other than default interest) in an amount equal to the accrued and unpaid interest on the note principal balance at the applicable net note rate;

Ninth, to the holder of the 111 West Jackson Junior Subordinate Companion Loan in an amount equal to all remaining amounts (other than default interest) received with respect to the related monthly payment date, until its note principal balance has been reduced to zero;

Tenth, to the holders of the 111 West Jackson Mortgage Loan and 111 West Jackson Pari Passu Companion Loan, to pay any yield maintenance premium then due and payable on the 111 West Jackson Mortgage Loan and 111 West Jackson Pari Passu Companion Loan, on a pro rata and pari passu basis, then to the holder of the 111 West Jackson Senior Subordinate Companion Loan, to pay any yield maintenance premium then due and payable on the 111 West Jackson Senior Subordinate Companion Loan, and finally to the holder of the 111 West Jackson Junior Subordinate Companion Loan, to pay any yield maintenance premium then due and payable on the 111 West Jackson Junior Subordinate Companion Loan;

Eleventh, to the extent late fees, assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the PSA, including, without limitation, to compensate the master servicer or special servicer as applicable, any such late fees, assumption or transfer fees, to the extent actually paid by the related borrower, to the holders of the 111 West Jackson Mortgage Loan, 111 West Jackson Pari Passu Companion Loan and the holders of the 111 West Jackson Subordinate Companion Loans, pro rata, based on their respective initial note principal balances;

Twelfth, any interest accrued at the applicable default rate, pro rata and pari passu, to (A) the holders of the 111 West Jackson Mortgage Loan and 111 West Jackson Pari Passu Companion Loan on a pro rata and pari passu basis in an amount calculated on the note principal balance of the 111 West Jackson Mortgage Loan and 111 West Jackson Pari Passu Companion Loan at the applicable default rate, (B) to the holder of the 111 West Jackson Senior Subordinate Companion Loan in an amount calculated on the note principal balance of the 111 West Jackson Senior Subordinate Companion Loan at the applicable default rate prior to the application of funds contemplated in this section and (C) to the holder of the 111 West Jackson Junior Subordinate Companion Loan in an

amount calculated on the note principal balance of the 111 West Jackson Junior Subordinate Companion Loan at the applicable default rate prior to the application of funds contemplated in this section, in each case, to the extent actually paid by the related borrower and not payable to the master servicer or special servicer, as applicable, pursuant to the PSA; and

Thirteenth, if any excess amount is available to be distributed in respect of the 111 West Jackson Whole Loan, and not otherwise required to be applied in accordance with the foregoing clauses first through twelfth, any remaining amount will be paid pro rata to each holder of the 111 West Jackson Mortgage Loan and 111 West Jackson Pari Passu Companion Loan and the 111 West Jackson Subordinate Companion Loans based on their respective initial note principal balances.

The 111 West Jackson Whole Loan Directing Holder

The controlling noteholder (the “111 West Jackson Whole Loan Directing Holder”) under the 111 West Jackson Intercreditor Agreement, as of any date of determination, is:

●	initially, the holder of the 111 West Jackson Junior Subordinate Companion Loan;

●	if a 111 West Jackson Junior Subordinate Companion Loan Control Appraisal Period has occurred and is continuing, but a 111 West Jackson Senior Subordinate Companion Loan Control Appraisal Period has not occurred (or if it has occurred, is not continuing), the holder of the 111 West Jackson Senior Subordinate Companion Loan; and

●	if a 111 West Jackson Senior Subordinate Companion Loan Control Appraisal Period has occurred and is continuing, the holder of the 111 West Jackson Mortgage Loan.

At any time when the holder of the 111 West Jackson Mortgage Loan or the 111 West Jackson Senior Subordinate Companion Loan is the 111 West Jackson Whole Loan Directing Holder, then the rights of the 111 West Jackson Whole Loan Directing Holder may be exercised by the holders of the majority of the class of securities designated as the “controlling class” in the PSA or the servicing agreement relating to the securitization of the 111 West Jackson Senior Subordinate Companion Loan.

A “111 West Jackson Junior Subordinate Companion Loan Control Appraisal Period” will exist with respect to the 111 West Jackson Whole Loan, if and for so long as: (1)(a)(i) the initial unpaid principal balance of the 111 West Jackson Junior Subordinate Companion Loan minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the 111 West Jackson Junior Subordinate Companion Loan, (y) any appraisal reduction amount for the 111 West Jackson Whole Loan that is allocated to the 111 West Jackson Junior Subordinate Companion Loan and (z) any losses realized with respect to the 111 West Jackson Mortgaged Property or the 111 West Jackson Whole Loan that are allocated to the 111 West Jackson Junior Subordinate Companion Loan, plus (iii) the 111 West Jackson Junior Subordinate Companion Loan Threshold Event Collateral (as defined below), if any, is less than (b) 25% of the of the remainder of the (i) initial unpaid principal balance of the 111 West Jackson Junior Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the 111 West Jackson Junior Subordinate Companion Loan; or (2) any interest in the 111 West Jackson Junior Subordinate Companion Loan is held by the related borrower or a borrower party, or the related borrower or a borrower party would otherwise be entitled to exercise the rights of the holder of the 111 West Jackson Junior Subordinate Companion Loan as the 111 West Jackson Whole Loan Directing Holder.

A “111 West Jackson Senior Subordinate Companion Loan Control Appraisal Period” will exist with respect to the 111 West Jackson Whole Loan, if and for so long as: (1)(a)(i) the initial unpaid principal balance of the 111 West Jackson Senior Subordinate Companion Loan minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the 111 West Jackson Senior Subordinate Companion Loan, (y) any appraisal reduction amount for the 111 West Jackson Whole Loan that is allocated to the 111 West Jackson Senior Subordinate Companion Loan and (z) any losses realized with respect to the 111 West Jackson

Mortgaged Property or the 111 West Jackson Whole Loan that are allocated to the 111 West Jackson Senior Subordinate Companion Loan, plus (iii) the 111 West Jackson Senior Subordinate Companion Loan Threshold Event Collateral (as defined below), if any, is less than (b) 25% of the of the remainder of the (i) initial unpaid principal balance of the 111 West Jackson Senior Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the 111 West Jackson Senior Subordinate Companion Loan; or (2) any interest in the 111 West Jackson Senior Subordinate Companion Loan is held by the related borrower or a borrower party, or the related borrower or a borrower party would otherwise be entitled to exercise the rights of the holder of the 111 West Jackson Senior Subordinate Companion Loan as the 111 West Jackson Whole Loan Directing Holder

The holder of the 111 West Jackson Senior Subordinate Companion Loan (if the 111 West Jackson Senior Subordinate Companion Loan is not included in a securitization) and/or the holder of the 111 West Jackson Junior Subordinate Companion Loan is entitled to avoid a control appraisal period caused by application of an appraisal reduction amount upon satisfaction of certain conditions, including without limitation, delivery of additional collateral and in the form of either (x) cash collateral for the benefit of the other note holders or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meet the rating requirements as described in the 111 West Jackson Intercreditor Agreement (either (x) or (y), the “111 West Jackson Threshold Event Collateral” in an amount that, when added to the appraised value of the 111 West Jackson Mortgaged Property as determined pursuant to the PSA, would cause the applicable control appraisal period not to exist.

Consultation and Control

The master servicer and special servicer will be required to notify the 111 West Jackson Whole Loan Directing Holder (as defined above) (or its designee) and receive written consent with major decisions, as defined in the 111 West Jackson Intercreditor Agreement (“111 West Jackson Major Decisions”).

Neither the master servicer nor the special servicer will be required to follow any advice or consultation provided by the 111 West Jackson Whole Loan Directing Holder (or its representative) that would require or cause the master servicer or special servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause such master servicer or special servicer, as applicable, to violate provisions of the 111 West Jackson Intercreditor Agreement or the PSA, require or cause such master servicer or special servicer, as applicable, to violate the terms of the 111 West Jackson Whole Loan, or materially expand the scope of any of such master servicer’s or special servicer’s, as applicable, responsibilities under the 111 West Jackson Intercreditor Agreement or the PSA.

In addition, pursuant to the terms of the 111 West Jackson Intercreditor Agreement, (1) the holder of the 111 West Jackson Mortgage Loan (or the special servicer acting on its behalf) will be required to provide to the holder of the 111 West Jackson Pari Passu Companion Loan (i) notice, information and reports with respect to any 111 West Jackson Major Decisions (similar to such notice, information and report it is required to deliver to the directing certificateholder pursuant to the PSA) without regard to whether a “control termination event” has occurred and (ii) a summary of the asset status report relating to the 111 West Jackson Whole Loan and (2) the holder of the 111 West Jackson Mortgage Loan (or the special servicer acting on its behalf) will be required to consult with the holder of the 111 West Jackson Pari Passu Companion Loan (or its representative) on a non-binding basis with respect to any such 111 West Jackson Major Decision or the implementation of any recommended actions in the summary of the asset status report relating to the 111 West Jackson Whole Loan, and consider alternative actions recommended by the holders of the 111 West Jackson Pari Passu Companion Loan (or its representative); provided that after the expiration of a period of 10 business days from the delivery to the holder of the 111 West Jackson Pari Passu Companion Loan (or its representative) by the holder of the 111 West Jackson Mortgage Loan of written notice of a proposed action, together with copies of the notice, information and report required to be provided, the holder of the 111 West Jackson Mortgage Loan (or the special servicer acting on its behalf) will no longer be obligated to consult with such holder of the 111 West Jackson Pari Passu Companion Loan (or its representative), whether or not such holder of the 111 West Jackson Pari Passu Companion Loan (or its representative) has responded within such 10 business day consultation period (unless, the holder of the 111 West Jackson Mortgage Loan (or the master servicer or the special servicer acting on its behalf) proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating to such proposal). Notwithstanding the consultation rights of the holder of the 111 West Jackson Pari Passu Companion Loan (or its representative) described above, the holder of the 111 West Jackson Mortgage Loan (or special servicer acting on its behalf) may make any 111 West Jackson Major Decision or take any action set forth in the asset status report before the expiration of the 10 business day consultation period if the holder of the 111 West Jackson Mortgage Loan (or special servicer, as applicable) determines that immediate action with respect thereto is necessary to protect the interests of the holders of the 111 West Jackson Whole Loan. The holder of the 111 West Jackson Mortgage Loan (or master servicer or special servicer, acting on its behalf) will not be obligated at any time to follow or take any alternative actions recommended by any of the holder of the 111 West Jackson Pari Passu Companion Loan (or its representative).

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the 111 West Jackson Street Whole Loan that results in a monetary event of default or the related borrower otherwise defaults with respect to the 111 West Jackson Street Whole Loan, the holder of the 111 West Jackson Senior Subordinate Companion Loan (if the 111 West Jackson Senior Subordinate Companion Loan is not included in a securitization) and/or the holder of the 111 West Jackson Junior Subordinate Companion Loan, will each have the right to cure such event of default subject to certain limitations on the number of such cures set forth in the 111 West Jackson Street Intercreditor Agreement. So long as a holder of a 111 West Jackson Subordinate Companion Loan has made a permitted cure payment under the 111 West Jackson Street Intercreditor Agreement, neither the master servicer nor the special servicer will be permitted to treat such event of default as such for purposes of transferring the 111 West Jackson Street Whole Loan to special servicing or exercising remedies. In the event that both of the holders of the 111 West Jackson Subordinate Companion Loans elect to cure a monetary event of default, the holder of the 111 West Jackson Junior Subordinate Companion Loan will be deemed the curing party and any payments made by the holder of the 111 West Jackson Senior Subordinate Companion Loan will be returned to such holder.

Purchase Option

If an event of default with respect to the 111 West Jackson Whole Loan has occurred and is continuing, then, upon written notice from the holder of the 111 West Jackson Senior Subordinate Companion Loan (if the 111 West Jackson Senior Subordinate Companion Loan is not included in a securitization) or from the holder of the 111 West Jackson Junior Subordinate Companion Loan (“111 West Jackson Note Holder Purchase Notice”), such holder will have the right to purchase (x) in the case of a purchase made by the holder of the 111 West Jackson Junior Subordinate Companion Loan, each of the 111 West Jackson Senior Subordinate Companion Loan and the 111 West Jackson Senior Loans and (y) in the case of a purchase made by the holder of the 111 West Jackson Senior Subordinate Companion Loan, the 111 West Jackson Senior Loans for the purchase price provided in the 111 West Jackson Intercreditor Agreement on a date (i) not more than ten (10) business days after providing written notice or (ii) not more than thirty (30) days after providing written notice if the purchasing noteholder deposits 10% of the purchase price with the respective holder or holders, as applicable, of the notes being purchased within ten (10) business days after written notice.

The respective rights of the holders of the 111 West Jackson Subordinate Companion Loans to purchase the 111 West Jackson Senior Loans (or in the case of the holder of the 111 West Jackson Junior Subordinate Companion Loan, the right to purchase the 111 West Jackson Senior Subordinate Companion Loan), will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the 111 West Jackson Mortgaged Property (and special servicer is required to give the holders of the 111 West Jackson Subordinate Companion Loans fifteen (15) days’ notice of its intent with respect to any such action). Notwithstanding the foregoing sentence, if title to the 111 West Jackson Mortgaged Property is transferred to the special servicer (or another nominee on behalf of the special servicer) less than fifteen (15) days after the acceleration of the 111 West Jackson Whole Loan, the holders of the 111 West Jackson Mortgage Loan and the 111 West Jackson Pari Passu Companion Loan must notify the holders of the 111 West Jackson Subordinate Companion Loans and the holders of the 111 West Jackson Subordinate Companion Loans will have a fifteen (15) day period from the date of such notice to deliver a 111 West Jackson Note Holder Purchase Notice, in which case the applicable 111 West Jackson Subordinate Companion Loan holder will be obligated to purchase the 111 West Jackson Mortgaged Property, in immediately available funds, within a fifteen (15) day period at the applicable purchase price.

Sale of Defaulted Whole Loan

Pursuant to the terms of the 111 West Jackson Intercreditor Agreement, if an event of default has occurred and is continuing, and if the special servicer determines to sell the 111 West Jackson Mortgage Loan and the 111 West Jackson Companion Loans, then the special servicer will have (i) the right and obligation to sell the 111 West Jackson Mortgage Loan together with the 111 West Jackson Pari Passu Companion Loan and (ii) the right but not the obligation to sell the 111 West Jackson Mortgage Loan, 111 West Jackson Pari Passu Companion and the 111 West Jackson Subordinate Companion Loans as notes evidencing one whole loan in accordance with the terms of the 111 West Jackson Intercreditor Agreement and PSA, subject to the applicable consent rights of the 111 West Jackson Whole Loan Directing Holder. In connection with any such sale, the special servicer will be required to follow the procedures set forth in the 111 West Jackson Intercreditor Agreement and the PSA, including the provision that requires fifteen (15) business days’ prior written notice to the holders of the 111 West Jackson Subordinate Companion Loans of the special servicer’s intention to sell the 111 West Jackson Whole Loan.

Replacement of Special Servicer

Pursuant to the 111 West Jackson Intercreditor Agreement, the 111 West Jackson Whole Loan Directing Holder (or its representative) will have the right, at any time, with or without cause, to replace the special servicer then acting with respect to the 111 West Jackson Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of any other noteholder.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. One of the Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make P&I Advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. P&I Advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement. The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Certain losses, liabilities, claims, costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or servicing advance) incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Control Rights. With respect to each Non-Serviced Whole Loan, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table titled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the Directing Certificateholder, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder. With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain non-binding consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan, one or more related Non-Control Notes will be included in the issuing entity, and the Directing Certificateholder, if no Control Termination Event is continuing, will be entitled to exercise the consent and/or consultation rights described below.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder or its representative copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Holder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Holder due to the occurrence of a “control termination event” or a consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder or its representative on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions outlined in an asset status report by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, in respect of the applicable major decision.

Such consultation right will generally expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned typical ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File. The custodian under the Non-Serviced PSA is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan. If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the related securitization trust (the “Non-Serviced Securitization Trust”), such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loans

The One State Street Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as One State Street, representing approximately 5.2% of the Initial Pool Balance (the “One State Street Mortgage Loan”), is part of the One State Street Whole Loan (as defined below) comprised of fifteen (15) promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “One State Street Mortgaged Property”).

The One State Street Mortgage Loan is evidenced by four (4) senior pari passu promissory notes A-A-1-B, A-A-2, A-A-3 and A-A-4 with an aggregate Cut-off Date Balance of $49,780,000. The related Pari Passu Companion Loans (the “One State Street Pari Passu Companion Loans” and, together with the One State Street Mortgage Loan, the “One State Street Senior Loans”) are evidenced by seven (7) senior pari passu promissory notes A-A-1-A, A-A-5, A-A-6, A-A-7, A-A-8, A-A-9 and A-A-10, with an aggregate principal balance as of the Cut-off Date of $72,220,000. The One State Street Pari Passu Companion Loan evidenced by note A-A-1 (the “One State Street NCMS Pari Passu Companion Loan”), with a principal balance as of the Cut-off Date of $10,000,000, was contributed to the trust created pursuant to the NCMS 2018-OSS TSA (the “NCMS 2018-OSS Mortgage Trust”). The One State Street Pari Passu Companion Loans will not be included in the issuing entity. The One State Street Mortgage Loan and the One State Street Pari Passu Companion Loans are pari passu with each other in terms of priority.

There are also four (4) related Subordinate Companion Loans (the “One State Street Subordinate Companion Loans”), evidenced by four (4) subordinate promissory notes A-B, B-1-A, B-1-B and B-2, with an aggregate Cut-off Date Balance of $238,000,000. The One State Street Subordinate Companion Loans, together with the One State Street Pari Passu Companion Loans, are referred to in this prospectus as the “One State Street Companion Loans”, and the One State Street Mortgage Loan, together with the One State Street Companion Loans, are referred to in this prospectus as the “One State Street Whole Loan”. One of the related Subordinate Companion Loans (the “One State Street Subordinate Companion Loan A-B”) is evidenced by a subordinate promissory note A-B with an original principal balance of $84,496,000. One of the related Subordinate Companion Loans (the “One State Street Subordinate Companion Loan B-1-A”) is evidenced by a subordinate promissory note B-1-A with an original principal balance of $45,504,000. One of the related Subordinate Companion Loans (the “One State Street Subordinate Companion Loan B-1-B”) is evidenced by a subordinate promissory note B-1-B with an original principal balance of $83,000,000. One of the related Subordinate Companion Loans (the “One State Street Subordinate Companion Loan B-2”) is evidenced by a subordinate promissory note B-2 with an original principal balance of $25,000,000. The One State Street Subordinate Companion Loan A-B was contributed to the NCMS 2018-OSS Mortgage Trust (the “One State Street NCMS Subordinate Companion Loan”). The One State Street Subordinate Companion Loan B-A-1, the One State Street Subordinate Companion Loan B-A-2 and the One State Street Subordinate Companion Loan B-2 are referred to in this prospectus as the “One State Street Non-NCMS Subordinate Companion Loans” and, together with the One State Street Senior Loans other than the One State Street NCMS Pari Passu Companion Loan, the “One State Street Non-NCMS Loans”.

The rights of the holders of the promissory notes evidencing the One State Street Whole Loan are subject to a certain intercreditor agreement (the “One State Street Intercreditor Agreement”). The following summaries describe certain provisions of the One State Street Intercreditor Agreement.

Servicing

The One State Street Whole Loan will be serviced by the applicable Non-Serviced Master Servicer and the applicable Non-Serviced Special Servicer pursuant to the terms of the NCMS 2018-OSS TSA (the “One State Street Servicer” and the “One State Street Special Servicer”), subject to the terms of the One State Street Intercreditor Agreement.

Application of Payments

The One State Street Intercreditor Agreement sets forth the respective rights of the holders of the One State Street Senior Loans and the One State Street Subordinate Companion Loans with respect to distributions of funds received on the One State Street Whole Loan, and provides, in general, that:

●	the One State Street Mortgage Loan and the One State Street Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;

●	the One State Street Subordinate Companion Loans are, generally, junior, subject and subordinate to the One State Street Senior Loans, and the rights of the holders of the One State Street Subordinate Companion Loans to receive payments with respect to the One State Street Whole Loan are, at all times, junior, subject and subordinate to the rights of the holders of the One State Street Senior Loans (as further described below) to receive payments with respect to the One State Street Whole Loan;

●	the One State Street Subordinate Companion Loan A-B is, generally, junior, subject and subordinate to the One State Street Senior Loans, and the rights of the holders of the One State Street Subordinate Companion Loan A-B to receive payments with respect to the One State Street Whole Loan are, at all times, junior, subject and subordinate to the rights of the holders of the One State Street Senior Loans (as further described below) to receive payments with respect to the One State Street Whole Loan;

●	the One State Street Subordinate Companion Loan B-1-A is, generally, junior, subject and subordinate to the One State Street Subordinate Companion Loan A-B and the One State Street Senior Loans, and the rights of the holders of the One State Street Subordinate Companion Loan B-1-A to receive payments with respect to the One State Street Whole Loan are, at all times, junior, subject and subordinate to the rights of the holders of the One State Street Subordinate Companion Loan A-B and the One State Street Senior Loans (as further described below) to receive payments with respect to the One State Street Whole Loan;

●	the One State Street Subordinate Companion Loan B-1-B is, generally, junior, subject and subordinate to the One State Street Subordinate Companion Loan B-1-A, the One State Street Subordinate Companion Loan A-B and the One State Street Senior Loans, and the rights of the holders of the One State Street Subordinate Companion Loan B-1-B to receive payments with respect to the One State Street Whole Loan are, at all times, junior, subject and subordinate to the rights of the holders of the One State Street Subordinate Companion Loan B-1-A, the One State Street Subordinate Companion Loan A-B and the One State Street Senior Loans (as further described below) to receive payments with respect to the One State Street Whole Loan;

●	the One State Street Subordinate Companion Loan B-2 is, generally, junior, subject and subordinate to the One State Street Subordinate Companion Loan B-1-B, the One State Street Subordinate Companion Loan B-1-A, the One State Street Subordinate Companion Loan A-B and the One State Street Senior Loans, and the rights of the holders of the One State Street Subordinate Companion Loan B-2 to receive payments with respect to the One State Street Whole Loan are, at all times, junior, subject and subordinate to the rights of the holders of the One State Street Subordinate Companion Loan B-1-B, the One State Street Subordinate Companion Loan B-1-A, the One State Street Subordinate Companion Loan A-B and the One State Street Senior Loans (as further described below) to receive payments with respect to the One State Street Whole Loan;

●	all expenses and losses relating to the One State Street Whole Loan will, to the extent not paid by the related borrower, be allocated first to the holder of the One State Street Subordinate Companion Loan B-2, second to the holder of the One State Street Subordinate Companion Loan B-1-B, third to the holder of the One State Street Subordinate Companion Loan B-1-A, fourth to the holder of the One State Street Subordinate Companion Loan A-B and fifth to the holders of the One State Street Senior Loans on a pro rata and pari passu basis.

If no One State Street Sequential Pay Event (as defined below) has occurred and is continuing, all amounts tendered by the related borrower or otherwise available for payment on the One State Street Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

First, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the One State Street Senior Loans (other than default interest) to each holder of a One State Street Senior Loan in an amount equal to the accrued and unpaid interest on the applicable note principal balances at the applicable net note rate;

Second, on a pro rata and pari passu basis, to each holder of a One State Street Senior Loan an amount equal to their respective percentage interests of all principal payments (including any casualty or condemnation prepayment) received, if any, with respect to the related monthly payment date;

Third, to the extent the holder of the One State Street Subordinate Companion Loan A-B has made any payments or advances to cure defaults pursuant to the One State Street Intercreditor Agreement (as described below under “—Cure Rights”), to reimburse the holder of the One State Street Subordinate Companion Loan A-B for all such cure payments;

Fourth, to pay accrued and unpaid interest on the One State Street Subordinate Companion Loan A-B (other than default interest) to the holder of the One State Street Subordinate Companion Loan A-B in an amount equal to the accrued and unpaid interest on the applicable note principal balance at the applicable net note rate;

Fifth, to the holder of the One State Street Subordinate Companion Loan A-B, an amount equal to its percentage interest of all principal payments (including any casualty or condemnation prepayment) received, if any, with respect to the related monthly payment date;

Sixth, to the extent the holder of the One State Street Subordinate Companion Loan B-1-A has made any payments or advances to cure defaults pursuant to the One State Street Intercreditor Agreement (as described below under “—Cure Rights”), to reimburse the holder of the One State Street Subordinate Companion Loan B-1-A for all such cure payments;

Seventh, to pay accrued and unpaid interest on the One State Street Subordinate Companion Loan B-1-A (other than default interest) to the holder of the One State Street Subordinate Companion Loan B-1-A in an amount equal to the accrued and unpaid interest on the applicable note principal balance at the applicable net note rate;

Eighth, to the holder of the One State Street Subordinate Companion Loan B-1-A, an amount equal to its percentage interest of all principal payments (including any casualty or condemnation prepayment) received, if any, with respect to the related monthly payment date;

Ninth, to the extent the holder of the One State Street Subordinate Companion Loan B-1-B has made any payments or advances to cure defaults pursuant to the One State Street Intercreditor Agreement (as described below under “—Cure Rights”), to reimburse the holder of the One State Street Subordinate Companion Loan B-1-B for all such cure payments;

Tenth, to pay accrued and unpaid interest on the One State Street Subordinate Companion Loan B-1-B (other than default interest) to the holder of the One State Street Subordinate Companion Loan

B-1-B in an amount equal to the accrued and unpaid interest on the applicable note principal balance at the applicable net note rate;

Eleventh, to the holder of the One State Street Subordinate Companion Loan B-1-B, an amount equal to its percentage interest of all principal payments (including any casualty or condemnation prepayment) received, if any, with respect to the related monthly payment date;

Twelfth, to the extent the holder of the One State Street Subordinate Companion Loan B-2 has made any payments or advances to cure defaults pursuant to the One State Street Intercreditor Agreement (as described below under “—Cure Rights”), to reimburse the holder of the One State Street Subordinate Companion Loan B-2 for all such cure payments;

Thirteenth, to pay accrued and unpaid interest on the One State Street Subordinate Companion Loan B-2 (other than default interest) to the holder of the One State Street Subordinate Companion Loan B-2 in an amount equal to the accrued and unpaid interest on the applicable note principal balance at the applicable net note rate;

Fourteenth, to the holder of the One State Street Subordinate Companion Loan B-2, an amount equal to its percentage interest of all principal payments (including any casualty or condemnation prepayment) received, if any, with respect to the related monthly payment date;

Fifteenth, to pay any yield maintenance premium then due and payable in respect of the One State Street Senior Loans, to the holders of the One State Street Senior Loans on a pro rata and pari passu basis, then any yield maintenance premium then due and payable in respect of the One State Street Subordinate Companion Loan A-B to the holder of the One State Street Subordinate Companion Loan A-B, then any yield maintenance premium then due and payable in respect of the One State Street Subordinate Companion Loan B-1-A to the holder of the One State Street Subordinate Companion Loan B-1-A, then any yield maintenance premium then due and payable in respect of the One State Street Subordinate Companion Loan B-1-B to the holder of the One State Street Subordinate Companion Loan B-1-B, and finally, any yield maintenance premium then due and payable in respect of the One State Street Subordinate Companion Loan B-2 to the holder of the One State Street Subordinate Companion Loan B-2;

Sixteenth, to the extent late fees, assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the NCMS 2108-OSS TSA, including, without limitation, to compensate the One State Street Servicer or the One State Street Special Servicer, as applicable, any such late fees, assumption or transfer fees, to the extent actually paid by the related borrower, to the holders of the One State Street Senior Loans and the One State Street Subordinate Companion Loans, pro rata, based on their respective initial note principal balances;

Seventeenth, any interest accrued at the applicable default rate, pro rata and pari passu, to (A) the holder of the One State Street Senior Loans on a pro rata and pari passu basis in an amount calculated on the note principal balance of each of the One State Street Senior Loans at the applicable default rate, (B) to the holder of the One State Street Subordinate Companion Loan A-B in an amount calculated on the note principal balance of the One State Street Subordinate Companion Loan A-B at the applicable default rate, (C) to the holder of the One State Street Subordinate Companion Loan B-1-A in an amount calculated on the note principal balance of the One State Street Subordinate Companion Loan B-1-A at the applicable default rate, (D) to the holder of the One State Street Subordinate Companion Loan B-1-B in an amount calculated on the note principal balance of the One State Street Subordinate Companion Loan B-1-B at the applicable default rate and (E) to the holder of the One State Street Subordinate Companion Loan B-2 in an amount calculated on the note principal balance of the One State Street Subordinate Companion Loan B-2 at the applicable default rate, in each case, to the extent actually paid by the related borrower and not payable to the One State Street Servicer or One State Street Special Servicer, as applicable, pursuant to the NCMS 2108-OSS TSA; and

Eighteenth, if any excess amount is available to be distributed in respect of the One State Street Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through seventeenth, any remaining amount pro rata to the holders of the One State Street Senior Loans and One State Street Subordinate Companion Loans based on their respective initial note principal balances.

Upon the occurrence and continuance of (i) a monetary event of default, (ii) a non-monetary event of default that causes the One State Street Whole Loan to become a specially serviced loan (other than as a result of a foreseeable default) or (iii) any bankruptcy or insolvency event that constitutes an event of default; provided, in each case, that the holders of the One State Street Non-NCMS Subordinate Companion Loans (or a designee of such holders) have not exercised their cure rights under the One State Street Intercreditor Agreement (as described below under “—Cure Rights”) (each, a “One State Street Sequential Pay Event”), amounts tendered by the related borrower and otherwise available for payment on the One State Street Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

First, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the One State Street Senior Loans (other than default interest) to each holder of a One State Street Senior Loan in an amount equal to the accrued and unpaid interest on the applicable note principal balances at the applicable net note rate;

Second, on a pro rata and pari passu basis, to each holder of a One State Street Senior Loan an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until their respective note principal balances have been reduced to zero;

Third, to pay accrued and unpaid interest on the One State Street Subordinate Companion Loan A-B (other than default interest) to the holder of the One State Street Subordinate Companion Loan A-B in an amount equal to the accrued and unpaid interest on the note principal balance at the applicable net note rate;

Fourth, on a pro rata and pari passu basis, to each holder of a One State Street Senior Loan an amount equal to all remaining amounts (other than default interest) received with respect to the related monthly payment date, until their respective note principal balances have been reduced to zero;

Fifth, to the extent the holder of the One State Street Subordinate Companion Loan A-B has made any payments or advances to cure defaults pursuant to the One State Street Intercreditor Agreement (as described below under “—Cure Rights”), to reimburse the holder of the One State Street Subordinate Companion Loan A-B for all such cure payments;

Sixth, to pay accrued and unpaid interest on the One State Street Subordinate Companion Loan A-B (other than default interest) to the holder of the One State Street Subordinate Companion Loan A-B in an amount equal to the accrued and unpaid interest on the applicable note principal balance at the applicable net note rate;

Seventh, to the holder of the One State Street Subordinate Companion Loan A-B an amount equal to all remaining amounts received with respect to the related monthly payment date until its note principal balance has been reduced to zero;

Eighth, to the extent the holder of the One State Street Subordinate Companion Loan B-1-A has made any payments or advances to cure defaults pursuant to the One State Street Intercreditor Agreement (as described below under “—Cure Rights”), to reimburse the holder of the One State Street Subordinate Companion Loan B-1-A for all such cure payments;

Ninth, to pay accrued and unpaid interest on the One State Street Subordinate Companion Loan B-1-A (other than default interest) to the holder of the One State Street Subordinate Companion Loan

B-1-A in an amount equal to the accrued and unpaid interest on the applicable note principal balance at the applicable net note rate;

Tenth, to the holder of the One State Street Subordinate Companion Loan B-1-A an amount equal to all remaining amounts (other than default interest) received with respect to the related monthly payment date, until its note principal balance has been reduced to zero;

Eleventh, to the extent the holder of the One State Street Subordinate Companion Loan B-1-B has made any payments or advances to cure defaults pursuant to the One State Street Intercreditor Agreement (as described below under “—Cure Rights”), to reimburse the holder of the One State Street Subordinate Companion Loan B-1-B for all such cure payments;

Twelfth, to pay accrued and unpaid interest on the One State Street Subordinate Companion Loan B-1-B (other than default interest) to the holder of the One State Street Subordinate Companion Loan B-1-B in an amount equal to the accrued and unpaid interest on the applicable note principal balance at the applicable net note rate;

Thirteenth, to the holder of the One State Street Subordinate Companion Loan B-1-B an amount equal to all remaining amounts (other than default interest) received with respect to the related monthly payment date, until its note principal balance has been reduced to zero;

Fourteenth, to the extent the holder of the One State Street Subordinate Companion Loan B-2 has made any payments or advances to cure defaults pursuant to One State Street Intercreditor Agreement (as described below under “—Cure Rights”), to reimburse the holder of the One State Street Subordinate Companion Loan B-2 for all such cure payments;

Fifteenth, to pay accrued and unpaid interest on the One State Street Subordinate Companion Loan B-2 (other than default interest) to the holder of the One State Street Subordinate Companion Loan B-2 in an amount equal to the accrued and unpaid interest on the applicable note principal balance at the applicable net note rate;

Sixteenth, to the holder of the One State Street Subordinate Companion Loan B-2 an amount equal to all remaining amounts (other than default interest) received with respect to the related monthly payment date, until its note principal balance has been reduced to zero;

Seventeenth,to pay any yield maintenance premium then due and payable in respect of the One State Street Senior Loans, to the holders of the One State Street Senior Loans on a pro rata and pari passu basis, then any yield maintenance premium then due and payable in respect of the One State Street Subordinate Companion Loan A-B to the holder of the One State Street Subordinate Companion Loan A-B, then any yield maintenance premium then due and payable in respect of the One State Street Subordinate Companion Loan B-1-A to the holder of the One State Street Subordinate Companion Loan B-1-A, then any yield maintenance premium then due and payable in respect of the One State Street Subordinate Companion Loan B-1-B to the holder of the One State Street Subordinate Companion Loan B-1-B, and finally, any yield maintenance premium then due and payable in respect of the One State Street Subordinate Companion Loan B-2 to the holder of the One State Street Subordinate Companion Loan B-2;

Eighteenth, to the extent late fees, assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the NCMS 2108-OSS TSA, including, without limitation, to compensate the One State Street Servicer or the One State Street Special Servicer, as applicable, any such late fees, assumption or transfer fees, to the extent actually paid by the related borrower, to the holders of the One State Street Senior Loans and One State Street Subordinate Companion Loans, pro rata, based on their respective initial note principal balances;

Nineteenth, any interest accrued at the applicable default rate, pro rata and pari passu, to (A) the holders of the One State Street Senior Loans on a pro rata and pari passu basis in an amount calculated on the note principal balance of each of the One State Street Senior Loans at the applicable default rate, (B) to the holder of the One State Street Subordinate Companion Loan A-B in an amount calculated on the note principal balance of the One State Street Subordinate Companion Loan A-B at the applicable default rate, (C) to the holder of the One State Street Subordinate Companion Loan B-1-A in an amount calculated on the note principal balance of the One State Street Subordinate Companion Loan B-1-A at the applicable default rate, (D) to the holder of the One State Street Subordinate Companion Loan B-1-B in an amount calculated on the note principal balance of the One State Street Subordinate Companion Loan B-1-B at the applicable default rate, and (E) to the holder of the One State Street Subordinate Companion Loan B-2 in an amount calculated on the note principal balance of the One State Street Subordinate Companion Loan B-2 at the applicable default rate, in each case, to the extent actually paid by the related borrower and not payable to the One State Street Servicer or One State Street Special Servicer, as applicable, pursuant to the NCMS 2108-OSS TSA; and

Twentieth, if any excess amount is available to be distributed in respect of the One State Street Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through nineteenth, any remaining amount pro rata to the holders of the One State Street Senior Loans and the One State Street Subordinate Companion Loans based on their respective initial note principal balances.

The One State Street Whole Loan Directing Holder

The controlling noteholder (the “One State Street Whole Loan Directing Holder”) under the One State Street Intercreditor Agreement, as of any date of determination, is:

●	initially, the holder of the One State Street Subordinate Companion Loan B-2;

●	if a One State Street B-2 Control Appraisal Period has occurred and is continuing, but a One State Street B-1-B Control Appraisal Period has not occurred and is continuing, the holder of the One State Street Subordinate Companion Loan B-1-B;

●	if a One State Street B-1-B Control Appraisal Period has occurred and is continuing, but a One State Street B-1-A Control Appraisal Period has not occurred and is continuing, the holder of the One State Street Subordinate Companion Loan B-1-A;

●	if a One State Street B-1-A Control Appraisal Period has occurred and is continuing, but a One State Street A-B Control Appraisal Period has not occurred and is continuing, the holder of the One State Street Subordinate Companion Loan A-B; and

●	if a One State Street A-B Control Appraisal Period has occurred and is continuing, the holder of the One State Street NCMS Pari Passu Companion Loan.

If the One State Street NCMS Pari Passu Loan or a One State Street Subordinate Companion Loan is included in a securitization and is the One State Street Whole Loan Directing Holder, then the rights of the One State Street Whole Loan Directing Holder may be exercised by the holders of the majority of the class of securities designated as the “controlling class,” to the extent provided in the applicable securitization servicing agreement.

A “One State Street B-2 Control Appraisal Period” will exist with respect to the One State Street Whole Loan, if and for so long as: (1)(a)(i) the initial note principal balance of the One State Street Subordinate Companion Loan B-2 minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the One State Street Subordinate Companion Loan B-2, (y) any appraisal reduction amount for the One State Street Whole Loan that is allocated to the One State Street Subordinate Companion Loan B-2 and (z) any losses realized with respect to the One State Street Mortgaged Property or the One State Street Whole Loan that are allocated to the One State Street Subordinate Companion Loan B-2, plus (iii) the One State Street Threshold Event Collateral, if any, is less than (b) 25%, or, for so long as Paramount Group, Inc. or an affiliate is the holder of the One State Street Subordinate Companion Loan B-2, 15%, of the of the

remainder of the (i) initial note principal balance of the One State Street Subordinate Companion Loan B-2 less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the One State Street Subordinate Companion Loan B-2 on the One State Street Subordinate Companion Loan B-2; or (2) any interest in the One State Street Subordinate Companion Loan B-2 is held by the related borrower or a borrower related party, or the related borrower or a borrower related party would otherwise be entitled to exercise the rights of the holder of the One State Street Subordinate Companion Loan B-2 as the One State Street Whole Loan Directing Holder.

A “One State Street B-1-B Control Appraisal Period” will exist with respect to the One State Street Whole Loan, if and for so long as: (1)(a)(i)the initial note principal balance of the One State Street Subordinate Companion Loan B-1-B minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the One State Street Subordinate Companion Loan B-1-B, (y) any appraisal reduction amount for the One State Street Whole Loan that is allocated to the One State Street Subordinate Companion Loan B-1-B and (z) any losses realized with respect to the One State Street Mortgaged Property or the One State Street Whole Loan that are allocated to the One State Street Subordinate Companion Loan B-1-B, plus (iii) the One State Street Threshold Event Collateral, if any, is less than (b) 25% of the of the remainder of the (i) initial note principal balance of the One State Street Subordinate Companion Loan B-1-B less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the One State Street Subordinate Companion Loan B-1-B on the One State Street Subordinate Companion Loan B-1-B; or (2) any interest in the One State Street Subordinate Companion Loan B-1-B is held by the related borrower or a borrower related party, or the related borrower or a borrower related party would otherwise be entitled to exercise the rights of the holder of the One State Street Subordinate Companion Loan B-1-B as the One State Street Whole Loan Directing Holder.

A “One State Street B-1-A Control Appraisal Period” will exist with respect to the One State Street Whole Loan, if and for so long as: (1)(a)(i) the initial note principal balance of the One State Street Subordinate Companion Loan B-1-A minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the One State Street Subordinate Companion Loan B-1-A, (y) any appraisal reduction amount for the One State Street Whole Loan that is allocated to the One State Street Subordinate Companion Loan B-1-A and (z) any losses realized with respect to the One State Street Mortgaged Property or the One State Street Whole Loan that are allocated to the One State Street Subordinate Companion Loan B-1-A, plus (iii) the One State Street Threshold Event Collateral, if any, is less than (b) 25% of the of the remainder of the (i) initial note principal balance of the One State Street Subordinate Companion Loan B-1-A less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the One State Street Subordinate Companion Loan B-1-A on the One State Street Subordinate Companion Loan B-1-A; or (2) any interest in the One State Street Subordinate Companion Loan B-1-A is held by the related borrower or a borrower related party, or the related borrower or a borrower related party would otherwise be entitled to exercise the rights of the holder of the One State Street Subordinate Companion Loan B-1-A as the One State Street Whole Loan Directing Holder.

A “One State Street A-B Control Appraisal Period” will exist with respect to the One State Street Whole Loan, if and for so long as: (1)(a)(i) the initial note principal balance of the One State Street Subordinate Companion Loan A-B minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the One State Street Subordinate Companion Loan A-B, (y) any appraisal reduction amount for the One State Street Whole Loan that is allocated to the One State Street Subordinate Companion Loan A-B and (z) any losses realized with respect to the One State Street Mortgaged Property or the One State Street Whole Loan that are allocated to the One State Street Subordinate Companion Loan A-B, plus (iii) the One State Street Threshold Event Collateral, if any, is less than (b) 25% of the of the remainder of the (i) initial note principal balance of the One State Street Subordinate Companion Loan A-B less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the One State Street Subordinate Companion Loan A-B on the One State Street Subordinate Companion Loan A-B; or (2) any interest in the One State Street Subordinate Companion Loan A-B is held by the related borrower or a borrower related party, or the related borrower or a borrower related party would otherwise be entitled to exercise the rights of the holder of the One State Street Subordinate Companion Loan A-B as the One State Street Whole Loan Directing Holder.

Each holder of a One State Street Non-NCMS Subordinate Companion Loan is entitled to avoid a control appraisal period caused by application of an appraisal reduction amount upon satisfaction of certain conditions, including without limitation, delivery of additional collateral in the form of either (x) cash collateral for the benefit of the other noteholders or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution that meets the rating requirements as described in the One State Street Intercreditor Agreement (either (x) or (y), the “One State Street Threshold Event Collateral” in an amount that when added to the appraised value of the One State Street Mortgaged Property as determined pursuant to the NCMS 2018-OSS TSA, would cause the applicable control appraisal period not to exist.

Consultation and Control

The One State Street Servicer and One State Street Special Servicer will be required to notify the One State Street Whole Loan Directing Holder (or its representative) and receive written consent with respect to major decisions, as defined in the One State Street Intercreditor Agreement (“One State Street Major Decisions”). The One State Street Major Decisions are similar to, but generally more extensive than, the Major Decisions.

Neither the One State Street Servicer nor the One State Street Special Servicer will be required to follow any advice or consultation provided by the One State Street Whole Loan Directing Holder (or its representative) that would require or cause the One State Street Servicer or the One State Street Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause the One State Street Servicer or the One State Street Special Servicer, as applicable, to violate provisions of the One State Street Intercreditor Agreement or the NCMS 2018-OSS TSA, require or cause the One State Street Servicer nor the One State Street Special Servicer, as applicable, to violate the terms of the One State Street Whole Loan, or materially expand the scope of any of such One State Street Servicer’s or One State Street Special Servicer’s, as applicable, responsibilities under the One State Street Intercreditor Agreement or the NCMS 2018-OSS TSA.

In addition, pursuant to the terms of the One State Street Intercreditor Agreement, after a One State Street A-B Control Appraisal Period (and for so long as such One State Street A-B Control Appraisal Period remains in effect), (1) the One State Street Servicer or the One State Street Special Servicer, as applicable, will be required to provide to the holders of the One State Street Senior Loans (other than the One State Street NCMS Pari Passu Companion Loan) (such other One State Street Senior Loans, the “One State Street Non-NCMS Senior Loans”) (i) notice, information and reports with respect to any One State Street Major Decisions (similar to such notice, information and report it is required to deliver to the directing certificateholder pursuant to the NCMS 2108-OSS TSA without regard to whether a control termination event has occurred) and (ii) a summary of the asset status report relating to the One State Street Whole Loan and (2) the One State Street Servicer or the One State Street Special Servicer, as applicable, will be required to consult with each holder of a One State Street Non-NCMS Senior Loan (or its representative) on a strictly non-binding basis with respect to any such One State Street Major Decision or the implementation of any recommended actions in the summary of the asset status report relating to the One State Street Whole Loan, and consider alternative actions recommended by the holders of the One State Street Non-NCMS Senior Loans (or their representatives); provided that after the expiration of a period of 10 business days from the delivery to the holders of the One State Street Non-NCMS Senior Loans (or their representatives) by the One State Street Servicer or One State Street Special Servicer, as applicable, of written notice of a proposed action, together with copies of the notice, information and report required to be provided, the One State Street Servicer or the One State Street Special Servicer, as applicable, will no longer be obligated to consult with such holders of the One State Street Non-NCMS Senior Loans (or their representatives), whether or not such holders of the One State Street Non-NCMS Senior Loans (or their representatives) have responded within such 10 business day consultation period (unless, the One State Street Servicer or the One State Street Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating to such proposal). Notwithstanding the consultation rights of the holders of the One State Street Non-NCMS Senior Loans (or their representatives) described above, the One State Street Servicer or One State Street Special Servicer, as applicable, may make any One State Street Major Decision or take any action set forth in the asset status report before the expiration of the 10 business day consultation period if the One State Street Servicer or One State Street Special Servicer, as applicable, determines that immediate action with respect thereto is necessary to protect the interests of the holders of the One State Street Senior Loans and One State Street Subordinate Companion Loans. The One State Street Servicer or One State Street Special Servicer, as applicable, will not be obligated at any time to follow or take any alternative actions recommended by any of the holders of the One State Street Non-NCMS Senior Loans (or their representatives).

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the One State Street Whole Loan by the end of the applicable grace period or any other event of default occurs and is continuing with respect to the One State Street Whole Loan, the holder of the One State Street Subordinate Companion Loan B-1-A, the holder of the One State Street Subordinate Companion Loan B-1-B and/or the holder of the One State Street Subordinate Companion Loan B-2, will each have the right, but not the obligation, to cure such event of default subject to certain limitations on the number of such cures set forth in the One State Street Intercreditor Agreement. So long as a holder of any One State Street Non-NCMS Subordinate Companion Loan has made a permitted cure payment under the One State Street Intercreditor Agreement, such monetary event of default will not be treated as an event of default for purposes of the definition of One State Street Sequential Pay Event or for purposes of transferring the One State Street Whole Loan to special servicing or exercising remedies. In the event that more than one of the holders of the One State Street Non-NCMS Subordinate Companion Loans elects to cure a monetary event of default, the holder of the most subordinate One State Street Non-NCMS Subordinate Companion Loan will be deemed the curing party.

Purchase Option

At any time that an event of default has occurred and is continuing under the One State Street Whole Loan, each holder of a One State Street Non-NCMS Subordinate Companion Loan, upon written notice (“One State Street Note Holder Purchase Notice”), will have the right to purchase one or more of the One State Street Senior Loans and One State Street Subordinate Companion Loans that are immediately senior to such One State Street Non-NCMS Subordinate Companion Loan or senior to such purchased note (the One State Street Senior Loans being treated as a single note), for the purchase price provided in the One State Street Intercreditor Agreement on a date (i) not more than ten (10) business days after providing written notice or (ii) not more than thirty (30) days after providing written notice if the purchasing noteholder deposits 10% of the purchase price with the respective holder or holders, as applicable, of the notes being purchased within ten (10) business days after written notice.

The foregoing purchase rights will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the One State Street Mortgaged Property (and the One State Street Special Servicer is required to give the holders of the One State Street Non-NCMS Subordinate Companion Loans fifteen (15) days’ notice of its intent with respect to any such action). Notwithstanding the foregoing sentence, if title to the One State Street Mortgaged Property is transferred to the One State Street Servicer (or other nominee on behalf of the One State Street Servicer) less than fifteen (15) days after the acceleration of the One State Street Whole Loan, the NCMS 2018-OSS Mortgage Trust is required to notify the holders of the One State Street Subordinate Companion Loans, and the holders of the One State Street Subordinate Companion Loans will have a fifteen (15) day period from the date of such notice to deliver a One State Street Note Holder Purchase Notice, in which case the applicable holder of a One State Street Subordinate Companion Loan will be obligated to purchase the One State Street Mortgaged Property, in immediately available funds, within such fifteen (15) day period at the applicable purchase price.

Sale of Defaulted Whole Loan

Pursuant to the terms of the One State Street Intercreditor Agreement, if the One State Street Whole Loan becomes a defaulted loan, and if the One State Street Special Servicer determines to sell the One State Street Mortgage Loan and the One State Street Companion Loans, then the One State Street Special Servicer will have (i) the right and obligation to sell the One State Street NCMS Pari Passu Companion Loan together with the One State Street Non-NCMS Senior Loans and (ii) the right but not the obligation to sell the One State Street NCMS Pari Passu Companion Loan and the One State Street Non-NCMS Loans as notes evidencing one whole loan in accordance with the terms of the One State Street Intercreditor Agreement and the NCMS 2018-OSS TSA, subject to the applicable consent rights of the One State Street Whole Loan Directing Holder. In connection with any such sale, the One State Street Special Servicer will be required to follow the procedures set forth in the One State Street Intercreditor Agreement and the NCMS 2018-OSS TSA, including the provision that requires fifteen (15) business days’ prior written notice to the holders of the One State Street Mortgage Loan and the One State Street Non-NCMS Loans of the One State Street Special Servicer’s decision to attempt to sell the One State Street Whole Loan.

Replacement of Special Servicer

Pursuant to the One State Street Intercreditor Agreement and subject to the NCMS 2018-OSS TSA, the One State Street Whole Loan Directing Holder (or its representative) will have the right, at any time, with or without cause, to replace the One State Street Special Servicer then acting with respect to the One State Street Whole Loan and appoint a replacement special servicer in lieu thereof.

The Yorkshire & Lexington Towers Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Yorkshire & Lexington Towers, representing approximately 2.1% of the Initial Pool Balance (the “Yorkshire & Lexington Towers Mortgage Loan”), is part of the Yorkshire & Lexington Towers Whole Loan (as defined below) comprised of 10 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Yorkshire & Lexington Towers Mortgaged Property”).

The Yorkshire & Lexington Towers Mortgage Loan is evidenced by one (1) senior pari passu promissory note A-3 with an aggregate Cut-off Date Balance of $20,000,000. The related Pari Passu Companion Loans (the “Yorkshire & Lexington Towers Pari Passu Companion Loans” and, together with the Yorkshire & Lexington Towers Mortgage Loan, the “Yorkshire & Lexington Towers Senior Loans”) are evidenced by eight (8) senior pari passu promissory notes A-1, A-2, A-4, A-5, A-6, A-7, A-8-1 and A-8-2 with an aggregate principal balance as of the Cut-off Date of $180,000,000. The Yorkshire & Lexington Towers Pari Passu Companion Loans will not be included in the issuing entity. The Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans are pari passu with each other in terms of priority. The related Subordinate Companion Loan (the “Yorkshire & Lexington Towers Subordinate Companion Loan” ) is evidenced by one subordinate promissory note B with a Cut-off Date Balance of $200,000,000. The Yorkshire & Lexington Towers Subordinate Companion Loan, together with the Yorkshire & Lexington Towers Pari Passu Companion Loans, are referred to in this prospectus as the “Yorkshire & Lexington Towers Companion Loans”, and the Yorkshire & Lexington Towers Mortgage Loan, together with the Yorkshire & Lexington Towers Companion Loans, are referred to in this prospectus as the “Yorkshire & Lexington Towers Whole Loan”. The Yorkshire & Lexington Towers Pari Passu Companion Loan evidenced by promissory notes A-1 and A-2 (the “Yorkshire & Lexington Towers CX10 Pari Passu Companion Loan”) and the Yorkshire & Lexington Towers Subordinate Companion Loan are assets of the trust created by the CSAIL 2017-CX10 PSA (the “CSAIL 2017-CX10 Trust”), but the Yorkshire & Lexington Towers Subordinate Companion Loan will not be pooled together with the Yorkshire & Lexington Towers CX10 Pari Passu Companion Loan, and payments of interest and principal received in respect of the Yorkshire & Lexington Towers Subordinate Companion Loan will be available only to make distributions in respect of certain loan-

specific certificates issued by the CSAIL 2017-CX10 Trust (the “Yorkshire & Lexington Towers Loan-Specific Certificates”).

The rights of the holders of the promissory notes evidencing the Yorkshire & Lexington Towers Whole Loan are subject to certain intercreditor agreements (collectively, the “Yorkshire & Lexington Towers Intercreditor Agreement”). The following summaries describe certain provisions of the Yorkshire & Lexington Towers Intercreditor Agreement.

Servicing

The Yorkshire & Lexington Towers Whole Loan will be serviced by the applicable Non-Serviced Master Servicer and the applicable Non-Serviced Special Servicer pursuant to the terms of the CSAIL 2017-CX10 PSA (the “Yorkshire & Lexington Towers Master Servicer” and the “Yorkshire & Lexington Towers Special Servicer”), subject to the terms of the Yorkshire & Lexington Towers Intercreditor Agreement.

Application of Payments

The Yorkshire & Lexington Towers Intercreditor Agreement sets forth the respective rights of the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Companion Loans with respect to distributions of funds received in respect of the Yorkshire & Lexington Towers Whole Loan, and provides, in general, that:

●	the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;

●	the Yorkshire & Lexington Towers Subordinate Companion Loan is, generally, junior, subject and subordinate to the Yorkshire & Lexington Towers Senior Loans, and the rights of the holders of the Yorkshire & Lexington Towers Subordinate Companion Loan to receive payments with respect to the Yorkshire & Lexington Towers Whole Loan are, at all times, junior, subject and subordinate to the rights of the holders of the Yorkshire & Lexington Towers Senior Loans (as further described below) to receive payments with respect to the Yorkshire & Lexington Towers Whole Loan.

If no Yorkshire & Lexington Towers Sequential Pay Event (as defined below) has occurred and is continuing with respect to the Yorkshire & Lexington Towers Whole Loan (or, if such a default has occurred, but has been cured by the Yorkshire & Lexington Towers Whole Loan Directing Holder or the default cure period has not yet expired and the Yorkshire & Lexington Towers Whole Loan Directing Holder is diligently exercising its cure rights under the Yorkshire & Lexington Towers Intercreditor Agreement), all amounts tendered by the borrowers or otherwise available for payment on the Yorkshire & Lexington Towers Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

First, to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans, in an amount equal to the interest then due and payable on the outstanding principal of their respective notes at their net interest rate;

Second, (i) to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to their respective percentage interests in the Yorkshire & Lexington Towers Whole Loan of principal payments received, if any, until their respective principal balances have been reduced to zero and (ii) with respect to any insurance and condemnation proceeds payable as principal to the holders of the Yorkshire & Lexington Towers Whole Loan pursuant to the Yorkshire & Lexington Towers Intercreditor Agreement, 100% of such insurance and condemnation proceeds will be distributed to the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans on a pro rata and pari passu basis until their respective principal balances have been reduced to zero;

Third, to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans up to the amount of any unreimbursed costs and expenses paid by the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans, including any recovered costs not previously reimbursed to such holders (or paid or advanced by the Yorkshire & Lexington Towers Master Servicer or the Yorkshire & Lexington Towers Special Servicer on their behalf and not previously paid or reimbursed);

Fourth, to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the aggregate of any prepayment premium payable to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans to the extent paid by the related borrower;

Fifth, if as a result of a workout, the balance of the Yorkshire & Lexington Towers Mortgage Loan or Yorkshire & Lexington Towers Pari Passu Companion Loans has been reduced, to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans in an amount up to the reduction of the principal balances of their respective notes as a result of such workout, plus interest on such amount at the applicable net interest rate;

Sixth, to the holders of the Yorkshire & Lexington Towers Subordinate Companion Loan in an amount equal to the interest then due and payable on the outstanding principal of its note at its net interest rate;

Seventh, (i) to the holder of the Yorkshire & Lexington Towers Subordinate Companion Loan in an amount equal to its respective percentage interest in the Yorkshire & Lexington Towers Whole Loan of principal payments received, if any, until the principal balance of the Yorkshire & Lexington Towers Subordinate Companion Loan is reduced to zero and (ii) with respect to any insurance and condemnation proceeds payable as principal to the holders of the Yorkshire & Lexington Towers Whole Loan pursuant to the Yorkshire & Lexington Towers Intercreditor Agreement, the portion of such insurance and condemnation proceeds remaining after distribution to the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans pursuant to clause (second) above will be distributed to the holders of the Yorkshire & Lexington Towers Subordinate Companion Loan until its principal balance has been reduced to zero;

Eighth, to the holders of the Yorkshire & Lexington Towers Subordinate Companion Loan in an amount equal to any prepayment premium payable on its note to the extent paid by the related borrower;

Ninth, to the extent the holder of the Yorkshire & Lexington Towers Subordinate Companion Loan has made any payments or advances to cure defaults pursuant to “—Cure Rights” below, to reimburse the holder of the Yorkshire & Lexington Towers Subordinate Companion Loan for all such cure payments;

Tenth, if the proceeds of any foreclosure sale or any liquidation of the Yorkshire & Lexington Towers Whole Loan or the Yorkshire & Lexington Towers Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(ninth) and, as a result of a workout, the balance of the Yorkshire & Lexington Towers Subordinate Companion Loan has been reduced, to the holder of the Yorkshire & Lexington Towers Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the Yorkshire & Lexington Towers Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable net interest rate;

Eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the CSAIL 2017-CX10 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate Yorkshire & Lexington Towers Master Servicer or applicable Yorkshire & Lexington

Towers Special Servicer (in each case provided that such reimbursements or payments relate to the Yorkshire & Lexington Towers Whole Loan or the Yorkshire & Lexington Towers Mortgaged Properties), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holder of the Yorkshire & Lexington Towers Mortgage Loan, the holders of the Yorkshire & Lexington Towers Pari Passu Companion Loans and the holders of the Yorkshire & Lexington Towers Subordinate Companion Loan, pro rata, based on their respective percentage interests in the Yorkshire & Lexington Towers Whole Loan; and

Twelfth, if any excess amount is available to be distributed in respect of the Yorkshire & Lexington Towers Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(eleventh), any remaining amount is required to be paid to the holders of the Yorkshire & Lexington Towers Mortgage Loan, the Yorkshire & Lexington Towers Pari Passu Companion Loans and the Yorkshire & Lexington Towers Subordinate Companion Loan, pro rata based on their respective initial percentage interests in the Yorkshire & Lexington Towers Whole Loan.

Upon the occurrence and continuance of (i) an event of default with respect to an obligation to pay money due under the Yorkshire & Lexington Towers Whole Loan, (ii) any other event of default for which the Yorkshire & Lexington Towers Whole Loan is accelerated, (iii) any other event of default which causes the Yorkshire & Lexington Towers Whole Loan to become a specially serviced loan under the CSAIL 2017-CX10 PSA or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Yorkshire & Lexington Towers Sequential Pay Event“), amounts tendered by the borrowers or otherwise available for payment on the Yorkshire & Lexington Towers Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

First, to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans in an amount equal to the interest then due and payable on the outstanding principal of their respective notes, in each case, at their net interest rate;

Second, to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans on a pro rata and pari passu basis (based on their initial principal balances) in an amount equal to the principal balances of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans until their principal balances have been deemed to be reduced to zero, which amounts will be further allocated as follows:

(i)       to the holders of promissory notes A-4, A-5, A-6, A-7, A-8-1 and A-8-2, their pro rata portion of the amount described above in this clause second; then

(ii)      any remaining amounts,

(A)       to the holder of Yorkshire & Lexington Towers Subordinate Companion Loan, in an amount equal to the interest then due and payable on the outstanding principal of its note at its net interest rate; and then

(B)       to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers CX10 Pari Passu Companion Loan, on a pro rata and pari passu basis, in an amount equal to their principal balances, until their principal balances have been deemed to be reduced to zero;

Third, the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans up to the amount of any unreimbursed costs and expenses paid by each holder of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans, including any recovered costs not previously reimbursed to such holder (or paid or advanced by the master servicer or the special servicer on their behalf and not previously paid or reimbursed);

Fourth, to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the aggregate of any prepayment premium payable on the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans to the extent paid by the related borrower;

Fifth, if as the result of a workout, the principal balance of the Yorkshire & Lexington Towers Mortgage Loan or the Yorkshire & Lexington Towers Pari Passu Companion Loans has been reduced, to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans on a pro rata and pari passu basis (based on their initial principal balances) in an amount up to the reduction of the principal balances of their respective notes as a result of such workout, plus interest on such amount at the applicable net interest rate;

Sixth,

(A)       to the holder of Yorkshire & Lexington Towers Subordinate Companion Loan, in an amount equal to the interest then due and payable on the outstanding principal of its note at its net interest rate, to the extent not paid under clause (b)(ii)(A) of clause second; and then

(B)       to the holders of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers CX10 Pari Passu Companion Loan, their pro rata portion of any remaining amounts, until their principal balances have been deemed to be reduced to zero;

Seventh, to the holder of the Yorkshire & Lexington Towers Subordinate Companion Loan in an amount equal to the outstanding principal balance of its note until its principal balance has been reduced to zero;

Eighth, to the holders of the Yorkshire & Lexington Towers Subordinate Companion Loan in an amount equal to any prepayment premium payable on its note to the extent paid by the related borrower;

Ninth, to the extent the holder of the Yorkshire & Lexington Towers Subordinate Companion Loan has made any payments or advances to cure defaults pursuant to “—Cure Rights” below, to reimburse the holder of the Yorkshire & Lexington Towers Subordinate Companion Loan for all such cure payments;

Tenth, if the proceeds of any foreclosure sale or any liquidation of the Yorkshire & Lexington Towers Whole Loan or Yorkshire & Lexington Towers Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing (first)-(ninth) and, as a result of a workout, the balance of the Yorkshire & Lexington Towers Subordinate Companion Loan has been reduced, to the holder of the Yorkshire & Lexington Towers Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the Yorkshire & Lexington Towers Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

Eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the CSAIL 2017-CX10 PSA, including, without limitation, to provide reimbursement for interest on any advances under the CSAIL 2017-CX10 PSA, to pay any additional servicing expenses or to compensate any CSAIL 2017-CX10 Master Servicer or applicable CSAIL 2017-CX10 Special Servicer (in each case provided that such reimbursements or payments relate to the Yorkshire & Lexington Towers Whole Loan or the Yorkshire & Lexington Towers Mortgaged Properties), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holder of the Yorkshire & Lexington Towers Mortgage Loan, the holders of the Yorkshire & Lexington Towers Pari Passu Companion Loans and the holder of the Yorkshire & Lexington Towers Subordinate Companion Loan, pro rata, based on their respective percentage interests in the Yorkshire & Lexington Towers Whole Loan; and

Twelfth, if any excess amount is available to be distributed in respect of the Yorkshire & Lexington Towers Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(eleventh), any remaining amount is required to be paid to the holders of the Yorkshire & Lexington Towers Mortgage Loan, the Yorkshire & Lexington Towers Pari Passu Companion Loans and the Yorkshire & Lexington Towers Subordinate Companion Loan, pro rata, based on their respective initial percentage interests in the Yorkshire & Lexington Towers Whole Loan.

The Yorkshire & Lexington Towers Whole Loan Directing Holder

The controlling noteholder (the “Yorkshire & Lexington Towers Whole Loan Directing Holder”) under the Yorkshire & Lexington Towers Intercreditor Agreement, as of any date of determination, is, so long as no Yorkshire & Lexington Towers Control Termination Event has occurred and is continuing, the Yorkshire & Lexington Towers Directing Certificateholder (or its representative).

During the continuance of a Yorkshire & Lexington Towers Control Termination Event, the Yorkshire & Lexington Towers Whole Loan Directing Holder will be the directing certificateholder under the CSAIL 2017-CX10 PSA and will generally have the same consent and consultation rights with respect to the Yorkshire & Lexington Towers Whole Loan as it does for the other mortgage loans in the CSAIL 2017-CX10 Trust, including the right to exercise certain control rights under the Yorkshire & Lexington Towers Intercreditor Agreement.

The “Yorkshire & Lexington Towers Directing Certificateholder” means the Yorkshire & Lexington Towers Controlling Class Certificateholder selected by a majority of the Yorkshire & Lexington Towers Controlling Class (by certificate balance, as certified by the certificate registrar from time to time as provided for in the CSAIL 2017-CX10 PSA). After the occurrence and during the continuation of a Yorkshire & Lexington Towers Control Termination Event, there will be no Yorkshire & Lexington Towers Directing Certificateholder.

The “Yorkshire & Lexington Towers Controlling Class Certificateholder” is each holder (or certificate owner, if applicable) of a certificate of the Yorkshire & Lexington Towers Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the CSAIL 2017-CX10 PSA.

The “Yorkshire & Lexington Towers Controlling Class” will be, as of any time of determination, the most subordinate class of the Yorkshire & Lexington Towers Loan-Specific Certificates (other than interest-only certificates) then-outstanding that has an aggregate certificate balance (as notionally reduced by any cumulative appraisal reduction amounts allocable to such class) at least equal to 25% of the initial certificate balance of that class.

A “Yorkshire & Lexington Towers Control Termination Event ” will exist with respect to the Yorkshire & Lexington Towers Whole Loan, if and for so long as:(a)(i) the initial unpaid principal balance of the Yorkshire & Lexington Towers Subordinate Companion Loan minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Yorkshire & Lexington Towers Subordinate Companion Loan, (y) any appraisal reduction amount for the Yorkshire & Lexington Towers Whole Loan that is allocated to the Yorkshire & Lexington Towers Subordinate Companion Loan and (z) any losses realized with respect to any Yorkshire & Lexington Towers Mortgaged Property or the Yorkshire & Lexington Towers Whole Loan that are allocated to the Yorkshire & Lexington Towers Subordinate Companion Loan, is less than (b) 25% of the of the remainder of the (i) initial unpaid principal balance of the Yorkshire & Lexington Towers Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Yorkshire & Lexington Towers Subordinate Companion Loan.

In addition, pursuant to the terms of the Yorkshire & Lexington Towers Intercreditor Agreement, after the occurrence and during the continuance of a Yorkshire & Lexington Towers Control Termination Event, (1) the holder of the Yorkshire & Lexington Towers CX10 Pari Passu Companion Loan (or the Yorkshire & Lexington Towers Special Servicer acting on its behalf) will be required to provide to the holders of the Yorkshire & Lexington Towers Non-CX10 Pari Passu Companion Loans or their representatives any notice, information and reports with respect to any major decisions under the CSAIL 2017-CX10 PSA

(similar to such notice, information and report it is required to deliver to the directing certificateholder pursuant to the CSAIL 2017-CX10 PSA without regard to whether a control termination event or consultation termination event has occurred) and (2) the holder of the Yorkshire & Lexington Towers CX10 Pari Passu Companion Loan (or the Yorkshire & Lexington Towers Special Servicer acting on its behalf) will be required to consult with the holders of the Yorkshire & Lexington Towers Non-CX10 Pari Passu Companion Loans or their representatives on a non-binding basis with respect to any major decisions under the CSAIL 2017-CX10 PSA or the implementation of any recommended actions in an asset status report relating to the Yorkshire & Lexington Towers Whole Loan, and consider alternative actions recommended by the holders of the Yorkshire & Lexington Towers Non-CX10 Pari Passu Companion Loans or their representatives; provided that after the expiration of a period of 10 business days from the delivery to a holder of a Yorkshire & Lexington Towers Non-CX10 Pari Passu Companion Loan or its representative by the holder of the Yorkshire & Lexington Towers CX10 Pari Passu Companion Loan of written notice of a proposed action, together with copies of the notice, information and report required to be provided, the holder of the Yorkshire & Lexington Towers CX10 Pari Passu Companion Loan (or the Yorkshire & Lexington Towers Special Servicer acting on its behalf) will no longer be obligated to consult with such holder of a Yorkshire & Lexington Towers Non-CX10 Pari Passu Companion Loan or its representative, whether or not such holder of Yorkshire & Lexington Towers Non-CX10 Pari Passu Companion Loan or its representative has responded within such 10 business day consultation period (unless, the holder of the Yorkshire & Lexington Towers CX10 Pari Passu Companion Loan (or the Yorkshire & Lexington Towers Special Servicer acting on its behalf) proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating to such proposal). Notwithstanding the consultation rights of the holders of the Yorkshire & Lexington Towers Non-CX10 Pari Passu Companion Loans (or their representatives) described above, the holder of the Yorkshire & Lexington Towers CX10 Pari Passu Companion Loan (or the Yorkshire & Lexington Towers Special Servicer acting on its behalf) may make any major decision under the CSAIL 2017-CX10 PSA or take any action set forth in the asset status report before the expiration of the 10 business day consultation period described above if the holder of the Yorkshire & Lexington Towers CX10 Pari Passu Companion Loan (or the Yorkshire & Lexington Towers Special Servicer acting on its behalf) reasonably determines in accordance with the servicing standard under the CSAIL 2017-CX10 PSA that failure to take such actions prior to consultation would materially and adversely affect the interests of the holders of the Yorkshire & Lexington Towers Whole Loan. The holder of the Yorkshire & Lexington Towers CX10 Pari Passu Companion Loan (or the Yorkshire & Lexington Towers Master Servicer or the Yorkshire & Lexington Towers Special Servicer acting on its behalf) will not be obligated at any time to follow or take any alternative actions recommended by any holder of a Yorkshire & Lexington Towers Non-CX10 Pari Passu Companion Loan (or its representative).

Cure Rights

At any time the Yorkshire & Lexington Towers Subordinate Companion Loan is not included in a securitization, in the event that the Yorkshire & Lexington Towers Whole Loan borrower fails to make any payment of a liquidated sum of money due on the Yorkshire & Lexington Towers Whole Loan that results in a monetary event of default or the borrower otherwise defaults with respect to the Yorkshire & Lexington Towers Whole Loan, the holder of the Yorkshire & Lexington Towers Subordinate Companion Loan will have the right to cure such event of default subject to certain limitations set forth in the Yorkshire & Lexington Towers Intercreditor Agreement. The holder of the Yorkshire & Lexington Towers Subordinate Companion Loan will be limited to, in the aggregate, six (6) cures of monetary defaults, no more than three (3) of which may be consecutive, or nonmonetary defaults over the term of the Yorkshire & Lexington Towers Whole Loan. So long as a monetary default exists for which a cure payment permitted under the Yorkshire & Lexington Towers Intercreditor Agreement, neither the master servicer nor the special servicer will be permitted to treat such monetary default as such for purposes of transferring the Yorkshire & Lexington Towers Whole Loan to special servicing or exercising remedies.

Purchase Option

At any time the Yorkshire & Lexington Towers Subordinate Companion Loan is not included in a securitization, if an event of default with respect to the Yorkshire & Lexington Towers Whole Loan has occurred and is continuing, the holder of the Yorkshire & Lexington Towers Subordinate Companion Loan will have the option to purchase the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans, (b) accrued and unpaid interest on the Yorkshire & Lexington Towers Mortgage Loan and Yorkshire & Lexington Towers Pari Passu Companion Loans through the end of the related interest accrual period, (c) any other amounts due under the Yorkshire & Lexington Towers Whole Loan, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the Mortgage Loan documents (including, without limitation, servicing advances payable or reimbursable to any servicer, and earned and unreimbursed special servicing fees not in excess of the limitations set forth in the Yorkshire & Lexington Towers Intercreditor Agreement), (e) without duplication of amounts under clause (c), any accrued and unpaid interest on advances, (f) (i) if the borrower or borrower related party is the purchaser or (ii) if the Yorkshire & Lexington Towers Whole Loan is not purchased within 90 days after such option first becomes exercisable pursuant to the Yorkshire & Lexington Towers Intercreditor Agreement, any liquidation or workout fees payable under the CSAIL 2017-CX10 PSA, and (g) certain additional amounts to the extent provided for in the Yorkshire & Lexington Towers Intercreditor Agreement. Notwithstanding the foregoing, if the Yorkshire & Lexington Towers Subordinate Companion Loan is included in a securitization, such right has been waived.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Yorkshire & Lexington Towers Intercreditor Agreement, if the Yorkshire & Lexington Towers Whole Loan becomes a defaulted loan under the CSAIL 2017-CX10 PSA, and if the Yorkshire & Lexington Towers Special Servicer determines to sell the Yorkshire & Lexington Towers Mortgage Loan in accordance with the CSAIL 2017-CX10 PSA, then the Yorkshire & Lexington Towers Special Servicer will be required to sell the Yorkshire & Lexington Towers Pari Passu Companion Loans (but not the Yorkshire & Lexington Towers Subordinate Companion Loan) together with the Yorkshire & Lexington Towers Mortgage Loan as one whole loan. Notwithstanding the foregoing, if the Yorkshire & Lexington Towers Whole Loan becomes a defaulted mortgage loan, the Yorkshire & Lexington Towers Special Servicer will not be permitted to sell the Yorkshire & Lexington Towers Mortgage Loan together with the Yorkshire & Lexington Towers Pari Passu Companion Loans without the written consent of each holder of a Yorkshire & Lexington Towers Non-CX10 Pari Passu Companion Loan (provided that such consent is not required if such holder of a Yorkshire & Lexington Towers Non-CX10 Pari Passu Companion Loan is the borrower or an affiliate of the borrower) unless the Yorkshire & Lexington Towers Special Servicer has delivered to such holder of a Yorkshire & Lexington Towers Non-CX10 Pari Passu Companion Loan: (a) at least 15 business days prior written notice of any decision to attempt to sell the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Yorkshire & Lexington Towers Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Yorkshire & Lexington Towers Mortgaged Properties, and any documents in the servicing file reasonably requested by a holder of a Yorkshire & Lexington Towers Pari Passu Companion Loan that are material to the price of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by any Yorkshire & Lexington Towers Master Servicer or applicable Yorkshire & Lexington Towers Special Servicer in connection with the proposed sale; provided that a holder of a Yorkshire & Lexington Towers Non-CX10 Pari Passu Companion Loan may waive any of the delivery or timing requirements set forth in this sentence only for itself. Subject to the terms of the CSAIL 2017-CX10 PSA, each holder of a Yorkshire & Lexington Towers Pari Passu Companion Loan (or its representative), will be permitted to submit an offer at any sale of the Yorkshire & Lexington Towers Mortgage Loan and the Yorkshire & Lexington Towers Pari Passu Companion Loans (unless such person is the borrower or an agent or affiliate of the borrower).

Replacement of Special Servicer

Pursuant to the Yorkshire & Lexington Towers Intercreditor Agreement, the Yorkshire & Lexington Towers Directing Certificateholder (other than during a Yorkshire & Lexington Towers Control Termination Event) will have the right, with or without cause (subject to the limitations described herein) to replace the Yorkshire & Lexington Towers Special Servicer then acting with respect to the Yorkshire & Lexington Towers Whole Loan and appoint a replacement special servicer in lieu of such Yorkshire & Lexington Towers Special Servicer. During a Yorkshire & Lexington Towers Control Termination Event, the directing certificateholder under the CSAIL 2017-CX10 PSA (unless a control termination event under the CSAIL 2017-CX10 PSA has occurred and is continuing), or the applicable certificateholders of the CSAIL 2017-CX10 Trust with the requisite percentage of voting rights (if a control termination event under the CSAIL 2017-CX10 PSA has occurred and is continuing) will have the right, with or without cause (subject to the limitations described herein) to replace the Yorkshire & Lexington Towers Special Servicer then acting with respect to the Yorkshire & Lexington Towers Whole Loan and appoint a replacement special servicer in lieu of such applicable Yorkshire & Lexington Towers Special Servicer.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the fifteen (15) largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-2.

The description in this prospectus, including Annex A-1, A-2, and A-3 of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after a hypothetical Determination Date in March 2018 and ending on a hypothetical Determination Date in April 2018. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

Column Financial, Inc. (and, solely with respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as GNL Portfolio, Citi Real Estate Funding Inc. and solely with respect to the Mortgage Loans identified on Annex A-1 as Lehigh Valley Mall, JPMorgan Chase Bank, National Association and Cantor Commercial Real Estate Lending, L.P.), Natixis Real Estate

Capital LLC (and, solely with respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Yorkshire & Lexington Towers, UBS, AG and solely with respect to the Mortgage Loans identified on Annex A-1 as Starbucks Portfolio & 32330 N Harbor Drive, Sirtaj Hotel Beverly Hills and Best Western Plus Diamond Valley Inn, Natixis, New York Branch, an affiliate of Natixis Real Estate Capital), BSPRT, LLC (solely with respect to the Mortgage Loan identified on Annex A-1 as Port Place Shoppes, Benefit Street Partners Realty Operating Partnerships, L.P., an affiliate of BSPRT Finance, LLC, and solely with respect to the Mortgage Loans identified on Annex A-1 as Shoppes at College Hills and Garden Multifamily Portfolio, Benefit Street Partners CRE Finance, LLC), Barclays Bank PLC (and, solely with respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as The SoCal Portfolio, Citi Real Estate Funding, Inc. and solely with respect to the Mortgage Loan identified on Annex A-1 as Moffett Towers II – Building 2, Morgan Stanley Bank, N.A.) and Argentic Real Estate Finance LLC are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from Column Financial, Inc., Natixis Real Estate Capital LLC, BSPRT, LLC, Barclays Bank PLC and Argentic Real Estate Finance LLC on or about April 18, 2018 (the “Closing Date”). Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Column Financial, Inc.

General

Column Financial, Inc. (“Column”) is a Delaware corporation. Column is an affiliate of Credit Suisse Securities (USA) LLC, an underwriter, through common parent ownership. In addition, Column is an affiliate of the depositor. Column’s principal offices are located at 11 Madison Avenue, New York, NY 10010, telephone number (212) 325-2000. Column’s primary business is the underwriting, origination, acquisition and sale of mortgage loans secured by commercial or multifamily properties.

Column is a Sponsor of this securitization and one of the mortgage loan sellers. Column is the seller of five (5) Mortgage Loans (the “Column Mortgage Loans”), representing approximately 20.1% of the Initial Pool Balance. Column originated (or co-originated) and underwrote (or acquired and reunderwrote) all of the Column Mortgage Loans. Column is an affiliate of the depositor and one of the underwriters.

Column’s Securitization Program

Column’s principal offices are in New York, New York. Column underwrites and closes multifamily and commercial mortgage loans through its own origination office and various correspondents in local markets across the United States. Column originates mortgage loans principally for securitization. Column also acquires multifamily and commercial mortgage loans from other lenders. Column sells the majority of the loans it originates through CMBS securitizations. Column, with its commercial mortgage lending affiliates, has been involved in the securitization of commercial mortgage loans since 1993. Since the beginning of 2014 through December 31, 2017, Column has funded approximately $17 billion of commercial and multifamily loans and has acted as a sponsor with respect to forty-five (45) commercial mortgage securitization transactions to which it had contributed approximately $14 billion commercial and multifamily loans.

Column originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to the depositor or to an unaffiliated securitization depositor. In coordination with its affiliate, Credit Suisse Securities (USA) LLC, and other underwriters, Column works with rating agencies, mortgage loan sellers, subordinated debt purchasers and master servicers in structuring securitizations in which it is a sponsor, mortgage loan seller and originator.

Neither Column nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against Column for any losses or other claims in connection with the certificates or the Column Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Column in the related MLPA.

Review of Column Mortgage Loans

Overview. Column, in its capacity as a Sponsor of the securitization described in this prospectus, has conducted a review of the Column Mortgage Loans, representing 20.1% of the Initial Pool Balance, that it will be contributing to this securitization. The review of the Column Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Column, or one or more of Column’s affiliates, or, in certain circumstances, are consultants engaged by Column (collectively, the “Column Deal Team”). The review procedures described below were employed with respect to all of the Column Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. In the case of a Column Mortgage Loan that was co-originated with another party or acquired from another lender, some or all of the information about such Column Mortgage Loan may have been prepared by the related co-originator or originating party and reviewed by Column. In addition, such co-originator or originating party, rather than Column, may have engaged the third parties involved in the review process for the benefit of Column. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Column Deal Team updated its internal origination database of loan-level and property-level information relating to each Column Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by Column during the underwriting process. After origination or acquisition of each Column Mortgage Loan, the Column Deal Team updated the information in the database with respect to such Column Mortgage Loan based on updates provided by the applicable servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Column Deal Team.

A data tape (the “Column Data Tape”) containing detailed information regarding the Column Mortgage Loans was created from the information in the database referred to in the prior paragraph. The Column Data Tape was used by the Column Deal Team to provide the numerical information regarding the Column Mortgage Loans in this prospectus.

Data Comparison and Recalculation. Column engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Column relating to information in the applicable prospectus regarding the Mortgage Loans originated by Column. These procedures include:

●	comparing the information in the Column Data Tape against various source documents provided by Column that are described above under “—Database”;

●	comparing numerical information regarding the Column Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Column Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Mortgage Loans disclosed in this prospectus.

Legal Review. Column engaged various law firms to conduct certain legal reviews of the Column Mortgage Loans for disclosure. In anticipation of the securitization of each Column Mortgage Loan, origination counsel (or in the case of certain purchased Column Mortgage Loans, Column’s counsel in connection with such purchase) prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of Column’s standard form loan documents. In addition, origination counsel for each Column Mortgage Loan (or in the case of certain purchased

Column Mortgage Loans, Column’s counsel in connection with such purchase) reviewed Column’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Column Mortgage Loans. Such assistance included, among other things, (i) a review of certain sections of the loan agreement relating to certain Column Mortgage Loans, (ii) a review of the legal data records referred to above relating to the Column Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the Column Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each Column Mortgage Loan for compliance with the REMIC provisions of the Code.

Origination counsel and/or securitization counsel also assisted in the preparation of the risk factors and Mortgage Loan summaries set forth in Annex A-2, based on their respective reviews of pertinent sections of the related Mortgage Loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by Column, with respect to any pending litigation that existed at the origination of any Column Mortgage Loan that is material and not covered by insurance, Column requested updates from the applicable borrower, origination counsel and/or borrower’s litigation counsel. Column confirmed with the applicable servicer that there has not been any recent material casualty to any improvements located on any Mortgaged Property securing a Column Mortgage Loan. In addition, if Column became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a Column Mortgage Loan, Column obtained information on the status of the Mortgaged Property from the applicable borrower to confirm no material damage to the Mortgaged Property.

The Column Deal Team also consulted with Column personnel responsible for the origination of the Column Mortgage Loans to confirm that the Column Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—Column’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to Column’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, Column determined that the disclosure regarding the Column Mortgage Loans in this prospectus is accurate in all material respects. Column also determined that the Column Mortgage Loans were originated in accordance with Column’s origination procedures and underwriting criteria. Column attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Column will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Column, and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related MLPA and the PSA (collectively, the “Qualification Criteria”). Column will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Column and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Column to render any tax opinion required in connection with the substitution.

Column’s Underwriting Guidelines and Processes

General. Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.

Set forth below is a discussion of certain general underwriting guidelines of Column with respect to multifamily and commercial mortgage loans originated or acquired by Column.

Loan Analysis. Column generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis generally includes a review of reports obtained from third party servicers, including credit reports and judgment, lien, bankruptcy and litigation searches with respect to the guarantor and certain borrower related parties (generally other than borrower related parties with ownership interests of less than 20% of any particular borrower). The collateral analysis generally includes an analysis, other than in the case of newly constructed mortgaged properties, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. Column’s credit underwriting also generally includes a review of third party appraisal, environmental, building condition and seismic reports, if applicable. Generally, Column performs or causes to be performed a site inspection to ascertain the overall quality, functionality and competitiveness of the property. Column assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends, major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities.

Loan Approval. Prior to commitment or closing, all multifamily and commercial mortgage loans to be originated or acquired by Column must be approved by a loan committee, which includes senior personnel from Column or its affiliates. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. Column’s underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. In determining a debt service coverage ratio, Column may review and make adjustments to the underwritten net cash flow based on, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the mortgaged property in question as determined by Column and payments on the loan based on actual principal and/or interest due on the loan. However, determination of underwritten net cash flow is often a highly subjective process based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the applicable mortgaged property. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, Column may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There can be no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, with respect to certain mortgage loans originated or acquired by Column, there may exist subordinate mortgage debt or mezzanine debt. Column may originate or acquire such subordinate mortgage debt or mezzanine debt and may sell such debt to other lenders. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate and/or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on a third party appraisal.

Evaluation of Borrower, Principals and/or Loan Sponsors. Column evaluates the borrower, its principals and/or the loan sponsor with respect to credit history and prior experience as an owner and operator of commercial real estate properties. This evaluation will generally include obtaining and reviewing a credit report and other reliable indications of the loan sponsor’s financial capacity; and obtaining and reviewing the principal’s and/or loan sponsor’s prior real estate experience. Although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower, certain principals of the borrower and/or certain loan sponsors of the borrower may be required to assume legal responsibility for liabilities arising as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and/or breach of environmental or hazardous materials requirements. Notwithstanding the above described review process, there can be no assurance that a borrower, a principal and/or a loan sponsor has the financial capacity to meet the obligations that may arise with respect to such liabilities.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate or mezzanine debt, whether secured or unsecured. It is possible that Column may be the lender on that additional debt and may sell such debt to other lenders.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Third Party Reports. As part of the underwriting process, Column will obtain the reports described below (or review third party reports obtained on its behalf or in the case of certain acquired loans, on behalf of the related seller):

(i)       Appraisals. Column will generally require independent appraisals or an update of an independent appraisal in connection with the origination or acquisition of each mortgage loan that meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

(ii)       Environmental Assessment. In connection with the origination or acquisition process, Column will, in most cases, require a current Phase I environmental assessment with respect to any mortgaged property. However, when circumstances warrant, Column may utilize an update of a prior environmental assessment or a desktop review. Furthermore, an environmental assessment conducted at any particular mortgaged property will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when Column or an environmental consultant believes that such an analysis is warranted under the circumstances. Based on the assessment, Column may (i) determine that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority and/or (ii) require the borrower to do one or more of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit (or other financial assurance acceptable to Column) at the time of origination of the mortgage loan to complete such remediation within a specified period of time or (D) obtain the benefits of an environmental insurance policy or a lender insurance policy.

(iii)       Engineering Assessment. In connection with the origination or acquisition process, Column will, in most cases, require that an engineering firm inspect the mortgaged property to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Column will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

(iv)       Seismic Report. In connection with the origination or acquisition process, Column will, in most cases, require that a seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a mortgage loan, Column will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to such mortgaged property. Evidence of compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the applicable borrower.

Escrow Requirements. Column may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, Column may identify certain risks that warrant additional escrows or holdbacks for items such as lease-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all mortgage loans originated or acquired by Column. The typical required escrows for mortgage loans originated or acquired by Column are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Column with sufficient funds to satisfy all taxes and assessments. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or Column may waive the escrow for a portion of the mortgaged property which is leased to a tenant that pays taxes for its portion of the mortgaged property directly); or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide Column with sufficient funds to pay all insurance premiums. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower maintains a blanket insurance policy; (ii) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that maintains property insurance for its portion of the mortgaged property or self-insures); and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from the property condition or engineering report or to certain minimum requirements by property type. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the mortgaged property (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that repairs and maintains its portion of the mortgaged property); and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded at loan origination, during the related mortgage loan term and/or springing upon the occurrence of certain events to cover anticipated leasing commissions, free rent periods and/or tenant improvement costs which might be associated with re-leasing the space in the mortgaged property. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of certain material repairs or replacements identified in the property assessment/condition or engineering report. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) if the deferred maintenance items do not materially impact the function, performance or value of the mortgaged property; (iii) if the mortgaged property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; and/or (iv) if any Escrow/Reserve Mitigating Circumstances exist.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) if environmental insurance is in place or obtained; and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.

Column may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Column’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the mortgaged property maintaining a specified debt service coverage ratio, (iv) Column has structured springing escrows that arise for identified risks, (v) Column has an alternative to a cash escrow or reserve, such as a letter of credit, bond or other financial surety or a guarantee from the borrower or an affiliate of the borrower; (vi) Column believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the mortgaged property that would offset the need for the escrow or reserve; and/or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, title company, or an association.

Notwithstanding the foregoing discussion under this caption “—Column’s Underwriting Guidelines and Processes”, one or more of the Mortgage Loans contributed to this securitization by Column may vary from, or may not comply with, Column’s underwriting guidelines described above. In addition, in the case of one or more of the Mortgage Loans contributed to this securitization by Column, Column may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Co-Originated or Third Party-Originated Mortgage Loans. From time to time, Column originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Column as the payee. Column has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. One (1) of the Column Mortgage Loans identified on Annex A-1 as GNL Portfolio, representing approximately 6.7% of the Initial Pool Balance, is part of a Whole Loan that was co-originated with Citi Real Estate Funding, Inc. In addition, one (1) of the Column Mortgage Loans identified on Annex A-1 as Lehigh Valley Mall, representing approximately 2.9% of the Initial Pool Balance, is part of a Whole Loan that was co-originated with JPMorgan Chase Bank, National Association and Cantor Commercial Real Estate Lending, L.P.

Exceptions to Column’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the Mortgage Loans. However, one or more of Column’s Mortgage Loans may vary from the specific Column underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Column’s Mortgage Loans, Column may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular Mortgage Loan did not comply with all aspects of the disclosed criteria. Finally, in connection with certain loans acquired by Column, Column may have applied its underwriting guidelines based on information, including third party reports and other information, obtained by the related seller in connection with its origination of such loan.

The Column Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of these mortgage loans can be found in Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act

Credit Suisse Commercial Mortgage Securities Corp. (“CSCMSC”), which is an affiliate of Column, through which certain of Column’s prior securitization activity has been conducted, most recently filed a Form ABS-15G on February 14, 2018. CSCMSC’s Central Index Key is 0001654060. With respect to the period from and including January 1, 2015 to and including December 31, 2017, CSCMSC had no activity to report. Other than as otherwise identified in the tables below in the Forms ABS-15G filed with the SEC by its affiliated securitizers, CSCMSC has no history of repurchases or requests required to be reported under Rule 15Ga-1 under the Exchange Act.

Credit Suisse First Boston Mortgage Securities Corp. (“Credit Suisse”), an affiliate of Column, through which certain of Column’s prior securitization activity has been conducted, most recently filed a Form ABS-15G on February 14, 2018. Credit Suisse’s Central Index Key is 0000802106. With respect to the period from and including January 1, 2015 to and including December 31, 2017, Credit Suisse has the following activity to report as required by Rule 15Ga-1 under the Exchange Act, with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance (a)	Check if Registered (b)	Name of Originator (c)	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn			Demand Rejected
			# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)
Asset Class: CMBS
Credit Suisse Commercial Mortgage Trust Series 2005-C2 (CIK 0001326717)	X	Column Financial, Inc.	148	$1,453,770,531	90.6%	1	$85,440,997	87.85%	0	$0	0.00%	0	$0	0.00%	1	$85,440,997	87.85%	0	$0	0.00%	0	$0	0.00%
		KeyBank National Association	20	151,313,929	9.4	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			168	$1,605,084,460	100%	1	$85,440,997	87.85%	0	0	0.00%	0	0	0.00%	1	$85,440,997	87.85%	0	0	0.00%	0	0	0.00%
Credit Suisse Commercial Mortgage Trust Series 2006-C4 (CIK 0001374479)	X	Column Financial, Inc.	166	$2,774,483,912	64.9%	1	$2,394,385	1.68%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	1	$2,394,385	1.68%	0	$0	0.00%
		LaSalle Bank National Association	87	646,736,657	15.1	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		KeyBank National Association	43	492,455,312	11.5	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Column Financial, Inc. / Barclays Capital Mortgage Inc.	1	181,000,000	4.2	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		NCB, FSB	63	178,416,072	4.2	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			360	$4,273,091,953	100%	1	$2,394,385	1.68%	0	0	0.00%	0	0	0.00%	0	0	0.00%	1	$2,394,385	1.68%	0	0	0.00%
Credit Suisse Commercial Mortgage Trust Series 2006-TFL2		Column Financial, Inc.	15.5	$1,906,800,000	98.9%	1	$78,000,000	100%	0	0	0.00	0	$0	0.00%	1	$78,000,000	100%	0	0	0	0	0	0.00
		Barclays Capital Real Estate Inc.	0.5	21,500,000	1.1%	0	0	0.00	0	0	0.00	0	0	0.00%	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			16	$1,928,300,000	100%	1	$78,000,000	100%	0	$0	0.00%	0	$0	0.00%	1	$78,000,000	100%	0	$0	0.00%	0	$0	0.00%
Credit Suisse Commercial Mortgage Trust Series 2006- C5 (CIK 0001382095)	X	Column Financial, Inc.	282	$3,067,296,120	89.4%	1	$1,083,094	0.40%	0	$0	0.00%	0	$0	0.00%	1	$1,083,094	0.40%	0	$0	0.00%	0	$0	0.00%
		KeyBank National Association	22	362,477,247	10.6%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			304	$3,429,773,367	100%	1	$1,083,094	0.40%	0	$0	0.00%	0	$0	0.00%	1	$1,083,094	0.40%	0	$0	0.00%	0	$0	0.00%
Credit Suisse	X	Column Financial, Inc.	179.5	$2,833,276,057	85.9%	2	$13,300,000	4.77%	0	$0	0.00%	0	$0	0.00%	2	$13,300,000	4.77%	0	$0	0.00%	0	$0	0.00%

% of principal balance (a)	Check if Registered (b)	Name of Originator (c)	Total Assets in ABS by Originator		Assets That Were Subject of Demand				Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn			Demand Rejected
			# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)
Commercial Mortgage Trust Series 2007-C2 (CIK 0001396399)		KeyBank National Association	27.5	464,462,649	14.1%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			207	$3,297,738,706	100%	2	$13,300,000	4.77%	0	$0	0.00%	0	$0	0.00%	2	$13,300,000	4.77%	0	$0	0.00%	0	$0	0.00%
Total by Asset Class			1,055	$14,533,988,486	6		$180,218,476		0	$0		0	$0		5	$177,824,091		1	$2,394,385		0	$0
Asset Class: RMBS
TBW Mortgage-Backed Trust 2007-2 (CIK 0001399456)	X	Taylor Bean & Whitaker Mortgage Corporation	3,452	$649,173,438	100%	1,044	$208,587,967	165.77%	0	$0	0.00%	0	0	0%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%
Total by Issuing Entity			3,452	$649,173,438	100%	1,044	$208,587,967	165.77%	0	$0	0.00%	0	$0	0%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%
CSMC 2014-OAK1	X	Amerisave	5	$3,446,000	1.2%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%
		Blue Hills BK	24	$15,070,250	5.4%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Caliber Funding	9	$7,635,000	2.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Guaranteed Rate	12	$8,865,600	3.2%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Guild MTG	4	$3,355,000	1.2%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Homestreet	56	$35,553,545	12.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		JMAC Lending	4	$4,609,999	1.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Kinecta FCU	19	$1 4,326,800	5.1%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Various small originators	143	$100,962,822	36.1%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Prime Lending	22	$16,872,725	6.0%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Provident Funding	40	$30,030,050	10.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Radius Financial Group Inc	21	$15,976,600	5.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Stonegate MTG Associates	31	$23,342,795	8.3%	0	0	0.00%	0	0	0.00	0	0	0.00	1	$894,4000	0.75%	0	0	0.00	0	0	0.00
Total by Issuing Entity			390	$280,047,186	100%	0	$0	0.00%	0	$0	0.00%	0	$0	0%	1	$894,400	0.75%	0	$0	0.00%	0	$0	0.00%
Total by Asset Class			3,842	$929,220,624		1,044	$208,587,967		0	$0		0	$0	0%	1	$894,400		0	$0		0	$0

% of principal balance (a)	Check if Registered (b)	Name of Originator (c)	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn			Demand Rejected
			# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)

Total for All Asset Classes			5,218	$15,463,209,110		1,050	$388,806,443		0	$0		0	$0		6	$178,718,491		1	$2,394,385		0	$0

The following notes apply generally to the table above:

a)	With respect to all asset classes, Credit Suisse has attempted to gather the information required by Form ABS-15G and Rule 15Ga-1 by, among other things, (i) identifying asset-backed securities transactions that fall within the scope of Rule 15Ga-1 for which Credit Suisse or Column is a securitizer and that are not covered by a filing to be made by an affiliated securitizer (“Covered Transactions”), (ii) gathering information in our records and the records of our affiliates that acted as securitizers in our transactions regarding demands for repurchase or replacement of pool assets in Covered Transactions for breaches of representations or warranties concerning those pool assets (“Repurchases”) that is required to be reported on Form ABS-15G (“Reportable Information”), (iii) identifying the parties in Covered Transactions that have a contractual obligation to enforce any Repurchase obligations of the party or parties making those representations or warranties based on Credit Suisse’s records (“Demand Entities”), and (iv) requesting all Reportable Information from trustees and other Demand Entities that is within their respective possession and which has not been previously provided to Credit Suisse. Credit Suisse followed up requests made of Demand Entities as it deemed appropriate. The information in this prospectus has not been verified by any third party.

b)	With respect to the RMBS asset class, assets included in “Assets Subject of Demand” include only assets where a demand was made during or prior to the reporting period for which we have not yet completed our initial investigation and assigned such assets to one of the other categories as of the end of the reporting period. With respect to the RMBS asset class, assets included in “Assets That Were Repurchased or Replaced” include assets that were previously liquidated and for which a make-whole payment was made in lieu of repurchase. With respect to the RMBS asset class, assets included in “Assets Pending Repurchase or Replacement” include only assets for which a decision to repurchase, replace or make-whole has been approved but such action has not been completed, and are shown without regard to cure period status. With respect to the RMBS asset class, the principal balances appearing in columns (h), (k), (n), (q), (t) and (w) and the percentages appearing in columns (i), (l), (o), (r), (u) and (x) reflect the following: (i) for denominator for percentage calculations: aggregate pool principal balance of all assets in the pool as reported to security holders as of the end of the reporting period; (ii) for each asset relating to columns (h), (i), (t), (u), (w) and (x): outstanding principal balance of such asset; (iii) for each asset relating to columns (k) and (l): outstanding principal balance of such asset at time of repurchase, replacement or make-whole, plus fees, penalties and accrued interest; and, (iv) for each asset relating to columns (n), (o), (q) and (r): if known, outstanding principal balance of such asset, plus outstanding fees, penalties and accrued interest; otherwise original principal balance of such asset.

c)	The scope of this table is limited to transactions with activity to report in which Credit Suisse First Boston Mortgage Securities Corp. is the depositor, and the sponsor is either (i) not an affiliate of Credit Suisse First Boston Mortgage Securities Corp. or (ii) an affiliate of Credit Suisse First Boston Mortgage Securities Corp. that will not file a Form ABS-15G covering the transaction.

d)	The information in the Form ABS-15G does not include any previously reported repurchase request or demand, where such repurchase request or demand was subsequently withdrawn and was reflected as having been withdrawn in a prior reporting period, unless there has been a been a change in reporting status with respect to such repurchase request or demand during the current reporting period from the status previously reported.

DLJ Commercial Mortgage Corp. (“DLJ”), an affiliate of Column, through which certain of Column’s prior securitization activity has been conducted, most recently filed a Form ABS-15G on February 14, 2018. DLJ’s Central Index Key is 0001042500. With respect to the period from and including January 1, 2014 to and including December 31, 2017, DLJ had no activity to report as required by Rule 15Ga-1 under the Exchange Act, with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

 With regard to securitization activity not covered by its affiliated securitizers, Column most recently filed a Form ABS-15G on February 14, 2018 with respect to the period from and including January 1, 2014 to and including December 31, 2017, wherein Column had no activity to report. Column’s Central Index Key is 0001628601. Other than as otherwise identified in the tables above in the Forms ABS-15G filed with the SEC by its affiliated securitizers, Column has no history of repurchases or requests required to be reported under Rule 15Ga-1 under the Exchange Act.

Litigation

Column is currently engaged in, and may from time to time be engaged in, litigation with respect to certain commercial mortgage-backed securities transactions or in connection with its origination and securitization activities. Certain of such legal proceedings involve, or may involve, claims for the repurchase of one or more mortgage loans by Column from commercial mortgage securitization trusts, on the basis that the loans are allegedly in breach of contractual representations and warranties in governing transaction documents; other legal proceedings involve, or may involve, other types of claims, including fraud and breach of contract. While none of the foregoing existing actions are currently expected be material to Column, no assurance can be given that one or more of such actions will not ultimately result in material liability to Column.

Retained Interests in This Securitization

Neither Column nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. Column, or its affiliates, may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Column Financial, Inc.” has been provided by Column.

Natixis Real Estate Capital LLC

General

Natixis Real Estate Capital LLC, a Delaware limited liability company (“NREC”), a sponsor and a mortgage loan seller, is an affiliate of Natixis Securities Americas LLC, one of the Underwriters. NREC is a wholly-owned indirect subsidiary of Natixis North America LLC, which is itself a wholly-owned indirect subsidiary of Natixis S.A., a société anonyme à conseil d’administration (a limited liability company with a board of directors) organized under the laws of France and a credit institution licensed as a bank in France (”Natixis”). The executive offices of NREC are located at 1251 Avenue of the Americas, New York, New York 10020.

Natixis S.A. is the international corporate, investment and financial services arm of Groupe BPCE, a French mutual banking group, which is one of the largest banking groups in France. Groupe BPCE includes BPCE, as its central institution, two French retail banking networks (the Banque Populaire and the Caisse d’Epargne networks), as well as a number of entities that are subsidiaries and affiliates of BPCE. Natixis S.A. is a publicly listed French bank on Euronext Paris. Its majority shareholder is BPCE. Natixis S.A. has three core business lines: Corporate & Investment Banking (which includes strategic advisory services, structured financing, capital markets, portfolio management, global transaction banking and research); Investment Solutions & Insurance (which includes asset management, insurance, private banking and private equity); and Specialized Financial Services (which includes factoring, leasing, consumer finance, employee savings schemes, sureties and financial guarantees, payments and securities services, distributed mainly through the two retail banking networks of the Groupe BPCE). Natixis S.A. also holds interests in certain non-core businesses referred to as “Financial Investments.” Natixis S.A. is based in France and does business internationally.

NREC is a full-service commercial real estate lender that has been principally engaged in originating, purchasing and securitizing commercial mortgage loans. NREC also provides warehouse and repurchase financing to mortgage lenders and purchases closed, first- and subordinate-lien commercial mortgage loans for securitization or resale, or for its own investment.

NREC’s Commercial Real Estate Securitization Program

One of NREC’s primary businesses is the underwriting and origination of mortgage loans secured by commercial or multifamily properties for NREC’s securitization program. NREC, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1999 and securitizing commercial mortgage loans in the same year. As of March 16, 2018, the total amount of commercial mortgage loans originated by NREC and its predecessors is in excess of $45.2 billion and the total amount of these loans that were securitized is in excess of $23.3 billion.

The commercial mortgage loans originated by NREC include both fixed- and floating-rate loans. NREC primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. NREC originates loans throughout the United States.

NREC originates or acquires, including from its own affiliates, mortgage loans and, together with other sponsors or loan sellers, participates in the securitization of those loans by transferring them to a depositor, which in turn transfers them to the issuing entity for the securitization. In coordination with Natixis Securities Americas LLC, and with other underwriters, NREC works with rating agencies, investors, loan sellers and servicers in structuring the securitization transaction. NREC currently acts as sponsor and mortgage loan seller in transactions in which other entities act as sponsors, loan sellers and/or depositors. Neither NREC nor any of its affiliates currently act as servicer of the mortgage loans in its securitizations.

Pursuant to an MLPA, NREC will make certain representations and warranties, subject to certain exceptions set forth therein (and attached as Annex D-2), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “NREC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject NREC Mortgage Loan or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, substitute another mortgage loan or make a Loss of Value Payment, as the case may be. The depositor will assign its rights under each MLPA to the issuing entity. In addition, NREC has agreed to indemnify the depositor, the Underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates.

Review of NREC Mortgage Loans

Overview. NREC, in its capacity as the sponsor of the NREC Mortgage Loans, has conducted a review of the NREC Mortgage Loans in connection with the securitization described in this prospectus. The review of the NREC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of NREC’s affiliates (the “NREC Deal Team”). The review procedures described below were employed with respect to all of the NREC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the NREC Deal Team created a database of loan-level and property-level information relating to each NREC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the NREC originators during the underwriting process. After origination of each NREC Mortgage Loan, the NREC Deal Team updated the information in the database with respect to the NREC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the NREC Deal Team.

A data tape (the “NREC Data Tape”) containing detailed information regarding each NREC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The NREC Data Tape was used by the NREC Deal Team to provide certain numerical information regarding the NREC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of NREC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by NREC, relating to information in this prospectus regarding the NREC Mortgage Loans. These procedures included:

●	comparing certain information in the NREC Data Tape against various source documents provided by NREC that are described above under “—Database”;

●	comparing numerical information regarding the NREC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the NREC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the NREC Mortgage Loans disclosed in this prospectus.

Legal Review. NREC engaged various law firms to conduct certain legal reviews of the NREC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each NREC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from NREC’s standard form loan documents. In addition, origination counsel for each NREC Mortgage Loan reviewed NREC’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the NREC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain NREC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the NREC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the NREC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each NREC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions. In addition, for each NREC Mortgage Loan originated by NREC or its affiliates, NREC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any NREC Mortgage Loan, NREC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. NREC conducted a search with respect to each borrower under a NREC Mortgage Loan to determine whether it filed for bankruptcy after origination of the NREC Mortgage Loan. If NREC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a NREC Mortgage Loan, NREC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The NREC Deal Team also consulted with the NREC originators to confirm that the NREC Mortgage Loans were originated in compliance with the origination and underwriting criteria, as well as to identify any material deviations from those origination and underwriting criteria, described under “—NREC’s Underwriting Standards—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, NREC determined that the disclosure regarding the NREC Mortgage Loans in this prospectus is accurate in all material respects. NREC also determined that the NREC Mortgage Loans were originated in accordance with NREC’s origination procedures and underwriting criteria. NREC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

NREC’s Underwriting Standards

General. Mortgage Loans originated by NREC generally are originated in accordance with the underwriting guidelines described below. Each lending situation is unique, however, and the facts and circumstances that surround a mortgage loan, such as the type, quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the guidelines below are applied to a specific loan. The underwriting criteria are general and, in many cases, exceptions to one or more of the guidelines may be approved. For example, if a mortgage loan exhibits any one of the following characteristics, variances from the general guidelines described below may be considered acceptable under the circumstances: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan. Accordingly, no representation is made that every mortgage loan will comply in all respects with the guidelines described below.

Three (3) NREC Mortgage Loans, representing approximately 2.1% of the Initial Pool Balance, were negotiated and underwritten by NREC in accordance with the underwriting guidelines described below but funded by NREC’s affiliate, Natixis, New York Branch (“NNYB”). The NREC Mortgage Loans funded by NNYB were purchased by and assigned to NREC shortly after origination.

Loan Analysis. The NREC credit underwriting team for each mortgage loan is required to conduct a review of the related mortgaged property, generally including an analysis of the historical property operating statements, rent rolls, current and historical real estate taxes, and a review of tenant leases. The credit of the borrower and certain key principals of the borrower are examined for financial strength and character. This analysis generally includes a review of historical financial statements, which are generally unaudited, historical income tax returns of the borrower and its principals, third-party credit reports, and judgment, lien, bankruptcy and pending litigation searches. Depending on the type of real property involved and other relevant circumstances, the credit of key tenants also may be examined as part of the underwriting process. Generally, a member of the NREC underwriting team visits the property for a site inspection to ascertain the overall quality and competitiveness of the property, including its physical attributes, neighborhood and market, accessibility, visibility and other demand generators.

Loan Approval. Prior to commitment, all mortgage loans to be originated by NREC must be approved by a loan committee comprised of senior real estate professionals from NREC and its affiliates. The loan committee may either approve a mortgage loan as recommended, request additional due diligence, modify the terms of a mortgage loan, or reject a mortgage loan.

Debt Service Coverage Ratio and Loan-to-Value Ratio. NREC’s underwriting guidelines generally require a debt service coverage ratio that is not less than 1.20x and a loan-to-value ratio that does not exceed 80%. However, exceptions to these guidelines may be approved based on the characteristics of the mortgage loan in question. For example, NREC may originate a mortgage loan with a lower debt service coverage ratio or a higher loan-to-value ratio based on the types of tenants and leases at the subject real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, NREC’s judgment of improved property performance in the future and/or other relevant factors. With respect to certain mortgage loans originated by NREC, there may exist subordinate debt secured by the related mortgaged property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account.

The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. Therefore, the debt service coverage ratio for each Mortgage Loan as reported in this prospectus, and in Annex A-1 and Annex A-2, may differ from the amount calculated at the time of origination. In addition, NREC’s underwriting guidelines generally permit a maximum amortization period of 30 years. However, certain mortgage loans originated by NREC may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. NREC often requires a borrower to fund various escrows for taxes and insurance, and may also require reserves for deferred maintenance, re-tenanting expenses and capital expenses, in some cases only during periods when certain debt service coverage ratio tests are not satisfied. In some cases, NREC may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and NREC’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, the borrower is permitted to post a letter of credit or guaranty, or provide periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed, in lieu of funding a given reserve or escrow. NREC conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by NREC.

Generally, NREC requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly, or (iii) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, (iii) if and to the extent that another third party unrelated to the applicable borrower (such as a condominium board, if applicable) is obligated to maintain the insurance, or (iv) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan and may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to,(i) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements or (ii) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow.

●	Tenant Improvement/Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement/leasing commission reserve may be required to be funded either at loan origination or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, if (i) the tenant’s lease extends beyond the loan term, (ii) the rent for the space in question is considered below market, or (iii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value, or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the NREC Mortgage Loans, please see Annex A-1.

Third Party Reports. In addition to, or as part of applicable origination guidelines or reviews described above, in the course of originating the NREC Mortgage Loans, NREC generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

●	Appraisals—NREC’s underwriting guidelines generally require an independent appraisal of the subject property in connection with the origination of a mortgage loan, and that such appraisal be performed by a certified appraiser who is certified within the state in which the property is located. In addition, the guidelines require that those appraisals comply with the requirements of the Federal Institutions Reform, Recovery and Enforcement Act of 1989.

●	Environmental Assessments—NREC may require a Phase I environmental assessment with respect to the real property for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, NREC may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, NREC might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water may be conducted only at multifamily rental properties and only when NREC or the environmental consultant believes that special circumstances warrant such an analysis. Depending on the findings of the initial environmental assessment, NREC may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the subject real property.

●	Engineering Assessment—In connection with the origination process, NREC may require that an engineering firm inspect the real property for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, NREC will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

●	Seismic Report—Generally, a seismic report is required for all mortgaged properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination process, NREC generally examines whether the use and operation of the subject properties are in material compliance with zoning and land-use related ordinances, rules, regulations and orders applicable to the use of the mortgaged property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted non-conforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, NREC will consider whether—

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

●	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by NREC to be sufficient to pay off the related mortgage loan in full;

●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in NREC’s judgment constitute adequate security for the related mortgage loan;

●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

●	to require the related borrower to obtain law and ordinance insurance.

Exceptions. Except as set forth above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus, the NREC Mortgage Loans were originated in accordance with the underwriting guidelines set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

NREC most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 under the SEC on February 13, 2018. NREC’s Central Index Key number is 0001542256. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by NREC (or a predecessor), which activity occurred during the period from January 1, 2015 to December 31, 2017.

Name of Issuing Entity	Check if Registered	Name of Originator	Total Assets in ABS by Originator(1)			Assets That Were Subject of Demand(2)			Assets That Were Repurchased or Replaced(2)			Assets Pending Repurchase or Replacement (within cure period)(2)(3)			Demand in Dispute(2)(3)			Demand Withdrawn(2)			Demand Rejected(2)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class Commercial Mortgages

Wells Fargo Commercial Mortgage Trust 2015-NXS2, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS2	X	Natixis Real Estate Capital LLC(4)	39 loans & 42 mortgaged properties	503,900,454	55.1% of pool	1 loan (#8 in the pool)	23,000,000	2.5% of pool	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	1 loan (#8 in the pool)	23,000,000	2.5% of pool	0	0.00	0.00

(1)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d–f)

(2)	Reflects the number of loans, outstanding principal balance and approximate percentage of principal balance as of December 31, 2016. (For columns g-x)

(3)	Includes assets that are subject to a demand and within the cure period, but where (i) no decision has yet been made to accept or contest the demand or (ii) the demand request is in dispute. (For columns m-r)

(4)	Rialto Capital Advisors, LLC, as special servicer for loan #8, claimed that NREC breached the representations and warranties made in the mortgage loan purchase agreement due to the existence of a prior $4,000,000 mortgage on the related mortgaged property. On March 31, 2016, NREC rejected the claim for breach of representation or warranty and noted that a title insurance policy was obtained from Chicago Title Insurance Company, which insures the first lien status of the loan. The special servicer withdrew its demand on August 15, 2017.

Retained Interests in This Securitization

Neither NREC nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. NREC and its affiliates may acquire certificates in the secondary market. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Natixis Real Estate Capital LLC” has been provided by NREC.

BSPRT Finance, LLC

General

BSPRT Finance, LLC (“BSPRT”), is a sponsor of, and a seller of five (5) mortgage loans (the “BSPRT Mortgage Loans”) into, the securitization described in this prospectus. BSPRT originated and underwrote (or acquired and re-underwrote) all of the BSPRT Mortgage Loans. BSPRT is a limited liability company organized under the laws of the State of Delaware. The primary offices of BSPRT are located at 142 West 57th Street, Suite 1201, New York, New York 10019.

BSPRT’s Loan Origination and Acquisition History

BSPRT began originating and acquiring loans in 2017 and has not been involved in the securitization of any other types of financial assets.

BSPRT originates and acquires from both affiliated and unaffiliated third party originators, commercial mortgage loans throughout the United States. The following tables set forth information with respect to originations and acquisitions of fixed rate commercial mortgage loans by BSPRT as of December 31, 2017.

Originations and Acquisitions of Fixed Rate Commercial Mortgage Loans

	December 31, 2017
	No. of Loans	Approximate Aggregate Principal Balance of Loans at Origination or Purchase
Originations/Acquisitions	12	$156,101,000

In connection with this commercial mortgage securitization transaction, BSPRT will transfer the BSPRT Mortgage Loans to the depositor, who will then transfer the BSPRT Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the BSPRT Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with the underwriter or the initial purchaser and the depositor, BSPRT will work with rating agencies, the other loan sellers, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to a MLPA, BSPRT will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the BSPRT Mortgage Loans; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, BSPRT will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission. We cannot assure you that BSPRT will repurchase or replace, or make an estimated loss reimbursement payment with respect to, a defective mortgage loan, and no affiliate of BSPRT will be responsible for doing so if BSPRT fails with respect to its obligations.

BSPRT does not act as a servicer of the commercial, multifamily and manufactured housing community mortgage loans that BSPRT originates or acquires and will not act as servicer in this commercial mortgage securitization transaction. Instead, BSPRT sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers.

Review of BSPRT Mortgage Loans

Overview. BSPRT has conducted a review of the BSPRT Mortgage Loans in connection with the securitization described in this prospectus. The review of the BSPRT Mortgage Loans was performed by a team comprised of real estate and securitization professionals (the “BSPRT Review Team”). The review procedures described below were employed with respect to all of the BSPRT Mortgage Loans, except that certain review procedures may only be relevant to the large loan disclosures, if any, in this prospectus. No sampling procedures were used in the review process.

Database. Members of the BSPRT Review Team maintain a database of loan-level and property-level information, and prepared an asset summary report, relating to each BSPRT Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the BSPRT Team during the underwriting process. The BSPRT Review Team periodically updated the information in the database and the related asset summary report with respect to such BSPRT Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the BSPRT Review Team.

A data tape (the “BSPRT Data Tape”) containing detailed information regarding each BSPRT Mortgage Loan was created from the information in the database referred to in the prior paragraph. The BSPRT Data Tape was used to provide the numerical information regarding the BSPRT Mortgage Loans in this prospectus.

Data Validation and Recalculation. The depositor, on behalf of BSPRT engaged a third party accounting firm to perform certain data validation and recalculation procedures designed by BSPRT, relating to information in this prospectus regarding the BSPRT Mortgage Loans. These procedures included:

●	comparing the information in the BSPRT Data Tape against various source documents provided by BSPRT that are described under “—Review of BSPRT Mortgage Loans—Database” above;

●	comparing numerical information regarding the BSPRT Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the BSPRT Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the BSPRT Mortgage Loans disclosed in this prospectus.

Legal Review. BSPRT engaged various law firms to conduct certain legal reviews of the BSPRT Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each BSPRT Mortgage Loan, BSPRT’s origination counsel prepared a due diligence questionnaire that sets forth salient loan terms. In addition, such origination counsel for each BSPRT Mortgage Loan reviewed BSPRT’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the BSPRT Mortgage Loans. Such assistance included, among other things, (i) a review of BSPRT’s asset summary report and its origination counsel’s due diligence questionnaire for each BSPRT Mortgage

Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the BSPRT Mortgage Loans prepared by origination counsel, and (iii) the review of select provisions in certain loan documents with respect to certain of the BSPRT Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation on the underlying Mortgaged Properties of which BSPRT was aware at the origination of any BSPRT Mortgage Loan, the BSPRT Review Team requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. BSPRT conducted a search with respect to each borrower under the related BSPRT Mortgage Loan to determine whether it filed for bankruptcy. If the BSPRT Review Team became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any BSPRT Mortgage Loan, the BSPRT Review Team obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The BSPRT Review Team, with the assistance of applicable origination counsel, also reviewed the BSPRT Mortgage Loans to determine whether any BSPRT Mortgage Loan materially deviated from the underwriting guidelines set forth under “—BSPRT’s Underwriting Standards” below. See “—BSPRT’s Underwriting Standards—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, the BSPRT Review Team determined that the disclosure regarding the BSPRT Mortgage Loans in this prospectus is accurate in all material respects. The BSPRT Review Team also determined that the BSPRT Mortgage Loans were originated in accordance with BSPRT’s origination procedures and underwriting criteria, except as described under “—BSPRT’s Underwriting Standards—Exceptions” below. BSPRT attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. BSPRT will perform a review of any mortgage loan that it elects to substitute for a Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. BSPRT, and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related MLPA and the PSA (collectively, the “Qualification Criteria”). BSPRT will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by BSPRT and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by BSPRT to render any tax opinion required in connection with the substitution.

BSPRT’s Underwriting Standards

Each of the BSPRT Mortgage Loans was originated or acquired by BSPRT. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial, multifamily and manufactured housing community mortgage loans originated or acquired by BSPRT.

One (1) of the BSPRT Mortgage Loans, identified on Annex A-1 as Port Place Shoppes, representing approximately 1.5% of the Initial Pool Balance, was negotiated and underwritten by BSPRT in accordance with the underwriting guidelines described below but funded by Benefit Street Partners Realty Operating Partnership, L.P., which is the indirect, 100% owner and parent of BSPRT. In addition, two (2) BSPRT Mortgage Loans, identified on Annex A-1 as Shoppes at College Hills and Garden Multifamily Portfolio, representing approximately 2.4% of the Initial Pool Balance, were originated by Benefit Street Partners CRE Finance LLC, which is unaffiliated with BSPRT except for their shared advisory entity; however, these mortgage loans were each transferred for fair value, cash consideration and underwritten in accordance with the BSPRT underwriting guidelines described below.

Notwithstanding the discussion below, given the unique nature of commercial, multifamily and manufactured housing community mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial, multifamily or manufactured housing community mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, we cannot assure you that the underwriting of any particular commercial, multifamily or manufactured housing community mortgage loan originated or acquired by BSPRT will conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular BSPRT Mortgage Loans, see “—BSPRT’s Underwriting Standards—Exceptions” below and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties”.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial, multifamily and manufactured housing community mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports and/or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, BSPRT also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial, multifamily and manufactured housing community mortgage loan to be originated or acquired must be approved by a loan committee that includes senior personnel from BSPRT. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio. BSPRT’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 75.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by BSPRT and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial, multifamily or manufactured housing community mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial, multifamily or manufactured housing community mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that BSPRT or an affiliate may be the lender on that subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such subordinate debt and/or mezzanine debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination or acquisition of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. It should be noted that an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only if it is believed that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

●	Engineering Assessment. In connection with the origination/acquisition process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Title Insurance. The borrower is required to provide a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, BSPRT typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy must contain appropriate endorsements to avoid the application of coinsurance and not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination or acquisition included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program Act of 1968, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In many cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage instrument typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage instrument typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the PML or the scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a commercial, multifamily or manufactured housing community mortgage loan, BSPRT will generally examine whether the use and occupancy and construction of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, BSPRT may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring or BSPRT has a reasonable likelihood of recovering approximately 75% of proceeds from the casualty; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, BSPRT may require the borrower to remediate such violation and, subject to the discussion under “—BSPRT’s Underwriting Standards —

Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on BSPRT’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan. Furthermore, BSPRT may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, BSPRT may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, BSPRT may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated or acquired by BSPRT are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay, or there is sufficient evidence that such sole or major tenant is paying, taxes directly.

●	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, or (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain, or there is sufficient evidence that such sole or major tenant is maintaining, the insurance or is permitted to self-insure.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.

●	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination or acquisition in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination or acquisition in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the BSPRT Mortgage Loans, see Annex A-1.

Exceptions. The BSPRT Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

BSPRT has no history as a securitizer prior to November 2017. BSPRT most recently filed a Form ABS-15G pursuant to Rule 15 Ga-1 under the Exchange Act on February 14, 2018. BSPRT’s Central Index Key Number is 0001722518. BSPRT has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.

Retained Interests in This Securitization

Neither BSPRT nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. BSPRT and its affiliates may acquire certificates in the secondary market. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—BSPRT Finance, LLC” has been provided by BSPRT.

Barclays Bank PLC

General

Barclays Bank PLC, a public limited company registered in England and Wales under number 1026167 (“Barclays”), a sponsor and a mortgage loan seller, is an affiliate of Barclays Capital Inc., one of the underwriters. The principal offices of Barclays in the United States are located at 745 Seventh Avenue, New York, New York 10019, telephone number (212) 412-4000.

Barclays’ Securitization Program

As a sponsor, Barclays originates or acquires mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing entity. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria. Barclays’ role also includes leading and participating in the selection of third party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Barclays works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Barclays has been engaged in commercial mortgage loan securitization in the United States since 2004. The vast majority of commercial mortgage loans originated by Barclays are intended to be either sold through securitization transactions in which Barclays acts as a sponsor or sold to third parties in individual loan sale transactions. The following is a general description of the types of commercial mortgage loans that Barclays originates for securitization:

Fixed rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hospitality, multifamily, manufactured housing, healthcare, self-storage and industrial properties. These loans are primarily originated for the purpose of securitization.

Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization and are sold in individual loan sale transactions.

In general, Barclays does not hold the loans it originates until maturity.

Neither Barclays nor any of its affiliates act as servicer of the commercial mortgage loans in its securitization transactions. Instead, Barclays contracts with other entities to service the mortgage loans in the securitization transactions.

Barclays’ affiliates commenced selling commercial mortgage loans into U.S. securitizations in 2004. During the period commencing in 2004 and ending on March 13, 2018, Barclays’ affiliates were the loan sellers in approximately 98 commercial mortgage-backed securitization transactions. Approximately $29.5 billion of the mortgage loans included in those transactions were originated or acquired by Barclays.

The following table sets forth information with respect to originations and securitizations of fixed rate and floating rate commercial and multifamily mortgage loans by Barclays affiliates for the years ending on December 31, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015, 2016, 2017 and through March 13, 2018.

Fixed and Floating Rate Commercial Loans

Year	Aggregate Principal Balance of Fixed and Floating Rate Loans Securitized in CMBS by Barclays and Affiliates (as loan seller) (approximate)
2018	$596,175,650
2017	$4,971,606,254
2016	$3,031,242,500
2015	$5,276,099,519
2014	$3,351,106,750
2013	$2,723,393,594
2012	$2,056,096,250
2011	$0
2010	$0
2009	$0
2008	$196,399,012
2007	$2,470,879,020

Review of Barclays Mortgage Loans

Overview. Barclays has conducted a review of the mortgage loans for which Barclays is a sponsor in this securitization (the “Barclays Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the Barclays Mortgage Loans was performed by a team comprised of real estate and securitization professionals at Barclays’ offices (the “Barclays Review Team”). The review procedures described below were employed with respect to all of the Barclays Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Barclays Review Team created a database of loan-level and property-level information relating to each Barclays Mortgage Loan. The database was compiled from, among other sources, the related loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Barclays Review Team during the underwriting process. After origination of each Barclays Mortgage Loan, the Barclays Review Team updated the information in the database with respect to such Barclays Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Barclays Review Team.

A data tape (the “Barclays Data Tape”) containing detailed information regarding each Barclays Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Barclays Data Tape was used to provide the numerical information regarding the Barclays Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Barclays, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by Barclays, relating to information in this prospectus regarding the Barclays Mortgage Loans. These procedures included:

●	comparing the information in the Barclays Data Tape against various source documents provided by Barclays that are described above under “—Database”;

●	comparing numerical information regarding the Barclays Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Barclays Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Barclays Mortgage Loans disclosed in this prospectus.

Legal Review. Barclays and the other originators of the Barclays Mortgage Loans engaged various law firms to conduct certain legal reviews of the Barclays Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Barclays Mortgage Loan, Barclays’ and the other originators’ origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Barclays’ and the other originators’ origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Barclays Mortgage Loans. Such assistance included, among other things, (i) a review of Barclays’ asset summary reports for each Barclays Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Barclays Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Barclays Review Team of a due diligence questionnaire relating to the Barclays Mortgage Loans and (iv) the review of certain loan documents with respect to the Barclays Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Barclays was aware at the origination of any Barclays Mortgage Loan, Barclays requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Barclays Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Barclays Mortgage Loans to determine whether any Barclays Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, Barclays determined that the disclosure regarding the Barclays Mortgage Loans in this prospectus is accurate in all material respects. Barclays also determined that the Barclays Mortgage Loans were originated in accordance with Barclays’ origination procedures and underwriting criteria, except as described under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below. Barclays attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Barclays will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Barclays, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (“Barclays’ Qualification Criteria”). Barclays will engage a third party accounting firm to compare the Barclays’ Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Barclays and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Barclays to render any tax opinion required in connection with the substitution.

Barclays’ Underwriting Guidelines and Processes

After review and participation in the pre-closing due diligence and closing process by Barclays, each of the Barclays Mortgage Loans was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines. For additional information with respect to exceptions to the underwriting guidelines, see “—Exceptions” below. Barclays originates mortgage loans principally for securitization.

General. Barclays originates commercial mortgage loans from its headquarters in New York and its West Coast office. Barclays also originates and acquires loans pursuant to table funding arrangements through third party origination platforms that have origination offices in additional locations. Bankers at Barclays and at table funded lenders focus on sourcing, structuring, underwriting and performing due diligence on their loans. Structured finance bankers work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans, including those originated by table funded lenders, must be approved by Barclays’ credit department, as described below under “—Loan Approval”.

With respect to certain mortgage loans, Barclays has delegated certain of its underwriting and origination functions to table funded lenders, subject to loan-by-loan oversight and ultimate review and approval by Barclays’ professionals. These functions were all performed in substantial accordance with the mortgage loan approval procedures described in this prospectus. In all cases, mortgage loans are documented on Barclays’ approved documentation.

Loan Analysis. Generally, Barclays performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of anti-money laundering or OFAC checks, as well as background checks and the analysis of its loan sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance loan underwriter. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to reduce the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $20 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans originated or table funded by Barclays must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. Barclays’ underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio, generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate, is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Barclays may vary from these guidelines.

Escrow Requirements. Generally, Barclays requires most borrowers to fund escrows for expenses such as taxes and insurance, capital expenses and replacement reserves, in some cases upon the occurrence of a trigger event. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated or acquired by Barclays are as follows (see Annex A 1 for instances in which reserves were not taken):

●	Taxes – Typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Barclays may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where there is a low loan-to-value ratio or (iv) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade or creditworthy tenant is responsible for paying all insurance premiums, (iv) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property), (v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Barclays relies on information provided by an independent engineer to make this determination. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade or creditworthy tenant is responsible for replacements under the terms of its lease, (ii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property), (iii) where there is institutional sponsorship or a high net worth individual, (iv) where there is a low loan-to-value ratio or (v) any Escrow/Reserve Mitigating Circumstances.

●	Completion Repair/Environmental Remediation – Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Barclays generally requires that at least 100% – 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade or creditworthy party has agreed to take responsibility, and pay, for any required repair or remediation, (iii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant is responsible for the repairs, (iv) the amount recommended is less than $50,000, (v) a repair or replacement item that does not materially impact the function, performance or value of the property or (v) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the Mortgaged Property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated, (v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	For certain mortgage loans, Barclays requires reserves only upon the occurrence of certain trigger events, such as debt service coverage ratios or tenant-specific tests or occurrences.

●	Other Factors – Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

●	Barclays may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Barclays’ evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) Barclays has structured springing escrows that arise for identified risks, (v) Barclays has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) Barclays believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Barclays may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Barclays’ evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) Barclays has structured springing escrows that arise for identified risks, (v) Barclays has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) Barclays believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Servicing. Interim servicing for all loans originated or acquired by Barclays prior to securitization is typically performed by Wells Fargo Bank, National Association.

Exceptions. Notwithstanding the discussion under “—Barclays’ Underwriting Guidelines and Process” above, one or more of the Barclays Mortgage Loans may vary from, or do not comply with, Barclays underwriting guidelines described above. In addition, in the case of one or more of the Barclays Mortgage Loans, Barclays may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. For any material exceptions to Barclays’ underwriting guidelines described above in respect of the Barclays Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Compliance with Rule 15Ga-1 under the Exchange Act

Barclays has most recently filed a Form ABS-15G on February 13, 2018 in connection with it being a securitizer of certain types of mortgage loans. Barclays’ Central Index Key is 0000312070. It has no history of repurchases or repurchase requests required to be reported by Barclays under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in this Securitization

Neither Barclays Bank PLC nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. Barclays Bank PLC or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such at any time.

Neither Barclays nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against Barclays for any losses or other claims in connection with the certificates or the mortgage loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Barclays in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

From time to time, Barclays is involved in civil legal proceedings and arbitration proceedings concerning matters arising in connection with the conduct of its securitization business. Although there can be no assurance as to the ultimate outcome of such matters, Barclays has denied, or believes it has meritorious defenses and will deny, liability in all significant cases pending against it in its capacity as sponsor or mortgage loan seller, and intends to defend actively each such case.

The information set forth under “—Barclays Bank PLC” has been provided by Barclays.

Argentic Real Estate Finance LLC

General

Argentic Real Estate Finance LLC (“Argentic”) (formerly known as Silverpeak Real Estate Finance LLC) is a sponsor of, and a seller of certain mortgage loans (the “Argentic Mortgage Loans”) into, the securitization described in this prospectus. Argentic is a limited liability company organized under the laws of the State of Delaware. The primary offices of Argentic are located at 40 West 57th Street, 29th Floor, New York, New York 10019.

Argentic’s Securitization Program

Argentic began originating and acquiring loans in 2014 and has not been involved in the securitization of any other types of financial assets. Argentic originates and acquires from unaffiliated third party originators, commercial, multifamily and manufactured housing community mortgage loans throughout the United States. Since 2014, Argentic has securitized approximately 230 commercial, multifamily and manufactured housing community mortgage loans with an aggregate original principal balance of approximately $3,307,121,477.

In connection with this commercial mortgage securitization transaction, Argentic will transfer the Argentic Mortgage Loans to the depositor, who will then transfer the Argentic Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the Argentic Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the depositor, Argentic will work with rating agencies, the other loan sellers, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to a MLPA, Argentic will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the Argentic Mortgage Loans; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, Argentic will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission.

Argentic does not act as a servicer of the commercial, multifamily and manufactured housing community mortgage loans that Argentic originates or acquires and will not act as servicer in this commercial mortgage securitization transaction. Instead, Argentic sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers.

Argentic’s Underwriting Standards and Processes

Each of the Argentic Mortgage Loans was originated or acquired by Argentic. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial, multifamily and manufactured housing community mortgage loans originated or acquired by Argentic.

Notwithstanding the discussion below, given the unique nature of commercial, multifamily and manufactured housing community mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial, multifamily or manufactured housing community mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, the underwriting of certain commercial, multifamily or manufactured housing community mortgage loan originated or acquired by Argentic may not conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular Argentic Mortgage Loans, see “—Argentic’s Underwriting Standards and Processes—Exceptions” below and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties” in this prospectus.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial, multifamily and manufactured housing community mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, Argentic also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial, multifamily and manufactured housing community mortgage loan to be originated or acquired must be approved by a loan committee that includes senior personnel of Argentic Investment Management LLC, the investment advisor of Argentic Real Estate Finance LLC. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio. Argentic’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by Argentic and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial, multifamily or manufactured housing community mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial, multifamily or manufactured housing community mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that Argentic or an affiliate may be the lender on that subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such subordinate debt and/or mezzanine debt.

Assessment of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination or acquisition of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. It should be noted that an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only if it is believed that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

●	Engineering Assessment. In connection with the origination/acquisition process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

●	Title Insurance. The borrower is required to provide a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

●	Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, Argentic typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy must contain appropriate endorsements to avoid the application of coinsurance and not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

●	Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination or acquisition included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program Act of 1968, except in some cases where self-insurance was permitted.

●	The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In all (or almost all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

●	Each mortgage instrument typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

●	Each mortgage instrument typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

●	Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the PML or SEL is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a commercial, multifamily or manufactured housing community mortgage loan, Argentic will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, Argentic may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, Argentic may require the borrower to remediate such violation and, subject to the discussion under “—Argentic’s Underwriting Standards and Processes— Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on Argentic’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan. Furthermore, Argentic may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Argentic may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, Argentic may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated or acquired by Argentic are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly.

●	Insurance—Monthly escrow deposits equal to 1/12 of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, or (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.

●	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination or acquisition in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination or acquisition in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the Argentic Mortgage Loans, see Annex A-1 to this prospectus.

Exceptions. One or more of the Argentic Mortgage Loans may vary from the specific Argentic underwriting guidelines described above when additional credit positive characteristics are present as discussed above. None of the Argentic Mortgage Loans was originated with any material exceptions from Argentic’s underwriting guidelines described above. For any material exceptions to Argentic’s underwriting guidelines described above in respect of the Argentic Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which Argentic is the Sponsor

Overview. Argentic has conducted a review of the Argentic Mortgage Loans in connection with the securitization described in this prospectus. The review of the Argentic Mortgage Loans was performed by a team comprised of real estate and securitization professionals (the “Argentic Review Team”). The review procedures described below were employed with respect to all of the Argentic Mortgage Loans, except that certain review procedures may only be relevant to the large loan disclosures, if any, in this prospectus. No sampling procedures were used in the review process.

Database. Members of the Argentic Review Team maintain a database of loan-level and property-level information, and prepared an asset summary report, relating to each Argentic Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Argentic Team during the underwriting process. After origination of each Argentic Mortgage Loan, the Argentic Review Team updated the information in the database and the related asset summary report with respect to such Argentic Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Argentic Review Team.

A data tape (the “Argentic Data Tape”) containing detailed information regarding each Argentic Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Argentic Data Tape was used to provide the numerical information regarding the Argentic Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Argentic, engaged a third party accounting firm to perform certain data validation and recalculation procedures designed by Argentic, relating to information in this prospectus regarding the Argentic Mortgage Loans. These procedures included:

●	comparing the information in the Argentic Data Tape against various source documents provided by Argentic that are described under “—Review of Argentic Mortgage Loans—Database” above;

●	comparing numerical information regarding the Argentic Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Argentic Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Argentic Mortgage Loans disclosed in this prospectus.

Legal Review. Argentic engaged various law firms to conduct certain legal reviews of the Argentic Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Argentic Mortgage Loan, Argentic’s origination counsel prepared a due diligence questionnaire that sets forth salient loan terms. In addition, such origination counsel for each Argentic Mortgage Loan reviewed Argentic’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Argentic Mortgage Loans. Such assistance included, among other things, (i) a review of the asset summary report, and its origination counsel’s due diligence questionnaire, for each Argentic Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Argentic Mortgage Loans prepared by origination counsel, and (iii) the review of select provisions in certain loan documents with respect to certain of the Argentic Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation on the underlying mortgaged properties of which Argentic was aware at the origination of any Argentic Mortgage Loan, the Argentic Review Team requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. Argentic conducted a search with respect to each borrower under the related Argentic Mortgage Loan to determine whether it filed for bankruptcy. If the Argentic Review Team became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any Argentic Mortgage Loan, the Argentic Review Team obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The Argentic Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Argentic Mortgage Loans to determine whether any Argentic Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Argentic’s Underwriting Standards and Processes” above. See “— Argentic’s Underwriting Standards and Processes—Exceptions” above.

Findings and Conclusions. Based on the foregoing review procedures, the Argentic Review Team determined that the disclosure regarding the Argentic Mortgage Loans in this prospectus is accurate in all material respects. The Argentic Review Team also determined that the Argentic Mortgage Loans were originated in accordance with Argentic’s origination procedures and underwriting criteria, except as described under “—Argentic’s Underwriting Standard and Processes—Exceptions” above. Argentic attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Compliance with Rule 15Ga-1 under the Exchange Act

Argentic most recently filed a Form ABS-15G on January 17, 2017. Argentic’s Central Index Key is 0001624053. With respect to the period from and including September 29, 2014 (the date of the first securitization into which Argentic sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of a representation or warranty) to and including September 30, 2017, Argentic does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Argentic is an affiliate of (i) Argentic Securities Income USA LLC, the entity that is expected to be appointed as the initial Directing Certificateholder, and (ii) Argentic Securities Holdings Cayman Limited, will retain the Class E-RR, Class F-RR, Class G-RR, Class NR-RR and Class Z certificates. Except as described above, neither Argentic nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Argentic or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates (other than the RR Certificates) at any time.

The information set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Argentic Real Estate Finance LLC” has been provided by Argentic Real Estate Finance LLC.

The Depositor

Credit Suisse Commercial Mortgage Securities Corp., the depositor, is a wholly-owned subsidiary of Credit Suisse Management LLC, which is a wholly-owned subsidiary of Credit Suisse (USA), Inc. which in turn is a wholly-owned subsidiary of Credit Suisse Holdings (USA), Inc. The depositor is a Delaware corporation and was organized on September 9, 2015, for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The depositor will create the issuing entity and transfer the underlying Mortgage Loans to it. The principal executive offices of the depositor are located at Eleven Madison Avenue, New York, New York, 10010. Its telephone number is (212) 325-2000. The depositor is an affiliate of Column Financial, Inc., a sponsor and an originator, and Credit Suisse Securities (USA) LLC, an Underwriter. The depositor will not have any material assets.

After establishing the issuing entity, the depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s ongoing duties will include: (i) appointing a successor trustee or certificate administrator in the event of the resignation or removal of the trustee or certificate administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the certificate administrator any document that comes into the depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan, (iv) upon discovery of a breach of any of the representations and warranties of the master servicer, the special servicer or the operating advisor which materially and adversely affects the interests of the Certificateholders, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the certificates to the certificate administrator to the extent necessary to perform REMIC administration, (vi) indemnifying the issuing entity, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising from the depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the PSA or by reason of negligent disregard of its obligations and duties under the PSA, and (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the issuing entity.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from the sponsors and will simultaneously transfer the Mortgage Loans, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, the special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, CSAIL 2018-CX11 Commercial Mortgage Trust, will be a New York common law trust (the “Trust”), formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of Defaulted Loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee”, “—The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested, the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans and certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer, the asset representations reviewer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, will act as trustee, certificate administrator and custodian on behalf of the Certificateholders pursuant to the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA.

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 268,000 employees as of September 30, 2017, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of September 30, 2017, Wells Fargo Bank was acting as trustee on approximately 362 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $132 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and grantor trust tax returns on behalf of the Grantor Trust and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of September 30, 2017, Wells Fargo Bank was acting as securities administrator with respect to more than $415 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of September 30, 2017, Wells Fargo Bank was acting as custodian of more than 227,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the Sponsor or an affiliate of the Sponsor one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For three CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its related 2017 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients for such transactions. For one CMBS transaction, an administrative error caused an underpayment to certain classes and a correlating overpayment to certain classes on one distribution date in 2017. The affected distributions were revised to correct the error before the next distribution date. For the second CMBS transaction, an administrative error resulted in certain holders of definitive certificates not receiving a distribution on one distribution date in 2017. The error was corrected when the required distributions were made the next day. For the third CMBS transaction, required distributions for one distribution date in 2017 were made eight days late as a result of an inadvertent payment systems error.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, N.A., in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a putative class action complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Federal Court Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Federal Court Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC, Bank of New York Mellon and US Bank) by a group of institutional investor plaintiffs. The Federal Court Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the District Court by RMBS investors in these and other transactions, and these cases against Wells Fargo Bank are proceeding before the same District Court judge. A similar complaint was also filed May 27, 2016 in New York state court by a different plaintiff investor. On January 19, 2016, an order was entered in connection with the Federal Court Complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the Federal Court Complaint; the District Court also allowed plaintiffs to file amended complaints as to the remaining, non-dismissed trusts, if they so chose, and three amended complaints have been filed. On December 17, 2016, the investor plaintiffs in the 261 trusts dismissed from the Federal Court Complaint filed a new complaint in New York state court (the “State Court Complaint”). In September 2017, Royal Park Investments SA/NV (“Royal Park”), one of the plaintiffs in the District Court cases against Wells Fargo Bank, filed a putative class action complaint relating to two trusts seeking declaratory and injunctive relief and money damages based on Wells Fargo Bank’s indemnification from trust funds for legal fees and expenses Wells Fargo Bank incurs or has incurred in defending the District Court case filed by Royal Park. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Neither Wells Fargo Bank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this heading “—The Trustee and Certificate Administrator” has been provided by Wells Fargo Bank.

The issuing entity will indemnify each of the trustee and the certificate administrator and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses (including costs for enforcement of this indemnity) that the certificate administrator may sustain in connection with the PSA (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the trustee or certificate administrator in any action or proceeding between the issuing entity and the trustee or certificate administrator or between the trustee or certificate administrator and any third party or otherwise) or the Certificates other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the PSA, of the trustee or certificate administrator. Each of the trustee and the certificate administrator will indemnify the issuing entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the issuing entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the trustee or certificate administrator, or by reason of negligent disregard of the trustee or certificate administrator’s obligations or duties, under the PSA. However, in no event will the trustee or the certificate administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the trustee nor the certificate administrator will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the PSA, or in the exercise of any of its rights or powers, if in the trustee’s or certificate administrator’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the issuing entity or property securing the same is located, the depositor and the trustee acting jointly will have the power to appoint one or more persons or entities approved by the trustee to act (at the expense of the trustee) as co-trustee or co-trustees, jointly with the trustee, or separate trustee or separate trustees, of all or any part of the issuing entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the depositor and the trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the trustee of its responsibilities, obligations and liabilities under the PSA except as required by applicable law.

The trustee and the certificate administrator (except for the information under the first 10 paragraphs of this section entitled “—The Trustee and Certificate Administrator”) will not make any representation as to the validity or sufficiency of the PSA, the Certificates or the Mortgage Loans, this prospectus or related documents.

The trustee and the certificate administrator are required to perform only those duties specifically required under the PSA. The certificate administrator, or any other custodian appointed under the PSA, will hold the Mortgage File for each Mortgage Loan in trust for the benefit of all Certificateholders and the related Serviced Companion Loan Holders. Pursuant to the PSA, the certificate administrator, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the PSA.

Neither the trustee nor the certificate administrator will be accountable for the use or application by the depositor of any Certificates issued to it or of the proceeds of such Certificates, or for the use of or application of any funds paid to the trustee or certificate administrator, as applicable, the master servicer or the special servicer in respect of the Mortgage Loans, or for investment of such amounts (except for any investment of such amounts in investments issued by the trustee or certificate administrator, as applicable, in its commercial capacity), nor will the trustee or certificate administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, or the operating advisor under the PSA unless, in the case of the trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the master servicer or the special servicer in accordance with the terms of the PSA.

Pursuant to the PSA, the certificate administrator, at the cost and expense of the depositor (other than with respect to the Distribution Date Statements), based upon reports, documents, and other information provided to the certificate administrator, will be obligated to file with the SEC, in respect of the issuing entity and the Certificates, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, and any other Form 8-K reports required to be filed pursuant to the PSA.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including, and among other things, (1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action and (2) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, Wells Fargo Bank and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances”. The trustee and the certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”) is expected to be the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Mortgage Loans and any Serviced Companion Loans pursuant to the PSA. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the mortgage loan seller. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMMBS”) by S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Moody’s Investors Service, Inc., Fitch Ratings, Inc., Morningstar Credit Ratings, LLC, DBRS, Inc. and Kroll Bond Rating Agency, Inc. Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Fitch Ratings, Inc. and Morningstar Credit Ratings, LLC and the highest rankings as a special servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business and Morningstar Credit Ratings, LLC. For each category, S&P Global Ratings, a Standard & Poor’s Financial Services LLC business ranks Midland as “Strong” and Morningstar Credit Ratings, LLC ranks Midland as “CS1”. Fitch Ratings, Inc. rates Midland as “CMS1” for master servicer, “CPS1” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of December 31, 2017, Midland was master and/or primary servicing approximately 31,321 commercial and multifamily mortgage loans with a principal balance of approximately $440 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 8,888 of such loans, with a total principal balance of approximately $162 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2015 to 2017.

Portfolio Size – Master/Primary	Calendar Year End (Approximate amounts in billions)
	2015	2016	2017
CMBS	$149	$149	$162
Other	$255	$294	$323
Total	$404	$444	$486

As of December 31, 2017, Midland was named the special servicer in approximately 296 commercial mortgage backed securities transactions with an aggregate outstanding principal balance of approximately $145 billion. With respect to such transactions as of such date, Midland was administering approximately 92 assets with an outstanding principal balance of approximately $727 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMMBS and other servicing transactions from 2015 to 2017.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2015	2016	2017
Total	$110	$121	$145

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including certificates issued in this offering in the secondary market.

Pursuant to certain interim servicing agreements between NREC or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain NREC Mortgage Loans prior to their inclusion in the issuing entity.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by a sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.00125%, but which may be reduced under certain circumstances as provided in the PSA.

Midland is also (i) the special servicer under the Benchmark 2018-B1 PSA with respect to the Lehigh Valley Mall Whole Loan, (ii) the master servicer under the CGCMT 2018-B2 PSA with respect to the SoCal Portfolio Whole Loan and (iii) the special servicer under the WFCM 2018-C43 PSA with respect to the Moffett Towers II – Building 2 Whole Loan.

With respect to the Mortgage Loan partially secured by the Mortgaged Property identified on Annex A-1 as GNL Portfolio – PNC Bank N.A., representing approximately 0.2% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, PNC Bank, National Association is the only tenant.

The foregoing information regarding Midland set forth in this section “—The Master Servicer” has been provided by Midland. Neither the depositor nor any other person other than Midland makes any representation or warranty as to the accuracy or completeness of such information.

Certain duties and obligations of Midland as the master servicer, and the provisions of the PSA are described under “Pooling and Servicing Agreement—General”, “— Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions” and “—Inspections; Collection of Operating Information” in this prospectus. Midland’s ability to waive or modify any terms, fees, penalties or payments on the mortgage loans it is servicing and the effect of that ability on the potential cash flows from such mortgage loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” in this prospectus.

Midland’s obligations as the master servicer to make advances, and the interest or other fees charged for those advances and the terms of Midland’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances” in this prospectus. Certain terms of the PSA regarding Midland’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event”, “—Waiver of Servicer Termination Event” and “—Resignation of the Master Servicer and Special Servicer” in this prospectus. Midland’s rights and obligations with respect to indemnification, and certain limitations on Midland’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus. The master servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA.

For a description of any material affiliations, relationships and related transactions between the master servicer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

LNR Partners, LLC (“LNR Partners”), a Florida limited liability company and a subsidiary of Starwood Property Trust, Inc. (“STWD”), a Maryland corporation, will initially be appointed to act as special servicer for the Mortgage Loans to be deposited into the issuing entity (other than any Outside Serviced Mortgage Loan (except as described in this prospectus) and any Excluded Special Servicer Mortgage Loan) and any Serviced Companion Loan. The principal executive offices of LNR Partners are located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305) 695-5600.

STWD through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

●	acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,

●	investing in high-yielding real estate-related debt and equity, and

●	investing in, and managing as special servicer, unrated, below investment grade rated and investment grade rated commercial mortgage backed securities.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer as more particularly described in the Pooling and Servicing Agreement, including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 22 years. The number of commercial mortgage backed securitization pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998 to 160 as of

December 31, 2017. More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to:

●	84 domestic commercial mortgage backed securitization pools as of December 31, 2001, with a then current face value in excess of $53 billion;

●	101 domestic commercial mortgage backed securitization pools as of December 31, 2002, with a then current face value in excess of $67 billion;

●	113 domestic commercial mortgage backed securitization pools as of December 31, 2003, with a then current face value in excess of $79 billion;

●	134 domestic commercial mortgage backed securitization pools as of December 31, 2004, with a then current face value in excess of $111 billion;

●	142 domestic commercial mortgage backed securitization pools as of December 31, 2005, with a then current face value in excess of $148 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2006, with a then current face value in excess of $201 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2007 with a then current face value in excess of $228 billion;

●	138 domestic commercial mortgage backed securitization pools as of December 31, 2008 with a then current face value in excess of $210 billion;

●	136 domestic commercial mortgage backed securitization pools as of December 31, 2009 with a then current face value in excess of $191 billion;

●	144 domestic commercial mortgage backed securitization pools as of December 31, 2010 with a then current face value in excess of $201 billion;

●	140 domestic commercial mortgage backed securitization pools as of December 31, 2011 with a then current face value in excess of $176 billion;

●	131 domestic commercial mortgage backed securitization pools as of December 31, 2012 with a then current face value in excess of $136 billion;

●	141 domestic commercial mortgage backed securitization pools as of December 31, 2013 with a then current face value in excess of $133 billion;

●	152 domestic commercial mortgage backed securitization pools as of December 31, 2014 with a then current face value in excess of $135 billion;

●	159 domestic commercial mortgage backed securitization pools as of December 31, 2015 with a then current face value in excess of $111 billion;

●	153 domestic commercial mortgage backed securitization pools as of December 31, 2016 with a then current face value in excess of $87 billion; and

●	160 domestic commercial mortgage backed securitization pools as of December 31, 2017 with a then current face value in excess of $68.9 billion.

As of December 31, 2017, LNR Partners has resolved approximately $71.6 billion of U.S. commercial and multifamily loans over the past 22 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, $1.9 billion of U.S. commercial and multifamily mortgage loans during 2002, $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, $0.9 billion of U.S. commercial and multifamily mortgage loans during 2006, $1.4 billion of U.S. commercial and multifamily mortgage loans during 2007, $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013, $6.3 billion of U.S. commercial and multifamily mortgage loans during 2014, approximately $6 billion of U.S. commercial and multifamily mortgage loans during 2015, approximately $3.9 billion of U.S. commercial and multifamily mortgage loans during 2016 and approximately $4.5 billion of U.S. commercial and multifamily mortgage loans through December 31, 2017. These loans include mortgage loans secured by the same types of income producing properties as securing the Mortgage Loans backing the Certificates and such properties may compete with these Mortgaged Properties.

STWD or one of its affiliates generally seeks CMBS investments where it has the right to appoint LNR Partners as the special servicer. LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, Massachusetts, California, New York and North Carolina. As of December 31, 2017, LNR Partners and its affiliates specially service a portfolio, which included approximately 4,850 assets across the United States and various international properties with a then current face value of approximately $72.9 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the Mortgage Loans backing the Certificates. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the loan documents) designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard. Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans. They are (i) the condition and type of mortgaged property, (ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents. After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

LNR Partners has the highest ratings afforded to special servicers by S&P and is rated “CSS1-” by Fitch.

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing function it will perform under the Pooling and Servicing Agreement for assets of the same type included in this securitization transaction. LNR Partners has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to this securitization transaction. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties under the Pooling and Servicing Agreement and, accordingly, will not have any material impact on the Mortgage Pool performance or the performance of the Certificates. Generally, LNR Partners’ servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements. LNR Partners does not have any material advancing obligations with respect to the commercial mortgage backed securitization pools as to which it acts as special servicer. Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in emergency situations with respect to commercial mortgage backed securitization pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or otherwise. To the extent that LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer. LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the particular types of assets included in the subject securitization, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated, by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

LNR Partners is not an affiliate of the Depositor, the underwriters, the issuing entity, the master servicer, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, any sponsor, any originator or any significant obligor.

LNR Partners is expected to serve as special servicer under the CGCMT 2018-B2 pooling and servicing agreement which is expected to govern the servicing of the SoCal Portfolio Whole Loan and an affiliate to LNR Partners is expected to be the initial directing certificateholder under that pooling and servicing agreement.

Except as disclosed in this prospectus and except for LNR Partners (i) acting as Special Servicer for this securitization transaction, (ii) expecting to act as Outside Special Servicer with respect to the SoCal Portfolio Whole Loan, and (iii) Argentic Securities Holding Cayman Limited and/or one or more of its affiliates with due diligence relating to the Mortgage Loans to be included in the Mortgage Pool, there are no specific relationships that are material involving or relating to this securitization transaction or the securitized mortgage loans between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, other than as disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this securitization transaction – between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the Certificates.

In the commercial mortgage backed securitizations in which LNR Partners acts as special servicer, LNR Partners may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, LNR Partners’ appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace LNR Partners as the special servicer.

The foregoing information regarding the special servicer set forth in this section entitled
“—The Special Servicer” has been provided by LNR. None of the depositor, the underwriters, the master servicer, the operating advisor, the asset representations reviewer, the trustee, the certificate administrator, or any of their affiliates takes any responsibility for this information or makes any representation or warranty as to its accuracy or completeness.

The special servicer will be required to pay all expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement as described in this prospectus).

The special servicer may be terminated, with respect to the Mortgage Loans and Serviced Companion Loans, without cause, by (i) the applicable Certificateholders (during a Control Termination Event) and (ii) the Directing Holder (if no Control Termination Event is continuing), as described and to the extent in “Pooling and Servicing Agreement— Replacement of Special Servicer Without Cause” in this prospectus.

The special servicer may resign under the PSA as described under “Pooling and Servicing Agreement—Resignation of the Master Servicer and Special Servicer” in this prospectus.

Certain duties and obligations of LNR Partners, LLC as the special servicer and the provisions of the PSA are described under “Pooling and Servicing Agreement”, “—Enforcement of “Due-On-Sale” and “Due-On-Encumbrance” Provisions” and “—Inspections” in this prospectus. LNR Partners, LLC’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” below.

The special servicer and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by the special servicer as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Serviced Mortgage Loan and asset representations reviewer with respect to each Mortgage Loan. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016, and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

Park Bridge Lender Services satisfies each of the criteria of the definition of “Eligible Operating Advisor” set forth in “Pooling and Servicing Agreement—The Operating Advisor—Eligibility of Operating Advisor” in this prospectus. Park Bridge Lender Services: (a) is an operating advisor on other CMBS transactions rated by any of the Rating Agencies and none of those Rating Agencies has qualified, downgraded or withdrawn any of its ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) can and will make the representations and warranties as operating advisor set forth in the PSA; (c) is not (and is neither affiliated nor Risk Retention Affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Holder, the Risk Retention Consultation Party, the Retaining Third-Party Purchaser, or a depositor, trustee, certificate administrator, master servicer or special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates or Risk Retention Affiliates; (d) has not been paid by the special servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; (e) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than its fees from its role as operating advisor and asset representations reviewer.

As of December 31, 2017, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $146.2 billion issued in 161 transactions.

As of December 31, 2017, Park Bridge Lender Services was acting as asset representations reviewer for commercial mortgaged-backed securities transactions with an approximate aggregate initial principal balance of $56.5 billion issued in 65 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”.

Credit Risk Retention

General

Regulation RR implementing the risk retention requirements of Section 15G of the Exchange Act (the “Credit Risk Retention Rules“) will apply to this securitization. Argentic will act as the “retaining sponsor” (as defined in the Credit Risk Retention Rules, the “Retaining Sponsor“), and is expected to satisfy its risk retention requirement initially through the purchase by its MOA (referred to herein as the “Retaining Party“), which is expected to be Argentic Securities Holdings Cayman Limited, an exempted company incorporated in the Cayman Islands with limited liability, of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates (collectively, the “HRR Certificates“), with an aggregate initial Certificate Balance of approximately $95,287,784, representing approximately 5.07% (the “Horizontal Risk Retention Percentage“) of the aggregate fair value of the certificates (other than the Class R certificates) as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP“). The HRR Certificates will constitute an “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules).

While the Retaining Sponsor will initially satisfy its risk retention requirements through the purchase by the Retaining Party of the HRR Certificates, the Retaining Sponsor is permitted under the Credit Risk Retention Rules under certain circumstances to transfer the HRR Certificates to a “third party purchaser” (as defined in the Credit Risk Retention Rules) (a “Subsequent Third Party Purchaser”) at any time after April 18, 2023. Any such transfer will be subject to the satisfaction of all applicable provisions under the Credit Risk Retention Rules. See “—Hedging, Transfer and Financing Restrictions” below.

The Horizontal Risk Retention Percentage, as noted in the second preceding paragraph, will equal at least 5.0% of the aggregate fair value of all the certificates (other than the Class R certificates) as of the Closing Date.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Party and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Party or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The sponsors have determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage“) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §244.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage“) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

Retaining Party

It is anticipated that on the Closing Date, Argentic Securities Holdings Cayman Limited, an exempted company incorporated in the Cayman Islands with limited liability (“ASH”), a majority-owned affiliate of Argentic Real Estate Finance LLC (the “Retaining Sponsor”), a Delaware limited company will purchase for cash the Class E-RR, Class F-RR, Class G-RR and Class NR-RR Certificates.

ASH was formed primarily to invest in junior tranches of commercial mortgage backed securities (“CMBS B-piece Securities”). This is expected to be ASH’s fourth direct purchase of CMBS B-piece Securities.

ASH is managed by Argentic Investment Management LLC (“Argentic Investment Management”). Argentic Investment Management is an experienced commercial real estate debt investor. Certain senior members of Argentic Investment Management’s real estate credit team have over 20 years of CMBS experience as of December 31, 2017. Investment vehicles managed by Argentic Investment Management have made investments in fixed and floating rate whole loans, subordinate debt, preferred equity and commercial mortgage-backed securities.

ASH and Argentic Investment Management are affiliates of the Retaining Sponsor, which is a sponsor, a mortgage loan seller and an originator.

HRR Certificates

General

The Retaining Party is expected to purchase the HRR Certificates on the Closing Date. The aggregate purchase price and fair value of the HRR Certificates is approximately $49,300,565 (excluding accrued interest), representing approximately 5.07% of the aggregate fair value of all of the Regular Certificates and the Class Z certificates. The aggregate fair value of all of the Regular Certificates and the Class Z certificates is approximately $973,037,484, excluding accrued interest.

The Retaining Sponsor estimates that, relying solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, it is required to retain an eligible horizontal residual interest with an aggregate fair value dollar amount of $48,651,874, representing at least 5% of the aggregate fair value, as of the Closing Date, of all of the certificates (other than the Class R certificates).

As of the date of this prospectus, there are no material differences between (a) the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value of range of fair values disclosed in the preliminary prospectus under the heading “Credit Risk Retention” prior to the pricing of the Regular Certificates and (b) the valuation methodology or the key inputs and assumptions that were used in calculating the fair value set forth above under this “Credit Risk Retention” section.

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, Certificateholders the following: (a) the fair value of the HRR Certificates that will be retained by the Retaining Party based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor is required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed below under the heading “—Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such notice from the Retaining Sponsor of such disclosures is expected to be posted on the certificate administrator’s website on the “Risk Retention Special Notices” tab.

Material Terms of the Eligible Horizontal Residual Interest

On any Distribution Date, the aggregate amount available for distributions from the Mortgage Loans, net of specified servicing and administrative costs and expenses, will be distributed to the holders of the certificates in sequential order in accordance with their respective principal and interest entitlements (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Realized Losses on the Mortgage Loans will be allocated first, to the Class NR-RR certificates, second, to the Class G-RR certificates, third to the Class F-RR certificates, fourth, to the Class E-RR certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates, and finally, pro rata based on their respective Certificate Balances, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, in each case until the Certificate Balance of that class has been reduced to zero. See “Description of the Certificates—Distributions—Priority of Distributions” and “Pooling and Servicing Agreement—The Directing Certificateholder”.

For a description of other material payment terms of the Classes of Yield-Priced Principal Balance Certificates identified in the table above in “—General”, see “Description of the Certificates”.

Hedging, Transfer and Financing Restrictions

The Retaining Party will be required to comply with the hedging, transfer and financing restrictions applicable to a “retaining sponsor” under the Credit Risk Retention Rules.

These restrictions will include an agreement by the Retaining Party not to transfer the HRR Certificates except to an MOA of the Retaining Sponsor until after April 18, 2023. After that date, the Retaining Party may transfer the eligible horizontal residual interest to a successor third-party purchaser as long as the Retaining Party satisfies all applicable provisions of the Credit Risk Retention Rules, including providing the sponsors with complete identifying information for the successor third-party purchaser and the successor third-party purchaser agreeing to comply with the hedging, transfer, financing and other restrictions applicable to subsequent third-party purchasers (and its affiliates) under the Credit Risk Retention Rules.

The restrictions on hedging and transfer under the Credit Risk Retention Rules as in effect on the Closing Date of this transaction will expire on and after the date that is the latest of (i) the date on which the aggregate principal balance of the Mortgage Loans has been reduced to 33% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date; (ii) the date on which the total unpaid principal obligations under the certificates has been reduced to 33% of the aggregate total unpaid principal obligations under the certificates as of the Closing Date; or (iii) two years after the Closing Date (the “Transfer Restriction Period”).

Operating Advisor

The operating advisor for this securitization transaction will be Park Bridge Lender Services LLC, a New York limited liability company. The operating advisor will be required to be an Eligible Operating Advisor. For information regarding the operating advisor and a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, see “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. For a description of the material terms of the PSA with respect to the operating advisor and the operating advisor’s compensation, see “Pooling and Servicing Agreement—The Operating Advisor” and “—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”. For a description of any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

Representations and Warranties

Each of Column, NREC, BSPRT, Barclays and Argentic will make the representations and warranties identified on Annex D-1 to this prospectus with respect to the Mortgage Loan that it is contributing to this transaction, subject to certain exceptions to such representations and warranties set forth on Annex D-2 to this prospectus.

At the time of its decision to include the Column Mortgage Loans in this transaction, Column determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the borrower sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by Column that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by Column that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which Column based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Column Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the NREC Mortgage Loans in this transaction, NREC determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the borrower sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by NREC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by NREC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which NREC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable NREC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the BSPRT Mortgage Loans in this transaction, BSPRT determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the borrower sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by BSPRT that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by BSPRT that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which BSPRT based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable BSPRT Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the Barclays Mortgage Loans in this transaction, Barclays determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the borrower sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by Barclays that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by Barclays that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which Barclays based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Barclays Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the Argentic Mortgage Loans in this transaction, Argentic determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the borrower sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by Argentic that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by Argentic that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which Argentic based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Argentic Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will consist of the following classes to be designated as set forth in the table below:

Designation	Classes
“Offered Certificates”	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class A-S, Class B and Class C certificates
“Senior Certificates”	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates
“Subordinate Certificates”	The Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates
“Principal Balance Certificates”	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates
“Class X Certificates”	The Class X-A, Class X-B and Class X-D certificates
“Residual Certificates”	The Class R certificates
“Regular Certificates”	All of the certificates (other than the Class Z certificates and the Class R certificates)

The certificates will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property and revenues received in respect thereof but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan and revenues; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in any such funds or assets relating to such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2018-CX11 will consist of the following classes: the Class A-1 certificates, the Class A-2 certificates, the Class A-3 certificates, the Class A-4 certificates, the Class A-5 certificates and the Class A-SB certificates (collectively with the Class A-S certificates, the “Class A Certificates”), the Class X-A certificates, the Class X-B certificates and the Class X-D certificates (collectively, the “Class X Certificates”), the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E-RR certificates, the Class F-RR certificates, the Class G-RR certificates, the Class NR-RR certificates, the Class Z certificates and the Class R certificates.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Approx. Initial Certificate Balance or Notional Amount
Offered Certificates
Class A-1	$30,370,000
Class A-2	$50,930,000
Class A-3	$61,244,000
Class A-4	$158,100,000
Class A-5	$329,412,000
Class A-SB	$36,952,000
Class X-A	$745,619,000
Class X-B	$80,994,000
Class A-S	$78,611,000
Class B	$39,306,000
Class C	$41,688,000

Non-Offered Certificates
Class X-D	$30,968,000
Class D	$30,968,000
Class E-RR	$19,058,000
Class F-RR	$23,822,000
Class G-RR	$9,528,000
Class NR-RR	$42,879,784
Class Z	NAP
Class R	NAP

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class B and Class C certificates. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates.

The Class Z certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class Z certificates will represent the right to receive Excess Interest received on any ARD Loan allocated as described under “—Excess Interest” below.

“Excess Interest” with respect to an ARD Loan is the interest accrued at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

The Mortgage Loans (exclusive of Excess Interest) will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The Excess Interest will be held in a grantor trust (the “Grantor Trust”), beneficial ownership of which will be represented by the Class Z certificates. The Regular Certificates will represent beneficial ownership of their respective interests in the related regular interest issued by the Upper-Tier REMIC to the Grantor Trust.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in May 2018.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class Z or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and any Companion Distribution Account maintained by it in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Remittance Date, exclusive of (without duplication):

●	all Periodic Payments that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date and, in the case of a Non-Serviced Mortgage Loan, other than the monthly remittance thereon) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February or in any January occurring in a year that is not a leap year (in each case, unless such Distribution Date is the final Distribution Date), the related Withheld Amounts to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Class Z certificates);

●	all yield maintenance charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan actually collected thereon and allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)       all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)       with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)       the Gain-on-Sale Remittance Amount for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (and any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (and any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (and any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans (and any periodic payments for any related Companion Loan) relating to such Collection Period (or applicable grace period) on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Periodic Payments” means all scheduled payments of principal and/or interest and any balloon payments (such amounts other than any Excess Interest) paid by the borrowers of a Mortgage Loan.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) the aggregate portion of the Interest Distribution Amount for each class of Regular Certificates that would remain unpaid as of the close of business on the related Distribution Date, and (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the related Distribution Date in respect of such Principal Distribution Amount, and (ii) any Realized Losses outstanding immediately after such Distribution Date, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, in reduction of the Certificate Balances of those classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-SB certificates, in an amount equal to the lesser of the Principal Distribution Amount for such Distribution Date and the amount necessary to reduce the Certificate Balance of the Class A-SB certificates to the scheduled principal balance set forth on Annex E with respect to the Class A-SB certificates (the “Class A-SB Scheduled Principal Balance”) for such Distribution Date;

(ii)	to the holders of the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (i) above) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates is reduced to zero;

(iii)	to the holders of the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) and (ii) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero;

(iv)	to the holders of the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) through (iii) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero;

(v)	to the holders of the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) through (iv) above) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero;

(vi)	to the holders of the Class A-5 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) through (v) above) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates is reduced to zero;

(vii)	to the holders of the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) through (vi) above) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero;

Third, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon the aggregate unreimbursed Realized Losses previously allocated to each such class), first, up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to each such class, then, interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Fourth, to the holders of the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates have been reduced to zero, to the holders of the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Seventh, to the holders of the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the holders of the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, interest on that amount at the

Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Tenth, to the holders of the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the holders of the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirteenth, to the holders of the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, the Class B certificates and the Class C certificates have been reduced to zero, to the holders of the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the holders of the Class E-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such class;

Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates and the Class D certificates have been reduced to zero, to the holders of the Class E-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E-RR certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Nineteenth, to the holders of the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates and the Class E-RR certificates have been reduced to zero, to the holders of the Class F-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the holders of the Class F-RR certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-second, to the holders of the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E-RR certificates and the Class F-RR certificates have been reduced to zero, to the holders of the Class G-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the holders of the Class G-RR certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-fifth, to the holders of the Class NR-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E-RR certificates, the Class F-RR certificates and the Class G-RR certificates have been reduced to zero, to the holders of the Class NR-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the holders of the Class NR-RR certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class; and

Twenty-eighth, to the holders of the Class R certificates, any remaining amounts.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective outstanding Certificate Balances), among the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date on which the Certificate Balances of the Subordinate Certificates (calculated without giving effect to the Principal Distribution Amount on such Distribution Date) have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Regular Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to 2.8883%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to 3.8184%.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to 4.0945%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to 3.7659%.

The Pass-Through Rate on the Class A-5 certificates will be a per annum rate equal to the lesser of (a) 4.0331% and (b) the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to the lesser of (a) 4.0339% and (b) the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to the lesser of (a) 4.2511% and (b) the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to the lesser of (a) 4.4523% and (b) the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to the lesser of (a) 2.7500% and (b) the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class E-RR certificates will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class F-RR certificates will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class G-RR certificates will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class NR-RR certificates will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class X-A certificates for any Distribution Date will be a per annum rate equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rates on the Class B and Class C certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rates on the Class D certificates for such Distribution Date.

The Class Z certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than their allocated portion of Excess Interest, if any, with respect to any ARD Loan, allocated as described under “Excess Interest” below.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including the Non-Serviced Mortgage Loans) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

The “Net Mortgage Rate” for each Mortgage Loan (including each Non-Serviced Mortgage Loan), and any REO Loan is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a Non-Serviced Master Servicer or a Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower, or otherwise. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month accrual period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month accrual period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loans) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the related Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) in the case of a class of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each class of Regular Certificates for each Distribution Date will be the calendar month immediately preceding the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)       the Principal Shortfall for that Distribution Date;

(b)       the Scheduled Principal Distribution Amount for that Distribution Date; and

(c)       the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)       Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)       Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or (i) with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Remittance Date and (ii) with respect to a Non-Serviced Mortgage Loan, received by the master servicer as of such date as would permit inclusion in the Available Funds for such Distribution Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or (i) with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Remittance Date and (ii) with respect to a Non-Serviced Mortgage Loan, received by the master servicer as of such date as would permit inclusion in the Available Funds for such Distribution Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans during the applicable one-month period ending on the related Determination Date (or, in the case of a Non-Serviced Mortgage Loan, received by the master servicer during such period as would allow inclusion in the Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties during the applicable one-month period ending on the related Determination Date (or, in the case of a Non-Serviced Mortgage Loan, received by the master servicer during such period as would allow inclusion in the Available Funds for such Distribution Date) whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees payable as of the date of receipt of such proceeds, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the applicable one-month period ending on the related Determination Date, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan and payable as of the date of receipt of such proceeds, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (for purposes of any P&I Advances, only taking into account the portion allocable to the related predecessor Mortgage Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by the related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance thereof occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and/or the related Mortgaged Property has not become an REO Property, and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (for purposes of any P&I Advances, only taking into account the portion allocable to the related predecessor Mortgage Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E. We cannot assure you, however, that the Mortgage Loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance and, on each Distribution Date, will generally be reduced by the amount of payments and other collections of principal received on such Mortgage Loan that are distributable on or advanced for such Distribution Date. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will equal the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan, as applicable) is otherwise liquidated, then, as of the Distribution Date that relates to the first Determination Date on or prior to which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee and the CREFC® Intellectual Property Royalty License Fee payable each month, each REO Property (including any REO Property with respect to the Non-Serviced Mortgage Loan held pursuant to the Non-Serviced PSA) will be treated as if the related Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”) were still outstanding, and all references to Mortgage Loan or Mortgage Loans or Companion Loan or Companion Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including any related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including any related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Pari Passu Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

With respect to a Serviced AB Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to a Subordinate Companion Loan will be available for amounts due to the holders of the Certificates, other than indirectly in the limited circumstances related to reimbursement of Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to an AB Whole Loan incurred with respect to an AB Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute any Excess Interest received with respect to the ARD Loan on or prior to the related Determination Date to the holders of the Class Z certificates. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions of the Code.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, yield maintenance charges, if any, collected and allocated in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator to the holders of each class of Regular Certificates (excluding the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates) in the following manner: (a) pro rata, between (i) the group (the “YM Group A”) of Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A and Class A-S certificates, and (ii) the group (the “YM Group B” and collectively with the YM Group A, the “YM Groups”) of Class X-B, Class X-D, Class B, Class C and Class D certificates, based upon the aggregate amount of principal distributed to the Classes of Principal Balance Certificates in each YM Group on such Distribution Date; and (b) as among the respective Classes of Certificates in each YM Group in the following manner: (1) on a pro rata basis in accordance with their respective entitlements in those yield maintenance charges, to each class of Principal Balance Certificates in such YM Group in an amount equal to the product of (x) a fraction whose numerator is the amount of principal distributed to such class of Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in such YM Group on such Distribution Date, (y) the Base Interest Fraction for the related principal prepayment with respect to such class of Principal Balance Certificates, and (z) the aggregate amount of such yield maintenance charge allocated to such YM Group and (2) the portion of such yield maintenance charge allocated to such YM Group remaining after such distributions to the applicable class(es) of Principal Balance Certificates in such YM Group, in the case of amounts distributable to YM Group A, to the Class X-A certificates and in the case of amounts distributable to YM Group B, on a pro rata basis in accordance with their respective reductions in their Notional Amounts on such Distribution Date, to the Class X-B and Class X-D certificates.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates is a fraction (a) whose numerator is the greater of (x) zero and (y) the difference between (i) the Pass-Through Rate of such class of Certificates and (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the greater of zero and the difference between (i) the Mortgage Loan Rate on such Mortgage Loan (or with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the Mortgage Loan Rate of such Serviced Whole Loan) and (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one or less than zero. If such discount rate is greater than or equal to the lesser of (x) the Mortgage Loan Rate on the related Mortgage Loan or Serviced Whole Loan, as applicable, and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero; provided that if such discount rate is greater than or equal to the Mortgage Loan Rate on such Mortgage Loan or Serviced Whole Loan, as applicable, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a fixed percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge and a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

No prepayment premiums or yield maintenance charges will be distributed to the holders of the Class E-RR, Class F-RR, Class G-RR, Class NR-RR, Class Z or Class R certificates. After the Certificate Balances and Notional Amounts of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C and Class D certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be distributed to the holders of the Class X-D certificates, regardless of whether the Notional Amount of the Class X-D certificates has been reduced to zero.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the Certificate Balance or Notional Amount, as applicable, of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	October 2022
Class A-2	March 2023
Class A-3	April 2025
Class A-4	November 2027
Class A-5	March 2028
Class A-SB	January 2027
Class A-S	March 2028
Class X-A	March 2028
Class X-B	March 2028
Class B	March 2028
Class C	March 2028

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in April 2051. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Serviced Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan(s) in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) that actually accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Serviced Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan(s) in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Serviced Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Shortfalls for each Distribution Date with respect to each AB Whole Loan will generally be allocated first, to the related Subordinate Companion Loan(s) in accordance with the related Intercreditor Agreement and then, pro rata to the related Mortgage Loan and any related Pari Passu Companion Loan. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Serviced Mortgage Loans and any related Serviced Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan and is required to be remitted to the holder of such Serviced Companion Loan) on each Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Serviced Mortgage Loan and any related Serviced Companion Loan, equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Serviced Mortgage Loans and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan (or any related Serviced Pari Passu Companion Loan) on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)	the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Serviced Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00125% per annum and (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Serviced Mortgage Loans (and any related Serviced Pari Passu Companion Loan) subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Serviced Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y)(i) at the request or with the consent of the special servicer or, (ii) if no Control Termination Event is continuing, and other than with respect to an Excluded Loan, at the request or with the consent of the Directing Holder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s), pro rata, in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the master servicer of the securitization trust that holds such Served Pari Passu Companion Loan.

The aggregate of any Excess Prepayment Interest Shortfall with respect to the Serviced Mortgage Loans for any Distribution Date will be allocated on such Distribution Date among each class of Regular Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for such Distribution Date that are not covered by the master servicer’s Compensating Interest Payment (or the portion thereof allocated to the Mortgage Loans) for such Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates that are still outstanding, pro rata (based upon their respective Certificate Balances), until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class NR-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then-aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class NR-RR certificates;

second, the Class G-RR certificates;

third, to the Class F-RR certificates;

fourth, to the Class E-RR certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the applicable Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class Z certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the Certificate Balances of the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero, except that the Class Z certificates will be considered outstanding so long as holders of such certificates are entitled to receive Excess Interest. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by the master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable (substantially in the forms provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)       a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)       a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)     a CREFC® servicer watch list;

(11)     a CREFC® loan level reserve and letter of credit report;

(12)     a CREFC® property file;

(13)     a CREFC® financial file;

(14)     a CREFC® loan setup file (with respect to the initial Distribution Date); and

(15)     a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under an Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (with respect to the initial Distribution Date);

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount Template (if received from the special servicer for the related Distribution Date).

No later than two (2) calendar days following each Distribution Date (provided that if the second calendar day is not a business day, then the immediately succeeding business day), the master servicer will deliver to the certificate administrator by electronic means a CREFC® Schedule AL File.

In addition, the master servicer (with respect to non-Specially Serviced Loans) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing following the receipt of such quarterly operating statement for the quarter ending June 30, 2018, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then-current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Serviced Mortgage Loan is on the CREFC® Servicer Watch List). The master servicer (with respect to any Mortgage Loans that are not Specially Serviced Loans or REO Loans) or the special servicer (with respect to Specially Serviced Loans and REO Loans), as applicable, will deliver or make available copies (in electronic format) to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Loans) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or an REO Loan) of any annual operating statements or rent rolls commencing following the receipt of such annual operating statement for the calendar year ending December 31, 2018, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the related Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer in preparing the CREFC® comparative financial status report. Such master servicer or special servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if the DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” means the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Other Master Servicer, any person (including the Directing Holder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that:

(1)	(i) if a Privileged Person is a Borrower Party and is also the Directing Holder or one of the Controlling Class Certificateholders, then such Directing Holder or Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), will not be entitled to receive any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if a Privileged Person is a Borrower Party but is not the Directing Holder or any Controlling Class Certificateholder, then such party will not be entitled to receive any information other than the Distribution Date Statement;

(2)	If the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, however, that the special servicer may not directly or indirectly provide any information related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; and

(3)	notwithstanding (1) above, any Excluded Controlling Class Holder will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Holder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer (including any Excluded Special Servicer) and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means with respect to the Directing Holder or (if the Directing Holder is the Directing Certificateholder) the holder of the majority of the Controlling Class, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, such Directing Holder or holder of the majority of the Controlling Class is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing:

(i)       that such person executing the certificate is a Certificateholder, the Directing Holder (to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing),

(ii)      that either (a) such person is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Holder or a Controlling Class Certificateholder, as applicable, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Holder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator,

(iii)     (other than with respect to a Companion Holder) that such person has received a copy of the final prospectus, and

(iv)     such person agrees to keep any Privileged Information confidential and will not violate any securities laws,

provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that (1) solely for the purposes of giving any consent or taking any action pursuant to the PSA, any certificate beneficially owned by the depositor, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the operating advisor, a Borrower Party or any person actually known to a responsible officer of the certificate registrar to be an affiliate of the depositor, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the operating advisor or a Borrower Party will be deemed not to be outstanding and (2) solely for the purposes of exercising any rights of a Certificateholder described under

“Pooling and Servicing Agreement―Dispute Resolution Provisions”, any certificate beneficially owned by the related mortgage loan seller will be deemed not to be outstanding, and, in the case of either (1) or (2), the Voting Rights to which they are entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, take any such action or exercise any such rights has been obtained (provided that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Loan). Notwithstanding the foregoing, for purposes of obtaining the consent of Certificateholders to an amendment of the PSA, any certificate beneficially owned by the depositor, the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator or any of their affiliates will be deemed to be outstanding; provided that if such amendment relates to the termination, increase in compensation or material reduction of obligations of the depositor, the master servicer, the special servicer, the trustee, the operating advisor or the certificate administrator or any of their affiliates, then such certificate so owned will be deemed not to be outstanding. Notwithstanding the foregoing, the restrictions above will not apply (i) to the exercise of the rights of the master servicer, the special servicer or an affiliate of the master servicer or the special servicer, if any, as a member of the Controlling Class (but not with respect to any Excluded Controlling Class Loan with respect to which such party is an Excluded Controlling Class Holder) or (ii) solely for purposes of accessing information, to any affiliate of the depositor, the master servicer, the special servicer, the trustee, the operating advisor or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee, the operating advisor or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public. Each NRSRO will be deemed to recertify to the foregoing each time it accesses the certificate administrator’s website.

In addition, under the PSA, the master servicer or the special servicer, as applicable, is required to provide or make available to the holders of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg Financial Markets, L.P., CMBS.com, Inc., Thomson Reuters Corporation, Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, BlackRock Financial Management, Inc. and RealINSIGHT, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or the special servicer, as applicable, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or the special servicer, as the case may be; provided that in connection with such request, the master servicer or the special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or the special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

(A) the following “deal documents”:

●	this prospectus;

●	the PSA, each Sub-Servicing Agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

(B) the following “SEC EDGAR filings”:

●	any reports on Forms 10-D, ABS-EE, 10-K and 8-K that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

(C) the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date Statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator);

●	the CREFC® Appraisal Reduction Amount Template; and

●	the annual reports prepared by the operating advisor;

(D) the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the special servicer; and

●	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

(E) the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the PSA;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the certificates;

●	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

●	any notice of resignation or termination of the master servicer or special servicer;

●	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

●	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

●	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

●	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

●	any notice of the termination of a sub-servicer;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the issuing entity;

●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated;

●	any notice that an Operating Advisor Consultation Event has occurred or is terminated;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

●	any Proposed Course of Action Notice;

●	any assessment of compliance delivered to the certificate administrator;

●	any Attestation Reports delivered to the certificate administrator;

●	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

●	any notice or document provided to the certificate administrator by the master servicer or the depositor directing the certificate administrator to post the same as a “special notice”;

(F) the “Investor Q&A Forum”;

(G) solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

(H) the “Risk Retention Special Notices” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence of a Control Termination Event or the notice of the occurrence of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan. The certificate administrator will, in addition to posting the applicable notices on the “Risk Retention Special Notices” tab described above, provide email notification to any Privileged Person that has registered to receive access to the certificate administrator’s website that a notice has been posted to the “Risk Retention Special Notices” tab.

In the event that Argentic transfers the HRR Certificates to a third party purchaser, if it, in its capacity as the Retaining Sponsor determines that such subsequent third party purchaser no longer complies with certain specified provisions of the Credit Risk Retention Rules, it will be required to send a notice in writing of such non-compliance to the certificate administrator who will post such notice on its website under the “Risk Retention Special Notices” tab.

Notwithstanding the foregoing, any Controlling Class Holder that learns it is an Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Holder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Holder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Holder, such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator and (iv) incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed on or prior to the filing of the applicable report on Form 10-D).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Holder as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at (866) 846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will allow the master servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide or provide access to certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, if no Consultation Termination Event is continuing, the Directing Holder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)       0% in the case of the Class Z and Class R certificates,

(2)       2% in the case of the Class X-A, Class X-B and Class X-D certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(3)       in the case of any class of Principal Balance Certificates (or, with respect to a vote of Non-Reduced Certificates, in the case of any class of Non-Reduced Certificates), a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer, operating advisor or asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the Principal Balance Certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer, the operating advisor or asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the Principal Balance Certificates) of the Principal Balance Certificates (or, with respect to a vote of Non-Reduced Certificates, the aggregate of the Certificate Balances of all classes of the Non-Reduced Certificates), each determined as of the prior Distribution Date;

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

None of the Class Z certificates or the Class R certificates will be entitled to any Voting Rights.

“Non-Reduced Certificates” means, as of any date of determination, any class of Principal Balance Certificates then-outstanding for which (a) (1) the initial Certificate Balance of such class of certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the holders of such class of certificates, (y) any Appraisal Reduction Amounts allocated to such class of certificates as of the date of determination and (z) any Realized Losses previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such class of certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the holders of such class of certificates.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—Access to Certificateholders’ Names and Addresses” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

During the Transfer Restriction Period, certificates evidencing the HRR Certificates may only be issued as Definitive Certificates and held by the certificate administrator as custodian on behalf of the related investor pursuant to the PSA. Any request for release of a certificate evidencing an HRR Certificate must be consented to by the retaining sponsor and may be subject to any additional requirements pursuant to the PSA.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request, afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register.

Requests to Communicate

The PSA will require that the certificate administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Administration Group – CSAIL 2018-CX11

with a copy to: trustadministrationgroup@wellsfargo.com. Any Communication Request must contain the name of the Requesting Investor, the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, (ii) the name of the transaction, 2018-CX11 and (iii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in certifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)       the original Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)      the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)     an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)     the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)      an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)     the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)    originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)   the original (which may be in the form of an electronically issued title policy) or a copy of the policy or certificate of lender’s title insurance of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)    any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)     an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)    the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)   the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)  the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)  the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)   the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)  the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan; and

(xvii) the original or a copy of any related mezzanine intercreditor agreement;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date.

In addition, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence File to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)     a copy of each of the following documents:

(i)       the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)      the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)     any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)     all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)      the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)     any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)    any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)   any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)    any ground lease, related ground lessor estoppel, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)     any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)    any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xii)   any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)  all related environmental reports; and

(xiv)  all related environmental insurance policies;

(b)     a copy of any engineering reports or property condition reports;

(c)     other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)     for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)     a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)      a copy of (i) all mortgagor’s certificates of hazard insurance and/or (ii) hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), in each case, if any, delivered in connection with the closing of the related Mortgage Loan;

(g)     a copy of the appraisal for the related Mortgaged Property(ies);

(h)     for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)      a copy of the applicable mortgage loan seller’s asset summary;

(j)      a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)     a copy of all zoning reports;

(l)      a copy of financial statements of the related mortgagor;

(m)    a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)     a copy of all UCC searches;

(o)     a copy of all litigation searches;

(p)     a copy of all bankruptcy searches;

(q)     a copy of the origination settlement statement;

(r)      a copy of any insurance consultant report;

(s)     a copy of the organizational documents of the related mortgagor and any guarantor;

(t)      a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)     a copy of any closure letter (environmental); and

(v)      a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included or obtained in connection with the origination of such Mortgage Loan, (other than any document that customarily would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect; provided that no information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the related mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties with respect to the Mortgage Loans are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or is defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller (or Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC) will be required to, no later than 90 days following:

(x)  such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)  in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (A) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (B) receipt of a Breach Notice by the mortgage loan seller,

(1)     cure such Material Defect in all material respects, at its own expense,

(2)     repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(3)     substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution.

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, further, however, that the related mortgage loan seller (or Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC) will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or the affected REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, if no Consultation Termination Event is continuing, the applicable Directing Holder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the related mortgage loan seller (or Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC) of its obligation to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) the related Mortgage Loan, unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA (other than the asset representations reviewer) to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay precludes the mortgage loan seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the related mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the related mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (if no Control Termination Event is continuing and other than in respect of an Excluded Loan, with the consent of the Directing Holder) are able to agree, each in its sole discretion, upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage.

In addition, the MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related mortgage loan seller repurchases the related Non-Serviced Companion Loan securitized under the related Non-Serviced PSA from the related other issuing entity, such seller is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Non-Serviced Companion Loans contained in a securitization.

With respect to any Mortgage Loan, “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on an ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable), if any, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, the asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan (or related REO Loan); provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” but will include trust expenses related to such activities, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan (or related REO Loan) (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by a mortgage loan seller, the Asset Representations Reviewer Asset Review Fee for such Mortgage Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a Material Defect exists that must, on the date of substitution:

(a)      have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)      have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)      have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)      accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)      have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)       have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)      comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)      have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)       have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)       constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)      not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)       have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)     not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)      have been approved (if no Control Termination Event is continuing and the affected Mortgage Loan is not an Excluded Loan), by the Directing Certificateholder;

(o)      prohibit defeasance within two years of the Closing Date;

(p)      not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on the Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q)      have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)       be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the related mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, if no Consultation Termination Event is continuing, the Directing Holder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller (or Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC) may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees and reimbursable expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the related mortgage loan seller (or Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC) will have the option to either repurchase the related Mortgage Loan or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The related mortgage loan seller (or Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC) will remit the amount of these costs and expenses and upon its making such remittance, the related mortgage loan seller will be deemed to have cured the breach in all respects. The related mortgage loan seller (or Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC) will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the related mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and the related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Pari Passu Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), the related Companion Loans and any related REO Properties. In the case of each Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” above.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder with respect to its rights and protections relative to the trust.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable with respect to each Servicing Shift Whole Loan only while the PSA governs the servicing of such Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest —The Servicing of the Servicing Shift Whole Loan Will Shift to Others”, on or after the related Servicing Shift Securitization Date, the related Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator in its capacity as custodian, with a copy to the master servicer, the Mortgage Notes and certain other documents and instruments with respect to each Serviced Mortgage Loan or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Holder (if no Consultation Termination Event is continuing and other than in respect of an Excluded Loan) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to; (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan), as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)       any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)       the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or the special servicer, as the case may be, or any of their respective affiliates;

(C)       the obligation, if any, of the master servicer to make advances;

(D)       the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)       the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)       any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)       any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)       any obligation of the master servicer or the special servicer, or any of their respective affiliates, to repurchase, substitute or make a Loss of Value Payment for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower(s) on similar non-defaulted debt of such borrower(s) as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Serviced Mortgage Loans and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any Sub-Servicing Agreement which provides for the performance by third parties of any or all of its obligations under the PSA without (if no Control Termination Event is continuing and other than with respect to an Excluded Loan) the consent of the Directing Holder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or the special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or the special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)     all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Remittance Date; and

(2)     in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined to exist with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, yield maintenance charges, prepayment premiums or Excess Interest or with respect to any Companion Loan or with respect to any cure payment by the holder of the 111 West Jackson Subordinate Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Serviced Mortgage Loan and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such a Mortgage Loan or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in accordance with the Servicing Standard (in which case it will be reimbursed out of the collection account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by that special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

The master servicer will be obligated to make Servicing Advances with respect to Serviced Whole Loans; provided that no Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA. No Servicing Advances will be made by the master servicer or the special servicer for a Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make servicing advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan other than an Excluded Loan) make a determination, in accordance with the Servicing Standard, that any

P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to any master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which the related Serviced Pari Passu Companion Loan is deposited), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled (a) to consider (among other things) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) to estimate and consider (among other things) future expenses, (c) to estimate and consider (among other things) the timing of recoveries, and (d) to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such reimbursement, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer, which determination will be binding on the master servicer and the trustee. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to such Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account allocable to principal are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, other than in the case of an Excluded Loan, any such deferral exceeding 6 months will require, if no Control Termination Event is continuing, the consent of the Directing Holder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of the Non-Serviced Whole Loans under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account, in no event later than the 2nd business day following receipt in available and properly identified funds, all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to each Serviced Companion Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of each Serviced Companion Loan in the related Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in a Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Remittance Date, the Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including the “Lower-Tier REMIC Distribution Account” and the “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account), plus, among other things, any P&I Advances less amounts, if any, distributable to the Class Z and Class R certificates as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Remittance Date occurring each February and on any Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class Z certificates. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain the “Gain-on-Sale Reserve Account”, which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates), and to the extent not so applied, such gains will be held and applied to offset future Realized Losses, if any (as determined by the special servicer). Any remaining amounts will be distributed on the Class R certificates.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Companion Distribution Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from their investment of such funds, as provided in the PSA.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account), exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account, for any of the following purposes, in each case only to the extent permitted under the PSA, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)       to remit on each Remittance Date (A) to the certificate administrator on the related Distribution Date for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans, (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any, or (C) to the certificate administrator for deposit into the Interest Reserve Account any Withheld Amounts collected on the Actual/360 Loans for their due dates in January (except during a leap year) and February of any calendar year;

(ii)       to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, the special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)      to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation and to pay Midland the excess servicing strip;

(iv)      to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)       to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)      to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)     to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)    to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)     to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)      to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)      to recoup any amounts deposited in the Collection Account in error;

(xii)     to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)    to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)    to pay any applicable federal, state or local taxes imposed on either Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)     to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)    to reimburse the certificate administrator for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)   to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)   to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)    to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)     to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan that is part of a Serviced Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan that is part of a Serviced Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans, the related Serviced Companion Loans and each successor REO Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of each such Mortgage Loan, Serviced Companion Loan and REO Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and the related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan), the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of each such Specially Serviced Loan and REO Loan.	First, from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related Mortgage Loan (and the related Serviced Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Serviced Mortgage Loan and any related Serviced Companion Loan that are a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee / Special Servicer(2)	With respect to each Serviced Mortgage Loan and any related Serviced Companion Loan that are a Specially Serviced Loan for which the special servicer obtains (i) a full, partial or	From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments, and any other revenues received with respect to the related Mortgage Loan	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
	discounted payoff (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds, or (iii) Loss of Value Payments, an amount calculated by application of a Liquidation Fee rate to the related payment or proceeds (exclusive of default interest).	(and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption fees, waiver, consent and earnout fees, late payment charges, default interest and other processing fees actually collected on the Serviced Mortgage Loan and related Serviced Companion Loans.	Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan and REO Loan (in each case, excluding each Non-Serviced Mortgage Loan and excluding any Companion Loan).	Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee.	Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan and REO Loan (in each case, excluding any Companion Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan).	Payable by the related borrower when incurred (during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to such period, out of general collections on deposit in the Collection Account).	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Asset Representations Reviewer Fee/Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan and REO Loan (including each Non-Serviced Mortgage Loan, but excluding each Companion Loan).	Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Upfront Fee/Asset Representations Reviewer	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	The sum of: (i) $15,000 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.	Payable by the related mortgage loan seller upon completion of any Asset Review and within 45 days of receipt of a written request from the asset representations reviewer; provided, however, that if the related mortgage loan seller is (x) insolvent or (y) fails to pay such amount upon completion of any Asset Review and within 90 days of receiving an invoice from the asset representations reviewer, such fee will be paid by the trust; provided, further, that notwithstanding any payment of such fee by the trust, such fee will remain an obligation of the related mortgage loan seller and the special servicer will reasonably pursue remedies against such mortgage loan seller.	In connection with each Asset Review with respect to a Delinquent Loan.
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and the related Serviced Companion Loans), and then, with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to the Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of	First, out of late payment charges and default interest on the related Mortgage Loan (and	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
	days the related Advance remains unreimbursed.	the related Serviced Companion Loans), and then, after or at the same time that advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to the Mortgage Loans on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time that advance is reimbursed, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Operating Advisor, Asset Representations Reviewer or Special Servicer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans).	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expense incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any related REO Loans.

With respect to a Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer (if any) under the Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to the Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to a Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan.

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan or Serviced Whole Loan (to the extent not prohibited under the related Intercreditor Agreement) and any successor REO Loan, and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Whole Loan or REO Loan, equal to a per annum rate ranging from 0.00375% to 0.04500%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●	a specified percentage (which may be either 0%, 50% or 100% for performing Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans, and 0% for Specially Serviced Loans) of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Mortgage Loans that are not Specially Serviced Loans and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement; provided that with respect to such transactions, the consent of and/or processing by the special servicer is not required for the related transaction and, in the event that the special servicer’s consent and/or processing is required, then the master servicer will be entitled to 50% of such fees;

●	100% of all assumption application fees and other similar items received on any Mortgage Loans solely to the extent the master servicer is processing the underlying transaction (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) (whether or not the consent of the special servicer is required) and any fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan and any related Serviced Companion Loan (provided, however, that 50% of the portion of any Excess Modification Fee or waiver fee payable solely in connection with any modification, waiver, amendment or consent executed in connection with a defeasance transaction for which the consent, processing or approval of the special servicer is required under item (e) of the Special Servicer Decisions listed in this prospectus (and specifically excluding any defeasance fees), must be paid by the master servicer to the special servicer);

●	100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement), provided that with respect to such transactions, the consent, processing or approval of the special servicer is not required to take such actions;

●	50% of all assumption, waiver, consent and earnout fees and other similar fees (other than assumption application and defeasance fees), in each case, with respect to all Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) for which the special servicer’s processing, consent or approval is required and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid;

●	100% of charges by the master servicer collected for checks returned for insufficient funds;

●	100% of charges for beneficiary statements or demands actually paid by the related borrowers under such Mortgage Loans (and any related Serviced Pari Passu Companion Loan); and

●	late payment charges and default interest paid by the borrowers (that were accrued while the related Serviced Mortgage Loans or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and Companion Distribution Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Serviced Mortgage Loan or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced

Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12-months of the collection of the current Excess Modification Fees) will be subject to a cap of the greater of (a) 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan and (b) $25,000.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan) and each related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Midland will be entitled to retain a portion of the Servicing Fee with respect to each Serviced Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Midland as master servicer; provided that Midland may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Midland will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to any split fee, the master servicer and the special servicer shall each have the right in its sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided, however, that (x) neither the master servicer nor the special servicer shall have the right to reduce or elect not to charge the portion of such fee due to the other and (y) to the extent either of the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion of such fee, the party that reduced or elected not to charge such portion of such fee shall not have any right to share in any portion of the other party’s fee. For the avoidance of doubt, if the master servicer decides not to charge any fee, the special servicer shall still be entitled to charge the portion of the related fee the special servicer would have been entitled to if the master servicer had charged a fee and the master servicer shall not be entitled to any of such fee charged by the special servicer.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a per annum rate equal to the greater of 0.25% and the per annum rate that would result in a special servicing fee of $5,000 for the related month (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Serviced Mortgage Loans and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of the lesser of (a) 1.0% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity or anticipated repayment date) received on the Corrected Loan for so long as it remains a Corrected Loan and (b) the rate that would result in a workout fee of $1,000,000 (or if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest) on any Mortgage Loan (or Whole Loan, if applicable) from the date such Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in an aggregate Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest) on such Mortgage Loan (or Serviced Whole Loan, if applicable) from the date that such Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then related maturity date).

The “Excess Modification Fee Amount” with respect to either the master servicer or the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including each related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. Each Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan, Serviced Companion Loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three consecutive timely Periodic

Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (i) each Specially Serviced Loan or REO Property (except with respect to a Non-Serviced Mortgage Loan) as to which the special servicer receives (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or REO Property or (ii) any Loss of Value Payment or Purchase Price paid by a mortgage loan seller with respect to any Mortgage Loan. The Liquidation Fee for each Mortgage Loan (and each related Serviced Companion Loan), Specially Serviced Loan (and each related Serviced Companion Loan) and REO Property will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of the lesser of (a) such rate as would result in a liquidation fee of $1,000,000 and (b) 1.0% with respect to each Serviced Mortgage Loan, each Specially Serviced Loan and each REO Property; provided that if the rate in clause (b) above would result in a liquidation fee that would be less than $25,000 in circumstances where a liquidation fee is to be paid, then such rate as would yield a fee of $25,000; provided, further, that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the Serviced Companion Loan or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds or a Loss of Value Payment received in connection with:

(i)       (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period,

(ii)       the purchase of (A) any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan or (B) the 111 West Jackson Whole Loan by the holder of the related Subordinate Companion Loan, in each case described in clause (ii)(A) or (B) above, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)       the purchase of all of the Mortgage Loans and REO Properties, in connection with an optional termination of the issuing entity,

(iv)       with respect to a Serviced Companion Loan, (A) a repurchase of such Serviced Companion Loan by the applicable mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Companion Loan within the time period (or extension of such time period) provided for such repurchase in such pooling and servicing agreement if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)       the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Holder or its affiliate; provided, however, that if no Control Termination Event is continuing, and if such affiliated Directing Holder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Holder for approval the initial asset status report with respect to such Specially Serviced

Loan, then the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Holder or its affiliates), or

(vi)       if a Mortgage Loan or a Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full; provided that, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)       a specified percentage (which may be either 0%, 50% or 100% for performing Mortgage Loans (other than Non-Serviced Mortgage Loans) and 100% for Specially Serviced Loans) of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)      100% of assumption application fees and other similar items received with respect to Mortgage Loans for which the special servicer is processing the underlying assumption related transaction,

(iii)      50% of the portion of any Excess Modification Fees or waiver fees payable solely in connection with any modification, waiver, amendment or consent executed in connection with a defeasance transaction for which the consent, processing or approval of the special servicer is required,

(iv)      100% of all Excess Modification Fees and assumption, waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower, and

(v)       50% or 100% of all Excess Modification Fees and assumption fees, consent fees and earnout fees received with respect to all Mortgage Loans (including the Serviced Companion Loans, to the extent not prohibited by the related Intercreditor Agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans and for which the special servicer’s processing, consent or approval is required.

The special servicer will also be entitled to late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (and the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account or the Loss of Value reserve fund in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for such Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loans (including any related REO Property (other than any interest in REO Property acquired with respect to any Non-Serviced Mortgage Loan)), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of any Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00740% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loans and excluding any Companion Loans) and will be calculated in the same manner as interest is calculated on such Mortgage Loans. The Certificate Administrator/Trustee Fee includes the trustee fee.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (in each case, excluding any other Companion Loan), and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to the product of (a) a rate equal to 0.00211% per annum with respect to all Mortgage Loans multiplied by (b) the Stated Principal Balance of the Mortgage Loans and any REO Loans (in each case, excluding any Companion Loans) and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Serviced Mortgage Loan (other than a Servicing Shift Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Offered Certificates as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will also be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan) and REO Loan, equal to the product of a rate equal to 0.00042% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

In connection with each Asset Review with respect to each Delinquent Loan (in such case, a “Subject Loan”), the asset representations reviewer will be required to be paid a fee (the “Asset Representations Reviewer Asset Review Fee”) equal to the sum of (i) $15,000 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged

Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, from the year of the Closing Date and to the year of the occurrence of the Asset Review.

Each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, except that the Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid, in the first instance, by the related mortgage loan seller upon completion of any Asset Review and within forty-five (45) days of receipt by the related mortgage loan seller of a written invoice from the asset representations reviewer. If the related mortgage loan seller is (x) insolvent or (y) fails to pay such amount within ninety (90) days of receiving an invoice from the asset representations reviewer, such fee will be paid by the issuing entity following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency or failure to pay such amount. However notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the special servicer will be required to reasonably pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity, and the costs of so doing will be a trust fund expense. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan will be required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by a mortgage loan seller to the extent such fee was not already paid by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Mortgage Loan or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)	120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)	the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)	30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)	30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)	60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)	90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7)	immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan; provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (if no Consultation Termination Event is continuing, in consultation with the Directing Holder (except in the case of an Excluded Loan) and, during an Operating Advisor Consultation Event, in consultation with the operating advisor), as of the first Determination Date that is at least ten (10) business days following the date the special servicer receives an appraisal or conducts a valuation described below, equal to the excess of:

(a)   the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)   the excess of

1.   the sum of

a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.   the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)	all currently due and unpaid real estate taxes and assessments, insurance premiums, ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Mortgage Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Companion Loan based upon their respective outstanding principal balances; provided that with respect to a Serviced AB Whole Loan, any related Appraisal Reduction Amount will first be allocated to the related Subordinate Companion Loan until reduced to zero, and then to the related Mortgage Loan and any related Pari Passu Companion Loan(s) pursuant to the related Intercreditor Agreement, pro rata, based on their principal balances.

For a summary of the provisions in each Non-Serviced PSA relating to appraisal reduction amounts, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to use reasonable efforts to obtain an appraisal or conduct a valuation, promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Holder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer reasonably necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least ten (10) business days after the special servicer’s receipt of such MAI appraisal. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request (which request is required to be made promptly, but in no event later than ten (10) business days, after the special servicer’s receipt of the applicable appraisal or preparation of the applicable internal valuation); provided, however, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within four (4) business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Serviced Mortgage Loan and Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding three months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable, and, promptly following receipt of any such appraisal or performance of such valuation (or receipt of any supplemental appraisal, as discussed below), will deliver a copy thereof to the master servicer, the certificate administrator, the trustee, the operating advisor and (prior to the occurrence of any Consultation Termination Event and other than in the case of any Excluded Loan) the Directing Holder; provided, however, that no new or updated appraisal will be required if the Mortgage Loan, Serviced Whole Loan or REO Property is under contract to be sold within 90 days of such Appraisal Reduction Event or anniversary thereof and the special servicer reasonably believes such sale is likely to close. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, if a Consultation Termination Event is continuing and other than with respect to an Excluded Loan, to the Directing Holder, the calculated or recalculated amount of the Appraisal Reduction Amount or Collateral Deficiency Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). If no Consultation Termination Event is continuing (and other than with respect to an Excluded Loan), the special servicer will consult with the Directing Holder with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 6-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reduction amounts that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under such Non-Serviced PSA in respect of such Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, such Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise such Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to such Non-Serviced Whole Loan will generally be allocated to such Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances. For purposes of determining control with respect to any Serviced AB Whole Loan, Appraisal Reduction Amounts will first be notionally allocated to the related Subordinate Companion Loan and then to the related Mortgage Loan and any related Pari Passu Companion Loan(s) pursuant to the related Intercreditor Agreement, pro rata, as applicable.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to Class NR-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, fourth, to the Class E-RR certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates). See “—Advances”.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the special servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the special servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the special servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the special servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the special servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the special servicer thereof. None of the master servicer, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate administrator and the master servicer will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value (or in the calculation of any related Appraisal Reduction Amount) and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the special servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y) and solely to the extent not reflected or taken into account in the calculation of any related Appraisal Reduction Amount) held by the lender in respect of such AB Modified Loan as of the date of such determination, which such excess, for the avoidance of doubt, will be determined separately from and exclude any related Appraisal Reduction Amounts. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount. In the case of a Serviced Whole Loan, any Collateral Deficiency Amount will be allocated among the related Mortgage Loan, Serviced Pari Passu Companion Loan and Subordinate Companion Loan in the same manner Appraisal Reduction Amounts are allocated.

For purposes of determining the Non-Reduced Certificates, the Controlling Class and the occurrence of a Control Termination Event, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class is notionally reduced to zero (i.e., first, to the Class NR-RR certificates, second, to the Class G-RR Certificates, third, Class F-RR certificates, fourth, to the Class E-RR certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates, and finally, pro rata based on their respective Certificate Balances, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates). In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Collateral Deficiency Amounts allocated to a related Mortgage Loan that is an AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class NR-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, and fourth, to the Class E-RR certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer will be required to promptly notify the master servicer and certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts (as applicable) to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable best efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount (as applicable) is warranted and, if so warranted, the special servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the Requesting Holders of any Appraised-Out Class will have the right to challenge the special servicer’s Appraisal Reduction Amount and, at their sole expense, to require the special servicer to order an additional appraisal of any Serviced Mortgage Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at, or with respect to, the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use reasonable efforts to obtain an appraisal from an MAI appraiser reasonably acceptable to the special servicer within 30 days from receipt of the Requesting Holders’ written request.

With respect to the 111 West Jackson Whole Loan, each of the holders of the related Subordinate Companion Loans may in certain circumstances post collateral to avoid a change of control. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan”.

Any Appraised-Out Class for which the Requesting Holders are challenging the special servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount (as applicable) determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior class of Control Eligible Certificates, if any, during such period.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Holder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, with respect to an AB Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans” and “—The Serviced AB Whole Loan”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than any Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and any related Serviced Companion Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan) will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan) in accordance with the Servicing Standard (with respect to any Mortgage Loan other than an applicable Excluded Loan and, if no Control Termination Event is continuing, with the consent of the Directing Holder); provided, further, that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to a REO Property, the special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the special servicer (if no Control Termination Event is continuing and other than with respect to an Excluded Loan, then with the consent of the Directing Holder). See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard to (1) cause each borrower to maintain (to the extent required by the related Mortgage Loan documents), and if the borrower does not so maintain, will be required to (2) itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Serviced Mortgage Loans and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer will be entitled to conclusively rely upon the certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the special servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the special servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the ten (10) highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property, insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Holder or the holder of any Companion Loan as described under “—The Directing Holder—Major Decisions”, the special servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

Subject to the Servicing Standard, during the period that the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Holder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) (except to the extent that the failure to maintain such insurance coverage is an Acceptable Insurance Default), fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related REO Loan and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy their respective obligations to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related

Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

Except as otherwise set forth in this section, the special servicer (or, with respect to certain non-material modifications, waivers and amendments that are not Special Servicer Decisions or Major Decisions, the master servicer) may not waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than three months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC or to be subject to tax under the REMIC provisions. The master servicer will not be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Major Decisions or Special Servicer Decisions (unless, with respect to a non-Specially Serviced Loan, the master servicer and the special servicer mutually agree that the master servicer will process and obtain the prior consent of the special servicer, which consent will be deemed received by the master servicer if the special servicer does not respond within fifteen (15) business days of delivery to the special servicer of the master servicer’s written recommendation and analysis, and all information reasonably requested by the special servicer in order to grant or withhold such consent, plus the time period provided to any Serviced Companion Loan Holder under any related intercreditor agreement to consent to such Major Decision). The master servicer may enter into any non-material modifications, amendments, consents and waivers described in the PSA and as permitted under the Mortgage Loan documents without the consent of the special servicer or any other person to the extent they do not constitute Major Decisions or Special Servicer Decisions.

With respect to each non-Specially Serviced Loan, except as otherwise described in the proviso following the Special Servicer Decisions listed below, the master servicer will not be permitted to consent to approve or process a request by a borrower with respect to any of the following types of requests, to the extent each is not a Major Decision, (each a “Special Servicer Decision”) and the special servicer will process and/or make the determination as to whether to consent to each such Special Servicer Decision:

(a)       approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all ground leases, including any determination whether to cure any borrower defaults relating to any ground lease, and

(ii) all other leases in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable area at the related Mortgaged Property so long as it is reviewable by the lender under the related Mortgage Loan documents;

(b)       approving any waiver regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements);

(c)       approving annual budgets for the related Mortgaged Property with respect to a Mortgage Loan with a debt service coverage ratio below 1.25x (to the extent lender approval is required under the related Mortgage Loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities known by the master servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Whole Loan);

(d)       approving rights of way and easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan and approving consent to subordination of the related Mortgage Loan to such rights of way and easements;

(e)       agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(f)        in circumstances where no lender discretion is required other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), approving any request to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(g)       approving any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out” or “holdback” escrows or reserves, including the funding or disbursement of any such amounts with respect to any of the Mortgage Loans secured by the Mortgaged Properties specifically identified in the PSA, other than routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria is not required pursuant to the terms of the related Mortgage Loan documents (for the avoidance of doubt, any request for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan documents or any other funding or disbursement as mutually agreed upon by the master servicer and the special servicer, will not constitute a Special Servicer Decision);

(h)       in circumstances where no lender discretion is required other than confirming satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), approving requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan; (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Whole Loan in connection with a defeasance of such collateral; or (iii) requests that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property; and

(i)       approving any transfers of an interest in the borrower under a Serviced Mortgage Loan, unless such transfer (i) is allowed under the terms of the related Mortgage Loan documents without the exercise of any lender approval or discretion other than confirming the satisfaction of the other conditions to the transfer set forth in the related Mortgage Loan documents that do not include any other approval or exercise of discretion, including a consent to transfer to any subsidiary or affiliate of such borrower or to a person acquiring less than a majority interest in such borrower and (ii) does not involve incurring new mezzanine financing or a change in control of the borrower;

(j)       any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement (which will not include any amendments to split or re-size notes consistent with the terms of any Intercreditor Agreement as to which the consent of the issuing entity is not required) related to a Serviced Mortgage Loan or Serviced Whole Loan, or any action to enforce rights with respect thereto;

(k)      any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower; and

(l)       any approval of any casualty insurance settlements (unless such casualty insurance settlements are less than the threshold specified in the related loan documents and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied) or condemnation settlements (unless such condemnation settlements are immaterial and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied), and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property;

provided, however, that notwithstanding the foregoing, the master servicer and the special servicer may mutually agree as provided in the PSA that the master servicer will process any of the foregoing matters (as well as any Major Decision) with respect to any non-Specially Serviced Loan; provided, further, that the master servicer will, without the need for any such mutual agreement between the master servicer and the special servicer, process any Special Servicer Decision described in subclauses (i) and (ii) of clause (e) of this definition of “Special Servicer Decision” with respect to any non-Specially Serviced Loan, in each case subject to the consent (or deemed consent) of the special servicer as obtained pursuant to the PSA.

The special servicer will be entitled to 100% of any Excess Modification Fees, consent fees, ancillary fees (other than fees for insufficient or returned checks), review fees, assumption fees, transfer fees, earnout fees and similar fees (other than defeasance fees) related to any Special Servicer Decision processed by the special servicer; provided that, if the master servicer and the Special Servicer mutually agree that the master servicer will process a Special Servicer Decision with respect to any non-Specially Serviced Loan, the master servicer and the special servicer will each be entitled to 50% of any such fee paid in connection with such Special Servicer Decision. Notwithstanding the foregoing, with respect to any Special Servicer Decision described in clause (e)(i) and (e)(ii) and clause (i) of the definition of “Special Servicer Decision”, the master servicer and the special servicer will each be entitled to 50% of any Excess Modification Fee, consent fees, ancillary fees (other than fees for insufficient or returned checks), assumptions fees, transfer fees, earnout fees and similar fees (other than assumption application fees, defeasance fees and review fees) paid in connection with such Special Servicer Decision with respect to any non-Specially Serviced Loan regardless of who processes such Special Servicer Decision.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, with respect to any Mortgage Loan (other than any Excluded Loan), the approval of the Directing Holder (if no Control Termination Event is continuing) or upon consultation with the Directing Holder (during a Control Termination Event, if no Consultation Termination Event is continuing) and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions of the Code, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

With respect to non-Specially Serviced Loans, the master servicer, prior to taking any action with respect to any Major Decision or any Special Servicer Decision will be required to refer the request to the special servicer. Generally, the special servicer will process the request directly. However, the master servicer and special servicer may mutually agree that the master servicer will process such request, in which case the master servicer will prepare and submit its written analysis and recommendation to the special servicer with all information reasonably available to the master servicer that the special servicer may reasonably request in order to withhold or grant its consent, and in all cases the special servicer will be entitled (subject to the discussion under “—The Directing Holder” below and “Description of the Mortgage Pool—The Whole Loans” in this prospectus) to approve or disapprove any modification, waiver or amendment that constitutes such a Major Decision or a Special Servicer Decision. In any case with respect to any Major Decision or any Special Servicer Decision under clauses (e)(i) and (e)(ii) and clause (i) in connection with a non-Specially Serviced Loan, each of the master servicer and the special servicer will be entitled to 50% of any related fee whether or not the master servicer processes such request.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)  extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, with respect to any Mortgage Loan other than an Excluded Loan, if no Control Termination Event is continuing, with the consent of the Directing Certificateholder, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)  provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

If the special servicer is the party giving notice of any modification, waiver or amendment of any term of any Mortgage Loan (other than a Non-Serviced Whole Loan) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the operating advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Event), the certificate administrator, the trustee, the Directing Holder (other than with respect to an Excluded Loan and if no Consultation Termination Event is continuing) and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer is the party giving notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer, the Directing Holder (other than with respect to an Excluded Loan, and if no Consultation Termination Event is continuing)), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The special servicer will (a) with respect to Specially Serviced Loans, determine, in a manner consistent with the Servicing Standard, or (b) with respect to non-Specially Serviced Loans, determine, in a manner consistent with the Servicing Standard (or, if mutually agreed to by the master servicer and the special servicer, the master servicer will be required to determine, in a manner consistent with the Servicing Standard and subject to the consent of the special servicer), whether (a) to exercise any right it may have with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that with respect to such waiver of rights while no Control Termination Event is continuing and other than with respect to an applicable Excluded Loan, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Holder (or during a Control Termination Event, but while no Consultation Termination Event is continuing and other than with respect to an applicable Excluded Loan, upon consultation with the Directing Holder). However, the special servicer or the master servicer, as applicable, may not waive the rights of the lender or grant its consent under any “due-on-sale” clause, unless:

●	the special servicer or the master servicer, as applicable, has received a Rating Agency Confirmation, or

●	such Mortgage Loan (including a Mortgage Loan related to a Serviced Whole Loan) (a) represents less than 5% of the principal balance of all the Mortgage Loans in the issuing entity, (b) has a principal balance that is equal to or less than $35 million and (c) is not one of the ten largest Mortgage Loans in the pool based on principal balance (although no such Rating Agency Confirmation will be required if such Mortgage Loan has a principal balance less than $10,000,000).

With respect to a Serviced Mortgage Loan and any related Serviced Companion Loan with a “due-on-encumbrance” clause, the special servicer will (a) with respect to Specially Serviced Loans, determine, in a manner consistent with the Servicing Standard, or (b) with respect to non-Specially Serviced Loans, determine, in a manner consistent with the Servicing Standard (or, if mutually agreed to by the master servicer and the special servicer, the master servicer will be required to determine, in a manner consistent with the Servicing Standard and subject to the consent of the special servicer), whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that with respect to such waiver of rights while no Control Termination Event is continuing and other than with respect to an applicable Excluded Loan, the special servicer has obtained the consent of the Directing Holder (or during a Control Termination Event, but while no Consultation Termination Event is continuing and other than with respect to an applicable Excluded Loan, has consulted with the Directing Holder). However, the special servicer or the master servicer, as applicable, may not waive the rights of the lender or grant its consent under any “due-on-encumbrance” clause, unless:

●	the special servicer or the master servicer, as applicable, has received a Rating Agency Confirmation, or

●	such Mortgage Loan (including a Mortgage Loan related to a Serviced Whole Loan) (a) represents less than 2% of the principal balance of all the Mortgage Loans in the issuing entity, (b) has a principal balance that is $20 million or less, (c) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (d) has as debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan (or related Serviced Whole Loan, if applicable) and the principal amount of the proposed additional lien) and (e) is not one of the ten largest Mortgage Loans in the pool based on principal balance (although no such Rating Agency Confirmation will be required if such Mortgage Loan has a principal balance less than $10,000,000).

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2018 unless a physical inspection has been performed by the special servicer within the previous 12 months; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement). With respect to any Serviced AB Whole Loan, the cost will be allocated, first, to reduce amounts otherwise distributable to the holder of the related Subordinate Companion Loan, and second, to reduce amounts otherwise distributable to the holder of the related Mortgage Loan and the holders of any related Pari Passu Companion Loan(s), as applicable, on a pro rata and pari passu basis to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which the preparer of such report has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any visible waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Serviced Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use efforts consistent with the Servicing Standard to collect and review the annual operating statements of the related Mortgaged Property commencing with the calendar quarter ending on June 30, 2018 and the calendar year ending on December 31, 2018. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Serviced Mortgage Loans, any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(1)	the related borrower has failed to make when due any Periodic Payment, which failure continues, unremedied (without regard to any grace period):

●	except in the case of a balloon Mortgage Loan or Serviced Whole Loan delinquent in respect of its balloon payment, for 60 days beyond the date on which the subject payment was due; or

●	solely in the case of a delinquent balloon payment, (A) after the date on which such balloon payment was due (except as described in clause (B) below) or (B) in the case of a Mortgage Loan or Serviced Whole Loan delinquent with respect to the balloon payment as to which the related borrower delivered to the master servicer or the special servicer (and in either such case the master servicer or the special servicer, as applicable, will be required to promptly deliver a copy thereof to the other servicer), on or before the date on which that balloon payment was due, a refinancing commitment or otherwise binding application or other similar binding document for refinancing from an acceptable lender or a signed purchase and sale agreement reasonably acceptable to the special servicer, 120 days beyond the date on which the balloon payment was due (or such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);

(2)	there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that (i) in the judgment of the master servicer or the special servicer (in the case of the special servicer, (A) with the consent of the Directing Holder (other than with respect to an Excluded Loan) if no Control Termination Event is continuing or (B) during a Control Termination Event, following consultation with the Directing Holder (other than with respect to an Excluded Loan), if no Consultation Termination Event is continuing) materially impairs the value of the related Mortgaged Property as security for the applicable Mortgage Loan or Serviced Whole Loan or otherwise materially adversely affects the interests of Certificateholders in the Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders or the related Serviced Companion Loan Holder in such Serviced Whole Loan), and (ii) continues unremedied for the applicable grace period under the terms of the Mortgage Loan or Serviced Whole Loan (or, if no grace period is specified and the default is capable of being cured, for 30 days); provided that any default that results in acceleration of the related Mortgage Loan or Serviced Whole Loan without the application of any grace period under the related mortgage loan documents will be deemed not to have a grace period; and provided, further, that any default requiring a property advance will be deemed to materially and adversely affect the interests of the Certificateholders in the Mortgage Loan (or, in the case of any Serviced Whole Loan, the interests of the Certificateholders or the Serviced Companion Loan Holder in the Serviced Whole Loan);

(3)	the master servicer or the special servicer has determined (and, in the case of the special servicer (i) with the consent of the Directing Holder (other than with respect to an Excluded Loan), if no Control Termination Event is continuing or (ii) during a Control Termination Event, following consultation with the Directing Holder (other than with respect to an Excluded Loan) if no Consultation Termination Event is continuing), that (i) a default (other than an Acceptable Insurance Default) under the Mortgage Loan or Serviced Whole Loan is reasonably foreseeable, (ii) such default will materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially adversely affects the interests of Certificateholders in the Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders or any related Companion Loan Holder in the Serviced Whole Loan), and (iii) the default is likely to continue unremedied for the applicable grace period under the terms of such Mortgage Loan or Serviced Whole Loan or, if no grace period is specified and the default is capable of being cured, for 30 days; provided that any default that results in acceleration of the related Mortgage Loan or Serviced Whole Loan without the application of any grace period under the related mortgage loan documents will be deemed not to have a grace period;

(4)	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in any involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force and not dismissed for a period of 60 days (or a shorter period if the master servicer or the special servicer (and, in the case of the special servicer (i) with the consent of the Directing Holder (other than with respect to an Excluded Loan), if no Control Termination Event is continuing, or (ii) during a Control Termination Event, following consultation with the Directing Holder (other than with respect to an Excluded Loan), if no Consultation Termination Event is continuing) determines in accordance with the Servicing Standard that the circumstances warrant that the related Mortgage Loan or Serviced Whole Loan (or REO Loan or REO Serviced Companion Loan) be transferred to special servicing);

(5)	the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

(6)	the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(7)	the master servicer or the special servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least three consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Serviced Mortgage Loan and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan upon the earlier of (i) 60 days after the servicing of such Mortgage Loan is transferred to the special servicer and (ii) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan (the “Initial Delivery Date”) and will be required to prepare one or more additional Asset Status Reports with respect to any such Specially Serviced Loan subsequent to the issuance of a Final Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in strategy reflected in the initial Asset Status Report (or subsequent Final Asset Status Report) are necessary to reflect the then current recommendation as to how the Specially Serviced Loan might be return to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Holder (other than with respect to an Excluded Loan and only while no Consultation Termination Event is continuing);

●	with respect to any related Serviced Companion Loan, to the extent such Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which such Serviced Companion Loan has been sold or, to the extent such Serviced Companion Loan has not been included in a securitization transaction, to the holder of such Serviced Companion Loan;

●

the operating advisor (but, (i) other than with respect to an Excluded Loan, only after the occurrence and during the continuance of an Operating Advisor Consultation Event and (ii) with respect to the

111 West Jackson Whole Loan only to the extent both of the related subordinate companion loans are also subject to Control Appraisal Periods under the related Intercreditor Agreement);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an applicable Excluded Loan, if no Control Termination Event is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days (or, in the case of an Asset Status Report prepared prior to making a determination of an Acceptable Insurance Default, 10 days) after receipt of the Asset Status Report. If the Directing Holder does not disapprove an Asset Status Report within 10 business days (or, in the case of an Asset Status Report prepared prior to making a determination of an Acceptable Insurance Default, 10 days) or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Holder (communicated to the special servicer within ten business days) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Holder disapproves the Asset Status Report within the 10 business day period (or, in the case of an Asset Status Report prepared prior to making a determination of an Acceptable Insurance Default, 10 days) and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Holder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Holder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard. The procedures described in this paragraph are collectively referred to as the “Directing Holder Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Holder that does not include any communication (other than the Final Asset Status Report) between the special servicer and the Directing Holder with respect to such Specially Serviced Loan required to be delivered by the special servicer by the Initial Delivery Date or any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Approval Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. Each Final Asset Status Report is required to be labeled or otherwise identified or communicated as being final by the applicable special servicer.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor after the completion of the Directing Holder Approval Process. The Operating Advisor’s review of any such Final Asset Status Report shall only provide background information to support the Operating Advisor’s duties concerning the special servicer’s compliance with the Servicing Standard, and the operating advisor shall not provide comments to the special servicer in respect of such Final Asset Status Report. See “—The Directing Certificateholder—Major Decisions” for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report.

During an Operating Advisor Consultation Event, the operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of (i) receipt of such asset status report or (ii) such related additional information reasonably requested by the operating advisor that is in the possession of the special servicer, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Controlling Class Certificates), as a collective whole. The special servicer will be obligated to consider such non-binding alternative courses of action, if any, and any other feedback provided by the operating advisor (and for so long as no Consultation Termination Event is continuing, the Directing Holder) in connection with the special servicer’s preparation of any asset status report that is provided during an Operating Advisor Consultation Event. The special servicer may revise the asset status report as it deems necessary to take into account any input and/or comments from the operating advisor (and if no Consultation Termination Event is continuing, the Directing Holder), to the extent the special servicer determines that the operating advisor’s and/or Directing Holder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders, as a collective whole. Promptly upon determining whether or not to revise any asset status report to take into account any input and/or comments from the operating advisor or the Directing Holder, the special servicer will be required to deliver to the operating advisor and the Directing Holder the revised asset status report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of Operating Advisor During an Operating Advisor Consultation Event”.

The special servicer will not be required to take or to refrain from taking any action because of any proposal, objection or comment by the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder, or a recommendation of the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the special servicer will be required to send the Directing Holder (other than with respect to an applicable Excluded Loan) and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the operating advisor, the Asset Status Report and the operating advisor and the Directing Holder will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Holder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will send the Asset Status Report to the operating advisor and will only be obligated to consult with the operating advisor on a non-binding basis with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Holder.

The special servicer will implement the Final Asset Status Report.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Holder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Holder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Serviced Mortgage Loan has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)       such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, any Serviced Companion Loan Holder(s)), as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s), constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)       there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, any Serviced Companion Loan Holder(s)), as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s), constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to ensure that any Mortgaged Property acquired by the issuing entity is administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the Mortgaged Property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its good faith and reasonable judgment and to the extent commercially feasible, maximize the issuing entity’s net after-tax proceeds from such property. Generally, neither Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income with respect to a Mortgaged Property would qualify if a separate charge is not stated for such non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate (which as of January 1, 2018 is 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and, with respect to a Serviced Whole Loan, the Serviced Companion Loan Holder(s), for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. Within one business day following the end of each Collection Period, the special servicer is required to deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and the Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and Serviced Companion Loan Holder(s) constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Companion Loan in such manner as to realize a fair price. In the case of a Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that the related Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan(s) by the special servicer for such Non-Serviced Whole Loan, the special servicer will be entitled to sell (with the consent of the Directing Holder if no Control Termination Event is continuing and such Non-Serviced Mortgage Loan is not an Excluded Loan) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Holder at least 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Serviced Mortgage Loan or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the master servicer or the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan or REO Property if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan or REO Property, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 3 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received; provided, however, that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Par Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 6-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price and the offer is less than the Par Purchase Price, the trustee must (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and if such fees or costs are not reimbursed by such Interested Person, such expense will be reimbursable to the trustee by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Loan Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines, in consultation with the Directing Holder (if no Consultation Termination Event is continuing and other than with respect to an Excluded Loan) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person”, as of the date of any determination, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Holder, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Serviced AB Whole Loan”.

In addition, with respect to the Non-Serviced Mortgage Loans, if a Non-Serviced Mortgage Loan has become a Defaulted Loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan(s) (and, in the case of each of the One State Street Whole Loan, the Yorkshire & Lexington Towers Whole Loan and the 111 West Jackson Whole Loan, the related Subordinate Companion Loans) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale if the required notices and information regarding such sale are not provided to the special servicer in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right if no Control Termination Event is continuing, and, during a Control Termination Event, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

In addition, with respect to a Servicing Shift Mortgage Loan, if a Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the applicable Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loans as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the related Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Holder

General

Subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, while no Control Termination Event is continuing, the Directing Holder will be entitled to advise, in each case other than with respect to an Excluded Loan, (1) the special servicer, with respect to all Specially Serviced Loans, (2) the special servicer, with respect to Major Decisions relating to non-Specially Serviced Loans (other than any Servicing Shift Mortgage Loan) and (3) the special servicer with respect to all Mortgage Loans for which an extension of maturity is being considered by the special servicer or by the master servicer subject to the consent or deemed consent of the special servicer, and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan other than an applicable Excluded Loan, during a Control Termination Event, the Directing Holder will have certain consultation rights only, and during a Consultation Termination Event, the Directing Holder will not have any consent or consultation rights, as further described below.

In addition, within a reasonable time upon request from the Directing Holder or the operating advisor, as applicable, and no more often than on a monthly basis, each of the master servicer and the special servicer shall, without charge, make a knowledgeable officer available via telephone to verbally answer questions from (a) the Directing Holder ((i) if no Consultation Termination Event is continuing and (ii) other than with respect to any Excluded Loan) and (b) the operating advisor (with respect to the special servicer only), regarding the performance and servicing of the Mortgage Loans and/or REO Properties for which the master servicer or the special servicer, as applicable, is responsible.

The “Directing Certificateholder” will be the Controlling Class Certificateholder (or a representative thereof) selected by more than 50% of the Controlling Class Certificateholders (by Certificate Balance, as determined by the certificate registrar from time to time); provided, however, that

(1)       absent that selection, or

(2)       until a Directing Certificateholder is so selected, or

(3)       upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated,

the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder; provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of the then-current Directing Certificateholder;

The initial Directing Certificateholder is expected to be Argentic Securities Income USA LLC (or an affiliate thereof).

“Directing Holder” means:

(a)     with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan, Servicing Shift Mortgage Loan or Serviced AB Whole Loan prior to a related Control Appraisal Period) or Serviced Whole Loan (other than a Serviced AB Whole Loan), the Directing Certificateholder;

(b)     with respect to any Serviced AB Whole Loan, the AB Whole Loan Controlling Holder; and

(c)     with respect to any Servicing Shift Whole Loan, (i) prior to the related Servicing Shift Securitization Date, the Loan-Specific Directing Certificateholder and (ii) on and after the related Servicing Shift Securitization Date, the directing certificateholder under the related Servicing Shift PSA.

“Loan-Specific Directing Certificateholder” means, with respect to a Servicing Shift Mortgage Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the related Servicing Shift Securitization Date, the Loan-Specific Directing Certificateholder with respect to a Servicing Shift Mortgage Loan will be the holder of the related Controlling Companion Loan, which, in the case of the Melbourne Hotel Portfolio Whole Loan is currently Natixis Real Estate Capital LLC. On and after the related Servicing Shift Securitization Date, there will be no Loan-Specific Directing Certificateholder under the PSA with respect to such Servicing Shift Whole Loan.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA. For the avoidance of doubt, whenever the term “Controlling Class Certificateholder” is used without further clarification, the parties hereto intend for such references to mean the applicable Controlling Class Certificateholder under the circumstances.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class, or if no Class of Control Eligible Certificates meets the preceding requirement, the most senior Class of Control Eligible Certificates. The Controlling Class as of the Closing Date shall be the Class NR-RR Certificates; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such Classes, have been reduced to zero, the Controlling Class shall be the most subordinate Class of Control Eligible Certificates that has a principal balance greater than zero; provided, further, that if at any time the Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class A-S, Class B, Class C and Class D certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such Class.

The “Control Eligible Certificates” will be any of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class or provide the name, contact information and address of the then-current Directing Holder, and the certificate registrar must thereafter provide such information to the requesting party and such party may rely on such information. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, if no Consultation Termination Event is continuing, the Directing Holder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Holder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or such special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Holder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder as the case may be.

Major Decisions

Except as otherwise described under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, (a) the master servicer will not be permitted to take any of the following actions unless it has obtained the consent of the special servicer, who will have 15 business days (or 60 days with respect to the determination of an Acceptable Insurance Default) (from the date that the special servicer receives the information from the master servicer) to analyze and make a recommendation regarding any of the following actions (subject, however, to the right of the special servicer to process directly any of the following actions as set forth in the PSA) (provided that, in the event that the special servicer and the master servicer have mutually agreed that the master servicer will determine and process the request with respect to the subject following action, if the special servicer does not consent, or notify the master servicer that it will not consent, to any of the following actions within the required 15 business days or 60 days, as applicable, the special servicer will be deemed to have consented to the subject following action) and (b) if no Control Termination Event is continuing, the special servicer will not be permitted to take any of the following actions and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions, as to which the Directing Holder has objected in writing within ten business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the written recommendation and analysis from the special servicer (provided that if such written objection has not been received by the special servicer within such ten-business-day (or 20-day) period the Directing Holder will be deemed to have approved such action); provided that the foregoing consent rights of the Directing Holder will not apply to any applicable Excluded Loan; and (c) prior to taking any of the following actions with respect to a Specially Serviced Loan, an REO Loan or an REO Property.

Each of the following will be a “Major Decision”:

(i)        any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans and/or Serviced Whole Loans as come into and continue in default;

(ii)       any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted pay-offs but excluding late fees and default interest, but excluding provisions governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower) of a Mortgage Loan or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan other than as expressly permitted pursuant to the terms of the related loan documents;

(iii)       any sale of a Defaulted Loan or REO Property (other than in connection with the termination of the issuing entity as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”) for less than the applicable Purchase Price (excluding any expenses incurred by the master servicer, the special servicer, the depositor, the certificate administrator and the trustee in respect of the breach or document defect giving rise to a repurchase or substitution obligation under an MLPA);

(iv)       any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(v)        any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan or Serviced Whole Loan or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings, or if otherwise permitted pursuant to the specific terms of the related Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(vi)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan or a Serviced Whole Loan if lender consent is required, or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(vii)      any property management company changes or franchise changes (to the extent the lender is permitted to consent or approve under the Mortgage Loan documents);

(viii)      releases of any escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” escrows or reserves, other than those releases done in accordance with the specific terms of the related Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion

(ix)       any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Mortgage Loan or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(x)       any determination of an Acceptable Insurance Default;

(xi)       following a default or an event of default with respect to a Serviced Mortgage Loan or a Serviced Whole Loan or any acceleration of such Mortgage Loan or Serviced Whole Loan, as the case may be, or initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related borrower or Mortgaged Property; and

(xii)      any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower.

With respect to any Serviced AB Whole Loan, if no related Control Appraisal Period is continuing, the Directing Certificateholder will not be entitled to exercise the above described rights, but such rights, or rights substantially similar to those rights, will be exercisable by the holder of the related Subordinate Companion Loan; provided that nothing precludes the Directing Certificateholder from consulting with the special servicer, regardless of whether the holder of the related Subordinate Companion Loan is entitled to exercise such rights to the extent provided for under the related Intercreditor Agreement. For the specific major decisions specified in the related Intercreditor Agreement applicable to each Serviced AB Whole Loan while no related Control Appraisal Period is continuing, see “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan”.

If no Operating Advisor Consultation Event is continuing, the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; provided, however, that with respect to any non-Specially Serviced Loan, no Major Decision

Reporting Package will be required to be delivered (and the special servicer will use reasonable efforts not to deliver such Major Decision Reporting Package) if no Operating Advisor Consultation Event is continuing. During an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the special servicer’s written request for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report and potential conflicts of interest with respect to such Major Decision and/or Asset Status Report.

“Major Decision Reporting Package” means, with respect to any Major Decision for which it is processing, a written report by the special servicer describing in reasonable detail (i) the background and circumstances requiring action of the special servicer and (ii) the proposed course of action recommended. Each such report may be in the form of an Asset Status Report.

Notwithstanding the foregoing, the master servicer and the special servicer may mutually agree as contemplated in the PSA that the master servicer will process (and obtain the prior consent of the special servicer) with respect to any Major Decisions with respect to any non-Specially Serviced Loan.

Asset Status Report

If no Control Termination Event is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan (other than with respect to an Excluded Loan). During a Consultation Termination Event, the Directing Holder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

With respect to any Mortgage Loan other than an applicable Excluded Loan and while no Control Termination Event is continuing, the Directing Holder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan) or Serviced Whole Loan, during a Control Termination Event, if no Consultation Termination Event is continuing, the special servicer will not be required to obtain the consent of the Directing Holder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Holder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the special servicer if no Control Termination Event continuing) and to consider alternative actions recommended by the Directing Holder, in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Holder within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Holder on the specific matter; provided, however, that the failure of the Directing Holder to respond will not relieve the special servicer from consulting with the Directing Holder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan) or Serviced Whole Loan. With respect to any Excluded Special Servicer Loan (that is not also an applicable Excluded Loan), if any, the Directing Holder (if no Control Termination Event is continuing) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. During a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an applicable Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, during an Operating Advisor Consultation Event, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any applicable Excluded Loan (regardless of whether an Operating Advisor Consultation Event is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

During a Consultation Termination Event, no class of certificates will act as the Controlling Class and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, Asset Status Reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to Asset Status Reports or material special servicing actions.

A “Control Termination Event” will occur when (i) no Class of Control Eligible Certificates exists that has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of such Class; or (ii) such Mortgage Loan or Whole Loan is an Excluded Loan; provided that no Control Termination Event may occur with respect to the Loan-Specific Directing Certificateholder related to a Servicing Shift Whole Loan and the term “Control Termination Event” shall not be applicable to the Loan-Specific Directing Certificateholder related to such Servicing Shift Whole Loan; and provided, further, that a Control Termination Event shall not be deemed continuing in the event that the Certificate Balances of the Certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans; provided, further, that with respect to a Serviced AB Whole Loan, no Control Termination Event will be deemed to be continuing unless a Control Appraisal Period is continuing under the related Intercreditor Agreement and a Control Termination Event is continuing.

A “Consultation Termination Event” will occur when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; provided that a Consultation Termination Event will not be deemed to be continuing if the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero; provided, further, that no Consultation Termination Event may occur with respect to the Loan-Specific Directing Certificateholder related to the Servicing Shift Whole Loan and the term “Consultation Termination Event” shall not be applicable to the Loan-Specific Directing Certificateholder related to such Servicing Shift Whole Loan; provided, further, that with respect to a Serviced AB Whole Loan, no Consultation Termination Event will be deemed to be continuing unless a Control Appraisal Period is continuing under the related Intercreditor Agreement and a Consultation Termination Event is continuing.

With respect to any Excluded Loan, a Consultation Termination Event shall be deemed to exist with respect to such Excluded Loan at all times.

An “Operating Advisor Consultation Event” will occur when either (i) the HRR Certificates have an aggregate Certificate Balance (as notionally reduced by any Appraisal Reduction Amounts allocable to such Class) equal to or less than 25% of the initial aggregate Certificate Balance of the HRR Certificates, or (ii) a Control Termination Event is continuing (or a Control Termination Event would be continuing if not for the last proviso in the definition thereof).

A “Control Appraisal Period” means with respect to the 111 West Jackson Whole Loan, a 111 West Jackson Junior Subordinate Companion Loan Control Appraisal Period or a 111 West Jackson Senior Subordinate Companion Loan Control Appraisal Period, as applicable.

The “AB Whole Loan Controlling Holder” means with respect to the 111 West Jackson Whole Loan, the 111 West Jackson Whole Loan Directing Holder.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer determines that immediate action with respect to any Major Decision (or (i) any other matter requiring consent of the Directing Holder or (ii) any matter requiring consultation with the Directing Holder or the operating advisor) is necessary to protect the interests of the Certificateholders and the holders of any related Serviced Companion Loans as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans), such servicer may take any such action without waiting for the Directing Holder’s response (or without waiting to consult with the Directing Holder or the operating advisor, as the case may be); provided that such servicer provides the Directing Holder and the operating advisor, if applicable, with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer will be permitted to (i) take or refrain from taking any action pursuant to instructions or objections from the Directing Holder or (ii) follow any advice or consultation provided by the Directing Holder or the holder of a Serviced Companion Loan (or its representative) that would (1) cause it to violate any law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA (including the Servicing Standard) or the REMIC provisions of the Code, (2) expose the issuing entity or any party to the PSA to liability, (3) materially expand the scope of its responsibilities under the PSA or (4) constitute an action or inaction that, in its reasonable judgment, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to a Non-Serviced Whole Loan, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Holder. The issuing entity, as the holder of each Non-Serviced Mortgage Loan and the Servicing Shift Mortgage Loan, has consultation rights with respect to certain major decisions relating to each Non-Serviced Whole Loan or Servicing Shift Whole Loan, as applicable, and, other than in respect of an Excluded Loan while no Consultation Termination Event is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an applicable Excluded Loan, while no Control Termination Event is continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of the Non-Serviced Whole Loan that has become a Defaulted Loan under certain circumstances described under “—Sale of Defaulted Loans and REO Properties”. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan, the holder of the related Serviced Pari Passu Companion Loan has consultation rights with respect to certain major decisions. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

In addition to the foregoing, with respect to each Serviced Whole Loan, (a)(i) with respect to any non-Specially Serviced Loan the special servicer (with respect to any Major Decision or Special Servicer Decision, unless the master servicer and the special servicer mutually agree that, in connection with any modification, waiver or amendment that constitutes a Major Decision or a Special Servicer Decision, the master servicer will process and determine whether to consent, subject to the consent of the special servicer, to such modification, waiver or amendment) or the master servicer (with respect to any modification, waiver or amendment that does not constitute a Major Decision or a Special Servicer Decision), or (ii) with respect to any Specially Serviced Loan, the special servicer, as applicable, will be required, unless otherwise stated in the related Intercreditor Agreement, to provide copies of any notice, information and report that it is required to provide to the Directing Holder pursuant to the PSA with respect to any Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to such Serviced Whole Loan to any related Companion Loan Holder (or its representative), within the same time frame it is required to provide to the Directing Holder (for this purpose, without regard to whether such items are actually required to be provided to the Directing Holder under the PSA due to the occurrence of a Control Termination Event or Consultation Termination Event), and (b) the special servicer upon request, will be required to consult with any related Serviced Companion Loan Holder on a strictly non-binding basis, to the extent having received such notices, information and reports, such related Serviced Companion Loan Holder requests consultation with respect to any such Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the related Serviced Whole Loan, and consider alternative actions recommended by such related Serviced Companion Loan Holder; provided that after the expiration of a period of ten business days from the delivery to the related Companion Loan Holder of such items of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Directing Holder, the master servicer or special servicer, as applicable, will no longer be obligated to consult with such related Companion Loan Holder or consider alternate actions recommended by the related Companion Loan Holder, unless the master servicer or special servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed; provided, further, that if the master servicer or special servicer, as applicable, determines (consistent with the Servicing Standard) that immediate action is necessary to protect the interests of the Certificateholders, the master servicer or special servicer, as applicable, may take such action without waiting for such response. The master servicer or special servicer, as applicable, will not be obligated at any time to follow or take any alternative actions recommended by a Companion Loan Holder (or its representative) with respect to a Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—Consultation and Control”.

Limitation on Liability of Directing Holder

The Directing Holder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Holder:

(a)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)       may act solely in the interests of the holders of the Controlling Class;

(c)       does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)       may take actions that favor the interests of the holders of one or more classes of certificates including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)       will have no liability whatsoever (other than to a Controlling Class Certificateholder (if the Directing Holder is the Directing Certificateholder)) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal of the Directing Holder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Holder, which does not violate the terms of any Mortgage Loan, any law or the Servicing Standard or the provisions of the PSA or the related

Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of the Non-Serviced Companion Loans or their respective designees (e.g., the Non-Serviced Directing Holder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Holder described above pursuant to the terms of the related Intercreditor Agreement and the Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder or any third party. The operating advisor is not the special servicer, the master servicer or a sub-servicer and will not be charged with changing the outcome on any particular decision with respect to a Mortgage Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be a variety of activities or decisions made with respect to, or multiple strategies to resolve a Mortgage Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties. In addition and for the avoidance of doubt, although the operating advisor may have certain consultation duties with the master servicer with respect to certain Major Decisions processed by the master servicer (as later described), the operating advisor will have no obligations or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any Operating Advisor Annual Report. However, Park Bridge Lender Services LLC is also (or is expected to be) the operating advisor (or similar party) under the CSAIL 2017-CX10 PSA, the Benchmark 2018-B1 PSA and the WFCM 2018-C43 PSA and, in such capacities, will have certain obligations and consultation rights with respect to the related Non-Serviced Special Servicers pursuant to the CSAIL 2017-CX10 PSA, the Benchmark 2018-B1 PSA and the WFCM 2018-C43 PSA, respectively, that are similar to those of the operating advisor under the PSA. See “—Servicing of the Non-Serviced Mortgage Loans” below. There is no operating advisor with respect to the NCMS 2018-OSS Trust and Servicing Agreement.

Duties of Operating Advisor at All Times

With respect to each Serviced Mortgage Loan or Serviced Whole Loan, the operating advisor’s obligations will generally consist of the following:

(a)     reviewing (i) the actions of the special servicer with respect to a Mortgage Loan when it is a Specially Serviced Loan and (ii) after the occurrence and during the continuance of an Operating Advisor Consultation Event, the actions of the special servicer with respect to Major Decisions relating to a Mortgage Loan when it is not a Specially Serviced Loan when a Major Decision Reporting Package has been delivered, as described in “—The Directing Holder—Major Decisions” above;

(b)     reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(c)     recalculating and verifying the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount, (2) Collateral Deficiency Amount or (3) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan; and

(d)     preparing an annual report (if any Serviced Mortgage Loan or Serviced Whole Loan was a Specially Serviced Loan at any time during the prior calendar year or the operating advisor was entitled to consult with the special servicer with respect to any Major Decision ) substantially in the form attached to this prospectus as Annex C in accordance with the Operating Advisor Standard, as described in “—Annual Report”.

In connection with the performance of the duties described in clause (c) above:

(i)       after the calculation has been finalized (and during an Operating Advisor Consultation Event, prior to the utilization by the special servicer), the special servicer will be required to deliver any such calculation together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)      if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)     if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

If no Operating Advisor Consultation Event is continuing, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and the holders of the related Companion Loans constituted a single lender, taking into account the pari passu or subordinate nature of any such

Companion Loan), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, the mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Holder, any Certificateholder or any of their affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of any Assessment of Compliance Report, any Attestation Report, any Major Decision Reporting Package and/or Asset Status Report (in the case of a Major Decision Reporting Package or Asset Status Report, after the occurrence and during the continuance of an Operating Advisor Consultation Event), any Final Asset Status Report and other reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, the operating advisor will be required to (i) if any Serviced Mortgage Loan or Serviced Whole Loan was a Specially Serviced Loan at any time during the prior calendar year or (ii) if the operating advisor was entitled to consult with the special servicer with respect to any Major Decision during the prior calendar year, prepare an annual report substantially in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the depositor, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) during the prior calendar year on an asset-level basis, and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial. Only as used in connection with the Operating Advisor Annual Report, the term “asset-level basis” refers to the special servicer’s performance of its duties with respect to the pool of Specially Serviced Loans (and, during an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans that a Major Decision Reporting Package has been delivered to the operating advisor) under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance Report, Attestation Report, Major Decision Reporting Package, Asset Status Report (during an Operating Advisor Consultation Event), Final Asset Status Report and other information, in each case, delivered to the operating advisor by the special servicer (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any Operating Advisor Annual Report at least five (5) business days prior to such Operating Advisor Annual Report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the special servicer.

Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations known to the Operating Advisor, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Additional Duties of the Operating Advisor During an Operating Advisor Consultation Event

With respect to each Serviced Mortgage Loan or Serviced Whole Loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has occurred, in addition to the duties described above, the operating advisor will be required to perform the following additional duties for so long as the Operating Advisor Consultation Event is continuing:

●	to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic telephonic or other mutually agreeable communication) in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

●	to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the Operating Advisor Standard with respect to Major Decisions processed by the special servicer or for which the consent of the special servicer is required as described under “—The Directing Holder—Major Decisions”.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of such special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)       that is a special servicer or operating advisor on a CMBS transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor in its capacity as special servicer or operating advisor on such CMBS transaction as the sole or a material factor in such rating action;

(ii)      that can and will make the representations and warranties of the operating advisor set forth in the PSA, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to the PSA over the life of the issuing entity;

(iii)      that is not (and is neither affiliated nor Risk Retention Affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, any Borrower Party, the Directing Certificateholder, the Retaining Party, or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates or Risk Retention Affiliates;

(iv)      that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)       that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)      that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means an “affiliate of” or “affiliated with” as such terms are defined in 12 C.F.R. 244.2 of the Credit Risk Retention Rule.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer or Directing Holder in connection with the Directing Holder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report or Final Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Holder and the special servicer related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Holder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information (including, without limitation, any information contained within any Asset Status Report or Final Asset Status Report) that the special servicer has labeled and reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party that is labeled or otherwise identified as Privileged Information and (iii) information subject to attorney-client privilege.

The operating advisor will be required to keep all such labeled Privileged Information confidential and will not be permitted to disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the operating advisor annual report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, if no Consultation Termination Event is continuing, the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan, a Servicing Shift Whole Loan or any Excluded Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, as evidenced by an officer’s certificate certifying that such party has determined that it is required by law, rule, regulation, order, judgment or decree to disclose such information (which will be an additional expense of the issuing entity) delivered to each of the master servicer, the special servicer, the Directing Holder (other than with respect to any applicable Excluded Loan), the operating advisor, the asset representations reviewer, the certificate administrator and the trustee), required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA. However, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)  any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure that is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)  any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)  any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, is entered against the operating advisor, and such decree or order remains in force undischarged or unstayed for a period of 60 days;

(e)  the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)  the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates, the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA; provided, further, that no such termination will terminate the rights of the operating advisor that accrued prior to such termination, including accrued and unpaid compensation and indemnification rights. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (if no Consultation Termination Event is continuing), any Companion Loan holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor solely with respect to the Certificates with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, and (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote.

The certificate administrator will be required to promptly provide written notice to all applicable Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all applicable certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder if the operating advisor has appointed a replacement operating advisor that is an Eligible Operating Advisor and such replacement has accepted its appointment. If no successor has accepted such an appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset

Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the special servicer and to all Certificateholders in accordance with the terms of the PSA. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer.

With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2) at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the distribution report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which Column (or its predecessors) was a sponsor and its affiliate was the depositor in a public offering of CMBS with a securitization closing date on or after January 1, 2008, the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2013 and December 31, 2017 was approximately 47.72%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the pool represent 18.2% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of Asset Review Trigger was set to exceed the portion of the Initial Pool Balance represented by the three (3) largest Mortgage Loans in the pool. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of Asset Review Trigger, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have an alternative test as set forth in clause (2) of the definition of Asset Review Trigger, namely to have the Asset Review Trigger be met if a specified percentage of Mortgage Loans by loan count are Delinquent Loans, provided those Mortgage Loans meet a minimum principal balance threshold.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least sixty days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), then the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review of Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for non-Specially Serviced Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA posted by the certificate administrator to the secure data room, the “Review Materials”):

(i)        a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)       a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)      a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)      a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)       a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)       a copy of any notice previously delivered to the applicable mortgage loan seller by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)      any other related documents or agreements that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to such Mortgage Loan are missing any document or agreement that is required to be part of the Review Materials or that was entered into or delivered in connection with the origination or a modification of such Mortgage Loan and, in either case, that are necessary in connection with its completion of any such Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents and agreements, and request that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, to deliver to the asset representations reviewer such missing documents and agreements to the extent in its possession. In the event any missing documents or agreements are not provided by the master servicer or special servicer, as applicable, within such 10-business day period, the asset representations reviewer will request such documents or agreements from the related mortgage loan seller. The mortgage loan seller will be required to deliver such additional documents and agreements only to the extent such additional documents and agreements are in the possession of such mortgage loan seller.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Review Materials with respect to the Delinquent Loans, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will be performed in accordance with the Asset Review Standard and will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan; provided, however, that the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that

Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing information and documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the master servicer’s or the special servicer’s possession within 10 business days or by the related mortgage loan seller upon request as described above, the asset representations reviewer will list such missing information and documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing information and documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such information and documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any information and documents provided or explanations given to support the mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing information or documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period, to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller for each Delinquent Loan, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller (or Benefit

Street Partners Realty Trust, Inc. as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC), which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any information or documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the information received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such information from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Holder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or Standard & Poor’s Ratings Services and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or Standard & Poor’s Ratings Services has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Holder or any of their respective affiliates, (iv) has not performed (and is neither affiliated nor Risk Retention Affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or the Directing Holder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party to the PSA and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)       any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights of all then-outstanding certificates; provided that if such failure is capable of being cured and the asset representations reviewer certifies to the other parties to the PSA that it is diligently pursuing such cure, such 30 day period will be extended by an additional 30 days;

(ii)       any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date of written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)      any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date of written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)       the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)       the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates entitled to at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts) elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, if no Control Termination Event is continuing, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder provides a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing

Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

During a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all Certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of (a) holders of Principal Balance Certificates evidencing at least 66 2/3% of a Certificateholder Quorum or (b) holders of Non-Reduced Certificates evidencing more than 50% of the aggregate Voting Rights of each class of Non-Reduced Certificates, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders; provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notice via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of Certificates evidencing at least 75% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. If no Control Termination Event is continuing, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Directing Holder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Investor Vote” below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) (A) that confirms in writing that it was appointed to act as, and currently serves as, special servicer on a transaction level basis on the closing date of a commercial mortgage loan securitization with respect to which Moody’s rated one or more classes of certificates and one or more of such classes of certificates are still outstanding and rated by Moody’s and (B) with respect to which Moody’s has not cited servicing concerns of such replacement special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities rated by Moody’s in any other commercial mortgage-backed securities transaction serviced by the replacement special servicer prior to the time of determination, and (viii) is currently acting as a special servicer in a transaction rated by DBRS and has not been publicly cited by Moody’s or DBRS as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Notwithstanding the foregoing, the rights of the Certificateholders described above will not apply to the replacement of the special servicer with respect to a Serviced AB Whole Loan if no Control Appraisal Period is continuing under the related Intercreditor Agreement. The holder of the related Subordinate Companion Loan will have the right, while no Control Appraisal Period is continuing under the related Intercreditor Agreement to replace the special servicer solely with respect to the related Whole Loan.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of a special servicer.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the Non-Serviced Directing Holder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of such special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of such special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) (provided that the operating advisor will not be permitted to recommend the replacement of the special servicer for any Whole Loan so long as the holder of the related Companion Loan is the Directing Holder under the related Intercreditor Agreement) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each applicable Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the applicable Certificateholder of such Qualified Replacement Special Servicer will not preclude the Directing Holder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of after the notice is posted to the certificate administrator’s website by an affirmative vote of holders of Certificates evidencing at least a majority of a quorum of certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other). In the event the holders of Principal Balance Certificates evidencing at least a majority of a quorum of certificateholders elect to remove and replace a special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee (upon receipt of written confirmation from the certificate administrator, if the certificate administrator and the trustee are different entities) will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”, the Directing Holder may not subsequently reappoint as special servicer such terminated special servicer or any Risk Retention Affiliate of such terminated special servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Holder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the related Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made under the terms of the PSA, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, any Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)       any failure by the special servicer to deposit into the REO Account within two business days after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)       any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, five business days in the case of the master servicer’s or special servicer’s, as applicable, obligations regarding Exchange Act reporting required under the PSA, (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 20 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders of any class, evidencing as to that class, Percentage Interests aggregating not less than 25% or, with respect to a Serviced Whole Loan, by the holder of the related Serviced Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days; provided that the master servicer, or the special servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)       any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders of any class, evidencing as to that class, Percentage Interests aggregating not less than 25% or, with respect to a Serviced Whole Loan, by the holder of the related Serviced Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days; provided that the master servicer, or the special servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure;

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)        either of Moody’s or DBRS (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates, or (ii) has placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) or (ii), such rating action has not been withdrawn by Moody’s or DBRS, as applicable, within 60 days of such rating action) and, in the case of either of clauses (i) or (ii), such Rating Agency publicly cited servicing concerns with such master servicer or special servicer, as the case may be, as the sole or a material factor in such rating action;

(g)       such master servicer or such special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting; or

(h)       the master servicer or the special servicer, as applicable, or any primary servicer or sub-servicer appointed by the master servicer or the special servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the master servicer has been instructed to retain by the depositor or a sponsor), fails to deliver the items required by the PSA after any applicable notice and cure period to enable the certificate administrator, depositor or a depositor under any other securitization to comply with the issuing entity’s reporting obligations under the Exchange Act (any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a Companion Loan that is part of a Serviced Whole Loan (or a portion of or interest in such Companion Loan).

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to more than 25% of the Voting Rights or, if no Control Termination Event is continuing, the Directing Holder (solely with respect to the special servicer and other than with respect to an Excluded Loan), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or the special servicer, as the case may be (other than certain rights in respect of indemnification and payment or repayment of other amounts due to the master servicer or the special servicer), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or, if no Control Termination Event is continuing and other than in respect of an applicable Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, if no Control Termination Event is continuing and other than with respect to an Excluded Loan, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, the asset representations reviewer or any of its affiliates may not be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing holder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, if no Consultation Termination Event is continuing, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer under the related Non-Serviced PSA remains unremedied and affects the holder of the Non-Serviced Mortgage Loan, and the Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder (if no Control Termination Event is continuing and except with respect to any Excluded Loan), will be entitled to direct the Non-Serviced Trustee to terminate the Non-Serviced Special Servicer solely with respect to the Non-Serviced Whole Loan, and a successor will be appointed in accordance with the Non-Serviced PSA.

Notwithstanding the foregoing, the rights of the Certificateholders described above will not apply to the replacement of the special servicer with respect to a Serviced AB Whole Loan if no Control Appraisal Period is continuing under the related Intercreditor Agreement. The holder of the related Subordinate Companion Loan if no Control Appraisal Period is continuing under the related Intercreditor Agreement, will have the right to replace the special servicer solely with respect to the related Whole Loan.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f) or (g) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the second preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, any related Serviced Companion Loan Holder or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, any related Serviced Companion Loan Holder or the rating on any Serviced Companion Loan Securities, then the master servicer may not be terminated by or at the direction of such Serviced Companion Loan Holder or the holders of any Serviced Companion Loan Securities, but upon the written direction of such Serviced Companion Loan Holder, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other of such certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, which priority or preference is not otherwise provided for in the PSA, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event; provided, however, that (1) a Servicer Termination Event under clause (a) or (b) of the definition of “Servicer Termination Event” may be waived only by all of the Certificateholders of the affected classes and (2) a Servicer Termination Event under clause (c) or (i) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of each Serviced Companion Loan Holder, if any, that is affected by such Servicer Termination Event. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of a Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, if no Control Termination Event is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rules, any Subsequent Third-Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the master servicer, the trustee, the certificate administrator, the operating advisor or the asset representations reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that the master servicer, the certificate administrator or the trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of any Subsequent Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the master servicer, certificate administrator or the trustee receiving written notice by any other party to the PSA, any Subsequent Third-Party Purchaser, any sponsor or any underwriter or initial purchaser that the master servicer, certificate administrator or the trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the operating advisor or the asset representations reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of any Subsequent Third-Party Purchaser or any other party to the PSA (in such case, an “Impermissible Operating Advisor Affiliate” and “Impermissible Asset Representations Reviewer Affiliate”, respectively; and either of an Impermissible TPP Affiliate, an Impermissible Operating Advisor Affiliate and an Impermissible Asset Representations Reviewer Affiliate being an “Impermissible Risk Retention Affiliate”), such Impermissible Risk Retention Affiliate is required to promptly notify the Retaining Sponsor and the other parties to the PSA and resign in accordance with the terms of the PSA. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA; provided, however, that if the affiliation causing an Impermissible Risk Retention Affiliate is the result of a Subsequent Third-Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be indemnified and held harmless by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses (including costs of enforcement of such indemnity) incurred in connection with, or related to, the PSA, the Mortgage Loans, any related Companion Loan or the certificates (including any costs of enforcement of its indemnity); provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to any Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the securitization trust formed under the Non-Serviced PSA will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the subordinate or pari passu nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator (including any costs of enforcement of its indemnity) relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and the 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

Neither the trustee nor the certificate administrator will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the PSA, or in the exercise of any of its rights or powers, if in the trustee’s or certificate administrator’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply to the custodian, 17g-5 Information Provider, certificate registrar and REMIC administrator to the extent the same party is acting in such capacities.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the master servicer or the special servicer (in the case of Specially Serviced Loans), as applicable, will be required to promptly forward it to the applicable mortgage loan seller. The master servicer (in the case of Mortgage Loans that are not Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans) will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include (but are not limited to) obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the special servicer, will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the special servicer determines that a Material Defect exists, the special servicer, will be required to enforce the obligations of the applicable mortgage loan seller under the related MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Repurchase Request”), the receiving party will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) (the “Enforcing Servicer”) will be the Enforcing Party with respect to the Repurchase Request.

An “Enforcing Party” is the person obligated to, or that elects pursuant to the terms of the PSA to, enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur two business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has paid the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Certificateholder’s Rights When a Repurchase Request is Delivered by Another Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) identifies a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the related mortgage loan seller identifying the applicable Mortgage Loan and setting forth the basis for such allegation. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request. However, if a Resolution Failure occurs with respect to the Repurchase Request, the provisions described below under
“—Resolution of a Repurchase Request” will apply.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the

Repurchase Request (the “Proposed Course of Action”). Such notice will be required to include a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, notice that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, a statement that responding Certificateholders will be required to certify their holdings in connection with such response, a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action.

The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the

Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to enforce the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading
“—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates other than (LNR Partners, LLC, as special servicer or a member of the Controlling Class) will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder (provided that no Consultation Termination Event is continuing), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Holder.

Any out-of-pocket expenses required to be borne by the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any

Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The servicing terms of each such Non-Serviced PSA as it relates to the servicing of the Non-Serviced Pari Passu Whole Loans will be substantially similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a servicing advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The issuing entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the CSAIL 2018-CX11 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation may, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA may not be payable to master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

●	The Non-Serviced Directing Holder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA may differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Holder will be permitted to consent may correspondingly differ. The related Non-Serviced PSA also provides for the removal of the applicable Non-Serviced Special Servicer by the related Non-Serviced Directing Holder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicer under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not necessarily identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not necessarily identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Holder’s or Non-Serviced Special Servicer’s consent, may differ in certain respects from those decisions that constitute Master Servicer Major Decisions under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar, but not necessarily identical, to those of the PSA.

●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it obtains knowledge that it has become affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the CSAIL 2018-CX11 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not necessarily identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements may differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special

Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	The provisions of the related Non-Serviced PSA may also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the One State Street Mortgage Loan

The One State Street Whole Loan, and any related REO Property, are serviced under the NCMS 2018-OSS TSA. The servicing arrangements under the NCMS 2018-OSS TSA are generally similar to, but may differ in certain respects from, the servicing arrangements under the PSA. The NCMS 2018-OSS TSA contains terms and conditions that are customary for securitization transactions involving assets similar to the One State Street Mortgage Loan and that are otherwise (i) required by the Code relating to the tax elections of the Trust and the trust funds for the One State Street Companion Loans, (ii) required by law or changes in any law, rule or regulation or (iii) generally required by the rating agencies in connection with the issuance of ratings in securitizations similar to this securitization as well as the securitizations related to One State Street Companion Loans. Such terms include, without limitation:

●	The One State Street Servicer earns a primary servicing fee with respect to the One State Street Mortgage Loan that is to be calculated at 0.00250% per annum for the One State Street NCMS Pari Passu Companion Loans and the One State Street NCMS Subordinate Companion Loan (together, the “One State Street NCMS Companion Loans”) and 0.00125% per annum with respect to the One State Street Non-NCMS Loans.

●	Upon the One State Street Whole Loan becoming a specially serviced loan under the NCMS 2018-OSS TSA, the NCMS 2018-OSS Special Servicer will earn a special servicing fee payable monthly with respect to the One State Street Mortgage Loan accruing at a rate equal to 0.125% per annum, until such time as One State Street Whole Loan is no longer specially serviced.

●	Pursuant to the NCMS 2018-OSS TSA, the liquidation fee and the workout fee with respect to the One State Street Mortgage Loan are similar, but not necessarily identical, to the corresponding fees payable under the PSA. The One State Street Servicer or trustee under the NCMS 2018-OSS TSA (the “One State Street Trustee”), as applicable, is required to make advances of principal and interest and advances of certain administrative expenses with respect to the One State Street NCMS Companion Loans (but not with respect to any One State Street Non-NCMS Loans), unless the One State Street Servicer or One State Street Trustee, as applicable, has determined that any such advance and interest thereon would not be recoverable from collections on the One State Street NCMS Companion Loans. Reimbursement of such amounts and interest thereon are payable only from proceeds of the One State Street Whole Loan.

●	The One State Street Servicer or One State Street Trustee, as applicable, is obligated to make property protection advances and advances of certain administrative expenses with respect to One State Street Whole Loan, unless a determination is made by the One State Street Servicer or One State Street Trustee, as applicable, that any such advance and interest thereon would not be recoverable from collections on the One State Street Whole Loan. If the One State Street Servicer or One State Street Trustee determines that any such advance made with respect to the One State Street Whole Loan or the related Mortgaged Property is nonrecoverable, such advance will be reimbursed in full from any collections on the One State Street Whole Loan before any allocation or distribution is made in respect of the principal and interest payments on the One State Street Whole Loan. In the event that collections received after the final liquidation of the One State Street Whole Loan or the related Mortgaged Property are not sufficient to reimburse such property protection advances in full or pay other fees and trust fund expenses in full, the issuing entity will be required to pay its pro rata share of such fees and expenses.

●	Amounts payable with respect to the One State Street Whole Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or modification fees and that are allocated as additional servicing compensation under the NCMS 2018-OSS TSA may be allocated between the One State Street Servicer and One State Street Special Servicer in proportions that are different from the proportions of similar fees allocated between the master servicer and the special servicer with respect to Serviced Mortgage Loans.

●	The One State Street Special Servicer will be required to take actions with respect to the One State Street Whole Loan if it becomes a defaulted loan, which actions are similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties” in this prospectus.

●	With respect to One State Street Whole Loan, the servicing provisions relating to performing inspections are similar, but not necessarily identical, to those of the PSA. The servicing provisions do not include specific provisions relating to the collection of operating information.

●	The NCMS 2018-OSS Servicer and NCMS 2018-OSS Special Servicer (a) have rights related to resignation similar to those of the master servicer and the special servicer under the PSA and (b) are subject to servicer termination events similar, but not necessarily identical, to those in the PSA.

●	The servicing transfer events under the NCMS 2018-OSS TSA that would cause the One State Street Whole Loan to become specially serviced are similar, but not necessarily identical, to those of the PSA. Examples of differences include, without limitation, that under the NCMS 2018-OSS TSA, a payment default will not cause a loan to become specially serviced unless there have been two consecutive monthly payment defaults, and a reasonably foreseeable default will not cause a loan to become specially serviced unless it is a reasonably foreseeable payment default.

●	The liability of the parties to NCMS 2018-OSS TSA will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	Collections on the One State Street Mortgage Loan are required, within two (2) business days following receipt of properly identified funds by the One State Street Servicer to be deposited and maintained in a separate account in the name of the One State Street Servicer for the benefit of the holders of the One State Street Whole Loan until transferred (after payment of certain amounts under the NCMS 2018-OSS TSA) on a monthly basis prior to the Distribution Date to the Collection Account by the One State Street Servicer for distribution in accordance with the PSA.

●	The NCMS 2018-OSS TSA may differ from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

●	There is no operating advisor or equivalent party (and therefore no operating advisor fee) with respect to the NCMS 2018-OSS Mortgage Trust.

●	The NCMS 2018-OSS TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the NCMS 2018-OSS Mortgage Trust.

The One State Street Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—The One State Street Whole Loan—Replacement of Special Servicer” in this prospectus.

The NCMS 2018-OSS depositor, One State Street Servicer, One State Street Special Servicer, NCMS 2018-OSS certificate administrator, One State Street Trustee and various related persons and entities will be entitled to be indemnified by the issuing entity (as and to the same extent the NCMS 2018-OSS Mortgage Trust is required to indemnify such parties pursuant to the terms of the NCMS 2018-OSS TSA) for certain losses and liabilities incurred by any such party in accordance with the terms and conditions of the One State Street Intercreditor Agreement and the NCMS 2018-OSS TSA. To the extent funds on collections from One State Street Whole Loan are insufficient to satisfy such indemnification obligations, the issuing entity will be required to reimburse the applicable indemnified parties for its pro rata share of the insufficiency, including from general collections on deposit in the Collection Account.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The One State Street Whole Loan” in this prospectus.

Servicing of the Yorkshire & Lexington Towers Mortgage Loan

The Yorkshire & Lexington Towers Whole Loan, and any related REO Property, are serviced under the CSAIL 2017-CX10 PSA. The servicing terms of the CSAIL 2017-CX10 PSA are substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements may differ in certain respects, including the items set forth above under “—General”.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—Yorkshire & Lexington Towers Whole Loan”.

Prospective investors are encouraged to review the full provisions of the CSAIL 2017-CX10 PSA, which is available by requesting a copy from the underwriters.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer (with respect to non-Specially Serviced Loans, if the master servicer is processing the action requiring Rating Agency Confirmation) or the special servicer (with respect to Specially Serviced Loans, REO Loans and non-Specially Serviced Loans if the special servicer is processing the action requiring Rating Agency Confirmation with respect to such non-Specially Serviced Loans), as the case may be, may then take such action if the master servicer (with respect to non-Specially Serviced Loans, if the master servicer is processing the action requiring Rating Agency Confirmation) or the special servicer (with respect to Specially Serviced Loans, REO Loans and non-Specially Serviced Loans if the special servicer is processing the action requiring Rating Agency Confirmation with respect to such non-Specially Serviced Loans), as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer has been appointed and currently serves as a master servicer or special servicer, as applicable, on a transaction level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns with respect to such replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage backed securitization transaction serviced by such replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the replacement master servicer) or “CSS3” (in the case of the replacement special servicer), if Fitch is the non-responding Rating Agency or (iii) DBRS has not publicly cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage backed securitization transaction serviced by such replacement master servicer or special servicer prior to the time of determination, if DBRS is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g 5 Information Provider, who will promptly post such notice to the 17g 5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”) and DBRS, Inc. (“DBRS”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA, and thereafter be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, as to the signer thereof, among other things, that (i) a review of that party’s activities during a reporting period consisting of the preceding calendar year or portion of that year and of performance under the PSA or any Sub-Servicing Agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the Sub-Servicing Agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator, the operating advisor and each additional servicer, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance Report”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance Report will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer and the Non-Serviced Special Servicer will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class Z and Class R certificates) and the payment or deemed payment by such exchanging party of the Termination Purchase Amount for the Mortgage Loans and REO Properties remaining in the issuing entity, of which an amount equal to the Termination Purchase Amount will be deemed paid to the issuing entity and deemed distributed to the holder or holders described in clause (B) below in exchange for the then-outstanding certificates (provided, however, that (A) the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class A-S, Class B, Class C and Class D certificates have been reduced to zero, (B) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class Z and Class R certificates) and (C) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at the Termination Purchase Amount. This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then-aggregate principal balance of the pool of Mortgage Loans is less than 1.0% of the Initial Pool Balance (solely for the purposes of this calculation, if such right is being exercised after April 2028 and either or both of the Signet Jewelers Expansion Mortgage Loan or the GED Integrated Solutions Mortgage Loan are still an asset of the trust, then any such Mortgage Loan will be excluded from the then-aggregate principal balance of the pool of Mortgage Loans and from the Initial Pool Balance). The voluntary exchange of certificates (other than the Class R certificates), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

“Termination Purchase Amount” means (a) the sum of (1) the aggregate Purchase Price, excluding the amount described in clause (5) of the definition of “Purchase Price”, of all the Mortgage Loans (exclusive of Specially Serviced Loans and REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the special servicer and approved by the master servicer and the Controlling Class, (3) the fair value of each Specially Serviced Loan as determined by the special servicer consistent with procedures required for making such determinations in connection with the sale of a Defaulted Loan under this Agreement, and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clause (2) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase).

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)  to correct any defect or ambiguity in the PSA;

(b)  to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)  to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)  to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)  to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)   to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)  to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)  to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan and if no Control Termination Event is continuing, the Directing Holder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)   to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)   to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(k)  to modify, eliminate or add to any of its provisions in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the provision related to the risk retention requirements in the event of such repeal.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as third party beneficiary under the PSA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by a Non-Serviced Intercreditor Agreement without the consent of the holder(s) of the related Non-Serviced Companion Loan(s).

Notwithstanding the foregoing, the PSA may not be amended without the consent of each holder of a Subordinate Companion Loan related to a Serviced AB Whole Loan if such amendment would materially and adversely affect the related Mortgage Loan or the related Subordinate Companion Loan holder’s rights with respect thereto.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s, “A-” by Fitch and, if rated by DBRS, “A” by DBRS; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s, “A-” by Fitch and “A(low)” by DBRS, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s, “F1” by Fitch and “R-1(low)” by DBRS and (c) each master servicer maintains a rating of at least “A2” by Moody’s, “A+” by Fitch and “A” by DBRS (provided that nothing in this proviso will impose on either master servicer any obligation to maintain such rating or any other rating); provided, further, that if any such institution is not rated by DBRS, it maintains an equivalent (or higher) rating by any two other NRSROs (which may include Moody’s and/or Fitch), or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator and, if no Control Termination Event is continuing, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, at the expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails (other than by reason of the failure of either the master servicer or the special servicer to timely perform its obligations under the PSA or as a result of other circumstances beyond the trustee’s or certificate administrator’s, as applicable, reasonable control) to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of five (5) days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. Except as described in the following sentence, the terminated or removed trustee or certificate administrator, as applicable, will bear all reasonable costs and expenses in connection with its termination or removal. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may upon 30 days’ prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

Florida

Loans involving real property in Florida are secured by mortgages which must be recorded in the county in which the property is located. There is no power of sale in Florida. A mortgage must be foreclosed in a judicial proceeding. The mortgagee must file an action for foreclosure and must obtain a final judgment of foreclosure against the borrower. After the lender secures a final judgment of foreclosure against the borrower, such judgment will provide that the property be sold at a public auction at the courthouse (or on-line depending on the county) if the full amount of the judgment is not paid prior to the scheduled sale. Fla Statute 45.031 describes the judicial sales procedure in Florida. It requires that the foreclosure sale be held no earlier than 21 (but not more than 35) days after the judgment is entered. However, given the backlog of foreclosure cases in many counties, it is not unusual for foreclosure sales to be held later than the 35 day period specified in the statute. After the foreclosure judgment is entered and prior to the foreclosure sale, a notice of sale must be published once a week for two consecutive weeks in the county in which the property is located and stating when/where the sale is to be held. The lender has a “judgment credit” in the amount of the foreclosure judgment, which the lender may bid at the sale. Everyone else must bid cash. The clerk of the court issues the certificate of sale to the highest bidder on the day of the sale. There generally is no right of redemption after the filing of the clerk’s certificate at the conclusion of the foreclosure sale, with the exception of certain federal agencies such as the Small Business Administration. If no objections to the sale are filed within ten days after filing the certificate of sale, the clerk issues the certificate of title to the property. Deficiency judgments are permitted under Florida law to the extent not prohibited by the applicable loan documents. Deficiency judgments can be obtained either as part of the same foreclosure action or as a separate proceeding. If the lender is the purchaser of the property, the deficiency is generally the difference between the value of the property as of the date of the foreclosure sale and the amount of the foreclosure judgment. Florida law permits the lender to enforce an assignment of rents in the loan documents in the foreclosure action and a lender may have a receiver appointed during the pendency of the foreclosure action. The appointment of a receiver is an equitable remedy and is granted or denied in the discretion of the court.

California

Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the owner of the applicable property and usually the borrower) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a mortgagor), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the grantor (the equivalent of a mortgagor) conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel or motel properties constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel or motel properties may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or the lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotels, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. In some states, a lender must exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then-current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of a mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of pre-petition security interests in post-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both (a) the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and to remain in possession of the property pursuant to the lease and (b) any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, in a multi-borrower loan transaction, a lien granted by one of the borrowers to secure repayment of the loan in excess of its allocated share of loan proceeds could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) such borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured by, among other things, senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the issuing entity to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any other form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Column, which is a sponsor and an originator, and its affiliates are playing several roles in this transaction. Credit Suisse Commercial Mortgage Securities Corp. is the depositor and an affiliate of Column. Column and the other mortgage loan sellers originated, co-originated or acquired the mortgage loans and will be selling them to the depositor. Column is also an affiliate of Credit Suisse Securities (USA) LLC, an underwriter for the offering of the certificates.

Credit Suisse Securities (USA), one of the underwriters, is an affiliate of the depositor and of Column Financial, Inc., a sponsor, a mortgage loan seller, an originator, a warehouse lender to certain other sponsors (or their respective affiliates) and the current holder of one or more Hilton Clearwater Beach Resort & Spa companion loans.

Natixis Securities Americas LLC, one of the underwriters, is an affiliate of the Natixis Real Estate Capital LLC, a sponsor, an originator, a mortgage loan seller, the holder of one or more of the Soho House Chicago companion loans, the Throggs Neck Shopping Center companion loans and the Melbourne Hotel Portfolio companion loans.

The certificate administrator is also acting as (i) the certificate administrator and the trustee under the CSAIL 2018-CX10 PSA with respect to each of the GNL Portfolio Whole Loan, the Yorkshire & Lexington Towers Whole Loan, the 600 Vine Whole Loan and the Garden Multifamily Portfolio Whole Loan, (ii) the master servicer and the certificate administrator under the Benchmark 2018-B1 PSA with respect to the Lehigh Valley Mall Whole Loan, (iii) the certificate administrator and the trustee under the NXMS 2018-OSS PSA with respect to the One State Street Whole Loan and (iv) the master servicer and the certificate administrator under the WFCM 2018-C43 PSA with respect to the Moffett Towers II – Building 2 Whole Loan.

The special servicer is the special servicer under the CGCMT 2018-B2 pooling and servicing agreement governing the servicing of The SoCal Portfolio whole loan and an affiliate of the entity expected to be the directing certificateholder under that pooling and servicing agreement.

The operating advisor and asset representations reviewer is also (i) the operating advisor and asset representations reviewer under the CSAIL 2017-CX10 pooling and servicing agreement with respect to the GNL Portfolio Whole Loan, Yorkshire & Lexington Towers Whole Loan, 600 Vine Whole Loan, and Garden Multifamily Portfolio Whole Loan, (ii) the operating advisor and asset representations reviewer under the Benchmark 2018-B1 pooling and servicing agreement with respect to the Lehigh Valley Mall Whole Loan, (iii) the operating advisor and asset representations reviewer under the CGCMT 2018-B2 pooling and servicing agreement with respect to The SoCal Portfolio Whole Loan, and (iv) the operating advisor and asset representations reviewer under the WFCM 2018-C43 pooling and servicing agreement with respect to the Moffett Towers II – Building 2 Whole Loan.

Column provides warehouse financing to Argentic through various repurchase facilities and other lending arrangements. Some or all of the Argentic Mortgage Loans are (or as of the securitization closing date may be) subject to such repurchase facilities and other lending arrangements. If such is the case at the time the certificates are issued, then Argentic will use the proceeds from its sale of the Argentic Mortgage Loans to the depositor to, among other things, reacquire or otherwise obtain the release of the warehoused Argentic Mortgage Loans from the repurchase agreement counterparties or other types of lenders free and clear of any liens. As of March 20, 2018, Column was the repurchase agreement counterparty with respect to 14 of the Argentic Mortgage Loans representing 17.2% of the pool, with an aggregate Cut-off Date Balance of $163,786,203. The certificate administrator is the interim custodian of the loan documents with respect to all of the Argentic Mortgage Loans, which have an aggregate Cut-off Date Balance of $169,536,203.

Column provides warehouse financing to BSPRT through various repurchase facilities and other lending arrangements. Some or all of the BSPRT Mortgage Loans are (or as of the securitization closing date may be) subject to such repurchase facilities and other lending arrangements. If such is the case at the time the certificates are issued, then BSPRT will use the proceeds from its sale of the BSPRT Mortgage Loans to the depositor to, among other things, reacquire or otherwise obtain the release of the warehoused BSPRT Mortgage Loans from the repurchase agreement counterparties or other types of lenders free and clear of any liens. As of March 20, 2018, Column was the repurchase agreement counterparty with respect to all of the BSPRT Mortgage Loans, with an aggregate Cut-off Date Balance of $52,130,342.53. The certificate administrator is the interim custodian of the loan documents with respect to all of the BSPRT Mortgage Loans, which have an aggregate Cut-off Date Balance of $52,130,342.53.

Pursuant to certain interim servicing agreements between NREC or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain NREC Mortgage Loans prior to their inclusion in the issuing entity.

Midland is also the special servicer under the Benchmark 2018-B1 PSA with respect to the Lehigh Valley Mall Whole Loan,(ii) the master servicer under the CGCMT 2018-B2 PSA with respect to The SoCal Portfolio Whole Loan and (iii) the special servicer under the WFCM 2018-C43 PSA with respect to the Moffett Towers II – Building 2 Whole Loan.

With respect to the Mortgage Loan partially secured by the Mortgaged Property identified on Annex A-1 as GNL Portfolio – PNC Bank N.A., representing approximately 0.2% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, PNC Bank, National Association is the only tenant.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Operating Advisor”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a Subordinate Companion Loan or a mezzanine loan, if any. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the Mortgage Loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the Mortgage Loans after the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates are no longer outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the Principal Balance Certificates or, in the case of the Class X-A and Class X-B certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any Principal Balance Certificate purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any Principal Balance Certificate purchased at a premium (and any Class X Certificate), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a Principal Balance Certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates of these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee (or, in the case of any Non-Serviced Mortgage Loan, the Non-Serviced Master Servicer or the Non-Serviced Trustee under the related Non-Serviced PSA) of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to a Non-Serviced Mortgage Loan). Any reduction of the Certificate Balances of the “Underlying Class(es)” of certificates indicated in the table below as a result of the application of Realized Losses will, in each case, also reduce the Notional Amount of the related class of interest-only certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class(es)

Class X-A	$745,619,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates

Class X-B	$80,994,000	Class B and Class C certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Losses and shortfalls on any Serviced AB Whole Loan and Prepayment Interest Shortfalls for each Distribution Date with respect to a Serviced AB Whole Loan will generally be allocated first to the related Subordinate Companion Loan and then to the related Mortgage Loan (and correspondingly to the Regular Certificates to the extent not covered by the master servicer’s Compensating Interest Payment for such Distribution Date in the case of any Prepayment Interest Shortfall) and any related Pari Passu Companion Loan(s) on a pro rata basis.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or yield maintenance charges, release of property provisions and amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Cut-off Date Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related “Underlying Class(es)” of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class(es)

Class X-A	$745,619,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates

Class X-B	$80,994,000	Class B and Class C

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class(es)
certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that are also Principal Balance Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	each Mortgage Loan is assumed to prepay at the indicated level of CPY. The column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before the maturity date. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPY following the expiration of any applicable lockout period, any period in which defeasance is permitted and any applicable yield maintenance period,

●	there are no delinquencies,

●	scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are received on a timely basis, beginning in May 2018,

●	each ARD Loan is paid in full on its Anticipated Repayment Date,

●	no prepayment premiums or yield maintenance charges are collected,

●	no party exercises its right of optional termination of the issuing entity described in this prospectus or any other purchase option with respect to a Mortgage Loan described in this prospectus,

●	no Mortgage Loan is required to be repurchased from the issuing entity,

●	the Administrative Cost Rate for each Mortgage Loan is the rate set forth on Annex A-1 with respect to such Mortgage Loan. The Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans,

●	there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or appraisal reduction amounts allocated to any class of certificates,

●	distributions on the certificates are made on the 15th calendar day (each assumed to be a business day) of each month, commencing in May 2018,

●	the certificates will be issued on the Closing Date,

●	the Pass-Through Rate with respect to each class of Offered Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates” in this prospectus,

●	all prepayments are assumed to be voluntary prepayments and will not include, without limitation, Liquidation Proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the issuing entity or any prepayment that is accepted by the master servicer or the special servicer pursuant to a workout, settlement or loan modification,

●	the initial respective principal balances and notional amounts of the various classes of Regular Certificates are as set forth in the table and the footnotes to the table under “Summary of Certificates” in this prospectus, and

●	with respect to any Whole Loan, for the purpose of assumed CPY prepayment rates, prepayments are determined on the basis of the principal balance of the related Whole Loan.

To the extent that the Mortgage Loans (or Whole Loans) have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans (or Whole Loans) that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans (or Whole Loans) were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans (or Whole Loans) may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
April 2019	83	83	83	83	83
April 2020	63	63	63	63	63
April 2021	39	39	39	39	39
April 2022	13	12	10	6	0
April 2023 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	2.50	2.48	2.47	2.47	2.46

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class A-1 certificates.

Percentages of the Initial Certificate Balance of
the Class A-2 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
April 2019	100	100	100	100	100
April 2020	100	100	100	100	100
April 2021	100	100	100	100	100
April 2022	100	100	100	100	69
April 2023 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	4.70	4.69	4.67	4.63	4.39

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class A-2 certificates.

Percentages of the Initial Certificate Balance of
the Class A-3 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100
April 2019	100	100	100	100	100
April 2020	100	100	100	100	100
April 2021	100	100	100	100	100
April 2022	100	100	100	100	100
April 2023	100	100	100	100	100
April 2024	100	100	100	100	100
April 2025 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	6.85	6.81	6.77	6.71	6.40

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class A-3 certificates.

Percentages of the Initial Certificate Balance of
the Class A-4 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
April 2019	100	100	100	100	100
April 2020	100	100	100	100	100
April 2021	100	100	100	100	100
April 2022	100	100	100	100	100
April 2023	100	100	100	100	100
April 2024	100	100	100\	100	100
April 2025	100	100	100	100	100
April 2026	100	100	100	100	100
April 2027	87	87	86	86	82
April 2028 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	9.32	9.28	9.25	9.22	9.05

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class A-4 certificates.

Percentages of the Initial Certificate Balance of
the Class A-5 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
April 2019	100	100	100	100	100
April 2020	100	100	100	100	100
April 2021	100	100	100	100	100
April 2022	100	100	100	100	100
April 2023	100	100	100	100	100
April 2024	100	100	100	100	100
April 2025	100	100	100	100	100
April 2026	100	100	100	100	100
April 2027	100	100	100	100	100
April 2028 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	9.70	9.69	9.66	9.62	9.38

(1)	The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class A-5 certificates.

Percentages of the Initial Certificate Balance of
the Class A-SB Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
April 2019	100	100	100	100	100
April 2020	100	100	100	100	100
April 2021	100	100	100	100	100
April 2022	100	100	100	100	100
April 2023	98	98	98	98	98
April 2024	72	72	72	72	72
April 2025	46	46	46	46	46
April 2026	20	20	20	20	20
April 2027 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	6.87	6.87	6.87	6.87	6.88

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class A-SB certificates.

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
April 2019	100	100	100	100	100
April 2020	100	100	100	100	100
April 2021	100	100	100	100	100
April 2022	100	100	100	100	100
April 2023	100	100	100	100	100
April 2024	100	100	100	100	100
April 2025	100	100	100	100	100
April 2026	100	100	100	100	100
April 2027	100	100	100	100	100
April 2028 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	9.91	9.89	9.87	9.83	9.60

(1)	The weighted average life of the Class A-S certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-S certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class A-S certificates.

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
April 2019	100	100	100	100	100
April 2020	100	100	100	100	100
April 2021	100	100	100	100	100
April 2022	100	100	100	100	100
April 2023	100	100	100	100	100
April 2024	100	100	100	100	100
April 2025	100	100	100	100	100
April 2026	100	100	100	100	100
April 2027	100	100	100	100	100
April 2028 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	9.91	9.91	9.91	9.91	9.66

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class B certificates.

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
April 2019	100	100	100	100	100
April 2020	100	100	100	100	100
April 2021	100	100	100	100	100
April 2022	100	100	100	100	100
April 2023	100	100	100	100	100
April 2024	100	100	100	100	100
April 2025	100	100	100	100	100
April 2026	100	100	100	100	100
April 2027	100	100	100	100	100
April 2028 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	9.91	9.91	9.91	9.91	9.71

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from and including April 1, 2018 to but excluding the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans (or Whole Loans) or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans (or Whole Loans) will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans (or Whole Loans) are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price(%)	0% CPY	25% CPY	50% CPY	75% CPY	100%CPY
95.9997%	4.6034%	4.6149%	4.6208%	4.6247%	4.6280%
96.9997%	4.1570%	4.1655%	4.1699%	4.1728%	4.1752%
97.9997%	3.7175%	3.7230%	3.7259%	3.7278%	3.7294%
98.9997%	3.2847%	3.2872%	3.2886%	3.2895%	3.2902%
99.9997%	2.8583%	2.8580%	2.8578%	2.8577%	2.8576%
100.9997%	2.4382%	2.4350%	2.4333%	2.4322%	2.4313%
101.9997%	2.0243%	2.0182%	2.0150%	2.0130%	2.0112%
102.9997%	1.6163%	1.6074%	1.6028%	1.5997%	1.5972%
103.9997%	1.2142%	1.2025%	1.1964%	1.1924%	1.1890%

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.9999%	4.0513%	4.0518%	4.0527%	4.0541%	4.0643%
99.9999%	3.8138%	3.8137%	3.8136%	3.8133%	3.8116%
100.9999%	3.5791%	3.5785%	3.5773%	3.5753%	3.5618%
101.9999%	3.3470%	3.3460%	3.3438%	3.3401%	3.3149%
102.9999%	3.1176%	3.1161%	3.1129%	3.1075%	3.0709%
103.9999%	2.8908%	2.8888%	2.8846%	2.8776%	2.8296%
104.9999%	2.6666%	2.6641%	2.6589%	2.6503%	2.5911%
105.9999%	2.4448%	2.4418%	2.4357%	2.4255%	2.3552%
106.9999%	2.2255%	2.2220%	2.2150%	2.2031%	2.1219%

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.9998%	4.2738%	4.2744%	4.2751%	4.2763%	4.2824%
99.9998%	4.1025%	4.1024%	4.1022%	4.1020%	4.1008%
100.9998%	3.9332%	3.9323%	3.9313%	3.9298%	3.9214%
101.9998%	3.7658%	3.7643%	3.7624%	3.7595%	3.7440%
102.9998%	3.6004%	3.5981%	3.5953%	3.5913%	3.5686%
103.9998%	3.4368%	3.4339%	3.4302%	3.4249%	3.3952%
104.9998%	3.2751%	3.2715%	3.2669%	3.2604%	3.2237%
105.9998%	3.1151%	3.1109%	3.1055%	3.0977%	3.0542%
106.9998%	2.9569%	2.9520%	2.9458%	2.9367%	2.8865%

Pre-Tax Yield to Maturity (CBE) for the Class A-4 Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
96.9993%	4.1713%	4.1725%	4.1736%	4.1748%	4.1805%
97.9993%	4.0382%	4.0390%	4.0397%	4.0404%	4.0441%
98.9993%	3.9067%	3.9070%	3.9074%	3.9077%	3.9094%
99.9993%	3.7767%	3.7767%	3.7766%	3.7765%	3.7763%
100.9993%	3.6483%	3.6478%	3.6474%	3.6469%	3.6447%
101.9993%	3.5214%	3.5205%	3.5197%	3.5188%	3.5146%
102.9993%	3.3959%	3.3946%	3.3934%	3.3921%	3.3860%
103.9993%	3.2718%	3.2701%	3.2686%	3.2669%	3.2589%
104.9993%	3.1491%	3.1470%	3.1451%	3.1431%	3.1332%

Pre-Tax Yield to Maturity (CBE) for the Class A-5 Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.9994%	4.1747%	4.1748%	4.1750%	4.1754%	4.1777%
99.9994%	4.0473%	4.0473%	4.0473%	4.0472%	4.0468%
100.9994%	3.9215%	3.9213%	3.9210%	3.9205%	3.9174%
101.9994%	3.7971%	3.7968%	3.7962%	3.7952%	3.7894%
102.9994%	3.6742%	3.6737%	3.6729%	3.6714%	3.6630%
103.9994%	3.5526%	3.5520%	3.5509%	3.5490%	3.5380%
104.9994%	3.4325%	3.4317%	3.4304%	3.4280%	3.4144%
105.9994%	3.3137%	3.3127%	3.3111%	3.3084%	3.2922%
106.9994%	3.1962%	3.1951%	3.1933%	3.1900%	3.1714%

Pre-Tax Yield to Maturity (CBE) for the Class A-SB Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.9998%	4.2122%	4.2122%	4.2122%	4.2122%	4.2121%
99.9998%	4.0413%	4.0413%	4.0413%	4.0413%	4.0413%
100.9998%	3.8725%	3.8725%	3.8725%	3.8725%	3.8726%
101.9998%	3.7056%	3.7056%	3.7056%	3.7056%	3.7059%
102.9998%	3.5408%	3.5408%	3.5408%	3.5408%	3.5411%
103.9998%	3.3778%	3.3778%	3.3778%	3.3778%	3.3782%
104.9998%	3.2166%	3.2166%	3.2166%	3.2166%	3.2172%
105.9998%	3.0573%	3.0573%	3.0573%	3.0573%	3.0580%
106.9998%	2.8998%	2.8998%	2.8998%	2.8998%	2.9006%

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price(%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
5.8491%	6.3558%	6.3137%	6.2624%	6.1871%	5.7509%
5.9491%	5.9317%	5.8892%	5.8374%	5.7612%	5.3204%
6.0491%	5.5185%	5.4756%	5.4232%	5.3462%	4.9008%
6.1491%	5.1157%	5.0723%	5.0195%	4.9417%	4.4918%
6.2491%	4.7228%	4.6790%	4.6256%	4.5470%	4.0928%
6.3491%	4.3393%	4.2952%	4.2413%	4.1620%	3.7034%
6.4491%	3.9650%	3.9205%	3.8661%	3.7860%	3.3232%
6.5491%	3.5993%	3.5545%	3.4996%	3.4187%	2.9518%
6.6491%	3.2421%	3.1968%	3.1415%	3.0599%	2.5888%

Pre-Tax Yield to Maturity (CBE) for the Class X-B Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
1.6281%	4.7300%	4.7663%	4.8144%	4.8889%	4.5978%
1.6381%	4.5980%	4.6344%	4.6826%	4.7573%	4.4645%
1.6481%	4.4672%	4.5037%	4.5520%	4.6268%	4.3325%
1.6581%	4.3376%	4.3741%	4.4226%	4.4976%	4.2016%
1.6681%	4.2091%	4.2457%	4.2943%	4.3694%	4.0719%
1.6781%	4.0817%	4.1184%	4.1671%	4.2424%	3.9433%
1.6881%	3.9555%	3.9923%	4.0410%	4.1165%	3.8158%
1.6981%	3.8303%	3.8672%	3.9160%	3.9917%	3.6895%
1.7081%	3.7062%	3.7432%	3.7921%	3.8680%	3.5642%

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.9998%	4.3947%	4.3948%	4.3950%	4.3954%	4.3975%
99.9998%	4.2681%	4.2681%	4.2681%	4.2680%	4.2676%
100.9998%	4.1431%	4.1429%	4.1426%	4.1421%	4.1392%
101.9998%	4.0195%	4.0191%	4.0186%	4.0178%	4.0124%
102.9998%	3.8973%	3.8968%	3.8960%	3.8949%	3.8871%
103.9998%	3.7766%	3.7759%	3.7749%	3.7734%	3.7631%
104.9998%	3.6572%	3.6563%	3.6551%	3.6532%	3.6406%
105.9998%	3.5392%	3.5381%	3.5367%	3.5345%	3.5195%
106.9998%	3.4225%	3.4213%	3.4196%	3.4170%	3.3997%

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.9995%	4.5997%	4.5997%	4.5997%	4.5997%	4.6019%
99.9995%	4.4718%	4.4718%	4.4718%	4.4718%	4.4714%
100.9995%	4.3455%	4.3455%	4.3455%	4.3455%	4.3425%
101.9995%	4.2207%	4.2207%	4.2207%	4.2207%	4.2151%
102.9995%	4.0973%	4.0973%	4.0973%	4.0973%	4.0892%
103.9995%	3.9754%	3.9754%	3.9754%	3.9754%	3.9647%
104.9995%	3.8549%	3.8549%	3.8549%	3.8549%	3.8417%
105.9995%	3.7357%	3.7357%	3.7357%	3.7357%	3.7200%
106.9995%	3.6179%	3.6179%	3.6179%	3.6179%	3.5998%

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
96.4330%	5.3764%	5.3772%	5.3781%	5.3796%	5.3919%
97.4330%	5.2417%	5.2424%	5.2434%	5.2449%	5.2550%
98.4330%	5.1086%	5.1093%	5.1103%	5.1118%	5.1197%
99.4330%	4.9772%	4.9779%	4.9789%	4.9804%	4.9862%
100.4330%	4.8473%	4.8481%	4.8490%	4.8505%	4.8542%
101.4330%	4.7191%	4.7198%	4.7208%	4.7223%	4.7239%
102.4330%	4.5923%	4.5931%	4.5940%	4.5955%	4.5951%
103.4330%	4.4671%	4.4678%	4.4688%	4.4703%	4.4678%
104.4330%	4.3433%	4.3440%	4.3450%	4.3465%	4.3420%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with the provisions of each Non-Serviced PSA and the continued qualification of each REMIC formed thereunder, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, the portions of the issuing entity consisting of the Excess Interest and the Excess Interest Distribution Account will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code, and the Class Z certificates will represent undivided beneficial interests in the Grantor Trust.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split note interests in such mortgage loans such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the Trust REMICs. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on the regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, twenty-eight (28) of the Mortgaged Properties securing nine (9) Mortgage Loans collectively representing approximately 11.7% of the Initial Pool Balance, are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Notwithstanding the following, under new legislation enacted on December 22, 2017 (the “Tax Cut and Jobs Act”), for tax years beginning after December 31, 2017, Regular Interestholders may be required to accrue amounts of market discount, yield maintenance charges and other amounts no later than the year they included such amounts as revenue on their applicable financial statements. In addition, income from a debt instrument having original issue discount will be subject to this rule for tax years beginning after December 31, 2018. Prospective investors are urged to consult their tax counsel regarding the potential application of the Tax Cuts and Jobs Act to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

In addition, it is anticipated that the certificate administrator will treat the Regular Interests related to the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or anticipated repayment date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPY; provided that it is assumed that the ARD Loan prepays on its anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Regular Interest related to a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest only certificates, the preceding sentence may not apply in the case of Regular Interests related to the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to beneficial owners of the Regular Interests relating to the Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of their Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Regular Interests related to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premium

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class A-S, Class B, Class C and Class D certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of yield maintenance charges and prepayment premiums so allocated should be taxed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class A-S, Class B, Class C and Class D certificates, but it is not expected, for federal income tax reporting purposes, that yield maintenance charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of yield maintenance charges and prepayment premiums. Yield maintenance charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class A-S, Class B, Class C and Class D certificates. The IRS may disagree with these positions. Investors should consult their own tax advisors concerning the treatment of yield maintenance charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount, or other amounts, previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to such Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property” taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures (“TMPs”).

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a TMP’s actions under the rules that were in place for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and Treasury regulations so that residual holders, to the fullest extent possible, rather than any Trust REMIC itself, will be liable for any taxes arising from audit adjustments to such Trust REMICs’ taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions.

Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

“U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). A “Non-U.S. Person” is a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, on or after January 1, 2019, gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest, to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The trustee or certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the trustee or certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMICs. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above must be furnished annually to the Regular Interestholders and filed annually with the IRS.

In addition, the Grantor Trust may be subject to Treasury regulations providing specific reporting rules for “widely-held fixed investment trusts”. Under these regulations, the certificate administrator will be required to file IRS Form 1099 (or any successor form) with the IRS with respect to holders of Regular Certificates and Class Z certificates who are not “exempt recipients” (a term that includes corporations, trusts, securities dealers, middlemen and certain other non-individuals) and do not hold such certificates through a middleman, to report the issuing entity’s gross income and, in certain circumstances, unless the certificate administrator reports under the safe harbor as described in the last sentence of this paragraph, if any assets of the issuing entity were disposed of or certificates are sold in secondary market sales, the portion of the gross proceeds relating to the assets of the issuing entity that are attributable to such holder. The same requirements would be imposed on middlemen holding such certificates on behalf of the related holders. Under certain circumstances, the certificate administrator may report under the safe harbor for widely-held mortgage trusts, as such term is defined under Treasury regulations Section 1.671-5.

These regulations also require that the certificate administrator make available information regarding interest income and information necessary to compute any original issue discount to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) Certificateholders who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 30th day after the close of the calendar year to which the request relates and 14 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local and any other tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter conflicts of interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Credit Suisse Securities (USA) LLC	Natixis Securities Americas LLC	Barclays Capital Inc.
Class A-1	$30,370,000	$0	$0
Class A-2	$50,930,000	$0	$0
Class A-3	$61,244,000	$0	$0
Class A-4	$158,100,000	$0	$0
Class A-5	$329,412,000	$0	$0
Class A-SB	$36,952,000	$0	$0
Class X-A	$745,619,000	$0	$0
Class X-B	$80,994,000	$0	$0
Class A-S	$78,611,000	$0	$0
Class B	$39,306,000	$0	$0
Class C	$41,688,000	$0	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 108.2% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from April 1, 2018, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $5,180,000, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three (3) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Credit Suisse Securities (USA) LLC, one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. Natixis Securities Americas LLC, one of the underwriters, is an affiliate of NREC, which is a sponsor and mortgage loan seller. Barclays Capital Inc, one of the underwriters, is an affiliate of Barclays Bank PLC, which is a sponsor and mortgage loan seller.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is expected to be directed to an affiliate of Credit Suisse Securities (USA) LLC, which is an underwriter for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Credit Suisse Securities (USA) LLC, of the purchase price for the Offered Certificates, and the payment by the depositor to Column, an affiliate of Credit Suisse Securities (USA) LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by Column. Additionally, proceeds received by BSPRT Finance, LLC in connection with the contribution of certain of the BSPRT Mortgage Loans to this securitization transaction will be applied, among other things, to directly or indirectly reacquire any such mortgage loans that are financed with, and to make the applicable payments to, Column, an affiliate of Credit Suisse Securities (USA) LLC, as the related repurchase agreement counterparty. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described in the immediately preceding paragraph and the prior paragraph, each of Credit Suisse Securities (USA) LLC, Natixis Securities Americas LLC and Barclays Capital Inc. have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Incorporation of Certain Information by Reference

The disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the issuing entity (file number 333-207361-08)—in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. §§ 601(b)(102) and 601(b)(103))—are hereby incorporated by reference into this prospectus.

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 11 Madison Avenue, New York, New York 10010, Attention: Secretary, or by telephone at (212) 325-2000.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-207361) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, Form ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and certain other entities whose underlying assets include “plan assets” by reason of a plan’s investment in the entity, including collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested, in each case, that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to Section 406 of ERISA or Code Section 4975. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer, any underwriter or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or gives, investment advice with respect to those assets for a fee, direct or indirect; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of the value of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, direct or indirect, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to Credit Suisse Securities (USA) LLC an individual prohibited transaction exemption, PTE 89-90, 54 Fed. Reg. 42597 (October 17, 1989) as amended by PTE 2013-08, 78 Fed. Reg. 41090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Credit Suisse Securities (USA) LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each beneficial owner of an Offered Certificate or any interest therein that is a Plan, including any fiduciary purchasing Offered Certificates on behalf of a Plan (“Plan Fiduciary”), will be deemed to have represented by its acquisition of such Offered Certificates that:

(1) none of the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer or any of their respective affiliated entities (the “Transaction Parties”), has provided or will provide advice with respect to the acquisition of Offered Certificates by the Plan, other than to the Plan Fiduciary which is independent of the Transaction Parties, and the Plan Fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a State or Federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a Plan; (c) is an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Securities Exchange

Act of 1934, as amended; or (e) has, and at all times that the Plan is invested in the Offered Certificates will have, total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) shall not be satisfied if the Plan Fiduciary is either (i) the owner or a relative of the owner of an investing individual retirement account or (ii) a participant or beneficiary of the Plan investing in the Offered Certificates in such capacity);

(2) the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition by the Plan of Offered Certificates;

(3) the Plan Fiduciary is a “fiduciary” with respect to the Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the Plan’s acquisition of the Offered Certificates;

(4) none of the Transaction Parties has exercised any authority to cause the Plan to invest in the Offered Certificates or to negotiate the terms of the Plan’s investment in the Offered Certificates or received a fee or other compensation from the Plan or Plan Fiduciary for the provision of investment advice in connection with the acquisition by the Plan of the Offered Certificates; and

(5) the Plan Fiduciary has been informed by the Transaction Parties: (a) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and that no such entity has given investment advice or otherwise made a recommendation, in connection with the Plan’s acquisition of the Offered Certificates; and (b) of the existence and nature of the Transaction Parties financial interests in the Plan’s acquisition of the Offered Certificates, as described in this prospectus.

The above representations are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.

None of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of any Offered Certificates by any Plan.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP. Certain legal matters will be passed upon for the underwriters by Dentons US LLP.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the three (3) Rating Agencies engaged by the depositor to rate the offered certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate of the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in April 2051. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties, default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more classes of Offered Certificates relying on information they receive pursuant to Rule 17g 5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Offered Certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the classes of Offered Certificates. If the depositor had selected that NRSRO to rate those other classes of Offered Certificates not rated by it, its ratings of those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Significant Definitions

1

111 West Jackson Companion Loans	202
111 West Jackson Intercreditor Agreement	202
111 West Jackson Junior Subordinate Companion Loan	202
111 West Jackson Junior Subordinate Companion Loan Control Appraisal Period	206
111 West Jackson Major Decisions	207
111 West Jackson Mortgage Loan	201
111 West Jackson Mortgaged Property	201
111 West Jackson Note Holder Purchase Notice	208
111 West Jackson Pari Passu Companion Loan	202
111 West Jackson Senior Loans	202
111 West Jackson Senior Subordinate Companion Loan	202
111 West Jackson Senior Subordinate Companion Loan Control Appraisal Period	206
111 West Jackson Sequential Pay Event	204
111 West Jackson Subordinate Companion Loans	202
111 West Jackson Threshold Event Collateral	207
111 West Jackson Whole Loan	202
111 West Jackson Whole Loan Directing Holder	206
17g-5 Information Provider	322
1986 Act	471
1996 Act	449

2

2015 Budget Act	478

3

30/360 Basis	180, 353

4

401(c) Regulations	488

A

AB Modified Loan	363
AB Whole Loan	197
AB Whole Loan Controlling Holder	390
Accelerated Mezzanine Loan Lender	315
Acceptable Insurance Default	367
ACM	15
Acting General Counsel’s Letter	131
Actual/360	137
Actual/360 Basis	180
Actual/360 Loans	344
ADA	452
Additional Exclusions	366
Additional Parking Abatement Amount	161
Administrative Cost Rate	301
ADR	137
Advances	340
Advisers Act	487
Affirmative Asset Review Vote	402
AiRes	170
Allocated Cut-off Date Loan Amount	137
Annual Debt Service	137
Anticipated Repayment Date	180
Appraisal Reduction Amount	360
Appraisal Reduction Event	359
Appraised Value	137
Appraised-Out Class	364
AR Defendants	163
ARD Loan	180
Argentic	265
Argentic Data Tape	271
Argentic Investment Management	288
Argentic Mortgage Loans	265
Argentic Review Team	270
ASH	288
ASR Consultation Process	379
Assessment of Compliance Report	431
Asset Representations Reviewer Asset Review Fee	358
Asset Representations Reviewer Fee	358
Asset Representations Reviewer Fee Rate	358
Asset Representations Reviewer Termination Event	406
Asset Representations Reviewer Upfront Fee	358
Asset Review	403
Asset Review Notice	402
Asset Review Quorum	402
Asset Review Report	404
Asset Review Report Summary	404
Asset Review Standard	404
Asset Review Trigger	401
Asset Review Vote Election	402
Asset Status Report	376
Assumed Final Distribution Date	308

Assumed Scheduled Payment	303
Attestation Report	431
Available Funds	295

B

Balloon Balance	138
Banking Act	131
Bankruptcy Code	444
Barclays	259
Barclays Data Tape	260
Barclays Mortgage Loans	260
Barclays Review Team	260
Barclays’ Qualification Criteria	261
Base Interest Fraction	307
Beds	143
Benchmark 2018-B1 PSA	197
Borrower Party	315
Borrower Party Affiliate	315
Breach Notice	331
BRRD	132
BSPRT	251
BSPRT Data Tape	252
BSPRT Mortgage Loans	251
BSPRT Review Team	252

C

C&J Properties	157
C(WUMP)O	17
CERCLA	449
Certificate Administrator/Trustee Fee	357
Certificate Administrator/Trustee Fee Rate	357
Certificate Balance	293
Certificate Owners	324
Certificateholder	316
Certificateholder Quorum	409
Certified Operating Histories	13
Certified Rent Roll	13
CGCMT 2018-B2 PSA	197
Class A Certificates	292
Class A-SB Planned Principal Balance	303
Class A-SB Scheduled Principal Balance	296
Class X Certificates	292
Clearstream	323
Clearstream Participants	325
Closing Date	136, 231
CMBS	55
CMBS B-piece Securities	288
CMMBS	277
Code	469
Co-Lender Agreement	194
Collateral Deficiency Amount	363
Collection Account	343
Collection Period	296
Column	231
Column Data Tape	232
Column Deal Team	232
Column Mortgage Loans	231
Communication Request	327
Companion Distribution Account	343
Companion Loan Holder	194
Companion Loan Rating Agency	197
Companion Loans	135
Compensating Interest Payment	309
Constant Prepayment Rate	459
Consultation Termination Event	390
Control Appraisal Period	390
Control Eligible Certificates	385
Control Note	197
Control Termination Event	390
Controlling Class	385
Controlling Class Certificateholder	385
Controlling Companion Loan	197
Controlling Holder	197
Controlling Owner	14
Corrected Loan	376
Covered Transactions	242
CPR	459
CPY	459
Credit Risk Retention Rules	287
Credit Suisse	238
CREFCR	313
CREFCR Intellectual Property Royalty License Fee	359
CREFCR Intellectual Property Royalty License Fee Rate	359
CREFCR Reports	313
Crossed Group	138
Cross-Over Date	299
CSAIL 2017-CX10 PSA	197
CSAIL 2017-CX10 Trust	222
CSC	166
CSCMSC	238
Cumulative Appraisal Reduction Amount	363, 364
Cure/Contest Period	404
Cut-off Date	135
Cut-off Date Balance	138
Cut-off Date DSCR	139
Cut-off Date Loan-to-Value Ratio	138
Cut-off Date LTV Ratio	138

D

DBRS	430
DDC	164
Debt Service Coverage Ratio	139
Debt Service Reserve Account	161
Debt Yield on Underwritten NCF	138
Debt Yield on Underwritten Net Cash Flow	138
Debt Yield on Underwritten Net Operating Income	138

Debt Yield on Underwritten NOI	138
Defaulted Loan	382
Defeasance	11
Defeasance Deposit	183
Defeasance Loans	183
Defeasance Lock Out Period	183
Defeasance Option	183
Definitive Certificate	323
Delinquent Loan	402
Demand Entities	242
Depositaries	323
Determination Date	294
Diligence File	329
Directing Certificateholder	384
Directing Holder	385
Directing Holder Approval Process	378
Disclosable Special Servicer Fees	357
Dispute Resolution Consultation	421
Dispute Resolution Cut-off Date	421
Distribution Accounts	343
Distribution Date	294
Distribution Date Statement	313
DLJ	242
Dodd-Frank Act	114
DOL	485
DSCR	139
DTC	323
DTC Participants	324
DTC Rules	325
Due Date	179, 296

E

EDGAR	484
Eligible Asset Representations Reviewer	405
Eligible Operating Advisor	396
Enforcing Party	420
Enforcing Servicer	420
Environmental Insurance Policy	15
ERC	157
ESA	156
Escrow/Reserve Mitigating Circumstances	237
EU Risk Retention and Due Diligence Requirements	115
Euroclear	323
Euroclear Operator	325
Euroclear Participants	325
Excess Interest	180, 294
Excess Interest Distribution Account	344
Excess Modification Fee Amount	354
Excess Modification Fees	352
Excess Prepayment Interest Shortfall	310
Exchange Act	230
Excluded Controlling Class Holder	315
Excluded Controlling Class Loan	316
Excluded Information	316
Excluded Loan	316
Excluded Plan	487
Excluded Special Servicer	409
Excluded Special Servicer Loan	409
Exemption	486
Exemption Rating Agency	486

F

FATCA	480
FDEP	159
FDIA	130
FDIC	130
FF&E	148
FIEL	18
Final Asset Status Report	378
Final Dispute Resolution Election Notice	422
Financial Promotion Order	15
FIRREA	133
Fitch	430
FPO Persons	15
FSMA	16

G

GAAP	287
Gain-on-Sale Entitlement Amount	296
Gain-on-Sale Remittance Amount	296
Gain-on-Sale Reserve Account	344
Garn Act	451
GNL Defendants	163
GNL Portfolio Mortgaged Properties	184
Grantor Trust	53, 294, 469
Ground Lease	12

H

Hard Lockbox	190
Hembree Release Parcel	188
High Net Worth Companies, Unincorporated Associations, Etc.	15
Horizontal Risk Retention Percentage	287
HRR Certificates	287

I

IDEM	157
Impermissible Asset Representations Reviewer Affiliate	416
Impermissible Operating Advisor Affiliate	416
Impermissible Risk Retention Affiliate	416
Impermissible TPP Affiliate	416
Indirect Participants	324
Initial Delivery Date	376
Initial Pool Balance	135
Initial Rate	180
Initial Requesting Certificateholder	420

In-Place Cash Management	139
Insolvency Act	131
Insolvency Qualifications	2
Insurance and Condemnation Proceeds	343
Intercreditor Agreement	194
Interest Accrual Amount	301
Interest Accrual Period	301
Interest Distribution Amount	301
Interest Reserve Account	343
Interest Shortfall	301
Interested Person	383
Investor Certification	316
Investor Registry	321
IORPs	116
ISRA	159

L

Largest Tenant	139
Largest Tenant Lease Expiration Date	139
LBP	15
Liquidation Fee	355
Liquidation Proceeds	343
LNR Partners	280
Loan Per Unit	139
Loan-Specific Directing Certificateholder	385
Loss of Value Payment	332
Lower-Tier Regular Interests	469
Lower-Tier REMIC	53, 294, 469
Lower-Tier REMIC Distribution Account	343
LSSI	160
LTV Ratio as of the Maturity Date/ARD	139
LTV Ratio at Maturity/ARD	139

M

Macy’s Release Parcel	185
MAI	334
Major Decision	386
Major Decision Reporting Package	388
MAS	17
Material Defect	331
Maturity Date/ARD Loan-to-Value Ratio	139
Maturity Date/ARD LTV Ratio	139
Melbourne Hotel Portfolio PSA	197
Midland	277
MIFID II	14
MLPA	327
MOA	287
Modeling Assumptions	459
Modification Fees	352
Moody’s	430
Mortgage	136
Mortgage File	327
Mortgage Loans	135
Mortgage Note	136
Mortgage Pool	135
Mortgage Rate	301
Mortgaged Property	136
Most Recent NOI	140

N

Natixis	243
NCMS 2018-OSS Mortgage Trust	212
NCMS 2018-OSS TSA	197
Net Cash Flow	141
Net Mortgage Rate	301
NJDEP	157, 159
NNYB	246
Non-Control Note	197
Non-Controlling Holder	197
Nonrecoverable Advance	340
Non-Reduced Certificates	323
Non-Serviced AB Whole Loan	197
Non-Serviced Certificate Administrator	197
Non-Serviced Companion Loan	197
Non-Serviced Directing Holder	198
Non-Serviced Intercreditor Agreement	198
Non-Serviced Master Servicer	198
Non-Serviced Mortgage Loan	198
Non-Serviced Pari Passu Mortgage Loan	198
Non-Serviced Pari Passu Whole Loan	198
Non-Serviced PSA	198
Non-Serviced Securitization Trust	211
Non-Serviced Special Servicer	198
Non-Serviced Subordinate Companion Loan	198
Non-Serviced Trustee	198
Non-Serviced Whole Loan	198
Non-U.S. Person	479
Notional Amount	293
NPL	157
NREC	243
NREC Data Tape	245
NREC Deal Team	244
NREC Mortgage Loans	244
NRSRO	315, 489
NRSRO Certification	317

O

Occupancy Rate	140
Occupancy Rate As-of Date	140
Offered Certificates	292
OID Regulations	472
OLA	131
One Market Release Parcel	186
One State Street A-B Control Appraisal Period	219
One State Street B-1-A Control Appraisal Period	219

One State Street B-1-B Control Appraisal Period	219
One State Street B-2 Control Appraisal Period	218
One State Street Companion Loans	212
One State Street Intercreditor Agreement	212
One State Street Mortgage Loan	212
One State Street Mortgaged Property	212
One State Street NCMS Companion Loans	426
One State Street NCMS Pari Passu Companion Loan	212
One State Street NCMS Subordinate Companion Loan	212
One State Street Non-NCMS Loans	212
One State Street Non-NCMS Senior Loans	220
One State Street Non-NCMS Subordinate Companion Loans	212
One State Street Note Holder Purchase Option Notice	221
One State Street Pari Passu Companion Loans	212
One State Street Senior Loans	212
One State Street Sequential Pay Event	216
One State Street Servicer	213
One State Street Special Servicer	213
One State Street Subordinate Companion Loan A-B	212
One State Street Subordinate Companion Loan B-1-A	212
One State Street Subordinate Companion Loan B-1-B	212
One State Street Subordinate Companion Loan B-2	212
One State Street Subordinate Companion Loans	212
One State Street Threshold Event Collateral	220
One State Street Trustee	427
One State Street Whole Loan	212
Operating Advisor Annual Report	395
Operating Advisor Consultation Event	390
Operating Advisor Consulting Fee	358
Operating Advisor Expenses	358
Operating Advisor Fee	358
Operating Advisor Fee Rate	358
Operating Advisor Standard	394
Operating Advisor Termination Event	398
Original Balance	140

P

P&I Advance	339
PACE	97
Pads	143
Par Purchase Price	382
Pari Passu Companion Loans	135
Pari Passu Mortgage Loan	198
Park Bridge Financial	284
Park Bridge Lender Services	284
Participants	323
Parties in Interest	485
Pass-Through Rate	299
Patriot Act	453
PCIS Persons	16
Percentage Interest	294
Periodic Payments	296
Permitted Encumbrances	3
Permitted Investments	294, 344
Permitted Special Servicer/Affiliate Fees	357
PIPs	160
Plan Fiduciary	487
Planned Development Site	172
Plans	485
Policy Issuer	15
PRC	16
Pre-2019 Securitization	116
Preliminary Dispute Resolution Election Notice	421
Prepayment Assumption	473
Prepayment Interest Excess	309
Prepayment Interest Shortfall	309
Prepayment Penalty Description	140
Prepayment Provision	140
PRIIPS REGULATION	14
Prime Rate	343
Principal Balance Certificates	292
Principal Distribution Amount	302
Principal Shortfall	303
Privileged Information	397
Privileged Information Exception	398
Privileged Person	314
Professional Investors	17
Prohibited Prepayment	310
Promotion of Collective Investment Schemes Exemptions Order	15
Proposed Course of Action	421
Proposed Course of Action Notice	420
Prospectus	17
PROSPECTUS DIRECTIVE	14
PSA	292
PTCE	488
Purchase Price	333

Q

Qualification Criteria	233, 253
Qualified Replacement Special Servicer	410
Qualified Substitute Mortgage Loan	333
Qualifying CRE Loan Percentage	287

R

RAC No-Response Scenario	429
Rated Final Distribution Date	309
Rating Agencies	430
Rating Agency Confirmation	430
RCAP	163
REA	68
Realized Loss	311
REC	156
Record Date	294
Registration Statement	484
Regular Certificates	292
Regular Interestholder	472
Regular Interests	469
Regulation AB	432
Reimbursement Rate	342
Related Group	141
Related Proceeds	341
Release Date	183
Release Parcel Amount	185
Relevant Institutions	132
Relevant Persons	16
Relief Act	452
REMIC	469
REMIC Regulations	469
Remittance Date	339
REO Account	344
REO Loan	304
REO Property	376
Reportable Information	242
Repurchase Request	420
Repurchases	242
Requesting Certificateholder	421
Requesting Holders	365
Requesting Investor	327
Requesting Party	429
Required Credit Risk Retention Percentage	287
Requirements	452
Residual Certificates	292
Resolution Authorities	132
Resolution Failure	420
Resolved	420
Restricted Group	486
Restricted Party	398
Retaining Party	287
Retaining Sponsor	287, 288
Review Materials	402
Revised Rate	180
RevPAR	141
RG	15
Risk Retention Affiliate	397
Risk Retention Affiliated	397
RMBS	275
Rooms	143
Royal Park	275
Rule 17g-5	317
RWQCB	158

S

Scheduled Principal Distribution Amount	302
SCTLs	160
SEC	230
Securities Act	431
Securitization Accounts	344
Securitization Regulation	116
SEL	256
Senior Certificates	292
Serviced AB Whole Loan	198
Serviced Companion Loan	198
Serviced Companion Loan Holder	198
Serviced Companion Loan Securities	413
Serviced Mortgage Loan	198
Serviced Pari Passu Companion Loan	198
Serviced Pari Passu Mortgage Loan	198
Serviced Pari Passu Whole Loan	199
Serviced Whole Loan	199
Servicer Termination Event	412
Servicing Advances	340
Servicing Fee	351
Servicing Fee Rate	351
Servicing Shift Mortgage Loan	199
Servicing Shift PSA	199
Servicing Shift Securitization Date	199
Servicing Shift Whole Loan	199
Servicing Standard	338
Servicing Transfer Event	374
SFA	17
SFBRWQCB	158
SFO	17
Similar Law	485
SMMEA	489
Soft Lockbox	190
Special Servicer Decision	368
Special Servicing Fee	353
Special Servicing Fee Rate	353
Specially Serviced Loan	374
sponsor	231
Sponsor Diligence	14
Springing Cash Management	141
Springing Lockbox	190
SRB	133
SRMP	158
SRWQCB	158
SSA	178
SSDS	158
SSM	133
Stantec	176
Startup Day	469
Stated Principal Balance	303

Stay Over Suites Release Parcel	188
Structured Product	17
STWD	280
Subject Loan	358
Subordinate Certificates	292
Subordinate Companion Loan	199
Subordinate Companion Loans	135
Subsequent Asset Status Report	376
Subsequent Third Party Purchaser	287
Sub-Servicing Agreement	338

T

Tax Cut Jobs Act	472
TCEQ IOP	157
Termination Purchase Amount	433
Terms and Conditions	325
Tests	403
Third Party Report	137
TIF	178
Title Policy	3
Title V	451
TMPs	478
Trailing 12 NOI	140
Transaction Parties	487
Transfer Restriction Period	289
TRIPRA	83
Trust	273
Trust REMICs	53, 469

U

U.S. Person	479
UCC	439
UCITS	116
UK Bank	131
Underwriter Entities	104
Underwriting Agreement	482
Underwritten EGI	142
Underwritten Expenses	141
Underwritten NCF	141
Underwritten NCF DSCR	139
Underwritten Net Cash Flow	141
Underwritten Net Operating Income	142
Underwritten NOI	142
Underwritten Revenues	142
Units	143
Unscheduled Principal Distribution Amount	302
Unsolicited Information	403
Upper-Tier REMIC	53, 469
Upper-Tier REMIC Distribution Account	343
USTs	159, 160
UW NCF Debt Yield	138
UW NCF DSCR	139
UW NOI Debt Yield	138

V

VITA	172
Volcker Rule	114
Voting Rights	322

W

WAC Rate	300
Weighted Average Mortgage Loan Rate	143
Weighted Averages	143
Wells Fargo Bank	274
WFCM 2018-C43 PSA	199
Whole Loan	135
Withheld Amounts	344
Workout Fee	354
Workout Fee Rate	354
Workout-Delayed Reimbursement Amount	342

Y

YM Group A	307
YM Group B	307
YM Groups	307
Yorkshire & Lexington Towers Companion Loans	222
Yorkshire & Lexington Towers Control Termination Event	227
Yorkshire & Lexington Towers Controlling Class	227
Yorkshire & Lexington Towers Controlling Class Certificateholder	227
Yorkshire & Lexington Towers CX10 Pari Passu Companion Loan	222
Yorkshire & Lexington Towers Directing Certificateholder	227
Yorkshire & Lexington Towers Intercreditor Agreement	223
Yorkshire & Lexington Towers Loan- Specific Certificates	223
Yorkshire & Lexington Towers Master Servicer	223
Yorkshire & Lexington Towers Mortgage Loan	222
Yorkshire & Lexington Towers Mortgaged Property	222
Yorkshire & Lexington Towers Pari Passu Companion Loan	222
Yorkshire & Lexington Towers Senior Loans	222
Yorkshire & Lexington Towers Sequential Pay Event	225
Yorkshire & Lexington Towers Special Servicer	223
Yorkshire & Lexington Towers Subordinate Companion Loan	222
Yorkshire & Lexington Towers Whole Loan	222
Yorkshire & Lexington Towers Whole Loan Directing Holder	227

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	Mortgage Loan Originator	Mortgage Loan Seller(1)	Original Balance(2)	Cut-off Date Balance(2)(3)	Maturity/ARD Balance(2)	Cut-off Date Balance per SF/ Units/Rooms/Pads(2)	Loan Purpose
1		Loan	GNL Portfolio	6.7%	Column Financial, Inc.; Citi Real Estate Funding Inc.	Column	$63,500,000	$63,500,000	$63,500,000	$71.36	Refinance
1.01		Property	Sandoz, Inc.				$11,844,278	$11,844,278	$11,844,278	$71.36
1.02		Property	Intervet Inc.				$9,151,471	$9,151,471	$9,151,471	$71.36
1.03		Property	GE Aviation Systems, LLC				$8,166,711	$8,166,711	$8,166,711	$71.36
1.04		Property	FedEx Ground Package System, Inc. (NY)				$6,579,211	$6,579,211	$6,579,211	$71.36
1.05		Property	Nissan North America Inc.				$5,782,914	$5,782,914	$5,782,914	$71.36
1.06		Property	Constellium Automotive USA, LLC				$5,195,455	$5,195,455	$5,195,455	$71.36
1.07		Property	C&J Energy Services, Inc. II				$4,261,631	$4,261,631	$4,261,631	$71.36
1.08		Property	Lippert Components Manufacturing, Inc.				$3,069,733	$3,069,733	$3,069,733	$71.36
1.09		Property	FedEx Ground Package System, Inc. (WV)				$2,713,182	$2,713,182	$2,713,182	$71.36
1.10		Property	C&J Energy Services, Inc. I				$2,648,663	$2,648,663	$2,648,663	$71.36
1.11		Property	U.S. General Services Administration				$2,409,265	$2,409,265	$2,409,265	$71.36
1.12		Property	PNC Bank N.A.				$1,677,487	$1,677,487	$1,677,487	$71.36
2		Loan	Hilton Clearwater Beach Resort & Spa	6.3%	Column Financial, Inc.	Column	$60,000,000	$59,938,173	$49,549,170	$319,382.09	Refinance
3	(24)	Loan	One State Street	5.2%	Natixis Real Estate Capital LLC	Natixis	$49,780,000	$49,780,000	$49,780,000	$136.84	Refinance
4		Loan	The SoCal Portfolio	4.9%	Barclays Bank PLC; Citi Real Estate Funding Inc.	Barclays	$46,720,000	$46,720,000	$43,012,326	$104.49	Refinance
4.01		Property	Aliso Viejo Commerce Center				$5,656,480	$5,656,480	$5,207,585	$104.49
4.02		Property	Transpark Commerce				$5,122,948	$5,122,948	$4,716,394	$104.49
4.03		Property	Wimbledon				$4,529,424	$4,529,424	$4,169,971	$104.49
4.04		Property	Palmdale Place				$3,310,946	$3,310,946	$3,048,191	$104.49
4.05		Property	Sierra Gateway				$3,015,508	$3,015,508	$2,776,199	$104.49
4.06		Property	Fresno Industrial Center				$2,852,508	$2,852,508	$2,626,134	$104.49
4.07		Property	Upland Freeway				$2,655,466	$2,655,466	$2,444,730	$104.49
4.08		Property	Commerce Corporate Center				$2,648,757	$2,648,757	$2,438,553	$104.49
4.09		Property	Moreno Valley				$2,321,761	$2,321,761	$2,137,508	$104.49
4.10		Property	Airport One Office Park				$2,321,685	$2,321,685	$2,137,437	$104.49
4.11		Property	Colton Courtyard				$1,502,861	$1,502,861	$1,383,595	$104.49
4.12		Property	The Abbey Center				$1,475,993	$1,475,993	$1,358,859	$104.49
4.13		Property	Upland Commerce Center				$1,401,656	$1,401,656	$1,290,422	$104.49
4.14		Property	Diamond Bar				$1,354,941	$1,354,941	$1,247,414	$104.49
4.15		Property	Atlantic Plaza				$1,222,503	$1,222,503	$1,125,486	$104.49
4.16		Property	Ming Office Park				$1,131,343	$1,131,343	$1,041,560	$104.49
4.17		Property	10th Street Commerce Center				$1,001,053	$1,001,053	$921,610	$104.49
4.18		Property	Cityview Plaza				$916,877	$916,877	$844,115	$104.49
4.19		Property	Garden Grove Town Center				$713,684	$713,684	$657,046	$104.49
4.20		Property	30th Street Commerce Center				$382,215	$382,215	$351,883	$104.49
4.21		Property	Mt. Vernon Commerce Center				$357,477	$357,477	$329,108	$104.49
4.22		Property	Anaheim Stadium Industrial				$356,563	$356,563	$328,267	$104.49
4.23		Property	25th Street Commerce Center				$263,600	$263,600	$242,680	$104.49
4.24		Property	Fresno Airport				$203,751	$203,751	$187,581	$104.49
5		Loan	Throggs Neck Shopping Center	4.7%	Natixis Real Estate Capital LLC	Natixis	$45,000,000	$45,000,000	$45,000,000	$574.85	Refinance
6		Loan	Quarry Place at Tuckahoe	4.3%	Natixis Real Estate Capital LLC	Natixis	$41,000,000	$41,000,000	$41,000,000	$379,629.63	Refinance
7		Loan	Soho House Chicago	4.2%	Natixis Real Estate Capital LLC	Natixis	$40,000,000	$40,000,000	$40,000,000	$544.78	Acquisition
8		Loan	Melbourne Hotel Portfolio	3.6%	Natixis Real Estate Capital LLC	Natixis	$34,000,000	$34,000,000	$28,754,298	$140,049.14	Recapitalization
8.01		Property	Hilton Melbourne Beach Oceanfront				$18,214,286	$18,214,286	$15,404,088	$140,049.14
8.02		Property	Doubletree Suites Melbourne Beach				$15,785,714	$15,785,714	$13,350,210	$140,049.14
9		Loan	Moffett Towers II - Building 2	3.1%	Barclays Bank PLC; Morgan Stanley Bank, N.A.	Barclays	$29,750,000	$29,750,000	$26,820,319	$455.09	Refinance
10		Loan	Green Oak Village Place	3.1%	Barclays Bank PLC	Barclays	$29,700,000	$29,666,244	$24,189,162	$94.21	Refinance
11		Loan	Northrop Grumman Portfolio	2.9%	Column Financial, Inc.	Column	$28,000,000	$27,655,460	$21,244,946	$93.48	Acquisition
11.01		Property	Chester				$19,600,000	$19,358,822	$14,871,462	$93.48
11.02		Property	Lebanon				$8,400,000	$8,296,638	$6,373,484	$93.48
12		Loan	Lehigh Valley Mall	2.9%	Column Financial, Inc.; JPMorgan Chase Bank, National Association; Cantor Commercial Real Estate Lending, L.P.	Column	$27,500,000	$27,305,651	$21,886,350	$364.22	Refinance
13		Loan	6-8 West 28th Street	2.7%	Natixis Real Estate Capital LLC	Natixis	$26,000,000	$26,000,000	$26,000,000	$977.44	Refinance
14		Loan	Penn Center West	2.3%	Argentic Real Estate Finance LLC	AREF	$22,000,000	$22,000,000	$20,713,101	$102.85	Acquisition
14.01		Property	Penn Center West 1				$11,830,000	$11,830,000	$11,137,999	$102.85
14.02		Property	Penn Center West 6				$6,400,000	$6,400,000	$6,025,629	$102.85
14.03		Property	Penn Center West 8				$3,770,000	$3,770,000	$3,549,472	$102.85
15		Loan	Yorkshire & Lexington Towers	2.1%	Natixis Real Estate Capital LLC; UBS AG	Natixis	$20,000,000	$20,000,000	$20,000,000	$241,837.97	Refinance
15.01		Property	Yorkshire Tower				$16,740,000	$16,740,000	$16,740,000	$241,837.97
15.02		Property	Lexington Tower				$3,260,000	$3,260,000	$3,260,000	$241,837.97
16	(25)	Loan	One Market Center	1.9%	Argentic Real Estate Finance LLC	AREF	$18,550,000	$18,529,750	$15,196,665	$94.59	Refinance
17		Loan	Shoppes at Southern Palms	1.9%	Argentic Real Estate Finance LLC	AREF	$18,250,000	$18,250,000	$18,250,000	$90.85	Refinance
18		Loan	Signet Jewelers Expansion	1.8%	Natixis Real Estate Capital LLC	Natixis	$17,300,000	$17,300,000	$17,300,000	$201.28	Refinance
19	(24)	Loan	600 Vine	1.8%	Natixis Real Estate Capital LLC	Natixis	$16,800,000	$16,797,528	$14,477,868	$91.20	Refinance
20		Loan	1313-1317 14th Street	1.7%	Natixis Real Estate Capital LLC	Natixis	$16,300,000	$16,300,000	$16,300,000	$677.56	Refinance
21		Loan	Ohio Limited Service Hotel Portfolio	1.7%	Barclays Bank PLC	Barclays	$16,022,500	$16,007,653	$13,414,793	$82,513.67	Acquisition
21.01		Property	Courtyard by Marriott Dayton Beavercreek				$8,194,155	$8,186,562	$6,860,533	$82,513.67
21.02		Property	Residence Inn by Marriott Dayton Beavercreek				$7,828,345	$7,821,091	$6,554,260	$82,513.67
22		Loan	Port Place Shoppes	1.5%	Benefit Street Partners Realty Operating Partnership, L.P.	BSPRT	$14,750,000	$14,750,000	$14,750,000	$218.52	Acquisition

A-1-1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	Mortgage Loan Originator	Mortgage Loan Seller(1)	Original Balance(2)	Cut-off Date Balance(2)(3)	Maturity/ARD Balance(2)	Cut-off Date Balance per SF/ Units/Rooms/Pads(2)	Loan Purpose
23		Loan	Hyatt House Broomfield Hotel	1.4%	Column Financial, Inc.	Column	$13,500,000	$13,500,000	$11,533,940	$109,756.10	Acquisition
24	(24)	Loan	Shoppes at College Hills	1.4%	Benefit Street Partners CRE Finance LLC	BSPRT	$13,375,000	$13,375,000	$13,375,000	$92.53	Acquisition
25		Loan	Penn Hills Shopping Center	1.3%	Argentic Real Estate Finance LLC	AREF	$12,600,000	$12,566,004	$10,236,821	$45.98	Acquisition
26		Loan	Candlewood Suites Secaucus Meadowlands	1.3%	Argentic Real Estate Finance LLC	AREF	$12,500,000	$12,500,000	$10,348,477	$152,439.02	Refinance
27		Loan	Timberline Place II	1.3%	Barclays Bank PLC	Barclays	$12,500,000	$12,500,000	$12,500,000	$122,549.02	Acquisition
28		Loan	50-52 Fadem Road	1.2%	Argentic Real Estate Finance LLC	AREF	$11,625,000	$11,625,000	$10,109,905	$56.19	Acquisition
29		Loan	321 East 2nd Street	1.2%	Argentic Real Estate Finance LLC	AREF	$11,250,000	$11,250,000	$11,250,000	$205.19	Acquisition
30		Loan	111 West Jackson	1.2%	Natixis Real Estate Capital LLC	Natixis	$11,000,000	$11,000,000	$11,000,000	$71.32	Refinance
31	(25)	Loan	The Yard	1.2%	Argentic Real Estate Finance LLC	AREF	$11,000,000	$11,000,000	$9,552,534	$77.52	Refinance
32		Loan	Staybridge Suites Myrtle Beach	1.1%	Argentic Real Estate Finance LLC	AREF	$11,000,000	$10,948,481	$8,375,419	$92,004.04	Refinance
33		Loan	GED Integrated Solutions	1.1%	Argentic Real Estate Finance LLC	AREF	$10,400,000	$10,386,587	$8,191,383	$77.86	Refinance
34		Loan	Best Western Castillo Del Sol	1.1%	Natixis Real Estate Capital LLC	Natixis	$10,150,000	$10,140,872	$8,529,161	$68,985.52	Refinance
35		Loan	Garden Multifamily Portfolio	1.0%	Benefit Street Partners CRE Finance LLC	BSPRT	$10,000,000	$9,883,469	$8,223,856	$47,676.13	Refinance
35.01		Property	Carleton				$1,078,261	$1,065,696	$886,746	$47,676.13
35.02		Property	River Glen				$1,041,739	$1,029,600	$856,711	$47,676.13
35.03		Property	Tabor Ridge				$834,783	$825,055	$686,513	$47,676.13
35.04		Property	Ridgewood				$817,391	$807,866	$672,211	$47,676.13
35.05		Property	Foxhaven				$690,435	$682,389	$567,804	$47,676.13
35.06		Property	Hayfield				$688,696	$680,670	$566,373	$47,676.13
35.07		Property	Laurel				$608,696	$601,602	$500,583	$47,676.13
35.08		Property	Wood Trail				$600,000	$593,008	$493,431	$47,676.13
35.09		Property	Camellia				$569,565	$562,928	$468,402	$47,676.13
35.10		Property	Ashgrove				$530,435	$524,254	$436,222	$47,676.13
35.11		Property	Slate Run				$524,348	$518,238	$431,216	$47,676.13
35.12		Property	Forsythia				$521,739	$515,659	$429,071	$47,676.13
35.13		Property	Beckford				$513,043	$507,065	$421,920	$47,676.13
35.14		Property	Meadowood				$511,304	$505,346	$420,489	$47,676.13
35.15		Property	Elmwood				$469,565	$464,093	$386,164	$47,676.13
36		Loan	Woodfield Corporate Center	1.0%	Argentic Real Estate Finance LLC	AREF	$9,750,000	$9,750,000	$8,353,112	$101.79	Refinance
37		Loan	Nice-Pak Warehouse	1.0%	BSPRT Finance, LLC	BSPRT	$9,600,000	$9,600,000	$7,922,097	$14.55	Refinance
38		Loan	Windbury Apartments	0.9%	Natixis Real Estate Capital LLC	Natixis	$9,000,000	$9,000,000	$8,289,236	$34,090.91	Refinance
39		Loan	Starbucks Portfolio & 32330 N Harbor Drive	0.8%	Natixis, New York Branch	Natixis	$7,930,000	$7,930,000	$7,073,056	$443.93	Recapitalization
39.01		Property	Starbucks - 4th Street				$2,151,692	$2,151,692	$1,919,173	$443.93
39.02		Property	Dept of Fish & Wildlife				$1,800,000	$1,800,000	$1,605,486	$443.93
39.03		Property	Starbucks - Woodstock				$1,795,657	$1,795,657	$1,601,612	$443.93
39.04		Property	Starbucks - Memphis				$1,114,545	$1,114,545	$994,104	$443.93
39.05		Property	Starbucks - Central Avenue				$1,068,106	$1,068,106	$952,683	$443.93
40		Loan	Sirtaj Hotel Beverly Hills	0.8%	Natixis, New York Branch	Natixis	$7,575,000	$7,567,269	$6,263,655	$236,477.14	Refinance
41		Loan	La Quinta Dallas Grand Prairie	0.7%	Natixis Real Estate Capital LLC	Natixis	$6,600,000	$6,594,814	$5,631,726	$77,586.04	Refinance
42		Loan	Lockheed Martin – Grand Prairie, Texas	0.7%	Barclays Bank PLC	Barclays	$6,500,000	$6,500,000	$6,500,000	$58.31	Refinance
43		Loan	1800-1836 West Lake Avenue	0.6%	Natixis Real Estate Capital LLC	Natixis	$6,000,000	$6,000,000	$5,164,276	$125.08	Acquisition
44		Loan	SS1 Multifamily Portfolio	0.6%	Natixis Real Estate Capital LLC	Natixis	$5,762,598	$5,762,598	$5,079,694	$48,835.58	Refinance
44.01		Property	South Gate				$2,779,038	$2,779,038	$2,449,705	$48,835.58
44.02		Property	West Wood				$1,974,667	$1,974,667	$1,740,657	$48,835.58
44.03		Property	Terrace Apartments				$1,008,893	$1,008,893	$889,333	$48,835.58
45		Loan	Hembree Center	0.6%	Argentic Real Estate Finance LLC	AREF	$5,750,000	$5,750,000	$5,750,000	$69.69	Refinance
46		Loan	Story Hill Apartments	0.6%	Argentic Real Estate Finance LLC	AREF	$5,500,000	$5,500,000	$4,572,192	$44,000.00	Refinance
47		Loan	Stay Over Suites	0.6%	Argentic Real Estate Finance LLC	AREF	$5,260,000	$5,243,807	$4,066,180	$48,553.77	Acquisition
48		Loan	Best Western Plus Liberty Lake	0.5%	Natixis Real Estate Capital LLC	Natixis	$5,200,000	$5,169,381	$3,990,774	$68,018.17	Refinance
49		Loan	Klee Plaza	0.5%	Barclays Bank PLC	Barclays	$5,000,000	$5,000,000	$5,000,000	$123.42	Refinance
50		Loan	Best Western Plus Diamond Valley Inn	0.5%	Natixis, New York Branch	Natixis	$4,700,000	$4,671,743	$3,590,871	$70,783.99	Refinance
51		Loan	SS2 Multifamily Portfolio	0.5%	Natixis Real Estate Capital LLC	Natixis	$4,631,732	$4,631,732	$4,100,685	$45,409.14	Refinance
51.01		Property	East Coast				$2,083,175	$2,083,175	$1,844,331	$45,409.14
51.02		Property	Norwegian Woods				$1,294,863	$1,294,863	$1,146,402	$45,409.14
51.03		Property	Candlelight				$1,253,694	$1,253,694	$1,109,953	$45,409.14
52	(24)	Loan	Quality Inn O’Hare	0.5%	Natixis Real Estate Capital LLC	Natixis	$5,600,000	$4,538,121	$4,538,121	$31,514.73	Refinance
53		Loan	Candlewood Suites Athens	0.5%	BSPRT Finance, LLC	BSPRT	$4,526,000	$4,521,874	$3,796,971	$46,617.26	Acquisition
54		Loan	Candlewood Suites Fort Wayne	0.4%	Argentic Real Estate Finance LLC	AREF	$4,250,000	$4,236,574	$3,264,262	$51,043.07	Refinance
55		Loan	Circle Apartments	0.3%	Natixis Real Estate Capital LLC	Natixis	$2,925,000	$2,925,000	$2,541,803	$59,693.88	Refinance
56		Loan	Burger King Philadelphia	0.1%	Natixis Real Estate Capital LLC	Natixis	$1,050,000	$1,050,000	$1,050,000	$235.06	Acquisition

A-1-2

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

							MORTGAGED PROPERTY CHARACTERISTICS
Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	Sponsor	Non-Recourse Carveout Guarantor	No. of Properties	General Property Type	Detailed Property Type	Title Type(4)(5)
1		Loan	GNL Portfolio	6.7%	Global Net Lease Operating Partnership, L.P.	Global Net Lease Operating Partnership, L.P.	12	Various	Various	Fee
1.01		Property	Sandoz, Inc.				1	Office	Suburban	Fee
1.02		Property	Intervet Inc.				1	Office	Suburban	Fee
1.03		Property	GE Aviation Systems, LLC				1	Mixed Use	Office/Industrial	Fee
1.04		Property	FedEx Ground Package System, Inc. (NY)				1	Industrial	Distribution	Fee
1.05		Property	Nissan North America Inc.				1	Industrial	Distribution	Fee
1.06		Property	Constellium Automotive USA, LLC				1	Industrial	Single Tenant	Fee
1.07		Property	C&J Energy Services, Inc. II				1	Office	Suburban	Fee
1.08		Property	Lippert Components Manufacturing, Inc.				1	Industrial	Warehouse	Fee
1.09		Property	FedEx Ground Package System, Inc. (WV)				1	Industrial	Distribution	Fee
1.10		Property	C&J Energy Services, Inc. I				1	Mixed Use	Office/Industrial	Fee
1.11		Property	U.S. General Services Administration				1	Office	Suburban	Fee
1.12		Property	PNC Bank N.A.				1	Office	Suburban	Fee
2		Loan	Hilton Clearwater Beach Resort & Spa	6.3%	Columbia Sussex Corporation; CSC Holdings, LLC	Columbia Sussex Corporation; CSC Holdings, LLC	1	Hotel	Full Service	Leasehold
3	(24)	Loan	One State Street	5.2%	BF&W Realty Company, LLC	BF&W Realty Company, LLC	1	Office	CBD	Fee
4		Loan	The SoCal Portfolio	4.9%	Donald G. Abbey	Donald G. Abbey	24	Various	Various	Various
4.01		Property	Aliso Viejo Commerce Center				1	Retail	Unanchored	Fee
4.02		Property	Transpark Commerce				1	Office	Suburban	Fee
4.03		Property	Wimbledon				1	Mixed Use	Office/Retail	Fee
4.04		Property	Palmdale Place				1	Mixed Use	Retail/Education	Fee & Leasehold
4.05		Property	Sierra Gateway				1	Office	Suburban	Fee
4.06		Property	Fresno Industrial Center				1	Industrial	Warehouse/Distribution	Fee
4.07		Property	Upland Freeway				1	Retail	Unanchored	Fee
4.08		Property	Commerce Corporate Center				1	Office	Suburban	Fee
4.09		Property	Moreno Valley				1	Mixed Use	Office/Retail	Fee
4.10		Property	Airport One Office Park				1	Office	Suburban	Leasehold
4.11		Property	Colton Courtyard				1	Retail	Anchored	Fee
4.12		Property	The Abbey Center				1	Office	Suburban	Fee
4.13		Property	Upland Commerce Center				1	Retail	Anchored	Fee
4.14		Property	Diamond Bar				1	Retail	Unanchored	Fee
4.15		Property	Atlantic Plaza				1	Retail	Unanchored	Fee
4.16		Property	Ming Office Park				1	Office	Suburban	Fee
4.17		Property	10th Street Commerce Center				1	Retail	Anchored	Fee
4.18		Property	Cityview Plaza				1	Office	Suburban	Leasehold
4.19		Property	Garden Grove Town Center				1	Retail	Shadow Anchored	Fee
4.20		Property	30th Street Commerce Center				1	Retail	Unanchored	Fee
4.21		Property	Mt. Vernon Commerce Center				1	Industrial	Flex	Fee
4.22		Property	Anaheim Stadium Industrial				1	Industrial	Flex	Leasehold
4.23		Property	25th Street Commerce Center				1	Retail	Unanchored	Fee
4.24		Property	Fresno Airport				1	Office	Suburban	Fee
5		Loan	Throggs Neck Shopping Center	4.7%	Joseph Simone	Joseph Simone	1	Retail	Anchored	Fee
6		Loan	Quarry Place at Tuckahoe	4.3%	Mack-Cali Realty L.P.	Mack-Cali Realty L.P.	1	Multifamily	Low-Rise	Fee
7		Loan	Soho House Chicago	4.2%	Fast Fame Capital Investment Limited; Bliss Elite Limited; Downtown Properties Holdings, LLC	Fast Fame Capital Investment Limited; Bliss Elite Limited; Downtown Properties Holdings, LLC	1	Other	Mixed Use	Fee
8		Loan	Melbourne Hotel Portfolio	3.6%	Westplace Modesto Investors, LLC	Westplace Modesto Investors, LLC	2	Hotel	Full Service	Fee
8.01		Property	Hilton Melbourne Beach Oceanfront				1	Hotel	Full Service	Fee
8.02		Property	Doubletree Suites Melbourne Beach				1	Hotel	Full Service	Fee
9		Loan	Moffett Towers II - Building 2	3.1%	Paul Guarantor LLC	Paul Guarantor LLC	1	Office	Suburban	Fee
10		Loan	Green Oak Village Place	3.1%	REDICO Properties LLC; Daniel L. Stern; Christopher G. Brochert	REDICO Properties LLC; Daniel L. Stern; Christopher G. Brochert	1	Retail	Anchored	Fee
11		Loan	Northrop Grumman Portfolio	2.9%	GFH Capital Limited	GFH Capital Limited	2	Office	Data Center	Fee
11.01		Property	Chester				1	Office	Data Center	Fee
11.02		Property	Lebanon				1	Office	Data Center	Fee
12		Loan	Lehigh Valley Mall	2.9%	Simon Property Group, L.P.	Simon Property Group, L.P.	1	Retail	Super Regional Mall	Fee
13		Loan	6-8 West 28th Street	2.7%	Jack Terzi	Jack Terzi	1	Mixed Use	Office/Retail	Fee
14		Loan	Penn Center West	2.3%	Avi Mansher	Avi Mansher	3	Office	Suburban	Fee
14.01		Property	Penn Center West 1				1	Office	Suburban	Fee
14.02		Property	Penn Center West 6				1	Office	Suburban	Fee
14.03		Property	Penn Center West 8				1	Office	Suburban	Fee
15		Loan	Yorkshire & Lexington Towers	2.1%	The Chetrit Group LLC; Stellar Management LLC	The Chetrit Group LLC; Stellar Management LLC	2	Multifamily	High-Rise	Fee
15.01		Property	Yorkshire Tower				1	Multifamily	High-Rise	Fee
15.02		Property	Lexington Tower				1	Multifamily	High-Rise	Fee
16	(25)	Loan	One Market Center	1.9%	Deepak Jain	Deepak Jain	1	Office	CBD	Fee
17		Loan	Shoppes at Southern Palms	1.9%	Garrison Real Estate Fund II LP; Garrison Real Estate Fund II A LP; Garrison Real Estate Fund II B LP	Garrison Real Estate Fund II LP; Garrison Real Estate Fund II A LP; Garrison Real Estate Fund II B LP	1	Retail	Anchored	Fee
18		Loan	Signet Jewelers Expansion	1.8%	M.P. Asset Co., Ltd.	M.P. Asset Co., Ltd.	1	Office	Suburban	Fee
19	(24)	Loan	600 Vine	1.8%	Sarah Rachel Gordon; Isaac Hertz; William Z. Hertz	Sarah Rachel Gordon; Isaac Hertz; William Z. Hertz	1	Office	CBD	Fee
20		Loan	1313-1317 14th Street	1.7%	Norman Jemal	Norman Jemal	1	Mixed Use	Office/Retail	Fee
21		Loan	Ohio Limited Service Hotel Portfolio	1.7%	Chandra Kollipara; Daksheh Patel; Praveen Kollipara	Chandra Kollipara; Daksheh Patel; Praveen Kollipara	2	Hotel	Various	Leasehold
21.01		Property	Courtyard by Marriott Dayton Beavercreek				1	Hotel	Select Service	Leasehold
21.02		Property	Residence Inn by Marriott Dayton Beavercreek				1	Hotel	Extended Stay	Leasehold
22		Loan	Port Place Shoppes	1.5%	Zul Azman Amat; NHCA, Inc.	Zul Azman Amat; NHCA, Inc.	1	Retail	Anchored	Fee

A-1-3

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

							MORTGAGED PROPERTY CHARACTERISTICS
Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	Sponsor	Non-Recourse Carveout Guarantor	No. of Properties	General Property Type	Detailed Property Type	Title Type(4)(5)
23		Loan	Hyatt House Broomfield Hotel	1.4%	Lawrence A. Levine; Adam T. Levine	Lawrence A. Levine; Adam T. Levine	1	Hotel	Extended Stay	Fee
24	(24)	Loan	Shoppes at College Hills	1.4%	M & J Wilkow, Ltd.	M & J Wilkow, Ltd.	1	Retail	Anchored	Fee
25		Loan	Penn Hills Shopping Center	1.3%	Anthony Grosso; Christopher Palermo	Anthony Grosso; Christopher Palermo	1	Retail	Anchored	Fee
26		Loan	Candlewood Suites Secaucus Meadowlands	1.3%	Kriti Desai; Rajeshkumar Patel	Kriti Desai; Rajeshkumar Patel	1	Hotel	Extended Stay	Fee
27		Loan	Timberline Place II	1.3%	Anthony J. Francisco; Ryan Y. Francisco; Tanner Bickelhaupt	Anthony J. Francisco; Ryan Y. Francisco; Tanner Bickelhaupt	1	Multifamily	Garden	Fee
28		Loan	50-52 Fadem Road	1.2%	Meilech Blumenberg; Avraham Blumenberg; Nachum Dov Magid	Meilech Blumenberg; Avraham Blumenberg; Nachum Dov Magid	1	Industrial	Warehouse	Fee
29		Loan	321 East 2nd Street	1.2%	Joshua Roshanzamir; Justin Adelipour	Joshua Roshanzamir; Justin Adelipour	1	Office	CBD	Fee
30		Loan	111 West Jackson	1.2%	Alfons Melohn	Alfons Melohn	1	Office	CBD	Fee
31	(25)	Loan	The Yard	1.2%	Abram Joseph (Abe) Zimmerman; Scott Ungar	Abram Joseph (Abe) Zimmerman; Scott Ungar	1	Industrial	Warehouse	Fee
32		Loan	Staybridge Suites Myrtle Beach	1.1%	Emmet Austin; Michael Sullivan; Margaret Austin	Emmet Austin; Michael Sullivan; Margaret Austin	1	Hotel	Extended Stay	Fee
33		Loan	GED Integrated Solutions	1.1%	Jonathan Berns; Edward Schwartz; Terence P. Coyne	Jonathan Berns; Edward Schwartz; Terence P. Coyne	1	Industrial	Warehouse	Fee
34		Loan	Best Western Castillo Del Sol	1.1%	Mohan Bhoola	Mohan Bhoola	1	Hotel	Limited Service	Fee
35		Loan	Garden Multifamily Portfolio	1.0%	Alfons Melohn	Alfons Melohn	15	Multifamily	Garden	Fee
35.01		Property	Carleton				1	Multifamily	Garden	Fee
35.02		Property	River Glen				1	Multifamily	Garden	Fee
35.03		Property	Tabor Ridge				1	Multifamily	Garden	Fee
35.04		Property	Ridgewood				1	Multifamily	Garden	Fee
35.05		Property	Foxhaven				1	Multifamily	Garden	Fee
35.06		Property	Hayfield				1	Multifamily	Garden	Fee
35.07		Property	Laurel				1	Multifamily	Garden	Fee
35.08		Property	Wood Trail				1	Multifamily	Garden	Fee
35.09		Property	Camellia				1	Multifamily	Garden	Fee
35.10		Property	Ashgrove				1	Multifamily	Garden	Fee
35.11		Property	Slate Run				1	Multifamily	Garden	Fee
35.12		Property	Forsythia				1	Multifamily	Garden	Fee
35.13		Property	Beckford				1	Multifamily	Garden	Fee
35.14		Property	Meadowood				1	Multifamily	Garden	Fee
35.15		Property	Elmwood				1	Multifamily	Garden	Fee
36		Loan	Woodfield Corporate Center	1.0%	Shlomo Bistritzky	Shlomo Bistritzky	1	Office	Suburban	Fee
37		Loan	Nice-Pak Warehouse	1.0%	Arnold Gumowitz; Renee Levy; Robert Julius	Arnold Gumowitz; Renee Levy; Robert Julius	1	Industrial	Warehouse/Distribution	Fee
38		Loan	Windbury Apartments	0.9%	Scott Asner; Michael Gortenburg	Scott Asner; Michael Gortenburg	1	Multifamily	Garden	Fee
39		Loan	Starbucks Portfolio & 32330 N Harbor Drive	0.8%	Shawn Brown	Shawn Brown	5	Various	Various	Fee
39.01		Property	Starbucks - 4th Street				1	Retail	Single Tenant	Fee
39.02		Property	Dept of Fish & Wildlife				1	Office	Suburban	Fee
39.03		Property	Starbucks - Woodstock				1	Retail	Single Tenant	Fee
39.04		Property	Starbucks - Memphis				1	Retail	Single Tenant	Fee
39.05		Property	Starbucks - Central Avenue				1	Retail	Single Tenant	Fee
40		Loan	Sirtaj Hotel Beverly Hills	0.8%	Navraj Singh; Paramjit Singh	Navraj Singh; Paramjit Singh	1	Hotel	Limited Service	Fee
41		Loan	La Quinta Dallas Grand Prairie	0.7%	Rakesh Patel; Amish Patel	Rakesh Patel; Amish Patel	1	Hotel	Limited Service	Fee
42		Loan	Lockheed Martin – Grand Prairie, Texas	0.7%	Quynh Palomino; Llyod Kendall	Quynh Palomino; Llyod Kendall	1	Industrial	Flex	Fee
43		Loan	1800-1836 West Lake Avenue	0.6%	Jaime Weiss	Jaime Weiss	1	Office	Suburban	Fee
44		Loan	SS1 Multifamily Portfolio	0.6%	Mendi Salijeski; Fikrije Shemo	Mendi Salijeski; Fikrije Shemo	3	Multifamily	Garden	Fee
44.01		Property	South Gate				1	Multifamily	Garden	Fee
44.02		Property	West Wood				1	Multifamily	Garden	Fee
44.03		Property	Terrace Apartments				1	Multifamily	Garden	Fee
45		Loan	Hembree Center	0.6%	James G. Stice	James G. Stice	1	Industrial	Flex	Fee
46		Loan	Story Hill Apartments	0.6%	Aaron Weisman; George Lintz	Aaron Weisman; George Lintz	1	Multifamily	Garden	Fee
47		Loan	Stay Over Suites	0.6%	Gregory A. Jonson; Heather K. Jonson	Gregory A. Jonson; Heather K. Jonson	1	Hotel	Extended Stay	Fee
48		Loan	Best Western Plus Liberty Lake	0.5%	Ranjit Gara	Ranjit Gara	1	Hotel	Limited Service	Fee
49		Loan	Klee Plaza	0.5%	Menahem Deitcher; Marc Sussman; Joseph Oshinski	Menahem Deitcher; Marc Sussman; Joseph Oshinski	1	Mixed Use	Multifamily/Retail	Fee
50		Loan	Best Western Plus Diamond Valley Inn	0.5%	Nishith P. Mehta; Pankaj Mehta	Nishith P. Mehta; Pankaj Mehta	1	Hotel	Limited Service	Fee & Leasehold
51		Loan	SS2 Multifamily Portfolio	0.5%	Mendi Salijeski; Fikrije Shemo	Mendi Salijeski; Fikrije Shemo	3	Multifamily	Garden	Fee
51.01		Property	East Coast				1	Multifamily	Garden	Fee
51.02		Property	Norwegian Woods				1	Multifamily	Garden	Fee
51.03		Property	Candlelight				1	Multifamily	Garden	Fee
52	(24)	Loan	Quality Inn O’Hare	0.5%	Raed Kammo; Margret B. Kammo	Raed Kammo; Margret B. Kammo	1	Hotel	Full Service	Fee
53		Loan	Candlewood Suites Athens	0.5%	Paul A. Nussbaum; Leslie Ng	Paul A. Nussbaum; Leslie Ng	1	Hotel	Extended Stay	Fee
54		Loan	Candlewood Suites Fort Wayne	0.4%	Jerald Good	Jerald Good	1	Hotel	Extended Stay	Fee
55		Loan	Circle Apartments	0.3%	Mendi Salijeski; Fikrije Shemo	Mendi Salijeski; Fikrije Shemo	1	Multifamily	Garden	Fee
56		Loan	Burger King Philadelphia	0.1%	Mordecai Mizrahi; Ezra Mizrahi	Mordecai Mizrahi; Ezra Mizrahi	1	Retail	Single Tenant	Fee

A-1-4

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					MORTGAGED PROPERTY CHARACTERISTICS
Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	Ground Lease Initial Lease Expiration Date(4)	Address	City	County	State	Zip Code	Year Built	Year Renovated	Net Rentable Area SF/Units/ Rooms/Pads(5)	Units of Measure	Occupancy Rate(6)	Occupancy Rate As-of Date	Appraised Value	Appraisal As-of Date
1		Loan	GNL Portfolio	6.7%	NAP	Various	Various	Various	Various	Various	Various	Various	2,620,673	Square Feet	100.0%	12/31/2017	$323,100,000	Various
1.01		Property	Sandoz, Inc.		NAP	100 College Road West	Plainsboro	Middlesex	NJ	08540	2001	2014	154,101	Square Feet	100.0%	12/31/2017	$59,400,000	8/31/2017
1.02		Property	Intervet Inc.		NAP	2 Giralda Farms	Madison	Middlesex	NJ	07940	1988	2014	146,366	Square Feet	100.0%	12/31/2017	$49,000,000	8/24/2017
1.03		Property	GE Aviation Systems, LLC		NAP	3290 Patterson Avenue Southeast	Grand Rapids	Kent	MI	49512	1986	1990	369,000	Square Feet	100.0%	12/31/2017	$37,000,000	8/24/2017
1.04		Property	FedEx Ground Package System, Inc. (NY)		NAP	100 Orville Drive	Bohemia	Suffolk	NY	11716	1976	2014	158,520	Square Feet	100.0%	12/31/2017	$33,000,000	8/22/2017
1.05		Property	Nissan North America Inc.		NAP	4500 Singer Road	Murfreesboro	Rutherford	TN	37129	2008	2013	462,155	Square Feet	100.0%	12/31/2017	$29,000,000	9/6/2017
1.06		Property	Constellium Automotive USA, LLC		NAP	6331 Schooner Drive	Van Buren Township	Wayne	MI	48111	1998	2014	320,680	Square Feet	100.0%	12/31/2017	$25,500,000	8/25/2017
1.07		Property	C&J Energy Services, Inc. II		NAP	3990 Rogerdale Road	Houston	Harris	TX	77042	2013	NAP	125,000	Square Feet	100.0%	12/31/2017	$25,100,000	9/18/2017
1.08		Property	Lippert Components Manufacturing, Inc.		NAP	1902 West Sample Street	South Bend	Saint Joseph	IN	46619	2003	NAP	539,137	Square Feet	100.0%	12/31/2017	$15,400,000	8/31/2017
1.09		Property	FedEx Ground Package System, Inc. (WV)		NAP	163 Pitman Road	Morgantown	Monongalia	WV	26501	2016	NAP	103,512	Square Feet	100.0%	12/31/2017	$13,600,000	9/6/2017
1.10		Property	C&J Energy Services, Inc. I		NAP	10771 Westpark Drive	Houston	Harris	TX	77042	2013	NAP	96,149	Square Feet	100.0%	12/31/2017	$15,600,000	9/18/2017
1.11		Property	U.S. General Services Administration		NAP	312 Highway 11 East	International Falls	Koochiching	MN	56649	2009	NAP	33,000	Square Feet	100.0%	12/31/2017	$12,900,000	8/23/2017
1.12		Property	PNC Bank N.A.		NAP	201 Penn Avenue	Scranton	Lackawanna	PA	18503	1975	1994	113,053	Square Feet	100.0%	12/31/2017	$7,600,000	8/22/2017
2		Loan	Hilton Clearwater Beach Resort & Spa	6.3%	2/28/2079	400 Mandalay Avenue	Clearwater Beach	Pinellas	FL	33767	1981	2015-2017	416	Rooms	74.0%	11/30/2017	$199,000,000	12/21/2017
3	(24)	Loan	One State Street	5.2%	NAP	1 State Street Plaza	New York	New York	NY	10004	1970	1997-2017	891,573	Square Feet	86.3%	11/1/2017	$560,000,000	10/1/2017
4		Loan	The SoCal Portfolio	4.9%	Various	Various	Various	Various	CA	Various	Various	Various	2,194,425	Square Feet	83.8%	1/31/2018	$386,140,000	Various
4.01		Property	Aliso Viejo Commerce Center		NAP	27782-27832 Aliso Creek Road	Aliso Viejo	Orange	CA	92656	1989	NAP	65,107	Square Feet	89.7%	1/31/2018	$39,500,000	12/8/2017
4.02		Property	Transpark Commerce		NAP	2910-2990 Inland Empire Boulevard	Ontario	San Bernardino	CA	91764	1984-1985	NAP	204,099	Square Feet	74.4%	1/31/2018	$35,300,000	11/30/2017
4.03		Property	Wimbledon		NAP	12276-12550 Hesperia Road	Victorville	San Bernardino	CA	92395	1987-1990	NAP	123,948	Square Feet	94.7%	1/31/2018	$30,700,000	11/29/2017
4.04		Property	Palmdale Place		3/31/2052	2211-2361 & 2301 East Palmdale Boulevard	Palmdale	Los Angeles	CA	93550	1985	NAP	129,294	Square Feet	89.1%	1/31/2018	$31,700,000	11/29/2017
4.05		Property	Sierra Gateway		NAP	39959 & 40015 Sierra Highway	Palmdale	Los Angeles	CA	93550	1991-1992	NAP	133,851	Square Feet	76.6%	1/31/2018	$23,000,000	11/29/2017
4.06		Property	Fresno Industrial Center		NAP	720 East North Avenue & 2904-2998 South Angus Avenue	Fresno	Fresno	CA	93725	1989-1990	NAP	265,898	Square Feet	97.2%	1/31/2018	$19,400,000	12/5/2017
4.07		Property	Upland Freeway		NAP	1348-1438 West 7th Street	Upland	San Bernardino	CA	91786	1987	NAP	116,061	Square Feet	94.4%	1/31/2018	$21,100,000	12/8/2017
4.08		Property	Commerce Corporate Center		NAP	5800 South Eastern Avenue	Commerce	Los Angeles	CA	90040	1974	1997, 2017	68,513	Square Feet	93.1%	1/31/2018	$18,700,000	12/6/2017
4.09		Property	Moreno Valley		NAP	23880-23962 Alessandro Boulevard	Moreno Valley	Riverside	CA	92553	1986	NAP	111,060	Square Feet	94.0%	1/31/2018	$16,100,000	11/30/2017
4.10		Property	Airport One Office Park		1/12/2040	4403 East Donald Douglas Drive	Long Beach	Los Angeles	CA	90808	1988	2006	88,284	Square Feet	100.0%	1/31/2018	$16,100,000	12/7/2017
4.11		Property	Colton Courtyard		NAP	1200-1230, 1260-1300 and 1320-1350 East Washington Street	Colton	San Bernardino	CA	92324	1989	NAP	122,082	Square Feet	65.2%	1/31/2018	$20,300,000	11/30/2017
4.12		Property	The Abbey Center		NAP	340, 400 & 490 Farrell Drive	Palm Springs	Riverside	CA	92262	1982	NAP	67,335	Square Feet	86.5%	1/31/2018	$10,800,000	12/1/2017
4.13		Property	Upland Commerce Center		NAP	1379 and 1383-1399 East Foothill Boulevard	Upland	San Bernardino	CA	91786	1986, 1988	2006	47,677	Square Feet	86.0%	1/31/2018	$12,000,000	12/8/2017
4.14		Property	Diamond Bar		NAP	23525-23555 Palomino Drive	Diamond Bar	Los Angeles	CA	91765	1980	NAP	20,528	Square Feet	100.0%	1/31/2018	$9,170,000	11/25/2017
4.15		Property	Atlantic Plaza		NAP	5166-5190 Atlantic Avenue	Long Beach	Los Angeles	CA	90805	1968	2006, 2017	32,728	Square Feet	100.0%	1/31/2018	$8,650,000	11/23/2017
4.16		Property	Ming Office Park		NAP	5500 Ming Avenue	Bakersfield	Kern	CA	93309	1981, 1982	NAP	117,924	Square Feet	56.5%	1/31/2018	$18,100,000	12/5/2017
4.17		Property	10th Street Commerce Center		NAP	44204-44276 10th Street West	Lancaster	Los Angeles	CA	93534	1980	NAP	96,589	Square Feet	52.3%	1/31/2018	$18,900,000	11/29/2017
4.18		Property	Cityview Plaza		9/30/2035	12361-12465 Lewis Street	Garden Grove	Orange	CA	92840	1984	NAP	148,271	Square Feet	96.4%	1/31/2018	$8,850,000	12/6/2017
4.19		Property	Garden Grove Town Center		NAP	9918 West Katella Avenue and 11021 Brookhurst Street	Garden Grove	Orange	CA	92840	1987	NAP	12,610	Square Feet	100.0%	1/31/2018	$4,770,000	12/8/2017
4.20		Property	30th Street Commerce Center		NAP	3005 East Palmdale Boulevard	Palmdale	Los Angeles	CA	93550	1987	NAP	33,020	Square Feet	49.5%	1/31/2018	$7,130,000	11/30/2017
4.21		Property	Mt. Vernon Commerce Center		NAP	851 South Mount Vernon Avenue	Colton	San Bernardino	CA	92324	1989	NAP	29,600	Square Feet	77.8%	1/31/2018	$3,420,000	12/9/2017
4.22		Property	Anaheim Stadium Industrial		4/30/2034	2419 & 2423 East Winston Road and 1321 & 1341 Sunkist Street	Anaheim	Orange	CA	92806	1981	NAP	89,931	Square Feet	100.0%	1/31/2018	$3,360,000	12/4/2017
4.23		Property	25th Street Commerce Center		NAP	2501-2505 East Palmdale Boulevard	Palmdale	Los Angeles	CA	93550	1989	NAP	17,488	Square Feet	58.8%	1/31/2018	$4,320,000	11/30/2017
4.24		Property	Fresno Airport		NAP	1901-1991 North Gateway Boulevard	Fresno	Fresno	CA	93727	1980	2015	52,527	Square Feet	47.0%	1/31/2018	$4,770,000	12/5/2017
5		Loan	Throggs Neck Shopping Center	4.7%	NAP	815 Hutchinson River Parkway	Bronx	Bronx	NY	10465	2014	NAP	119,161	Square Feet	92.5%	1/19/2018	$110,000,000	9/16/2017
6		Loan	Quarry Place at Tuckahoe	4.3%	NAP	150 Main Street & 233 Midland Avenue	Tuckahoe	Westchester	NY	10707	2016	NAP	108	Units	95.4%	3/13/2018	$65,500,000	1/1/2018
7		Loan	Soho House Chicago	4.2%	NAP	113-125 North Green Street	Chicago	Cook	IL	60607	1907	2014	115,000	Square Feet	100.0%	2/28/2018	$95,000,000	12/20/2017
8		Loan	Melbourne Hotel Portfolio	3.6%	NAP	Various	Melbourne	Brevard	FL	32903	Various	Various	407	Rooms	83.2%	1/31/2018	$84,000,000	8/2/2017
8.01		Property	Hilton Melbourne Beach Oceanfront		NAP	3003 North Highway A1A	Melbourne	Brevard	FL	32903	1986, 2009	2015	200	Rooms	81.1%	1/31/2018	$45,000,000	8/2/2017
8.02		Property	Doubletree Suites Melbourne Beach		NAP	1665 North Highway A1A	Melbourne	Brevard	FL	32903	1986	2006, 2014-2015	207	Rooms	85.3%	1/31/2018	$39,000,000	8/2/2017
9		Loan	Moffett Towers II - Building 2	3.1%	NAP	905 11th Avenue	Sunnyvale	Santa Clara	CA	94089	2017	NAP	362,563	Square Feet	100.0%	12/6/2017	$351,000,000	10/18/2017
10		Loan	Green Oak Village Place	3.1%	NAP	9475-9980 Village Place Boulevard	Brighton	Livngston	MI	48116	2007	NAP	314,896	Square Feet	90.8%	1/1/2018	$47,000,000	12/12/2017
11		Loan	Northrop Grumman Portfolio	2.9%	NAP	Various	Various	Various	VA	Various	2007	NAP	295,842	Square Feet	100.0%	12/31/2017	$77,000,000	Various
11.01		Property	Chester		NAP	11751 Meadowville Lane	Chester	Chesterfield	VA	23836	2007	NAP	193,000	Square Feet	100.0%	12/31/2017	$48,000,000	9/14/2017
11.02		Property	Lebanon		NAP	201 Technology Park Drive	Lebanon	Russell	VA	24266	2007	NAP	102,842	Square Feet	100.0%	12/31/2017	$29,000,000	9/20/2017
12		Loan	Lehigh Valley Mall	2.9%	NAP	250 Lehigh Valley Mall	Whitehall	Lehigh	PA	18052	1976	2006	545,233	Square Feet	83.9%	10/12/2017	$445,000,000	9/4/2017
13		Loan	6-8 West 28th Street	2.7%	NAP	6-8 West 28th Street	New York	New York	NY	10001	1915, 1920	2017	26,600	Square Feet	100.0%	2/1/2018	$40,500,000	2/28/2018
14		Loan	Penn Center West	2.3%	NAP	Various	Robinson	Allegheny	PA	15205	Various	2015	213,894	Square Feet	88.6%	1/1/2018	$29,500,000	1/11/2018
14.01		Property	Penn Center West 1		NAP	1 Penn Center West	Robinson	Allegheny	PA	15205	1981	2015	94,509	Square Feet	97.1%	1/1/2018	$14,200,000	1/11/2018
14.02		Property	Penn Center West 6		NAP	6 Penn Center West	Robinson	Allegheny	PA	15205	1999	2015	58,781	Square Feet	100.0%	1/1/2018	$7,650,000	1/11/2018
14.03		Property	Penn Center West 8		NAP	8 Penn Center West	Robinson	Allegheny	PA	15205	1999	2015	60,604	Square Feet	64.5%	1/1/2018	$7,650,000	1/11/2018
15		Loan	Yorkshire & Lexington Towers	2.1%	NAP	Various	New York	New York	NY	Various	Various	2014-2017	827	Units	92.0%	9/24/2017	$890,000,000	8/15/2017
15.01		Property	Yorkshire Tower		NAP	305 East 86th Street	New York	New York	NY	10028	1964	2014-2017	690	Units	93.0%	9/24/2017	$745,000,000	8/15/2017
15.02		Property	Lexington Tower		NAP	160 East 88th Street	New York	New York	NY	10128	1963	2014-2017	137	Units	86.9%	9/24/2017	$145,000,000	8/15/2017
16	(25)	Loan	One Market Center	1.9%	NAP	300 West Lexington Street	Baltimore	Baltimore City	MD	21201	1858, 1983	1990, 2009; 1904, 1983	195,900	Square Feet	63.0%	2/19/2018	$45,080,000	11/29/2017
17		Loan	Shoppes at Southern Palms	1.9%	NAP	8821 Southern Boulevard	West Palm Beach	Palm Beach	FL	33411	2009	NAP	200,888	Square Feet	99.0%	12/31/2017	$33,750,000	1/23/2018
18		Loan	Signet Jewelers Expansion	1.8%	NAP	375 Ghent Road	Fairlawn	Summit	OH	44333	2017	NAP	85,951	Square Feet	100.0%	10/1/2017	$26,800,000	11/1/2017
19	(24)	Loan	600 Vine	1.8%	NAP	600 Vine Street	Cincinnati	Hamilton	OH	45202	1984	2005	578,893	Square Feet	80.1%	2/5/2018	$71,000,000	8/1/2017
20		Loan	1313-1317 14th Street	1.7%	NAP	1313-1317 14th Street Northwest	Washington	District of Columbia	DC	20005	1890	2016	24,057	Square Feet	100.0%	6/15/2017	$22,100,000	7/11/2017
21		Loan	Ohio Limited Service Hotel Portfolio	1.7%	12/31/2036	Various	Beavercreek	Greene	OH	45431	2002	Various	194	Rooms	73.1%	12/31/2017	$21,900,000	1/1/2018
21.01		Property	Courtyard by Marriott Dayton Beavercreek		12/31/2036	2777 Fairfield Commons Boulevard	Beavercreek	Greene	OH	45431	2002	2016	94	Rooms	73.5%	12/31/2017	$11,200,000	1/1/2018
21.02		Property	Residence Inn by Marriott Dayton Beavercreek		12/31/2036	2779 Fairfield Commons Boulevard	Beavercreek	Greene	OH	45431	2002	NAP	100	Rooms	72.8%	12/31/2017	$10,700,000	1/1/2018
22		Loan	Port Place Shoppes	1.5%	NAP	1341-1361 West Channel Islands Boulevard	Oxnard	Ventura	CA	93033	1970	2017	67,500	Square Feet	100.0%	2/21/2018	$22,500,000	12/20/2017

A-1-5

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					MORTGAGED PROPERTY CHARACTERISTICS
Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	Ground Lease Initial Lease Expiration Date(4)	Address	City	County	State	Zip Code	Year Built	Year Renovated	Net Rentable Area SF/Units/ Rooms/Pads(5)	Units of Measure	Occupancy Rate(6)	Occupancy Rate As-of Date	Appraised Value	Appraisal As-of Date
23		Loan	Hyatt House Broomfield Hotel	1.4%	NAP	13351 West Midway Boulevard	Broomfield	Broomfield	CO	80020	2010	NAP	123	Rooms	78.0%	12/31/2017	$18,300,000	1/1/2018
24	(24)	Loan	Shoppes at College Hills	1.4%	NAP	314 South Towanda Avenue	Normal	McLean	IL	61761	2005	NAP	144,555	Square Feet	94.5%	1/24/2018	$24,700,000	2/7/2018
25		Loan	Penn Hills Shopping Center	1.3%	NAP	230 Rodi Road	Pittsburgh	Allegheny	PA	15235	1974	2005	273,282	Square Feet	93.4%	10/23/2017	$19,500,000	11/16/2017
26		Loan	Candlewood Suites Secaucus Meadowlands	1.3%	NAP	279 Secaucus Road	Secaucus	Hudson	NJ	07094	2008	2014	82	Rooms	83.5%	11/30/2017	$18,470,000	9/13/2017
27		Loan	Timberline Place II	1.3%	NAP	4343 East Soliere Avenue	Flagstaff	Coconino	AZ	86004	2000	NAP	102	Units	95.1%	3/7/2018	$18,600,000	1/24/2018
28		Loan	50-52 Fadem Road	1.2%	NAP	50-52 Fadem Road	Springfield	Union	NJ	07081	1967	1980	206,901	Square Feet	93.1%	2/9/2018	$17,700,000	1/18/2018
29		Loan	321 East 2nd Street	1.2%	NAP	321 East 2nd Street	Los Angeles	Los Angeles	CA	90012	1965	2016	54,827	Square Feet	100.0%	12/31/2017	$18,000,000	1/3/2018
30		Loan	111 West Jackson	1.2%	NAP	111 West Jackson Boulevard	Chicago	Cook	IL	60604	1961	2011-2017	574,878	Square Feet	94.9%	12/31/2017	$163,000,000	9/26/2017
31	(25)	Loan	The Yard	1.2%	NAP	440 East Saint Elmo Road	Austin	Travis	TX	78745	1974	2016	141,908	Square Feet	100.0%	12/12/2017	$20,000,000	12/7/2017
32		Loan	Staybridge Suites Myrtle Beach	1.1%	NAP	303 Fantasy Harbour Boulevard	Myrtle Beach	Horry	SC	29579	1999	2014-2015	119	Rooms	80.5%	11/30/2017	$16,100,000	10/26/2017
33		Loan	GED Integrated Solutions	1.1%	NAP	31100 Diamond Parkway	Glenwillow	Cuyahoga	OH	44139	2017	NAP	133,409	Square Feet	100.0%	2/1/2018	$17,500,000	12/22//2017
34		Loan	Best Western Castillo Del Sol	1.1%	NAP	205 South Atlantic Avenue	Ormond Beach	Volusia	FL	32176	1973	2006-2007	147	Rooms	66.2%	12/31/2017	$15,300,000	1/24/2018
35		Loan	Garden Multifamily Portfolio	1.0%	NAP	Various	Various	Various	Various	Various	Various	NAP	1,192	Units	94.1%	12/31/2017	$80,160,000	Various
35.01		Property	Carleton		NAP	2976 Cascade Drive	Ann Arbor	Washtenaw	MI	48104	1985	NAP	103	Units	93.2%	12/31/2017	$8,400,000	2/9/2017
35.02		Property	River Glen		NAP	1184 Fox Creek Lane	Reynoldsburg	Franklin	OH	43068	1987	NAP	113	Units	97.3%	12/31/2017	$8,000,000	2/3/2017
35.03		Property	Tabor Ridge		NAP	80 Emerson Avenue	Berea	Cuyahoga	OH	44017	1986	NAP	97	Units	95.9%	12/31/2017	$6,600,000	2/8/2017
35.04		Property	Ridgewood		NAP	3326 Michael Avenue	Bedford	Lawrence	IN	47421	1984	NAP	98	Units	95.9%	12/31/2017	$6,100,000	2/9/2017
35.05		Property	Foxhaven		NAP	4171 Foxhaven Avenue Northwest	Canton	Stark	OH	44718	1986	NAP	107	Units	90.7%	12/31/2017	$6,600,000	2/8/2017
35.06		Property	Hayfield		NAP	5519-C Limaburg Road	Burlington	Boone	KY	41005	1987	NAP	86	Units	98.8%	12/31/2017	$5,360,000	2/7/2017
35.07		Property	Laurel		NAP	1632 West Laurel Bay Drive	Ypsilanti	Washtenaw	MI	48198	1989	NAP	68	Units	97.1%	12/31/2017	$4,700,000	2/9/2017
35.08		Property	Wood Trail		NAP	247 Jackson Street	Newnan	Coweta	GA	30263	1984-1985	NAP	61	Units	95.1%	12/31/2017	$4,700,000	2/9/2017
35.09		Property	Camellia		NAP	3835 Beth Anne Drive	Columbus	Franklin	OH	43207	1981	NAP	104	Units	86.5%	12/31/2017	$5,600,000	2/3/2017
35.10		Property	Ashgrove		NAP	7701 Hogans Run	Louisville	Jefferson	KY	40228	1985	NAP	60	Units	96.7%	12/31/2017	$4,150,000	2/7/2017
35.11		Property	Slate Run		NAP	450 Turney Road	Bedford	Cuyahoga	OH	44146	1984	NAP	62	Units	95.2%	12/31/2017	$4,050,000	2/8/2017
35.12		Property	Forsythia		NAP	1481 Bunch Line Drive	Westerville	Franklin	OH	43081	1984	NAP	60	Units	98.3%	12/31/2017	$4,200,000	2/3/2017
35.13		Property	Beckford		NAP	36 Poston Road	The Plains	Athens	OH	45780	1982	NAP	60	Units	91.7%	12/31/2017	$4,100,000	2/8/2017
35.14		Property	Meadowood		NAP	8611 Meadowood Drive	Newburgh	Warrick	IN	47630	1985	NAP	65	Units	84.6%	12/31/2017	$4,000,000	2/9/2017
35.15		Property	Elmwood		NAP	1705 Roswell Road Northeast	Marietta	Cobb	GA	30062	1984	NAP	48	Units	97.9%	12/31/2017	$3,600,000	2/9/2017
36		Loan	Woodfield Corporate Center	1.0%	NAP	8000-8008 Corporate Center Drive	Charlotte	Mecklenburg	NC	28266	1981	2016	95,785	Square Feet	83.4%	2/15/2017	$13,200,000	9/1/2017
37		Loan	Nice-Pak Warehouse	1.0%	NAP	1 Nice Pak Road	Jonesboro	Craighead	AR	72404	1998	2017	659,600	Square Feet	100.0%	3/19/2018	$19,300,000	2/6/2018
38		Loan	Windbury Apartments	0.9%	NAP	4515 Gardendale Street	San Antonio	Bexar	TX	78240	1972	2017	264	Units	90.2%	1/29/2018	$12,300,000	1/4/2018
39		Loan	Starbucks Portfolio & 32330 N Harbor Drive	0.8%	NAP	Various	Various	Various	Various	Various	Various	Various	17,863	Square Feet	100.0%	11/1/2017	$12,600,000	Various
39.01		Property	Starbucks - 4th Street		NAP	8801 4th Street North	St. Petersburg	Pinellas	FL	33702	2003	2007	3,393	Square Feet	100.0%	11/1/2017	$3,475,000	8/23/2017
39.02		Property	Dept of Fish & Wildlife		NAP	32330 North Harbor Drive	Fort Bragg	Mendocino	CA	95437	1998	2009	9,462	Square Feet	100.0%	11/1/2017	$2,700,000	8/23/2017
39.03		Property	Starbucks - Woodstock		NAP	12400 Highway 92	Woodstock	Cherokee	GA	30188	2007	NAP	1,750	Square Feet	100.0%	11/1/2017	$2,900,000	8/16/2017
39.04		Property	Starbucks - Memphis		NAP	1615 Sycamore View Road	Memphis	Shelby	TN	38134	2008	NAP	1,818	Square Feet	100.0%	11/1/2017	$1,800,000	8/22/2017
39.05		Property	Starbucks - Central Avenue		NAP	6575 Central Avenue	St. Petersburg	Pinellas	FL	33710	2006	NAP	1,440	Square Feet	100.0%	11/1/2017	$1,725,000	8/23/2017
40		Loan	Sirtaj Hotel Beverly Hills	0.8%	NAP	120 South Reeves Drive	Beverly Hills	Los Angeles	CA	90212	1926	2013	32	Rooms	96.6%	12/31/2017	$17,600,000	10/17/2017
41		Loan	La Quinta Dallas Grand Prairie	0.7%	NAP	380 East Palace Parkway	Grand Prairie	Dallas	TX	75050	2016	NAP	85	Rooms	74.8%	12/31/2017	$10,700,000	10/20/2017
42		Loan	Lockheed Martin – Grand Prairie, Texas	0.7%	NAP	2400 West Marshall Drive	Grand Prairie	Tarrant	TX	75051	1975	NAP	111,471	Square Feet	100.0%	3/19/2018	$11,500,000	1/5/2018
43		Loan	1800-1836 West Lake Avenue	0.6%	NAP	1800-1836 West Lake Avenue	Neptune	Monmouth	NJ	07753	2010	NAP	47,969	Square Feet	99.3%	1/31/2018	$8,600,000	9/29/2017
44		Loan	SS1 Multifamily Portfolio	0.6%	NAP	Various	Sherman	Grayson	TX	75092	Various	2014	118	Units	100.0%	10/31/2017	$9,390,000	11/16/2017
44.01		Property	South Gate		NAP	915 South Travis Street	Sherman	Grayson	TX	75092	1960	2014	59	Units	100.0%	10/31/2017	$4,450,000	11/16/2017
44.02		Property	West Wood		NAP	221 Archer Drive	Sherman	Grayson	TX	75092	1967	2014	37	Units	100.0%	10/31/2017	$3,110,000	11/16/2017
44.03		Property	Terrace Apartments		NAP	1920 West Shields Drive	Sherman	Grayson	TX	75092	1967	2014	22	Units	100.0%	10/31/2017	$1,830,000	11/16/2017
45		Loan	Hembree Center	0.6%	NAP	1815 Hembree Road	Alpharetta	Fulton	GA	30009	2008	2016	82,509	Square Feet	92.1%	12/31/2017	$9,900,000	12/22/2017
46		Loan	Story Hill Apartments	0.6%	NAP	3602 North Country Club Road	Irving	Dallas	TX	75062	1970	NAP	125	Units	93.6%	2/1/2018	$7,630,000	12/11/2017
47		Loan	Stay Over Suites	0.6%	NAP	4115 Old Woodlawn Street	Hopewell	Hopewell City	VA	23860	2007	NAP	108	Rooms	71.4%	12/31/2017	$8,000,000	1/1/2018
48		Loan	Best Western Plus Liberty Lake	0.5%	NAP	1816 North Pepper Lane	Liberty Lake	Spokane	WA	99019	2001	NAP	76	Rooms	68.8%	12/31/2017	$9,060,000	10/4/2017
49		Loan	Klee Plaza	0.5%	NAP	4015 North Milwaukee Avenue	Chicago	Cook	IL	60641	1932	2007	40,511	Square Feet	96.2%	10/20/2017	$10,640,000	1/9/2018
50		Loan	Best Western Plus Diamond Valley Inn	0.5%	10/22/2033	3510 West Florida Avenue	Hemet	Riverside	CA	92545	1989	2013-2015	66	Rooms	67.4%	12/31/2017	$7,770,000	9/19/2017
51		Loan	SS2 Multifamily Portfolio	0.5%	NAP	Various	Various	Grayson	TX	Various	Various	Various	102	Units	98.0%	10/31/2017	$8,390,000	11/16/2017
51.01		Property	East Coast		NAP	2824 West Crawford Street	Denison	Grayson	TX	75020	1978	2014	48	Units	97.9%	10/31/2017	$3,780,000	11/16/2017
51.02		Property	Norwegian Woods		NAP	220 Archer Drive	Sherman	Grayson	TX	75092	1971	2014	32	Units	96.9%	10/31/2017	$2,560,000	11/16/2017
51.03		Property	Candlelight		NAP	1905 West Pecan Street	Sherman	Grayson	TX	75092	2004	NAP	22	Units	100.0%	10/31/2017	$2,050,000	11/16/2017
52	(24)	Loan	Quality Inn O’Hare	0.5%	NAP	3801 Mannheim Road	Schiller Park	Cook	IL	60176	1961	2015-2016	144	Rooms	60.5%	11/30/2017	$7,800,000	1/19/2018
53		Loan	Candlewood Suites Athens	0.5%	NAP	156 Classic Road	Athens	Clarke	GA	30606	2009	2015	97	Rooms	66.5%	12/31/2017	$6,000,000	1/22/2018
54		Loan	Candlewood Suites Fort Wayne	0.4%	NAP	5251 Distribution Drive	Fort Wayne	Allen	IN	46825	2006	NAP	83	Rooms	72.7%	11/30/2017	$6,900,000	12/1/2017
55		Loan	Circle Apartments	0.3%	NAP	1527 South Austin Avenue	Denison	Grayson	TX	75020	1973	2009-2016	49	Units	100.0%	12/31/2017	$4,190,000	9/19/2017
56		Loan	Burger King Philadelphia	0.1%	NAP	6112 Frankford Avenue	Philadelphia	Philadelphia	PA	19135	1988	2015-2016	4,467	Square Feet	100.0%	3/1/2018	$2,650,000	8/28/2017

A-1-6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

MORTGAGE LOAN CHARACTERISTICS
Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	Interest Rate %	Admin Fee Rate %(7)	Net Mortgage Rate %	Interest Accrual Basis	Seasoning (mos.)	ARD (Yes/No)	Original Term to Maturity (mos.)	Remaining Term to Maturity (mos.)	Original Interest-Only Period (mos.)	Remaining Interest-Only Period (mos.)	Original Amortization Term (mos.)	Remaining Amortization Term (mos.)	Note Date	First Payment Date	First P&I Payment Date (Partial IO Loans)	Maturity Date	ARD Loan Stated Maturity Date	Monthly Debt Service (P&I)(8)
1		Loan	GNL Portfolio	6.7%	4.3690%	0.01543%	4.35357%	Actual/360	5	No	120	115	120	115	0	0	10/27/2017	12/6/2017	NAP	11/6/2027	11/6/2027	$234,403.93
1.01		Property	Sandoz, Inc.
1.02		Property	Intervet Inc.
1.03		Property	GE Aviation Systems, LLC
1.04		Property	FedEx Ground Package System, Inc. (NY)
1.05		Property	Nissan North America Inc.
1.06		Property	Constellium Automotive USA, LLC
1.07		Property	C&J Energy Services, Inc. II
1.08		Property	Lippert Components Manufacturing, Inc.
1.09		Property	FedEx Ground Package System, Inc. (WV)
1.10		Property	C&J Energy Services, Inc. I
1.11		Property	U.S. General Services Administration
1.12		Property	PNC Bank N.A.
2		Loan	Hilton Clearwater Beach Resort & Spa	6.3%	5.1300%	0.01543%	5.11457%	Actual/360	1	No	120	119	0	0	360	359	2/9/2018	4/6/2018	NAP	3/6/2028	3/6/2028	$326,876.80
3	(24)	Loan	One State Street	5.2%	4.09561%	0.01418%	4.08143%	Actual/360	4	No	120	116	120	116	0	0	11/29/2017	1/6/2018	NAP	12/6/2027	12/6/2027	$172,259.27
4		Loan	The SoCal Portfolio	4.9%	4.8900%	0.01543%	4.87457%	Actual/360	2	No	120	118	60	58	360	360	2/6/2018	3/6/2018	3/6/2023	2/6/2028	2/6/2028	$247,671.63
4.01		Property	Aliso Viejo Commerce Center
4.02		Property	Transpark Commerce
4.03		Property	Wimbledon
4.04		Property	Palmdale Place
4.05		Property	Sierra Gateway
4.06		Property	Fresno Industrial Center
4.07		Property	Upland Freeway
4.08		Property	Commerce Corporate Center
4.09		Property	Moreno Valley
4.10		Property	Airport One Office Park
4.11		Property	Colton Courtyard
4.12		Property	The Abbey Center
4.13		Property	Upland Commerce Center
4.14		Property	Diamond Bar
4.15		Property	Atlantic Plaza
4.16		Property	Ming Office Park
4.17		Property	10th Street Commerce Center
4.18		Property	Cityview Plaza
4.19		Property	Garden Grove Town Center
4.20		Property	30th Street Commerce Center
4.21		Property	Mt. Vernon Commerce Center
4.22		Property	Anaheim Stadium Industrial
4.23		Property	25th Street Commerce Center
4.24		Property	Fresno Airport
5		Loan	Throggs Neck Shopping Center	4.7%	5.1740%	0.01543%	5.15857%	Actual/360	0	No	120	120	120	120	0	0	3/12/2018	5/5/2018	NAP	4/5/2028	4/5/2028	$196,719.79
6		Loan	Quarry Place at Tuckahoe	4.3%	4.3400%	0.01543%	4.32457%	Actual/360	8	No	120	112	120	112	0	0	8/2/2017	9/5/2017	NAP	8/5/2027	8/5/2027	$150,342.82
7		Loan	Soho House Chicago	4.2%	5.5100%	0.01543%	5.49457%	Actual/360	0	No	84	84	84	84	0	0	3/9/2018	5/5/2018	NAP	4/5/2025	4/5/2025	$186,217.59
8		Loan	Melbourne Hotel Portfolio	3.6%	5.0610%	0.01543%	5.04557%	Actual/360	4	No	120	116	12	8	360	360	11/30/2017	1/5/2018	1/5/2019	12/5/2027	12/5/2027	$183,788.99
8.01		Property	Hilton Melbourne Beach Oceanfront
8.02		Property	Doubletree Suites Melbourne Beach
9		Loan	Moffett Towers II - Building 2	3.1%	3.6189%	0.01543%	3.60347%	Actual/360	4	No	120	116	60	56	360	360	11/16/2017	1/6/2018	1/6/2023	12/6/2027	12/6/2027	$135,573.14
10		Loan	Green Oak Village Place	3.1%	4.7100%	0.01543%	4.69457%	Actual/360	1	No	120	119	0	0	360	359	3/1/2018	4/6/2018	NAP	3/6/2028	3/6/2028	$154,213.99
11		Loan	Northrop Grumman Portfolio	2.9%	4.8750%	0.01543%	4.85957%	Actual/360	5	No	84	79	0	0	240	235	11/6/2017	12/6/2017	NAP	11/6/2024	11/6/2024	$182,859.61
11.01		Property	Chester
11.02		Property	Lebanon
12		Loan	Lehigh Valley Mall	2.9%	4.0560%	0.01543%	4.04057%	Actual/360	5	No	120	115	0	0	360	355	10/13/2017	12/1/2017	NAP	11/1/2027	11/1/2027	$132,178.59
13		Loan	6-8 West 28th Street	2.7%	4.4100%	0.01543%	4.39457%	Actual/360	7	No	120	113	120	113	0	0	8/11/2017	10/6/2017	NAP	9/6/2027	9/6/2027	$96,877.08
14		Loan	Penn Center West	2.3%	4.9100%	0.01543%	4.89457%	Actual/360	2	No	60	58	14	12	360	360	1/31/2018	3/6/2018	5/6/2019	2/6/2023	2/6/2023	$116,893.64
14.01		Property	Penn Center West 1
14.02		Property	Penn Center West 6
14.03		Property	Penn Center West 8
15		Loan	Yorkshire & Lexington Towers	2.1%	2.7400%	0.01543%	2.72457%	Actual/360	6	No	60	54	60	54	0	0	10/3/2017	11/6/2017	NAP	10/6/2022	10/6/2022	$46,300.93
15.01		Property	Yorkshire Tower
15.02		Property	Lexington Tower
16	(25)	Loan	One Market Center	1.9%	4.8850%	0.01543%	4.86957%	Actual/360	1	No	120	119	0	0	360	359	3/2/2018	4/6/2018	NAP	3/6/2028	3/6/2028	$98,280.75
17		Loan	Shoppes at Southern Palms	1.9%	5.1800%	0.01543%	5.16457%	Actual/360	0	No	120	120	120	120	0	0	3/9/2018	5/6/2018	NAP	4/6/2028	4/6/2028	$79,873.32
18		Loan	Signet Jewelers Expansion	1.8%	4.6900%	0.01543%	4.67457%	Actual/360	3	Yes	120	117	120	117	0	0	12/28/2017	2/5/2018	NAP	1/5/2038	1/5/2028	$68,553.25
19	(24)	Loan	600 Vine	1.8%	4.201553%	0.01543%	4.18612%	Actual/360	7	No	120	113	0	0	360	353	8/31/2017	10/5/2017	NAP	9/5/2027	9/5/2027	$83,414.88
20		Loan	1313-1317 14th Street	1.7%	4.2200%	0.01543%	4.20457%	Actual/360	7	No	120	113	120	113	0	0	8/24/2017	10/5/2017	NAP	9/5/2027	9/5/2027	$58,117.80
21		Loan	Ohio Limited Service Hotel Portfolio	1.7%	5.5650%	0.01543%	5.54957%	Actual/360	1	No	120	119	0	0	360	359	2/21/2018	4/6/2018	NAP	3/6/2028	3/6/2028	$91,628.49
21.01		Property	Courtyard by Marriott Dayton Beavercreek
21.02		Property	Residence Inn by Marriott Dayton Beavercreek
22		Loan	Port Place Shoppes	1.5%	5.2500%	0.01543%	5.23457%	Actual/360	0	No	120	120	120	120	0	0	3/7/2018	5/6/2018	NAP	4/6/2028	4/6/2028	$65,427.52

A-1-7

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					MORTGAGE LOAN CHARACTERISTICS
Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	Interest Rate %	Admin Fee Rate %(7)	Net Mortgage Rate %	Interest Accrual Basis	Seasoning (mos.)	ARD (Yes/No)	Original Term to Maturity (mos.)	Remaining Term to Maturity (mos.)	Original Interest-Only Period (mos.)	Remaining Interest-Only Period (mos.)	Original Amortization Term (mos.)	Remaining Amortization Term (mos.)	Note Date	First Payment Date	First P&I Payment Date (Partial IO Loans)	Maturity Date	ARD Loan Stated Maturity Date	Monthly Debt Service (P&I)(8)
23		Loan	Hyatt House Broomfield Hotel	1.4%	5.4100%	0.04543%	5.36457%	Actual/360	1	No	120	119	12	11	360	360	2/26/2018	4/6/2018	4/6/2019	3/6/2028	3/6/2028	$75,890.95
24	(24)	Loan	Shoppes at College Hills	1.4%	5.1900%	0.05543%	5.13457%	Actual/360	14	No	120	106	120	106	0	0	1/19/2017	3/6/2017	NAP	2/6/2027	2/6/2027	$58,650.30
25		Loan	Penn Hills Shopping Center	1.3%	4.6500%	0.01543%	4.63457%	Actual/360	2	No	120	118	0	0	360	358	1/11/2018	3/6/2018	NAP	2/6/2028	2/6/2028	$64,970.24
26		Loan	Candlewood Suites Secaucus Meadowlands	1.3%	5.2100%	0.01543%	5.19457%	Actual/360	0	No	120	120	0	0	360	360	3/15/2018	5/6/2018	NAP	4/6/2028	4/6/2028	$68,716.10
27		Loan	Timberline Place II	1.3%	4.8850%	0.01543%	4.86957%	Actual/360	0	No	120	120	120	120	0	0	3/13/2018	5/6/2018	NAP	4/6/2028	4/6/2028	$51,592.16
28		Loan	50-52 Fadem Road	1.2%	5.2000%	0.01543%	5.18457%	Actual/360	1	No	120	119	24	23	360	360	2/28/2018	4/6/2018	4/6/2020	3/6/2028	3/6/2028	$63,834.14
29		Loan	321 East 2nd Street	1.2%	5.1100%	0.01543%	5.09457%	Actual/360	2	No	120	118	120	118	0	0	1/31/2018	3/6/2018	NAP	2/6/2028	2/6/2028	$48,571.61
30		Loan	111 West Jackson	1.2%	4.7040%	0.01543%	4.68857%	Actual/360	4	No	120	116	120	116	0	0	11/15/2017	1/5/2018	NAP	12/5/2027	12/5/2027	$43,718.89
31	(25)	Loan	The Yard	1.2%	4.1700%	0.01543%	4.15457%	Actual/360	2	No	120	118	36	34	360	360	1/17/2018	3/6/2018	3/6/2021	2/6/2028	2/6/2028	$53,599.46
32		Loan	Staybridge Suites Myrtle Beach	1.1%	5.5150%	0.01543%	5.49957%	Actual/360	3	No	120	117	0	0	300	297	12/21/2017	2/6/2018	NAP	1/6/2028	1/6/2028	$67,648.20
33		Loan	GED Integrated Solutions	1.1%	4.9500%	0.01543%	4.93457%	Actual/360	1	Yes	120	119	0	0	330	329	2/16/2018	4/6/2018	NAP	2/6/2033	3/6/2028	$57,743.47
34		Loan	Best Western Castillo Del Sol	1.1%	5.6840%	0.01543%	5.66857%	Actual/360	1	No	120	119	0	0	360	359	2/27/2018	4/5/2018	NAP	3/5/2028	3/5/2028	$58,807.77
35		Loan	Garden Multifamily Portfolio	1.0%	5.0100%	0.01543%	4.99457%	Actual/360	10	No	120	110	0	0	360	350	5/12/2017	7/6/2017	NAP	6/6/2027	6/6/2027	$53,743.29
35.01		Property	Carleton
35.02		Property	River Glen
35.03		Property	Tabor Ridge
35.04		Property	Ridgewood
35.05		Property	Foxhaven
35.06		Property	Hayfield
35.07		Property	Laurel
35.08		Property	Wood Trail
35.09		Property	Camellia
35.10		Property	Ashgrove
35.11		Property	Slate Run
35.12		Property	Forsythia
35.13		Property	Beckford
35.14		Property	Meadowood
35.15		Property	Elmwood
36		Loan	Woodfield Corporate Center	1.0%	5.5100%	0.01543%	5.49457%	Actual/360	1	No	120	119	12	11	360	360	2/16/2018	4/6/2018	4/6/2019	3/6/2028	3/6/2028	$55,420.62
37		Loan	Nice-Pak Warehouse	1.0%	5.1100%	0.01543%	5.09457%	Actual/360	0	No	120	120	0	0	360	360	3/8/2018	5/6/2018	NAP	4/6/2028	4/6/2028	$52,182.18
38		Loan	Windbury Apartments	0.9%	4.9000%	0.01543%	4.88457%	Actual/360	1	No	120	119	60	59	360	360	2/28/2018	4/5/2018	4/5/2023	3/5/2028	3/5/2028	$47,765.40
39		Loan	Starbucks Portfolio & 32330 N Harbor Drive	0.8%	5.3600%	0.01543%	5.34457%	Actual/360	4	No	120	116	36	32	360	360	11/20/2017	1/5/2018	1/5/2021	12/5/2027	12/5/2027	$44,331.59
39.01		Property	Starbucks - 4th Street
39.02		Property	Dept of Fish & Wildlife
39.03		Property	Starbucks - Woodstock
39.04		Property	Starbucks - Memphis
39.05		Property	Starbucks - Central Avenue
40		Loan	Sirtaj Hotel Beverly Hills	0.8%	5.1700%	0.01543%	5.15457%	Actual/360	1	No	120	119	0	0	360	359	2/22/2018	4/5/2018	NAP	3/5/2028	3/5/2028	$41,454.88
41		Loan	La Quinta Dallas Grand Prairie	0.7%	6.2000%	0.01543%	6.18457%	Actual/360	1	No	120	119	0	0	360	359	2/22/2018	4/5/2018	NAP	3/5/2028	3/5/2028	$40,422.95
42		Loan	Lockheed Martin – Grand Prairie, Texas	0.7%	5.2020%	0.01543%	5.18657%	Actual/360	1	No	60	59	60	59	0	0	3/8/2018	4/6/2018	NAP	3/6/2023	3/6/2023	$28,568.85
43		Loan	1800-1836 West Lake Avenue	0.6%	4.7930%	0.01543%	4.77757%	Actual/360	4	No	120	116	24	20	360	360	11/17/2017	1/5/2018	1/5/2020	12/5/2027	12/5/2027	$31,454.54
44		Loan	SS1 Multifamily Portfolio	0.6%	5.7700%	0.01543%	5.75457%	Actual/360	2	No	120	118	24	22	360	360	1/31/2018	3/5/2018	3/5/2020	2/5/2028	2/5/2028	$33,702.21
44.01		Property	South Gate
44.02		Property	West Wood
44.03		Property	Terrace Apartments
45		Loan	Hembree Center	0.6%	4.8100%	0.01543%	4.79457%	Actual/360	2	No	120	118	120	118	0	0	1/29/2018	3/6/2018	NAP	2/6/2028	2/6/2028	$23,368.03
46		Loan	Story Hill Apartments	0.6%	5.3400%	0.01543%	5.32457%	Actual/360	0	No	120	120	0	0	360	360	3/13/2018	5/6/2018	NAP	4/6/2028	4/6/2028	$30,678.52
47		Loan	Stay Over Suites	0.6%	5.9600%	0.01543%	5.94457%	Actual/360	2	No	120	118	0	0	300	298	2/2/2018	3/6/2018	NAP	2/6/2028	2/6/2028	$33,761.76
48		Loan	Best Western Plus Liberty Lake	0.5%	5.7400%	0.01543%	5.72457%	Actual/360	4	No	120	116	0	0	300	296	11/27/2017	1/5/2018	NAP	12/5/2027	12/5/2027	$32,682.12
49		Loan	Klee Plaza	0.5%	5.1400%	0.01543%	5.12457%	Actual/360	2	No	120	118	120	118	0	0	2/2/2018	3/6/2018	NAP	2/6/2028	2/6/2028	$21,714.12
50		Loan	Best Western Plus Diamond Valley Inn	0.5%	5.6100%	0.01543%	5.59457%	Actual/360	4	No	120	116	0	0	300	296	11/16/2017	1/5/2018	NAP	12/5/2027	12/5/2027	$29,171.67
51		Loan	SS2 Multifamily Portfolio	0.5%	5.9600%	0.01543%	5.94457%	Actual/360	2	No	120	118	24	22	360	360	1/31/2018	3/5/2018	3/5/2020	2/5/2028	2/5/2028	$27,650.57
51.01		Property	East Coast
51.02		Property	Norwegian Woods
51.03		Property	Candlelight
52	(24)	Loan	Quality Inn O’Hare	0.5%	5.5300%	0.01543%	5.51457%	Actual/360	15	No	120	105	120	105	0	0	12/8/2016	2/5/2017	NAP	1/5/2027	1/5/2027	$21,203.64
53		Loan	Candlewood Suites Athens	0.5%	5.6300%	0.01543%	5.61457%	Actual/360	1	No	120	119	0	0	360	359	2/21/2018	4/6/2018	NAP	3/6/2028	3/6/2028	$26,068.50
54		Loan	Candlewood Suites Fort Wayne	0.4%	5.7700%	0.01543%	5.75457%	Actual/360	2	No	120	118	0	0	300	298	1/31/2018	3/6/2018	NAP	2/6/2028	2/6/2028	$26,788.41
55		Loan	Circle Apartments	0.3%	5.1700%	0.01543%	5.15457%	Actual/360	4	No	120	116	24	20	360	360	11/28/2017	1/5/2018	1/5/2020	12/5/2027	12/5/2027	$16,007.33
56		Loan	Burger King Philadelphia	0.1%	5.7900%	0.01543%	5.77457%	Actual/360	5	No	120	115	120	115	0	0	10/24/2017	12/5/2017	NAP	11/5/2027	11/5/2027	$5,136.61

A-1-8

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					MORTGAGE LOAN CHARACTERISTICS
Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	Monthly Debt Service (IO)	Annual Debt Service (P&I)(8)	Annual Debt Service (IO)	Lockbox Type(9)	Cash Management Status	Crossed With Other Loans	Related-Borrower Loans	UW NOI DSCR (P&I)(10)	UW NOI DSCR (IO)	UW NCF DSCR (P&I)(10)	UW NCF DSCR (IO)	Cut-Off Date LTV Ratio(11)	Maturity Date LTV Ratio(11)	Grace Period to Late Charge (Days)	Grace Period to Default (Days)	Due Date	Prepayment Provisions (No. of Payments)(12)(13)
1		Loan	GNL Portfolio	6.7%	$234,403.93	$2,812,847	$2,812,847	Hard	In Place	No	No	2.43x	2.43x	2.22x	2.22x	57.9%	57.9%	5	0	6	YM1(116), O(4)
1.01		Property	Sandoz, Inc.									2.43x	2.43x	2.22x	2.22x	57.9%	57.9%
1.02		Property	Intervet Inc.									2.43x	2.43x	2.22x	2.22x	57.9%	57.9%
1.03		Property	GE Aviation Systems, LLC									2.43x	2.43x	2.22x	2.22x	57.9%	57.9%
1.04		Property	FedEx Ground Package System, Inc. (NY)									2.43x	2.43x	2.22x	2.22x	57.9%	57.9%
1.05		Property	Nissan North America Inc.									2.43x	2.43x	2.22x	2.22x	57.9%	57.9%
1.06		Property	Constellium Automotive USA, LLC									2.43x	2.43x	2.22x	2.22x	57.9%	57.9%
1.07		Property	C&J Energy Services, Inc. II									2.43x	2.43x	2.22x	2.22x	57.9%	57.9%
1.08		Property	Lippert Components Manufacturing, Inc.									2.43x	2.43x	2.22x	2.22x	57.9%	57.9%
1.09		Property	FedEx Ground Package System, Inc. (WV)									2.43x	2.43x	2.22x	2.22x	57.9%	57.9%
1.10		Property	C&J Energy Services, Inc. I									2.43x	2.43x	2.22x	2.22x	57.9%	57.9%
1.11		Property	U.S. General Services Administration									2.43x	2.43x	2.22x	2.22x	57.9%	57.9%
1.12		Property	PNC Bank N.A.									2.43x	2.43x	2.22x	2.22x	57.9%	57.9%
2		Loan	Hilton Clearwater Beach Resort & Spa	6.3%	NAP	$3,922,522	NAP	Hard	In Place	No	No	1.82x		1.64x		66.8%	55.2%	0	0	6	L(25), Def(90), O(5)
3	(24)	Loan	One State Street	5.2%	$172,259.27	$2,067,111	$2,067,111	Hard	Springing	No	No	5.02x	5.02x	4.87x	4.87x	21.8%	21.8%	0	0	6	L(28), Def(85), O(7)
4		Loan	The SoCal Portfolio	4.9%	$193,028.22	$2,972,060	$2,316,339	Hard	Springing	No	No	1.60x	2.06x	1.48x	1.90x	59.4%	54.7%	0	0	6	L(26), Def(88), O(6)
4.01		Property	Aliso Viejo Commerce Center									1.60x	2.06x	1.48x	1.90x	59.4%	54.7%
4.02		Property	Transpark Commerce									1.60x	2.06x	1.48x	1.90x	59.4%	54.7%
4.03		Property	Wimbledon									1.60x	2.06x	1.48x	1.90x	59.4%	54.7%
4.04		Property	Palmdale Place									1.60x	2.06x	1.48x	1.90x	59.4%	54.7%
4.05		Property	Sierra Gateway									1.60x	2.06x	1.48x	1.90x	59.4%	54.7%
4.06		Property	Fresno Industrial Center									1.60x	2.06x	1.48x	1.90x	59.4%	54.7%
4.07		Property	Upland Freeway									1.60x	2.06x	1.48x	1.90x	59.4%	54.7%
4.08		Property	Commerce Corporate Center									1.60x	2.06x	1.48x	1.90x	59.4%	54.7%
4.09		Property	Moreno Valley									1.60x	2.06x	1.48x	1.90x	59.4%	54.7%
4.10		Property	Airport One Office Park									1.60x	2.06x	1.48x	1.90x	59.4%	54.7%
4.11		Property	Colton Courtyard									1.60x	2.06x	1.48x	1.90x	59.4%	54.7%
4.12		Property	The Abbey Center									1.60x	2.06x	1.48x	1.90x	59.4%	54.7%
4.13		Property	Upland Commerce Center									1.60x	2.06x	1.48x	1.90x	59.4%	54.7%
4.14		Property	Diamond Bar									1.60x	2.06x	1.48x	1.90x	59.4%	54.7%
4.15		Property	Atlantic Plaza									1.60x	2.06x	1.48x	1.90x	59.4%	54.7%
4.16		Property	Ming Office Park									1.60x	2.06x	1.48x	1.90x	59.4%	54.7%
4.17		Property	10th Street Commerce Center									1.60x	2.06x	1.48x	1.90x	59.4%	54.7%
4.18		Property	Cityview Plaza									1.60x	2.06x	1.48x	1.90x	59.4%	54.7%
4.19		Property	Garden Grove Town Center									1.60x	2.06x	1.48x	1.90x	59.4%	54.7%
4.20		Property	30th Street Commerce Center									1.60x	2.06x	1.48x	1.90x	59.4%	54.7%
4.21		Property	Mt. Vernon Commerce Center									1.60x	2.06x	1.48x	1.90x	59.4%	54.7%
4.22		Property	Anaheim Stadium Industrial									1.60x	2.06x	1.48x	1.90x	59.4%	54.7%
4.23		Property	25th Street Commerce Center									1.60x	2.06x	1.48x	1.90x	59.4%	54.7%
4.24		Property	Fresno Airport									1.60x	2.06x	1.48x	1.90x	59.4%	54.7%
5		Loan	Throggs Neck Shopping Center	4.7%	$196,719.79	$2,360,637	$2,360,637	Hard	Springing	No	No	1.42x	1.42x	1.37x	1.37x	62.3%	62.3%	0	0	5	L(24), Def(93), O(3)
6		Loan	Quarry Place at Tuckahoe	4.3%	$150,342.82	$1,804,114	$1,804,114	Soft	Springing	No	No	1.60x	1.60x	1.58x	1.58x	62.6%	62.6%	0	0	5	L(32), Def(85), O(3)
7		Loan	Soho House Chicago	4.2%	$186,217.59	$2,234,611	$2,234,611	Hard	Springing	No	No	1.64x	1.64x	1.64x	1.64x	65.9%	65.9%	0	0	5	L(24), Def or YM1(53), O(7)
8		Loan	Melbourne Hotel Portfolio	3.6%	$145,386.60	$2,205,468	$1,744,639	Hard	Springing	No	No	2.20x	2.79x	1.94x	2.45x	67.9%	57.4%	0	0	5	L(28), Def(88), O(4)
8.01		Property	Hilton Melbourne Beach Oceanfront									2.20x	2.79x	1.94x	2.45x	67.9%	57.4%
8.02		Property	Doubletree Suites Melbourne Beach									2.20x	2.79x	1.94x	2.45x	67.9%	57.4%
9		Loan	Moffett Towers II - Building 2	3.1%	$90,964.65	$1,626,878	$1,091,576	Hard	In Place	No	No	2.18x	3.25x	2.08x	3.11x	47.0%	42.4%	0	0	6	L(28), Def(85), O(7)
10		Loan	Green Oak Village Place	3.1%	NAP	$1,850,568	NAP	Hard	Springing	No	No	1.94x		1.74x		63.1%	51.5%	5	0	6	L(25), Def(89), O(6)
11		Loan	Northrop Grumman Portfolio	2.9%	NAP	$2,194,315	NAP	Hard	Springing	No	No	3.96x		3.74x		35.9%	27.6%	0	0	6	YM2(79), O(5)
11.01		Property	Chester									3.96x		3.74x		35.9%	27.6%
11.02		Property	Lebanon									3.96x		3.74x		35.9%	27.6%
12		Loan	Lehigh Valley Mall	2.9%	NAP	$1,586,143	NAP	Hard	Springing	No	No	2.16x		2.07x		44.6%	35.8%	0	0	1	L(29), Def(84), O(7)
13		Loan	6-8 West 28th Street	2.7%	$96,877.08	$1,162,525	$1,162,525	Springing	Springing	No	No	1.72x	1.72x	1.68x	1.68x	64.2%	64.2%	0	0	6	L(31), Def(85), O(4)
14		Loan	Penn Center West	2.3%	$91,266.90	$1,402,724	$1,095,203	Hard	Springing	No	No	1.88x	2.41x	1.70x	2.18x	74.6%	70.2%	0	0	6	L(26), Def(30), O(4)
14.01		Property	Penn Center West 1									1.88x	2.41x	1.70x	2.18x	74.6%	70.2%
14.02		Property	Penn Center West 6									1.88x	2.41x	1.70x	2.18x	74.6%	70.2%
14.03		Property	Penn Center West 8									1.88x	2.41x	1.70x	2.18x	74.6%	70.2%
15		Loan	Yorkshire & Lexington Towers	2.1%	$46,300.93	$555,611	$555,611	Soft	In Place	No	No	4.31x	4.31x	4.28x	4.28x	22.5%	22.5%	0	0	6	L(30), Def(23), O(7)
15.01		Property	Yorkshire Tower									4.31x	4.31x	4.28x	4.28x	22.5%	22.5%
15.02		Property	Lexington Tower									4.31x	4.31x	4.28x	4.28x	22.5%	22.5%
16	(25)	Loan	One Market Center	1.9%	NAP	$1,179,369	NAP	Hard	Springing	No	No	2.18x		2.15x		41.1%	33.7%	0	0	6	L(25), Def(91), O(4)
17		Loan	Shoppes at Southern Palms	1.9%	$79,873.32	$958,480	$958,480	Hard	Springing	No	No	1.90x	1.90x	1.56x	1.56x	54.1%	54.1%	0	0	6	L(24), Def(92), O(4)
18		Loan	Signet Jewelers Expansion	1.8%	$68,553.25	$822,639	$822,639	Hard	Springing	No	No	1.83x	1.83x	1.81x	1.81x	64.6%	64.6%	0	0	5	L(27), Def(89), O(4)
19	(24)	Loan	600 Vine	1.8%	NAP	$1,000,979	NAP	Hard	In Place	No	No	1.76x		1.49x		74.4%	64.1%	0	0	5	L(31), Def or YM1(85), O(4)
20		Loan	1313-1317 14th Street	1.7%	$58,117.80	$697,414	$697,414	Hard	Springing	No	No	1.81x	1.81x	1.75x	1.75x	73.8%	73.8%	0	0	5	L(31), Def(85), O(4)
21		Loan	Ohio Limited Service Hotel Portfolio	1.7%	NAP	$1,099,542	NAP	Hard	Springing	No	No	2.04x		1.81x		73.1%	61.3%	0	0	6	L(25), Def(91), O(4)
21.01		Property	Courtyard by Marriott Dayton Beavercreek									2.04x		1.81x		73.1%	61.3%
21.02		Property	Residence Inn by Marriott Dayton Beavercreek									2.04x		1.81x		73.1%	61.3%
22		Loan	Port Place Shoppes	1.5%	$65,427.52	$785,130	$785,130	Springing	Springing	No	No	1.53x	1.53x	1.50x	1.50x	65.6%	65.6%	0	0	6	L(24), Def(92), O(4)

A-1-9

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					MORTGAGE LOAN CHARACTERISTICS
Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	Monthly Debt Service (IO)	Annual Debt Service (P&I)(8)	Annual Debt Service (IO)	Lockbox Type(9)	Cash Management Status	Crossed With Other Loans	Related-Borrower Loans	UW NOI DSCR (P&I)(10)	UW NOI DSCR (IO)	UW NCF DSCR (P&I)(10)	UW NCF DSCR (IO)	Cut-Off Date LTV Ratio(11)	Maturity Date LTV Ratio(11)	Grace Period to Late Charge (Days)	Grace Period to Default (Days)	Due Date	Prepayment Provisions (No. of Payments)(12)(13)
23		Loan	Hyatt House Broomfield Hotel	1.4%	$61,707.81	$910,691	$740,494	Hard	Springing	No	No	1.77x	2.17x	1.54x	1.89x	73.8%	63.0%	0	0	6	L(25), Def(91), O(4)
24	(24)	Loan	Shoppes at College Hills	1.4%	$58,650.30	$703,804	$703,804	Springing	Springing	No	No	2.32x	2.32x	1.99x	1.99x	54.1%	54.1%	0	0	6	L(38), Def(77), O(5)
25		Loan	Penn Hills Shopping Center	1.3%	NAP	$779,643	NAP	Hard	Springing	No	No	2.04x		1.60x		64.4%	52.5%	0	0	6	L(26), Def(90), O(4)
26		Loan	Candlewood Suites Secaucus Meadowlands	1.3%	NAP	$824,593	NAP	Hard	Springing	No	No	1.75x		1.60x		67.7%	56.0%	0	0	6	L(24), Def(92), O(4)
27		Loan	Timberline Place II	1.3%	$51,592.16	$619,106	$619,106	Springing	Springing	No	No	1.96x	1.96x	1.92x	1.92x	67.2%	67.2%	0	0	6	L(24), Def(92), O(4)
28		Loan	50-52 Fadem Road	1.2%	$51,074.65	$766,010	$612,896	Hard	Springing	No	No	1.33x	1.67x	1.27x	1.59x	65.7%	57.1%	0	0	6	L(25), Def(91), O(4)
29		Loan	321 East 2nd Street	1.2%	$48,571.61	$582,859	$582,859	Hard	Springing	No	No	1.73x	1.73x	1.70x	1.70x	62.5%	62.5%	0	0	6	L(26), Def(90), O(4)
30		Loan	111 West Jackson	1.2%	$43,718.89	$524,627	$524,627	Hard	In Place	No	Natixis-A	4.91x	4.91x	4.42x	4.42x	25.2%	25.2%	0	0	5	L(28), Def(88), O(4)
31	(25)	Loan	The Yard	1.2%	$38,755.90	$643,194	$465,071	Springing	Springing	No	No	2.55x	3.52x	2.39x	3.31x	55.0%	47.8%	0	0	6	L(26), Def(90), O(4)
32		Loan	Staybridge Suites Myrtle Beach	1.1%	NAP	$811,778	NAP	Hard	Springing	No	No	1.68x		1.48x		68.0%	52.0%	0	0	6	L(27), Def(90), O(3)
33		Loan	GED Integrated Solutions	1.1%	NAP	$692,922	NAP	Hard	Springing	No	No	1.39x		1.34x		59.4%	46.8%	0	0	6	L(25), Def(91), O(4)
34		Loan	Best Western Castillo Del Sol	1.1%	NAP	$705,693	NAP	Hard	Springing	No	No	2.04x		1.85x		66.3%	55.7%	0	0	5	L(25), Def(92), O(3)
35		Loan	Garden Multifamily Portfolio	1.0%	NAP	$644,919	NAP	Springing	Springing	No	BSP-A	1.44x		1.35x		70.9%	59.0%	0	0	6	L(34), Def(82), O(4)
35.01		Property	Carleton									1.44x		1.35x		70.9%	59.0%
35.02		Property	River Glen									1.44x		1.35x		70.9%	59.0%
35.03		Property	Tabor Ridge									1.44x		1.35x		70.9%	59.0%
35.04		Property	Ridgewood									1.44x		1.35x		70.9%	59.0%
35.05		Property	Foxhaven									1.44x		1.35x		70.9%	59.0%
35.06		Property	Hayfield									1.44x		1.35x		70.9%	59.0%
35.07		Property	Laurel									1.44x		1.35x		70.9%	59.0%
35.08		Property	Wood Trail									1.44x		1.35x		70.9%	59.0%
35.09		Property	Camellia									1.44x		1.35x		70.9%	59.0%
35.10		Property	Ashgrove									1.44x		1.35x		70.9%	59.0%
35.11		Property	Slate Run									1.44x		1.35x		70.9%	59.0%
35.12		Property	Forsythia									1.44x		1.35x		70.9%	59.0%
35.13		Property	Beckford									1.44x		1.35x		70.9%	59.0%
35.14		Property	Meadowood									1.44x		1.35x		70.9%	59.0%
35.15		Property	Elmwood									1.44x		1.35x		70.9%	59.0%
36		Loan	Woodfield Corporate Center	1.0%	$45,390.54	$665,047	$544,686	Springing	Springing	No	No	1.33x	1.63x	1.20x	1.46x	73.9%	63.3%	0	0	6	L(25), Def(92), O(3)
37		Loan	Nice-Pak Warehouse	1.0%	NAP	$626,186	NAP	Hard	Springing	No	No	1.63x		1.37x		49.7%	41.0%	0	0	6	L(24), Def(92), O(4)
38		Loan	Windbury Apartments	0.9%	$37,260.42	$573,185	$447,125	Springing	Springing	No	No	1.61x	2.07x	1.48x	1.90x	73.2%	67.4%	0	0	5	L(25), Def(92), O(3)
39		Loan	Starbucks Portfolio & 32330 N Harbor Drive	0.8%	$35,912.62	$531,979	$430,951	Hard	Springing	No	No	1.28x	1.59x	1.25x	1.54x	62.9%	56.1%	0	0	5	L(28), Def(89), O(3)
39.01		Property	Starbucks - 4th Street									1.28x	1.59x	1.25x	1.54x	62.9%	56.1%
39.02		Property	Dept of Fish & Wildlife									1.28x	1.59x	1.25x	1.54x	62.9%	56.1%
39.03		Property	Starbucks - Woodstock									1.28x	1.59x	1.25x	1.54x	62.9%	56.1%
39.04		Property	Starbucks - Memphis									1.28x	1.59x	1.25x	1.54x	62.9%	56.1%
39.05		Property	Starbucks - Central Avenue									1.28x	1.59x	1.25x	1.54x	62.9%	56.1%
40		Loan	Sirtaj Hotel Beverly Hills	0.8%	NAP	$497,459	NAP	Hard	In Place	No	No	2.37x		2.14x		43.0%	35.6%	0	0	5	L(25), Def(92), O(3)
41		Loan	La Quinta Dallas Grand Prairie	0.7%	NAP	$485,075	NAP	Hard	Springing	No	No	1.81x		1.61x		61.6%	52.6%	0	0	5	L(25), Def(92), O(3)
42		Loan	Lockheed Martin – Grand Prairie, Texas	0.7%	$28,568.85	$342,826	$342,826	Springing	Springing	No	No	2.42x	2.42x	2.33x	2.33x	56.5%	56.5%	0	0	6	L(25), Def(31), O(4)
43		Loan	1800-1836 West Lake Avenue	0.6%	$24,297.85	$377,454	$291,574	Hard	Springing	No	No	1.74x	2.25x	1.59x	2.06x	69.8%	60.0%	0	0	5	L(28), Def or YM1(89), O(3)
44		Loan	SS1 Multifamily Portfolio	0.6%	$28,093.33	$404,427	$337,120	Soft	Springing	No	Natixis-B	1.52x	1.82x	1.43x	1.72x	61.4%	54.1%	0	0	5	L(26), Def(91), O(3)
44.01		Property	South Gate									1.52x	1.82x	1.43x	1.72x	61.4%	54.1%
44.02		Property	West Wood									1.52x	1.82x	1.43x	1.72x	61.4%	54.1%
44.03		Property	Terrace Apartments									1.52x	1.82x	1.43x	1.72x	61.4%	54.1%
45		Loan	Hembree Center	0.6%	$23,368.03	$280,416	$280,416	Springing	Springing	No	No	2.71x	2.71x	2.53x	2.53x	58.1%	58.1%	0	0	6	L(25), YM2(90), O(5)
46		Loan	Story Hill Apartments	0.6%	NAP	$368,142	NAP	Springing	Springing	No	No	1.38x		1.28x		72.1%	59.9%	0	0	6	L(24), Def(92), O(4)
47		Loan	Stay Over Suites	0.6%	NAP	$405,141	NAP	Hard	Springing	No	No	1.92x		1.73x		65.5%	50.8%	0	0	6	L(26), Def(91), O(3)
48		Loan	Best Western Plus Liberty Lake	0.5%	NAP	$392,185	NAP	Hard	Springing	No	No	1.82x		1.63x		57.1%	44.0%	0	0	5	L(28), Def(89), O(3)
49		Loan	Klee Plaza	0.5%	$21,714.12	$260,569	$260,569	Springing	Springing	No	No	2.40x	2.40x	2.28x	2.28x	47.0%	47.0%	0	0	6	L(26), Def(90), O(4)
50		Loan	Best Western Plus Diamond Valley Inn	0.5%	NAP	$350,060	NAP	Hard	Springing	No	No	1.78x		1.59x		60.1%	46.2%	0	0	5	L(28), Def(89), O(3)
51		Loan	SS2 Multifamily Portfolio	0.5%	$23,323.77	$331,807	$279,885	Soft	Springing	No	Natixis-B	1.45x	1.72x	1.36x	1.62x	55.2%	48.9%	0	0	5	L(26), Def(91), O(3)
51.01		Property	East Coast									1.45x	1.72x	1.36x	1.62x	55.2%	48.9%
51.02		Property	Norwegian Woods									1.45x	1.72x	1.36x	1.62x	55.2%	48.9%
51.03		Property	Candlelight									1.45x	1.72x	1.36x	1.62x	55.2%	48.9%
52	(24)	Loan	Quality Inn O’Hare	0.5%	$21,203.64	$254,444	$254,444	Hard	Springing	No	No	2.28x	2.28x	1.83x	1.83x	58.2%	58.2%	0	0	5	L(39), Def(78), O(3)
53		Loan	Candlewood Suites Athens	0.5%	NAP	$312,822	NAP	Hard	Springing	No	No	1.96x		1.72x		75.4%	63.3%	0	0	6	L(25), YM1(91), O(4)
54		Loan	Candlewood Suites Fort Wayne	0.4%	NAP	$321,461	NAP	Hard	Springing	No	No	2.02x		1.79x		61.4%	47.3%	0	0	6	L(26), Def(90), O(4)
55		Loan	Circle Apartments	0.3%	$12,776.90	$192,088	$153,323	Soft	Springing	No	Natixis-B	1.48x	1.85x	1.41x	1.77x	69.8%	60.7%	0	0	5	L(28), Def(89), O(3)
56		Loan	Burger King Philadelphia	0.1%	$5,136.61	$61,639	$61,639	Hard	Springing	No	No	2.17x	2.17x	2.16x	2.16x	39.6%	39.6%	0	0	5	L(29), Def(88), O(3)

A-1-10

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					MORTGAGED PROPERTY UNDERWRITTEN CASH FLOWS(14)
Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	Third Most Recent Revenues	Third Most Recent Expenses	Third Most Recent NOI	Third Most Recent NOI Date	Third Most Recent NOI Debt Yield	Second Most Recent Revenues	Second Most Recent Expenses	Second Most Recent NOI	Second Most Recent NOI Date	Second Most Recent NOI Debt Yield	Most Recent Revenues	Most Recent Expenses	Most Recent NOI	Most Recent NOI Date	Most Recent NOI Debt Yield	UW Occupancy	UW Revenues(15)	UW Expenses	UW NOI	UW NOI Debt Yield	UW Capital Items	UW NCF	UW NCF Debt Yield
1		Loan	GNL Portfolio	6.7%	$23,428,526	$3,404,346	$20,024,180	12/31/2015	10.7%	$24,523,966	$3,513,000	$21,010,966	12/31/2016	11.2%	$25,230,101	$4,177,600	$21,052,501	Various	11.3%	95.0%	$27,197,253	$7,037,633	$20,159,620	10.8%	$1,734,210	$18,425,410	9.9%
1.01		Property	Sandoz, Inc.		$4,863,481	$1,251,394	$3,612,087	12/31/2015	10.7%	$5,294,524	$1,234,874	$4,059,650	12/31/2016	11.2%	$5,276,877	$1,180,078	$4,096,799	T12 8/31/2017	11.3%	95.0%	$5,243,297	$1,327,771	$3,915,526	10.8%	$236,993	$3,678,534	9.9%
1.02		Property	Intervet Inc.		$3,676,128	$510,779	$3,165,349	12/31/2015	10.7%	$4,044,307	$803,831	$3,240,476	12/31/2016	11.2%	$4,027,821	$749,225	$3,278,596	T12 8/31/2017	11.3%	95.0%	$3,948,865	$797,157	$3,151,708	10.8%	$209,479	$2,942,229	9.9%
1.03		Property	GE Aviation Systems, LLC		$2,566,189	$18,749	$2,547,440	12/31/2015	10.7%	$2,564,556	$6,891	$2,557,665	12/31/2016	11.2%	$2,659,086	$16,573	$2,642,513	T12 8/31/2017	11.3%	95.0%	$2,982,197	$502,479	$2,479,718	10.8%	$291,547	$2,188,171	9.9%
1.04		Property	FedEx Ground Package System, Inc. (NY)		$2,023,729	$130,873	$1,892,856	12/31/2015	10.7%	$2,422,619	$482,334	$1,940,285	12/31/2016	11.2%	$2,422,051	$538,354	$1,883,697	T12 8/31/2017	11.3%	95.0%	$2,321,461	$598,293	$1,723,168	10.8%	$86,161	$1,637,006	9.9%
1.05		Property	Nissan North America Inc.		$2,031,178	$382,470	$1,648,708	12/31/2015	10.7%	$2,074,253	$603,059	$1,471,194	12/31/2016	11.2%	$2,005,065	$418,744	$1,586,321	T12 8/31/2017	11.3%	95.0%	$1,969,748	$426,968	$1,542,780	10.8%	$148,992	$1,393,788	9.9%
1.06		Property	Constellium Automotive USA, LLC		$1,954,520	$41,502	$1,913,018	12/31/2015	10.7%	$2,097,319	$160,769	$1,936,550	12/31/2016	11.2%	$2,037,773	$82,103	$1,955,670	T12 8/31/2017	11.3%	95.0%	$2,123,182	$277,924	$1,845,258	10.8%	$123,724	$1,721,534	9.9%
1.07		Property	C&J Energy Services, Inc. II		$1,897,812	$66,293	$1,831,519	12/31/2015	10.7%	$2,253,881	$105,594	$2,148,287	12/31/2016	11.2%	$1,760,170	$132,631	$1,627,539	T12 8/31/2017	11.3%	95.0%	$2,166,460	$824,081	$1,342,379	10.8%	$178,062	$1,164,316	9.9%
1.08		Property	Lippert Components Manufacturing, Inc.		$1,404,993	$696,436	$708,557	12/31/2015	10.7%	$752,747	($208,935)	$961,682	12/31/2016	11.2%	$1,755,527	$741,145	$1,014,382	T12 8/31/2017	11.3%	95.0%	$1,812,261	$888,545	$923,715	10.8%	$149,810	$773,905	9.9%
1.09		Property	FedEx Ground Package System, Inc. (WV)		N/A	N/A	N/A	N/A	10.7%	N/A	N/A	N/A	N/A	11.2%	$421,693	$6,819	$414,874	T6 8/31/2017	11.3%	95.0%	$1,167,555	$280,387	$887,168	10.8%	$48,775	$838,393	9.9%
1.10		Property	C&J Energy Services, Inc. I		$1,161,708	$6,890	$1,154,818	12/31/2015	10.7%	$1,161,185	$8,213	$1,152,972	12/31/2016	11.2%	$1,000,788	$3,255	$997,533	T12 8/31/2017	11.3%	95.0%	$1,304,867	$438,351	$866,515	10.8%	$95,975	$770,541	9.9%
1.11		Property	U.S. General Services Administration		$1,352,996	$295,626	$1,057,370	12/31/2015	10.7%	$1,352,856	$311,604	$1,041,252	12/31/2016	11.2%	$1,350,846	$301,699	$1,049,147	T12 8/31/2017	11.3%	95.0%	$1,285,728	$309,379	$976,349	10.8%	$56,292	$920,057	9.9%
1.12		Property	PNC Bank N.A.		$495,792	$3,334	$492,458	12/31/2015	10.7%	$505,719	$4,766	$500,953	12/31/2016	11.2%	$512,404	$6,974	$505,430	T12 8/31/2017	11.3%	95.0%	$871,633	$366,298	$505,336	10.8%	$108,400	$396,936	9.9%
2		Loan	Hilton Clearwater Beach Resort & Spa	6.3%	$35,581,498	$21,868,277	$13,713,221	12/31/2015	10.3%	$34,737,132	$21,627,840	$13,109,292	12/31/2016	9.9%	$40,352,322	$24,510,930	$15,841,392	T12 11/30/2017	11.9%	74.0%	$40,352,322	$24,518,720	$15,833,602	11.9%	$1,614,093	$14,219,509	10.7%
3	(24)	Loan	One State Street	5.2%	$38,732,858	$22,478,614	$16,254,244	12/31/2015	13.3%	$40,544,371	$22,204,387	$18,339,984	12/31/2016	15.0%	$40,243,472	$22,220,397	$18,023,075	T12 8/31/2017	14.8%	88.1%	$47,729,972	$22,278,246	$25,451,725	20.9%	$760,288	$24,691,437	20.2%
4		Loan	The SoCal Portfolio	4.9%	$28,601,263	$11,097,950	$17,503,313	12/31/2015	7.6%	$30,439,450	$11,369,925	$19,069,526	12/31/2016	8.3%	$31,784,832	$11,711,633	$20,073,199	T12 10/31/2017	8.8%	83.3%	$35,466,096	$12,079,824	$23,386,272	10.2%	$1,801,278	$21,584,994	9.4%
4.01		Property	Aliso Viejo Commerce Center		$2,127,327	$492,572	$1,634,755	12/31/2015	7.6%	$2,490,455	$510,585	$1,979,870	12/31/2016	8.3%	$2,536,649	$464,007	$2,072,642	T12 10/31/2017	8.8%	90.5%	$2,464,353	$481,250	$1,983,103	10.2%	$86,504	$1,896,599	9.4%
4.02		Property	Transpark Commerce		$1,990,150	$1,160,112	$830,039	12/31/2015	7.6%	$2,128,832	$1,143,929	$984,903	12/31/2016	8.3%	$2,281,463	$1,199,788	$1,081,675	T12 10/31/2017	8.8%	75.5%	$3,372,820	$1,268,714	$2,104,106	10.2%	$128,716	$1,975,390	9.4%
4.03		Property	Wimbledon		$2,053,299	$456,756	$1,596,543	12/31/2015	7.6%	$2,222,338	$458,772	$1,763,566	12/31/2016	8.3%	$2,381,434	$498,563	$1,882,871	T12 10/31/2017	8.8%	94.2%	$2,804,638	$504,979	$2,299,660	10.2%	$161,501	$2,138,158	9.4%
4.04		Property	Palmdale Place		$1,300,312	$395,935	$904,377	12/31/2015	7.6%	$1,375,260	$473,786	$901,474	12/31/2016	8.3%	$2,360,179	$599,408	$1,760,771	T12 10/31/2017	8.8%	88.4%	$2,622,564	$665,612	$1,956,952	10.2%	$86,246	$1,870,706	9.4%
4.05		Property	Sierra Gateway		$1,924,473	$736,684	$1,187,789	12/31/2015	7.6%	$2,037,192	$822,187	$1,215,005	12/31/2016	8.3%	$2,171,049	$807,092	$1,363,957	T12 10/31/2017	8.8%	80.1%	$2,294,646	$804,865	$1,489,781	10.2%	$110,264	$1,379,517	9.4%
4.06		Property	Fresno Industrial Center		$830,259	$247,333	$582,926	12/31/2015	7.6%	$1,242,948	$283,395	$959,553	12/31/2016	8.3%	$1,428,501	$364,912	$1,063,589	T12 10/31/2017	8.8%	96.8%	$1,466,559	$303,115	$1,163,444	10.2%	$74,690	$1,088,754	9.4%
4.07		Property	Upland Freeway		$1,546,844	$435,164	$1,111,680	12/31/2015	7.6%	$1,726,150	$468,446	$1,257,705	12/31/2016	8.3%	$1,880,742	$473,469	$1,407,273	T12 10/31/2017	8.8%	94.6%	$1,969,593	$470,879	$1,498,714	10.2%	$95,042	$1,403,672	9.4%
4.08		Property	Commerce Corporate Center		$846,095	$389,793	$456,302	12/31/2015	7.6%	$807,770	$436,712	$371,058	12/31/2016	8.3%	$838,710	$480,834	$357,876	T12 10/31/2017	8.8%	93.4%	$1,733,773	$521,217	$1,212,555	10.2%	$150,076	$1,062,479	9.4%
4.09		Property	Moreno Valley		$1,381,818	$442,957	$938,861	12/31/2015	7.6%	$1,440,971	$450,920	$990,051	12/31/2016	8.3%	$1,548,144	$481,443	$1,066,701	T12 10/31/2017	8.8%	93.3%	$1,580,201	$424,315	$1,155,886	10.2%	$48,716	$1,107,170	9.4%
4.10		Property	Airport One Office Park		$1,492,640	$354,919	$1,137,721	12/31/2015	7.6%	$1,357,746	$347,144	$1,010,602	12/31/2016	8.3%	$1,036,907	$338,745	$698,162	T12 10/31/2017	8.8%	100.0%	$1,673,535	$400,010	$1,273,525	10.2%	$123,188	$1,150,337	9.4%
4.11		Property	Colton Courtyard		$933,371	$413,811	$519,560	12/31/2015	7.6%	$1,043,636	$423,883	$619,753	12/31/2016	8.3%	$1,056,116	$447,969	$608,147	T12 10/31/2017	8.8%	64.1%	$1,337,589	$449,824	$887,766	10.2%	$69,141	$818,625	9.4%
4.12		Property	The Abbey Center		$1,186,133	$581,918	$604,215	12/31/2015	7.6%	$1,238,617	$585,276	$653,341	12/31/2016	8.3%	$1,198,508	$588,532	$609,976	T12 10/31/2017	8.8%	86.9%	$1,262,203	$602,307	$659,896	10.2%	$55,865	$604,031	9.4%
4.13		Property	Upland Commerce Center		$729,243	$223,764	$505,479	12/31/2015	7.6%	$756,277	$233,290	$522,987	12/31/2016	8.3%	$852,842	$235,462	$617,380	T12 10/31/2017	8.8%	84.1%	$899,488	$237,383	$662,105	10.2%	$46,249	$615,856	9.4%
4.14		Property	Diamond Bar		$617,608	$117,787	$499,821	12/31/2015	7.6%	$684,401	$113,730	$570,671	12/31/2016	8.3%	$741,338	$119,307	$622,031	T12 10/31/2017	8.8%	100.0%	$711,219	$123,560	$587,659	10.2%	$18,182	$569,477	9.4%
4.15		Property	Atlantic Plaza		$599,363	$120,846	$478,517	12/31/2015	7.6%	$631,999	$131,315	$500,684	12/31/2016	8.3%	$623,595	$160,608	$462,987	T12 10/31/2017	8.8%	96.0%	$666,343	$127,691	$538,652	10.2%	$35,634	$503,018	9.4%
4.16		Property	Ming Office Park		$2,351,764	$996,639	$1,355,125	12/31/2015	7.6%	$2,386,820	$960,318	$1,426,502	12/31/2016	8.3%	$2,031,985	$916,024	$1,115,961	T12 10/31/2017	8.8%	56.4%	$1,525,372	$958,436	$566,936	10.2%	$93,176	$473,760	9.4%
4.17		Property	10th Street Commerce Center		$1,323,754	$478,444	$845,310	12/31/2015	7.6%	$1,173,763	$427,853	$745,910	12/31/2016	8.3%	$1,281,965	$365,811	$916,154	T12 10/31/2017	8.8%	55.7%	$986,164	$383,805	$602,359	10.2%	$60,302	$542,057	9.4%
4.18		Property	Cityview Plaza		$2,503,879	$1,663,111	$840,768	12/31/2015	7.6%	$2,768,146	$1,673,222	$1,094,924	12/31/2016	8.3%	$2,778,422	$1,719,815	$1,058,607	T12 10/31/2017	8.8%	96.5%	$3,270,894	$1,847,718	$1,423,175	10.2%	$155,817	$1,267,358	9.4%
4.19		Property	Garden Grove Town Center		$334,699	$48,759	$285,940	12/31/2015	7.6%	$330,385	$62,505	$267,880	12/31/2016	8.3%	$217,235	$84,564	$132,671	T12 10/31/2017	8.8%	100.0%	$353,105	$69,857	$283,248	10.2%	$16,777	$266,471	9.4%
4.20		Property	30th Street Commerce Center		$407,527	$123,206	$284,321	12/31/2015	7.6%	$326,969	$142,971	$183,998	12/31/2016	8.3%	$343,177	$145,083	$198,094	T12 10/31/2017	8.8%	50.1%	$364,886	$148,945	$215,941	10.2%	$25,373	$190,568	9.4%
4.21		Property	Mt. Vernon Commerce Center		$270,045	$140,619	$129,426	12/31/2015	7.6%	$297,736	$126,448	$171,288	12/31/2016	8.3%	$290,763	$119,542	$171,221	T12 10/31/2017	8.8%	78.2%	$325,981	$115,869	$210,112	10.2%	$16,997	$193,115	9.4%
4.22		Property	Anaheim Stadium Industrial		$1,029,048	$697,145	$331,903	12/31/2015	7.6%	$1,143,895	$708,558	$435,337	12/31/2016	8.3%	$1,140,994	$702,043	$438,951	T12 10/31/2017	8.8%	100.0%	$1,139,019	$784,210	$354,809	10.2%	$92,297	$262,511	9.4%
4.23		Property	25th Street Commerce Center		$348,762	$75,579	$273,183	12/31/2015	7.6%	$338,358	$83,857	$254,501	12/31/2016	8.3%	$245,034	$89,725	$155,309	T12 10/31/2017	8.8%	60.5%	$249,591	$97,398	$152,193	10.2%	$14,746	$137,447	9.4%
4.24		Property	Fresno Airport		$472,850	$304,097	$168,754	12/31/2015	7.6%	$488,786	$300,824	$187,962	12/31/2016	8.3%	$519,080	$308,884	$210,196	T12 10/31/2017	8.8%	47.7%	$391,561	$287,864	$103,697	10.2%	$35,778	$67,919	9.4%
5		Loan	Throggs Neck Shopping Center	4.7%	$4,300,256	$1,574,920	$2,725,336	12/31/2015	4.0%	$5,703,116	$2,134,948	$3,568,168	12/31/2016	5.2%	$6,495,365	$1,887,869	$4,607,496	T12 12/31/2017	6.7%	93.2%	$7,323,860	$2,221,539	$5,102,321	7.4%	$196,616	$4,905,705	7.2%
6		Loan	Quarry Place at Tuckahoe	4.3%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$1,586,311	$1,449,222	$137,089	T12 12/31/2017	0.3%	95.0%	$4,367,797	$1,478,400	$2,889,397	7.0%	$32,246	$2,857,151	7.0%
7		Loan	Soho House Chicago	4.2%	$4,745,750	$472,715	$4,273,035	12/31/2015	6.8%	$5,693,057	$455,907	$5,237,150	12/31/2016	8.4%	$6,465,064	$413,941	$6,051,123	T12 12/31/2017	9.7%	95.0%	$6,663,508	$919,677	$5,743,831	9.2%	$18,360	$5,725,471	9.1%
8		Loan	Melbourne Hotel Portfolio	3.6%	$23,188,634	$15,064,055	$8,124,579	12/31/2016	14.3%	$23,379,133	$15,161,864	$8,217,269	12/31/2017	14.4%	$23,704,659	$15,300,654	$8,404,005	T12 1/31/2018	14.7%	87.9%	$24,272,623	$16,122,821	$8,149,802	14.3%	$970,905	$7,178,897	12.6%
8.01		Property	Hilton Melbourne Beach Oceanfront		$12,569,874	$8,251,244	$4,318,630	12/31/2016	14.3%	$12,253,406	$8,075,858	$4,177,548	12/31/2017	14.4%	$12,387,179	$8,150,068	$4,237,111	T12 1/31/2018	14.7%	88.2%	$13,010,389	$8,751,357	$4,259,032	14.3%	$520,416	$3,738,617	12.6%
8.02		Property	Doubletree Suites Melbourne Beach		$10,618,760	$6,812,811	$3,805,949	12/31/2016	14.3%	$11,125,727	$7,086,006	$4,039,721	12/31/2017	14.4%	$11,317,480	$7,150,586	$4,166,894	T12 1/31/2018	14.7%	87.7%	$11,262,234	$7,371,464	$3,890,770	14.3%	$450,489	$3,440,280	12.6%
9		Loan	Moffett Towers II - Building 2	3.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	98.0%	$22,525,092	$2,840,101	$19,684,992	11.9%	$879,332	$18,805,659	11.4%
10		Loan	Green Oak Village Place	3.1%	$5,425,356	$2,421,305	$3,004,051	12/31/2015	10.1%	$5,391,594	$2,278,804	$3,112,790	12/31/2016	10.5%	$5,730,721	$2,439,630	$3,291,091	T12 1/31/2018	11.1%	89.3%	$6,104,851	$2,515,592	$3,589,258	12.1%	$361,660	$3,227,598	10.9%
11		Loan	Northrop Grumman Portfolio	2.9%	$9,896,889	$1,215,547	$8,681,342	12/31/2015	31.4%	$10,059,233	$1,197,334	$8,861,899	12/31/2016	32.0%	$10,137,852	$1,155,064	$8,982,788	T12 8/31/2017	32.5%	95.0%	$9,915,583	$1,231,413	$8,684,171	31.4%	$486,284	$8,197,886	29.6%
11.01		Property	Chester		$5,902,530	$593,373	$5,309,157	12/31/2015	31.4%	$6,030,358	$607,660	$5,422,698	12/31/2016	32.0%	$6,119,540	$623,678	$5,495,862	T12 8/31/2017	32.5%	95.0%	$5,986,368	$627,151	$5,359,218	31.4%	$308,548	$5,050,670	29.6%
11.02		Property	Lebanon		$3,994,359	$622,174	$3,372,185	12/31/2015	31.4%	$4,028,875	$589,674	$3,439,201	12/31/2016	32.0%	$4,018,312	$531,386	$3,486,926	T12 8/31/2017	32.5%	95.0%	$3,929,215	$604,262	$3,324,953	31.4%	$177,736	$3,147,216	29.6%
12		Loan	Lehigh Valley Mall	2.9%	$36,151,146	$9,508,909	$26,642,237	12/31/2015	13.4%	$36,598,789	$9,104,230	$27,494,559	12/31/2016	13.8%	$35,447,338	$9,071,090	$26,376,248	T12 8/31/2017	13.3%	92.3%	$33,855,086	$8,922,902	$24,932,184	12.6%	$1,005,356	$23,926,828	12.0%
13		Loan	6-8 West 28th Street	2.7%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$1,040,962	$225,830	$815,132	T12 12/31/2017	3.1%	95.0%	$2,297,496	$303,371	$1,994,125	7.7%	$43,890	$1,950,235	7.5%
14		Loan	Penn Center West	2.3%	$3,958,998	$1,386,570	$2,572,428	12/31/2015	11.7%	$4,099,231	$1,419,023	$2,680,208	12/31/2016	12.2%	$4,359,174	$1,445,704	$2,913,470	T12 11/30/2017	13.2%	88.6%	$4,210,503	$1,569,128	$2,641,375	12.0%	$257,074	$2,384,301	10.8%
14.01		Property	Penn Center West 1		$1,805,055	$509,824	$1,295,231	12/31/2015	11.7%	$1,914,307	$541,629	$1,372,678	12/31/2016	12.2%	$1,959,085	$547,834	$1,411,251	T12 11/30/2017	13.2%	98.1%	$2,028,625	$608,938	$1,419,687	12.0%	$112,256	$1,307,431	10.8%
14.02		Property	Penn Center West 6		$1,089,150	$438,482	$650,668	12/31/2015	11.7%	$1,189,838	$444,255	$745,583	12/31/2016	12.2%	$1,208,315	$448,770	$759,545	T12 11/30/2017	13.2%	100.0%	$1,252,712	$484,439	$768,273	12.0%	$71,303	$696,970	10.8%
14.03		Property	Penn Center West 8		$1,064,793	$438,264	$626,529	12/31/2015	11.7%	$995,086	$433,139	$561,947	12/31/2016	12.2%	$1,191,774	$449,100	$742,674	T12 11/30/2017	13.2%	64.5%	$929,166	$475,751	$453,415	12.0%	$73,515	$379,900	10.8%
15		Loan	Yorkshire & Lexington Towers	2.1%	$22,932,055	$12,878,848	$10,053,207	12/31/2015	5.0%	$22,282,785	$12,726,214	$9,556,571	12/31/2016	4.8%	$29,633,529	$13,814,501	$15,819,028	T12 12/31/2017	7.9%	86.9%	$38,084,023	$14,135,899	$23,948,124	12.0%	$183,139	$23,764,985	11.9%
15.01		Property	Yorkshire Tower		$18,642,769	$10,510,120	$8,132,649	12/31/2015	5.0%	$18,331,288	$10,283,642	$8,047,646	12/31/2016	4.8%	$25,188,916	$11,171,912	$14,017,004	T12 12/31/2017	7.9%	88.1%	$32,703,002	$11,369,959	$21,333,043	12.0%	$145,916	$21,187,127	11.9%
15.02		Property	Lexington Tower		$4,289,286	$2,368,729	$1,920,558	12/31/2015	5.0%	$3,951,498	$2,442,573	$1,508,925	12/31/2016	4.8%	$4,444,613	$2,642,589	$1,802,024	T12 12/31/2017	7.9%	80.1%	$5,381,021	$2,765,940	$2,615,081	12.0%	$37,223	$2,577,858	11.9%
16	(25)	Loan	One Market Center	1.9%	$4,100,435	$2,108,519	$1,991,915	12/31/2015	10.7%	$3,793,802	$2,001,622	$1,792,179	12/31/2016	9.7%	$3,813,612	$1,906,630	$1,906,982	T12 12/31/2017	10.3%	74.7%	$4,693,878	$2,117,840	$2,576,038	13.9%	$39,180	$2,536,859	13.7%
17		Loan	Shoppes at Southern Palms	1.9%	$3,203,900	$679,700	$2,524,200	12/31/2015	13.8%	$3,370,500	$707,500	$2,663,000	12/31/2016	14.6%	$2,814,000	$724,500	$2,089,500	T12 12/31/2017	11.4%	95.0%	$2,516,365	$691,323	$1,825,043	10.0%	$326,285	$1,498,757	8.2%
18		Loan	Signet Jewelers Expansion	1.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	95.0%	$1,561,275	$55,438	$1,505,836	8.7%	$12,893	$1,492,944	8.6%
19	(24)	Loan	600 Vine	1.8%	$9,889,108	$4,668,529	$5,220,578	12/31/2015	9.9%	$9,965,544	$5,083,255	$4,882,289	12/31/2016	9.2%	$10,913,270	$5,288,407	$5,624,863	T12 12/31/2017	10.7%	90.2%	$10,814,614	$5,272,693	$5,541,922	10.5%	$862,551	$4,679,371	8.9%
20		Loan	1313-1317 14th Street	1.7%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$367,888	$241,963	$125,925	T12 5/31/2017	0.8%	95.0%	$1,617,005	$354,228	$1,262,777	7.7%	$39,694	$1,223,083	7.5%
21		Loan	Ohio Limited Service Hotel Portfolio	1.7%	$6,179,682	$3,984,092	$2,195,590	12/31/2015	13.7%	$6,563,339	$3,879,610	$2,683,729	12/31/2016	16.8%	$6,286,432	$3,904,719	$2,381,713	T12 12/31/2017	14.9%	72.9%	$6,286,432	$4,041,218	$2,245,214	14.0%	$251,457	$1,993,756	12.5%
21.01		Property	Courtyard by Marriott Dayton Beavercreek		$3,058,104	$2,034,215	$1,023,889	12/31/2015	13.7%	$3,212,916	$1,956,989	$1,255,927	12/31/2016	16.8%	$3,188,270	$1,979,904	$1,208,366	T12 12/31/2017	14.9%	73.3%	$3,188,270	$2,051,770	$1,136,500	14.0%	$127,531	$1,008,969	12.5%
21.02		Property	Residence Inn by Marriott Dayton Beavercreek		$3,121,578	$1,949,877	$1,171,701	12/31/2015	13.7%	$3,350,423	$1,922,621	$1,427,802	12/31/2016	16.8%	$3,098,162	$1,924,815	$1,173,347	T12 12/31/2017	14.9%	72.6%	$3,098,162	$1,989,448	$1,108,714	14.0%	$123,926	$984,787	12.5%
22		Loan	Port Place Shoppes	1.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	95.0%	$1,626,370	$426,847	$1,199,522	8.1%	$23,625	$1,175,897	8.0%

A-1-11

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					MORTGAGED PROPERTY UNDERWRITTEN CASH FLOWS(14)
Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	Third Most Recent Revenues	Third Most Recent Expenses	Third Most Recent NOI	Third Most Recent NOI Date	Third Most Recent NOI Debt Yield	Second Most Recent Revenues	Second Most Recent Expenses	Second Most Recent NOI	Second Most Recent NOI Date	Second Most Recent NOI Debt Yield	Most Recent Revenues	Most Recent Expenses	Most Recent NOI	Most Recent NOI Date	Most Recent NOI Debt Yield	UW Occupancy	UW Revenues(15)	UW Expenses	UW NOI	UW NOI Debt Yield	UW Capital Items	UW NCF	UW NCF Debt Yield
23		Loan	Hyatt House Broomfield Hotel	1.4%	$4,554,098	$3,201,911	$1,352,187	12/31/2015	10.0%	$5,113,445	$3,554,614	$1,558,831	12/31/2016	11.5%	$5,137,919	$3,521,176	$1,616,743	T12 12/31/2017	12.0%	78.0%	$5,137,919	$3,530,192	$1,607,727	11.9%	$205,517	$1,402,210	10.4%
24	(24)	Loan	Shoppes at College Hills	1.4%	$3,793,753	$1,564,461	$2,229,292	12/31/2015	16.7%	$3,886,389	$1,582,052	$2,304,337	T12 10/31/2016	17.2%	$3,105,187	$1,505,056	$1,600,130	T12 12/31/2017	12.0%	87.2%	$3,259,808	$1,624,800	$1,635,009	12.2%	$231,288	$1,403,721	10.5%
25		Loan	Penn Hills Shopping Center	1.3%	$3,170,578	$1,387,281	$1,783,297	12/31/2015	14.2%	$3,148,128	$1,428,451	$1,719,677	12/31/2016	13.7%	$3,174,131	$1,483,661	$1,690,470	T12 10/31/2017	13.5%	90.6%	$3,063,449	$1,476,222	$1,587,227	12.6%	$337,777	$1,249,450	9.9%
26		Loan	Candlewood Suites Secaucus Meadowlands	1.3%	$3,258,703	$1,806,412	$1,452,290	12/31/2015	11.6%	$3,095,008	$1,714,890	$1,380,117	12/31/2016	11.0%	$3,182,017	$1,714,625	$1,467,391	T12 11/30/2017	11.7%	83.5%	$3,182,017	$1,736,448	$1,445,569	11.6%	$127,281	$1,318,288	10.5%
27		Loan	Timberline Place II	1.3%	$1,611,209	$599,914	$1,011,295	12/31/2015	8.1%	$1,704,731	$626,240	$1,078,491	12/31/2016	8.6%	$1,813,753	$672,007	$1,141,746	T12 1/31/2018	9.1%	94.3%	$1,885,223	$672,817	$1,212,406	9.7%	$25,500	$1,186,906	9.5%
28		Loan	50-52 Fadem Road	1.2%	$883,647	$472,584	$411,063	12/31/2015	3.5%	$800,532	$434,985	$365,547	12/31/2016	3.1%	$1,000,500	$414,655	$585,846	T12 11/30/2017	5.0%	87.5%	$1,498,984	$478,076	$1,020,909	8.8%	$45,174	$975,734	8.4%
29		Loan	321 East 2nd Street	1.2%	$1,743,151	$730,974	$1,012,177	12/31/2015	9.0%	$1,736,764	$743,929	$992,835	12/31/2016	8.8%	$1,704,807	$734,966	$969,841	T12 12/31/2017	8.6%	97.5%	$1,723,662	$718,029	$1,005,632	8.9%	$13,707	$991,926	8.8%
30		Loan	111 West Jackson	1.2%	$15,383,632	$7,942,890	$7,440,742	12/31/2015	18.1%	$17,443,153	$9,336,243	$8,106,910	12/31/2016	19.8%	$18,204,371	$9,707,207	$8,497,164	T12 12/31/2017	20.7%	95.0%	$19,451,297	$9,848,871	$9,602,426	23.4%	$960,046	$8,642,379	21.1%
31	(25)	Loan	The Yard	1.2%	N/A	N/A	N/A	N/A	N/A	$968,024	$471,078	$496,945	12/31/2016	4.5%	$1,529,091	$423,746	$1,105,345	T12 10/31/2017	10.0%	94.9%	$2,130,211	$492,823	$1,637,387	14.9%	$99,336	$1,538,052	14.0%
32		Loan	Staybridge Suites Myrtle Beach	1.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$3,966,178	$2,557,662	$1,408,516	T12 11/30/2017	12.9%	80.5%	$3,966,178	$2,605,767	$1,360,411	12.4%	$158,647	$1,201,764	11.0%
33		Loan	GED Integrated Solutions	1.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	95.0%	$1,001,235	$35,229	$966,005	9.3%	$40,023	$925,983	8.9%
34		Loan	Best Western Castillo Del Sol	1.1%	$3,003,850	$1,649,149	$1,354,701	12/31/2015	13.4%	$2,931,488	$1,762,256	$1,169,232	12/31/2016	11.5%	$3,307,577	$1,746,622	$1,560,955	T12 12/31/2017	15.4%	66.2%	$3,307,577	$1,869,412	$1,438,165	14.2%	$132,303	$1,305,862	12.9%
35		Loan	Garden Multifamily Portfolio	1.0%	$8,977,316	$3,830,576	$5,146,740	12/31/2015	9.1%	$9,174,572	$3,854,858	$5,319,714	12/31/2016	9.4%	$9,322,481	$3,988,635	$5,333,846	T12 12/31/2017	9.4%	92.2%	$9,334,684	$3,979,984	$5,354,700	9.4%	$357,600	$4,997,100	8.8%
35.01		Property	Carleton		$924,115	$414,443	$509,672	12/31/2015	9.1%	$952,169	$405,761	$546,408	12/31/2016	9.4%	$1,029,258	$418,953	$610,305	T12 12/31/2017	9.4%	91.8%	$1,029,627	$415,620	$614,007	9.4%	$30,900	$583,107	8.8%
35.02		Property	River Glen		$809,085	$336,747	$472,338	12/31/2015	9.1%	$860,423	$346,395	$514,028	12/31/2016	9.4%	$876,023	$361,263	$514,760	T12 12/31/2017	9.4%	95.7%	$883,641	$353,054	$530,587	9.4%	$33,900	$496,687	8.8%
35.03		Property	Tabor Ridge		$762,957	$308,225	$454,732	12/31/2015	9.1%	$764,869	$322,951	$441,918	12/31/2016	9.4%	$765,166	$343,277	$421,889	T12 12/31/2017	9.4%	93.8%	$756,814	$348,126	$408,688	9.4%	$29,100	$379,588	8.8%
35.04		Property	Ridgewood		$672,216	$241,117	$431,099	12/31/2015	9.1%	$690,398	$234,115	$456,283	12/31/2016	9.4%	$709,870	$249,202	$460,668	T12 12/31/2017	9.4%	95.3%	$705,163	$250,538	$454,625	9.4%	$29,400	$425,225	8.8%
35.05		Property	Foxhaven		$727,162	$290,750	$436,412	12/31/2015	9.1%	$714,377	$298,545	$415,832	12/31/2016	9.4%	$656,066	$314,384	$341,682	T12 12/31/2017	9.4%	85.2%	$655,783	$312,189	$343,594	9.4%	$32,100	$311,494	8.8%
35.06		Property	Hayfield		$541,320	$284,441	$256,879	12/31/2015	9.1%	$614,900	$251,860	$363,040	12/31/2016	9.4%	$653,780	$241,543	$412,237	T12 12/31/2017	9.4%	96.0%	$689,087	$241,374	$447,713	9.4%	$25,800	$421,913	8.8%
35.07		Property	Laurel		$551,300	$241,031	$310,269	12/31/2015	9.1%	$556,979	$238,397	$318,582	12/31/2016	9.4%	$583,328	$242,301	$341,027	T12 12/31/2017	9.4%	95.2%	$590,489	$239,808	$350,681	9.4%	$20,400	$330,281	8.8%
35.08		Property	Wood Trail		$469,341	$168,658	$300,683	12/31/2015	9.1%	$473,946	$170,816	$303,130	12/31/2016	9.4%	$487,032	$142,901	$344,131	T12 12/31/2017	9.4%	90.9%	$489,640	$141,407	$348,233	9.4%	$18,300	$329,933	8.8%
35.09		Property	Camellia		$675,351	$324,691	$350,660	12/31/2015	9.1%	$659,966	$326,706	$333,260	12/31/2016	9.4%	$658,040	$382,372	$275,668	T12 12/31/2017	9.4%	83.2%	$647,977	$386,678	$261,299	9.4%	$31,200	$230,099	8.8%
35.10		Property	Ashgrove		$468,719	$202,770	$265,949	12/31/2015	9.1%	$487,815	$205,715	$282,100	12/31/2016	9.4%	$501,548	$205,187	$296,361	T12 12/31/2017	9.4%	95.3%	$509,411	$203,795	$305,616	9.4%	$18,000	$287,616	8.8%
35.11		Property	Slate Run		$534,813	$263,083	$271,730	12/31/2015	9.1%	$538,306	$271,239	$267,067	12/31/2016	9.4%	$526,857	$289,580	$237,277	T12 12/31/2017	9.4%	92.4%	$524,735	$287,350	$237,385	9.4%	$18,600	$218,785	8.8%
35.12		Property	Forsythia		$500,088	$213,273	$286,815	12/31/2015	9.1%	$513,299	$231,053	$282,246	12/31/2016	9.4%	$519,297	$236,177	$283,120	T12 12/31/2017	9.4%	96.0%	$525,230	$235,131	$290,099	9.4%	$18,000	$272,099	8.8%
35.13		Property	Beckford		$452,756	$180,975	$271,781	12/31/2015	9.1%	$450,136	$184,574	$265,562	12/31/2016	9.4%	$461,372	$190,387	$270,985	T12 12/31/2017	9.4%	90.6%	$461,171	$198,944	$262,227	9.4%	$18,000	$244,227	8.8%
35.14		Property	Meadowood		$475,954	$205,551	$270,403	12/31/2015	9.1%	$474,832	$201,513	$273,319	12/31/2016	9.4%	$466,585	$211,243	$255,342	T12 12/31/2017	9.4%	85.7%	$438,981	$207,366	$231,615	9.4%	$19,500	$212,115	8.8%
35.15		Property	Elmwood		$412,139	$154,821	$257,318	12/31/2015	9.1%	$422,157	$165,218	$256,939	12/31/2016	9.4%	$428,259	$159,865	$268,394	T12 12/31/2017	9.4%	96.6%	$426,935	$158,605	$268,330	9.4%	$14,400	$253,930	8.8%
36		Loan	Woodfield Corporate Center	1.0%	$1,269,194	$612,797	$656,396	12/31/2015	6.7%	$1,430,650	$624,443	$806,207	12/31/2016	8.3%	$1,463,763	$635,517	$828,245	T12 7/31/2017	8.5%	82.9%	$1,539,640	$653,840	$885,801	9.1%	$89,424	$796,377	8.2%
37		Loan	Nice-Pak Warehouse	1.0%	$1,045,000	$9,648	$1,035,352	12/31/2015	10.8%	$1,045,000	$9,346	$1,035,654	12/31/2016	10.8%	$1,045,000	$10,022	$1,034,978	T12 12/31/2017	10.8%	95.0%	$1,043,100	$24,884	$1,018,216	10.6%	$162,459	$855,757	8.9%
38		Loan	Windbury Apartments	0.9%	$1,985,385	$1,305,376	$680,009	12/31/2015	7.6%	$2,105,690	$1,418,702	$686,988	12/31/2016	7.6%	$2,308,431	$1,496,540	$811,891	T12 12/31/2017	9.0%	89.1%	$2,418,570	$1,495,030	$923,540	10.3%	$75,504	$848,036	9.4%
39		Loan	Starbucks Portfolio & 32330 N Harbor Drive	0.8%	$795,275	$172,694	$622,581	12/31/2015	7.9%	$894,571	$189,499	$705,072	12/31/2016	8.9%	$902,503	$190,074	$712,429	T12 12/31/2017	9.0%	95.0%	$906,716	$223,510	$683,205	8.6%	$20,542	$662,663	8.4%
39.01		Property	Starbucks - 4th Street		$231,972	$66,972	$165,000	12/31/2015	7.9%	$211,801	$46,801	$165,000	12/31/2016	8.9%	$211,013	$46,013	$165,000	T12 12/31/2017	9.0%	95.0%	$236,719	$66,935	$169,784	8.6%	$3,902	$165,882	8.4%
39.02		Property	Dept of Fish & Wildlife		$153,585	$23,166	$130,419	12/31/2015	7.9%	$270,861	$57,951	$212,910	12/31/2016	8.9%	$270,861	$58,843	$212,018	T12 12/31/2017	9.0%	95.0%	$257,318	$66,467	$190,851	8.6%	$10,881	$179,969	8.4%
39.03		Property	Starbucks - Woodstock		$163,793	$18,788	$145,005	12/31/2015	7.9%	$165,126	$20,121	$145,005	12/31/2016	8.9%	$164,216	$19,211	$145,005	T12 12/31/2017	9.0%	95.0%	$173,659	$29,498	$144,160	8.6%	$2,013	$142,148	8.4%
39.04		Property	Starbucks - Memphis		$134,559	$34,897	$99,662	12/31/2015	7.9%	$134,127	$34,465	$99,662	12/31/2016	8.9%	$134,277	$34,615	$99,662	T12 12/31/2017	9.0%	95.0%	$127,466	$34,284	$93,182	8.6%	$2,091	$91,091	8.4%
39.05		Property	Starbucks - Central Avenue		$111,366	$28,871	$82,495	12/31/2015	7.9%	$112,656	$30,161	$82,495	12/31/2016	8.9%	$122,136	$31,392	$90,744	T12 12/31/2017	9.0%	95.0%	$111,554	$26,326	$85,229	8.6%	$1,656	$83,573	8.4%
40		Loan	Sirtaj Hotel Beverly Hills	0.8%	$2,628,274	$1,784,861	$843,413	12/31/2015	11.1%	$2,816,401	$1,536,807	$1,279,594	12/31/2016	16.9%	$2,842,873	$1,556,182	$1,286,691	T12 12/31/2017	17.0%	93.0%	$2,805,738	$1,627,017	$1,178,721	15.6%	$112,230	$1,066,491	14.1%
41		Loan	La Quinta Dallas Grand Prairie	0.7%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$2,397,879	$1,406,313	$991,566	T12 12/31/2017	15.0%	76.3%	$2,426,928	$1,548,281	$878,648	13.3%	$97,077	$781,571	11.9%
42		Loan	Lockheed Martin – Grand Prairie, Texas	0.7%	$809,203	$56,059	$753,144	12/31/2015	11.6%	$812,426	$62,754	$749,672	12/31/2016	11.5%	$899,177	$26,627	$872,551	T12 12/31/2017	13.4%	95.0%	$863,047	$34,602	$828,445	12.7%	$29,261	$799,184	12.3%
43		Loan	1800-1836 West Lake Avenue	0.6%	$1,234,067	$448,029	$786,038	12/31/2014	13.1%	$1,127,919	$429,686	$698,233	12/31/2015	11.6%	$1,165,230	$412,481	$752,749	T12 9/30/2016	12.5%	94.5%	$1,202,622	$547,079	$655,544	10.9%	$55,164	$600,379	10.0%
44		Loan	SS1 Multifamily Portfolio	0.6%	$930,353	$392,574	$537,779	12/31/2015	9.3%	$948,375	$400,537	$547,838	12/31/2016	9.5%	$1,018,174	$382,296	$635,878	T12 10/31/2017	11.0%	95.0%	$1,002,826	$388,543	$614,283	10.7%	$33,999	$580,284	10.1%
44.01		Property	South Gate		$430,034	$177,664	$252,370	12/31/2015	9.3%	$437,255	$189,472	$247,783	12/31/2016	9.5%	$477,862	$175,852	$302,010	T12 10/31/2017	11.0%	95.0%	$474,662	$179,762	$294,900	10.7%	$16,343	$278,557	10.1%
44.02		Property	West Wood		$322,349	$144,599	$177,750	12/31/2015	9.3%	$333,265	$143,436	$189,829	12/31/2016	9.5%	$350,174	$136,385	$213,789	T12 10/31/2017	11.0%	95.0%	$342,294	$136,365	$205,929	10.7%	$10,286	$195,643	10.1%
44.03		Property	Terrace Apartments		$177,970	$70,312	$107,658	12/31/2015	9.3%	$177,855	$67,628	$110,227	12/31/2016	9.5%	$190,138	$70,058	$120,080	T12 10/31/2017	11.0%	95.0%	$185,870	$72,416	$113,455	10.7%	$7,370	$106,085	10.1%
45		Loan	Hembree Center	0.6%	$726,762	$253,341	$473,421	12/31/2015	8.2%	$786,929	$243,667	$543,263	12/31/2016	9.4%	$799,492	$207,490	$592,001	T12 12/31/2017	10.3%	92.6%	$1,022,232	$263,531	$758,701	13.2%	$49,588	$709,113	12.3%
46		Loan	Story Hill Apartments	0.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$1,008,134	$484,455	$523,679	T12 12/31/2017	9.5%	87.8%	$1,014,616	$506,314	$508,302	9.2%	$37,500	$470,802	8.6%
47		Loan	Stay Over Suites	0.6%	$1,328,860	$968,386	$360,474	12/31/2015	6.9%	$2,094,142	$1,009,339	$1,084,803	12/31/2016	20.7%	$1,905,100	$1,015,831	$889,269	T12 12/31/2017	17.0%	71.4%	$1,905,100	$1,128,007	$777,093	14.8%	$76,204	$700,889	13.4%
48		Loan	Best Western Plus Liberty Lake	0.5%	$351,656	$200,572	$151,084	12/31/2015	2.9%	$1,789,620	$1,104,335	$685,285	12/31/2016	13.3%	$1,831,781	$982,259	$849,522	T12 12/31/2017	16.4%	68.8%	$1,831,781	$1,118,464	$713,317	13.8%	$73,271	$640,045	12.4%
49		Loan	Klee Plaza	0.5%	$870,999	$283,956	$587,043	12/31/2015	11.7%	$783,371	$295,801	$487,570	12/31/2016	9.8%	$1,010,950	$285,007	$725,943	T12 12/31/2017	14.5%	86.4%	$941,608	$315,871	$625,737	12.5%	$30,810	$594,927	11.9%
50		Loan	Best Western Plus Diamond Valley Inn	0.5%	$778,694	$617,253	$161,441	12/31/2015	3.5%	$1,282,427	$843,282	$439,145	12/31/2016	9.4%	$1,649,798	$999,738	$650,060	T12 12/31/2017	13.9%	67.4%	$1,654,509	$1,031,996	$622,513	13.3%	$66,180	$556,333	11.9%
51		Loan	SS2 Multifamily Portfolio	0.5%	$798,898	$349,718	$449,180	12/31/2015	9.7%	$812,280	$351,705	$460,575	12/31/2016	9.9%	$856,815	$348,266	$508,549	T12 10/31/2017	11.0%	95.0%	$840,838	$358,947	$481,891	10.4%	$29,740	$452,151	9.8%
51.01		Property	East Coast		$383,958	$195,790	$188,168	12/31/2015	9.7%	$386,881	$186,976	$199,905	12/31/2016	9.9%	$405,905	$182,201	$223,704	T12 10/31/2017	11.0%	95.0%	$399,972	$190,702	$209,271	10.4%	$13,392	$195,879	9.8%
51.02		Property	Norwegian Woods		$246,607	$115,572	$131,035	12/31/2015	9.7%	$256,118	$116,962	$139,156	12/31/2016	9.9%	$267,123	$117,932	$149,191	T12 10/31/2017	11.0%	95.0%	$261,043	$119,515	$141,528	10.4%	$10,848	$130,680	9.8%
51.03		Property	Candlelight		$168,333	$38,356	$129,977	12/31/2015	9.7%	$169,281	$47,767	$121,514	12/31/2016	9.9%	$183,787	$48,133	$135,654	T12 10/31/2017	11.0%	95.0%	$179,823	$48,731	$131,092	10.4%	$5,500	$125,592	9.8%
52	(24)	Loan	Quality Inn O’Hare	0.5%	$2,527,949	$1,969,706	$558,243	12/31/2015	12.3%	$2,611,916	$1,986,251	$625,665	12/31/2016	13.8%	$2,738,395	$2,262,206	$476,189	T12 11/30/2017	10.5%	62.1%	$2,960,252	$2,380,719	$579,533	12.8%	$112,890	$466,643	10.3%
53		Loan	Candlewood Suites Athens	0.5%	$1,717,776	$1,174,579	$543,197	12/31/2015	12.0%	$1,869,557	$1,227,221	$642,336	12/31/2016	14.2%	$1,931,462	$1,322,832	$608,630	T12 12/31/2017	13.5%	100.0%	$1,931,462	$1,316,943	$614,519	13.6%	$77,258	$537,260	11.9%
54		Loan	Candlewood Suites Fort Wayne	0.4%	$1,570,390	$1,101,264	$469,125	12/31/2015	11.1%	$1,573,550	$1,087,378	$486,171	12/31/2016	11.5%	$1,832,670	$1,204,039	$628,631	T12 11/30/2017	14.8%	72.7%	$1,832,670	$1,184,281	$648,389	15.3%	$73,307	$575,082	13.6%
55		Loan	Circle Apartments	0.3%	$372,587	$121,315	$251,272	12/31/2015	8.6%	$396,780	$127,252	$269,528	12/31/2016	9.2%	$442,892	$126,851	$316,041	T12 12/31/2017	10.8%	95.0%	$422,719	$138,810	$283,909	9.7%	$12,250	$271,659	9.3%
56		Loan	Burger King Philadelphia	0.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	95.1%	$146,907	$12,926	$133,980	12.8%	$670	$133,310	12.7%

A-1-12

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					LARGEST TENANT INFORMATION(16)(17)				2ND LARGEST TENANT INFORMATION(16)(17)				3RD LARGEST TENANT INFORMATION(16)(17)(18)
Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	Largest Tenant	Largest Tenant Lease Expiration	Largest Tenant NSF	Largest Tenant % of NSF	2nd Largest Tenant	2nd Largest Tenant Lease Expiration	2nd Largest Tenant NSF	2nd Largest Tenant % of NSF	3rd Largest Tenant	3rd Largest Tenant Lease Expiration	3rd Largest Tenant NSF	3rd Largest Tenant % of NSF
1		Loan	GNL Portfolio	6.7%	Various	Various	2,620,673	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.01		Property	Sandoz, Inc.		Sandoz, Inc.	7/31/2026	154,101	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.02		Property	Intervet Inc.		Intervet, Inc.	8/31/2025	146,366	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.03		Property	GE Aviation Systems, LLC		GE Aviation Systems LLC	12/31/2025	369,000	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.04		Property	FedEx Ground Package System, Inc. (NY)		FedEx Ground Package System, Inc.	7/31/2024	158,520	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.05		Property	Nissan North America Inc.		Nissan North America, Inc.	9/30/2028	462,155	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.06		Property	Constellium Automotive USA, LLC		Constellium Automotive USA, LLC	11/30/2029	320,680	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.07		Property	C&J Energy Services, Inc. II		C&J Energy Services, Inc.	10/31/2023	125,000	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.08		Property	Lippert Components Manufacturing, Inc.		Lippert Components Manufacturing, Inc.	8/31/2026	539,137	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.09		Property	FedEx Ground Package System, Inc. (WV)		FedEx Ground Package System, Inc.	10/31/2026	103,512	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.10		Property	C&J Energy Services, Inc. I		C&J Energy Services, Inc.	10/31/2023	96,149	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.11		Property	U.S. General Services Administration		U.S. General Services Administration	7/18/2025	33,000	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.12		Property	PNC Bank N.A.		PNC Bank, National Association	7/31/2029	113,053	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2		Loan	Hilton Clearwater Beach Resort & Spa	6.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	(24)	Loan	One State Street	5.2%	New York State Department of Financial Services	10/31/2031	265,021	29.7%	Ambac Assurance Corporation	9/30/2019	103,484	11.6%	SourceMedia, Inc.	2/28/2025	79,296	8.9%
4		Loan	The SoCal Portfolio	4.9%	Various	Various	615,724	Various	Various	Various	241,727	Various	Various	Various	160,453	Various
4.01		Property	Aliso Viejo Commerce Center		Tony Pepperoni Pizzeria	10/31/2025	5,518	8.5%	Trusted Tire & Service	3/31/2025	5,280	8.1%	Big O Tires, LLC	7/31/2023	3,925	6.0%
4.02		Property	Transpark Commerce		County of San Bernardino	9/30/2024	34,469	16.9%	FCA US, LLC	7/31/2028	27,965	13.7%	Xerox Corporation	1/31/2022	8,090	4.0%
4.03		Property	Wimbledon		Heritage Victor Valley Medical Group	9/30/2024	41,875	33.8%	Desert Valley Medical Group	6/30/2021	14,636	11.8%	St. Joseph Heritage Healthcare	1/31/2020	13,610	11.0%
4.04		Property	Palmdale Place		Antelope Valley Community College District	10/31/2046	50,720	39.2%	CDC	8/31/2022	9,809	7.6%	Dept. of Mental Health	MTM	9,255	7.2%
4.05		Property	Sierra Gateway		Dept of Children & Family Svc	2/29/2020	49,500	37.0%	GSA (United States of America)	1/14/2019	8,892	6.6%	BAE Systems Tech. Solutions	4/30/2019	8,525	6.4%
4.06		Property	Fresno Industrial Center		Candor-AGS, Inc.	5/31/2020	125,183	47.1%	Baker Distributing Co., LLC	8/31/2023	50,107	18.8%	Little Raymond’s Print Shop	11/30/2018	25,493	9.6%
4.07		Property	Upland Freeway		Sit ’n Sleep	1/31/2019	13,222	11.4%	SWAAD of India	2/28/2025	12,814	11.0%	Lamps Plus	12/31/2018	11,120	9.6%
4.08		Property	Commerce Corporate Center		Bank of America	9/30/2018	13,312	19.4%	PIA-SC Insurance Services, Inc	11/30/2021	12,924	18.9%	RGN-Commerce I, LLC	2/29/2028	12,924	18.9%
4.09		Property	Moreno Valley		Goodyear Tire	5/31/2018	6,467	5.8%	Iglesia Rios De Agua Viva - MV	9/30/2018	6,100	5.5%	Pulido’s Wheels and Tires	11/30/2022	5,967	5.4%
4.10		Property	Airport One Office Park		The Capital Group Companies	4/30/2025	88,284	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.11		Property	Colton Courtyard		Mor Furniture for Less, Inc.	12/31/2027	26,802	22.0%	Goodwill Industries of So. CA	5/31/2021	13,000	10.6%	Tire Guys	10/31/2020	6,208	5.1%
4.12		Property	The Abbey Center		Jewish FAM SVC of The Desert	1/31/2023	4,301	6.4%	Karl T. Anderson	3/31/2019	3,241	4.8%	Lawyers Title Company	12/31/2021	3,013	4.5%
4.13		Property	Upland Commerce Center		Salon Success Academy	12/31/2025	15,780	33.1%	Dollar Tree	1/31/2022	12,883	27.0%	Quest Diagnostics	4/30/2020	3,316	7.0%
4.14		Property	Diamond Bar		Montessori Academy	9/30/2026	7,590	37.0%	Blooming Bay, Inc.	8/31/2024	5,200	25.3%	Red Dragon Karate	8/31/2022	2,325	11.3%
4.15		Property	Atlantic Plaza		Tarzana Treatment Center, Inc.	4/30/2026	10,857	33.2%	Kim’s Beauty Supply	1/31/2020	5,756	17.6%	The City of Long Beach	1/15/2021	4,079	12.5%
4.16		Property	Ming Office Park		Stantec Consulting Svcs, Inc.	3/31/2023	25,203	21.4%	Ordiz Melby Architects, Inc.	7/31/2018	5,255	4.5%	Insight Enviro. Consultants, Inc.	11/30/2019	4,418	3.7%
4.17		Property	10th Street Commerce Center		The Whole Wheatery	11/30/2025	12,068	12.5%	Edwards Federal Credit Union	12/31/2020	8,520	8.8%	Medrano’s Restaurant	6/30/2022	7,010	7.3%
4.18		Property	Cityview Plaza		The Abbey Management Co., LLC	5/31/2020	11,822	8.0%	Co-Sales Company	12/31/2022	5,386	3.6%	CARD	5/31/2020	4,739	3.2%
4.19		Property	Garden Grove Town Center		Kitchen Depot	11/30/2024	5,400	42.8%	Orange County Medical Management	3/31/2022	4,850	38.5%	Los Cotijas Mexican Grill	8/31/2020	2,360	18.7%
4.20		Property	30th Street Commerce Center		B-1 Liquor	12/31/2022	2,500	7.6%	Palmdale Premier Dental Care	7/31/2018	2,160	6.5%	Emely’s Store Water & More	3/31/2020	1,660	5.0%
4.21		Property	Mt. Vernon Commerce Center		Mojave River Academy	5/31/2019	9,590	32.4%	Heritage Bible Church	2/28/2023	4,081	13.8%	In Roads Creative Programs	7/31/2022	3,508	11.9%
4.22		Property	Anaheim Stadium Industrial		Labeltronix, LLC	1/31/2019	46,611	51.8%	Block Tops, Inc.	3/31/2020	17,280	19.2%	Dept. of Food & Agriculture	12/31/2018	14,040	15.6%
4.23		Property	25th Street Commerce Center		Siam Market	6/30/2023	3,300	18.9%	Palm Plaza Pet Hospital, LLC	4/30/2021	2,588	14.8%	Shandra’s Thai Cuisine	7/31/2023	2,200	12.6%
4.24		Property	Fresno Airport		Tamiyasu, Smith, Horn, & Braun	4/30/2021	5,350	10.2%	GSA (United States of America)	8/5/2021	3,000	5.7%	Briggs Field Services, Inc.	MTM	2,668	5.1%
5		Loan	Throggs Neck Shopping Center	4.7%	TJ Maxx	8/31/2024	28,417	23.8%	Party City	1/31/2028	10,700	9.0%	Petco	1/31/2025	10,358	8.7%
6		Loan	Quarry Place at Tuckahoe	4.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7		Loan	Soho House Chicago	4.2%	Soho House Chicago, LLC	6/1/2034	115,000	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8		Loan	Melbourne Hotel Portfolio	3.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.01		Property	Hilton Melbourne Beach Oceanfront		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.02		Property	Doubletree Suites Melbourne Beach		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9		Loan	Moffett Towers II - Building 2	3.1%	Amazon	4/30/2028	362,563	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10		Loan	Green Oak Village Place	3.1%	Dick’s Sporting Goods	1/31/2022	50,000	15.9%	Barnes & Noble	2/28/2022	26,950	8.6%	TJ Maxx	9/30/2026	22,200	7.0%
11		Loan	Northrop Grumman Portfolio	2.9%	Northrop Grumman Information Technology, Inc.	Various	295,842	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.01		Property	Chester		Northrop Grumman Information Technology, Inc.	6/30/2022	193,000	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.02		Property	Lebanon		Northrop Grumman Information Technology, Inc.	10/31/2022	102,842	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12		Loan	Lehigh Valley Mall	2.9%	Bob’s Discount Furniture	3/31/2028	30,204	5.5%	Barnes & Noble	1/31/2023	29,874	5.5%	Modell’s Sporting Goods	1/31/2022	13,882	2.5%
13		Loan	6-8 West 28th Street	2.7%	Lansco 28th LLC	10/31/2027	6,300	23.7%	JTRE, LLC	10/31/2029	6,300	23.7%	W.J. Enterprise, Inc.	11/30/2028	5,000	18.8%
14		Loan	Penn Center West	2.3%	Various	Various	123,282	Various	Various	Various	Various	Various	Various	Various	Various	Various
14.01		Property	Penn Center West 1		NVR	5/31/2024	48,669	51.5%	DV Sport	8/31/2018	8,055	8.5%	Etimine USA	10/31/2019	6,283	6.6%
14.02		Property	Penn Center West 6		AiRes	4/30/2022	58,781	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.03		Property	Penn Center West 8		Ad-Base	7/31/2018	15,832	26.1%	Club Com, Inc.	9/30/2021	13,085	21.6%	TEKSystems, Inc.	7/31/2022	10,168	16.8%
15		Loan	Yorkshire & Lexington Towers	2.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.01		Property	Yorkshire Tower		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.02		Property	Lexington Tower		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	(25)	Loan	One Market Center	1.9%	Level 3 Communications	6/30/2024	42,902	21.9%	AiNET	11/30/2032	37,828	19.3%	Windstream Communications, Inc	3/31/2020	16,864	8.6%
17		Loan	Shoppes at Southern Palms	1.9%	Kohl’s	1/31/2030	92,396	46.0%	Dick’s Sporting Goods	1/31/2028	80,000	39.8%	Dollar Tree	1/31/2019	10,492	5.2%
18		Loan	Signet Jewelers Expansion	1.8%	Sterling, Inc.	1/31/2048	85,951	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	(24)	Loan	600 Vine	1.8%	FirstGroup America	3/17/2024	102,435	17.7%	Ulmer & Berne, LLP	2/28/2022	33,264	5.7%	Cole + Russell Architects	4/30/2025	29,577	5.1%
20		Loan	1313-1317 14th Street	1.7%	Urban Compass, Inc.	12/31/2026	14,670	61.0%	1318 Ventures LLC	3/31/2028	3,808	15.8%	Hando Medo Inc	7/31/2027	3,211	13.3%
21		Loan	Ohio Limited Service Hotel Portfolio	1.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.01		Property	Courtyard by Marriott Dayton Beavercreek		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.02		Property	Residence Inn by Marriott Dayton Beavercreek		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22		Loan	Port Place Shoppes	1.5%	Fitness International (LA Fitness)	1/31/2033	37,500	55.6%	Smart & Final Stores	4/30/2032	30,000	44.4%	NAP	NAP	NAP	NAP

A-1-13

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					LARGEST TENANT INFORMATION(16)(17)				2ND LARGEST TENANT INFORMATION(16)(17)				3RD LARGEST TENANT INFORMATION(16)(17)(18)
Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	Largest Tenant	Largest Tenant Lease Expiration	Largest Tenant NSF	Largest Tenant % of NSF	2nd Largest Tenant	2nd Largest Tenant Lease Expiration	2nd Largest Tenant NSF	2nd Largest Tenant % of NSF	3rd Largest Tenant	3rd Largest Tenant Lease Expiration	3rd Largest Tenant NSF	3rd Largest Tenant % of NSF
23		Loan	Hyatt House Broomfield Hotel	1.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	(24)	Loan	Shoppes at College Hills	1.4%	Hobby Lobby	6/30/2028	60,186	41.6%	Tuesday Morning	7/31/2020	8,096	5.6%	Dress Barn	12/31/2019	7,080	4.9%
25		Loan	Penn Hills Shopping Center	1.3%	U.S. Postal Service Facility	12/1/2018	52,500	19.2%	Big Lots	1/31/2019	29,780	10.9%	Dollar Tree	4/30/2024	18,798	6.9%
26		Loan	Candlewood Suites Secaucus Meadowlands	1.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27		Loan	Timberline Place II	1.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28		Loan	50-52 Fadem Road	1.2%	Ring Container Technologies	1/31/2021	109,842	53.1%	SAS Graphic Supply	8/31/2027	82,749	40.0%	NAP	NAP	NAP	NAP
29		Loan	321 East 2nd Street	1.2%	The Office of the Federal Public Defender (GSA)	12/31/2026	54,827	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30		Loan	111 West Jackson	1.2%	Harris & Harris, LTD.	12/31/2022	74,184	12.9%	Loop Capital Markets, LLC	4/30/2027	40,161	7.0%	Workday, Inc.	11/30/2022	36,402	6.3%
31	(25)	Loan	The Yard	1.2%	Sauceda Industries, LLC	10/31/2022	31,570	22.2%	Vuka Studios, LLC	3/31/2026	19,200	13.5%	Still Austin, LLC	2/28/2026	14,400	10.1%
32		Loan	Staybridge Suites Myrtle Beach	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33		Loan	GED Integrated Solutions	1.1%	GED Integrated Solutions, Inc.	1/31/2033	133,409	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34		Loan	Best Western Castillo Del Sol	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35		Loan	Garden Multifamily Portfolio	1.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.01		Property	Carleton		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.02		Property	River Glen		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.03		Property	Tabor Ridge		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.04		Property	Ridgewood		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.05		Property	Foxhaven		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.06		Property	Hayfield		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.07		Property	Laurel		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.08		Property	Wood Trail		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.09		Property	Camellia		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.10		Property	Ashgrove		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.11		Property	Slate Run		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.12		Property	Forsythia		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.13		Property	Beckford		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.14		Property	Meadowood		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.15		Property	Elmwood		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36		Loan	Woodfield Corporate Center	1.0%	Shea Homes Realty, LLC	1/31/2020	16,257	17.0%	Smoothwall, Inc.	9/14/2019	5,372	5.6%	American Engineering	10/31/2022	5,262	5.5%
37		Loan	Nice-Pak Warehouse	1.0%	Nice-Pak Products	9/30/2033	659,600	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38		Loan	Windbury Apartments	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39		Loan	Starbucks Portfolio & 32330 N Harbor Drive	0.8%	Various	Various	17,863	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.01		Property	Starbucks - 4th Street		Starbucks	2/29/2028	3,393	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.02		Property	Dept of Fish & Wildlife		Department of Fish and Wildlife	12/31/2028	9,462	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.03		Property	Starbucks - Woodstock		Starbucks	8/31/2027	1,750	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.04		Property	Starbucks - Memphis		Starbucks	6/30/2027	1,818	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.05		Property	Starbucks - Central Avenue		Starbucks	9/30/2026	1,440	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40		Loan	Sirtaj Hotel Beverly Hills	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41		Loan	La Quinta Dallas Grand Prairie	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
42		Loan	Lockheed Martin – Grand Prairie, Texas	0.7%	Lockheed Martin	3/31/2022	111,471	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
43		Loan	1800-1836 West Lake Avenue	0.6%	Meridian Health	5/31/2030	30,754	64.1%	State of NJ	5/31/2020	14,995	31.3%	KPM	9/30/2019	1,876	3.9%
44		Loan	SS1 Multifamily Portfolio	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
44.01		Property	South Gate		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
44.02		Property	West Wood		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
44.03		Property	Terrace Apartments		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
45		Loan	Hembree Center	0.6%	Sun Tinting, Inc.	10/31/2021	5,909	7.2%	Black Dog Interiors, LLC	11/30/2020	3,060	3.7%	Kilcor Construction, LLC	12/31/2020	2,880	3.5%
46		Loan	Story Hill Apartments	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
47		Loan	Stay Over Suites	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
48		Loan	Best Western Plus Liberty Lake	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
49		Loan	Klee Plaza	0.5%	United Health/Harkin	12/31/2023	5,484	13.5%	Vitamin Shoppe	1/31/2019	4,068	10.0%	NovaCare	10/31/2020	2,575	6.4%
50		Loan	Best Western Plus Diamond Valley Inn	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
51		Loan	SS2 Multifamily Portfolio	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
51.01		Property	East Coast		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
51.02		Property	Norwegian Woods		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
51.03		Property	Candlelight		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
52	(24)	Loan	Quality Inn O’Hare	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
53		Loan	Candlewood Suites Athens	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
54		Loan	Candlewood Suites Fort Wayne	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
55		Loan	Circle Apartments	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
56		Loan	Burger King Philadelphia	0.1%	Burger King	8/7/2030	4,467	100.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-14

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					4TH LARGEST TENANT INFORMATION(16)(17)(18)				5TH LARGEST TENANT INFORMATION(16)(17)(18)
Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	4th Largest Tenant	4th Largest Tenant Lease Expiration	4th Largest Tenant NSF	4th Largest Tenant % of NSF	5th Largest Tenant	5th Largest Tenant Lease Expiration	5th Largest Tenant NSF	5th Largest Tenant % of NSF
1		Loan	GNL Portfolio	6.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.01		Property	Sandoz, Inc.		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.02		Property	Intervet Inc.		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.03		Property	GE Aviation Systems, LLC		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.04		Property	FedEx Ground Package System, Inc. (NY)		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.05		Property	Nissan North America Inc.		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.06		Property	Constellium Automotive USA, LLC		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.07		Property	C&J Energy Services, Inc. II		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.08		Property	Lippert Components Manufacturing, Inc.		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.09		Property	FedEx Ground Package System, Inc. (WV)		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.10		Property	C&J Energy Services, Inc. I		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.11		Property	U.S. General Services Administration		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.12		Property	PNC Bank N.A.		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2		Loan	Hilton Clearwater Beach Resort & Spa	6.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	(24)	Loan	One State Street	5.2%	Integro	9/30/2032	54,060	6.1%	Continental Stock Transfer & Trust Company	8/31/2027	37,773	4.2%
4		Loan	The SoCal Portfolio	4.9%	Various	Various	114,813	Various	Various	Various	81,201	Various
4.01		Property	Aliso Viejo Commerce Center		Aliso Foreign Car	12/31/2022	3,740	5.7%	Mission Auto Service	8/31/2023	3,520	5.4%
4.02		Property	Transpark Commerce		L. Humphreys, M. Humphreys and Behavioral Autism Therapies, LLC	5/31/2019	5,576	2.7%	National Holistic Institute, Inc.	8/31/2024	5,218	2.6%
4.03		Property	Wimbledon		RadNet Management, Inc.	11/30/2022	8,176	6.6%	El Dorado Broadcasters LLC	4/30/2021	4,568	3.7%
4.04		Property	Palmdale Place		Women, Infants & Children	MTM	7,000	5.4%	Kai’s Justice Learning Academy	3/31/2023	6,245	4.8%
4.05		Property	Sierra Gateway		GSA (USA Army Corp of Engineers)	5/16/2025	4,996	3.7%	Montrose Travel	2/28/2019	4,880	3.6%
4.06		Property	Fresno Industrial Center		Amarr Company Inc.	7/31/2020	12,500	4.7%	San Joaquin Stairs, Inc.	10/31/2022	12,500	4.7%
4.07		Property	Upland Freeway		GSA (United States of America)	1/31/2022	9,666	8.3%	Kelly Paper Company	11/30/2018	8,264	7.1%
4.08		Property	Commerce Corporate Center		MJIC, Inc.	12/31/2023	8,850	12.9%	Pride Intermodal Inc.	7/31/2023	3,977	5.8%
4.09		Property	Moreno Valley		Payless Auto Care	3/31/2025	4,550	4.1%	El Surtidor Candy & Supplies	10/31/2021	4,080	3.7%
4.10		Property	Airport One Office Park		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.11		Property	Colton Courtyard		Hand Car Wash USA	1/31/2020	4,000	3.3%	The Abbey Management Co	5/31/2018	3,715	3.0%
4.12		Property	The Abbey Center		West Dermatology and Surgery Medical Group	3/31/2019	2,875	4.3%	Southern Cal Desert Retina	8/31/2020	2,726	4.0%
4.13		Property	Upland Commerce Center		Gia Monae	4/30/2024	2,996	6.3%	3D Nail	4/30/2024	2,617	5.5%
4.14		Property	Diamond Bar		Intiraymi Restaurant	2/28/2021	1,190	5.8%	State Farm Insurance	5/31/2021	1,130	5.5%
4.15		Property	Atlantic Plaza		Laundromat	6/30/2027	2,870	8.8%	Mother’s Nutritional Center, Inc.	2/28/2023	2,158	6.6%
4.16		Property	Ming Office Park		Swanson Engineering	7/31/2019	3,690	3.1%	Dr. Raul Mendoza	11/30/2020	3,370	2.9%
4.17		Property	10th Street Commerce Center		Texas Cattle Company	3/31/2024	6,480	6.7%	Round Table Pizza	12/31/2021	3,000	3.1%
4.18		Property	Cityview Plaza		Behavioral Support Partnership	11/30/2022	4,528	3.1%	Favorday	4/30/2022	4,281	2.9%
4.19		Property	Garden Grove Town Center		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.20		Property	30th Street Commerce Center		Amer. Medical Response	7/31/2021	1,420	4.3%	Louie’s Cleaners	10/31/2018	1,400	4.2%
4.21		Property	Mt. Vernon Commerce Center		Child ADVS of San Bernardino	6/30/2020	2,910	9.8%	New Life Center Christian Church	7/31/2022	1,911	6.5%
4.22		Property	Anaheim Stadium Industrial		Optical Science Company	2/28/2023	12,000	13.3%	NAP	NAP	NAP	NAP
4.23		Property	25th Street Commerce Center		Shears By Friends Beauty Salon	11/30/2025	2,200	12.6%	NAP	NAP	NAP	NAP
4.24		Property	Fresno Airport		Fresno Yosemite Health Care	5/31/2021	2,600	4.9%	Silver Air, LLC	2/28/2020	1,641	3.1%
5		Loan	Throggs Neck Shopping Center	4.7%	BevMart Liquor	4/30/2025	6,643	5.6%	Applebees	10/31/2034	6,640	5.6%
6		Loan	Quarry Place at Tuckahoe	4.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7		Loan	Soho House Chicago	4.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8		Loan	Melbourne Hotel Portfolio	3.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.01		Property	Hilton Melbourne Beach Oceanfront		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.02		Property	Doubletree Suites Melbourne Beach		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9		Loan	Moffett Towers II - Building 2	3.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10		Loan	Green Oak Village Place	3.1%	DSW, Inc.	1/31/2027	20,001	6.4%	Petco	1/31/2028	13,800	4.4%
11		Loan	Northrop Grumman Portfolio	2.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.01		Property	Chester		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.02		Property	Lebanon		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12		Loan	Lehigh Valley Mall	2.9%	Pottery Barn	1/31/2020	13,011	2.4%	New York & Company	3/31/2019	11,306	2.1%
13		Loan	6-8 West 28th Street	2.7%	Bondi-6 West 28th Street, LLC (d/b/a Bondi Sushi)	7/31/2029	4,500	16.9%	Express Yourself, LLC (d/b/a Made Nice)	2/28/2028	4,500	16.9%
14		Loan	Penn Center West	2.3%	Various	Various	Various	Various	Various	Various	Various	Various
14.01		Property	Penn Center West 1		Hospice and Palliative Nursing	12/31/2020	5,133	5.4%	Xerox Corporation	10/31/2019	4,508	4.8%
14.02		Property	Penn Center West 6		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.03		Property	Penn Center West 8		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15		Loan	Yorkshire & Lexington Towers	2.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.01		Property	Yorkshire Tower		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.02		Property	Lexington Tower		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	(25)	Loan	One Market Center	1.9%	EdgeHosting, LLC	12/31/2024	9,850	5.0%	University of MD, Baltimore	12/31/2019	8,858	4.5%
17		Loan	Shoppes at Southern Palms	1.9%	Hard Exercise	9/30/2022	4,995	2.5%	Phenix Salon Suites	9/6/2023	3,900	1.9%
18		Loan	Signet Jewelers Expansion	1.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	(24)	Loan	600 Vine	1.8%	Rendigs, Fry, Kiely & Dennis	7/31/2027	25,897	4.5%	Wood & Lamping	5/31/2019	21,113	3.6%
20		Loan	1313-1317 14th Street	1.7%	Saffron	5/31/2028	2,368	9.8%	NAP	NAP	NAP	NAP
21		Loan	Ohio Limited Service Hotel Portfolio	1.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.01		Property	Courtyard by Marriott Dayton Beavercreek		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.02		Property	Residence Inn by Marriott Dayton Beavercreek		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22		Loan	Port Place Shoppes	1.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-15

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					4TH LARGEST TENANT INFORMATION(16)(17)(18)				5TH LARGEST TENANT INFORMATION(16)(17)(18)
Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	4th Largest Tenant	4th Largest Tenant Lease Expiration	4th Largest Tenant NSF	4th Largest Tenant % of NSF	5th Largest Tenant	5th Largest Tenant Lease Expiration	5th Largest Tenant NSF	5th Largest Tenant % of NSF
23		Loan	Hyatt House Broomfield Hotel	1.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	(24)	Loan	Shoppes at College Hills	1.4%	Loft	1/31/2019	6,202	4.3%	Lane Bryant	1/31/2019	5,101	3.5%
25		Loan	Penn Hills Shopping Center	1.3%	Aldi, Inc.	9/30/2029	18,339	6.7%	Rainbow	1/31/2021	14,135	5.2%
26		Loan	Candlewood Suites Secaucus Meadowlands	1.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27		Loan	Timberline Place II	1.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28		Loan	50-52 Fadem Road	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29		Loan	321 East 2nd Street	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30		Loan	111 West Jackson	1.2%	Oracle America, Inc.	9/30/2021	35,798	6.2%	Advanced Resources LLC	6/30/2025	29,584	5.1%
31	(25)	Loan	The Yard	1.2%	SUP ATX, Inc.	6/30/2019	10,000	7.0%	Drophouse Design, LLC	5/31/2021	10,000	7.0%
32		Loan	Staybridge Suites Myrtle Beach	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33		Loan	GED Integrated Solutions	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34		Loan	Best Western Castillo Del Sol	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35		Loan	Garden Multifamily Portfolio	1.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.01		Property	Carleton		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.02		Property	River Glen		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.03		Property	Tabor Ridge		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.04		Property	Ridgewood		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.05		Property	Foxhaven		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.06		Property	Hayfield		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.07		Property	Laurel		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.08		Property	Wood Trail		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.09		Property	Camellia		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.10		Property	Ashgrove		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.11		Property	Slate Run		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.12		Property	Forsythia		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.13		Property	Beckford		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.14		Property	Meadowood		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.15		Property	Elmwood		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36		Loan	Woodfield Corporate Center	1.0%	Just Push Play	1/31/2020	4,836	5.0%	Zenith Marketing Group	9/30/2021	4,278	4.5%
37		Loan	Nice-Pak Warehouse	1.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38		Loan	Windbury Apartments	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39		Loan	Starbucks Portfolio & 32330 N Harbor Drive	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.01		Property	Starbucks - 4th Street		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.02		Property	Dept of Fish & Wildlife		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.03		Property	Starbucks - Woodstock		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.04		Property	Starbucks - Memphis		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.05		Property	Starbucks - Central Avenue		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40		Loan	Sirtaj Hotel Beverly Hills	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41		Loan	La Quinta Dallas Grand Prairie	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
42		Loan	Lockheed Martin – Grand Prairie, Texas	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
43		Loan	1800-1836 West Lake Avenue	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
44		Loan	SS1 Multifamily Portfolio	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
44.01		Property	South Gate		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
44.02		Property	West Wood		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
44.03		Property	Terrace Apartments		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
45		Loan	Hembree Center	0.6%	JTL Landscape, Inc.	2/28/2019	2,880	3.5%	Randy Jaffe	12/31/2018	2,880	3.5%
46		Loan	Story Hill Apartments	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
47		Loan	Stay Over Suites	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
48		Loan	Best Western Plus Liberty Lake	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
49		Loan	Klee Plaza	0.5%	Molecular Imaging	1/31/2028	2,268	5.6%	Pearle Vision	2/28/2028	2,032	5.0%
50		Loan	Best Western Plus Diamond Valley Inn	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
51		Loan	SS2 Multifamily Portfolio	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
51.01		Property	East Coast		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
51.02		Property	Norwegian Woods		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
51.03		Property	Candlelight		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
52	(24)	Loan	Quality Inn O’Hare	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
53		Loan	Candlewood Suites Athens	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
54		Loan	Candlewood Suites Fort Wayne	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
55		Loan	Circle Apartments	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
56		Loan	Burger King Philadelphia	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-16

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

MORTGAGE LOAN RESERVE INFORMATION(19)
Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	Upfront Replacement Reserves (20)	Monthly Replacement Reserves	Replacement Reserve Cap(21)	Upfront TI/LC Reserves (20)	Monthly TI/LC Reserves
1		Loan	GNL Portfolio	6.7%	$0	Springing	NAP	$0	Springing
1.01		Property	Sandoz, Inc.
1.02		Property	Intervet Inc.
1.03		Property	GE Aviation Systems, LLC
1.04		Property	FedEx Ground Package System, Inc. (NY)
1.05		Property	Nissan North America Inc.
1.06		Property	Constellium Automotive USA, LLC
1.07		Property	C&J Energy Services, Inc. II
1.08		Property	Lippert Components Manufacturing, Inc.
1.09		Property	FedEx Ground Package System, Inc. (WV)
1.10		Property	C&J Energy Services, Inc. I
1.11		Property	U.S. General Services Administration
1.12		Property	PNC Bank N.A.
2		Loan	Hilton Clearwater Beach Resort & Spa	6.3%	$269,015	Greater of (i) 1/12 of 4% of gross income from operations from the T12 period and (ii) the amount to be reserved pursuant to the terms of the franchise agreement	NAP	$0	$0
3	(24)	Loan	One State Street	5.2%	$0	On each Monthly Payment Date commencing as of the Monthly Payment Date occurring in November 2018, Borrower shall deposit with Lender an amount equal to $11,030.54	$397,099	$0	$51,452
4		Loan	The SoCal Portfolio	4.9%	$0	$35,400	$1,000,000	$8,000,000	Springing
4.01		Property	Aliso Viejo Commerce Center
4.02		Property	Transpark Commerce
4.03		Property	Wimbledon
4.04		Property	Palmdale Place
4.05		Property	Sierra Gateway
4.06		Property	Fresno Industrial Center
4.07		Property	Upland Freeway
4.08		Property	Commerce Corporate Center
4.09		Property	Moreno Valley
4.10		Property	Airport One Office Park
4.11		Property	Colton Courtyard
4.12		Property	The Abbey Center
4.13		Property	Upland Commerce Center
4.14		Property	Diamond Bar
4.15		Property	Atlantic Plaza
4.16		Property	Ming Office Park
4.17		Property	10th Street Commerce Center
4.18		Property	Cityview Plaza
4.19		Property	Garden Grove Town Center
4.20		Property	30th Street Commerce Center
4.21		Property	Mt. Vernon Commerce Center
4.22		Property	Anaheim Stadium Industrial
4.23		Property	25th Street Commerce Center
4.24		Property	Fresno Airport
5		Loan	Throggs Neck Shopping Center	4.7%	$0	$1,490	$72,000	$450,000	Springing
6		Loan	Quarry Place at Tuckahoe	4.3%	$0	$2,414	NAP	$257,920	$273
7		Loan	Soho House Chicago	4.2%	$0	$1,700	$40,808	$0	$0
8		Loan	Melbourne Hotel Portfolio	3.6%	$0	4.0% of actual rents for the second prior month	NAP	$0	$0
8.01		Property	Hilton Melbourne Beach Oceanfront
8.02		Property	Doubletree Suites Melbourne Beach
9		Loan	Moffett Towers II - Building 2	3.1%	$0	$0	NAP	$27,765,832	Springing
10		Loan	Green Oak Village Place	3.1%	$0	$3,936	NAP	$9,838	$26,241
11		Loan	Northrop Grumman Portfolio	2.9%	$0	$6,163	NAP	$0	$67,797
11.01		Property	Chester
11.02		Property	Lebanon
12		Loan	Lehigh Valley Mall	2.9%	$0	Springing	$327,140	$0	$81,785
13		Loan	6-8 West 28th Street	2.7%	$0	$333	$11,970	$0	$3,325
14		Loan	Penn Center West	2.3%	$0	$3,598	NAP	$800,000	$17,825
14.01		Property	Penn Center West 1
14.02		Property	Penn Center West 6
14.03		Property	Penn Center West 8
15		Loan	Yorkshire & Lexington Towers	2.1%	$0	$0.15 PSF of retail and garage space except the CVS Space as long as the CVS Deposit Waiver Conditions are met; 1/12 of $250 per each free market residential apartment unit	Residential: An amount, reasonably calculated by Lender in good faith on a quarterly basis, equal to the product of (x) $750 and (y) the number of free market residential apartment units located at the Properties at the time of calculation	$0	$1.00 PSF of retail, except with regard to the CVS Space so long as the CVS Deposit Waiver Conditions are met.
15.01		Property	Yorkshire Tower
15.02		Property	Lexington Tower
16	(25)	Loan	One Market Center	1.9%	$2,490,000	Springing	$200,000	$0	Springing
17		Loan	Shoppes at Southern Palms	1.9%	$45,612	$2,079	NAP	$0	$25,111
18		Loan	Signet Jewelers Expansion	1.8%	$0	Springing	NAP	$0	Springing
19	(24)	Loan	600 Vine	1.8%	$0	$11,578	NAP	$4,500,000	Springing
20		Loan	1313-1317 14th Street	1.7%	$0	$301	NAP	$0	Springing
21		Loan	Ohio Limited Service Hotel Portfolio	1.7%	$0	$20,955	NAP	$0	$0
21.01		Property	Courtyard by Marriott Dayton Beavercreek
21.02		Property	Residence Inn by Marriott Dayton Beavercreek
22		Loan	Port Place Shoppes	1.5%	$844	$844	NAP	$1,125	$1,125

A-1-17

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					MORTGAGE LOAN RESERVE INFORMATION(19)
Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	Upfront Replacement Reserves (20)	Monthly Replacement Reserves	Replacement Reserve Cap(21)	Upfront TI/LC Reserves (20)	Monthly TI/LC Reserves
23		Loan	Hyatt House Broomfield Hotel	1.4%	$17,126	Greater of (i) 4.0% of gross rents for the immediately preceding calendar month and (ii) amounts required to be deposited per the Franchise Agreement	NAP	$0	$0
24	(24)	Loan	Shoppes at College Hills	1.4%	$0	$2,409	$115,644	$300,000	$14,456
25		Loan	Penn Hills Shopping Center	1.3%	$15,000	$5,466	NAP	$350,000	Springing
26		Loan	Candlewood Suites Secaucus Meadowlands	1.3%	$0	$5,303	$763,632	$0	$0
27		Loan	Timberline Place II	1.3%	$600,000	$2,083	NAP	$0	$0
28		Loan	50-52 Fadem Road	1.2%	$200,000	Springing	$200,000	$300,000	Springing
29		Loan	321 East 2nd Street	1.2%	$0	$1,142	NAP	$0	Springing
30		Loan	111 West Jackson	1.2%	$0	$8,144	$390,917	$0	$71,860
31	(25)	Loan	The Yard	1.2%	$0	$1,183	NAP	$0	$7,095
32		Loan	Staybridge Suites Myrtle Beach	1.1%	$0	$13,221	NAP	$0	$0
33		Loan	GED Integrated Solutions	1.1%	$0	Springing	NAP	$0	Springing
34		Loan	Best Western Castillo Del Sol	1.1%	$0	4.0% of gross rents for the immediately preceding calendar month	NAP	$0	$0
35		Loan	Garden Multifamily Portfolio	1.0%	$0	$29,800	NAP	$0	$0
35.01		Property	Carleton
35.02		Property	River Glen
35.03		Property	Tabor Ridge
35.04		Property	Ridgewood
35.05		Property	Foxhaven
35.06		Property	Hayfield
35.07		Property	Laurel
35.08		Property	Wood Trail
35.09		Property	Camellia
35.10		Property	Ashgrove
35.11		Property	Slate Run
35.12		Property	Forsythia
35.13		Property	Beckford
35.14		Property	Meadowood
35.15		Property	Elmwood
36		Loan	Woodfield Corporate Center	1.0%	$0	$1,619	NAP	$250,000	$5,833
37		Loan	Nice-Pak Warehouse	1.0%	$5,497	$5,497	NAP	$0	$0
38		Loan	Windbury Apartments	0.9%	$0	$6,292	NAP	$0	$0
39		Loan	Starbucks Portfolio & 32330 N Harbor Drive	0.8%	$0	$223	NAP	$0	$1,489
39.01		Property	Starbucks - 4th Street
39.02		Property	Dept of Fish & Wildlife
39.03		Property	Starbucks - Woodstock
39.04		Property	Starbucks - Memphis
39.05		Property	Starbucks - Central Avenue
40		Loan	Sirtaj Hotel Beverly Hills	0.8%	$0	4.0% of gross rents for the immediately preceding calendar month	NAP	$0	$0
41		Loan	La Quinta Dallas Grand Prairie	0.7%	$0	3.0% of gross rents for the immediately preceding calendar month	NAP	$0	$0
42		Loan	Lockheed Martin – Grand Prairie, Texas	0.7%	$0	$2,415	NAP	$1,117,410	Springing
43		Loan	1800-1836 West Lake Avenue	0.6%	$0	$600	NAP	$0	$3,997
44		Loan	SS1 Multifamily Portfolio	0.6%	$0	$2,833	NAP	$0	$0
44.01		Property	South Gate
44.02		Property	West Wood
44.03		Property	Terrace Apartments
45		Loan	Hembree Center	0.6%	$0	$688	NAP	$40,425	$3,438
46		Loan	Story Hill Apartments	0.6%	$0	$3,125	NAP	$0	$0
47		Loan	Stay Over Suites	0.6%	$100,000	$6,350.00; Monthly Supplemental FF&E Amount (Commencing on the Payment Date in March 2023 through the Payment Date in March 2026)	NAP	$0	$0
48		Loan	Best Western Plus Liberty Lake	0.5%	$0	4.0% of gross rents for the immediately preceding calendar month	NAP	$0	$0
49		Loan	Klee Plaza	0.5%	$0	$0	NAP	$0	$0
50		Loan	Best Western Plus Diamond Valley Inn	0.5%	$0	4.0% of gross rents for the immediately preceding calendar month	NAP	$0	$0
51		Loan	SS2 Multifamily Portfolio	0.5%	$0	$2,478	NAP	$0	$0
51.01		Property	East Coast
51.02		Property	Norwegian Woods
51.03		Property	Candlelight
52	(24)	Loan	Quality Inn O’Hare	0.5%	$0	4.0% of gross rents for the immediately preceding calendar month	NAP	$0	$0
53		Loan	Candlewood Suites Athens	0.5%	$0	Springing	NAP	$0	$0
54		Loan	Candlewood Suites Fort Wayne	0.4%	$0	$6,109	NAP	$0	$0
55		Loan	Circle Apartments	0.3%	$0	$1,021	NAP	$0	$0
56		Loan	Burger King Philadelphia	0.1%	$0	$670	$1,340	$0	$0

A-1-18

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

MORTGAGE LOAN RESERVE INFORMATION(19)
Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	TI/LC Reserve Cap(21)	Upfront Tax Reserves (20)	Monthly Tax Reserves	Upfront Insurance Reserves (20)	Monthly Insurance Reserves	Upfront Deferred Maint. Reserve (20)	Upfront Debt Service Reserves(20)	Monthly Debt Service Reserves	Upfront Environmental Reserves(20)	Initial Other Reserves(20)	Initial Other Reserves Description
1		Loan	GNL Portfolio	6.7%	NAP	$0	Springing	$0	Springing	$0	$0	$0	$0	$0	NAP
1.01		Property	Sandoz, Inc.
1.02		Property	Intervet Inc.
1.03		Property	GE Aviation Systems, LLC
1.04		Property	FedEx Ground Package System, Inc. (NY)
1.05		Property	Nissan North America Inc.
1.06		Property	Constellium Automotive USA, LLC
1.07		Property	C&J Energy Services, Inc. II
1.08		Property	Lippert Components Manufacturing, Inc.
1.09		Property	FedEx Ground Package System, Inc. (WV)
1.10		Property	C&J Energy Services, Inc. I
1.11		Property	U.S. General Services Administration
1.12		Property	PNC Bank N.A.
2		Loan	Hilton Clearwater Beach Resort & Spa	6.3%	NAP	$676,903	$142,506	$339,017	$37,388	$0	$0	$0	$0	$0	NAP
3	(24)	Loan	One State Street	5.2%	$1,234,844	$0	$979,581	$123,489	$61,744	$0	$0	$0	$0	$20,320,204	Initial Rent Abatement Reserve Deposit ($2,211,252.05); Unfunded Obligations Reserve Account ($7,108,951.62); Accretive Leasing Reserve Account ($11,000,000.00)
4		Loan	The SoCal Portfolio	4.9%	$5,000,000	$0	$219,172	$0	Springing	$977,151	$0	$0	$0	$3,886,764	Outstanding TI/LC Obligations Reserve ($1,559,061); Outstanding Lease Credits Reserve ($1,107,960); Ground Lease Extension Reserve ($1,000,000); Ground Lease Reserve ($219,743)
4.01		Property	Aliso Viejo Commerce Center
4.02		Property	Transpark Commerce
4.03		Property	Wimbledon
4.04		Property	Palmdale Place
4.05		Property	Sierra Gateway
4.06		Property	Fresno Industrial Center
4.07		Property	Upland Freeway
4.08		Property	Commerce Corporate Center
4.09		Property	Moreno Valley
4.10		Property	Airport One Office Park
4.11		Property	Colton Courtyard
4.12		Property	The Abbey Center
4.13		Property	Upland Commerce Center
4.14		Property	Diamond Bar
4.15		Property	Atlantic Plaza
4.16		Property	Ming Office Park
4.17		Property	10th Street Commerce Center
4.18		Property	Cityview Plaza
4.19		Property	Garden Grove Town Center
4.20		Property	30th Street Commerce Center
4.21		Property	Mt. Vernon Commerce Center
4.22		Property	Anaheim Stadium Industrial
4.23		Property	25th Street Commerce Center
4.24		Property	Fresno Airport
5		Loan	Throggs Neck Shopping Center	4.7%	$477,000	$359,386	$93,951	$11,022	Springing	$0	$0	$0	$0	$82,749	Free Rent Reserve
6		Loan	Quarry Place at Tuckahoe	4.3%	NAP	$235,702	$56,454	$15,539	Springing	$0	$0	$0	$35,625	$0	NAP
7		Loan	Soho House Chicago	4.2%	NAP	$74,028	Springing	$106,410	Springing	$0	$0	$0	$0	$0	NAP
8		Loan	Melbourne Hotel Portfolio	3.6%	NAP	$52,759	$26,379	$0	$116,663	$1,256,239	$0	$0	$0	$0	NAP
8.01		Property	Hilton Melbourne Beach Oceanfront
8.02		Property	Doubletree Suites Melbourne Beach
9		Loan	Moffett Towers II - Building 2	3.1%	NAP	$0	$111,859	$0	Springing	$0	$1,000,000	Springing	$0	$2,986,310	Parking Abatement Reserve ($2,700,000); Amenities Rent Reserve ($286,310)
10		Loan	Green Oak Village Place	3.1%	$1,259,584	$60,954	$60,954	$0	Springing	$0	$0	$0	$0	$27,481	Free Rent Reserve
11		Loan	Northrop Grumman Portfolio	2.9%	NAP	$88,724	$44,362	$10,213	$5,107	$0	$0	$0	$0	$0	NAP
11.01		Property	Chester
11.02		Property	Lebanon
12		Loan	Lehigh Valley Mall	2.9%	$2,994,258	$0	Springing	$0	Springing	$0	$0	$0	$0	$651,533	Outstanding TI/LC Reserve ($443,000); Tenant Rent Holdback Reserve ($208,533)
13		Loan	6-8 West 28th Street	2.7%	$119,700	$42,000	$13,981	$27,300	$2,244	$26,875	$0	$0	$0	$407,192	Free Rent Reserve ($236,567), Elevator Work Reserve ($170,625)
14		Loan	Penn Center West	2.3%	NAP	$163,440	$23,349	$5,326	$2,663	$188,878	$0	$0	$0	$0	NAP
14.01		Property	Penn Center West 1
14.02		Property	Penn Center West 6
14.03		Property	Penn Center West 8
15		Loan	Yorkshire & Lexington Towers	2.1%	NAP	$2,724,408	$681,102	$89,787	$29,929	$0	$2,000,000	$0	$0	$3,500,000	Renovation/Tenant Buyout Reserve
15.01		Property	Yorkshire Tower
15.02		Property	Lexington Tower
16	(25)	Loan	One Market Center	1.9%	NAP	$227,862	$37,977	$14,443	Springing	$39,610	$0	$0	$0	$0	NAP
17		Loan	Shoppes at Southern Palms	1.9%	NAP	$140,250	$23,375	$0	Springing	$0	$0	$0	$0	$10,346	Dollar Tree Reconciliation Reserve
18		Loan	Signet Jewelers Expansion	1.8%	NAP	$109,000	Springing	$1,249	Springing	$0	$0	$0	$0	$0	NAP
19	(24)	Loan	600 Vine	1.8%	$3,000,000	$456,181	$152,060	$23,308	$5,827	$1,802,722	$0	$0	$0	$361,937	Initial TI/LC Reserve ($324,855); Free Rent Reserve ($37,082)
20		Loan	1313-1317 14th Street	1.7%	NAP	$0	$13,877	$8,122	Springing	$0	$0	$0	$0	$904,887	Tenant Improvements ($457,111); Free Rent Reserve ($280,649); Leasing Commissions ($132,127); Landlord Work ($35,000)
21		Loan	Ohio Limited Service Hotel Portfolio	1.7%	NAP	$46,008	$23,004	$0	Springing	$0	$0	$0	$0	$3,000,000	PIP Reserve
21.01		Property	Courtyard by Marriott Dayton Beavercreek
21.02		Property	Residence Inn by Marriott Dayton Beavercreek
22		Loan	Port Place Shoppes	1.5%	NAP	$92,683	$23,171	$2,636	$1,318	$4,000	$0	$0	$0	$0	NAP

A-1-19

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					MORTGAGE LOAN RESERVE INFORMATION(19)
Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	TI/LC Reserve Cap(21)	Upfront Tax Reserves (20)	Monthly Tax Reserves	Upfront Insurance Reserves (20)	Monthly Insurance Reserves	Upfront Deferred Maint. Reserve (20)	Upfront Debt Service Reserves(20)	Monthly Debt Service Reserves	Upfront Environmental Reserves(20)	Initial Other Reserves(20)	Initial Other Reserves Description
23		Loan	Hyatt House Broomfield Hotel	1.4%	NAP	$0	$34,625	$20,287	$3,283	$0	$0	$0	$0	$1,726,349	PIP Reserve
24	(24)	Loan	Shoppes at College Hills	1.4%	$694,000	$495,998	$82,666	$33,128	Springing	$71,125	$0	$0	$0	$0	NAP
25		Loan	Penn Hills Shopping Center	1.3%	$350,000	$281,326	$43,281	$26,205	$8,735	$107,929	$0	$0	$450,000	$150,000	USPS Reserve ($100,000); Environmental Policy Deductible Reserve ($50,000)
26		Loan	Candlewood Suites Secaucus Meadowlands	1.3%	NAP	$13,267	$13,267	$50,805	$4,619	$0	$0	$0	$0	$674,227	PIP Reserve
27		Loan	Timberline Place II	1.3%	NAP	$31,414	$7,854	$1,841	$1,841	$0	$0	$0	$0	$0	NAP
28		Loan	50-52 Fadem Road	1.2%	$300,000	$67,977	$22,659	$12,867	$4,289	$79,740	$0	$0	$0	$0	NAP
29		Loan	321 East 2nd Street	1.2%	NAP	$0	$11,620	$2,691	$1,345	$159,390	$0	$0	$0	$0	NAP
30		Loan	111 West Jackson	1.2%	$3,449,268	$1,501,023	$300,205	$184,552	$17,454	$0	$0	$0	$0	$2,307,274	Free Rent Reserve ($1,319,774.02); Initial TI/LC Reserve ($900,000); Termination Fee Reserve ($87,500)
31	(25)	Loan	The Yard	1.2%	$150,000	$33,259	$16,629	$26,566	$3,795	$0	$0	$0	$0	$170,500	Sauceda Deferred Rent Reserve ($101,500); Unfunded TI Allowances Reserve ($69,000)
32		Loan	Staybridge Suites Myrtle Beach	1.1%	NAP	$13,583	$13,583	$22,088	$3,681	$4,375	$0	$0	$0	$198,058	Seasonality Reserve ($156,200); Personal Property Tax Reserve ($36,650); Initial Blanket Insurance Reserve ($5,208)
33		Loan	GED Integrated Solutions	1.1%	NAP	$0	Springing	$0	Springing	$0	$0	$0	$0	$284,913	Construction Escrow
34		Loan	Best Western Castillo Del Sol	1.1%	NAP	$51,561	$10,312	$55,677	$5,568	$0	$0	$0	$0	$57,019	Seasonality Reserve
35		Loan	Garden Multifamily Portfolio	1.0%	NAP	$263,448	$75,271	$210,417	$21,042	$987,776	$0	$0	$78,375	$0	NAP
35.01		Property	Carleton
35.02		Property	River Glen
35.03		Property	Tabor Ridge
35.04		Property	Ridgewood
35.05		Property	Foxhaven
35.06		Property	Hayfield
35.07		Property	Laurel
35.08		Property	Wood Trail
35.09		Property	Camellia
35.10		Property	Ashgrove
35.11		Property	Slate Run
35.12		Property	Forsythia
35.13		Property	Beckford
35.14		Property	Meadowood
35.15		Property	Elmwood
36		Loan	Woodfield Corporate Center	1.0%	$200,000	$44,114	$11,029	$0	Springing	$172,125	$0	$0	$0	$181,487	Unfunded Obligations Reserve
37		Loan	Nice-Pak Warehouse	1.0%	NAP	$0	Springing	$0	Springing	$0	$0	$0	$0	$0	NAP
38		Loan	Windbury Apartments	0.9%	NAP	$0	Springing	$7,491	$7,491	$592,213	$0	$0	$10,000	$0	NAP
39		Loan	Starbucks Portfolio & 32330 N Harbor Drive	0.8%	NAP	$0	$7,899	$13,824	$4,608	$16,813	$0	$0	$18,750	$38,386	Supplemental Rent Reserve ($9,999.99); Outstanding TI Reserve ($28,386.00)
39.01		Property	Starbucks - 4th Street
39.02		Property	Dept of Fish & Wildlife
39.03		Property	Starbucks - Woodstock
39.04		Property	Starbucks - Memphis
39.05		Property	Starbucks - Central Avenue
40		Loan	Sirtaj Hotel Beverly Hills	0.8%	NAP	$0	$6,964	$3,913	$1,957	$17,656	$0	$0	$0	$0	NAP
41		Loan	La Quinta Dallas Grand Prairie	0.7%	NAP	$22,341	$11,170	$11,629	$2,326	$0	$0	$0	$0	$0	NAP
42		Loan	Lockheed Martin – Grand Prairie, Texas	0.7%	NAP	$0	Springing	$20,878	Springing	$74,250	$0	$0	$0	$225,000	Outstanding TI Reserve
43		Loan	1800-1836 West Lake Avenue	0.6%	$239,845	$35,523	$17,761	$4,557	$2,279	$67,500	$0	$0	$100,000	$0	NAP
44		Loan	SS1 Multifamily Portfolio	0.6%	NAP	$9,625	$4,812	$41,010	$4,892	$12,250	$0	$0	$0	$0	NAP
44.01		Property	South Gate
44.02		Property	West Wood
44.03		Property	Terrace Apartments
45		Loan	Hembree Center	0.6%	$50,000	$9,954	$3,318	$3,973	$568	$13,750	$0	$0	$0	$0	NAP
46		Loan	Story Hill Apartments	0.6%	NAP	$35,685	$8,921	$23,319	$2,591	$60,000	$0	$0	$0	$40,000	Upgrade Reserve
47		Loan	Stay Over Suites	0.6%	NAP	$27,852	$6,760	$6,269	$2,909	$0	$0	$0	$0	$75,000	Unit Repair Reserve
48		Loan	Best Western Plus Liberty Lake	0.5%	NAP	$13,288	$6,644	$6,214	$1,553	$32,563	$0	$0	$0	$41,869	Seasonality Reserve
49		Loan	Klee Plaza	0.5%	NAP	$13,148	$13,148	$2,716	$905	$3,438	$0	$0	$0	$0	NAP
50		Loan	Best Western Plus Diamond Valley Inn	0.5%	NAP	$0	$3,093	$0	$1,640	$250	$0	$0	$0	$17,407	Seasonality Reserve
51		Loan	SS2 Multifamily Portfolio	0.5%	NAP	$9,725	$4,863	$37,641	$4,843	$20,281	$0	$0	$0	$0	NAP
51.01		Property	East Coast
51.02		Property	Norwegian Woods
51.03		Property	Candlelight
52	(24)	Loan	Quality Inn O’Hare	0.5%	NAP	$116,599	$19,433	$63,881	$5,749	$60,145	$0	$0	$0	$157,005	Seasonal Reserve ($41,480.00); PIP Reserve ($93,024.52); Rebolledo Dispute Reserve ($22,5000.00)
53		Loan	Candlewood Suites Athens	0.5%	NAP	$39,655	$6,609	$0	Springing	$0	$0	$0	$0	$1,149,954	PIP Reserve
54		Loan	Candlewood Suites Fort Wayne	0.4%	NAP	$29,356	$5,871	$17,584	$1,758	$5,250	$0	$0	$0	$668,000	PIP Reserve
55		Loan	Circle Apartments	0.3%	NAP	$27,981	$2,332	$14,988	$1,665	$12,188	$0	$0	$0	$0	NAP
56		Loan	Burger King Philadelphia	0.1%	NAP	$6,455	Springing	$781	$781	$5,000	$0	$0	$0	$0	NAP

A-1-20

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

MORTGAGE LOAN RESERVE INFORMATION(19)
Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	Ongoing Other Reserves	Ongoing Other Reserves Description
1		Loan	GNL Portfolio	6.7%	$0	NAP
1.01		Property	Sandoz, Inc.
1.02		Property	Intervet Inc.
1.03		Property	GE Aviation Systems, LLC
1.04		Property	FedEx Ground Package System, Inc. (NY)
1.05		Property	Nissan North America Inc.
1.06		Property	Constellium Automotive USA, LLC
1.07		Property	C&J Energy Services, Inc. II
1.08		Property	Lippert Components Manufacturing, Inc.
1.09		Property	FedEx Ground Package System, Inc. (WV)
1.10		Property	C&J Energy Services, Inc. I
1.11		Property	U.S. General Services Administration
1.12		Property	PNC Bank N.A.
2		Loan	Hilton Clearwater Beach Resort & Spa	6.3%	Seasonality Reserve: (Springing); Ground Lease Reserve (Springing)	Seasonality Reserve: Commencing on the Payment Date occurring in April, 2018 and on each Payment Date which occurs during a Seasonality Trigger Period, all excess cash flows; Ground Lease Reserve: Each payment date that the amount on deposit in the Ground Lease Reserve Account is less than the Ground Rent Reserve Threshold, an amount equal to the difference between (i) the amount then on deposit in the Ground Lease Reserve Account and (ii) the Ground Rent Reserve Threshold
3	(24)	Loan	One State Street	5.2%	Air Rights Lease Reserve; Debt Service Coverage Cure Reserve (Springing); Material Tenant TI/LC Reserve (Springing); Rent Abatement Reserve (Springing)	Air Rights Lease Funds (1/12th of anticipated additional rent payable during the next 12 months in order to accumulate sufficient funds to pay all such additional rent prior to their due dates); Debt Service Coverage Cure Reserve (In the event Borrower delivers to Lender any cash Debt Service Coverage Cure Collateral in accordance with the terms of this Agreement, Lender shall deposit such Debt Service Coverage Cure Collateral); Material Tenant TI/LC Reserve (During a Material Tenant Trigger Event, all excess cash flows are required to be deposited); Rent Abatement Reserve (In the event any of FBE, Dos Toros or Atlantic Specialty exercises its right to terminate its Lease as a result of Borrower’s failure to complete all landlord work with respect to the initial lease-up of the applicable space initially demised under the applicable Lease)
4		Loan	The SoCal Portfolio	4.9%	Ground Lease Extension Reserve (Springing), Ground Lease Reserve ($109,872)	Ground Lease Enhancement Reserve: If the Anaheim Stadium Ground Lease and Cityview Ground Lease have not been extended on or before the 24th payment date, borrower will commence making monthly deposits of $55,000 until the reserve reaches $6,250,000, provided, however, in the event that only one of the Anaheim Stadium Ground Lease and Cityview Ground Lease have been extended pursuant to the immediately precedent sentence, then the Ground Lease Extension Reserve Cap shall be reduced by the Allocated Loan Amount for whichever of the Anaheim Stadium Ground Lease and Cityview Ground Lease were extended. Ground Lease Reserve: 1/12th of an amount to pay next 12 months of ground rent.
4.01		Property	Aliso Viejo Commerce Center
4.02		Property	Transpark Commerce
4.03		Property	Wimbledon
4.04		Property	Palmdale Place
4.05		Property	Sierra Gateway
4.06		Property	Fresno Industrial Center
4.07		Property	Upland Freeway
4.08		Property	Commerce Corporate Center
4.09		Property	Moreno Valley
4.10		Property	Airport One Office Park
4.11		Property	Colton Courtyard
4.12		Property	The Abbey Center
4.13		Property	Upland Commerce Center
4.14		Property	Diamond Bar
4.15		Property	Atlantic Plaza
4.16		Property	Ming Office Park
4.17		Property	10th Street Commerce Center
4.18		Property	Cityview Plaza
4.19		Property	Garden Grove Town Center
4.20		Property	30th Street Commerce Center
4.21		Property	Mt. Vernon Commerce Center
4.22		Property	Anaheim Stadium Industrial
4.23		Property	25th Street Commerce Center
4.24		Property	Fresno Airport
5		Loan	Throggs Neck Shopping Center	4.7%	Condominium Fee Reserve; Primary Tenant Reserve (Springing); Target Reserve (Springing)	Condominium Fee Reserve ($41,024.85); Primary Tenant Reserve (Springing upon the occurrence of a Primary Tenant Sweep Period); Target Reserve (Springing upon the occurrence of a Target Tenant Sweep Period)
6		Loan	Quarry Place at Tuckahoe	4.3%	$0	NAP
7		Loan	Soho House Chicago	4.2%	Primary Tenant Reserve (Springing); Ventilation Work Reserve (Springing)	Primary Tenant Reserve (Springing upon the occurrence of a Primary Tenant Sweep Period); Ventilation Work Reserve (Springing upon the occurrence of a Ventilation Work Trigger Event)
8		Loan	Melbourne Hotel Portfolio	3.6%	Springing	Franchise Expiration Reserve (During the continuance of a Cash Management Period caused solely by a Franchise Expiration Trigger Event, all excess cash flow is required to be deposited in the account)
8.01		Property	Hilton Melbourne Beach Oceanfront
8.02		Property	Doubletree Suites Melbourne Beach
9		Loan	Moffett Towers II - Building 2	3.1%	Springing	Lease Sweep Reserve: During a Lease Sweep Period, all excess cash will be swept into the Lease Sweep Reserve, with a minimum of $438,291, capped at the Lease Sweep Reserve Threshold. Parking Abatement Reserve: If Required Parking Spaces Satisfaction has not occurred on or prior to 9/15/18, borrower will deposit an additional $2,7000,000 into the reserve. Amenities Rent Reserve: If the Amenities Building Satisfaction has not occurred on or prior to 1/31/19, borrower will deposit an additional $286,310.
10		Loan	Green Oak Village Place	3.1%	Springing	DSG Reserve (During a DSG Lease Event, all excess cash flow is required to be deposited)
11		Loan	Northrop Grumman Portfolio	2.9%	$0	NAP
11.01		Property	Chester
11.02		Property	Lebanon
12		Loan	Lehigh Valley Mall	2.9%	$0	NAP
13		Loan	6-8 West 28th Street	2.7%	Springing	Primary Tenant Reserve: During the continuance of a Primary tenant Sweep Period all excess cash flow is required to be deposited in the account
14		Loan	Penn Center West	2.3%	Springing	Special Rollover Reserve: On each Payment Date occurring during the continuance of a Lease Sweep Period (provided no other Cash Management Period is then continuing), all Available Cash (or such portion of Available Cash that shall be allocated by Lender for deposit into the Special Rollover Reserve Subaccount) shall be paid to Lender
14.01		Property	Penn Center West 1
14.02		Property	Penn Center West 6
14.03		Property	Penn Center West 8
15		Loan	Yorkshire & Lexington Towers	2.1%	Springing	Renovation Reserve: If the amount of funds on deposit in the Renovation/Tenant Buyout Reserve Account is reduced to less than $500,000, then Borrower shall deposit with Lender such additional amount as necessary to cause the amount of funds on deposit in the Renovation/Tenant Buyout Reserve Account to equal no less than $1,000,000.
15.01		Property	Yorkshire Tower
15.02		Property	Lexington Tower
16	(25)	Loan	One Market Center	1.9%	$0	NAP
17		Loan	Shoppes at Southern Palms	1.9%	Springing	Special Rollover Reserve (On each Payment Date occurring during the continuance of a Lease Sweep Period (provided no Cash Management Period is then continuing (other than a Cash Management Period triggered solely as a result of a Lease Sweep Period)), all Available Cash (or such portion of Available Cash that shall be allocated by Lender for deposit into the Special Rollover Reserve Subaccount) shall be paid to Lender); Special Dick’s Reserve (Commencing on the payment date in May 2024 through and including the payment date in April 2027, an amount equal to $10,000)
18		Loan	Signet Jewelers Expansion	1.8%	Springing	Primary Tenant Reserve: During A Primary Tenant Sweep Period all excess cash flow is required to be deposited.
19	(24)	Loan	600 Vine	1.8%	Springing	Primary Tenant Reserve: During A Primary Tenant Sweep Period all excess cash flow is required to be deposited.
20		Loan	1313-1317 14th Street	1.7%	Springing	Tenant Cash Trap Reserve: During the continuance of a Tenant Cash Trap Period all excess cash flow is required to be deposited
21		Loan	Ohio Limited Service Hotel Portfolio	1.7%	$30,223	Ground Lease Cash Collateral Reserve ($15,111.42 on each monthly payment day for the amount due and payable by Borrower under the Ground Lease, provided the monthly deposits shall cease following the 12 payment of the Ground Lease Cash Collateral Reserve); Ground Lease Reserve ($15,111.42 on each monthly payment day that is estimated by Lender to be due and payable by Borrower under the Ground Lease for all rent and any and all other charges)
21.01		Property	Courtyard by Marriott Dayton Beavercreek
21.02		Property	Residence Inn by Marriott Dayton Beavercreek
22		Loan	Port Place Shoppes	1.5%	Springing	Lease Sweep Reserve: Monthly deposit of excess cash flow upon the occurrence and continuance of a cash sweep period that exists solely due to the continuance of a Specified Tenant Sweep Period.

A-1-21

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					MORTGAGE LOAN RESERVE INFORMATION(19)
Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	Ongoing Other Reserves	Ongoing Other Reserves Description
23		Loan	Hyatt House Broomfield Hotel	1.4%	Springing	Seasonality Reserve (commencing with the payment date occurring in May of each calendar year and expiring upon (but excluding) the payment date in October of each calendar year)
24	(24)	Loan	Shoppes at College Hills	1.4%	Springing	Lease Sweep Reserve: Monthly deposit of excess cash flow upon the occurrence and continuance of a cash sweep period that exists solely due to the continuance of a Specified Tenant Sweep Period. Working Capital Reserve: Monthly deposit of funds remaining in the cash management account upon the occurrence and continuance of a cash sweep period, until the balance on the reserve is above $100,000.
25		Loan	Penn Hills Shopping Center	1.3%	Springing	Special Rollover Reserve: On each Payment Date occurring during the continuance of a Lease Sweep Period (provided no Cash Management Period is then continuing (other than a Cash Management Period triggered solely as a result of a Lease Sweep Period)), all Available Cash (or such portion of Available Cash that shall be allocated by Lender for deposit into the Special Rollover Reserve Subaccount) shall be paid to Lender
26		Loan	Candlewood Suites Secaucus Meadowlands	1.3%	$0	NAP
27		Loan	Timberline Place II	1.3%	$0	NAP
28		Loan	50-52 Fadem Road	1.2%	Springing	Special Rollover Reserve: On each Payment Date occurring during the continuance of a Lease Sweep Period, all excess cash flow is required to be deposited
29		Loan	321 East 2nd Street	1.2%	Springing	Special Rollover Reserve: During a Lease Sweep Period, provided no Cash Management Period is continuing, all excess cash flow is required to be deposited.
30		Loan	111 West Jackson	1.2%	$0	NAP
31	(25)	Loan	The Yard	1.2%	$0	NAP
32		Loan	Staybridge Suites Myrtle Beach	1.1%	Springing	Seasonality Reserve: (i) An additional deposit on or before the Payment Date that occurs in May of each calendar year such that the balance maintained hereunder is no less than the annual shortfall, provided, if the shortfall is less than $40,000; (ii) make monthly deposits in the calendar months of May through October equal to 1/4th of the seasonality required balance or; (iii) Cash management trigger with notice delivered on or before May 1st.
33		Loan	GED Integrated Solutions	1.1%	Springing	Special Rollover Reserve: On each Payment Date occurring during the continuance of a Lease Sweep Period, all excess cash flow is required to be deposited
34		Loan	Best Western Castillo Del Sol	1.1%	Seasonality Reserve; Franchise Expiration Reserve (Springing)	Seasonality Reserve (Monthly: $14,255 on each payment date occurring in January through July and October each year); Franchise Expiration Reserve (During the continuance of a Cash Management Period caused solely by a Franchise Expiration Trigger Event, all excess cash flow is required to be deposited in the account)
35		Loan	Garden Multifamily Portfolio	1.0%	$0	NAP
35.01		Property	Carleton
35.02		Property	River Glen
35.03		Property	Tabor Ridge
35.04		Property	Ridgewood
35.05		Property	Foxhaven
35.06		Property	Hayfield
35.07		Property	Laurel
35.08		Property	Wood Trail
35.09		Property	Camellia
35.10		Property	Ashgrove
35.11		Property	Slate Run
35.12		Property	Forsythia
35.13		Property	Beckford
35.14		Property	Meadowood
35.15		Property	Elmwood
36		Loan	Woodfield Corporate Center	1.0%	Springing	Special Rollover Reserve: On each Payment Date occurring during the continuance of a Lease Sweep Period (provided no Cash Management Period is then continuing) all excess cash flow is required to be deposited
37		Loan	Nice-Pak Warehouse	1.0%	Springing	Lease Sweep Reserve: Monthly deposit of excess cash flow upon the occurrence and continuance of a cash sweep period that exists solely due to the continuance of a Specified Tenant Sweep Period.
38		Loan	Windbury Apartments	0.9%	$0	NAP
39		Loan	Starbucks Portfolio & 32330 N Harbor Drive	0.8%	Springing	Primary Tenant Reserve: During A Primary Tenant Sweep Period all excess cash flow is required to be deposited
39.01		Property	Starbucks - 4th Street
39.02		Property	Dept of Fish & Wildlife
39.03		Property	Starbucks - Woodstock
39.04		Property	Starbucks - Memphis
39.05		Property	Starbucks - Central Avenue
40		Loan	Sirtaj Hotel Beverly Hills	0.8%	$0	NAP
41		Loan	La Quinta Dallas Grand Prairie	0.7%	Springing	Franchise Expiration Reserve (During the continuance of a Cash Management Period caused solely by a Franchise Expiration Trigger Event, all excess cash flow is required to be deposited in the account)
42		Loan	Lockheed Martin – Grand Prairie, Texas	0.7%	$0	NAP
43		Loan	1800-1836 West Lake Avenue	0.6%	Springing	Primary Tenant Reserve (During the continuance of a Primary tenant Sweep Period all excess cash flow is required to be deposited in the account)
44		Loan	SS1 Multifamily Portfolio	0.6%	$0	NAP
44.01		Property	South Gate
44.02		Property	West Wood
44.03		Property	Terrace Apartments
45		Loan	Hembree Center	0.6%	$0	NAP
46		Loan	Story Hill Apartments	0.6%	$4,583	Upgrade Reserve
47		Loan	Stay Over Suites	0.6%	Springing	Seasonality Reserve: On each Payment Date occurring in April, July, August and September, Borrower shall pay the Monthly Seasonality Reserve
48		Loan	Best Western Plus Liberty Lake	0.5%	Seasonality Reserve; Franchise Expiration Reserve (Springing)	Seasonality Reserve (Monthly: $10,000 on each payment date occurring in April, May, June, July each year; Monthly: $20,000 on each payment date occurring in August; Monthly: $23,000 on each payment date occurring in September); Franchise Expiration Reserve (During the continuance of a Cash Management Period caused solely by a Franchise Expiration Trigger Event, all excess cash flow is required to be deposited in the account)
49		Loan	Klee Plaza	0.5%	$6,250	Condominium Assessment Reserve
50		Loan	Best Western Plus Diamond Valley Inn	0.5%	Seasonality Reserve; Franchise Expiration Reserve (Springing)	Seasonality Reserve (Monthly: $4,390.60 on each payment date occurring in April through August); Franchise Expiration Reserve (During the continuance of a Cash Management Period caused solely by a Franchise Expiration Trigger Event, all excess cash flow is required to be deposited in the account)
51		Loan	SS2 Multifamily Portfolio	0.5%	$0	NAP
51.01		Property	East Coast
51.02		Property	Norwegian Woods
51.03		Property	Candlelight
52	(24)	Loan	Quality Inn O’Hare	0.5%	Seasonality Reserve; Franchise Termination Reserve (Springing)	Seasonality Reserve (Monthly: $8,296.00 on each payment date occurring during period between May and September, inclusive); Franchise Termination Reserve (During the continuance of a Cash Management Period caused solely by a Franchise Termination Trigger Event, all excess cash flow is required to be deposited in the account)
53		Loan	Candlewood Suites Athens	0.5%	Springing	PIP Reserve
54		Loan	Candlewood Suites Fort Wayne	0.4%	$0	NAP
55		Loan	Circle Apartments	0.3%	$0	NAP
56		Loan	Burger King Philadelphia	0.1%	Springing	Primary Tenant Reserve: During A Primary Tenant Sweep Period all excess cash flow is required to be deposited.

A-1-22

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					MORTGAGE LOAN RESERVE INFORMATION(19)						THIRD PARTY REPORTS
Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	Other Reserves Cap(21)	Holdback(22)	Holdback Amount(22)	Holdback Description(22)	Letter of Credit	Letter of Credit Description	Appraisal Report Date	Environmental Phase I Report Date	Phase II Performed(23)	Engineering Report Date	Seismic Zone (Y/N)	Seismic Report Date	PML %
1		Loan	GNL Portfolio	6.7%	NAP	No	NAP	NAP	No	NAP	Various	Various	No	Various	NAP	NAP	NAP
1.01		Property	Sandoz, Inc.								8/31/2017	8/10/2017	No	8/11/2017	NAP	NAP	NAP
1.02		Property	Intervet Inc.								8/24/2017	8/11/2017	No	8/16/2017	NAP	NAP	NAP
1.03		Property	GE Aviation Systems, LLC								8/24/2017	8/10/2017	No	8/11/2017	NAP	NAP	NAP
1.04		Property	FedEx Ground Package System, Inc. (NY)								8/22/2017	8/10/2017	No	8/10/2017	NAP	NAP	NAP
1.05		Property	Nissan North America Inc.								9/6/2017	8/11/2017	No	8/11/2017	NAP	NAP	NAP
1.06		Property	Constellium Automotive USA, LLC								8/25/2017	8/10/2017	No	8/10/2017	NAP	NAP	NAP
1.07		Property	C&J Energy Services, Inc. II								9/18/2017	8/8/2017	No	8/8/2017	NAP	NAP	NAP
1.08		Property	Lippert Components Manufacturing, Inc.								8/31/2017	8/3/2017	No	8/11/2017	NAP	NAP	NAP
1.09		Property	FedEx Ground Package System, Inc. (WV)								9/6/2017	8/10/2017	No	8/9/2017	NAP	NAP	NAP
1.10		Property	C&J Energy Services, Inc. I								9/18/2017	9/27/2017	No	9/28/2017	NAP	NAP	NAP
1.11		Property	U.S. General Services Administration								8/23/2017	8/11/2017	No	8/10/2017	NAP	NAP	NAP
1.12		Property	PNC Bank N.A.								8/22/2017	8/10/2017	No	8/10/2017	NAP	NAP	NAP
2		Loan	Hilton Clearwater Beach Resort & Spa	6.3%	Seasonality Reserve: $1,375,000; Ground Lease Reserve: The current monthly amount to be paid by Borrower as Ground Rent to Ground Lessor pursuant to the Ground Lease	No	NAP	NAP	No	NAP	12/21/2017	1/2/2018	No	1/2/2018	NAP	NAP	NAP
3	(24)	Loan	One State Street	5.2%	NAP	No	NAP	NAP	No	NAP	10/1/2017	10/12/2017	No	10/13/2017	NAP	NAP	NAP
4		Loan	The SoCal Portfolio	4.9%	Ground Lease Enhancement Reserve ($6,250,000)	No	NAP	NAP	No	NAP	Various	Various	No	12/8/2017	Various	12/8/2017	Various
4.01		Property	Aliso Viejo Commerce Center								12/8/2017	12/15/2017	No	12/8/2017	4	12/8/2017	10.0%
4.02		Property	Transpark Commerce								11/30/2017	12/7/2017	No	12/8/2017	4	12/8/2017	15.0%
4.03		Property	Wimbledon								11/29/2017	12/8/2017	No	12/8/2017	4	12/8/2017	11.0%
4.04		Property	Palmdale Place								11/29/2017	12/11/2017	No	12/8/2017	4	12/8/2017	11.0%
4.05		Property	Sierra Gateway								11/29/2017	12/8/2017	No	12/8/2017	4	12/8/2017	19.0%
4.06		Property	Fresno Industrial Center								12/5/2017	12/8/2017	No	12/8/2017	3	12/8/2017	9.0%
4.07		Property	Upland Freeway								12/8/2017	12/8/2017	No	12/8/2017	4	12/8/2017	13.0%
4.08		Property	Commerce Corporate Center								12/6/2017	12/8/2017	No	12/8/2017	4	12/8/2017	16.0%
4.09		Property	Moreno Valley								11/30/2017	12/15/2017	No	12/8/2017	4	12/8/2017	16.0%
4.10		Property	Airport One Office Park								12/7/2017	12/11/2017	No	12/8/2017	4	12/8/2017	11.0%
4.11		Property	Colton Courtyard								11/30/2017	12/15/2017	No	12/8/2017	4	12/8/2017	18.0%
4.12		Property	The Abbey Center								12/1/2017	12/8/2017	No	12/8/2017	4	12/8/2017	13.0%
4.13		Property	Upland Commerce Center								12/8/2017	12/8/2017	No	12/8/2017	4	12/8/2017	15.0%
4.14		Property	Diamond Bar								11/25/2017	12/14/2017	No	12/8/2017	4	12/8/2017	12.0%
4.15		Property	Atlantic Plaza								11/23/2017	12/8/2017	No	12/8/2017	4	12/8/2017	19.0%
4.16		Property	Ming Office Park								12/5/2017	12/8/2017	No	12/8/2017	4	12/8/2017	11.0%
4.17		Property	10th Street Commerce Center								11/29/2017	12/15/2017	No	12/8/2017	4	12/8/2017	10.0%
4.18		Property	Cityview Plaza								12/6/2017	12/6/2017	No	12/8/2017	4	12/8/2017	11.0%
4.19		Property	Garden Grove Town Center								12/8/2017	12/6/2017	No	12/8/2017	4	12/8/2017	14.0%
4.20		Property	30th Street Commerce Center								11/30/2017	12/15/2017	No	12/8/2017	4	12/8/2017	15.0%
4.21		Property	Mt. Vernon Commerce Center								12/9/2017	12/8/2017	No	12/8/2017	4	12/8/2017	16.0%
4.22		Property	Anaheim Stadium Industrial								12/4/2017	12/6/2017	No	12/8/2017	4	12/8/2017	15.0%
4.23		Property	25th Street Commerce Center								11/30/2017	12/6/2017	No	12/8/2017	4	12/8/2017	15.0%
4.24		Property	Fresno Airport								12/5/2017	12/8/2017	No	12/8/2017	3	12/8/2017	3.0%
5		Loan	Throggs Neck Shopping Center	4.7%	Primary Tenant Reserve (with respect to a Primary Tenant Sweep Period caused by (i) Party City, an amount equal to $374,500.00, (ii) Sleepy’s, an amount equal to $105,000.00, (iii) T-Mobile, an amount equal to $69,440.00, and/or (iv) TJMaxx, an amount equal to $1,420,850.00); Target Reserve ($6,000,000)	No	NAP	NAP	No	NAP	9/16/2017	9/8/2017	No	9/8/2017	NAP	NAP	NAP
6		Loan	Quarry Place at Tuckahoe	4.3%	NAP	No	NAP	NAP	No	NAP	1/1/2018	7/17/2017	No	7/7/2017	NAP	NAP	NAP
7		Loan	Soho House Chicago	4.2%	NAP	No	NAP	NAP	No	NAP	12/20/2017	1/3/2018	No	1/3/2018	NAP	NAP	NAP
8		Loan	Melbourne Hotel Portfolio	3.6%	NAP	No	NAP	NAP	No	NAP	8/2/2017	8/17/2017	No	8/29/2017	NAP	NAP	NAP
8.01		Property	Hilton Melbourne Beach Oceanfront								8/2/2017	8/17/2017	No	8/29/2017	NAP	NAP	NAP
8.02		Property	Doubletree Suites Melbourne Beach								8/2/2017	8/17/2017	No	8/29/2017	NAP	NAP	NAP
9		Loan	Moffett Towers II - Building 2	3.1%	Lease Sweep Reserve: (i) $10,518,990 or (ii) $30.00 PSF of any dark or terminated space	No	NAP	NAP	No	NAP	10/18/2017	10/19/2017	No	10/20/2017	4	10/18/2017	3.0%
10		Loan	Green Oak Village Place	3.1%	NAP	No	NAP	NAP	No	NAP	12/12/2017	12/20/2017	No	12/18/2017	NAP	NAP	NAP
11		Loan	Northrop Grumman Portfolio	2.9%	NAP	No	NAP	NAP	No	NAP	Various	9/19/2017	No	9/15/2017	NAP	NAP	NAP
11.01		Property	Chester								9/14/2017	9/19/2017	No	9/15/2017	NAP	NAP	NAP
11.02		Property	Lebanon								9/20/2017	9/19/2017	No	9/15/2017	NAP	NAP	NAP
12		Loan	Lehigh Valley Mall	2.9%	NAP	No	NAP	NAP	No	NAP	9/4/2017	9/13/2017	No	9/12/2017	NAP	NAP	NAP
13		Loan	6-8 West 28th Street	2.7%	NAP	No	NAP	NAP	No	NAP	2/28/2018	6/23/2017	No	6/23/2017	NAP	NAP	NAP
14		Loan	Penn Center West	2.3%	NAP	No	NAP	NAP	No	NAP	1/11/2018	11/30/2017	No	12/1/2017	NAP	NAP	NAP
14.01		Property	Penn Center West 1								1/11/2018	11/30/2017	No	12/1/2017	NAP	NAP	NAP
14.02		Property	Penn Center West 6								1/11/2018	11/30/2017	No	12/1/2017	NAP	NAP	NAP
14.03		Property	Penn Center West 8								1/11/2018	11/30/2017	No	12/1/2017	NAP	NAP	NAP
15		Loan	Yorkshire & Lexington Towers	2.1%	NAP	Yes	$4,102,064	Holdback Reserve	No	NAP	8/15/2017	8/21/2017	No	8/21/2017	NAP	NAP	NAP
15.01		Property	Yorkshire Tower								8/15/2017	8/21/2017	No	8/21/2017	NAP	NAP	NAP
15.02		Property	Lexington Tower								8/15/2017	8/21/2017	No	8/21/2017	NAP	NAP	NAP
16	(25)	Loan	One Market Center	1.9%	NAP	No	NAP	NAP	No	NAP	11/29/2017	11/29/2017	No	11/30/2017	NAP	NAP	NAP
17		Loan	Shoppes at Southern Palms	1.9%	NAP	No	NAP	NAP	No	NAP	1/23/2018	1/24/2018	No	1/25/2018	NAP	NAP	NAP
18		Loan	Signet Jewelers Expansion	1.8%	NAP	No	NAP	NAP	No	NAP	11/1/2017	10/18/2017	No	10/20/2017	NAP	NAP	NAP
19	(24)	Loan	600 Vine	1.8%	NAP	No	NAP	NAP	No	NAP	8/1/2017	7/31/2017	No	7/31/2017	NAP	NAP	NAP
20		Loan	1313-1317 14th Street	1.7%	NAP	No	NAP	NAP	No	NAP	7/11/2017	7/11/2017	No	7/10/2017	NAP	NAP	NAP
21		Loan	Ohio Limited Service Hotel Portfolio	1.7%	$181,337	No	NAP	NAP	No	NAP	1/1/2018	Various	No	Various	NAP	NAP	NAP
21.01		Property	Courtyard by Marriott Dayton Beavercreek								1/1/2018	10/10/2017	No	10/10/2017	NAP	NAP	NAP
21.02		Property	Residence Inn by Marriott Dayton Beavercreek								1/1/2018	10/16/2017	No	10/17/2017	NAP	NAP	NAP
22		Loan	Port Place Shoppes	1.5%	NAP	No	NAP	NAP	No	NAP	12/20/2017	12/12/2017	No	12/22/2017	4	12/27/2017	9.0%

A-1-23

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					MORTGAGE LOAN RESERVE INFORMATION(19)						THIRD PARTY REPORTS
Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	Other Reserves Cap(21)	Holdback(22)	Holdback Amount(22)	Holdback Description(22)	Letter of Credit	Letter of Credit Description	Appraisal Report Date	Environmental Phase I Report Date	Phase II Performed(23)	Engineering Report Date	Seismic Zone (Y/N)	Seismic Report Date	PML %
23		Loan	Hyatt House Broomfield Hotel	1.4%	Amount equal to $150,000 until the Payment Date in March 2019 and an amount equal to $240,000 thereafter.	No	NAP	NAP	No	NAP	1/1/2018	12/20/2017	No	12/20/2017	NAP	NAP	NAP
24	(24)	Loan	Shoppes at College Hills	1.4%	$0	No	NAP	NAP	No	NAP	2/7/2018	11/21/2016	No	11/21/2016	NAP	NAP	NAP
25		Loan	Penn Hills Shopping Center	1.3%	NAP	No	NAP	NAP	No	NAP	11/16/2017	11/16/2017	No	11/15/2017	NAP	NAP	NAP
26		Loan	Candlewood Suites Secaucus Meadowlands	1.3%	NAP	No	NAP	NAP	No	NAP	9/13/2017	11/20/2017	No	11/27/2017	NAP	NAP	NAP
27		Loan	Timberline Place II	1.3%	NAP	No	NAP	NAP	No	NAP	1/24/2018	1/29/2018	No	2/27/2018	NAP	NAP	NAP
28		Loan	50-52 Fadem Road	1.2%	NAP	No	NAP	NAP	No	NAP	1/18/2018	2/19/2018	No	12/29/2017	NAP	NAP	NAP
29		Loan	321 East 2nd Street	1.2%	NAP	No	NAP	NAP	No	NAP	1/3/2018	1/10/2018	No	11/14/2017	4	1/10/2018	19.0%
30		Loan	111 West Jackson	1.2%	NAP	No	NAP	NAP	No	NAP	9/26/2017	10/10/2017	No	10/11/2017	NAP	NAP	NAP
31	(25)	Loan	The Yard	1.2%	NAP	No	NAP	NAP	No	NAP	12/7/2017	12/31/2017	No	12/20/2017	NAP	NAP	NAP
32		Loan	Staybridge Suites Myrtle Beach	1.1%	NAP	No	NAP	NAP	No	NAP	10/26/2017	11/2/2017	No	11/2/2017	NAP	NAP	NAP
33		Loan	GED Integrated Solutions	1.1%	NAP	No	NAP	NAP	No	NAP	12/22//2017	1/10/2018	No	1/10/2018	NAP	NAP	NAP
34		Loan	Best Western Castillo Del Sol	1.1%	NAP	No	NAP	NAP	No	NAP	1/24/2018	1/12/2018	No	1/12/2018	NAP	NAP	NAP
35		Loan	Garden Multifamily Portfolio	1.0%	NAP	No	NAP	NAP	No	NAP	Various	Various	No	Various	NAP	NAP	NAP
35.01		Property	Carleton								2/9/2017	2/23/2017	No	2/23/2017	NAP	NAP	NAP
35.02		Property	River Glen								2/3/2017	2/23/2017	No	2/22/2017	NAP	NAP	NAP
35.03		Property	Tabor Ridge								2/8/2017	2/23/2017	No	2/23/2017	NAP	NAP	NAP
35.04		Property	Ridgewood								2/9/2017	2/15/2017	No	2/22/2017	NAP	NAP	NAP
35.05		Property	Foxhaven								2/8/2017	2/23/2017	No	2/22/2017	NAP	NAP	NAP
35.06		Property	Hayfield								2/7/2017	2/23/2017	No	5/4/2017	NAP	NAP	NAP
35.07		Property	Laurel								2/9/2017	2/15/2017	No	2/22/2017	NAP	NAP	NAP
35.08		Property	Wood Trail								2/9/2017	2/23/2017	No	2/22/2017	NAP	NAP	NAP
35.09		Property	Camellia								2/3/2017	2/23/2017	No	5/10/2017	NAP	NAP	NAP
35.10		Property	Ashgrove								2/7/2017	2/23/2017	No	2/16/2017	NAP	NAP	NAP
35.11		Property	Slate Run								2/8/2017	2/23/2017	No	2/23/2017	NAP	NAP	NAP
35.12		Property	Forsythia								2/3/2017	2/23/2017	No	2/21/2017	NAP	NAP	NAP
35.13		Property	Beckford								2/8/2017	2/23/2017	No	2/16/2017	NAP	NAP	NAP
35.14		Property	Meadowood								2/9/2017	2/14/2017	No	2/22/2017	NAP	NAP	NAP
35.15		Property	Elmwood								2/9/2017	2/23/2017	No	2/16/2017	NAP	NAP	NAP
36		Loan	Woodfield Corporate Center	1.0%	NAP	No	NAP	NAP	No	NAP	9/1/2017	9/8/2017	No	8/14/2017	NAP	NAP	NAP
37		Loan	Nice-Pak Warehouse	1.0%	NAP	No	NAP	NAP	No	NAP	2/6/2018	2/12/2018	No	2/12/2018	3	3/1/2018	12.0%
38		Loan	Windbury Apartments	0.9%	NAP	No	NAP	NAP	No	NAP	1/4/2018	1/10/2018	No	1/10/2018	NAP	NAP	NAP
39		Loan	Starbucks Portfolio & 32330 N Harbor Drive	0.8%	NAP	No	NAP	NAP	No	NAP	Various	8/24/2017	No	8/24/2017	Various	Various	Various
39.01		Property	Starbucks - 4th Street								8/23/2017	8/24/2017	No	8/24/2017	NAP	NAP	NAP
39.02		Property	Dept of Fish & Wildlife								8/23/2017	8/24/2017	No	8/24/2017	4	8/24/2017	9.0%
39.03		Property	Starbucks - Woodstock								8/16/2017	8/24/2017	No	8/24/2017	NAP	NAP	NAP
39.04		Property	Starbucks - Memphis								8/22/2017	8/24/2017	No	8/24/2017	NAP	NAP	NAP
39.05		Property	Starbucks - Central Avenue								8/23/2017	8/24/2017	No	8/24/2017	NAP	NAP	NAP
40		Loan	Sirtaj Hotel Beverly Hills	0.8%	NAP	No	NAP	NAP	No	NAP	10/17/2017	10/12/2017	No	10/12/2017	4	10/13/2017	15.0%
41		Loan	La Quinta Dallas Grand Prairie	0.7%	NAP	No	NAP	NAP	No	NAP	10/20/2017	10/20/2017	No	10/20/2017	NAP	NAP	NAP
42		Loan	Lockheed Martin – Grand Prairie, Texas	0.7%	NAP	No	NAP	NAP	No	NAP	1/5/2018	1/12/2018	No	1/15/2018	NAP	NAP	NAP
43		Loan	1800-1836 West Lake Avenue	0.6%	$650,000	No	NAP	NAP	No	NAP	9/29/2017	10/10/2017	No	10/6/2017	NAP	NAP	NAP
44		Loan	SS1 Multifamily Portfolio	0.6%	NAP	No	NAP	NAP	No	NAP	11/16/2017	12/29/2017	No	Various	NAP	NAP	NAP
44.01		Property	South Gate								11/16/2017	12/29/2017	No	12/27/2017	NAP	NAP	NAP
44.02		Property	West Wood								11/16/2017	12/29/2017	No	12/29/2017	NAP	NAP	NAP
44.03		Property	Terrace Apartments								11/16/2017	12/29/2017	No	12/29/2017	NAP	NAP	NAP
45		Loan	Hembree Center	0.6%	NAP	No	NAP	NAP	No	NAP	12/22/2017	12/27/2017	No	12/27/2017	NAP	NAP	NAP
46		Loan	Story Hill Apartments	0.6%	NAP	No	NAP	NAP	NAP	NAP	12/11/2017	12/15/2017	No	12/14/2017	NAP	NAP	NAP
47		Loan	Stay Over Suites	0.6%	NAP	No	NAP	NAP	No	NAP	1/1/2018	12/19/2017	No	12/19/2017	NAP	NAP	NAP
48		Loan	Best Western Plus Liberty Lake	0.5%	NAP	No	NAP	NAP	No	NAP	10/4/2017	9/28/2017	No	9/28/2017	NAP	NAP	NAP
49		Loan	Klee Plaza	0.5%	NAP	No	NAP	NAP	No	NAP	1/9/2018	1/12/2018	No	1/11/2018	NAP	NAP	NAP
50		Loan	Best Western Plus Diamond Valley Inn	0.5%	NAP	No	NAP	NAP	No	NAP	9/19/2017	9/29/2017	No	9/28/2017	4	9/28/2017	10.0%
51		Loan	SS2 Multifamily Portfolio	0.5%	NAP	No	NAP	NAP	No	NAP	11/16/2017	12/29/2017	No	12/29/2017	NAP	NAP	NAP
51.01		Property	East Coast								11/16/2017	12/29/2017	No	12/29/2017	NAP	NAP	NAP
51.02		Property	Norwegian Woods								11/16/2017	12/29/2017	No	12/29/2017	NAP	NAP	NAP
51.03		Property	Candlelight								11/16/2017	12/29/2017	No	12/29/2017	NAP	NAP	NAP
52	(24)	Loan	Quality Inn O’Hare	0.5%	NAP	No	NAP	NAP	No	NAP	1/19/2018	1/19/2018	No	1/16/2018	NAP	NAP	NAP
53		Loan	Candlewood Suites Athens	0.5%	NAP	No	NAP	NAP	No	NAP	1/22/2018	10/20/2017	No	10/18/2017	NAP	NAP	NAP
54		Loan	Candlewood Suites Fort Wayne	0.4%	NAP	No	NAP	NAP	No	NAP	12/1/2017	10/11/2017	No	10/11/2017	NAP	NAP	NAP
55		Loan	Circle Apartments	0.3%	NAP	No	NAP	NAP	No	NAP	9/19/2017	10/19/2017	No	10/19/2017	NAP	NAP	NAP
56		Loan	Burger King Philadelphia	0.1%	NAP	No	NAP	NAP	No	NAP	8/28/2017	9/13/2017	No	9/13/2017	NAP	NAP	NAP

A-1-24

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					ADDITIONAL PERMITTED DEBT		TOTAL MORTGAGE DEBT INFORMATION					TOTAL DEBT INFORMATION
Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	Additional Future Debt Permitted	Additional Future Debt Permitted Description	Cut-off Date Pari Passu Mortgage Debt Balance	Cut-off Date Subord. Mortgage Debt Balance	Total Mortgage Debt Cut-off Date LTV Ratio	Total Mortgage Debt UW NCF DSCR	Total Mortgage Debt UW NOI Debt Yield	Cut-off Date Mezzanine Debt Balance	Total Debt Cut-off Date LTV Ratio	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield
1		Loan	GNL Portfolio	6.7%	No	NAP	$187,000,000		57.9%	2.22x	10.8%		57.9%	2.22x	10.8%
1.01		Property	Sandoz, Inc.						57.9%	2.22x	10.8%		57.9%	2.22x	10.8%
1.02		Property	Intervet Inc.						57.9%	2.22x	10.8%		57.9%	2.22x	10.8%
1.03		Property	GE Aviation Systems, LLC						57.9%	2.22x	10.8%		57.9%	2.22x	10.8%
1.04		Property	FedEx Ground Package System, Inc. (NY)						57.9%	2.22x	10.8%		57.9%	2.22x	10.8%
1.05		Property	Nissan North America Inc.						57.9%	2.22x	10.8%		57.9%	2.22x	10.8%
1.06		Property	Constellium Automotive USA, LLC						57.9%	2.22x	10.8%		57.9%	2.22x	10.8%
1.07		Property	C&J Energy Services, Inc. II						57.9%	2.22x	10.8%		57.9%	2.22x	10.8%
1.08		Property	Lippert Components Manufacturing, Inc.						57.9%	2.22x	10.8%		57.9%	2.22x	10.8%
1.09		Property	FedEx Ground Package System, Inc. (WV)						57.9%	2.22x	10.8%		57.9%	2.22x	10.8%
1.10		Property	C&J Energy Services, Inc. I						57.9%	2.22x	10.8%		57.9%	2.22x	10.8%
1.11		Property	U.S. General Services Administration						57.9%	2.22x	10.8%		57.9%	2.22x	10.8%
1.12		Property	PNC Bank N.A.						57.9%	2.22x	10.8%		57.9%	2.22x	10.8%
2		Loan	Hilton Clearwater Beach Resort & Spa	6.3%	No	NAP	$132,862,951		66.8%	1.64x	11.9%		66.8%	1.64x	11.9%
3	(24)	Loan	One State Street	5.2%	No	NAP	$122,000,000	$238,000,000	64.3%	1.51x	7.1%		64.3%	1.51x	7.1%
4		Loan	The SoCal Portfolio	4.9%	No	NAP	$229,300,000		59.4%	1.48x	10.2%		59.4%	1.48x	10.2%
4.01		Property	Aliso Viejo Commerce Center						59.4%	1.48x	10.2%		59.4%	1.48x	10.2%
4.02		Property	Transpark Commerce						59.4%	1.48x	10.2%		59.4%	1.48x	10.2%
4.03		Property	Wimbledon						59.4%	1.48x	10.2%		59.4%	1.48x	10.2%
4.04		Property	Palmdale Place						59.4%	1.48x	10.2%		59.4%	1.48x	10.2%
4.05		Property	Sierra Gateway						59.4%	1.48x	10.2%		59.4%	1.48x	10.2%
4.06		Property	Fresno Industrial Center						59.4%	1.48x	10.2%		59.4%	1.48x	10.2%
4.07		Property	Upland Freeway						59.4%	1.48x	10.2%		59.4%	1.48x	10.2%
4.08		Property	Commerce Corporate Center						59.4%	1.48x	10.2%		59.4%	1.48x	10.2%
4.09		Property	Moreno Valley						59.4%	1.48x	10.2%		59.4%	1.48x	10.2%
4.10		Property	Airport One Office Park						59.4%	1.48x	10.2%		59.4%	1.48x	10.2%
4.11		Property	Colton Courtyard						59.4%	1.48x	10.2%		59.4%	1.48x	10.2%
4.12		Property	The Abbey Center						59.4%	1.48x	10.2%		59.4%	1.48x	10.2%
4.13		Property	Upland Commerce Center						59.4%	1.48x	10.2%		59.4%	1.48x	10.2%
4.14		Property	Diamond Bar						59.4%	1.48x	10.2%		59.4%	1.48x	10.2%
4.15		Property	Atlantic Plaza						59.4%	1.48x	10.2%		59.4%	1.48x	10.2%
4.16		Property	Ming Office Park						59.4%	1.48x	10.2%		59.4%	1.48x	10.2%
4.17		Property	10th Street Commerce Center						59.4%	1.48x	10.2%		59.4%	1.48x	10.2%
4.18		Property	Cityview Plaza						59.4%	1.48x	10.2%		59.4%	1.48x	10.2%
4.19		Property	Garden Grove Town Center						59.4%	1.48x	10.2%		59.4%	1.48x	10.2%
4.20		Property	30th Street Commerce Center						59.4%	1.48x	10.2%		59.4%	1.48x	10.2%
4.21		Property	Mt. Vernon Commerce Center						59.4%	1.48x	10.2%		59.4%	1.48x	10.2%
4.22		Property	Anaheim Stadium Industrial						59.4%	1.48x	10.2%		59.4%	1.48x	10.2%
4.23		Property	25th Street Commerce Center						59.4%	1.48x	10.2%		59.4%	1.48x	10.2%
4.24		Property	Fresno Airport						59.4%	1.48x	10.2%		59.4%	1.48x	10.2%
5		Loan	Throggs Neck Shopping Center	4.7%	No	NAP	$68,500,000		62.3%	1.37x	7.4%		62.3%	1.37x	7.4%
6		Loan	Quarry Place at Tuckahoe	4.3%	No	NAP	NAP		62.6%	1.58x	7.0%		62.6%	1.58x	7.0%
7		Loan	Soho House Chicago	4.2%	No	NAP	$62,650,000		65.9%	1.64x	9.2%		65.9%	1.64x	9.2%
8		Loan	Melbourne Hotel Portfolio	3.6%	No	NAP	$57,000,000		67.9%	1.94x	14.3%		67.9%	1.94x	14.3%
8.01		Property	Hilton Melbourne Beach Oceanfront						67.9%	1.94x	14.3%		67.9%	1.94x	14.3%
8.02		Property	Doubletree Suites Melbourne Beach						67.9%	1.94x	14.3%		67.9%	1.94x	14.3%
9		Loan	Moffett Towers II - Building 2	3.1%	No	NAP	$165,000,000		76.9%	1.23x	7.3%	$105,000,000	76.9%	1.23x	7.3%
10		Loan	Green Oak Village Place	3.1%	No	NAP	NAP		63.1%	1.74x	12.1%		63.1%	1.74x	12.1%
11		Loan	Northrop Grumman Portfolio	2.9%	No	NAP	NAP		35.9%	3.74x	31.4%		35.9%	3.74x	31.4%
11.01		Property	Chester						35.9%	3.74x	31.4%		35.9%	3.74x	31.4%
11.02		Property	Lebanon						35.9%	3.74x	31.4%		35.9%	3.74x	31.4%
12		Loan	Lehigh Valley Mall	2.9%	Yes	Subject to Lender’s approval, Borrower shall be permitted to enter into a PACE Loan for an amount not to exceed $5,000,000	$198,586,553		44.6%	2.07x	12.6%		44.6%	2.07x	12.6%
13		Loan	6-8 West 28th Street	2.7%	No	NAP	NAP		64.2%	1.68x	7.7%		64.2%	1.68x	7.7%
14		Loan	Penn Center West	2.3%	No	NAP	NAP		74.6%	1.70x	12.0%		74.6%	1.70x	12.0%
14.01		Property	Penn Center West 1						74.6%	1.70x	12.0%		74.6%	1.70x	12.0%
14.02		Property	Penn Center West 6						74.6%	1.70x	12.0%		74.6%	1.70x	12.0%
14.03		Property	Penn Center West 8						74.6%	1.70x	12.0%		74.6%	1.70x	12.0%
15		Loan	Yorkshire & Lexington Towers	2.1%	No	NAP	$200,000,000	$200,000,000	61.8%	1.04x	4.4%	$150,000,000	61.8%	1.04x	4.4%
15.01		Property	Yorkshire Tower						61.8%	1.04x	4.4%		61.8%	1.04x	4.4%
15.02		Property	Lexington Tower						61.8%	1.04x	4.4%		61.8%	1.04x	4.4%
16	(25)	Loan	One Market Center	1.9%	No	NAP	NAP		41.1%	2.15x	13.9%		41.1%	2.15x	13.9%
17		Loan	Shoppes at Southern Palms	1.9%	No	NAP	NAP		54.1%	1.56x	10.0%		54.1%	1.56x	10.0%
18		Loan	Signet Jewelers Expansion	1.8%	No	NAP	NAP		64.6%	1.81x	8.7%		64.6%	1.81x	8.7%
19	(24)	Loan	600 Vine	1.8%	No	NAP	$52,792,229		82.7%	1.21x	9.4%	$5,899,132	82.7%	1.21x	9.4%
20		Loan	1313-1317 14th Street	1.7%	No	NAP	NAP		73.8%	1.75x	7.7%		73.8%	1.75x	7.7%
21		Loan	Ohio Limited Service Hotel Portfolio	1.7%	No	NAP	NAP		73.1%	1.81x	14.0%		73.1%	1.81x	14.0%
21.01		Property	Courtyard by Marriott Dayton Beavercreek						73.1%	1.81x	14.0%		73.1%	1.81x	14.0%
21.02		Property	Residence Inn by Marriott Dayton Beavercreek						73.1%	1.81x	14.0%		73.1%	1.81x	14.0%
22		Loan	Port Place Shoppes	1.5%	No	NAP	NAP		65.6%	1.50x	8.1%		65.6%	1.50x	8.1%

A-1-25

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					ADDITIONAL PERMITTED DEBT		TOTAL MORTGAGE DEBT INFORMATION					TOTAL DEBT INFORMATION
Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	Additional Future Debt Permitted	Additional Future Debt Permitted Description	Cut-off Date Pari Passu Mortgage Debt Balance	Cut-off Date Subord. Mortgage Debt Balance	Total Mortgage Debt Cut-off Date LTV Ratio	Total Mortgage Debt UW NCF DSCR	Total Mortgage Debt UW NOI Debt Yield	Cut-off Date Mezzanine Debt Balance	Total Debt Cut-off Date LTV Ratio	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield
23		Loan	Hyatt House Broomfield Hotel	1.4%	No	NAP	NAP		73.8%	1.54x	11.9%		73.8%	1.54x	11.9%
24	(24)	Loan	Shoppes at College Hills	1.4%	No	NAP	NAP		54.1%	1.99x	12.2%		54.1%	1.99x	12.2%
25		Loan	Penn Hills Shopping Center	1.3%	No	NAP	NAP		64.4%	1.60x	12.6%		64.4%	1.60x	12.6%
26		Loan	Candlewood Suites Secaucus Meadowlands	1.3%	No	NAP	NAP		67.7%	1.60x	11.6%		67.7%	1.60x	11.6%
27		Loan	Timberline Place II	1.3%	No	NAP	NAP		67.2%	1.92x	9.7%		67.2%	1.92x	9.7%
28		Loan	50-52 Fadem Road	1.2%	No	NAP	NAP		65.7%	1.27x	8.8%		65.7%	1.27x	8.8%
29		Loan	321 East 2nd Street	1.2%	No	NAP	NAP		62.5%	1.70x	8.9%		62.5%	1.70x	8.9%
30		Loan	111 West Jackson	1.2%	No	NAP	$41,000,000	$64,000,000	64.4%	1.67x	9.1%		64.4%	1.67x	9.1%
31	(25)	Loan	The Yard	1.2%	No	NAP	NAP		55.0%	2.39x	14.9%		55.0%	2.39x	14.9%
32		Loan	Staybridge Suites Myrtle Beach	1.1%	No	NAP	NAP		68.0%	1.48x	12.4%		68.0%	1.48x	12.4%
33		Loan	GED Integrated Solutions	1.1%	No	NAP	NAP		59.4%	1.34x	9.3%		59.4%	1.34x	9.3%
34		Loan	Best Western Castillo Del Sol	1.1%	No	NAP	NAP		66.3%	1.85x	14.2%		66.3%	1.85x	14.2%
35		Loan	Garden Multifamily Portfolio	1.0%	No	NAP	$56,829,945		70.9%	1.35x	9.4%		70.9%	1.35x	9.4%
35.01		Property	Carleton						70.9%	1.35x	9.4%		70.9%	1.35x	9.4%
35.02		Property	River Glen						70.9%	1.35x	9.4%		70.9%	1.35x	9.4%
35.03		Property	Tabor Ridge						70.9%	1.35x	9.4%		70.9%	1.35x	9.4%
35.04		Property	Ridgewood						70.9%	1.35x	9.4%		70.9%	1.35x	9.4%
35.05		Property	Foxhaven						70.9%	1.35x	9.4%		70.9%	1.35x	9.4%
35.06		Property	Hayfield						70.9%	1.35x	9.4%		70.9%	1.35x	9.4%
35.07		Property	Laurel						70.9%	1.35x	9.4%		70.9%	1.35x	9.4%
35.08		Property	Wood Trail						70.9%	1.35x	9.4%		70.9%	1.35x	9.4%
35.09		Property	Camellia						70.9%	1.35x	9.4%		70.9%	1.35x	9.4%
35.10		Property	Ashgrove						70.9%	1.35x	9.4%		70.9%	1.35x	9.4%
35.11		Property	Slate Run						70.9%	1.35x	9.4%		70.9%	1.35x	9.4%
35.12		Property	Forsythia						70.9%	1.35x	9.4%		70.9%	1.35x	9.4%
35.13		Property	Beckford						70.9%	1.35x	9.4%		70.9%	1.35x	9.4%
35.14		Property	Meadowood						70.9%	1.35x	9.4%		70.9%	1.35x	9.4%
35.15		Property	Elmwood						70.9%	1.35x	9.4%		70.9%	1.35x	9.4%
36		Loan	Woodfield Corporate Center	1.0%	No	NAP	NAP		73.9%	1.20x	9.1%		73.9%	1.20x	9.1%
37		Loan	Nice-Pak Warehouse	1.0%	No	NAP	NAP		49.7%	1.37x	10.6%		49.7%	1.37x	10.6%
38		Loan	Windbury Apartments	0.9%	No	NAP	NAP		73.2%	1.48x	10.3%		73.2%	1.48x	10.3%
39		Loan	Starbucks Portfolio & 32330 N Harbor Drive	0.8%	No	NAP	NAP		62.9%	1.25x	8.6%		62.9%	1.25x	8.6%
39.01		Property	Starbucks - 4th Street						62.9%	1.25x	8.6%		62.9%	1.25x	8.6%
39.02		Property	Dept of Fish & Wildlife						62.9%	1.25x	8.6%		62.9%	1.25x	8.6%
39.03		Property	Starbucks - Woodstock						62.9%	1.25x	8.6%		62.9%	1.25x	8.6%
39.04		Property	Starbucks - Memphis						62.9%	1.25x	8.6%		62.9%	1.25x	8.6%
39.05		Property	Starbucks - Central Avenue						62.9%	1.25x	8.6%		62.9%	1.25x	8.6%
40		Loan	Sirtaj Hotel Beverly Hills	0.8%	No	NAP	NAP		43.0%	2.14x	15.6%		43.0%	2.14x	15.6%
41		Loan	La Quinta Dallas Grand Prairie	0.7%	No	NAP	NAP		61.6%	1.61x	13.3%		61.6%	1.61x	13.3%
42		Loan	Lockheed Martin – Grand Prairie, Texas	0.7%	No	NAP	NAP		56.5%	2.33x	12.7%		56.5%	2.33x	12.7%
43		Loan	1800-1836 West Lake Avenue	0.6%	No	NAP	NAP		69.8%	1.59x	10.9%		69.8%	1.59x	10.9%
44		Loan	SS1 Multifamily Portfolio	0.6%	No	NAP	NAP		61.4%	1.43x	10.7%		61.4%	1.43x	10.7%
44.01		Property	South Gate						61.4%	1.43x	10.7%		61.4%	1.43x	10.7%
44.02		Property	West Wood						61.4%	1.43x	10.7%		61.4%	1.43x	10.7%
44.03		Property	Terrace Apartments						61.4%	1.43x	10.7%		61.4%	1.43x	10.7%
45		Loan	Hembree Center	0.6%	No	NAP	NAP		58.1%	2.53x	13.2%		58.1%	2.53x	13.2%
46		Loan	Story Hill Apartments	0.6%	No	NAP	NAP		72.1%	1.28x	9.2%		72.1%	1.28x	9.2%
47		Loan	Stay Over Suites	0.6%	No	NAP	NAP		65.5%	1.73x	14.8%		65.5%	1.73x	14.8%
48		Loan	Best Western Plus Liberty Lake	0.5%	No	NAP	NAP		57.1%	1.63x	13.8%		57.1%	1.63x	13.8%
49		Loan	Klee Plaza	0.5%	No	NAP	NAP		47.0%	2.28x	12.5%		47.0%	2.28x	12.5%
50		Loan	Best Western Plus Diamond Valley Inn	0.5%	No	NAP	NAP		60.1%	1.59x	13.3%		60.1%	1.59x	13.3%
51		Loan	SS2 Multifamily Portfolio	0.5%	No	NAP	NAP		55.2%	1.36x	10.4%		55.2%	1.36x	10.4%
51.01		Property	East Coast						55.2%	1.36x	10.4%		55.2%	1.36x	10.4%
51.02		Property	Norwegian Woods						55.2%	1.36x	10.4%		55.2%	1.36x	10.4%
51.03		Property	Candlelight						55.2%	1.36x	10.4%		55.2%	1.36x	10.4%
52	(24)	Loan	Quality Inn O’Hare	0.5%	No	NAP	NAP		58.2%	1.83x	12.8%		58.2%	1.83x	12.8%
53		Loan	Candlewood Suites Athens	0.5%	No	NAP	NAP		75.4%	1.72x	13.6%		75.4%	1.72x	13.6%
54		Loan	Candlewood Suites Fort Wayne	0.4%	No	NAP	NAP		61.4%	1.79x	15.3%		61.4%	1.79x	15.3%
55		Loan	Circle Apartments	0.3%	No	NAP	NAP		69.8%	1.41x	9.7%		69.8%	1.41x	9.7%
56		Loan	Burger King Philadelphia	0.1%	No	NAP	NAP		39.6%	2.16x	12.8%		39.6%	2.16x	12.8%

A-1-26

CSAIL 2018-CX11
FOOTNOTES TO ANNEX A-1

(1)	“Column” denotes Column Financial, Inc., “AREF” denotes Argentic Real Estate Finance LLC, “Barclays” denotes Barclays Bank PLC, “BSPRT” denotes BSPRT Finance, LLC and “Natixis” denotes Natixis Real Estate Capital LLC.

(2)	For mortgage loans secured by multiple mortgaged properties, each mortgage loan’s Original Balance, Cut-off Date Balance, Maturity/ARD Balance, and Cut-off Date Balance per SF/Units/Rooms/Pads are allocated to the respective mortgaged property based on the mortgage loan’s documentation, or if no such allocation is provided in the mortgage loan documentation, the mortgage loan seller’s determination of the appropriate allocation.

With respect to Loan No. 39, Starbucks Portfolio & 32330 N Harbor Drive, except for Dept of Fish & Wildlife, the allocated loan amount of any individual mortgaged property is based on each property’s specific Appraised Value. Dept of Fish & Wildlife has an allocated loan amount of $1,800,000 as set forth in the loan agreement.

(3)	Each of the Mortgage Loan No’s 1, 2, 3, 4, 5, 7, 8, 9, 12, 15, 19, 30 and 35 are part of larger split whole loans, which consist of the mortgage loan and one or more pari passu and/or subordinate components. Please see “Description of the Mortgage Pool—The Whole Loans” for additional information.

(4)	With regards to Loan No. 2, Hilton Clearwater Beach Resort & Spa, the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property. The mortgaged property is subject to a ground lease with an initial term of 99 years that extends through February 2079. Annual ground rent is the greater of (i) the sum of 3.0% of gross room sales and 1.0% of gross food and beverage sales and (ii) the minimum current annual ground rent of $701,912.

With regards to Loan No. 4, The SoCal Portfolio, the borrowers’ interest in one of the eight buildings of the Palmdale Place property is encumbered by a ground lease with an initial expiration date of March 31, 2052, with three, 10-year renewal options remaining. The current annual ground lease payment is $91,800 and will increase annually in accordance with the ground lease.

With regards to Loan No. 4, The SoCal Portfolio, the borrower has a leasehold interest in the Airport One Office Park property. The ground lease expires on January 12, 2040 and may be extended through January 12, 2050. The current ground lease payment is $186,200 and commencing in January 2021, January 2026, January 2031, January 2036 and January 2041, the annual rent will increase based on fair market rental rate (as defined in the ground lease).

With regards to Loan No. 4, The SoCal Portfolio, the borrower has a leasehold interest in the Cityview Plaza property (2.0% of the allocated loan amount). The ground lease expires on September 30, 2035. The current annual ground lease payment is $564,250 and will increase in accordance with CPI on October 2020 and every 5 years thereafter.

With regards to Loan No. 4, The SoCal Portfolio, the borrower has a leasehold interest in the Anaheim Stadium Industrial property (0.8% of the allocated loan amount). The ground lease expires on April 30, 2034. The current annual ground lease payment is $476,206 and will increase by 9.75% of the fair market land value commencing in April 2024.

With respect to Loan No. 12, Lehigh Valley Mall, the mortgage loan is secured by both the borrower affiliate’s fee interest and the borrower’s leasehold interest under a ground lease.

With regards to Loan No. 21, Ohio Limited Service Hotel Portfolio, the borrower has a leasehold interest in the Courtyard by Marriott Dayton Beavercreek property and the Residence Inn by Marriott Dayton Beavercreek property. Both ground leases expire on December 31, 2036 and may be extended through December 31, 2067. The current annual ground lease payment for the Courtyard by Marriott Dayton Beavercreek property is $93,821 and it will increase to $98,512 in January 2022, $103,438 in January 2027 and $108,610 in January 2032. The current annual ground lease payment for the Residence Inn by Marriott Dayton Beavercreek property is $87,516 and it will increase to $91,892 in January 2022, $96,487 in January 2027 and $101,311 in January 2032.

(5)	With regards to Loan No. 9, Moffett Towers II - Building 2, total SF includes 350,633 SF of office space in the Moffett Towers II - Building 2 Property and 11,930 SF of amenities space allocated to the Moffett Towers II - Building 2 property leased by the largest tenant, based on a specified 20.0% share in the common elements of the greater Moffett Towers II campus.

A-1-27

With regards to Loan No. 17, Shoppes at Southern Palms, the Mortgaged Property includes a 92,396 SF Kohl’s building operating under a ground lease pursuant to which the tenant owns the improvements and is responsible for all expenses, including real estate taxes.

(6)	With regards to Loan No. 9, Moffett Towers II - Building 2, the Largest Tenant, Amazon, representing 100.0% of net rentable SF, has abated rent through April 2018 for 350,633 SF of office space and abated rent through July 2018 for 11,930 SF of amenities space. An $8,332,337 reserve was taken at origination representing the outstanding rent abatement.

With regards to Loan No. 15, Yorkshire & Lexington Towers, the largest retail tenant at the Yorkshire Towers Mortgaged Property, Store No. 10970, CVS Albany LLC, is in the process of finishing the build-out of its space and is expected to open for business within the next 90 to 120 days. The landlord has no remaining tenant improvement obligations.

With regards to Loan No. 20, 1313-1317 14th Street, the 4th Largest Tenant, Saffron, has abated rent through May 2018. A free rent reserve in the amount of $165,649 was reserved at origination.

With regards to Loan No. 24, Shoppes at College Hills, the largest tenant, Hobby Lobby, has accepted possession of its tenant space and is anticipated to take physical occupancy of its space in May 2018.

With regards to Loan No. 25, Penn Hills Shopping Center, the lender included $53,600 of income in the Underwritten NCF in connection with a letter of intent currently being negotiated between the seller of the Mortgaged Property and a potential tenant, Enterprise Rent-A-Car Company of Pittsburgh, LLC (“Enterprise”), for space at the Mortgaged Property. The seller of the Mortgaged Property escrowed the total amount of $268,000, representing five years of potential rent, with a title company at closing of the sale. In accordance with the terms of the escrow agreement (pursuant to which the lender is a third-party beneficiary), on the first day of each calendar month following the closing of the sale (commencing February 1, 2018), the borrower will be entitled to draw upon 1/60th of the total escrow amount for each month in which there is no fully executed lease with Enterprise or financially comparable, acceptable lease for the related space. In addition, the escrow agreement provides that (i) disbursements from the escrow account will be funded directly to the lockbox account for the Mortgage Loan and (ii) in no event will funds be wired directly to the borrower.

With regards to Loan No. 31, The Yard, the second largest tenant, Vuka Studios, LLC is not yet in occupancy but is paying rent. Vuka Studios, LLC is expected to take occupancy of its space in May 2018 after the completion of the buildout of the space.

With regards to Loan No. 49, Klee Plaza, the Largest Tenant, United Health/Harkin (rated A3/A+/A, Moody’s /S&P/Fitch), has gone dark. United Health/Harken is currently paying full rent and has a one-time right to terminate its lease effective January 1, 2022, with a lease expiration date of December 31, 2023. The 4th Largest Tenant, Molecular Imaging, is currently building out its space and has not taken occupancy yet.

(7)	The Admin Fee Rate % includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(8)	Monthly Debt Service (P&I) and Annual Debt Service (P&I) for all partial interest-only mortgage loans reflect the first principal and interest payment after the interest-only period during the term of the mortgage loan. Monthly Debt Service (P&I) and Annual Debt Service (P&I) for all interest-only mortgage loans reflect the Monthly Debt Service (IO) and Annual Debt Service (IO), respectively.

(9)	The classification of the lockbox types are described in the Prospectus. See “Description of the Mortgage Pool – Lockbox Accounts” for further details.

(10)	UW NOI DSCR (P&I) and UW NCF DSCR (P&I) for all partial interest-only mortgage loans were calculated based on the first principal and interest payment after the interest-only period during the term of the mortgage loan.

(11)	With regards to Loan No. 16, One Market Center, the appraiser provided an as-stabilized appraised value of $50,390,000 which assumes the Palace office building reaches stabilization in January 1, 2021. The Cutoff LTV and Maturity LTV using the as-stabilized appraised value are 36.8% and 30.2%, respectively.

With regards to Loan No. 21, Ohio Limited Service Hotel Portfolio, the Appraised Values represent the “as-is” appraised values for the Courtyard by Marriott Dayton Beavercreek property and the Residence Inn by Marriott Dayton Beavercreek property. The appraiser also concluded to an Appraised Value of $13,600,000 for the

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Residence Inn by Marriott Dayton Beavercreek property and an Appraised Value of $11,300,000 for the Courtyard by Marriott Dayton Beavercreek property based on the assumption that funds for capital improvements have been funded representing a Cutoff LTV% of 64.3% and a Maturity LTV% of 53.9%. As of the origination date, $3,000,000 was funded into a PIP reserve.

With regards to Loan No. 26, Candlewood Suites Secaucus Meadowlands, the appraiser provided an as-is appraised value including personal property value of $18,700,000. The Cutoff LTV and Maturity LTV using the as-is appraised value including personal property value are 66.8% and 55.3%, respectively.

With regards to Loan No. 27, Timberline Place II, the Appraised Value for the property represents the “as-is” value. The appraiser also concluded to an Appraised Value of $19,200,000 based on the assumption that funds for capital improvements have been funded, representing a Cutoff LTV% of 65.1% and a Maturity LTV% of 65.1%. As of the origination date, $600,000 was funded into a capital improvement reserve.

With regards to Loan No. 45, Hembree Center, the appraiser provided an as-stabilized appraised value of $10,200,00 which assumes the Mortgaged Property’s occupancy rate stabilizes at 94% as of January 1, 2019. The Cutoff LTV and Maturity LTV using the as-stabilized appraised value are 56.4% and 56.4%, respectively.

With regards to Loan No. 53, Candlewood Suites Athens, the Appraised Value for the property represents the “as-is” value. The appraiser also concluded to an Appraised Value of $7,00,000 based on the assumption that funds for the property improvement plans have been funded, representing a Cutoff LTV % and Maturity LTV % of 64.6% and 54.2%, respectively.

With regards to Loan No. 54, Candlewood Suites Fort Wayne, the Appraised Value for the property represents the “as-is” value. The appraiser also concluded to an Appraised Value of $7,500,000 which assumes the funds for the property improvement plans were escrowed at the closing of the mortgage loan, representing a Cutoff LTV % and Maturity LTV % of 56.5% and 43.5%, respectively.

(12)	The “L” component of the prepayment provision represents lockout payments
The “Def” component of the prepayment provision represents defeasance payment
The “YM1” component of the prepayment provision represents greater of 1% of principal balance or yield maintenance payments.
The “YM2” component of the prepayment provision represents greater of 2% of principal balance or yield maintenance payments.
The “O” component of the prepayment provision represents the free payments including the Maturity Date

(13)	With respect to Mortgage Loan No’s 1, 4, 11, 12, 15, 16, 20, 33, 35, 39, 43, 44, 45, 47 and 51, the related loan documents permit a partial collateral release subject to LTV, DSCR and/or Debt Yield tests, or other release conditions in connection with a partial defeasance or prepayment of the related mortgage loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Defeasance” and “—Releases; Partial Releases” in the Prospectus.

(14)	With respect to Mortgage Loan No’s 1, 6, 9, 13, 18, 20, 22, 31, 33, 41, 46 and 56, one or more of such mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property and/or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

(15)	With regards to Loan No. 8, Melbourne Hotel Portfolio, the UW Revenue is based on adjusted Most Recent Revenues. Both the Hilton Melbourne Beach Oceanfront and the Doubletree Suites Melbourne Beach properties were closed for mandatory evacuation on September 8, 2017 due to Hurricane Irma. Following the hurricane, both hotels were temporarily closed while damage from the hurricane was repaired. The Doubletree Suites Melbourne Beach property was fully operational by October 2, 2017 while the Hilton Melbourne Beach Oceanfront property was fully operational by November 4, 2017. Adjusted Most Recent Revenues replaces September and October 2017 room revenue with September and October 2016 room revenue to account for the impact from hurricane.

With regards to Loan No. 24, Shoppes at College Hills, UW Revenue assumes (i) the Largest Tenant, Hobby Lobby, has taken physical occupancy of its space and (ii) the 3rd and 5th Largest Tenants, Dress Barn and Lane Bryant, respectively, are paying full, unabated rent. Hobby Lobby has accepted possession of its space and will commence paying rent on the earlier of July 1, 2018 or the date Hobby Lobby opens for business, which is

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anticipated to be in May 2018. Upon Hobby Lobby taking physical occupancy of its leased space, Lane Bryant and Dress Barn will resume paying full, unabated rent.

(16)	With regards to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any Mortgaged Property.

(17)	In certain cases, the data for tenants occupying multiple spaces includes square footage for all leases and is presented with the expiration date of the largest square footage expiring.

(18)	With regards to Loan No. 16, One Market Center, the 3rd Largest Tenant, Windstream Communications, Inc., may terminate its lease prior to the conclusion of the lease term upon payment of a lump sum termination fee equal to 100% of the charges for terminated services, multiplied by the number of full months remaining in the related lease term, together with all reasonable costs and expenses incurred by the borrower.

With regards to Loan No. 24, Shoppes at College Hills, certain tenants are subject to co-tenancy provisions that permit termination of tenant lease. The 3rd Largest Tenant, Dress Barn has the option to pay substitute rent or terminate its lease after nine consecutive months of failure to meet certain co-tenancy provisions in the lease. The 4th Largest Tenant, Loft, has the option to pay reduced rent and terminates its lease after twelve consecutive months upon failure to meet certain co-tenancy conditions outlined within the lease. The 5th Largest Tenant, Lane Bryant, may pay abated rent or terminate its lease should the property fail to meet certain co-tenancy requirements as outlined in the loan documents.

With regards to Loan No. 36, Woodfield Corporate Center, the 3rd Largest Tenant, American Engineering, has the option to terminate its lease on October 31, 2020 by giving at least nine months’ prior written notice to the landlord and paying a termination payment fee equal to the unamortized portion of improvements made to the relocation premises as well as the leasing commissions paid.

With regards to Loan No. 49, Klee Plaza, the Largest Tenant, United Health/Harken, has a one-time right to terminate its lease effective January 1, 2022 with six months’ prior written notice and payment of a termination fee equal to nine months’ of then-current rent plus the sum of unamortized portion of (i) leasing commissions and (ii) tenant improvements. The 3rd Largest tenant, NovaCare Rehabilitation, has a one-time right to terminate its lease effective April 1, 2019 with 12 months’ notice prior to termination date and payment of a termination fee equal to the sum of unamortized portion of leasing commissions.

(19)	Represents the upfront and monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related mortgage loan documents. In certain cases, reserves are springing and are collected in the event of certain conditions being triggered in the respective mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being triggered in the respective mortgage loan documents.

(20)	Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related loan documents.

(21)	Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

(22)	With respect to Loan No. 15, Yorkshire & Lexington Towers, a holdback reserve in the amount of $4,102,064 was escrowed at origination. As of October 24, 2017, one disbursement in the amount of $1,540,192 was made to the borrower from the holdback reserve account. If no event of default exists, then at any time the amounts in the holdback reserve account exceed an amount equal to five times the difference of (x) $38,000,000 and (y) gross income from operations of the Mortgaged Properties (the “Threshold Amount”), then all amounts on deposit in the holdback reserve account in excess of the Threshold Amount will be (i) during the continuation of a cash management trigger event, transferred to the cash management account, or (ii) in the absence of a cash management trigger event, returned to the borrower. Upon the full repayment of the Yorkshire & Lexington Towers Whole Loan or a defeasance in full, the reserve will applied first to the senior mezzanine loan, then, if the senior mezzanine loan has been repaid in full, to the junior mezzanine loan, and finally, if both mezzanine loans have been repaid in full, to the borrower.

(23)	With regards to Loan No. 24, Shoppes at College Hills, at origination, environmental insurance was obtained with Steadfast Insurance Company with a $3.0 million limit paid in full through the loan term. The environmental insurance was obtained in lieu of a sponsor environmental indemnity.

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(24)	With regards to Loan No. 3, One State Street, the developer of the property entered into an air rights lease agreement with former Lot 23 in Block 9 for a portion of its air rights in order to construct the property in 1970. The borrower made an upfront lump-sum payment in order to lease the excess air rights and is responsible for a portion of the taxable land assessment part of Lot 14 (former Lot 23). In 1985, Lots 9, 14 and 23 were merged into single zoning lot 14 and subsequently developed into 17 State Street. The former Lot 23 in Block 9 is now the public plaza for 17 State Street (Lot 14 in Block 9). Due to the zoning lot merger, the borrower is responsible for payments to 17 State Street. The air rights lease was originally dated as of July 9, 1968 and was subsequently amended. The lease’s original expiration was July 31, 2019, which was extended in October 2017 through July 31, 2071.

With regards to Loan No. 3, One State Street, at origination, $11,000,000 was reserved in connection with the recent departure of the suite currently occupied by Global Knowledge, which has provided notice of its intent to vacate prior to its lease expiration of August 31, 2019. The borrower is required to achieve, at a minimum, $1,531,560 in rental revenue (equivalent to current base rental collections associated with the space) by signing new leases or expansions (accretive leases). The accretive leasing reserve funds can be released on a pro rata basis once an acceptable lease (defined in the loan agreement), is executed and all leasing expenses associated with the initial lease-up of any such new lease have been paid or the estimated amount reserved for and the applicable rent commencement date has occurred (or the estimated amount of free rent and rent abatement accruing prior to the rent commencement date has been reserved for).

With regards to Loan No. 3, One State Street, the second largest tenant, Ambac Assurance Corporation, leases 77,613 SF space with a lease expiration date of September 30, 2019 and 25,871 SF space with a lease expiration date of December 31, 2029.

With regards to Loan No. 19, 600 Vine, the 600 Vine Whole Loan amortizes based on a non-standard amortization schedule as set forth on Annex F to the Prospectus and the UW NOI DSCR (P&I), UW NOI DSCR (IO), NCF DSCR (P&I) and UW NCF DSCR (IO) are calculated based on the aggregate of the twelve-month debt service payments commencing October 2026. Based on the aggregate of the twelve-month debt service payments commencing May 2018, the UW NCF DSCR is 2.05x and based on the average debt service over the remaining term of the loan, the UW NCF DSCR is 1.61x.

With regards to Loan No. 19, 600 Vine, the 600 Vine total debt amortizes based on a non-standard amortization schedule as set forth on Annex F to the Prospectus and the Total Debt UW NCF DSCR is calculated based on the aggregate of the twelve-month debt service payments commencing October 2026.

With regards to Loan No. 24, Shoppes at College Hills, both the lockbox and cash management are currently in-place because the loan is in a cash flow sweep. The full cash flow sweep is capped at $1.5 million. The cash flow sweep is expected to be cured once Hobby Lobby takes occupancy of its leased space which is anticipated to occur in May 2018. Hobby Lobby executed its lease in December 2017.

With regards to Loan No. 24, Shoppes at College Hills, both the a lease sweep reserve and a working capital reserve are currently in-place due to the mortgage loan being in a cash flow sweep. The cash flow sweep is expected to be cured once Hobby Lobby takes occupancy of its leased space, which is anticipated to occur in May 2018.

With regards to Loan No. 52, Quality Inn O’Hare, in December 2017, the related mortgage loan seller, borrower and guarantor entered into a loan modification which involved a partial pay off by borrower in the amount of $750,000 and an effective discounted payoff in the amount of $1,000,000. After the loan modification, the Quality Inn O’Hare mortgage rate became 5.5300% and the loan became interest-only for the remaining term.

(25)	With regards to Loan No. 16, One Market Center, a portion of the improvements at the Mortgaged Property is a designated historical landmark with respect to the related building façade. Such building façade may not be materially altered in terms of its appearance without the approval of certain state and municipal regulatory authorities.

With regards to Loan No. 31, The Yard, the use of a cocktail lounge is permitted at the Mortgaged Property, but is limited to a sales and tasting room associated with a distillery located on a 0.167-acre portion of the Mortgaged Property. Pursuant to the terms of the related restrictive covenants, the borrower agreed, among other things, that wholesale and retail sale of alcoholic beverages will be limited to the sale of alcoholic beverages manufactured or produced by, through or for the distillery located at the Mortgaged Property.

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ANNEX A-2

STRUCTURAL AND COLLATERAL TERM SHEET

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April 5, 2018

Credit Suisse Co-Lead Manager and Joint Bookrunner Natixis Co-Lead Manager and Joint Bookrunner Barclays Co-Lead Manager and Joint Bookrunner

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A-2-2

Indicative Capital Structure

Publicly Offered Certificates

Class	Approximate Initial Certificate Principal Balance or Notional Amount(1)	Approximate Initial Credit Support	Expected Weighted Avg. Life (years)(2)	Expected Principal Window(2)	Certificate Principal to Value Ratio(3)	Underwritten NOI Debt Yield(4)
A-1	$30,370,000	30.000%(6)	2.50	1 - 54	40.6%	17.3%
A-2	$50,930,000	30.000%(6)	4.70	54 - 59	40.6%	17.3%
A-3	$61,244,000	30.000%(6)	6.85	79 - 84	40.6%	17.3%
A-4	$158,100,000	30.000%(6)	9.32	105 - 115	40.6%	17.3%
A-5	$329,412,000	30.000%(6)	9.70	115 - 119	40.6%	17.3%
A-SB	$36,952,000	30.000%(6)	6.87	59 - 105	40.6%	17.3%
X-A(7)	$745,619,000	N/A	N/A	N/A	N/A	N/A
X-B(7)	$80,994,000	N/A	N/A	N/A	N/A	N/A
A-S	$78,611,000	21.750%	9.91	119 - 119	45.4%	15.5%
B	$39,306,000	17.625%	9.91	119 - 119	47.8%	14.7%
C	$41,688,000	13.250%	9.91	119 - 119	50.4%	14.0%

Privately Offered Certificates(8)

Class	Approximate Initial Certificate Principal Balance or Notional Amount(1)	Approximate Initial Credit Support	Expected Weighted Avg. Life (years)(2)	Expected Principal Window(2)	Certificate Principal to Value Ratio(3)	Underwritten NOI Debt Yield(4)
X-D(6)(8)	$30,968,000	N/A	N/A	N/A	N/A	N/A
D(8)	$30,968,000	10.000%	9.96	119 - 120	52.3%	13.5%
E-RR(8)	$19,058,000	8.000%	9.99	120 - 120	53.4%	13.2%
F-RR(8)	$23,822,000	5.500%	9.99	120 - 120	54.9%	12.8%
G-RR(8)	$9,528,000	4.500%	9.99	120 - 120	55.5%	12.7%
NR-RR(8)	$42,879,784	0.000%	9.99	120 - 120	58.1%	12.1%

(1)	Approximate, subject to a variance of plus or minus 5%.

(2)	Assumes 0% CPR / 0% CDR and an April 18, 2018 closing date. Based on “Modeling Assumptions” as described in the Prospectus. Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

(3)	The “Certificate Principal to Value Ratio” for any class (other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates) is calculated as the product of (a) the weighted average Cut-off Date LTV Ratio for the mortgage loans, multiplied by (b) a fraction, the numerator of which is the total initial certificate principal balance of such class of certificates and all classes of principal balance certificates senior to such class of certificates and the denominator of which is the total initial certificate principal balance of all of the principal balance certificates. The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificate Principal to Value Ratios are calculated in the aggregate for those classes as if they were a single class. Investors should note, however, that excess mortgaged property value associated with a mortgage loan will not be available to offset losses on any other mortgage loan.

(4)	The “Underwritten NOI Debt Yield” for any class (other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates) is calculated as the product of (a) the weighted average UW NOI Debt Yield for the mortgage loans and (b) the total initial certificate principal balance of all of the classes of principal balance certificates divided by the total initial certificate principal balance for such class and all classes of principal balance certificates senior to such class of certificates. The Underwritten NOI Debt Yield for each class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates is calculated in the aggregate for those classes as if they were a single class. Investors should note, however, that net operating income from any mortgaged property supports only the related mortgage loan and will not be available to support any other mortgage loan.

(5)	The credit support percentages set forth for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates are represented in the aggregate.

(6)	The notional amounts of the Class X-A, Class X-B and Class X-D certificates (collectively, the “Class X Certificates”) are described in the Prospectus.

(7)	The Class Z and Class R certificates are not shown above.

(8)	The Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates (collectively, the “horizontal risk retention certificates”) that will be retained by the retaining sponsor as part of the U.S. risk retention requirements. For more information regarding the methodology and key inputs and assumptions used to determine the sizing of the horizontal risk retention certificates, see “Credit Risk Retention” in the Prospectus.

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Summary of Transaction Terms

Securities:	$952,868,784 monthly pay, multi-class, commercial mortgage REMIC pass-through certificates.
Managers and Bookrunners:	Credit Suisse Securities (USA) LLC, Natixis Securities Americas LLC and Barclays Capital Inc., as Co-Lead Managers and Joint Bookrunners.
Mortgage Loan Sellers:	Column Financial, Inc. (“Column”) (20.1%), Natixis Real Estate Capital LLC (“Natixis”) (41.3%), Argentic Real Estate Finance LLC (“AREF”) (17.8%), Barclays Bank PLC (“Barclays”) (15.3%) and BSPRT Finance, LLC (“BSPRT”) (5.5%).
Master Servicer:	Midland Loan Services, a Division of PNC Bank, National Association (“Midland Loan Services”).
Special Servicer:	LNR Partners, LLC (“LNR Partners”).
Directing Certificateholder:	Argentic Securities Holdings Cayman Limited.
Trustee:	Wells Fargo Bank, National Association (“Wells Fargo Bank”).
Certificate Administrator:	Wells Fargo Bank.
Operating Advisor:	Park Bridge Lender Services LLC (“Park Bridge”).
Asset Representations Reviewer:	Park Bridge.
U.S. Credit Risk Retention:	For a discussion on the manner in which the U.S. credit risk retention requirements will be satisfied by AREF, as the retaining sponsor, see “Credit Risk Retention” in the Prospectus.
EU Credit Risk Retention:	None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the Offered Certificates in accordance with the EU risk retention and due diligence requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU risk retention and due diligence requirements or similar requirements.
Closing Date:	On or about April 18, 2018.
Cut-off Date:	With respect to each mortgage loan, the respective due date for the monthly debt service payment that is due in April 2018 (or, in the case of any mortgage loan that has its first due date after April 2018, the date that would have been its due date in April 2018 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month).
Distribution Date:	The 4th business day following each Determination Date, commencing in May 2018.
Determination Date:	11th day of each month, or if the 11th day is not a business day, then the business day immediately following such 11th day, commencing in May 2018.
Rated Final Distribution Date:	The Distribution Date in April 2051.
Tax Treatment:	The Publicly Offered Certificates are expected to be treated as REMIC regular interests for U.S. federal income tax purposes.
Form of Offering:	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class A-S, Class B and Class C certificates will be offered publicly (the “Publicly Offered Certificates”). The Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class NR-RR and Class R certificates (the “Privately Offered Certificates”) and the Class Z certificates will be offered domestically to Qualified Institutional Buyers and to Institutional Accredited Investors and to institutions that are not U.S. Persons pursuant to Regulation S.
SMMEA Status:	The certificates will not constitute “mortgage related securities” for purposes of SMMEA.
ERISA:	The Publicly Offered Certificates are expected to be ERISA eligible.
Optional Termination:	1% clean-up call (calculated without regard to the Signet Jewelers Expansion and GED Integrated Solutions mortgage loans, if the clean-up call occurs after April 2028 and either such mortgage loan remains an asset of the trust fund).
Minimum Denominations:	The Publicly Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued in minimum denominations of $1,000,000 and in integral multiples of $1 in excess of $1,000,000.
Settlement Terms:	DTC, Euroclear and Clearstream Banking.
Analytics:	The transaction is expected to be available on Bloomberg Financial Markets, L.P., CMBS.com, Inc., Thomson Reuters Corporation, Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, RealINSIGHT and BlackRock Financial Management, Inc.

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Collateral Characteristics

Loan Pool
Initial Pool Balance (“IPB”)(1):	$952,868,784
Number of Mortgage Loans:	56
Number of Mortgaged Properties:	118
Average Cut-off Date Balance per Mortgage Loan:	$17,015,514
Weighted Average Current Mortgage Rate:	4.8102%
10 Largest Mortgage Loans as % of IPB:	46.1%
Weighted Average Remaining Term to Maturity(2):	111
Weighted Average Seasoning:	3
Credit Statistics
Weighted Average UW NCF DSCR(3)(4):	2.03x
Weighted Average UW NOI Debt Yield(3):	12.1%
Weighted Average Cut-off Date LTV(3):	58.1%
Weighted Average Maturity Date LTV(2)(3):	52.9%
Other Statistics
% of Credit Assessment Mortgage Loans(5):	17.4%
% of Mortgage Loans with Additional Debt:	13.4%
% of Mortgaged Properties with Single Tenants:	24.5%
Amortization
Weighted Average Original Amortization Term(6):	350
Weighted Average Remaining Amortization Term(6):	348
% of Mortgage Loans with Interest-Only:	42.6%
% of Mortgage Loans with Amortizing Balloon:	32.0%
% of Mortgage Loans with Partial Interest-Only followed by Amortizing Balloon:	22.5%
% of Mortgage Loans with Interest Only, ARD:	1.8%
% of Mortgage Loans with Amortizing Balloon, ARD:	1.1%
Cash Management(7)
% of Mortgage Loans with In-Place, Hard Lockboxes:	78.7%
% of Mortgage Loans with Springing Lockbox:	13.5%
% of Mortgage Loans with In-Place, Soft Springing Hard Lockboxes:	7.8%
% of Mortgage Loans with No Lockbox:	0.0%
Reserves
% of Mortgage Loans Requiring Upfront or Ongoing Tax Reserves:	86.7%
% of Mortgage Loans Requiring Upfront or Ongoing Insurance Reserves:	72.1%
% of Mortgage Loans Requiring Upfront or Ongoing CapEx Reserves(8):	78.2%
% of Mortgage Loans Requiring Upfront or Ongoing TI/LC Reserves(9):	70.0%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	With respect to any mortgage loans with anticipated repayment dates (each an “ARD Loan”), unless otherwise indicated, references herein to the applicable maturity date refer to the anticipated repayment date with respect to such ARD Loan, and such anticipated repayment date is treated as its maturity date for all purposes.
(3)	With respect to any mortgage loan that is part of a whole loan, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield calculations include the related pari passu companion loan(s) but exclude any related subordinate loan(s) or mezzanine loan(s). See the Pari Passu Loan Summary below and Annex A-1 to the Prospectus.
(4)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the initial principal and interest payment during the term of the mortgage loan once amortization has commenced. In the case of Loan No. 19, the loan pays according to a fixed amortization schedule. See Annex F to the Prospectus.
(5)	Includes loans that at least one of the Rating Agencies have confirmed, in the context of its inclusion in the Initial Pool Balance, have credit characteristics consistent with an investment grade obligation.
(6)	Excludes mortgage loans that are interest-only or interest-only, ARD for the entire term.
(7)	For a detailed description of cash management, refer to “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Mortgaged Property Accounts—Lockbox Accounts” in the Prospectus.
(8)	CapEx Reserves include FF&E reserves for hotel properties.
(9)	Calculated only with respect to the Cut-off Date Balance of mortgage loans secured by industrial, office, other, mixed use and retail properties.

A-2-5

Collateral Characteristics

Loan Seller	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of IPB
Natixis(1)	24	34	$393,159,057	41.3%
Column(2)	5	17	191,899,284	20.1
AREF	15	17	169,536,203	17.8
Barclays(3)	7	31	146,143,897	15.3
BSPRT	5	19	52,130,343	5.5
Total:	56	118	$952,868,784	100.0%

(1)	Loan No. 15, originated by Natixis, representing approximately 2.1% of the IPB, is part of a whole loan that was co-originated by Natixis and UBS AG.

(2)	Loan No. 1, originated by Column, represents approximately 6.7% of the IPB, is part of a whole loan that was co-originated by Column and Citi Real Estate Funding Inc. Loan No. 12, originated by Column, representing approximately 2.9% of the IPB, is part of a whole loan that was co-originated by Column, JPMorgan Chase Bank, National Association and Cantor Commercial Real Estate Lending, L.P.

(3)	Loan No. 4, originated by Barclays, represents approximately 4.9% of the IPB, is part of a whole loan that was co-originated by Barclays and Citi Real Estate Funding Inc. Loan No. 9, originated by Barclays, represents approximately 3.1% of the IPB, is part of a whole loan that was co-originated by Barclays and Morgan Stanley Bank, N.A.

Ten Largest Mortgage Loans

#	Loan Name	Loan Seller	No. of Properties	Cut-off Date Balance	% of IPB	SF/ Rooms/ Units	Property Type	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)	Maturity Date LTV(1)(3)
1	GNL Portfolio	Column	12	$63,500,000	6.7%	2,620,673	Various	2.22x	10.8%	57.9%	57.9%
2	Hilton Clearwater Beach Resort & Spa	Column	1	59,938,173	6.3	416	Hotel	1.64x	11.9%	66.8%	55.2%
3	One State Street	Natixis	1	49,780,000	5.2	891,573	Office	4.87x	20.9%	21.8%	21.8%
4	The SoCal Portfolio	Barclays	24	46,720,000	4.9	2,194,425	Various	1.48x	10.2%	59.4%	54.7%
5	Throggs Neck Shopping Center	Natixis	1	45,000,000	4.7	119,161	Retail	1.37x	7.4%	62.3%	62.3%
6	Quarry Place at Tuckahoe	Natixis	1	41,000,000	4.3	108	Multifamily	1.58x	7.0%	62.6%	62.6%
7	Soho House Chicago	Natixis	1	40,000,000	4.2	115,000	Other	1.64x	9.2%	65.9%	65.9%
8	Melbourne Hotel Portfolio	Natixis	2	34,000,000	3.6	407	Hotel	1.94x	14.3%	67.9%	57.4%
9	Moffett Towers II - Building 2	Barclays	1	29,750,000	3.1	362,563	Office	2.08x	11.9%	47.0%	42.4%
10	Green Oak Village Place	Barclays	1	29,666,244	3.1	314,896	Retail	1.74x	12.1%	63.1%	51.5%
Top 3 Total/Weighted Average:			14	$173,218,173	18.2%			2.78x	14.1%	50.6%	46.6%
Top 5 Total/Weighted Average:			39	$264,938,173	27.8%			2.31x	12.3%	54.1%	50.7%
Top 10 Total/Weighted Average:			45	$439,354,417	46.1%			2.10x	11.6%	57.2%	53.2%

(1)	With respect to any mortgage loan that is part of a whole loan, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield calculations include the related pari passu companion loan(s) but exclude any related subordinate loan(s) or mezzanine loan(s). See the Pari Passu Loan Summary below and Annex A-1 to the Prospectus.

(2)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced.

(3)	With respect to any ARD Loan, unless otherwise indicated, references herein to the applicable maturity date refer to the applicable anticipated repayment date with respect to such ARD Loan, and such anticipated repayment date is treated as its maturity date for all purposes.

A-2-6

Pari Passu Loan Summary

#	Loan Name	Note(s)	Original Balance	Holder of Note	Lead Servicer for Whole Loan (Y/N)	Master Servicer Under Lead Securitization	Special Servicer Under Lead Securitization
1	GNL Portfolio	A-1-A	$73,000,000	CSAIL 2017-CX10	Yes	KeyBank National Association	CWCapital Asset Management LLC
		A-1-B, A-2-B	$50,500,000	CCUBS 2017-C1	No
		A-2-A	$63,500,000	CSAIL 2018-CX11	No
2	Hilton Clearwater Beach Resort & Spa	A-1	$60,000,000	CSAIL 2018-CX11	Yes	Midland Loan Services	LNR Partners, LLC
		A-2, A-3	$73,000,000	Column	No
3	One State Street	A-A-1-A	$10,000,000	NCMS 2018-OSS	Yes	KeyBank National Association	KeyBank National Association
		A-A-1-B, A-A-2, A-A-3, A-A-4	$49,780,000	CSAIL 2018-CX11	No
		A-A-5, A-A-6, A-A-7, A-A-8, A-A-9, A-A-10	$62,220,000	UBS 2017-C7	No
4	The SoCal Portfolio	A-1-1	$50,000,000	CGCMT 2018-B2	Yes	Midland Loan Services	LNR Partners, LLC
		A-1-2, A-1-3	$50,000,000	Benchmark 2018-B3(1)	No
		A-1-4	$37,580,000	UBS 2018-C9	No
		A-2-1	$45,000,000	WFCM 2018-C43	No
		A-2-2	$46,720,000	CSAIL 2018-CX11	No
5	Throggs Neck Shopping Center	A-1	$45,000,000	CSAIL 2018-CX11	Yes	Midland Loan Services	LNR Partners, LLC
		A-2	$23,500,000	Natixis	No
7	Soho House Chicago	A-1	$40,000,000	CSAIL 2018-CX11	Yes	Midland Loan Services	LNR Partners, LLC
		A-2	$22,650,000	Natixis	No
8	Melbourne Hotel Portfolio	A-1	$23,000,000	Natixis	Yes	Midland Loan Services(2)	LNR Partners, LLC(2)
		A-2, A-3	$34,000,000	CSAIL 2018-CX11	No
9	Moffett Towers II - Building 2	A-1	$54,000,000	WFCM 2018-C43	Yes	Wells Fargo Bank, National Association	Midland Loan Services
		A-2	$29,750,000	CSAIL 2018-CX11	No
		A-3	$40,000,000	WFCM 2018-C42	No
		A-4	$41,250,000	BANK 2018-BNK10	No
12	Lehigh Valley Mall	A-1-A	$42,000,000	Benchmark 2018-B1	Yes	Wells Fargo Bank, National Association	Midland Loan Services
		A-1-B	$50,000,000	CSAIL 2017-CX10	No
		A-1-C, A-2-C	$45,000,000	Deutsche Bank AG, New York Branch	No
		A-2-A	$35,500,000	Benchmark 2018-B2	No
		A-2-B	$27,500,000	CSAIL 2018-CX11	No
15	Yorkshire & Lexington Towers	A-1, A-2	$60,000,000	CSAIL 2017-CX10	Yes	KeyBank National Association	CWCapital Asset Management LLC
		A-3	$20,000,000	CSAIL 2018-CX11	No
		A-4	$40,000,000	UBS 2017-C5	No
		A-5	$40,000,000	UBS 2017-C6	No
		A-6, A-8-1	$25,000,000	CCUBS 2017-C1	No
		A-7, A-8-2	$15,000,000	UBS 2018-C8	No
19	600 Vine	A-1	$36,000,000	CSAIL 2017-CX10	Yes	KeyBank National Association	CWCapital Asset Management LLC
		A-2	$16,800,000	CSAIL 2018-CX11	No
30	111 West Jackson	A-1	$11,000,000	CSAIL 2018-CX11	Yes	Midland Loan Services	LNR Partners, LLC
		A-2	$30,000,000	UBS 2017-C6	No
35	Garden Multifamily Portfolio	A-1, A-4, A-5	$29,500,000	CSAIL 2017-CX10	Yes	KeyBank National Association	CWCapital Asset Management LLC
		A-2	$18,000,000	CSAIL 2017-C8	No
		A-3, A-6	$10,000,000	CSAIL 2018-CX11	No

(1)	The Benchmark 2018-B3 transaction is expected to close on April 10, 2018.

(2)	Expected to initially be serviced under the CSAIL 2018-CX11 pooling and servicing agreement until the securitization of the related controlling pari passu Note A-1.

A-2-7

Mortgaged Properties by Type(1)

					Weighted Average
Property Type	Property Subtype	Number of Properties	Cut-off Date Balance	% of IPB	Occupancy	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(2)(4)
Office
	Suburban	21	$132,780,993	13.9%	95.2%	1.84x	10.7%	61.1%	57.4%
	CBD	5	107,357,278	11.3	83.6%	3.49x	17.1%	38.0%	35.1%
	Data Center	2	27,655,460	2.9	100.0%	3.74x	31.4%	35.9%	27.6%
	Office Total	28	$267,793,731	28.1%	91.1%	2.70x	15.4%	49.2%	45.4%
Hotel
	Full Service	4	$98,476,295	10.3%	76.5%	1.75x	12.8%	66.8%	56.1%
	Extended Stay	7	58,771,827	6.2	77.1%	1.63x	12.8%	69.8%	57.0%
	Limited Service	5	34,144,078	3.6	75.2%	1.80x	14.2%	58.0%	47.6%
	Select Service	1	8,186,562	0.9	73.5%	1.81x	14.0%	73.1%	61.3%
	Hotel Total	17	$199,578,762	20.9%	76.3%	1.73x	13.1%	66.4%	55.1%
Retail
	Anchored	9	$137,512,818	14.4%	93.4%	1.57x	9.9%	61.1%	57.3%
	Super Regional Mall	1	27,305,651	2.9	83.9%	2.07x	12.6%	44.6%	35.8%
	Unanchored	6	11,535,205	1.2	91.0%	1.48x	10.2%	59.4%	54.7%
	Single Tenant	5	7,180,000	0.8	100.0%	1.38x	9.2%	59.5%	53.7%
	Shadow Anchored	1	713,684	0.1	100.0%	1.48x	10.2%	59.4%	54.7%
	Retail Total	22	$184,247,358	19.3%	92.1%	1.63x	10.3%	58.4%	53.8%
Multifamily
	Garden	25	$50,202,799	5.3%	95.1%	1.52x	9.9%	67.9%	61.3%
	Low-Rise	1	41,000,000	4.3	95.4%	1.58x	7.0%	62.6%	62.6%
	High-Rise	2	20,000,000	2.1	92.0%	4.28x	12.0%	22.5%	22.5%
	Multifamily Total	28	$111,202,799	11.7%	94.6%	2.04x	9.2%	57.8%	54.8%
Industrial
	Warehouse	4	$36,081,319	3.8%	97.8%	1.71x	11.0%	60.0%	51.4%
	Distribution	3	15,075,307	1.6	100.0%	2.22x	10.8%	57.9%	57.9%
	Flex	4	12,964,041	1.4	95.9%	2.37x	12.8%	57.4%	57.1%
	Warehouse/Distribution	2	12,452,508	1.3	99.4%	1.40x	10.5%	51.9%	44.1%
	Single Tenant	1	5,195,455	0.5	100.0%	2.22x	10.8%	57.9%	57.9%
	Industrial Total	14	$81,768,629	8.6%	98.3%	1.89x	11.1%	57.8%	52.8%
Mixed Use
	Office/Retail	4	$49,151,185	5.2%	99.2%	1.68x	8.0%	66.7%	66.1%
	Office/Industrial	2	10,815,374	1.1	100.0%	2.22x	10.8%	57.9%	57.9%
	Multifamily/Retail	1	5,000,000	0.5	96.2%	2.28x	12.5%	47.0%	47.0%
	Retail/Education	1	3,310,946	0.3	89.1%	1.48x	10.2%	59.4%	54.7%
	Mixed Use Total	8	$68,277,506	7.2%	98.6%	1.80x	8.9%	63.5%	62.8%
Other
	Mixed Use	1	$40,000,000	4.2%	100.0%	1.64x	9.2%	65.9%	65.9%
	Other Total	1	$40,000,000	4.2%	100.0%	1.64x	9.2%	65.9%	65.9%
Total / Wtd. Avg.:		118	$952,868,784	100.0%	90.1%	2.03x	12.1%	58.1%	52.9%

(1)	Information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts.

(2)	With respect to any mortgage loan that is part of a whole loan, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield calculations include the related pari passu companion loan(s) but exclude any related subordinate loan(s) or mezzanine loan(s). See the Pari Passu Loan Summary above and Annex A-1 to the Prospectus.

(3)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. In the case of Loan No. 19, the loan pays according to a fixed amortization schedule. See Annex F to the Prospectus.

A-2-8

Mortgaged Properties by Location(1)

State	Number of Properties	Cut-off Date Balance	% of IPB	Weighted Average
				Occupancy	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(2)(4)
NY	7	$188,359,211	19.8%	92.7%	2.72x	11.5%	47.5%	47.5%
FL	7	125,548,843	13.2	80.1%	1.72x	12.4%	65.1%	55.7%
CA	30	116,509,012	12.2	93.2%	1.70x	10.7%	56.3%	52.1%
IL	5	73,913,121	7.8	95.6%	2.17x	12.3%	56.0%	56.0%
OH	12	65,132,700	6.8	87.8%	1.62x	10.6%	68.8%	60.4%
PA	7	64,599,142	6.8	89.3%	1.86x	12.4%	58.9%	51.4%
TX	14	58,824,438	6.2	94.9%	1.81x	11.7%	62.0%	56.0%
NJ	5	51,120,749	5.4	94.3%	1.78x	10.6%	63.5%	57.5%
MI	5	44,695,708	4.7	93.7%	1.87x	11.6%	61.8%	53.7%
VA	3	32,899,267	3.5	95.4%	3.42x	28.8%	40.6%	31.3%
MD	1	18,529,750	1.9	63.0%	2.15x	13.9%	41.1%	33.7%
DC	1	16,300,000	1.7	100.0%	1.75x	7.7%	73.8%	73.8%
CO	1	13,500,000	1.4	78.0%	1.54x	11.9%	73.8%	63.0%
GA	5	13,124,632	1.4	84.7%	1.98x	12.4%	65.7%	59.7%
AZ	1	12,500,000	1.3	95.1%	1.92x	9.7%	67.2%	67.2%
SC	1	10,948,481	1.1	80.5%	1.48x	12.4%	68.0%	52.0%
NC	1	9,750,000	1.0	83.4%	1.20x	9.1%	73.9%	63.3%
AR	1	9,600,000	1.0	100.0%	1.37x	10.6%	49.7%	41.0%
IN	4	8,619,519	0.9	85.3%	1.88x	12.8%	61.6%	52.9%
TN	2	6,897,460	0.7	100.0%	2.06x	10.4%	58.7%	57.6%
WA	1	5,169,381	0.5	68.8%	1.63x	13.8%	57.1%	44.0%
WV	1	2,713,182	0.3	100.0%	2.22x	10.8%	57.9%	57.9%
MN	1	2,409,265	0.3	100.0%	2.22x	10.8%	57.9%	57.9%
KY	2	1,204,924	0.1	97.9%	1.35x	9.4%	70.9%	59.0%
Total/ Wtd. Avg.:	118	$952,868,784	100.0%	90.1%	2.03x	12.1%	58.1%	52.9%

(1)	Because this table presents information relating to the mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts.
(2)	With respect to any mortgage loan that is part of a whole loan, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield calculations include the related pari passu companion loan(s) but exclude any related subordinate loan(s) or mezzanine loan(s). See the Pari Passu Loan Summary above and Annex A-1 to the Prospectus.
(3)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. In the case of Loan No. 19, the loan pays according to a fixed amortization schedule. See Annex F to the Prospectus.

A-2-9

Cut-off Date Principal Balance

				Weighted Average
Range of Principal Balances	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(1)(2)
$1,050,000 - $9,999,999	22	$131,826,382	13.8%	5.3737%	114	1.63x	11.6%	62.0%	53.9%
$10,000,000 - $19,999,999	19	258,726,874	27.2	4.9633%	117	1.83x	11.5%	62.1%	56.1%
$20,000,000 - $29,999,999	7	182,377,355	19.1	4.2244%	97	2.41x	14.4%	50.7%	44.9%
$30,000,000 - $49,999,999	6	256,500,000	26.9	4.8171%	111	2.22x	11.7%	55.3%	53.0%
$50,000,000 - $63,500,000	2	123,438,173	13.0	4.7385%	117	1.94x	11.3%	62.2%	56.6%
Total/Wtd. Avg.:	56	$952,868,784	100.0%	4.8102%	111	2.03x	12.1%	58.1%	52.9%

Mortgage Interest Rates

				Weighted Average
Range of Mortgage Interest Rates	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(1)(2)
2.7400% - 3.9999%	2	$49,750,000	5.2%	3.2656%	91	2.96x	11.9%	37.2%	34.4%
4.0000% - 4.4999%	8	251,683,179	26.4	4.2510%	114	2.50x	12.0%	52.7%	50.8%
4.5000% - 4.9999%	13	229,074,045	24.0	4.8275%	108	2.08x	14.2%	57.3%	51.1%
5.0000% - 6.2000%	33	422,361,560	44.3	5.3160%	114	1.62x	11.1%	64.1%	57.3%
Total/Wtd. Avg.:	56	$952,868,784	100.0%	4.8102%	111	2.03x	12.1%	58.1%	52.9%

Original Term to Maturity/ARD in Months

				Weighted Average
Original Term to Maturity/ARD in Months	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(1)(2)
60	3	$48,500,000	5.1%	4.0543%	56	2.85x	12.1%	50.7%	48.7%
84	2	67,655,460	7.1	5.2504%	82	2.50x	18.3%	53.6%	50.2%
120	51	836,713,324	87.8	4.8184%	117	1.95x	11.6%	58.9%	53.4%
Total/Wtd. Avg.:	56	$952,868,784	100.0%	4.8102%	111	2.03x	12.1%	58.1%	52.9%

(1)	With respect to any ARD Loan, unless otherwise indicated, references herein to the applicable maturity date refer to the anticipated repayment date with respect to such ARD Loan, and such anticipated repayment date is treated as its maturity date for all purposes.

(2)	With respect to any mortgage loan that is part of a whole loan, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield calculations include the related pari passu companion loan(s) but exclude any related subordinate loan(s) or mezzanine loan(s). See the Pari Passu Loan Summary above and Annex A-1 to the Prospectus.

(3)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. In the case of Loan No. 19, the loan pays according to a fixed amortization schedule. See Annex F to the Prospectus.

A-2-10

Remaining Term to Maturity/ARD in Months

				Weighted Average
Remaining Term to Maturity/ARD in Months	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(1)(2)
54 - 60	3	$48,500,000	5.1%	4.0543%	56	2.85x	12.1%	50.7%	48.7%
61 - 119	46	786,268,784	82.5	4.8042%	113	2.06x	12.6%	57.9%	52.2%
120	7	118,100,000	12.4	5.1602%	120	1.49x	8.9%	62.0%	59.5%
Total/Wtd. Avg.:	56	$952,868,784	100.0%	4.8102%	111	2.03x	12.1%	58.1%	52.9%

Original Amortization Term in Months

				Weighted Average
Original Amortization Term in Months	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(1)(2)
Interest Only	20	$422,843,121	44.4%	4.6398%	109	2.33x	11.0%	54.3%	54.3%
240	1	27,655,460	2.9	4.8750%	79	3.74x	31.4%	35.9%	27.6%
300	5	30,269,986	3.2	5.6809%	117	1.61x	13.6%	63.6%	48.9%
330	1	10,386,587	1.1	4.9500%	119	1.34x	9.3%	59.4%	46.8%
360	29	461,713,630	48.5	4.9021%	115	1.70x	11.9%	62.5%	53.6%
Total/Wtd. Avg.:	56	$952,868,784	100.0%	4.8102%	111	2.03x	12.1%	58.1%	52.9%

Remaining Amortization Term in Months

				Weighted Average
Remaining Amortization Term in Months	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(1)(2)
Interest Only	20	$422,843,121	44.4%	4.6398%	109	2.33x	11.0%	54.3%	54.3%
235 - 299	6	57,925,446	6.1	5.2961%	99	2.63x	22.1%	50.4%	38.7%
300 - 359	13	229,905,886	24.1	4.9177%	118	1.74x	12.3%	61.5%	50.9%
360	17	242,194,330	25.4	4.8894%	112	1.65x	11.4%	63.2%	55.8%
Total/Wtd. Avg.:	56	$952,868,784	100.0%	4.8102%	111	2.03x	12.1%	58.1%	52.9%

(1)	With respect to any ARD Loan, unless otherwise indicated, references herein to the applicable maturity date refer to the anticipated repayment date with respect to such ARD Loan, and such anticipated repayment date is treated as its maturity date for all purposes.

(2)	With respect to any mortgage loan that is part of a whole loan, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield calculations include the related pari passu companion loan(s) but exclude any related subordinate loan(s) or mezzanine loan(s). See the Pari Passu Loan Summary above and Annex A-1 to the Prospectus.

(3)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. In the case of Loan No. 19, the loan pays according to a fixed amortization schedule. See Annex F to the Prospectus.

A-2-11

Amortization Types

				Weighted Average
Amortization Types	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(1)(2)
Interest Only	19	$405,543,121	42.6%	4.6376%	109	2.35x	11.1%	53.8%	53.8%
Balloon	21	305,044,746	32.0	5.0141%	114	1.90x	14.1%	59.6%	48.8%
IO-Balloon	14	214,594,330	22.5	4.8493%	111	1.67x	11.5%	63.4%	56.4%
Interest Only, ARD	1	17,300,000	1.8	4.6900%	117	1.81x	8.7%	64.6%	64.6%
Balloon, ARD	1	10,386,587	1.1	4.9500%	119	1.34x	9.3%	59.4%	46.8%
Total/Wtd. Avg.:	56	$952,868,784	100.0%	4.8102%	111	2.03x	12.1%	58.1%	52.9%

Interest Only Periods

				Weighted Average
Interest Only Periods	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(1)(2)
None	22	$315,431,333	33.1%	5.0120%	114	1.88x	14.0%	59.5%	48.7%
12 - 48	11	129,124,330	13.6	5.1145%	107	1.67x	11.9%	67.9%	59.4%
49 - 119	6	151,970,000	15.9	4.5353%	98	2.04x	10.6%	54.5%	51.8%
120	17	356,343,121	37.4	4.6384%	116	2.30x	11.2%	54.7%	54.7%
Total/Wtd. Avg.:	56	$952,868,784	100.0%	4.8102%	111	2.03x	12.1%	58.1%	52.9%

Underwritten Net Cash Flow Debt Service Coverage Ratios

				Weighted Average
Underwritten Net Cash Flow Debt Service Coverage Ratios	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(1)(2)
1.20x - 1.49x	15	$206,460,394	21.7%	5.0778%	118	1.39x	9.5%	64.0%	57.4%
1.50x - 1.74x	18	333,622,040	35.0	5.0252%	109	1.63x	10.4%	65.3%	59.4%
1.75x - 1.99x	9	128,398,221	13.5	5.0526%	115	1.87x	12.0%	66.7%	61.1%
2.00x - 2.99x	10	175,952,670	18.5	4.3455%	114	2.19x	12.3%	50.9%	47.2%
3.00x - 4.87x	4	108,435,460	11.4	4.1061%	95	4.43x	22.2%	25.9%	23.8%
Total/Wtd. Avg.:	56	$952,868,784	100.0%	4.8102%	111	2.03x	12.1%	58.1%	52.9%

(1)	With respect to any ARD Loan, unless otherwise indicated, references herein to the applicable maturity date refer to the anticipated repayment date with respect to such ARD Loan, and such anticipated repayment date is treated as its maturity date for all purposes.

(2)	With respect to any mortgage loan that is part of a whole loan, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield calculations include the related pari passu companion loan(s) but exclude any related subordinate loan(s) or mezzanine loan(s). See the Pari Passu Loan Summary above and Annex A-1 to the Prospectus.

(3)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. In the case of Loan No. 19, the loan pays according to a fixed amortization schedule. See Annex F to the Prospectus.

A-2-12

LTV Ratios as of the Cut-off Date

				Weighted Average
Range of Cut-off Date LTVs	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(1)(2)
21.8% - 39.9%	5	$109,485,460	11.5%	4.1222%	95	4.41x	22.1%	26.0%	23.9%
40.0% - 49.9%	6	97,752,670	10.3	4.3253%	117	2.04x	12.7%	45.2%	38.5%
50.0% - 59.9%	11	189,820,821	19.9	4.7991%	114	1.89x	11.1%	57.4%	54.7%
60.0% - 64.9%	12	211,977,978	22.2	4.8567%	117	1.59x	9.1%	62.9%	59.3%
65.0% - 69.9%	12	220,571,333	23.1	5.2463%	112	1.67x	11.4%	66.9%	59.0%
70.0% - 74.6%	10	123,260,523	12.9	4.9624%	106	1.57x	10.8%	73.6%	65.5%
Total/Wtd. Avg.:	56	$952,868,784	100.0%	4.8102%	111	2.03x	12.1%	58.1%	52.9%

LTV Ratios as of the Maturity Date

				Weighted Average
Range of Maturity/ARD Date LTVs	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(1)(2)
21.8% - 39.9%	8	$162,888,130	17.1%	4.2466%	102	3.65x	19.3%	31.6%	27.6%
40.0% - 49.9%	9	84,446,017	8.9	4.5903%	117	1.85x	12.1%	52.4%	44.7%
50.0% - 54.9%	9	149,126,948	15.7	5.0718%	117	1.61x	11.4%	60.5%	53.3%
55.0% - 59.9%	12	231,805,635	24.3	4.9531%	115	1.84x	11.7%	64.0%	56.9%
60.0% - 64.9%	12	210,052,054	22.0	4.8550%	116	1.56x	8.9%	66.5%	62.9%
65.0% - 73.8%	6	114,550,000	12.0	5.0616%	94	1.67x	9.5%	69.4%	68.1%
Total/Wtd. Avg.:	56	$952,868,784	100.0%	4.8102%	111	2.03x	12.1%	58.1%	52.9%

Prepayment Protection

				Weighted Average
Prepayment Protection	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(1)(2)
Defeasance	49	$788,643,923	82.8%	4.8163%	113	1.99x	11.7%	57.9%	52.3%
Yield Maintenance	4	101,427,334	10.6	4.5882%	106	2.63x	16.7%	52.7%	49.9%
Defeasance/Yield Maintenance	3	62,797,528	6.6	5.0915%	95	1.60x	9.7%	68.5%	64.9%
Total/Wtd. Avg.:	56	$952,868,784	100.0%	4.8102%	111	2.03x	12.1%	58.1%	52.9%

(1)	With respect to any ARD Loan, unless otherwise indicated, references herein to the applicable maturity date refer to the anticipated repayment date with respect to such ARD Loan, and such anticipated repayment date is treated as its maturity date for all purposes.

(2)	With respect to any mortgage loan that is part of a whole loan, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield calculations include the related pari passu companion loan(s) but exclude any related subordinate loan(s) or mezzanine loan(s). See the Pari Passu Loan Summary above and Annex A-1 to the Prospectus.

(3)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. In the case of Loan No. 19, the loan pays according to a fixed amortization schedule. See Annex F to the Prospectus.

A-2-13

Loan Purpose

				Weighted Average
Loan Purpose	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(1)(2)
Refinance	39	$698,893,987	73.3%	4.6755%	114	2.08x	11.6%	56.0%	51.1%
Acquisition	15	212,044,797	22.3	5.1932%	100	1.94x	13.5%	63.1%	57.9%
Recapitalization	2	41,930,000	4.4	5.1175%	116	1.81x	13.2%	67.0%	57.2%
Total/Wtd. Avg.:	56	$952,868,784	100.0%	4.8102%	111	2.03x	12.1%	58.1%	52.9%

(1)	With respect to any ARD Loan, unless otherwise indicated, references herein to the applicable maturity date refer to the anticipated repayment date with respect to such ARD Loan, and such anticipated repayment date is treated as its maturity date for all purposes.

(2)	With respect to any mortgage loan that is part of a whole loan, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield calculations include the related pari passu companion loan(s) but exclude any related subordinate loan(s) or mezzanine loan(s). See the Pari Passu Loan Summary above and Annex A-1 to the Prospectus.

(3)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. In the case of Loan No. 19, the loan pays according to a fixed amortization schedule. See Annex F to the Prospectus.

Previous Securitization History(1)

No.	Loan / Property Name	Location	Property Type	Previous Securitization
3	One State Street	New York, NY	Office	LBUBS 2007-C7
10	Green Oak Village Place	Brighton, MI	Retail	BACM 2007-5
19	600 Vine	Cincinnati, OH	Office	JPMCC 2014-FL6
25	Penn Hills Shopping Center	Pittsburgh, PA	Retail	BSCMS 2005-PWR9
26	Timberline Place II	Flagstaff, AZ	Multifamily	JPMBB 2014-C18
30	111 West Jackson	Chicago, IL	Office	JPMCC 2013-C10
44	SS1 Multifamily Portfolio	Sherman, TX	Multifamily	FRESB 2015-SB5
49	Klee Plaza	Chicago, IL	Mixed Use	WFRBS 2013-C12
51	SS2 Multifamily Portfolio	Various, TX	Multifamily	FRESB 2015-SB5

(1)	The table above represents the properties for which the previously existing debt was most recently securitized, based on information provided by the related borrower or obtained through searches of a third-party database. While loans secured by the above mortgaged properties may have been securitized multiple times in prior transactions, mortgage loans in this securitization are only listed in the above chart if the mortgage loan in this securitization paid off a loan in another securitization.

Additional Subordinate and Mezzanine Debt Summary

No.	Loan Name	Cut-off Date Balance	Subordinate Debt Cut-off Date Balance	Mezzanine Cut-off Date Balance	Mortgage Loan UW NCF DSCR	Total Debt UW NCF DSCR	Mortgage Loan Cut-off Date LTV	Total Debt Cut-off Date LTV	Mortgage Loan UW NOI Debt Yield	Total Debt UW NOI Debt Yield
3	One State Street	$49,780,000	$238,000,000	N/A	4.87x	1.51x	21.8%	64.3%	20.9%	7.1%
9	Moffett Towers II - Building 2	$29,750,000	N/A	$105,000,000	2.08x	1.23x	47.0%	76.9%	11.9%	7.3%
15	Yorkshire & Lexington Towers	$20,000,000	$200,000,000	$150,000,000	4.28x	1.04x	22.5%	61.8%	12.0%	4.4%
19	600 Vine	$16,797,528	N/A	$5,899,132	1.49x	1.21x	74.4%	82.7%	10.5%	9.4%
30	111 West Jackson	$11,000,000	$64,000,000	N/A	4.42x	1.67x	25.2%	64.4%	23.4%	9.1%

A-2-14

Class A-2(1)

No.	Loan Name	Cut-off Date Balance	% of IPB	Maturity/ARD Balance	% of Certificate Class	Original Loan Term	Remaining Loan Term	UW NCF DSCR(2)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)	Maturity Date LTV(2)
14	Penn Center West	$22,000,000	2.3%	$20,713,101	45.4%	60	58	1.70x	12.0%	74.6%	70.2%
15	Yorkshire & Lexington Towers	20,000,000	2.1	20,000,000	41.2	60	54	4.28x	12.0%	22.5%	22.5%
42	Lockheed Martin – Grand Prairie, Texas	6,500,000	0.7	6,500,000	13.4	60	59	2.33x	12.7%	56.5%	56.5%
Total / Wtd. Avg.:		$48,500,000	5.1%	$47,213,101	100.0%	60	56	2.85x	12.1%	50.7%	48.7%

Class A-3(3)

No.	Loan Name	Cut-off Date Balance	% of IPB	Maturity/ARD Balance	% of Certificate Class	Original Loan Term	Remaining Loan Term	UW NCF DSCR(2)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)	Maturity Date LTV(2)
7	Soho House Chicago	$40,000,000	4.2%	$40,000,000	65.3%	84	84	1.64x	9.2%	65.9%	65.9%
11	Northrop Grumman Portfolio	27,655,460	2.9	21,244,946	34.7	84	79	3.74x	31.4%	35.9%	27.6%
Total / Wtd. Avg.:		$67,655,460	7.1%	$61,244,946	100.0%	84	82	2.37x	16.9%	55.5%	52.6%

(1)	The table above presents the mortgage loans whose balloon payments would be applied to pay down the majority of the principal balance of the Class A-2 certificates, assuming a 0% CPR and applying the “Modeling Assumptions” described in the Prospectus, including the assumptions that (i) none of the mortgage loans in the pool experience prepayments prior to the maturity date, defaults or losses; (ii) there are no extensions of maturity dates of any mortgage loans in the pool; and (iii) each mortgage loan in the pool is paid in full on its stated maturity date. Each class of certificates, including the Class A-2 certificates, evidences undivided ownership interests in the entire pool of mortgage loans.

(2)	With respect to any mortgage loan that is part of a whole loan, the loan-to-value ratio, debt service coverage ratio and debt yield calculations include the related pari passu companion loan(s) but exclude any related subordinate companion loan(s) or mezzanine loan(s). See Annex A-1 to the Prospectus.

(3)	The table above presents the mortgage loans whose balloon payments would be applied to pay down the majority of the principal balance of the Class A-3 certificates, assuming a 0% CPR and applying the “Modeling Assumptions” described in the Prospectus, including the assumptions that (i) none of the mortgage loans in the pool experience prepayments prior to the maturity date, defaults or losses; (ii) there are no extensions of maturity dates of any mortgage loans in the pool; and (iii) each mortgage loan in the pool is paid in full on its stated maturity date. Each class of certificates, including the Class A-3 certificates, evidences undivided ownership interests in the entire pool of mortgage loans.

A-2-15

Structural Overview

Order of Distribution:

On each Distribution Date, funds available for distribution from the mortgage loans, net of specified trust expenses, yield maintenance charges, prepayment premiums and excess interest distributable to the Class Z certificates, will be distributed in the following amounts and order of priority (in each case to the extent of remaining available funds):

First: To interest on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates, up to, and pro rata in accordance with, their respective interest entitlements.

Second: To the extent of funds allocated to principal and available for distribution: (i) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the scheduled principal balance for the related distribution date set forth in Annex E to the Prospectus, (ii) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (iii) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (iv) fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero, (v) fifth, to principal on the Class A-4 certificates until the certificate balance of the Class A-4 certificates has been reduced to zero (vi) sixth, to principal on the Class A-5 certificates until the certificate balance of the Class A-5 certificates has been reduced to zero, and (vii) seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero. If the certificate balance of each and every class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, based on their respective certificate balances, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates.

Third: To reimburse the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, together with interest on that amount at the pass-through rate for such class.

Fourth: (i) first, to interest on the Class A-S certificates in the amount of their interest entitlement; (ii) second, to the extent of funds allocated to principal remaining after any distributions in respect of principal to each class of certificates with a higher payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4. Class A-5 and Class A-SB certificates), to principal on the Class A-S certificates until their certificate balance is reduced to zero; and (iii) third, to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by that class, together with interest at its pass-through rate.

Fifth: (i) first, to interest on the Class B certificates in the amount of their interest entitlement; (ii) second, to the extent of funds allocated to principal remaining after any distributions in respect of principal to each class of certificates with a higher payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-

A-2-16

Order of Distribution (continued):

SB and Class A-S certificates), to principal on the Class B certificates until their certificate balance is reduced to zero; and (iii) third, to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by that class, together with interest at its pass-through rate.

Sixth: (i) first, to interest on the Class C certificates in the amount of their interest entitlement; (ii) second, to the extent of funds allocated to principal remaining after any distributions in respect of principal to each class of certificates with a higher payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance is reduced to zero; and (iii) third, to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by that class, together with interest at its pass-through rate.

Seventh: After the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B and Class C certificates are paid all amounts to which they are entitled, the remaining funds available for distribution will be used to pay interest and principal and to reimburse any unreimbursed losses to the Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates sequentially in that order in a manner analogous to that described in clause sixth above with respect to the Class C certificates, until the certificate balance of each such class is reduced to zero.

For more detailed information regarding the distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions” in the Prospectus.

Realized Losses:	The certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates will each be reduced without distribution on any Distribution Date as a write-off to the extent of any loss realized on the mortgage loans allocated to such class of certificates on such Distribution Date. On each Distribution Date, any such write-offs will be applied to such classes of certificates in the following order, in each case until the related certificate balance is reduced to zero: first, to the Class NR-RR certificates; second, to the Class G-RR certificates; third, to the Class F-RR certificates; fourth, to the Class E-RR certificates; fifth, to the Class D certificates; sixth, to the Class C certificates; seventh, to the Class B certificates; eighth, to the class A-S certificates; and, finally, pro rata, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, based on their then-current respective certificate balances. The notional amount of the Class X-A certificates will be reduced to reflect reductions in the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates resulting from allocations of losses realized on the mortgage loans. The notional amount of the Class X-B certificates will be reduced to reflect reductions in the certificate balance of the Class B and Class C certificates resulting from allocations of losses realized on the mortgage loans. The notional amount of the Class X-D certificates will be reduced to reflect reductions in the certificate balance of the Class D certificates resulting from allocations of losses realized on the mortgage loans.
Prepayment Premiums and Yield Maintenance Charges:	On each Distribution Date, each yield maintenance charge collected on the mortgage loans during the one-month period ending on the related Determination Date is required to

A-2-17

Prepayment Premiums and Yield Maintenance Charges (continued):

be distributed to certificateholders (excluding the Class E-RR, Class F-RR, Class G-RR, Class NR-RR, Class Z and Class R certificates) as follows: (1) pro rata, between (x) the group (the “YM Group A”) of Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A and Class A-S certificates, and (y) the group (the “YM Group B” and collectively with the YM Group A, the “YM Groups”) of the Class X-B, Class X-D, Class B, Class C and Class D certificates, based upon the aggregate amount of principal distributed to the classes of principal balance certificates in each YM Group on such Distribution Date, and (2) as among the respective classes of principal balance certificates in each YM Group in the following manner: (A) on a pro rata basis in accordance with their respective entitlements in those yield maintenance charges, to each class of principal balance certificates in such YM Group with a certificate balance in an amount equal to the product of (x) a fraction whose numerator is the amount of principal distributed to such class of principal balance certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the certificates in such YM Group with certificate balances on such Distribution Date, (y) the Base Interest Fraction for the related principal prepayment with respect to such class of principal balance certificates, and (z) the aggregate amount of such yield maintenance charge allocated to such YM Group; and (B) the portion of such yield maintenance charge allocated to such YM Group remaining after such distributions to the applicable class(es) of principal balance certificates in such YM Group, in the case of amounts distributable to YM Group A, to the Class X-A certificates and in the case of amounts distributable to YM Group B, on a pro rata basis in accordance with their respective reductions in their notional amounts on such Distribution Date to the Class X-B and Class X-D certificates.

The “Base Interest Fraction” with respect to any principal prepayment on any mortgage loan and with respect to any class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates is a fraction (a) whose numerator is the greater of (x) zero and (y) the difference between (i) the pass-through rate on such class of certificates and (ii) the discount rate used in accordance with the related mortgage loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the greater of zero and the difference between (i) the mortgage loan rate on such mortgage loan (or serviced whole loan) and (ii) the discount rate used in accordance with the related mortgage loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one or less than zero. If such discount rate is greater than or equal to the lesser of (x) the mortgage loan rate on the related mortgage loan and (y) the pass-through rate described in the preceding sentence, then the Base Interest Fraction will equal zero; provided, however, that if such discount rate is greater than or equal to the mortgage loan rate, but less than the pass-through rate, the fraction will be one.

If a prepayment premium (calculated as a fixed percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for mortgage loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the mortgage loan or, for mortgage loans that only have a prepayment premium based on a fixed percentage of the principal balance of the

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Prepayment Premiums and Yield Maintenance Charges (continued):

mortgage loan, such other discount rate as may be specified in the related loan documents.

No prepayment premiums or yield maintenance charges will be distributed to holders of the Class E-RR, Class F-RR, Class G-RR, Class NR-RR, Class Z or Class R certificates. Instead, after the notional amounts of the Class X-A, Class X-B and Class X-D certificates and the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to the mortgage loans will be distributed to holders of the Class X-D certificates, regardless of whether the notional amount of the Class X-D certificates has been reduced to zero. For a description of prepayment premiums and yield maintenance charges required on the mortgage loans, see Annex A-1 to the Prospectus. See also “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments” in the Prospectus. Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the mortgage loans as of the related Determination Date. See also “Description of the Certificates—Distributions” in the Prospectus.

Advances:	The master servicer and, if it fails to do so, the trustee, will be obligated to make (i) P&I advances with respect to each mortgage loan in the issuing entity and (ii) with respect to each mortgage loan (other than the non-serviced mortgage loans) and serviced whole loan, servicing advances, including paying delinquent real estate taxes, assessments and hazard insurance premiums, but only to the extent that those advances are not deemed nonrecoverable from collections on the related mortgage loan (or, if applicable, serviced whole loan) and, in the case of P&I advances, subject to reduction in connection with any appraisal reduction amounts that may occur. The special servicer will have no obligation to make servicing advances; provided that with respect to a specially serviced loan, the special servicer will be entitled to make a servicing advance in an urgent or emergency situation, and the master servicer will be required to reimburse the special servicer for such advance, with interest; provided that the advance is not determined by the master servicer to be nonrecoverable. Notwithstanding the foregoing, servicing advances for the non-serviced mortgage loans will be made by the parties to, and pursuant to, the applicable lead servicing agreement.
Appraisal Reduction Amounts:

An appraisal reduction amount generally will be created with respect to a required appraisal loan (which is a serviced mortgage loan (or serviced whole loan, if applicable)) as to which certain defaults, modifications or insolvency events have occurred (as further described in the Prospectus) in the amount, if any, by which the principal balance of such required appraisal loan, exceeds 90% of the appraised value of the related mortgaged property (as determined by one or more appraisals obtained by the special servicer) plus certain escrows and reserves (including letters of credit) held with respect to such required appraisal loan (net of other amounts overdue or advanced in connection with such required appraisal loan). In general, subject to the discussion in the next paragraphs, any appraisal reduction amount calculated with respect to a whole loan will be allocated to the related mortgage loan and pari passu companion loan(s) on a pro rata basis in accordance with their respective outstanding principal balances. In the case of the non-serviced mortgage loans, any appraisal reduction amounts will be calculated pursuant to, and by a party to, the related lead servicing agreement (as discussed under “—Whole Loans” below). As a result of an appraisal reduction amount being calculated for and/or allocated to a given mortgage loan, the interest portion of any P&I advance for such

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Appraisal Reduction Amounts (continued):

mortgage loan will be reduced, which will have the effect of reducing the amount of interest available for distribution to the most subordinate class(es) of certificates (exclusive of the Class Z and Class R certificates) then outstanding (i.e., first to the Class NR-RR certificates, then to the Class G-RR certificates, then to the Class F-RR certificates, then to the Class E-RR certificates, then to the Class D certificates, then to the Class C certificates, then to the Class B certificates, then to the Class A-S certificates, and then, pro rata based on their respective interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates). In general, a mortgage loan (or whole loan, if applicable) serviced under the pooling and servicing agreement for this transaction will cease to be a required appraisal loan, and no longer be subject to an appraisal reduction amount, when the same has ceased to be a specially serviced loan (if applicable), has been brought current for at least three consecutive months and no other circumstances exist that would cause such serviced loan to be a required appraisal loan.

Appraisal reduction amounts with respect to each of the One State Street whole loan, the Yorkshire & Lexington Towers whole loan and the 111 West Jackson whole loan will be allocated to notionally reduce the outstanding principal balance of the related subordinate companion loan(s) prior to pro rata allocation to the related mortgage loan and any related pari passu companion loans.

At any time an appraisal is ordered under the pooling and servicing agreement with respect to a property that would result in an appraisal reduction amount with respect to a mortgage loan that would result in a change in the controlling class, certain certificateholders will have a right to request a new appraisal as described in the Prospectus.

Age of Appraisals:	Appraisals (which can be an update of a prior appraisal) with respect to a mortgage loan serviced under the pooling and servicing agreement are required to be no older than 9 months for purposes of determining appraisal reduction amounts, market value, and other calculations as described in the Prospectus.
Sale of Defaulted Loans:	There will be no “Fair Market Value Purchase Option”, instead defaulted loans will be sold in a process similar to the sale process for REO property.
Cleanup Call:	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans remaining in the issuing entity is less than 1% of the aggregate principal balance of the mortgage loans as of the cut-off date (solely for the purposes of this calculation, if such right is being exercised after April 2028 and either or both of the Signet Jewelers Expansion mortgage loan or the GED Integrated Solutions mortgage loan is still an asset of the trust, then such mortgage loan will be excluded from the then-aggregate principal balance of the pool of mortgage loans and from the aggregate principal balance of the mortgage loans as of the cut-off date), certain entities specified in the Prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in the Prospectus. If the aggregate certificate balances of all certificates (exclusive of the Class X Certificates) senior to the Class D certificates, and the notional amounts of the Class X-A and Class X-B certificates have been reduced to zero, and if the master servicer has consented, the issuing entity could also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (excluding the Class Z and Class R certificates), for the mortgage loans, but all of the holders of those classes of outstanding

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Cleanup Call (continued):	certificates (excluding the Class Z and Class R certificates) would have to voluntarily participate in the exchange.
Directing Certificateholder / Directing Holder:

The “Directing Certificateholder” will generally be the controlling class certificateholder or other representative designated by the holder(s) of at least a majority of the voting rights of the controlling class. The controlling class is the most subordinate class of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates (the “Control Eligible Certificates”) that has an aggregate certificate balance as notionally reduced by any Cumulative Appraisal Reduction Amounts allocated to such class, that is equal to or greater than 25% of the initial certificate balance of such class of certificates, or if no class of Control Eligible Certificates meets the preceding requirement, the most senior class of Control Eligible Certificates. The Controlling Class as of the Closing Date will be the Class NR-RR certificates. At any time when Class E-RR is the controlling class, the majority Class E-RR certificateholders may elect under certain circumstances to opt-out from its rights under the pooling and servicing agreement. See “Pooling and Servicing Agreement—The Directing Holder” in the Prospectus. No other class of certificates will be eligible to act as the controlling class or appoint a Directing Certificateholder.

Argentic Securities Holdings Cayman Limited (or its affiliate) is expected to purchase the Class E-RR, Class F-RR, Class G-RR, Class NR-RR and Class Z certificates and, on the Closing Date, is expected to be the initial Directing Certificateholder.

The “Directing Holder" will initially be:

(a) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan, Servicing Shift Mortgage Loan or Serviced AB Whole Loan prior to a related Control Appraisal Period) or Serviced Whole Loan (other than a Serviced AB Whole Loan), the Directing Certificateholder;

(b) with respect to any Serviced AB Whole Loan, (i) for so long as no related Control Appraisal Period exists, the AB Whole Loan Controlling Holder and (ii) for so long as a related Control Appraisal Period exists, the Directing Certificateholder and

(c) with respect to any Servicing Shift Whole Loan, (i) prior to the related Servicing Shift Securitization Date, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement and (ii) on and after the related Servicing Shift Securitization Date, the “directing certificateholder” or equivalent entity under the lead servicing agreement.

The initial Directing Holder with respect to the 111 West Jackson whole loan will be the holder of the related subordinate companion loan, which is anticipated to be a separate unaffiliated third party investor.

For a description of the directing holder for the Non-Serviced Whole Loans, see “Description of the Mortgage Pool—The Whole Loans” in the Prospectus.

Control/Consultation Rights:

The Directing Holder will be entitled to have consultation and approval rights with respect to certain major decisions (including with respect to assumptions, waivers, loan modifications and workouts).

So long as a Control Termination Event does not exist, the Directing Holder will be entitled to direct the special servicer to take, or refrain from taking, certain actions that would constitute major decisions with respect to a mortgage loan or whole loan serviced under

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Control/Consultation Rights (continued):

the pooling and servicing agreement and will also have the right to notice and to consent to certain material actions that would constitute major decisions that the master servicer or the special servicer plan on taking with respect to any such mortgage loan or serviced whole loan subject to the servicing standard and other restrictions as described in the Prospectus.

During a Control Termination Event and until the occurrence of a Consultation Termination Event, all of the rights of the Directing Holder will terminate other than a right to consult with respect to the major decisions and other matters as to which it previously had approval rights. During an Operating Advisor Consultation Event, the operating advisor will be entitled to consult with the special servicer with respect to certain major decisions on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders, as if those certificateholders and, with respect to a serviced pari passu companion loan, the related pari passu companion loan holder(s) constituted a single lender.

A “Control Termination Event” will occur when (i) no class of Control Eligible Certificates exists that has a certificate balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) that is at least equal to 25% of the initial certificate balance of such class; or (ii) such mortgage loan or whole loan is an excluded loan; provided that no Control Termination Event may occur with respect to the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement related to a Servicing Shift Whole Loan and the term “Control Termination Event” is not be applicable to the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement related to such Servicing Shift Whole Loan; and provided, further, that a Control Termination Event shall not be deemed continuing in the event that the certificate balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the mortgage loans provided, further, that with respect to a Serviced AB Whole Loan, no Control Termination Event will be deemed to be continuing unless a Control Appraisal Period is continuing under the related Intercreditor Agreement and a Control Termination Event is continuing. The “Cumulative Appraisal Reduction Amount” as of any date of determination for any mortgage loan, is equal to the sum of (i) all appraisal reduction amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. “AB Modified Loan” means any corrected loan (1) that became a corrected loan (which includes for purposes of this definition any non-serviced mortgage loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the lead servicing agreement governing the servicing of such non-serviced mortgage loan) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified mortgage loan and (2) as to which an appraisal reduction amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the principal balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein),

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Control/Consultation Rights (continued):

over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject mortgage loan) (x) the most recent Appraised Value for the related mortgaged property or mortgaged properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value (or in the calculation of any related appraisal reduction amount) and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the mortgage loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related mortgaged property or mortgaged properties (provided that in the case of a non-serviced mortgage loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y) and solely to the extent not reflected or taken into account in the calculation of any related appraisal reduction amount) held by the lender in respect of such AB Modified Loan as of the date of such determination, which such excess, for the avoidance of doubt, will be determined separately from and exclude any related appraisal reduction amounts. A “Consultation Termination Event” will occur when no class of Control Eligible Certificates exists where such class’ aggregate certificate balance is at least equal to 25% of the initial certificate balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; provided that with respect to a Serviced AB Whole Loan no Consultation Termination Eventwill be continuing unless a Control Appraisal Period is continuing under the related Intercreditor Agreement and a Consultation Termination Event is continuing. With respect to each non-serviced whole loan, so long as a Consultation Termination Event does not exist, the Directing Certificateholder for this transaction will have certain consultation rights with respect to certain major decisions regarding the non-serviced whole loans, and the applicable directing certificateholder (or equivalent entity) pursuant to the related lead servicing agreement will have consultation, approval and direction rights, with respect to certain major decisions (including with respect to assumptions, waivers, loan modifications and workouts) regarding such non-serviced whole loan, as provided for in the related co-lender agreement and in the related lead servicing agreement, and as described under “Description of the Mortgage Pool—The Whole Loans” in the Prospectus.

Notwithstanding any contrary description set forth above, in the event that, with respect to any mortgage loan, the Directing Holder or any controlling class certificateholder is a Borrower Party (any of the above, as applicable, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder will not have any consultation or approval rights with respect to such mortgage loan and will have no right to receive asset status reports or such other information as may be specified in the pooling and servicing agreement. A “Borrower Party” is a borrower, a mortgagor, a manager of a mortgaged property or the holder of a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure the related mezzanine loan, a person controlling or controlled by or under common control with the foregoing or any other such person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager of a mortgaged property or mezzanine lender.

Servicing Standard:	Each of the mortgage loans (other than the non-serviced mortgage loans) and serviced whole loan(s) will be serviced by the master servicer and the special servicer pursuant to

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Servicing Standard (continued):

the terms of the pooling and servicing agreement. In all circumstances, each of the master servicer and the special servicer are obligated to act in the best interests of the certificateholders (and, in the case of a serviced whole loan, the holder of the related serviced companion loan) as a collective whole as if such certificateholders (and, if applicable, such companion loan holder), constituted a single lender (taking into account the pari passu or subordinate nature of any related companion loan(s)). The special servicer is required to determine the effect on net present value of various courses of action (including workout or foreclosure), using the Calculation Rate as the discount rate, and pursue the course of action that it determines would maximize recovery on a net present value basis.

“Calculation Rate” means:

(a) for principal and interest payments on a mortgage loan or proceeds from the sale of a defaulted loan, the highest of (i) the rate determined by the master servicer or the special servicer, as applicable, that approximates the market rate that would be obtainable by borrowers on similar debt of the borrowers as of such date of determination, (ii) the mortgage loan rate and (iii) the yield on 10-year US treasuries; and

(b) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or update of such appraisal).

Termination of Special Servicer:

Except as limited by certain conditions described in the Prospectus, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Holder so long as, among other things, the Directing Holder provides a replacement special servicer that meets the requirements of the pooling and servicing agreement.

During a Control Termination Event, the holders of at least 25% of the voting rights of the principal balance certificates may request a vote to replace the special servicer. The subsequent vote may result in the termination and replacement of such special servicer if, within 180 days of the initial request for that vote, the holders of (a) at least 66-2/3% of a “certificateholder quorum” (holders of certificates evidencing at least 75% of the aggregate voting rights (taking into account the application of realized losses) of the certificates (other than the Class X, Class Z and Class R certificates)), or (b) more than 50% of the voting rights of each class of certificates other than any Class X, Class Z and Class R certificates (but in the case of this clause (b) only such classes of principal balance certificates that, in each case, have an outstanding certificate balance, as notionally reduced by any appraisal reduction amounts allocated to such class, equal to or greater than 25% of the initial certificate balance of such class, minus all payments of principal made on such class of certificates), vote affirmatively to so replace such special servicer.

If the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, the operating advisor will have the right to recommend the replacement of the special servicer. The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of after the notice is posted to the

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Termination of Special Servicer (continued):

certificate administrator’s website by an affirmative vote of holders of certificates evidencing at least a majority of a quorum of certificateholders (which, for this purpose, is the holders of certificates that (i) evidence at least 20% of the voting rights (taking into account the application of any appraisal reduction amounts to notionally reduce the respective certificate balances) of all principal balance certificates on an aggregate basis, and (ii) consist of at least three certificateholders or certificate owners that are not Risk Retention Affiliated with each other). In the event the holders of such principal balance certificates elect to remove and replace the special servicer, the certificate administrator will be required to obtain a rating agency confirmation from each of the rating agencies at that time.

Excluded Special Servicer:	In the event that, with respect to any mortgage loan (other than any non-serviced mortgage loan), the special servicer has obtained knowledge that it is a Borrower Party with respect to any mortgage loan or serviced whole loan, the special servicer will be required to resign as special servicer of such mortgage loan (an “Excluded Special Servicer Loan”), and, if no Control Termination Event is continuing, the Directing Holder or the majority controlling class certificateholder on its behalf will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the pooling and servicing agreement (an “Excluded Special Servicer”) with respect to such Excluded Special Servicer Loan unless such Excluded Special Servicer Loan is also an excluded loan with respect to such Directing Holder or the holder of the majority of the controlling class, in which case the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer.
Servicing Compensation:

Modification Fees: Certain fees resulting from modifications, amendments, waivers or other changes to the terms of the loan documents, as more fully described in the Prospectus, will be used to offset expenses on the related serviced mortgage loan (i.e., a mortgage loan other than a non-serviced mortgage loan) or serviced whole loan, if applicable (i.e., reimburse the trust for certain expenses including unreimbursed advances and interest on unreimbursed advances previously incurred (other than special servicing fees, workout fees and liquidation fees) on the related mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, but not yet reimbursed to the trust or servicers), or to pay expenses (other than special servicing fees, workout fees and liquidation fees) that are still outstanding, in each case unless as part of the written modification the related borrower is required to pay these amounts on a going forward basis or in the future). Any excess modification fees not so applied to offset expenses will be available as compensation to the master servicer and/or applicable special servicer. Within any prior 12-month period, all excess modification fees earned by the master servicer or by the applicable special servicer (after taking into account the offset described below applied during such 12-month period) with respect to any mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, will be subject to a cap equal to the greater of (i) 1.0% of the outstanding principal balance of such mortgage loan after giving effect to such transaction and (ii) $25,000.

All excess modification fees earned by either special servicer will be required to offset any future workout fees or liquidation fees payable with respect to the related mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, or related REO property; provided that if the mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, ceases being a corrected loan, and is subject to a subsequent modification, any excess modification fees earned by the applicable special

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Servicing Compensation (continued):

servicer prior to such mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, ceasing to be a corrected loan will no longer be offset against future liquidation fees and workout fees unless such mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, ceased to be a corrected loan within 12 months of it becoming a modified mortgage loan (or modified whole loan, if applicable).

Penalty Charges: All late fees and default interest will first be used to reimburse certain expenses previously incurred with respect to the related mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable (other than special servicing fees, workout fees and liquidation fees) but not yet reimbursed to the trust, the master servicer or the applicable special servicer or to pay certain expenses (other than special servicing fees, workout fees and liquidation fees) that are still outstanding on the related mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, and any excess received with respect to a serviced loan will be paid to the master servicer (for penalty charges accrued while a non-specially serviced loan), and the applicable special servicer (for penalty charges accrued while a specially serviced loan). To the extent any amounts reimbursed out of penalty charges are subsequently recovered on a related serviced loan, they will be paid to the master servicer or applicable special servicer who would have been entitled to the related penalty charges that were previously used to reimburse such expense.

Liquidation / Workout Fees: Liquidation fees will be calculated at the lesser of (a) 1.0% and (b) such lower rate as would result in a liquidation fee of $1,000,000, for each mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan that is a specially serviced loan and any REO property, subject in any case to a minimum liquidation fee of $25,000, except that the liquidation fee will be zero with respect to certain liquidation events set forth in the pooling and servicing agreement, and the liquidation fee with respect to each mortgage loan or REO mortgage loan repurchased or substituted for after more than 180 days following the Mortgage Loan Seller’s receipt of notice or discovery of a material breach or material defect will be in an amount equal to the liquidation fee rate described above of the outstanding principal balance of such mortgage loan or REO loan. For any mortgage loan (other than a non-serviced loan) or serviced whole loan that is a corrected loan, workout fees will be calculated at the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest) on the related mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, from the date such serviced loan becomes a corrected loan through and including the then related maturity date; or in any case such higher rate as would result in a workout fee of $25,000 when applied to each expected payment of principal and interest (other than default interest) on any mortgage loan from the date such serviced loan becomes a corrected loan through and including the then related maturity date.

Notwithstanding the foregoing, in connection with a maturity default, no liquidation or workout fee will be payable in connection with a payoff or refinancing of the related serviced loan within 90 days of the maturity default.

Operating Advisor:

The operating advisor will have access to any final asset status report and information available with respect to the transaction on the certificate administrator’s website and will have certain monitoring responsibilities on behalf of the entire issuing entity. During an

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Operating Advisor (continued):

Operating Advisor Consultation Event, the operating advisor will be entitled to consult with the special servicer with respect of the asset status reports and certain major decisions processed by the special servicer on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, in the case of a serviced whole loan, the related companion loan holder(s), as a collective whole, as if those certificateholders and, if applicable, such companion loan holder(s) constituted a single lender (taking into account the pari passu or subordinate nature of any related companion loan(s)).

During a Consultation Termination Event, the operating advisor may be removed without cause if the holders of at least 25% of the voting rights request a vote to replace the operating advisor and such vote is approved by the holders of at least 75% of the voting rights.

An “Operating Advisor Consultation Event” will occur when (i) the HRR Certificates have an aggregate certificate balance (as notionally reduced by any appraisal reduction amounts allocable to any class of the HRR certificates) is 25% or less of the initial aggregate certificate balance of the HRR Certificates, or (ii) a Control Termination Event is continuing.

Asset Representations Reviewer:	The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. An asset review will occur when either (1) mortgage loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the mortgage loans (including any REO loans (or a portion of any REO loan in the case of a whole loan)) held by the issuing entity as of the end of the applicable collection period are delinquent loans or (2) at least 15 mortgage loans are delinquent loans as of the end of the applicable collection period and the outstanding principal balance of such delinquent loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the mortgage loans (including any REO loans (or a portion of any REO loan in the case of a whole loan)) held by the issuing entity as of the end of the applicable collection period.
Replacement of the Asset Representations Reviewer:	The asset representations reviewer may be terminated and replaced without cause. Upon (i) the written direction of certificateholders evidencing not less than 25% of the voting rights (without regard to the application of any cumulative appraisal reduction amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an eligible asset representations reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all certificateholders and the asset representations reviewer of such request. Upon the written direction of certificateholders evidencing at least 75% of a certificateholder quorum (without regard to the application of any cumulative appraisal reduction amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the pooling and servicing agreement, and the proposed successor asset representations reviewer will be appointed.
Dispute Resolution Provisions:

Each Mortgage Loan Seller will be subject to the dispute resolution provisions set forth in the pooling and servicing agreement to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by a Mortgage Loan Seller and such Mortgage Loan Seller will be obligated under the related mortgage loan purchase

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Dispute Resolution Provisions (continued):

agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Generally, in the event that a repurchase request is not “Resolved” (as defined below) within 180 days after the related Mortgage Loan Seller receives such repurchase request, then the enforcing servicer will be required to send a notice to the “initial requesting certificateholder” (if any) and to the certificate administrator who will make such notice available to all other certificateholders and certificate owners indicating the enforcing servicer’s intended course of action with respect to the repurchase request. Such notice will notify all certificateholders and certificate owners that in the event any certificateholder disagrees with the enforcing servicer’s intended course of action, the enforcing servicer will be required to follow the course of action agreed to and/or proposed by the majority of the responding certificateholders that involves referring the matter to mediation or arbitration, as the case may be. If (a) the enforcing servicer’s intended course of action with respect to the repurchase request does not involve pursuing further action to exercise rights against the related Mortgage Loan Seller with respect to the repurchase request and the initial requesting certificateholder, if any, or any other certificateholder or certificate owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, or (b) the enforcing servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the repurchase request but the initial requesting certificateholder, if any, or any other certificateholder or certificate owner does not agree with the dispute resolution method selected by the enforcing servicer, then the initial requesting certificateholder, if any, or such other certificateholder or certificate owner may deliver a written notice to the enforcing servicer indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

“Resolved” means, with respect to a repurchase request, (i) that related material defect has been cured, (ii) the related mortgage loan has been repurchased in accordance with the related mortgage loan purchase agreement, (iii) a mortgage loan has been substituted for the related mortgage loan in accordance with the related mortgage loan purchase agreement, (iv) the applicable Mortgage Loan Seller has paid a loss of value payment, (v) a contractually binding agreement is entered into between the enforcing servicer, on behalf of the issuing entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related mortgage loan purchase agreement, or (vi) the related mortgage loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the pooling and servicing agreement.

Deal Website:

The Certificate Administrator will maintain a deal website including, but not limited to:

■   all special notices delivered

■   summaries of final asset status reports

■   all appraisals in connection with appraisal reduction amounts plus any subsequent appraisal updates

■   an “Investor Q&A Forum” and a voluntary investor registry

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Mortgage Loan No. 1 — GNL Portfolio

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Mortgage Loan No. 1 — GNL Portfolio

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Mortgage Loan No. 1 — GNL Portfolio

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Mortgage Loan No. 1 — GNL Portfolio

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Mortgage Loan No. 1 — GNL Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	Column	Single Asset / Portfolio:	Portfolio of 12 Properties
Original Principal Balance(1):	$63,500,000	Title:	Fee
Cut-off Date Principal Balance(1):	$63,500,000	Property Types - Subtypes:	Office / Industrial
% of Pool by IPB:	6.7%	Net Rentable Area (SF):	2,620,673
Loan Purpose:	Refinance	Locations:	Various
Borrowers(2):	Various	Years Built / Renovated:	Various
Sponsor:	Global Net Lease Operating Partnership, L.P.	Occupancy:	100.0%
Interest Rate:	4.3690%	Occupancy Date:	12/31/2017
Note Date:	10/27/2017	Number of Tenants:	10
Maturity Date:	11/6/2027	2014 NOI(5):	N/A
Interest-only Period:	120 months	2015 NOI(5):	$20,024,180
Original Term:	120 months	2016 NOI(5):	$21,010,966
Original Amortization:	None	TTM NOI(6):	$21,052,501
Amortization Type:	Interest Only	UW Economic Occupancy:	95.0%
Call Protection:	YM1(116), O(4)	UW Revenues:	$27,197,253
Lockbox(3):	Hard	UW Expenses:	$7,037,633
Additional Debt(1):	Yes	UW NOI:	$20,159,620
Additional Debt Balance(1):	$123,500,000	UW NCF:	$18,425,410
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF:	$323,100,000 / $123
Additional Future Debt Permitted:	No	Appraisal Date(7):	Various

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$71
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$71
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	57.9%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	57.9%
TI/LC Reserves:	$0	Springing	N/A	UW NOI DSCR:	2.43x
				UW NCF DSCR:	2.22x
				UW NOI Debt Yield:	10.8%
				UW NCF Debt Yield	9.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$187,000,000	100.0%	Payoff Existing Debt	$120,021,907	64.2%
			Return of Equity	64,482,284	34.5
			Closing Costs	2,495,809	1.3

Total Sources	$187,000,000	100.0%	Total Uses	$187,000,000	100.0%

(1)	The GNL Portfolio loan was co-originated by Column and Citi Real Estate Funding Inc. The loan is part of a larger split whole loan evidenced by four pari passu notes with an aggregate Cut-off Date balance of $187.0 million (collectively, the “GNL Portfolio Whole Loan”). The financial information presented in the chart above and herein is based on the Cut-off Date balance of the GNL Portfolio Whole Loan.

(2)	The loan has 12 borrowers, each of which is a special purpose entity. For a detailed description, please refer to “The Borrowers” below.

(3)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(4)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Mortgage Loan No. 1 — GNL Portfolio

(5)	The assets in the portfolio were acquired from January 2014 to March 2017. 2014 portfolio cash flows are not available due to the acquisition dates. The 2015 NOI includes 12 months of financials for all properties, except for C&J Energy Services, Inc. II, which was acquired in March 2015, and FedEx Ground Package System, Inc. (WV), which was acquired in March 2017. The 2015 NOI includes approximately 10 months of financials for C&J Energy Services, Inc. II and does not include any financials related to FedEx Ground Package System, Inc. (WV). 2016 NOI includes 12 months of financials for all properties, except for FedEx Ground Package System, Inc. (WV), for which no financial information is included due to the property being acquired in March 2017.

(6)	Represents the trailing twelve month period ending August 31, 2017 for all properties, except for FedEx Ground Package System, Inc. (WV), which includes approximately six months of financials ending August 31, 2017 due to the property being acquired in March 2017.

(7)	Appraisal Dates for the properties range from August 22, 2017 to September 18, 2017.

The Loan. The GNL Portfolio loan, which is part of a larger split whole loan, is a first mortgage loan secured by the borrowers’ fee interest in a cross-collateralized pool of 12, 100.0% leased, single-tenant properties located across nine states (collectively, “The GNL Portfolio”). The loan has a 10-year term and is interest-only for the entire term.

The GNL Portfolio Whole Loan has a Cut-off Date balance of $187.0 million, which is evidenced by four pari passu notes identified as Note A-1-A, Note A-1-B, Note A-2-A, and Note A-2-B. Note A-2-A is being contributed to the CSAIL 2018-CX11 Commercial Mortgage Trust. The GNL Portfolio Whole Loan is being serviced pursuant to the CSAIL 2017-CX10 pooling and servicing agreement. As the holder of Note A-1-A (the “Controlling Noteholder”), the trustee of the CSAIL 2017-CX10 Commercial Mortgage Trust (or, prior to the occurrence and continuance of a control termination event under the CSAIL 2017-CX10 pooling and servicing agreement, the CSAIL 2017-CX10 directing certificateholder) is entitled to exercise all of the rights of the Controlling Noteholder with respect to the GNL Portfolio Whole Loan; however, the holders of Note A-1-B, A-2-A and Note A-2-B are entitled, under certain circumstances, to consult with respect to certain major decisions.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Lead Servicer for Whole Loan (Y/N)	Controlling Piece (Y/N)
Note A-1-A	$73,000,000	$73,000,000	CSAIL 2017-CX10	Y	Y
Note A-1-B	25,250,000	25,250,000	CCUBS 2017-C1	N	N
Note A-2-A	63,500,000	63,500,000	CSAIL 2018-CX11	N	N
Note A-2-B	25,250,000	25,250,000	CCUBS 2017-C1	N	N
Total	$187,000,000	$187,000,000

The Borrowers. There are 12 borrowing entities for the loan: ARC GEGRDMI001, LLC; ARC GSIFLMN001, LLC; ARC MKMDNNJ001, LLC; ARC SZPTNNJ001, LLC; ARC CSVBTMI001, LLC; ARG FEMRGWV001, LLC; ARC NNMFBTN001, LLC; ARC FEBHMNY001, LLC; ARC LPSBDIN001, LLC; ARC PNSCRPA001, LLC; ARC CJHSNTX002, LLC and ARC CJHSNTX001, LLC. Each borrower is a Delaware limited liability company and a special-purpose entity.

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is Global Net Lease Operating Partnership, L.P., a subsidiary of Global Net Lease Inc. (“GNL”). GNL (NYSE: GNL) is a real estate investment trust that acquires commercial properties, with an emphasis on sale-leaseback transactions, involving single tenant net-leased commercial properties. GNL began operations in 2011 and owns assets under management valued at approximately $3.0 billion as of year-end 2017. GNL’s portfolio comprises 312 properties, including 243 properties in the United States and Puerto Rico, 43 properties in the United Kingdom and 26 properties in continental Europe, totaling 22.9 million SF. GNL had a market capitalization of approximately $1.5 billion as of March 12, 2018.

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Mortgage Loan No. 1 — GNL Portfolio

The Properties. The GNL Portfolio consists of 12 office, industrial and mixed use office and industrial properties totaling approximately 2.6 million SF located across nine states and 11 markets. The GNL Portfolio contains five industrial buildings (1,584,004 SF/60.4% NRA), five office buildings (571,520 SF/21.8% NRA), and two mixed use office and industrial buildings (465,149 SF/17.7% NRA). Each property is single tenant leased with 11 of the properties leased on a net basis and one leased on a modified gross basis. The tenancy is diversified across multiple industries, including aerospace, pharmaceuticals, energy, financial services, freight, U.S. government services, automotive, and metals processing. The top three tenants by underwritten base rent in the GNL Portfolio are Sandoz, Inc. (AA/Aa3/AA- by Fitch/Moody’s/S&P – 19.2% of UW Base Rent), Intervet Inc. (A/A1/AA by Fitch/Moody’s/S&P – 15.4% of UW Base Rent), FedEx Ground Package Systems, Inc. (Baa2/BBB Moody’s/S&P – 13.1% of UW Base Rent).

Portfolio Summary(1)

#	Property	Market(2)	NRA (SF)	Year Built	Property Type	UW NOI	% of UW NOI	Allocated Loan Amount(3)	% of Allocated Loan Amount	Appraised Value
1	Sandoz, Inc.	Princeton, NJ	154,101	2001	Office	$3,915,526	19.4%	$34,880,000	18.7%	$59,400,000
2	Intervet Inc.	Madison, NJ	146,366	1988	Office	3,151,708	15.6	26,950,000	14.4	49,000,000
3	GE Aviation Systems, LLC	Grand Rapids, MI	369,000	1986	Office/Ind.	2,479,718	12.3	24,050,000	12.9	37,000,000
4	FedEx Ground Package System, Inc. (NY)	Long Island, NY	158,520	1976	Industrial	1,723,168	8.5	19,375,000	10.4	33,000,000
5	Nissan North America Inc.	Nashville, TN	462,155	2008	Industrial	1,542,780	7.7	17,030,000	9.1	29,000,000
6	Constellium Automotive USA, LLC	Detroit, MI	320,680	1998	Industrial	1,845,258	9.2	15,300,000	8.2	25,500,000
7	C&J Energy Services, Inc. II	Houston, TX	125,000	2013	Office	1,342,379	6.7	12,550,000	6.7	25,100,000
8	Lippert Components Manufacturing, Inc.	South Bend / Mishawaka, IN	539,137	2003	Industrial	923,715	4.6	9,040,000	4.8	15,400,000
9	FedEx Ground Package System, Inc. (WV)	Morgantown, WV	103,512	2016	Industrial	887,168	4.4	7,990,000	4.3	13,600,000
10	C&J Energy Services, Inc. I	Houston, TX	96,149	2013	Office/Ind.	866,515	4.3	7,800,000	4.2	15,600,000
11	U.S. General Services Administration	International Falls, MN	33,000	2009	Office	976,349	4.8	7,095,000	3.8	12,900,000
12	PNC Bank N.A.	Scranton, PA	113,053	1975	Office	505,336	2.5	4,940,000	2.6	7,600,000
Total/Wtd Avg.:			2,620,673	1999		$20,159,620	100.0%	$187,000,000	100.0%	$323,100,000

(1)	Based on the underwritten rent roll.

(2)	Source: Appraisals.

(3)	Based on the GNL Portfolio Whole Loan.

Property Type(1)

Property Type	Property Count	NRA (SF)	WAV Year Built	Occupancy	UW NOI	% of NOI	Allocated Loan Amount(2)	% of Allocated Loan Amount	Appraised Value

Office	5	571,520	1996	100.0%	$9,891,298	49.1%	$86,415,000	46.2%	$154,000,000
Industrial	5	1,584,004	2002	100.0%	6,922,089	34.3	68,735,000	36.8	116,500,000
Office/Industrial	2	465,149	1992	100.0%	3,346,233	16.6	31,850,000	17.0	52,600,000
Total/Wtd. Avg.:	12	2,620,673	1999	100.0%	$20,159,620	100.0%	$187,000,000	100.0%	$323,100,000

(1)	Source: Appraisals.

(2)	Based on GNL Portfolio Whole Loan.

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Mortgage Loan No. 1 — GNL Portfolio

The Tenants. The tenancy is diversified across multiple industries, including aerospace, pharmaceuticals, energy, financial services, freight, U.S. government services, automotive, and metals processing. In addition, seven of the ten tenants are, or are subsidiaries of, credit rated companies. The GNL Portfolio’s top four tenants by underwritten base rent are Sandoz, Inc., Intervet, Inc., FedEx Ground Package Systems, Inc. and GE Aviation Systems, LLC.

Sandoz, Inc. The Sandoz, Inc. property represents 19.2% of UW base rent and leases 5.9% of The GNL Portfolio’s NRA. The Sandoz, Inc. lease expires on July 31, 2026. Sandoz, Inc. develops, manufactures, markets, and distributes generic pharmaceutical products. Its therapeutic drug categories include anti-infectives, central nervous system disorder treatments, cardiovascular medicines, gastrointestinal agents, oncology therapies, respiratory therapies, alimentary tract and metabolism, blood and blood-forming organs, and antineoplastic and immunomodulating agents. Sandoz, Inc. is a subsidiary of Novartis, which is rated AA/Aa3/AA- by Fitch, Moody’s and S&P, respectively.

Intervet, Inc. The Intervet, Inc. property represents 15.4% of UW base rent and leases 5.6% of The GNL Portfolio’s NRA. The Intervet, Inc. lease expires on August 31, 2025. Intervet, Inc., doing business as Merck Animal Health, develops, manufactures, and markets a range of veterinary medicines and services. It offers products for the prevention, treatment, and control of diseases in major farm and companion animal species. The company provides a range of veterinary pharmaceuticals, parasiticides, vaccines, and health management solutions to veterinarians, farmers, pet owners, and governments worldwide. Intervet Inc. is a subsidiary of Merck & Co., which is rated A/A1/AA by Fitch, Moody’s and S&P, respectively.

FedEx Ground Package System, Inc. The two FedEx Ground Package System, Inc. (“FedEx”) properties represent 13.1% of UW base rent and leases 10.0% of The GNL Portfolio’s NRA. FedEx leases two of the properties that have leases expiring on July 31, 2024 and October 31, 2026. FedEx provides business-to-business package shipping and ground delivery services. The company provides day-certain service to every business address in the United States and Canada, as well as residential delivery through its FedEx Home Delivery service. The company also includes FedEx SmartPost, which consolidates and delivers high volumes of low-weight, less time-sensitive business-to-consumer packages using the United States Postal Service for final delivery to almost any residential address of post office box in the United States. FedEx is a subsidiary of FedEx Corporation, which is rated Baa2/BBB by Moody’s and S&P, respectively.

GE Aviation Systems, LLC. The GE Aviation Systems, LLC property represents 12.1% of the UW base rent and leases 14.1% of The GNL Portfolio’s NRA. The GE Aviation Systems, LLC lease expires on December 31, 2025. GE Aviation Systems, LLC is a provider of commercial, military and business and general aviation jet and turboprop engines and components as well as avionics, electrical power and mechanical systems for aircraft. GE has a global service network to support these offerings. GE Aviation designs and assembles components and integrated systems for commercial, military, business and general aviation aircraft at the property. The Common Core System, the primary computing environment, for the Boeing 787 Dreamliner is designed, manufactured, and tested at the property and in Cheltenham, UK. GE Aviation is a subsidiary of General Electric Corporation, which is rated A+/A2/A by Fitch, Moody’s and S&P, respectively.

Subleases.  Three tenants sublease a portion of their space but remain obligated for the full lease obligations.

Lippert Components Manufacturing, Inc. subleases 238,164 SF (9.1% of The GNL Portfolio’s NRA) to National Distribution Centers through September 1, 2019 at an annual rent of $2.77 PSF (a premium of $0.84 PSF) with two, three-year sublease renewal options.  Lippert Components Manufacturing, Inc. leased the building in 2014, which provided both existing building space for future expansion as well as excess land for future development.  The property is situated on approximately 71 acres.  The lease is guaranteed by the parent Lippert Components, Inc. (NYSE: LCII).

Nissan North America, Inc. subleases 59,977 SF to Logistics Insight Corp.  The sublease is at an annual rent of $7.00 PSF (a premium of $3.33 PSF) through May, 2020 with a one-year extension option and an option to terminate.

PNC Bank, National Association subleases space to four law firms and a café. The subleases are de minimis to the overall cash flow.

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Mortgage Loan No. 1 — GNL Portfolio

Tenant Summary(1)

#	Tenant	Credit Rating (Fitch/Moody’s /S&P)(2)	Property Count	NRA (SF)	% of NRA	UW Base Rent PSF	UW Base Rent	% of UW Base Rent	Lease Expiration Date
1	Sandoz, Inc.(3)	AA / Aa3 / AA-	1	154,101	5.9%	$27.71	$4,270,139	19.2%	7/31/2026
2	Intervet Inc.	A / A1 / AA	1	146,366	5.6	$23.50	3,439,601	15.4	8/31/2025
4, 9	FedEx Ground Package System, Inc.	NR / Baa2 / BBB	2	262,032	10.0	$11.18	2,928,941	13.1	Various(4)
3	GE Aviation Systems, LLC	A+ / A2 / A	1	369,000	14.1	$7.33	2,705,582	12.1	12/31/2025
7, 10	C&J Energy Services, Inc.	NR / NR / NR	2	221,149	8.4	$11.13	2,461,490	11.0	10/31/2023
6	Constellium Automotive USA, LLC	NR / B3 / B-	1	320,680	12.2	$6.24	1,999,468	9.0	11/30/2029
5	Nissan North America, Inc.(3)	BBB+ / A2 / A	1	462,155	17.6	$3.78	1,746,946	7.8	9/30/2028
11	U.S. General Services Administration(3)	AAA / Aaa / AAA	1	33,000	1.3	$33.71	1,112,304	5.0	7/18/2025
8	Lippert Components Manufacturing, Inc.	NR / NR / NR	1	539,137	20.6	$1.96	1,058,608	4.7	8/31/2026
12	PNC Bank, National Association	A+ / A3 / A-	1	113,053	4.3	$5.05	570,455	2.6	7/31/2029
Total/Wtd. Avg.			12	2,620,673	100.0%	$8.51	$22,293,534	100.0%

(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Sandoz, Inc. has the right to terminate its lease on July 31, 2021 with 12 months’ notice and payment of a termination fee equal to $23.0 million. Nissan North America, Inc. has the right to terminate its lease on September 1, 2023 with 18 months’ written notice and payment of a termination fee equal to $5.125 million.

(4)	FedEx Ground Package System, Inc. (NY) lease expires July 31, 2024 and FedEx Ground Package System, Inc. (WV) lease expires October 31, 2026.

Historical and Current Occupancy(1)

2015(2)	2016(2)	2017(2)	Current(3)
100.0%	100.0%	100.0%	100.0%

(1)	Source: Historical occupancy is provided by the sponsor. Occupancies are as of December 31 of each respective year.

(2)	The assets in the GNL Portfolio were acquired from January 2014 to March 2017. 2014 portfolio occupancy is not available due to the acquisition dates. 2015 and 2016 occupancy includes all properties except FedEx Ground Package System, Inc. (WV) which was acquired in March 2017.

(3)	Based on underwritten rent roll.

Lease Rollover Schedule(1)(2)

Year	Number of Leases Expiring	NRA Expiring	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2018	0	0	0.0	$ 0	0.0%	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	2	221,149	8.4	2,461,490	11.0	221,149	8.4%	$2,461,490	11.0%
2024	1	158,520	6.0	1,948,502	8.7	379,669	14.5%	$4,409,992	19.8%
2025	3	548,366	20.9	7,257,487	32.6	928,035	35.4%	$11,667,479	52.3%
2026	3	796,750	30.4	6,309,186	28.3	1,724,785	65.8%	$17,976,665	80.6%
2027 & Thereafter	3	895,888	34.2	4,316,869	19.4	2,620,673	100.0%	$22,293,534	100.0%
Total.	12	2,620,673	100.0%	$22,293,534	100.0%

(1)	Based on the underwritten rent roll.

(2)	Sandoz, Inc. and Nissan North America, Inc. have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

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Mortgage Loan No. 1 — GNL Portfolio

Operating History and Underwritten Net Cash Flow

	2014(1)	2015(1)	2016(1)	TTM(2)	Underwritten(3)	PSF	%(4)
Rents in Place	N/A	$20,271,940	$21,376,301	$21,383,427	$22,293,534	$8.51	77.9%
Vacant Income	N/A	0	0	0	0	$0.00	0.0%
Gross Potential Rent	N/A	$20,271,940	$21,376,301	$21,383,427	$22,293,534	$8.51	77.9%
Total Reimbursements	N/A	3,156,586	3,147,665	3,846,674	6,335,154	$2.42	22.1%
Net Rental Income	N/A	$23,428,526	$24,523,966	$25,230,101	$28,628,687	$10.92	100.0%
(Vacancy/Collection Loss)	N/A	0	0	0	(1,431,434)	($0.55)	(5.3%)
Other Income	N/A	0	0	0	0	$0.00	0.0%
Effective Gross Income	N/A	$23,428,526	$24,523,966	$25,230,101	$27,197,253	$10.38	100.0%
Total Expenses	N/A	3,404,346	3,513,000	4,177,600	7,037,633	$2.69	25.9%
Net Operating Income	N/A	$20,024,180	$21,010,966	$21,052,501	$20,159,620	$7.69	74.1%
Total TI/LC, Capex/RR	N/A	0	0	0	1,734,210	$0.66	6.4%
Net Cash Flow	N/A	$20,024,180	$21,010,966	$21,052,501	$18,425,410	$7.03	67.7%

(1)	The assets in the portfolio were acquired from January 2014 to March 2017. 2014 portfolio cash flows are not available due to the acquisition dates. The 2015 financials includes 12 months of financials for all properties, except for C&J Energy Services, Inc. II, which was acquired in March 2015 and FedEx Ground Package System, Inc. (WV), which was acquired in March 2017. The 2015 financials includes approximately 10 months of financials for C&J Energy Services, Inc. II and does not include any information related to FedEx Ground Package System, Inc. (WV). 2016 financials includes 12 months of financials for all properties, except for FedEx Ground Package System, Inc. (WV).

(2)	TTM represents the trailing twelve months ending August 31, 2017 for all properties, except for FedEx Ground Package System, Inc. (WV), which due to being acquired in March 2017, only includes approximately six months of financials ending August 31, 2017.

(3)	Underwritten Rents in Place are based on the underwritten rent roll and include approximately $213,000 for rent steps and approximately $93,000 for credit tenant rent steps. Rent steps reflect the difference between in-place rent and annualized contractual base rent steps through October 1, 2018. Credit tenant rent steps reflects the difference between in-place rent plus annualized contractual base rent steps through October 1, 2018 and credit tenants’ average rent from November 6, 2017 through the maturity date.

(4)	% column represents the percentage of Net Rental Income for all revenue lines and represents the percentage of Effective Gross Income for the remainder of fields.

Property Management. Each of The GNL Portfolio properties is managed by Global Net Lease Properties, LLC, except for the U.S. General Services Administration property, which is managed by CBRE of Virginia, Inc.

Escrows and Reserves.

Tax & Insurance Reserves – The requirement of the borrowers to make monthly deposits into a Tax & Insurance reserve account is waived so long as a Cash Sweep Period (as defined below) is not continuing. During a Cash Sweep Period, 1/12th of the estimated annual taxes and insurance premiums are required to be deposited into the Tax & Insurance reserve accounts on a monthly basis. Notwithstanding anything to the contrary herein, if insurance is provided through a blanket insurance policy acceptable to the lender and an event of default has not occurred, the borrower will not be required to fund the insurance reserve.

TI/LC Reserves – The requirement of the borrowers to make monthly deposits to the TI/LC reserve account is waived so long as a Cash Sweep Period is not continuing. During a Cash Sweep Period, 1/12th of $1.00 PSF of the GNL Portfolio total NRA is required to be deposited into the TI/LC reserve account on a monthly basis.

Replacement Reserve – The requirement of the borrowers to make monthly deposits to the replacement reserve account is waived so long as a Cash Sweep Period is not continuing. During a Cash Sweep Period, 1/12th of $0.25 PSF of the GNL Portfolio total NRA is required to be deposited into the replacement reserve account on a monthly basis.

A-2-40

Mortgage Loan No. 1 — GNL Portfolio

Lockbox / Cash Management. The GNL Portfolio Whole Loan is structured with a hard lockbox and in place cash management. Tenants have been directed to remit all payments due under their respective leases directly into the lockbox account controlled by the lender. The borrower will, and will cause manager to, deposit all amounts received constituting rents directly into the lockbox within two business days after receipt. All funds in the lockbox account are required to be swept daily to a cash management account under the control of the lender and disbursed during each interest period of the term of the loan in accordance with the GNL Portfolio Whole Loan documents. If no Cash Sweep Period or Lease Sweep Period (as defined below) exists, all excess cash flow will be disbursed to borrower after payment of debt service and fees of the cash management bank. If no Cash Sweep Period exists but a Lease Sweep Period exists, after payment of debt service and fees of the cash management bank, an amount equal to all cash flow attributable to any lease which caused the Lease Sweep Event will be deposited into the TI/LC reserve account and all remaining excess cash flow will be disbursed to borrower. If a Cash Sweep Period and Lease Sweep Period exist simultaneously and the Cash Sweep Period is cured, all cash flow attributable to the lease(s) that cause the Lease Sweep Period will be transferred from the excess cash flow reserve account to the TI/LC reserve account. During the continuance of a Cash Sweep Period (whether or not a Lease Sweep Period exists), all excess cash flow, after payments made in accordance with the GNL Portfolio Whole Loan documents for, among other things, debt service, required reserves and operating expenses, will be held as additional collateral for the loan.

A “Cash Sweep Period” will commence upon: (i) the occurrence of an event of default under the GNL Portfolio Whole Loan documents; (ii) the occurrence of any bankruptcy action of the borrower, guarantor or manager; (iii) the debt yield being less than 8.20% based upon the trailing 12-month period immediately preceding the date of determination; or (iv) the lessee of all or a portion of an individual property going dark in more than 40% of the gross leasable area of the properties. A Cash Sweep Period will end, with respect to clause (i), upon the acceptance by the lender of a cure of such event of default; with respect to clause (ii) if caused by a bankruptcy action of a manager, if the manager causes the dismissal or discharge of the same within 90 days after the filing of such bankruptcy action or the borrower replaces the manager with a qualified manager under a replacement management agreement; with respect to clause (iii), the achievement of a debt yield equal to or greater than 8.20%; and with respect to clause (iv), at such time as the tenants that have “gone dark” in, or ceased to operate in their respective spaces, constitute not more than 30% of the gross leasable area of the properties.

A “Lease Sweep Period” will commence upon the occurrence of a Lease Sweep Event (as defined below) and will end upon the earlier to occur of (a) (i) with respect to clause (i) of the definition of “Lease Sweep Event”, if (A) one or more of such tenants are no longer “dark” and such tenants have reoccupied their respective individual properties or a replacement tenant reasonably acceptable to lender has occupied the applicable demised premises in accordance with a lease reasonably acceptable to lender and (B) no more than one tenant remains dark in or no longer occupies its respective demised premises; (ii) with respect to clause (ii) of the definition of “Lease Sweep Event”, if such tenant renews its lease on terms and conditions reasonably acceptable to lender or a replacement tenant reasonably acceptable to lender has executed a new lease on terms and conditions reasonably acceptable to lender; and (iii) with respect to clause (iii) of the definition of “Lease Sweep Event”, if tenant causes the dismissal or discharge of such bankruptcy action or a replacement tenant reasonably acceptable to lender has executed a new lease on terms and conditions reasonably acceptable to lender, it being agreed that in each instance where lender’s reasonable approval of a replacement tenant is required that a tenant having a lower investment grade rating will not in and of itself cause such tenant to not be reasonably acceptable provided such difference would not be deemed material to a prudent lender, or (b) payment in full of all principal and interest on the GNL Portfolio Whole Loan and all other amounts payable under the GNL Portfolio Whole Loan documents.

A “Lease Sweep Event” means the occurrence of any of the following: (i) two or more tenants “go dark” in or cease to occupy their respective demised premises as of any date of determination, (ii) any tenant gives written notice of its election to either terminate or not renew its lease or any tenant fails to renew its lease during its renewal notice period, provided that a Lease Sweep Event will not be deemed to occur under this clause (ii) until the last day on which such tenant has a right to notify the borrower of such tenant’s election to renew its lease regardless of when the tenant may have notified the borrower that such tenant is not renewing or does not intend to renew its lease, and/or (iii) any bankruptcy action of any tenant.

A-2-41

Mortgage Loan No. 1 — GNL Portfolio

Property Releases. The borrowers may release a property (or properties) from the GNL Portfolio Whole Loan by prepayment of a portion of the GNL Portfolio Whole Loan equal to: (i) 110% (120% if the released property is being transferred to an affiliate) of the applicable allocated loan amount for such property (see “Portfolio Summary” chart above) until such time as the GNL Portfolio Whole Loan balance is reduced below 90% of the original loan amount and (ii) 115% (125% of the released property is being transferred to an affiliate) of the applicable allocated loan amount for such property or properties when less than 90% of the original loan amount is outstanding, provided that after giving effect to such release the aggregate portfolio debt yield is at least the greater of (i) 11.40% and (ii) the aggregate portfolio debt yield immediately prior to such release. Further, notwithstanding the foregoing, if the tenant(s) in any property or properties being released has vacated the respective property, the release price for such property will be 100% of the applicable allocated loan amount for such property. No release will be permitted if such release would result in a “prohibited transaction” or the disqualification of the loan as a “qualified mortgage” for REMIC tax purposes. All prepayments in connection with the release of any property or properties will be applied pro rata among the pari passu notes of the GNL Portfolio Whole Loan. All releases prior to August 6, 2027 are subject to payment of the yield maintenance premium.

Substitution. If a Lease Sweep Event has occurred and is continuing or default exists or if the borrower anticipates that there will be a Lease Sweep Event based on written notice from the tenant that it intends to not renew its lease, to terminate its lease or to go dark, borrowers have the right to replace one or more of the properties with a substitute property subject to satisfaction of certain conditions, including, without limitation: (i) no event of default is then continuing, (ii) borrowers have obtained a rating agency confirmation, (iii) the lender has approved the substitute property in its sole discretion, (iv) the property substitution will not have a material adverse effect, (v) after giving effect to the substitution, the debt yield for the properties will not be less than the greater of (A) 11.40% and (B) the debt yield immediately prior to the substitution, (vi) adjustments to reserves, if applicable, and (vii) satisfaction of REMIC requirements.

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A-2-43

Mortgage Loan No. 2 — Hilton Clearwater Beach Resort & Spa

A-2-44

Mortgage Loan No. 2 — Hilton Clearwater Beach Resort & Spa

A-2-45

Mortgage Loan No. 2 — Hilton Clearwater Beach Resort & Spa

A-2-46

Mortgage Loan No. 2 — Hilton Clearwater Beach Resort & Spa

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Column	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$60,000,000	Title:	Leasehold
Cut-off Date Principal Balance(1):	$59,938,173	Property Type - Subtype:	Hotel - Full Service
% of Pool by IPB:	6.3%	Net Rentable Area (Rooms):	416
Loan Purpose:	Refinance	Location:	Clearwater Beach, Florida
Borrower:	CP Clearwater, LLC	Year Built / Renovated:	1981 / 2015-2017
Sponsors:	Columbia Sussex Corporation; CSC Holdings, LLC	Occupancy / ADR / RevPAR:	74.0% / $210.17 / $155.59
Interest Rate:	5.1300%	Occupancy / ADR / RevPAR Date:	11/30/2017
Note Date:	2/9/2018	Number of Tenants:	NAP
Maturity Date:	3/6/2028	2014 NOI:	$12,285,560
Interest-only Period:	None	2015 NOI:	$13,713,221
Original Term:	120 months	2016 NOI(3):	$13,109,292
Original Amortization:	360 months	TTM NOI(3)(4):	$15,841,392
Amortization Type:	Balloon	UW Occupancy / ADR / RevPAR:	74.0% / $210.17 / $155.59
Call Protection:	L(25), Def(90), O(5)	UW Revenues:	$40,352,322
Lockbox(2):	Hard	UW Expenses:	$24,518,720
Additional Debt(1):	Yes	UW NOI:	$15,833,602
Additional Debt Balance(1):	$72,924,777	UW NCF:	$14,219,509
Additional Debt Type(1):	Pari Passu	Appraised Value / Per Room:	$199,000,000 / $478,365
Additional Future Debt Permitted:	No	Appraisal Date:	12/21/2017

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$319,382
Taxes Reserve:	$676,903	$142,506	N/A	Maturity Date Loan / Room:	$264,024
Insurance Reserve:	$339,017	$37,388	N/A	Cut-off Date LTV:	66.8%
FF&E Reserve:	$269,015	$134,508	N/A	Maturity Date LTV:	55.2%
Ground Lease Reserve:	$0	Springing	(6)	UW NOI DSCR:	1.82x
Seasonality Reserve:	$0	Springing	$1,375,000	UW NCF DSCR:	1.64x
				UW NOI Debt Yield:	11.9%
				UW NCF Debt Yield:	10.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$133,000,000	100.0%	Payoff Existing Debt	$110,555,564	83.1%
			Return of Equity	19,289,899	14.5
			Closing Costs	1,869,602	1.4
			Upfront Reserves	1,284,935	1.0
Total Sources	$133,000,000	100.0%	Total Uses	$133,000,000	100.0%

(1)	The Hilton Clearwater Beach Resort & Spa loan is part of a larger split whole loan evidenced by three pari passu notes with an aggregate Cut-off Date balance of approximately $132.9 million (collectively, the “Hilton Clearwater Beach Resort & Spa Whole Loan”). The financial information presented in the chart above and herein reflects the Cut-off Date balance of the Hilton Clearwater Beach Resort & Spa Whole Loan.

(2)	For a more detailed description of the lockbox, please refer to “Lockbox / Cash Management” below.

(3)	The increase from 2016 NOI to TTM NOI was driven primarily by an 8% increase in RevPAR, the addition of a Starbucks (approximately $1.2 million in additional revenue, opened in September 2016), the Spotted Donkey Cantina (approximately $1.3 million in additional revenue, opened in December 2016) and the Hibiscus Spa (approximately $523,000 in additional revenue, opened in July 2016). For a more detailed description of the property’s operating history, please refer to “The Property” below.

A-2-47

Mortgage Loan No. 2 — Hilton Clearwater Beach Resort & Spa

(4)	Represents the trailing twelve month period ending November 30, 2017.

(5)	For a more detailed description of escrows and reserves, please refer to “Escrows and Reserves” below.

(6)	The ground lease reserve is capped at the applicable current monthly amount to be paid by the borrower as ground rent pursuant to the ground lease.

The Loan. The Hilton Clearwater Beach Resort & Spa loan, which is part of a larger split whole loan, is secured by the leasehold interest in a 416-room, full-service hotel property located in Clearwater Beach, Florida. The loan has a 10-year term and amortizes on a 30 year schedule.

The Hilton Clearwater Beach Resort & Spa Whole Loan has a Cut-off Date balance of approximately $132.9 million, which is evidenced by three pari passu notes identified as Note A-1, Note A-2 and Note A-3. Note A-1, which is the controlling note, is being contributed to the CSAIL 2018-CX11 Commercial Mortgage Trust. Note A-2 and Note A-3 are expected to be contributed to one or more future securitizations. The Hilton Clearwater Beach Resort & Spa Whole Loan is expected to be serviced pursuant to the CSAIL 2018-CX11 pooling and servicing agreement. As the holder of Note A-1 (the “Controlling Noteholder”), the trustee of the CSAIL 2018-CX11 Commercial Mortgage Trust (or, prior to the occurrence and continuance of a control termination event under the CSAIL 2018-CX11 pooling and servicing agreement, the CSAIL 2018-CX11 directing certificateholder) is entitled to exercise all of the rights of the Controlling Noteholder with respect to the Hilton Clearwater Beach Resort & Spa Whole Loan; however, the holders of Note A-2 and Note A-3 are entitled, under certain circumstances, to consult with respect to certain major decisions.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Lead Servicer for Whole Loan (Y/N)	Controlling Piece (Y/N)
Note A-1	$60,000,000	$59,938,173	CSAIL 2018-CX11	Y	Y
Note A-2	36,500,000	36,462,389	Column	N	N
Note A-3	36,500,000	36,462,389	Column	N	N
Total	$133,000,000	$132,862,951

The Borrower. The borrowing entity for the loan is CP Clearwater, LLC, a single-purpose, bankruptcy remote entity formed for the purpose of owning and operating the property.

The Sponsors. The loan’s sponsors and nonrecourse carve-out guarantors are Columbia Sussex Corporation and its affiliate CSC Holdings, LLC. The Columbia Sussex Corporation was founded in 1972 by William J. Yung III with one hotel, and currently owns a portfolio of 40 Hilton, Marriott and Starwood branded hotels in 21 states. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

The Property. The property is an AAA Three Diamond, 416-room, full-service resort situated on 10.1 beachfront acres in the heart of Clearwater Beach, Florida and has approximately 740 feet of direct beach access frontage along the Gulf of Mexico. The acreage includes the beach to the high watermark and is subject to a public beach access easement. The property was developed in 1981 and features 416 guestrooms in a nine-story, L-shaped building. The guestrooms, 12 of which are suites, have been renovated by the sponsors and offer a variety of water and beach views along with modern décor, custom-designed beds, mini-fridges, flat-screen TVs and complimentary WiFi. Most of the rooms feature private balconies with harbor or beach views. The 12 suites each feature private balconies with unobstructed views of the Gulf of Mexico.

Columbia Sussex Corporation and CSC Holdings, LLC acquired the property in 2015 for $134.0 million ($322,115/room). Since acquiring the property, the sponsors invested approximately $19.3 million ($46,481/room) to complete a brand mandated PIP to renovate all guestrooms, bathrooms and upgrade all public areas, in addition to a comprehensive redesign of the pool area ($1.8 million), the creation of the Hibiscus Spa ($1.2 million), add a Starbucks, create a new restaurant called the Spotted Donkey Cantina and a complete meeting space renovation ($363,095). The sponsors plan to invest an additional $1.5 million through the end of Q2 2018 to complete renovations to the lobby entrance and porte cochere, which will bring the total investment to more than $20.8 million ($50,087/room) in the property since 2015. As of November 2017, the Hibiscus Spa, Starbucks and Spotted Donkey generated approximately $523,000, $1.2 million, and $1.3 million of revenue, respectively.

A-2-48

Mortgage Loan No. 2 — Hilton Clearwater Beach Resort & Spa

The Hilton Clearwater Beach Resort & Spa has 19,442 SF of indoor meeting space across 14 meeting rooms, including a 9,821 SF Grand Ballroom that can accommodate up to 1,200 guests. The property offers six food & beverage facilities including the Coasters Lounge lobby bar, the Carambola restaurant, the poolside Sand Bar & Grill, the Spotted Donkey Cantina, Starbucks (sole Starbucks location in Clearwater Beach) and Tommy’s Tiki (sole on-beach restaurant/bar on Clearwater Beach). Additionally, the resort amenities include two outdoor swimming pools, an outdoor whirlpool, a new full service Hibiscus Spa (opened in July 2016), fitness and business centers, a gift shop, guest laundry room, beach concessions and kids activity programs. Other amenities include outdoor water sport rentals such as parasailing, snorkeling, wave runners and paddle boarding.

The Market. The property is located in the City of Clearwater, in Pinellas County along the Gulf Coast of Florida, within the Tampa-St. Petersburg-Clearwater MSA, which includes two counties. The area includes several beaches and sits along the Port of Tampa which is a starting point for numerous cruise lines. Clearwater Beach is situated on a barrier island with coastline along the Gulf of Mexico to the west. Across Clearwater Harbor to the east is downtown Clearwater, connected by the Clearwater Memorial Causeway (SR 60). Clearwater Beach is linked on the south to another barrier island, Sand Key, which contains Sand Key Park, and extends southward approximately 20 miles to St. Petersburg Beach. The property is located approximately 2.5 miles west of downtown Clearwater, 22 miles northwest of the St. Petersburg, FL CBD and 25 miles west of the Tampa, FL CBD. The Tampa International Airport is approximately 21 miles to the east and the St. Petersburg-Clearwater International Airport is approximately ten miles south of the property. Regional access to the property is from Interstates 75 (north/south) and 4 (east/west).

Clearwater Beach consists primarily of resorts and residences and is considered one of the top beach destinations in the United States by various third party data providers. Clearwater Beach has transformed from a traditional beach town of independent motels/hotels to a tourist destination with nationally recognized branded hotels. Clearwater Beach was ranked Number 1 on a third party data provider’s list of Top 25 Beaches in the United States for 2018 and 2016. In 2016, Clearwater Beach was the only beach in America to make a third party data provider’s list of Top 25 Beaches in the World. Primary attractions and generators of demand for the property include Pier 60 (0.1 miles south), Clearwater Marine Aquarium (one mile east), Clearwater Marina (0.2 miles east), Raymond James Stadium (21 miles southeast) home of the NFL Tampa Bay Buccaneers, Major League Baseball Spring Training for the Toronto Blue Jays, Philadelphia Phillies and New York Yankees as well as educational institutions including the University of South Florida with a 50,000+ student enrollment.

According to a third party data provider, as of November 2017, the Tampa/St. Petersburg lodging market contains 463 hotels with a total of 46,093 guestrooms. A total of nine hotels with 1,102 guestrooms are undergoing construction with the potential to increase total inventory by 2.4% upon opening. Another 36 properties with 4,845 guestrooms are also being planned.

Historical Occupancy, ADR, RevPAR

	Competitive Set(1)			Hilton Clearwater Beach Resort(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2015	78.5%	$160.44	$125.98	79.7%	$191.17	$152.32	101.5%	119.2%	120.9%
2016	77.7%	$166.02	$129.03	73.5%	$195.94	$144.00	94.6%	118.0%	111.6%
TTM(3)	75.8%	$169.21	$128.32	74.0%	$210.17	$155.59	97.6%	124.2%	121.3%
(1)	Source: Third Party Data Provider. The competitive set consists of the following hotels: Sheraton Hotel Sand Key Resort, Trademark Hotel Collection Safety Harbor Resort & Spa, Hilton St Petersburg Bayfront, Sirata Beach & Conference Center, and Marriott Suites Clearwater Beach On Sand Key.

(2)	Source: Borrower provided financials.

(3)	Represents the trailing-twelve month period ending November 30, 2017.

A-2-49

Mortgage Loan No. 2 — Hilton Clearwater Beach Resort & Spa

Competitive Hotels Profile(1)

				Estimated Market Mix		2017 Estimated Operating Statistics
Property	Rooms	Year Built	Meeting Space (SF)	Transient	Meeting & Group	Occupancy	ADR	RevPAR
Hilton Clearwater Beach Resort & Spa	416	1981	19,442	70%	30%	74.0%	$208.96	$154.63
Opal Sands Resort	230	2016	13,634	70%	30%	70% - 75%	$290 - $300	$210 - $220
Sheraton Hotel Sand Key Resort	390	1975	24,000	70%	30%	75% - 80%	$180 - $190	$140 - $150
Wyndham Grand Clearwater Beach Resort	343	2017	22,000	70%	30%	55% - 60%	$220 - $230	$130 - $140
Total(2)	963
(1)	Source: Appraisal.

(2)	Excludes the subject property.

Operating History and Underwritten Net Cash Flow

	2014	2015	2016(1)	TTM(1)(2)	Underwritten	Per Room(3)	%(4)
Occupancy(5)	84.3%	79.7%	73.5%	74.0%	74.0%
ADR	$192.27	$191.17	$195.94	$210.17	$210.17
RevPAR	$162.02	$152.32	$144.00	$155.59	$155.59
Room Revenue	$24,600,892	$23,128,905	$21,925,078	$23,625,212	$23,625,212	$56,791	58.5%
Food and Beverage	8,736,018	9,308,900	9,352,351	12,190,738	12,190,738	$29,305	30.2%
Other Departmental Revenues	1,438,008	3,143,693	3,459,703	4,536,372	4,536,372	$10,905	11.2%
Total Revenue	$34,774,918	35,581,498	$34,737,132	$ 40,352,322	$40,352,322	$97,000	100.0%
Room Expense	3,893,200	4,460,959	4,508,524	4,441,251	4,441,251	$10,676	18.8%
Food and Beverage Expense	5,825,104	5,215,035	5,120,213	6,988,579	6,988,579	$16,799	57.3%
Other Departmental Expenses	780,475	291,896	494,028	859,286	859,286	$2,066	18.9%
Departmental Expenses	$10,498,779	$9,967,889	$10,122,765	$12,289,116	12,289,116	$29,541	30.5%
Departmental Profit	$24,276,139	$25,613,608	$24,614,367	$28,063,206	$28,063,206	$67,460	69.5%
Operating Expenses	8,812,682	$8,921,189	8,694,243	9,279,774	9,307,566	$22,374	23.1%
Gross Operating Profit	$15,463,457	$16,692,419	$15,920,124	$18,783,432	$18,755,640	$45,086	46.5%
Fixed Expenses(6)	3,177,897	2,979,198	2,810,832	2,942,040	2,922,039	$7,024	7.2%
Net Operating Income	$12,285,560	$13,713,221	$13,109,292	$15,841,392	$15,833,602	$38,062	39.2%
FF&E	1,390,997	1,423,260	1,389,485	1,614,093	1,614,093	$3,880	4.0%
Net Cash Flow	$10,894,563	$12,289,961	$11,719,807	$14,227,299	$14,219,509	$34,182	35.2%
(1)	The increase from 2016 NOI to TTM NOI was driven primarily by an 8% increase in RevPAR, the addition of a Starbucks (approximately $1.2 million in additional revenue, opened in September 2016), the Spotted Donkey Cantina (approximately $1.3 million in additional revenue, opened in December 2016) and the Hibiscus Spa (approximately $523,000 in additional revenue, opened in July 2016).

(2)	TTM represents the trailing twelve month period ending November 30, 2017.

(3)	Per room values are based on 416 rooms.

(4)	% column represents percent of Total Revenue except for Room Expense, Food and Beverage and Other Department Expenses, which is based on their corresponding revenue line items.

(5)	In 2015, occupancy declined as the hotel began a comprehensive renovation to the guestrooms and public spaces. The majority of guestroom renovations were completed by mid-year 2017.

(6)	Ground rent was $825,976, $870,341, $865,958, $965,245 and $966,755 for 2014, 2015, 2016, TTM and Underwritten, respectively.

A-2-50

Mortgage Loan No. 2 — Hilton Clearwater Beach Resort & Spa

Property Management. The property is managed by sponsor affiliate, Columbia Sussex Management, LLC.

Franchise Agreement. The property operates as a Hilton hotel under a franchise agreement with the owner that expires on January 31, 2030. The Hilton brand operates 540 hotels worldwide in 78 countries and territories.

Escrows and Reserves. At origination, the borrower deposited into escrow $676,903 into the tax reserve, $339,017 into the insurance reserve and $269,015 for FF&E.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments, which currently equates to $142,506.

Insurance Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated insurance payments, which currently equates to $37,388.

FF&E Reserve – On a monthly basis, the borrower is required to escrow the greater of (a) 1/12th of 4.0% of gross revenues over the trailing twelve month period, which equates to $134,508 based on the November 2017 TTM financials or (b) the amount required under the franchise agreement, to be funded monthly.

Ground Lease Reserve – The borrower is required to escrow $88,500 on the payment date in April 2018 and (on a monthly basis) to escrow an amount equal to the difference between (i) the amount then on deposit in the ground lease reserve account and (ii) the current monthly amount to be paid as ground rent pursuant to the ground lease. The ground lease reserve is capped at the applicable current monthly amount to be paid by the borrower as ground rent pursuant to the ground lease.

Seasonality Reserve – The borrower is required to escrow all excess cashflows during a Seasonality Deposit Trigger (as defined below) for anticipated payments of shortfalls in debt service due to lender under the loan documents. The seasonality reserve is capped at $1,375,000.

A “Seasonality Deposit Trigger” commences on the payment date occurring in April 2018 and March of each succeeding calendar year and expiring upon the date on which the amount of seasonality reserve funds accumulated on deposit in the seasonality reserve account equals or exceeds $1,375,000.

Lockbox / Cash Management. The loan is structured with a hard lockbox with in place cash management. The property manager will send direction letters to instruct credit card companies to deposit all credit card deposits and other income directly into the lockbox account controlled by the lender. All funds in the lockbox account are swept daily to a cash management account under the control of the lender and disbursed on each monthly payment date during the term of the loan in accordance with the loan documents. During the continuance of a Cash Sweep Event (as defined below), all excess cash flow, after payments made in accordance with the loan documents for, amongst other things, debt service, required reserves and operating expenses, will be held as additional collateral for the loan.

A “Cash Sweep Event” means: (i) the occurrence of an event of default (ii) any bankruptcy action of the borrower or property manager, or (iii) the debt yield is less than 8.25% for the preceding calendar quarter. A Cash Sweep Event expires upon, with regard to clause (i) above, the cure of such event of default, with regards to clause (ii) above, the replacement of such property manager with another qualified manager under a replacement management agreement, and with regard to clause (iii) above, the date that the debt yield has been at least 8.25% for one calendar quarter.

Ground Lease. The property is subject to a ground lease with an initial 99 year term that extends through February 2079, which is 51 years beyond loan maturity. The ground lessor is John S. Taylor Properties, LLC. Ground rent is the greater of (i) 3.0% of room sales and 1.0% of food and beverage sales and (ii) the minimum current annual ground rent of $701,912 until December 31, 2019. Thereafter, the minimum rental amount will be reset every 5 years to an amount equal to the average rental paid by the lessee over the immediately preceding 5 year period.

A-2-51

Mortgage Loan No. 3 — One State Street

A-2-52

 Mortgage Loan No. 3 — One State Street

A-2-53

Mortgage Loan No. 3 — One State Street

A-2-54

Mortgage Loan No. 3 — One State Street

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Natixis	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$49,780,000	Title(4):	Fee
Cut-off Date Principal Balance(1):	$49,780,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	5.2%	Net Rentable Area (SF):	891,573
Loan Purpose:	Refinance	Location:	New York, NY
Borrower	One State Street, LLC	Year Built / Renovated:	1970 / 1997-2017
Sponsor:	BF&W Realty Company, LLC	Occupancy(5):	86.3%
Interest Rate(2):	4.09561%	Occupancy Date:	11/1/2017
Note Date:	11/29/2017	Number of Tenants:	24
Maturity Date:	12/6/2027	2014 NOI:	$29,075,560
Interest-only Period:	120 months	2015 NOI:	$16,254,244
Original Term:	120 months	2016 NOI:	$18,339,984
Original Amortization:	None	TTM NOI(6):	$18,023,075
Amortization Type:	Interest Only	UW Economic Occupancy:	88.1%
Call Protection:	L(28), Def(85), O(7)	UW Revenues:	$47,729,972
Lockbox(3):	Hard	UW Expenses:	$22,278,246
Additional Debt(1):	Yes	UW NOI(6):	$25,451,725
Additional Debt Balance(1):	$310,220,000	UW NCF:	$24,691,437
Additional Debt Type(1):	Pari Passu; Subordinate Debt	Appraised Value / Per SF:	$560,000,000 / $628
Additional Future Debt Permitted:	No	Appraisal Date:	10/1/2017

Escrows and Reserves(7)	Financial Information(1)

	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$137
Taxes:	$0	$979,581	N/A	Maturity Date Loan / SF:	$137
Insurance:	$123,489	$61,744	N/A	Cut-off Date LTV(8):	21.8%
Replacement Reserve:	$0	Springing	$397,099	Maturity Date LTV(8):	21.8%
TI/LC:	$0	$51,452	$1,234,844	UW NOI DSCR:	5.02x
Unfunded Obligations:	$7,108,952	$0	N/A	UW NCF DSCR:	4.87x
Air Rights Lease Reserve:	$0	(7)	N/A	UW NOI Debt Yield:	20.9%
Accretive Leasing Reserve:	$11,000,000	$0	N/A	UW NCF Debt Yield:	20.2%
Rent Abatement Reserve:	$2,211,252	$0	N/A

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$360,000,000	100.0%	Payoff Existing Debt	$276,938,887	76.9%
			Upfront Reserves	20,443,692	5.7
			Closing Costs	12,976,960	3.6
			Return of Equity	49,640,461	13.8
Total Sources	$360,000,000	100.0%	Total Uses	$360,000,000	100.0%

(1)	The One State Street loan is part of a larger split whole loan evidenced by eleven senior pari passu notes and four subordinate notes with an aggregate
Cut-off Date balance of $360.0 million (collectively, the “One State Street Whole Loan”). The financial information presented in the chart above and herein reflects the A Notes (as defined below) with an aggregate Cut-off Date balance of the $122.0 million but excludes the B Notes (as defined below).

(2)	The Interest Rate presented above is the interest rate of the senior pari passu notes of the One State Street Whole Loan. For a more detailed description of the whole loan rates, please refer to “Additional Debt” below.

(3)	For a more detailed description of the lockbox, please refer to “Lockbox / Cash Management” below.

A-2-55

 Mortgage Loan No. 3 — One State Street

(4)	The One State Street Whole Loan is secured by the borrower’s fee interest in the office building, as well as a leasehold interest in certain air rights granted pursuant to an air rights lease. For a more detailed description of the air rights lease, please refer to “The Property” below.

(5)	Includes Atlantic Specialty Insurance (27,156 SF), which had a rent commencement date of March 1, 2018, and Fruchthandler Family Office (17,671 SF), which has a rent commencement date of February 1, 2019.

(6)	UW NOI exceeds TTM NOI primarily due to the borrower signing new leases and renewing leases with existing tenants totaling approximately 397,000 SF. New York State Department of Financial Services recently signed a long-term renewal and expansion of its space through October 2031.

(7)	For a more detail description of the escrows and reserves, please refer to “Escrows and Reserves” below.

(8)	The Cut-off Date LTV and Maturity Date LTV presented above are based on the “as-is” appraised value of the property of $560.0 million, as of October 1, 2017. The appraisal concluded an “as stabilized” appraised value of $640.0 million, which assumes that the property will reach stabilized income by October 1, 2020 following the leasing of vacant space and the burn-off of contractual free rent. Based on the “as stabilized” appraised value and the aggregate of $122.0 million A Notes (as defined below), the Cut-off Date LTV and Maturity Date LTV are 19.1% and 19.1%, respectively. Based on the “as stabilized” appraised value and the One State Street Whole Loan, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio are 56.3% and 56.3%, respectively.

The Loan. The One State Street loan, which is part of a larger split whole loan, is a $360.0 million first mortgage loan secured by, the borrower’s fee interest in an 891,573 SF office building located in Manhattan, New York as well as a leasehold interest in certain air rights. The One State Street Whole Loan has a 10-year term and is interest-only for the term of the loan.

The One State Street Whole Loan is comprised of eleven pari passu senior promissory notes with an aggregate Cut-Off Date balance of $122.0 million, identified as Note A-A-1-A, Note A-A-1-B, Note A-A-2, Note A-A-3, Note A-A-4, Note A-A-5, Note A-A-6, Note A-A-7, Note A-A-8, Note A-A-9 and Note A-A-10 (collectively, the “A Notes”) and four junior promissory notes with an aggregate Cut-Off Date balance of $238.0 million, identified as Note A-B, Note B-1-A, Note B-1-B and Note B-2 (collectively, the “B Notes”). For more information see “Description of the Mortgage Pool – The Whole Loans – The Non-Serviced AB Whole Loans – One State Street Whole Loan” in the Prospectus. Notes A-A-1-B, A-A-2, A-A-3, and A-A-4 (the “Trust A Notes”) are being contributed to the CSAIL 2018-CX11 Trust. The One State Street Whole Loan is being serviced pursuant to the NCMS 2018-OSS pooling and servicing agreement. As the holder of Note A-A-1-A (the “Controlling Noteholder”), the trustee of the NCMS 2018-OSS Trust is entitled to exercise all of the rights of the Controlling Noteholder with respect to the One State Street Whole Loan, however, the holder of Notes A-A-1-B, A-A-2, A-A-3, A-A-4 is entitled, under certain circumstances, to consult with respect to certain major decisions.

	Original Balance	Cut-off Date Balance	Note Holder	Lead Servicer for Whole Loan (Y/N)	Controlling Piece (Y/N)
Note A-A-1-A	$10,000,000	$10,000,000	NCMS 2018-OSS	Y	N
Note A-A-1-B	30,000,000	30,000,000	CSAIL 2018-CX11	N	N
Note A-A-2	9,780,000	9,780,000	CSAIL 2018-CX11	N	N
Note A-A-3	5,000,000	5,000,000	CSAIL 2018-CX11	N	N
Note A-A-4	5,000,000	5,000,000	CSAIL 2018-CX11	N	N
Note A-A-5	25,000,000	25,000,000	UBS 2017-C7	N	N
Note A-A-6	25,000,000	25,000,000	UBS 2017-C7	N	N
Note A-A-7	3,000,000	3,000,000	UBS 2017-C7	N	N
Note A-A-8	3,000,000	3,000,000	UBS 2017-C7	N	N
Note A-A-9	3,000,000	3,000,000	UBS 2017-C7	N	N
Note A-A-10	3,220,000	3,220,000	UBS 2017-C7	N	N
Note A-B(1)	84,496,000	84,496,000	NCMS 2018-OSS	N	N
Note B-1-A(2)	45,504,000	45,504,000	Unaffiliated Third Party Investor	N	N
Note B-1-B(3)	83,000,000	83,000,000	Unaffiliated Third Party Investor	N	N
Note B-2(4)	25,000,000	25,000,000	Unaffiliated Third Party Investor	N	Y
Total	$360,000,000	$360,000,000

(1)	Note A-B is generally senior in right of payment to Note B-1-A, Note B-1-B and Note B-2 and is subordinate to the A Notes.

(2)	Note B-1-A is generally senior in right of payment to Note B-1-B and Note B-2 and is subordinate to the A Notes and Note A-B.

(3)	Note B-1-B is generally senior in right of payment to Note B-2 and is subordinate to the A Notes, Note A-B and Note B-1-A.

(4)	Note B-2 is generally subordinate to the A Notes, Note A-B, Note B-1-A and Note B-1-B.

A-2-56

Mortgage Loan No. 3 — One State Street

One State Street Total Debt Capital Structure

(1)	Based on an “as-is” appraised value of $560.0 million as of October 1, 2017

(2)	Based on the UW NOI of $25,451,725.

(3)	Based on the UW NCF of $24,691,437 and an interest rate of 4.09561% on the A Notes, 4.25000% on Note A-B, 4.50000% on Note B-1-A, 5.00000% on Note B-1-B, and 5.50000% on Note B-2.

(4)	Implied Equity is based on the appraised value of $560.0 million, less the One State Street Whole Loan amount of $360.0 million.

The Borrower. The borrowing entity for the One State Street Whole Loan is One State Street, LLC, a single-purpose Delaware limited liability company structured to be bankruptcy remote with two independent directors.

The Sponsor. The guarantor and sponsor of the One State Street Whole Loan is BF&W Realty Company, LLC. BF&W Realty Company, LLC is owned by managing general partner, Aaron Wolfson (0.004%), and various Wolfson Family Trusts (99.996%), none of which own more than 15.5% of the sponsor. Aaron Wolfson is the principal of Wolfson Group. Wolfson Group is based in New York, New York and is a principal investment firm specializing in fund investments. Wolfson Group invests in venture capital funds, private equity funds, hedge funds, and LP secondary investment funds.

The Property. One State Street is a 35-story Class A office building located in the Financial District of Downtown Manhattan and is comprised of approximately 891,573 SF, including approximately 13,865 SF of retail space and 55,410 SF of storage/other space. The property is situated on an approximately 0.7-acre site across from Battery Park and fronts State Street to the south and west, Pearl Street to the north and Whitehall Street to the east. As of November 1, 2017, the property was 81.3% physically occupied and 86.3% leased by 18 tenants excluding antenna licenses and including Atlantic Specialty Insurance (27,156 SF), which had a rent commencement date of March 1, 2018, and Fruchthandler Family Office (“FBE”) (17,671 SF), which has a rent commencement date of February 1, 2019. Investment grade tenants include New York State Department of Financial Services (“NYS DFS”) (Fitch/Moody’s/S&P: AA+/Aa1/AA+), Atlantic Specialty Insurance (Fitch/Moody’s/S&P: AA-/A2/NR), and Verizon (Fitch/Moody’s/S&P: A-/Baa1/BBB+), collectively representing 32.8% of NRA and 27.7% of underwritten base rent.

A-2-57

Mortgage Loan No. 3 — One State Street

The One State Street Whole Loan is secured by the borrower’s fee interest in the office building and the leasehold interest in certain air rights granted pursuant to an air rights lease entered into with the adjacent parcel owner (the “Air Rights Lease”). The borrower made an upfront lump-sum payment in order to lease the excess air rights. The Air Rights Lease has a current expiration date of July 31, 2071 and all rent (other than certain annual additional rent) was paid upfront. Under the terms of the Air Rights Lease, the borrower is responsible for 50.0% of the taxable land assessment of the adjacent parcel based on the assessed land value as of fiscal tax year 1999/2000.

The property was built by the sponsor in 1970. Since 2008, the borrower has invested approximately $23.2 million ($26.00 PSF). Capital improvements at the property include approximately $9.9 million for a full scale redesign and build-out of the lobby in 2017, approximately $5.4 million for riser replacement, approximately $2.8 million for elevator modernization, and approximately $1.7 million for roof replacement. The borrower has budgeted to replace the elevator cabs at a cost of approximately $650,000 ($0.73 PSF) commencing in 2018. In addition, the borrower has obtained New York City Department of Buildings approval to construct a 2,923 SF rentable rooftop deck and is currently marketing this option to potential tenants for the available 33rd through 35th floor space as a single penthouse with an exclusive set of internal elevators and a staircase.

The Market. The property is located in New York, New York along Whitehall Street between State Street and Pearl Street, in close proximity to Wall Street, Battery Park, the Federal Reserve, the New York Stock Exchange, the National Museum of the American Indian, Federal Hall, the National September 11 Memorial and Museum, St. Paul’s Chapel and New York City Hall. The property is also located near the Fulton Street Transit Center, which is a recently completed $1.4 billion project by the Metropolitan Transit Authority, providing access to five different subway lines. Additionally, the property is near the World Trade Center Transportation Hub, which connects 11 different subway lines, the PATH rail system, the Battery Park City Ferry Terminal, and the Westfield World Trade Center, which opened in August 2016. Santiago Calatrava designed the center that is now home to over 125 retail shops and restaurants including Apple, Michael Kors, Breitling and Eataly. Since 2001, Lower Manhattan has received $6.4 billion of investment in transportation infrastructure that has improved commuting to and from the region. In addition to the area’s access to numerous subway lines, ferry routes and the PATH rail system, the Brooklyn-Battery tunnel and the Brooklyn and Manhattan bridges connect Lower Manhattan with Brooklyn, Queens and Long Island, while the Holland Tunnel, directly north of the district, connects Lower Manhattan to New Jersey. Furthermore, the area is accessible via the FDR Drive, located on the east side of the district, and the West Side Highway.

According to a third party research report, the property is located in Lower Manhattan within the Class A Financial District submarket. As of the second quarter of 2017, the Class A Financial District submarket of New York City had approximately 35.2 million SF of office inventory with a vacancy of 9.5% and asking rents of $54.40 PSF. According to a third party research report, the Downtown office market had year over year rent growth of 1.6% as of the fourth quarter of 2017.

According to a third party research report, the estimated 2017 population within a one-, three- and five-mile radius of the property is 68,575, 805,706 and 2,287,221, respectively. The estimated 2017 average household income within a one-, three- and five-mile radius of the property is $197,019, $139,645 and $114,174, respectively.

The appraisal identified six comparable office buildings ranging in size from 395,000 SF to 2,103,750 SF, which are similar in class, quality, tenancy and location to the property.

Competitive Set Summary(1)

Property	Year Built / Renovated	NRA (SF)	Directly Available NRA	Direct Occupancy	Proximity (miles)	Largest Tenant
One State Street	1970 / 1997-2017	891,573	121,993	86.3%	N/A	New York State Department of Financial Services
33 Whitehall Street	1986 / NAP	395,000	0	100.0%	0.0	Fitch Ratings
110 William Street	1957 / 1999	848,592	28,679	96.6%	0.6	NYC Industrial Development Agency
One New York Plaza	1970 / 1994	2,103,750	188,496	91.0%	0.1	Fried Frank
85 Broad Street	1983 / NAP	1,170,000	138,534	88.2%	0.1	WeWork

A-2-58

Mortgage Loan No. 3 — One State Street

199 Water Street	1984 / NAP	933,310	0	100.0%	0.6	AON Corporation
88 Pine Street	1973 / NAP	624,000	17,309	97.2%	0.5	Ralph Appelbaum Associates, Inc.

(1)	Sources: Appraisal and a third party research report.

Historical and Current Occupancy(1)

2014	2015	2016	Current(2)
100.0%	78.6%	84.7%	86.3%

(1)	Source: Historical occupancy is provided by the sponsor. Occupancies are as of December 31 of each respective year.

(2)	Based on the November 1, 2017 underwritten rent roll which includes Atlantic Specialty Insurance (27,156 SF), which had a rent commencement date of March 1, 2018, and FBE (17,671 SF), which has a rent commencement date of February 1, 2019.

Top Ten Tenant Summary(1)

Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rents	Lease Expiration Date
New York State Department of Financial Services	AA+ / Aa1 / AA+	265,021	29.7%	$39.21	24.3%	10/31/2031
Ambac Assurance Corporation	NR / NR / NR	103,484	11.6	$53.00	12.8	Various(3)
SourceMedia, Inc.	NR / NR / NR	79,296	8.9	$50.50	9.3	2/28/2025
Integro	NR / NR / NR	54,060	6.1	$53.50	6.7	9/30/2032
Continental Stock Transfer & Trust Company	NR / NR / NR	37,773	4.2	$36.74	3.2	8/31/2027
Atlantic Specialty Insurance	AA- / A2 / NR	27,156	3.0	$54.00	3.4	8/31/2030
T3 Capital Management, LLC	NR / NR / NR	27,030	3.0	$32.00	2.0	2/27/2022
IPC Network	NR / NR / NR	26,652	3.0	$60.00	3.7	3/31/2023
The Telx Group	NR / NR / NR	25,871	2.9	$58.00	3.5	8/31/2022
Global Knowledge(4)	NR / NR / NR	25,526	2.9	$60.00	3.6	8/31/2019
Total:		671,869	75.4%		72.6%

(1)	Based on the underwritten rent roll dated November 1, 2017, including rent increases occurring through March 31, 2019.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Ambac leases 77,613 SF on the 15th through 17th floors through September 30, 2019 with one 10.25-year renewal option with respect to the 17th floor or both the 16th and 17th floors and 25,871SF on the 18th floor through December 31, 2029 with no renewal options.

(4)	Global Knowledge has given notice that it intends to vacate upon lease expiration.

A-2-59

Mortgage Loan No. 3 — One State Street

Lease Rollover Schedule(1)(2)

Year	Number of Leases Expiring	NRA Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	121,993	13.7%	NAP	NAP	121,993	13.7%	NAP	NAP
MTM	0	0	0.0	$0	0.0%	121,993	13.7%	$0	0.0%
2018(3)	2	0	0.0	88,805	0.2	121,993	13.7%	$88,805	0.2%
2019(4)	3	103,139	11.6	5,658,351	15.5	225,132	25.3%	$5,747,156	15.8%
2020(5)	4	5,189	0.6	554,636	1.5	230,321	25.8%	$6,301,792	17.3%
2021	0	0	0.0	0	0.0	230,321	25.8%	$6,301,792	17.3%
2022(6)	3	66,667	7.5	3,122,608	8.6	296,988	33.3%	$9,424,400	25.9%
2023	1	26,652	3.0	1,599,120	4.4	323,640	36.3%	$11,023,520	30.3%
2024	0	0	0.0	0	0.0	323,640	36.3%	$11,023,520	30.3%
2025	1	79,296	8.9	4,004,448	11.0	402,936	45.2%	$15,027,968	41.3%
2026	0	0	0.0	0	0.0	402,936	45.2%	$15,027,968	41.3%
2027	1	37,773	4.2	1,387,937	3.8	440,709	49.4%	$16,415,904	45.1%
2028 & Beyond(7)	9	450,864	50.6	20,003,385	54.9	891,573	100.0%	$36,419,289	100.0%
Total:	24	891,573	100.0%	$36,419,289	100.0%

(1)	Information is based on the November 1, 2017 underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Includes two antenna tenants, which have no SF but contribute $88,805 to the UW Base Rent.

(4)	Includes one antenna tenant, which has no SF but contributes $13,302 to the UW Base Rent.

(5)	Includes two antenna tenants, which have no SF but contribute $115,697 to the UW Base Rent.

(6)	Mizuho subleases the entire 10th floor (27,030 SF) to T3 Capital Management, LLC through February 2022.

(7)	Includes Atlantic Specialty Insurance (27,156 SF), which had a rent commencement date of March 1, 2018, and FBE (17,671 SF), which has an anticipated rent commencement date of February 1, 2019.

Operating History and Underwritten Net Cash Flow
	2014(1)	2015(1)	2016	TTM(2)	Underwritten	UW PSF	%(3)
Rents in Place(4)	$35,078,988	$27,013,505	$28,680,122	$28,547,040	$36,419,289	$40.85	67.9%
IG Straight Line Rent(5)	0	0	0	0	1,161,167	$1.30	2.2%
Vacant Income	0	0	0	0	6,431,130	$7.21	12.0%
Gross Potential Rent	$35,078,988	$27,013,505	$28,680,122	$28,547,040	$44,011,586	$49.36	82.1%
Total Reimbursements(6)	16,219,906	11,312,390	11,411,474	11,151,605	9,604,689	$10.77	17.9%
Net Rental Income	$51,298,894	$38,325,895	$40,091,596	$39,698,645	$53,616,275	$60.14	100.0%
(Vacancy/Collection Loss)	0	0	0	0	(6,431,130)	($7.21)	(12.0%)
Other Income(7)	244,158	406,963	452,775	544,827	544,827	$0.61	1.0%
Effective Gross Income	$51,543,052	$38,732,858	$40,544,371	$40,243,472	$47,729,972	$53.53	100.0%
Total Expenses(8)	$22,467,492	$22,478,614	$22,204,387	$22,220,397	$22,278,246	$24.99	46.7%
Net Operating Income	$29,075,560	$16,254,244	$18,339,984	$18,023,075	$25,451,725	$28.55	53.3%
Total TI/LC, Capex/RR	0	0	0	0	760,288	$0.85	1.6%
Net Cash Flow	$29,075,560	$16,254,244	$18,339,984	$18,023,075	$24,691,437	$27.69	51.7%

(1)	The decline in Net Operating Income from 2014 to 2015 is due to the relocation of Fitch, which vacated the entirety of the 28th and 30th through 35th floors as well as a portion of the 29th floor in December 2014.

(2)	TTM represents the trailing twelve month period ending August 31, 2017.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

A-2-60

Mortgage Loan No. 3 — One State Street

(4)	UW Rents in Place is based on the November 1, 2017 underwritten rent roll and includes (i) rent steps through December 2018 of $700,732 and (ii) straight line rent of $1,161,167 associated with NYS DFS and Atlantic Specialty Insurance.

(5)	IG Straight Line Rent is underwritten based on the difference of current rent and the average future rent steps of the respective tenant over the loan term. The applicable IG Tenants include New York State Department of Financial Services and Atlantic Specialty Insurance.

(6)	UW Total Reimbursements includes $3,138,644 from the Mizuho reimbursement obligations for the 2nd to 6th floors. Mizuho executed an amendment to its lease with the borrower in 2001, in which it agreed to return the 2nd through 6th floors and to provide the borrower with security for such obligations and NYS DFS entered into a direct lease with the borrower for the 2nd through 6th floors; however, Mizuho continues to have certain reimbursement obligations for the 2nd to 6th floors through 2022. UW Gross Potential Rent excludes outstanding base rent. The total estimated Mizuho reimbursement income from the 2nd to 6th floors is outlined as follows: $3,138,644 (2018); $3,212,829 (2019); $3,292,208 (2020); $3,375,378 (2021); $666,306 (2022). Mizuho is also responsible for rent and reimbursements for the 10th floor, which is subleased to T3 Capital Management, LLC. UW Total Reimbursements does not include any of this income.

(7)	Other Income includes miscellaneous income associated with film location fees, building engineering services and sundry income associated with tenant charges for overtime HVAC, freight and building engineering services.

(8)	Excludes certain non-recurring and/or one-time expenses for repairs/maintenance, supplies and professional fees.

Escrows and Reserves. At origination, the borrower deposited $11,000,000 for accretive tenant improvements and leasing commissions, $7,108,952 for unfunded obligations with respect to outstanding tenant allowances ($6,515,827) and landlord’s work ($593,125), $2,211,252 for outstanding free rent, and $123,489 for insurance premiums.

In the event FBE, Dos Toros or Atlantic Specialty Insurance exercises its right to terminate its lease as a result of the borrower’s failure to complete all landlord work with respect to the initial lease-up of the applicable space, the borrower will deposit with the lender no later than 30 days following the exercise of such termination option, (i) with respect to the termination of the FBE lease, $963,563, (ii) with respect to the termination of the Dos Toros lease, $371,280 or (iii) with respect to the termination of the Atlantic Specialty Insurance lease, $1,466,424.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments, which currently equals $979,581.

Insurance Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated insurance payments, which currently equals $61,744.

Replacement Reserve – One each monthly payment date starting in November 2018, the borrower is required to escrow $11,031 monthly subject to a cap of $397,099.

TI/LC Reserve – The borrower is required to escrow $51,452 monthly subject to a cap of $1,234,844, so long as the NYS DFS lease remains in full force and effect with no event of default, otherwise $73,537 monthly subject to a cap of $1,764,886.

Air Rights Reserve – The borrower is required to escrow 1/12th of the anticipated annual additional rent payable during the next 12 months under the Air Rights Lease.

Subject to the terms of the One State Street Whole Loan documents, the borrower is permitted to deliver a letter of credit in lieu of its requirement to maintain cash reserves.

Lockbox / Cash Management. The One State Street loan is structured with a hard lockbox and has springing cash management during the continuance of a Cash Management Trigger Period (as defined below). During the continuance of a Cash Management Trigger Period, funds in the lockbox account are required to be applied on each monthly payment date to fund the required reserves deposits as described above under “Escrows and Reserves,” to pay debt service on the One State Street Whole Loan, to pay operating expenses not otherwise paid or reserved for as described above under “Escrows and Reserves” and referenced in the annual budget approved by the lender together with other amounts incurred by the borrower in connection with the operation and maintenance of the property, and during the continuance of a Cash Sweep Event Period (as defined below), to disburse the remainder to an account to be held by the lender as additional security for the One State Street Whole Loan.

A-2-61

Mortgage Loan No. 3 — One State Street

A “Cash Management Trigger Period” will occur upon (i) an event of default, (ii) any bankruptcy action involving the borrower, the guarantor, or the affiliated property manager, (iii) the DSCR being less than 1.10x as of the end of any calendar quarter, (iv) a Material Tenant Trigger Event (as defined below), (v) any indictment for fraud by the borrower, the guarantor, or the affiliated property manager or (vi) a Vacant Space DSCR Trigger Event (as defined below). A Cash Management Trigger Period will continue until, in regard to clause (i) above, the cure of such event of default (or the waiver of such default) by the lender, provided that the lender has not accelerated the One State Street Whole Loan, moved to appoint a receiver or commenced a foreclosure action, in regard to clause (ii) above, the filing being discharged, stayed or dismissed within 90 days for the borrower or the guarantor (or the guarantor has been replaced by a guarantor acceptable to the lender), or within 120 days for the property manager (or the manager has been replaced by a qualified manager), and the lender’s determination that such filing does not materially affect the monetary obligations of the borrower, the guarantor, or the property manager, in regard to clause (iii) above, the debt service coverage ratio is at least 1.15x for two consecutive quarters, or the borrower deposits with the lender, cash or a letter of credit in an amount that would result in a debt service coverage ratio of at least 1.15x as of the end of the most recently completed quarter, provided that if such event would not have occurred but for a monetary default by the tenant under the NYS DFS lease solely as a result of New York State’s delay in passing its budget where such monetary default continued for more than 90 days, then such event will be deemed cured immediately upon such monetary default being cured under the NYS DFS lease, in regard to clause (iv) above, a Material Tenant Trigger Event cure, in regard to clause (v) above, dismissal of the related indictment for the borrower, or replacement of the guarantor or property manager with a replacement guarantor or a qualified manager pursuant to the loan documents, or in regard to clause (vi) above, once the Vacancy Adjusted DSCR (as defined below) is at least 1.05x for a succeeding quarter or the borrower deposits with the lender, cash or a letter of credit in an amount that would result in a debt service coverage ratio of at least 1.05x as of the end of the most recently completed quarter, provided that if such event would not have occurred but for a monetary default by the tenant under the NYS DFS lease solely as a result of NYS DFS’s delay in passing its budget where such monetary default continued for more than 90 days, then such event will be deemed cured immediately upon such monetary default being cured under the NYS DFS lease.

A “Cash Sweep Event Period” will occur upon (i) an event of default, (ii) any bankruptcy action involving the borrower, the guarantor, or the affiliated property manager, (iii) the DSCR being less than 1.10x as of the end of any calendar quarter, or (iv) a Vacant Space DSCR Trigger Event. A Cash Sweep Event Period will continue until, in regard to clause (i) above, the cure of such event of default or waiver of such default by the lender, provided that the lender has not accelerated the One State Street Whole Loan, moved to appoint a receiver or commenced a foreclosure action, in regard to clause (ii) above, the filing being discharged, stayed or dismissed within 90 days for the borrower or the guarantor, (or the guarantor has been replaced by a guarantor acceptable to lender), or within 120 days for the affiliated property manager, (or the manager has been replaced by a qualified manager), and the lender’s determination that such filing does not materially affect the monetary obligations of the borrower or the affiliated property manager, or the guarantor’s or the property manager’s ability to perform its obligations under the loan documents or the management agreement, as the case may be in regard to clause (iii) above, the debt service coverage ratio is at least 1.15x for two consecutive quarters, or the borrower deposits with the lender, cash or a letter of credit in an amount that would result in a debt service coverage ratio of at least 1.15x as of the end of the most recently completed quarter, provided that if such event would not have occurred but for a monetary default by the tenant under the NYS DFS lease solely as a result of NYS DFS’s delay in passing its budget where such monetary default continued for more than 90 days, then such event will be deemed cured immediately upon such monetary default being cured under the NYS DFS lease, or in regard to clause (iv) above, (a) once the Vacancy Adjusted DSCR is at least 1.05x for a succeeding quarter or (b) the borrower deposits with the lender, cash or a letter of credit in an amount that would result in a debt service coverage ratio of at least 1.15x as of the end of the most recently completed quarter, provided that if such event would not have occurred but for a monetary default by the tenant under the NYS DFS lease solely as a result of NYS DFS’s delay in passing its budget where such monetary default continued for more than 90 days, then such event will be deemed cured immediately upon such monetary default being cured under the NYS DFS lease.

A-2-62

Mortgage Loan No. 3 — One State Street

A “Material Tenant Trigger Event” will occur upon (i) the Material Tenant (as defined below) giving written notice of its intent to terminate, cancel, not extend or not renew its Material Tenant lease, unless such notice of intent to terminate, cancel, not extend or not renew applies to less than 15% of the leased area by such Material Tenant, (ii) a monetary event of default or material non-monetary event of default under the Material Tenant’s lease, (iii) the Material Tenant or lease guarantor of the Material Tenant’s lease becoming insolvent or a debtor in any bankruptcy action, (iv) the Material Tenant’s lease being terminated unless such termination affects less than 15% of the leased area by such Material Tenant, (v) the Material Tenant “going dark,” vacating, ceasing to occupy or discontinuing its operations, in each case with respect to more than 50% of the Material Tenant’s space at the property, or (vi) if NYS DFS is downgraded below “BBB” (or the equivalent) by Fitch, Moody’s or S&P. A Material Tenant Trigger Event will continue until, in regard to clause (i) above, the Material Tenant has rescinded its cancellation or termination notice or entered into a renewal of all of its leased premises in accordance with the requirements of the loan documents or certain re-leasing conditions have been satisfied with respect to the Material Tenant space, in regard to clause (ii) above, the applicable event of default has been cured, in regard to clause (iii) above, the Material Tenant’s lease is unconditionally affirmed in the applicable bankruptcy and the Material Tenant is paying full unabated rent or, if applicable, the guarantor bankruptcy has been discharged or dismissed, in regard to clause (iv) above, certain re-leasing conditions have been satisfied with respect to the Material Tenant space, in regard to clause (v) above, the applicable Material Tenant re-commences its operations at its leased premises so that it is operating with respect to more than 50% of its space, or in regard to clause (vi) above, NYS DFS achieves a rating of “BBB” (or the equivalent) by each of Fitch, Moody’s and S&P.

A “Material Tenant” means (i) NYS DFS or (ii) any tenant which, either individually or when taken together with any other lease with the same tenant or an affiliate of such tenant, comprises 20% or more of either (a) the total rentable SF at the property or (b) the total in-place base rent at the property; provided that Mizuho (and its successors or assigns) under its existing lease is not a Material Tenant.

A “Vacant Space DSCR Trigger Event” means (i) any tenant that does not constitute an investment grade tenant, has “gone dark,” vacates, ceases to occupy or discontinues its operations with respect to 25% or more of its space at the property, provided that for purposes of such determination, any portion of such tenant’s space which has been subleased to a subtenant (other than the borrower or an affiliate of the borrower, the guarantor, Aaron Wolfson, Abraham Wolfson or a permitted successor borrower sponsor) pursuant to a sublease which is on commercially reasonable sublease terms and which is in full force and effect will be deemed occupied and (ii) the lender determines the debt service coverage ratio excluding all gross income from operations and variable operating expenses allocated to the portion of such dark, vacant or unoccupied space (the “Vacancy Adjusted DSCR”) is less than 1.05x as of the last day of any calendar quarter.

Additional Debt. In addition to the A Notes, the property is also security for the B Notes with an aggregate Cut-off Date balance of $238.0 million. Note A-B accrues interest at a rate of 4.25000% and is entitled to payments of interest on a subordinate basis to the A Notes. Note B-1-A accrues interest at a rate of 4.50000% and is entitled to payments of interest on a subordinate basis to the A Notes and Note A-B. Note B-1-B accrues interest at a rate of 5.00000% and is entitled to payments of interest on a subordinate basis to the A Notes, Note A-B and Note B-1-A. Note B-2 accrues interest at a rate of 5.50000% and is entitled to payments of interest on a subordinate basis to the A Notes, Note A-B, Note B-1-A and Note B-1-B. The One State Street Whole Loan has a Cut-off Date LTV of 64.3%, an UW NCF DSCR of 1.51x and an UW NOI Debt Yield of 7.1%.

A-2-63

Mortgage Loan No. 4 — The SoCal Portfolio

A-2-64

Mortgage Loan No. 4 — The SoCal Portfolio

A-2-65

Mortgage Loan No. 4 — The SoCal Portfolio

A-2-66

Mortgage Loan No. 4 — The SoCal Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	Barclays	Single Asset / Portfolio:	Portfolio of 24 properties
Original Principal Balance(1):	$46,720,000	Title:	Various
Cut-off Date Principal Balance(1):	$46,720,000	Property Type - Subtype:	Various
% of Pool by IPB:	4.9%	Net Rentable Area (SF):	2,194,425
Loan Purpose:	Refinance	Location:	Various
Borrowers(2):	Various	Year Built / Renovated:	Various
Sponsor:	Donald G. Abbey	Occupancy:	83.8%
Interest Rate:	4.8900%	Occupancy Date:	1/31/2018
Note Date:	2/6/2018	Number of Tenants:	460
Maturity Date:	2/6/2028	2014 NOI(4):	$15,260,323
Interest-only Period:	60 months	2015 NOI(4):	$17,503,313
Original Term:	120 months	2016 NOI(4):	$19,069,526
Original Amortization:	360 months	TTM NOI(4)(5):	$20,073,199
Amortization Type:	IO-Balloon	UW Economic Occupancy:	83.3%
Call Protection:	L(26), Def(88), O(6)	UW Revenues:	$35,466,096
Lockbox(3):	Hard	UW Expenses:	$12,079,824
Additional Debt(1):	Yes	UW NOI(4):	$23,386,272
Additional Debt Balance(1):	$182,580,000	UW NCF:	$21,584,994
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF(6):	$386,140,000 / $176
Additional Future Debt Permitted:	No	Appraisal Date(6):	Various

Escrows and Reserves(7)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$104
Taxes:	$0	$219,172	N/A	Maturity Date Loan / SF:	$96
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	59.4%
Replacement Reserves:	$0	$35,400	$1,000,000	Maturity Date LTV:	54.7%
TI/LC:	$8,000,000	Springing	$5,000,000	UW NOI DSCR:	1.60x
Other:	$4,863,915	(7)	(7)	UW NCF DSCR:	1.48x
				UW NOI Debt Yield:	10.2%
				UW NCF Debt Yield:	9.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$229,300,000	98.6%	Payoff Existing Debt	$215,200,917	92.6%
Other Sources(8)	1,635,345	0.7	Upfront Reserves	12,863,915	5.5
Sponsor Equity	1,560,056	0.7	Closing Costs	4,430,569	1.9
Total Sources	$232,495,401	100.0%	Total Uses	$232,495,401	100.0%

(1)	The SoCal Portfolio loan was co-originated by Barclays and Citi Real Estate Funding Inc. The SoCal Portfolio loan is part of a larger split whole loan evidenced by six pari passu notes with an aggregate Cut-off Date balance of $229.3 million (collectively, the “SoCal Portfolio Whole Loan”). The financial information presented in the chart above and herein reflects the Cut-off Date balance of the SoCal Portfolio Whole Loan.
(2)	For a more detailed description of the borrowers, please refer to “The Borrowers” below.
(3)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.
(4)	The increase from 2014 NOI to TTM NOI is attributable to occupancy increasing from 73.5% as of December 31, 2014 to 83.8% as of January 31, 2018 with approximately $14.0 million of tenant improvement and leasing commissions and capital expenditures invested in the SoCal Portfolio Properties (as defined below) in 2015 and 2016. The increase from TTM NOI to UW NOI is attributable to rent abatements, new leasing at the SoCal Portfolio Properties, contractual rent steps through February 2019 totaling $599,679 and the present value of rent steps for investment grade tenants totaling $487,998.

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Mortgage Loan No. 4 — The SoCal Portfolio

(5)	Represents trailing twelve months ending October 31, 2017.
(6)	The SoCal Portfolio Properties were valued individually by appraisals dated from November 23, 2017 to December 9, 2017, with the individual values reflecting a cumulative “as-is” appraised value of $386,140,000. Additionally, 14 of the appraisals provided a corresponding “stabilized” value dated from May 1, 2018 to February 1, 2020, which provide for a cumulative “stabilized” appraised value of $411,510,000.
(7)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(8)	Other Sources represent the return of taxes and insurance funds that were held in reserve in connection with the prior loan encumbering the SoCal Portfolio Properties.

The Loan. The SoCal Portfolio loan, which is part of a larger split whole loan, is secured by a first mortgage lien encumbering 24 office, retail, mixed use and industrial properties located in Central and Southern California, totaling 2,194,425 SF (collectively, the “SoCal Portfolio Properties”). The loan has a 10-year term and is interest-only for the first 60 payments, after which payments of interest and principal will be based on a 30-year amortization schedule.

The SoCal Portfolio Whole Loan has a Cut-off Date balance of $229.3 million, which is evidenced by six pari passu notes identified as Note A-1-1, Note A-1-2, Note A-1-3, Note A-1-4, Note A-2-1 and Note A-2-2. Note A-2-2 is being contributed to the CSAIL 2018-CX11 Commercial Mortgage Trust. The SoCal Portfolio Whole Loan is serviced pursuant to the CGCMT 2018-B2 pooling and servicing agreement. As the holder of Note A-1-1 (the “Controlling Noteholder”), the trustee of the CGCMT 2018-B2 Commercial Mortgage Trust (or, prior to the occurrence and continuance of a control termination event under the CGCMT 2018-B2 pooling and servicing agreement, the CGCMT 2018-B2 directing certificateholder) is entitled to exercise all of the rights of the Controlling Noteholder with respect to the SoCal Portfolio Whole Loan; however, the holder of Note A-1-2, Note A-1-3, Note A-1-4, Note A-2-1 and Note A-2-2 are entitled, under certain circumstances, to consult with respect to certain major decisions.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Lead Servicer for Whole Loan (Y/N)	Controlling Piece (Y/N)
A-1-1	$50,000,000	$50,000,000	CGCMT 2018-B2	Y	Y
A-1-2	35,000,000	35,000,000	Benchmark 2018-B3(1)	N	N
A-1-3	15,000,000	15,000,000	Benchmark 2018-B3(1)	N	N
A-1-4	37,580,000	37,580,000	UBS 2018-C9	N	N
A-2-1	45,000,000	45,000,000	WFCM 2018-C43	N	N
A-2-2	46,720,000	46,720,000	CSAIL 2018-CX11	N	N
Total	$229,300,000	$229,300,000

(1)	The Benchmark 2018-B3 transaction is expected to close on April 10, 2018.

The Borrowers. The borrowers are 27 different single-purpose, single-asset entities that are 99.0% owned by Abbey-Properties LLC and 1.0% owned by DGA Properties LLC. DGA Properties LLC has 2 independent directors. DGA Properties LLC is wholly owned by Abbey-Properties LLC, which is wholly owned by The Abbey Companies LLC (“The Abbey Company”), which is wholly owned by Donald G. Abbey, an individual. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the SoCal Portfolio Whole Loan. Donald G. Abbey, a principal of The Abbey Company is the guarantor of certain nonrecourse carveouts under the SoCal Portfolio Whole Loan. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

The Sponsor. The loan’s sponsor is Donald G. Abbey, founder of the Abbey Company. The Abbey Company is a privately-held real estate investment and management firm founded in 1990 by Donald G. Abbey, who has 33 years of experience in the real estate industry. The Abbey Company acquires multi-tenant commercial properties in southern California and has established a local presence in the southern California market with offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego and Sacramento counties. The Abbey Company handles all aspects of real estate ownership, including in-house leasing, management, construction, property services and acquisitions. The Abbey Company has a senior management team of eight professionals and over 75 total employees, with a current portfolio size of over 34 properties encompassing around 2.3 million SF and approximately 1,000 tenants.

A-2-68

Mortgage Loan No. 4 — The SoCal Portfolio

The Property. The SoCal Portfolio Properties are comprised of 24 properties totaling 2,194,425 SF located primarily in southern California. The SoCal Portfolio Properties were built between 1968 and 1992 and range in size from 12,610 SF to 265,898 SF. The breakdown of property types across the SoCal Portfolio Properties is eight office (36.0% of allocated loan amount), ten retail (34.6% of allocated loan amount), three mixed-use (21.8% of allocated loan amount) and three industrial (7.6% of allocated loan amount) properties. The sponsor has owned all of the SoCal Portfolio Properties for at least 16 years with 20 of the 24 properties being acquired by the sponsor prior to 2000. The SoCal Portfolio properties exhibited a total portfolio occupancy of 83.8% as of January 31, 2018. No individual property makes up more than 12.1% of the allocated loan amount and no individual tenant makes up more than 4.8% of total UW base rent or 4.0% of total SF across the SoCal Portfolio Properties. Additionally, five of the seven largest tenants by base rent are investment grade tenants as rated by at least one rating agency. The borrowers’ interest in the Airport One Office Park property, the Cityview Plaza property, the Anaheim Stadium Industrial property and one of the eight buildings of the Palmdale Place property is encumbered by ground leases. See “Ground Leases” section below.

The Market. The SoCal Portfolio Properties are located primarily in southern California within four different metropolitan statistical areas (“MSAs”): the Los Angeles-Long Beach-Anaheim, California MSA, the Riverside-San Bernardino-Ontario, California MSA, the Fresno, California MSA and the Bakersfield, California MSA. See the tables below for demographic summaries of each MSA, each SoCal Portfolio Property’s three-mile radius demographics and third quarter 2017 CoStar data for each SoCal Portfolio Property’s submarket related to vacancy rates and average asking rents.

MSA Summary(1)

MSA	Estimated 2017 Population	Average Household Income
Los Angeles-Long Beach-Anaheim, California MSA	13,505,354	$95,979
Riverside-San Bernardino-Ontario, California MSA	4,542,092	$80,989
Fresno, California MSA	989,303	$71,247
Bakersfield, California MSA	897,549	$71,956

(1)	Source: Appraisals.

A-2-69

Mortgage Loan No. 4 — The SoCal Portfolio

Market and Submarket Summary

MSA/Property Name		Property Type(1)	Allocated Loan Amount	% of Allocated Loan Amount	Estimated 2017 3-mile population(1)	Estimated 2017 3-mile average household income(1)	Third quarter 2017 Submarket Vacancy Rate(1)	Third quarter 2017 Submarket Average Asking Rent(1)
Los Angeles-Long Beach-Anaheim MSA
1.	Aliso Viejo Commerce Center	Retail	$27,761,791	12.1%	117,048	$143,075	6.1%	$36.24
2.	Palmdale Place	Mixed Use	16,250,000	7.1	91,940	$56,970	7.1%	$20.64
3.	Sierra Gateway	Office	14,800,000	6.5	45,569	$64,815	11.7%	$27.36
4.	Commerce Corporate Center	Office	13,000,000	5.7	285,547	$54,922	5.7%	$26.88
5.	Airport One Office Park	Office	11,394,743	5.0	209,537	$92,984	5.9%	$27.48
6.	Diamond Bar	Retail	6,650,000	2.9	88,780	$117,892	4.8%	$23.76
7.	Atlantic Plaza	Retail	6,000,000	2.6	222,506	$75,864	4.0%	$25.44
8.	10th Street Commerce Center	Retail	4,913,128	2.1	108,567	$65,180	7.1%	$20.64
9.	Cityview Plaza	Office	4,500,000	2.0	285,041	$74,770	5.1%	$20.88
10.	Garden Grove Town Center	Retail	3,502,732	1.5	307,079	$74,560	5.0%	$26.52
11.	30th Street Commerce Center	Retail	1,875,896	0.8	94,574	$56,656	7.1%	$20.64
12.	Anaheim Stadium Industrial	Industrial	1,750,000	0.8	242,186	$77,761	1.2%	$10.92
13.	25th Street Commerce Center	Retail	1,293,737	0.6	94,574	$56,656	7.1%	$20.64
Total / Wtd. Avg.			$113,692,027	49.6%	150,040	$88,865

Riverside-San Bernardino-Ontario MSA
1.	Transpark Commerce	Office	$25,143,236	11.0%	90,310	$66,638	8.2%	$22.10
2.	Wimbledon	Mixed Use	22,230,241	9.7	61,223	$63,876	5.8%	$14.52
3.	Upland Freeway	Retail	13,032,927	5.7	197,498	$73,803	7.9%	$20.52
4.	Moreno Valley	Mixed Use	11,395,118	5.0	148,277	$63,775	8.3%	$21.60
5.	Colton Courtyard	Retail	7,375,987	3.2	72,483	$68,123	8.3%	$21.60
6.	The Abbey Center	Office	7,244,116	3.2	57,711	$77,681	10.2%	$21.39
7.	Upland Commerce Center	Retail	6,879,276	3.0	187,747	$82,335	7.9%	$20.52
8.	Mt. Vernon Commerce Center	Industrial	1,754,484	0.8	83,332	$65,052	6.8%	$11.64
Total / Wtd. Avg.			$95,055,384	41.5%	108,208	$68,695

Fresno MSA
1.	Fresno Industrial Center	Industrial	$14,000,000	6.1%	52,913	$41,851	4.0%	$4.08
2.	Fresno Airport	Office	1,000,000	0.4	156,366	$47,342	9.3%	$13.92
Total / Wtd. Avg.			$15,000,000	6.5%	59,810	$42,217

Bakersfield MSA
1.	Ming Office Park	Office	$5,552,589	2.4%	137,102	$68,911	9.2%	$19.80
Total / Wtd. Avg.			$5,552,589	2.4%	137,102	$68,911

(1)	Source: Appraisals.

Historical and Current Occupancy(1)

2013	2014	2015(2)	2016(2)	Current(3)
71.4%	73.5%	73.8%	80.5%	83.8%

(1)	Source: Historical Occupancy is provided by the sponsor. Occupancies represent average occupancy for each respective year.
(2)	The increase in occupancy from 2015 to 2016 corresponds to approximately $14.0 million of tenant improvement and leasing commissions and capital expenditures in the SoCal Portfolio Properties in 2015 and 2016.
(3)	Based on the underwritten rent roll.

A-2-70

Mortgage Loan No. 4 — The SoCal Portfolio

Portfolio Summary(1)

#	Property	City(2)	NRA (SF)	Year Built	Property Type	UW NOI	Allocated Loan Amount(3)	% of Allocated Loan Amount	Appraised Value
1	Aliso Viejo Commerce Center	Aliso Viejo	65,107	1989	Retail	$1,983,103	$27,761,791	12.1%	$39,500,000
2	Transpark Commerce	Ontario	204,099	1984-1985	Office	2,104,106	25,143,236	11.0	35,300,000
3	Wimbledon	Victorville	123,948	1987-1990	Mixed Use	2,299,660	22,230,241	9.7	30,700,000
4	Palmdale Place	Palmdale	129,294	1985	Mixed Use	1,956,952	16,250,000	7.1	31,700,000
5	Sierra Gateway	Palmdale	133,851	1991-1992	Office	1,489,781	14,800,000	6.5	23,000,000
6	Fresno Industrial Center	Fresno	265,898	1989-1990	Industrial	1,163,444	14,000,000	6.1	19,400,000
7	Upland Freeway	Upland	116,061	1987	Retail	1,498,714	13,032,927	5.7	21,100,000
8	Commerce Corporate Center	Commerce	68,513	1974	Office	1,212,555	13,000,000	5.7	18,700,000
9	Moreno Valley	Moreno Valley	111,060	1986	Mixed Use	1,155,886	11,395,118	5.0	16,100,000
10	Airport One Office Park	Long Beach	88,284	1988	Office	1,273,525	11,394,743	5.0	16,100,000
11	Colton Courtyard	Colton	122,082	1989	Retail	887,766	7,375,987	3.2	20,300,000
12	The Abbey Center	Palm Springs	67,335	1982	Office	659,896	7,244,116	3.2	10,800,000
13	Upland Commerce Center	Upland	47,677	1986, 1988	Retail	662,105	6,879,276	3.0	12,000,000
14	Diamond Bar	Diamond Bar	20,528	1980	Retail	587,659	6,650,000	2.9	9,170,000
15	Atlantic Plaza	Long Beach	32,728	1968	Retail	538,652	6,000,000	2.6	8,650,000
16	Ming Office Park	Bakersfield	117,924	1981, 1982	Office	566,936	5,552,589	2.4	18,100,000
17	10th Street Commerce Center	Lancaster	96,589	1980	Retail	602,359	4,913,128	2.1	18,900,000
18	Cityview Plaza	Garden Grove	148,271	1984	Office	1,423,175	4,500,000	2.0	8,850,000
19	Garden Grove Town Center	Garden Grove	12,610	1987	Retail	283,248	3,502,732	1.5	4,770,000
20	30th Street Commerce Center	Palmdale	33,020	1987	Retail	215,941	1,875,896	0.8	7,130,000
21	Mt. Vernon Commerce Center	Colton	29,600	1989	Industrial	210,112	1,754,484	0.8	3,420,000
22	Anaheim Stadium Industrial	Anaheim	89,931	1981	Industrial	354,809	1,750,000	0.8	3,360,000
23	25th Street Commerce Center	Palmdale	17,488	1989	Retail	152,193	1,293,737	0.6	4,320,000
24	Fresno Airport	Fresno	52,527	1980	Office	103,697	1,000,000	0.4	4,770,000
Total/Wtd Avg.:			2,194,425			$23,386,272	$229,300,000	100.0%	$386,140,000

(1)	Based on the underwritten rent roll and appraisals.

(2)	All properties are located in the state of California.

(3)	Based on the SoCal Portfolio Whole Loan.

Property Type

Property Type	Property Count	NRA (SF)	UW NCF	% of NCF	Allocated Loan Amount(1)	% of Allocated Loan Amount
Office	8	880,804	$7,980,791	37.0%	$82,634,684	36.0%
Retail	10	563,890	6,943,789	32.2	79,285,474	34.6
Mixed Use	3	364,302	5,116,034	23.7	49,875,359	21.8
Industrial	3	385,429	1,544,381	7.2	17,504,484	7.6
Total/Wtd. Avg.:	24	2,194,425	$21,584,994	100.0%	$229,300,000	100.0%

(1)	Based on the SoCal Portfolio Whole Loan.

A-2-71

Mortgage Loan No. 4 — The SoCal Portfolio

Tenant Summary(1)

Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent(3)	Base Rent PSF(3)	% of Total Base Rents(3)	Lease Expiration Date
The Capital Group Companies(4)	NR / NR / NR	88,284	4.0%	$1,517,300	$17.19	4.8%	4/30/2025
County of Los Angeles(5)	AA- / Aa2 / AA	58,755	2.7	1,252,415	$21.32	3.9	2/29/2020
Antelope Valley Community College District(6)	NR / Aa2 / AA	50,720	2.3	1,092,031	$21.53	3.4	10/31/2046
County of San Bernardino(7)	AA+ / A1 / AA-	34,469	1.6	992,034	$28.78	3.1	9/30/2024
GSA (United States of America)(8)	AAA / Aaa / AA+	30,483	1.4	884,656	$29.02	2.8	Various
Heritage Victor Valley Medical Group(9)	NR / NR / NR	41,875	1.9	814,387	$19.45	2.6	Various
Fiat Chrysler Automobiles(10)	BB / Ba3 / BB+	27,965	1.3	630,690	$22.55	2.0	7/31/2028
The Abbey Management Co., LLC(11)	NR / NR / NR	27,663	1.3	616,225	$22.28	1.9	Various
Stantec Consulting Services Inc.(12)	NR / NR / NR	25,203	1.1	553,458	$21.96	1.7	3/31/2023
Candor-AGS, Inc.(13)	NR / NR / NR	125,183	5.7	527,796	$4.22	1.7	5/31/2020
Top 10 Total / Wtd. Avg.		510,600	23.3%	$8,880,993	$17.39	27.8%
Other		1,328,177	60.5%	$23,013,546	$17.33	72.2%
Vacant		355,648	16.2	NAP	NAP	NAP
Total / Wtd. Avg.		2,194,425	100.0%	$31,894,539	$17.35	100.0%

(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Rent includes contractual rent steps through February 2019, totaling $599,679 and the present value of rent steps for investment grade rated tenants totaling $487,998.

(4)	The Capital Group Companies is a tenant at the Airport One Office Park property. The Capital Group Companies has two months of free rent in 2022, which was reserved for at origination.

(5)	The County of Los Angeles leases 49,500 SF used by the Department of Children and Family Services at the Sierra Gateway property expiring February 29, 2020 and 9,255 SF used by the Department of Mental Health at the Palmdale Place property on a month-to-month basis. The 9,255 SF space has been month-to-month since August 31, 2017 while the County of Los Angeles has been negotiating a lease renewal at the Palmdale Place property.

(6)	Antelope Valley Community College District is a tenant at the Palmdale Place property.

(7)	County of San Bernardino is a tenant at the Transpark Commerce property.

(8)	GSA (United States of America) leases its 30,483 SF across four of the SoCal Portfolio Properties. 8,892 SF expires on January 14, 2019, 8,434 SF expires on January 31, 2022, 4,996 SF expires on May 16, 2025, 3,929 SF expires on March 31, 2018, 3,000 SF expires on August 5, 2022, and 1,232 SF expires on December 20, 2022. GSA (United States of America) has the option to terminate the 8,892 SF space that expires on January 14, 2019 at any time by giving at least 180 days prior written notice. GSA (United States of America) has the option to terminate the 4,996 SF space that expires on May 16, 2025 at any time after May 16, 2020 by giving at least 90 days prior written notice.

(9)	Heritage Victor Valley Medical Group is a tenant at the Wimbledon property. Heritage Victor Valley Medical Group leases 12,915 SF expiring on September 30, 2024, 12,283 SF expiring on October 31, 2018, 5,151 SF expiring on November 30, 2018, 4,384 SF expiring on April 30, 2020, 3,942 SF expiring on January 31, 2020 and 3,200 SF expiring on February 29, 2024. Heritage Victor Valley Medical Group has a three year renewal option with 180 days’ notice related to the 12,283 SF space that expires on October 31, 2018.

(10)	Fiat Chrysler Automobiles is a tenant at the Transpark Commerce property.

(11)	The Abbey Management Co., LLC leases 27,663 SF across eight of the SoCal Portfolio Properties. 10,018 SF expire on May 31, 2020, 5,519 SF expire on August 31, 2022, 3,715 SF expire on May 31, 2018, 3,199 SF expire on January 31, 2021, 2,368 SF expire on August 31, 2018, 1,278 SF expire on November 30, 2022, 945 SF expire on November 30, 2020 and 621 SF expire on September 30, 2022. The Abbey Management Co., LLC may terminate any of its leases upon 30 days’ notice. The Abbey Management Co., LLC is a sponsor affiliate.

(12)	Stantec Consulting Services Inc. is a tenant at the Ming Office Park property. Stantec Consulting Services Inc. has five months of free rent in 2018, which was reserved at origination.

(13)	Candor-AGS, Inc. is a tenant at the Fresno Industrial Center property.

A-2-72

Mortgage Loan No. 4 — The SoCal Portfolio

Lease Rollover Schedule(1)

Year	Number of Leases Expiring(2)	NRA Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring(3)	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(3)	Cumulative % of Base Rent Expiring(3)
MTM	9	25,194	1.1%	$399,849	1.3%	25,194	1.1%	$399,849	1.3%
2018	67	214,118	9.8	3,593,142	11.3	239,312	10.9%	$3,992,991	12.5%
2019	97	249,933	11.4	4,039,741	12.7	489,245	22.3%	$8,032,732	25.2%
2020	93	398,320	18.2	5,610,555	17.6	887,565	40.4%	$13,643,287	42.8%
2021	62	165,102	7.5	3,246,167	10.2	1,052,667	48.0%	$16,889,454	53.0%
2022	65	212,902	9.7	4,015,405	12.6	1,265,569	57.7%	$20,904,859	65.5%
2023	29	170,313	7.8	2,710,868	8.5	1,435,882	65.4%	$23,615,726	74.0%
2024	13	90,138	4.1	2,167,815	6.8	1,526,020	69.5%	$25,783,541	80.8%
2025	11	156,516	7.1	2,858,241	9.0	1,682,536	76.7%	$28,641,782	89.8%
2026	4	24,625	1.1	479,916	1.5	1,707,161	77.8%	$29,121,698	91.3%
2027	5	35,657	1.6	519,565	1.6	1,742,818	79.4%	$29,641,263	92.9%
2028	4	45,239	2.1	1,161,245	3.6	1,788,057	81.5%	$30,802,508	96.6%
2029 & Beyond	1	50,720	2.3	1,092,031	3.4	1,838,777	83.8%	$31,894,539	100.0%
Vacant	0	355,648	16.2	0	0.0	2,194,425	100.0%	$31,894,539	100.0%
Total	460	2,194,425	100.0%	$31,894,539	100.0%

(1)	Based on the underwritten rent roll. Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.

(2)	Certain tenants have more than one lease.

(3)	Rent includes contractual rent steps through February 2019, totaling $599,679, and the present value of rent steps for investment grade tenants totaling $487,998.

Operating History and Underwritten Net Cash Flow

	2014	2015	2016	TTM(1)	Underwritten	PSF	%(2)
Base Rent(3)(4)	$22,635,136	$24,966,236	$26,195,773	$27,378,658	$31,894,539	$14.53	74.9%
Vacant Income	0	0	0	0	7,076,821	$3.22	16.6%
Gross Potential Rent	$22,635,136	$24,966,236	$26,195,773	$27,378,658	$38,971,360	$17.76	91.5%
Total Reimbursements	3,383,522	3,469,630	4,056,635	4,228,189	3,599,321	$1.64	8.5%
Net Rental Income	$26,018,658	$28,435,866	$30,252,408	$31,606,847	$42,570,681	$19.40	100.0%
(Vacancy/Collection Loss)(5)	0	0	0	0	(7,104,585)	($3.24)	(16.7%)
Other Income	209,157	165,397	187,042	177,985	0	$0.00	0.0%
Effective Gross Income	$26,227,815	$28,601,263	$30,439,450	$31,784,832	$35,466,096	$16.16	83.3%
Total Expenses	$10,967,492	$11,097,950	$11,369,925	$11,711,633	$12,079,824	$5.50	28.4%
Net Operating Income(6)	$15,260,323	$17,503,313	$19,069,526	$20,073,199	$23,386,272	$10.66	54.9%
Total TI/LC, Capex/RR	0	0	0	0	1,801,278	$0.82	4.2%
Net Cash Flow	$15,260,323	$17,503,313	$19,069,526	$20,073,199	$21,584,994	$9.84	50.7%

(1)	TTM represents the trailing twelve-month period ending October 31, 2017.

(2)	Percentage column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	The increase from TTM Base Rent to Underwritten Base Rent is primarily from rent abatements and new leasing at the SoCal Portfolio Properties. Over 60 new or renewal leases have been executed at the SoCal Portfolio Properties from August 2017 through December 2017, totaling over 150,000 SF.

(4)	Underwritten Base Rent includes contractual rent steps through February 2019, totaling $599,679, and the present value of rent steps for investment grade tenants totaling $487,998.

(5)	The underwritten economic occupancy is 83.3%. The SoCal Portfolio Properties were 83.8% occupied as of January 31, 2018.

(6)	The increase from 2014 net operating income to TTM 10/31/2017 net operating income is attributable to occupancy increasing from 71.4% as of 12/31/2013 to 83.8% as of 1/31/2018. The increase from TTM NOI to UW NOI is attributable to rent abatements, new leasing at the SoCal Portfolio Properties, contractual rent steps through February 2019 totaling $599,679 and the present value of rent steps for investment grade tenants totaling $487,998.

A-2-73

Mortgage Loan No. 4 — The SoCal Portfolio

Property Management. The property is managed by The Abbey Management Company LLC, an affiliate of the sponsors.

Escrows and Reserves. At origination, the borrowers deposited into escrow (i) $8,000,000 for future tenant improvements and leasing commissions, (ii) $1,559,061 related to outstanding tenant improvements and leasing commissions for existing tenants, (iii) $1,107,960 for free rent related to existing tenants, (iv) $1,000,000 for costs related to extending the ground leases at the Anaheim Stadium Industrial property and the Cityview Plaza property, (v) $977,151 for deferred maintenance and (vi) $219,743 to pay for ground rent payable under the existing terms of the ground leases encumbering the SoCal Portfolio Properties with a leasehold ownership interest.

Tax & Insurance Reserves – The borrowers are required to escrow monthly deposits of 1/12th of the taxes that the lender estimates will be payable over the then-succeeding 12-month period (initially estimated to be $219,172) and 1/12th of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period, provided that insurance is not covered under an acceptable blanket policy.

Ground Rent Reserve – The borrowers are required to escrow monthly deposits of 1/12th of the ground rent that the lender estimates will be payable over the then-succeeding 12-month period (initially estimated to be $109,872) (See “Ground Leases” below). Should the borrowers not extend the term of either the Cityview Plaza property or Anaheim Stadium Industrial property ground leases on or prior to February 6, 2020 pursuant to terms reasonably acceptable to the lender, the borrowers must commence making monthly deposits into a ground lease extension reserve of $55,000 until the ground lease extension reserve funds reach an amount equal to the allocated loan amount of the applicable property or properties. In the event one of the ground leases is extended, the lender will release an appropriate pro rata share of the reserve to the borrowers.

Replacement Reserves – The borrowers are required to escrow monthly deposits of $35,400 for replacement reserves, subject to a cap of $1,000,000.

TI/LC Reserve: The borrowers are required to escrow monthly TI/LC reserve deposits (a) through and including the monthly payment date occurring in February 2023 of approximately $1.25 PSF per annum (initially $228,586) and (b) from and after the monthly payment date occurring in March 2023 $0.75 PSF per annum. If the amount in the TI/LC reserve equals or exceeds (a) $5,000,000 through and including the monthly payment date occurring in February 2023 or (b) $2,000,000 from and after the monthly payment date in March 2023 through the maturity date, monthly TI/LC reserve payments will be waived, provided that monthly TI/LC reserve payments will be reinstated up to the respective TI/LC reserve cap amount once the amount in the TI/LC reserve falls below $5,000,000 through and including the monthly payment date occurring in February 2023 or $2,000,000 from and after the monthly payment date occurring in March 2023 through the maturity date.

Lockbox / Cash Management. The SoCal Portfolio Whole Loan is structured with a hard lockbox and springing cash management. The SoCal Portfolio Whole Loan documents require that the borrower and property manager direct all tenants under Major Leases (as defined below) to pay rent payments directly into such lockbox account. The SoCal Portfolio Whole Loan documents also require that all rents received by the borrower or property manager be deposited into the lockbox account within two business days of receipt. During a Cash Management Trigger Event (as defined below), all funds in the clearing account are required to be transferred on a daily basis into a deposit account established and maintained by the lender, and applied to all required payments and reserves as set forth in the SoCal Portfolio Whole Loan documents. Provided no Trigger Period (as defined below) is continuing, excess cash in the deposit account is required to be disbursed to the borrower in accordance with the SoCal Portfolio Whole Loan documents. To the extent a Trigger Period has occurred and is continuing, excess cash is held by the lender as an additional reserve. Upon an event of default under the SoCal Portfolio Whole Loan documents, the lender may apply funds held in such reserve in order of priority as it may determine.

A-2-74

Mortgage Loan No. 4 — The SoCal Portfolio

A “Major Lease” means as to each individual property (i) any lease which, individually or when aggregated with all other leases at the applicable individual property with the same tenant or its affiliate, either (a) accounts for 15% or more of the total gross revenues for the applicable individual property (provided that such lease does not constitute a Major Lease if such lease accounts for less than 0.50% of the total gross revenues for the portfolio), or (b) demises 15,000 rentable SF or more of the applicable individual property’s gross leasable area (provided that such lease does not constitute a major lease pursuant to this clause (b) if such lease demises less than 0.75% of the total rentable SF for the portfolio), (ii) any lease which contains any option, offer, right of first refusal or other similar entitlement to purchase all or any portion of any individual property, (iii) any lease entered into during the continuance of an event of default and (iv) any instrument guaranteeing or providing credit support for any lease meeting the requirements of (i), (ii) and/or (iii) above.

A “Cash Management Trigger Event” will commence upon the earliest to occur of (i) an event of default, (ii) the net operating income debt yield falling below 7.75%, and will end upon (a) with respect to clause (i) above, the date on which such event of default is cured, (b) with respect to clause (ii) above, the net operating income debt yield being at least 8.0% for two consecutive calendar quarters. A cure of any Cash Management Trigger Event may occur no more than one time during the term of the SoCal Portfolio Whole Loan.

A “Trigger Period” will commence upon the earliest to occur of (i) an event of default, (ii) the net operating income debt yield falling below 7.25%, and will end upon (a) with respect to clause (i) above, the date on which such event of default is cured, (b) with respect to clause (ii) above, the net operating income debt yield being at least 7.5% for two consecutive calendar quarters.

Property Release. Following the lockout period, the borrowers are permitted to partially release any of the SoCal Portfolio Properties, subject to certain conditions including (i) no event of default has occurred and is continuing; (ii) the defeasance of an amount of principal equal to the Release Amount (as defined below); (iii) the principal balance is reduced by an amount that would result in the net operating income debt yield (as calculated in the SoCal Portfolio Whole Loan documents) of the remaining SoCal Portfolio Properties following the release being no less than the greater of (a) 10.2% and (b) the debt yield of the SoCal Portfolio Properties immediately prior to the release; (iv) the principal balance is reduced by an amount that would result in the LTV (as calculated in the SoCal Portfolio Whole Loan documents) of the remaining SoCal Portfolio Properties following the release being no greater than the lesser of (a) 59.5% and (b) the LTV of the SoCal Portfolio Properties immediately prior to the release; and (v) the lender receives a legal opinion that the release satisfies REMIC requirements.

The “Release Amount” will be an amount equal to the greater of (i) 120% of the allocated loan amount for the individual SoCal Portfolio property to be released and (ii) the net sales proceeds applicable to such property.

Ground Leases. The borrowers’ interest in one of the eight buildings of the Palmdale Place property is encumbered by a ground lease with an initial expiration date of March 31, 2052, with three, 10-year renewal options remaining. The Airport One Office Park property is encumbered by a ground lease with an initial expiration of January 12, 2040, with two, five-year renewal options remaining. The Cityview Plaza property is encumbered by a ground lease with an expiration date of September 30, 2035 (2.0% of the allocated loan amount). The Anaheim Stadium Industrial property is encumbered by a ground lease with an expiration date of April 30, 2034 (0.8% of the allocated loan amount). In connection with the origination of SoCal Portfolio Whole Loan, the borrowers escrowed $1,000,000 into a ground lease extension reserve, which funds are to be used to extend the term of both the Cityview Plaza property and Anaheim Stadium Industrial property ground leases. Should the borrowers not extend the term of either the Cityview Plaza property or Anaheim Stadium Industrial property ground leases on or prior to February 6, 2020 pursuant to terms reasonably acceptable by the lender, the borrowers must commence making monthly deposits into the ground lease extension reserve of $55,000 until the ground lease extension reserve funds reach an amount equal to the allocated loan amount of the applicable property or properties. In the event one of the ground leases is extended, the lender will release an appropriate pro rata share of the reserve to the borrowers.

A-2-75

Mortgage Loan No. 5 — Throggs Neck Shopping Center

A-2-76

Mortgage Loan No. 5 — Throggs Neck Shopping Center

A-2-77

Mortgage Loan No. 5 — Throggs Neck Shopping Center

A-2-78

Mortgage Loan No. 5 — Throggs Neck Shopping Center

A-2-79

Mortgage Loan No. 5 — Throggs Neck Shopping Center

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Natixis	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$45,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$45,000,000	Property Type - Subtype:	Retail - Anchored
% of Pool by IPB:	4.7%	Net Rentable Area (SF):	119,161
Loan Purpose:	Refinance	Location:	Bronx, NY
Borrower:	MD Hutch Owner LLC	Year Built / Renovated:	2014 / NAP
Sponsor:	Joseph Simone	Occupancy:	92.5%
Interest Rate:	5.1740%	Occupancy Date:	1/19/2018
Note Date:	3/12/2018	Number of Tenants:	26
Maturity Date:	4/5/2028	2014 NOI(3):	N/A
Interest-only Period:	120 months	2015 NOI(3):	$2,725,336
Original Term:	120 months	2016 NOI(3):	$3,568,168
Original Amortization:	None	2017 NOI(3) (4):	$4,607,496
Amortization Type:	Interest Only	UW Economic Occupancy:	93.2%
Call Protection(2):	L(24), Def(93), O(3)	UW Revenues:	$7,323,860
Lockbox:	Hard	UW Expenses:	$2,221,539
Additional Debt(1):	Yes	UW NOI(4):	$5,102,321
Additional Debt Balance(1):	$23,500,000	UW NCF:	$4,905,705
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF:	$110,000,000 / $923
Additional Future Debt Permitted:	No	Appraisal Date:	9/16/2017

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$575
Taxes:	$359,386	$93,951	N/A	Maturity Date Loan / SF:	$575
Insurance:	$11,022	Springing	$11,022	Cut-off Date LTV:	62.3%
Replacement Reserves:	$0	$1,490	$72,000	Maturity Date LTV:	62.3%
TI/LC:	$450,000	Springing	$477,000	UW NOI DSCR:	1.42x
Condominium Fee:	$0	$41,025	N/A	UW NCF DSCR:	1.37x
Free Rent Reserve:	$82,749	$0	N/A	UW NOI Debt Yield:	7.4%
				UW NCF Debt Yield:	7.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$68,500,000	88.1%	Payoff Existing Debt	$75,968,467	97.7%
Sponsor Equity	9,268,669	11.9	Upfront Reserves	903,157	1.2
			Closing Costs	897,045	1.2
Total Sources	$77,768,669	100.0%	Total Uses	$77,768,669	100.0%

(1)	The Throggs Neck Shopping Center loan is part of a larger split whole loan evidenced by two pari passu notes with an aggregate Cut-off Date balance as of the of $68.5 million (the “Throggs Neck Shopping Center Whole Loan”). The financial information presented in the chart above and herein reflects the Cut-Off Date Balance of the Throggs Neck Shopping Center Whole Loan.
(2)	The lockout period will be at least 24 payments beginning with and including the first payment date of May, 5, 2018. Defeasance of the Throggs Neck Shopping Center Whole Loan is permitted at any time after the earlier to occur of (i) March 12, 2022 or (ii) the date that is two years after the closing date of the securitization that includes the last note to be securitized.
(3)	2014 financials are not available as the property was developed in 2014. The increase in 2017 NOI from 2015 NOI is primarily due to the lease up at the property.
(4)	UW NOI exceeds 2017 NOI due to the signing of the six leases totaling 19,778 SF in 2017 and 2018, including Party City, which tenant’s lease commenced in December of 2017.
(5)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-2-80

Mortgage Loan No. 5 — Throggs Neck Shopping Center

The Loan. The Throggs Neck Shopping Center loan is part of a larger split whole loan secured by the borrower’s fee interest in an 119,161 SF retail building located in Bronx, New York. The loan has a ten year term and is interest only for the entire term.

The Throggs Neck Shopping Center Whole Loan has an aggregate Cut-off Date balance of $68.5 million, which is evidenced by two pari passu notes identified as Note A-1 and Note A-2. Note A-1, which is the controlling note, is being contributed to the CSAIL 2018-CX11 Commercial Mortgage Trust. Note A-2 is currently held by Natixis and is expected to be contributed to one or more future securitization transactions. The Throggs Neck Shopping Center Whole Loan is expected to be serviced pursuant to the CSAIL 2018-CX11 pooling and servicing agreement. As the holder of Note A-1 (the “Controlling Noteholder”), the trustee of the CSAIL 2018-CX11 Commercial Mortgage Trust (or, prior to the occurrence and continuance of a control termination event under the CSAIL 2018-CX11 pooling and servicing agreement, the CSAIL 2018-CX11 directing certificateholder) is entitled to exercise all of the rights of the Controlling Noteholder with respect to the Throggs Neck Shopping Center Whole Loan; however, the holder of Note A-2 is entitled, under certain circumstances, to consult with respect to certain major decisions.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Lead Servicer for Whole Loan (Y/N)	Controlling Piece (Y/N)
Note A-1	$45,000,000	$45,000,000	CSAIL 2018-CX11	Y	Y
Note A-2	23,500,000	23,500,000	Natixis	N	N
Total	$68,500,000	$68,500,000

The Borrower. The borrower, MD Hutch Owner LLC, is a Delaware limited liability company and special purpose entity. The borrower is 100.0% owned by MD Hutch Mezz LLC, which is 100% owned by MD Hutch Plaza Associates LLC, which is owned by 815 Hutch Realty Associates LLC (75.0%) and Lafayette Hutch, LLC (25.0%). Each of Joseph Simone, Paul Slayton and Aaron Malinsky indirectly own interests in the borrower and Joseph Simone controls the borrower.

The Sponsor. The loan’s sponsor and the nonrecourse carve-out guarantor is Joseph Simone, the president of Simone Development, a full-service real estate investment company specializing in the acquisition and development of commercial, healthcare, industrial, retail and residential properties within the New York tri-state area. The company currently owns and manages a portfolio of more than 100 real estate properties totaling over 5 million SF of development space throughout a range of property types including multi-building office parks, medical buildings, industrial/flex space and retail centers.

The Property. The property is an 119,161 SF retail strip center, located in Bronx, New York. The property consists of four, one-story buildings, plus a lower level for TJ Maxx, and is anchored by TJ Maxx, Party City and Petco and is shadow anchored by a 168,462 SF Target. The property was completed in 2014 and is situated on an 8.06 acre site which includes 875 surface parking spaces. As of the rent roll dated January 19, 2018, the property is 92.5% leased by 26 tenants. The five largest tenants, TJ Maxx, Party City, Petco, BevMart Liquor and Applebee’s, represent 52.7% of the property’s NRA and 45.2% of the property’s UW base rental income. The remaining tenant base is comprised of 20 national, regional and local tenants that encompass 56,403 SF (47.3% of NRA; 54.8% of UW Base Rent) and range in size from 799 SF to 5,440 SF, with no remaining tenant occupying greater than 4.6% of the property’s NRA.

The largest tenant at the property, TJ Maxx, leases 28,417 SF (23.8% of the NRA) through August, 2024. TJ Maxx is a subsidiary of TJX Companies (A+/A2 by S&P and Moody’s), which is an off-price apparel and home fashions retailer in the United States and across the world. TJX Companies operates through four segments: Marmaxx, HomeGoods, TJX Canada and TJX International. TJ Maxx and Marshalls chains in the United States are collectively the off-price retailer in the United States with a total of 2,221 stores, as of January 28, 2017. The HomeGoods chain is an off-price retailer of home fashions in the United States with 579 stores. The company had over $33 billion in revenues in 2017. TJ Maxx has been in occupancy since August 24, 2014 under a 10-year lease that expires on August 31, 2024, with three 5-year renewal options. TJ Maxx has a current base rent of $41.74 PSF.

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Mortgage Loan No. 5 — Throggs Neck Shopping Center

The second largest tenant at the property, Party City, leases 10,700 SF (9.0% of NRA) through January 2028. Party City designs, manufactures, contracts and distributes party goods. Party City operates over 900 company-owned and franchise stores throughout North America and is headquartered in Elmsford, New York. The company also has locations throughout Asia, Europe, the Americas and Australia with over 40,000 retail outlets worldwide. As of fiscal year 2017, Party City reported $2.37 billion in revenue. Party City’s lease commenced in December 2017 and expires in January 2028 with two, five year extension options. Party City has a current base rent of $49.07 PSF. The lease provides for a tenant termination option following the end of the fourth year in the event that the tenant’s annual gross sales do not exceed $2.65 million, with 60 days’ notice. If the tenant exercises its termination option, it will be required to pay a one-time termination fee of $100,000.

The third largest tenant at the property, Petco, leases 10,358 SF (8.7% of the NRA) through January, 2025. Petco (rated B-/B2 by S&P and Moody’s) is a leading pet specialty retailer which provides products, services, advice and experiences for pets. The company operates more than 1,500 Petco locations across the U.S., Mexico and Puerto Rico. Petco has been in occupancy since October 30, 2014 and has a lease expiration of January 31, 2025 with two, 5-year renewal options. Petco has a base rent of $40.00 PSF.

The property is located directly off of the Hutchinson River Parkway/Interstate 678 at the corner of Lafayette Avenue, approximately 2.5 miles southeast from the Bronx central business district. Primary regional access to the neighborhood is provided by the Hutchinson River Parkway/Interstate 678 and the Cross Bronx Parkway/Interstate 295. The Hutchinson River Expressway (accessed 0.1 miles southeast of the property) is the major northeast/southwest interstate that provides regional access through the Bronx. Development within the property’s neighborhood consists of a mixture of commercial development mainly concentrated along major thoroughfares with residential development located on ancillary thoroughfares. The property comprises one of two retail condominium units. The second condominium unit is not a part of the collateral for the Throggs Neck Shopping Center loan. The borrower does not control the condominium board however, the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

The Market. The property is located in Bronx, Bronx County, New York within the New York-Jersey City-White Plains, NY-NJ Metropolitan Statistical Area, which had an estimated population of approximately 20.3 million in 2017. According to a third party report, the New York outer boroughs retail market consisted of 207.3 million SF and as of the second quarter of 2017, a vacancy of 3.4%.

The property is located just off the Hutchinson River Parkway, the primary commercial corridor within the Throggs Neck neighborhood. Within the subject’s immediate area, the Hutchinson River Parkway and Lafayette Avenue are generally improved with residential/commercial and industrial buildings that serve the immediate area. The side streets within the property’s neighborhood are generally improved with one and two family homes.

As of the second quarter of 2017, the Bronx retail submarket contained 31.0 million SF of retail space with an overall vacancy rate of 5.0% with average asking rents of $40.05 PSF. According to the appraisal, the property’s competitive set consists of the seven retail properties detailed in the table below.

According to a third party market research report, the 2017 estimated population within a one-, three- and five-mile radius of the property is 39,472, 376,946, and 1,398,810 respectively. The 2017 estimated average household income within the same radius is $82,259, $66,363, and $57,154, respectively.

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Mortgage Loan No. 5 — Throggs Neck Shopping Center

Retail Competitive Set Summary(1)

Property	Year Built / Renovated	NRA (SF)	Est. Occ.	Proximity (miles)	Anchor Tenants
Throggs Neck Shopping Center	2014 / NAP	119,161	92.5%	N/A	TJ Maxx, Party City, Petco
Concourse Plaza	1990 / NAP	243,728	99.0%	4.4	National Amusement Theatres, CVS Pharmacy
Bay Plaza Shopping Center	1988 / NAP	492,857	97.0%	3.1	Toys ‘R’ Us, Pathmark, Raymour & Flanigan, Marshalls
Mall at Bay Plaza	2014 / NAP	1,300,000	92.0%	3.1	JC Penney’s, Macy’s, AMC Theatres
River Plaza	2004 / NAP	235,000	98.0%	5.1	Target, Best Buy, Marshalls
Bruckner Plaza Shopping Center	1965 / 1989	449,941	100.0%	1.2	Kmart, Marshalls, Toys ‘R’ Us, Old Navy
Gateway Center at Bronx Terminal Market	2010 / NAP	890,687	98.0%	4.9	Target, BJ’s, Home Depot, Raymour & Flanigan
Riverdale Crossings	2014 / NAP	159,037	100.0%	5.3	BJ’s

(1)	Source: Appraisal.

Historical and Current Occupancy(1)

2014(2)	2015(2)	2016(2)	2017(2)	Current(3)
N/A	74.2%	77.3%	92.5%	92.5%

(1)	Source: Historical occupancy is provided by the sponsor. Occupancies are as of December 31 of each respective year.
(2)	2014 occupancy is not available as the property was developed in 2014. Figures reflect percent leased. Physical occupancy in 2015, 2016 and 2017 was 66.2%, 71.4% and 81.3%, respectively.
(3)	Based on the January 19, 2018 underwritten rent roll.

Tenant Summary(1)

Tenant	Ratings (Moody’s/S&P/Fitch)(2)	NRA (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rents	Sales PSF(3)	Occupancy Costs(3)	Lease Expiration Date
TJ Maxx	A2 / A+ / NA	28,417	23.8%	$41.74	18.8%	NAV	NAV	8/31/2024
Party City	NA / NA / NA	10,700	9.0	$49.07	8.3	NAV	NAV	1/31/2028(4)
Petco	B2 / B- / NA	10,358	8.7	$40.00	6.6	NAV	NAV	1/31/2025
BevMart Liquor	NA / NA / NA	6,643	5.6	$51.81	5.5	NAV	NAV	4/30/2025
Applebee’s	NA / NA / NA	6,640	5.6	$57.00	6.0	NAV	NAV	10/31/2034
Skechers	NA / NA / NA	5,440	4.6	$54.00	4.7	$235	23.0%	9/30/2019
LMVD Venture dba Doctor Express	NA / NA / NA	5,380	4.5	$57.48	4.9	NAV	NAV	4/30/2025
Metro Optics	NA / NA / NA	4,131	3.5	$48.41	3.2	NAV	NAV	12/31/2019
Sleepy’s	NA / NA / NA	3,000	2.5	$66.00	3.1	NAV	NAV	11/30/2024(5)
PPT Management, LLC	NA / NA / NA	2,802	2.4	$48.00	2.1	NAV	NAV	2/11/2028(6)
Total:		83,511	70.1%		63.2%

(1)	Based on the January 19, 2018 underwritten rent roll. Base Rent PSF includes base rent and rent increases occurring through August 31, 2018.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	Sales PSF and Occupancy Costs represent comparable tenant sales (tenants with 12 months reported sales) and occupancy costs for the twelve-month period ending September 2017, as provided by the tenant.
(4)	Party City may terminate its lease following the end of the 4th lease year upon 60 days written notice and the payment of a termination fee equal to $100,000, if the gross sales during the 4th lease year do not exceed $2,650,000.
(5)	Sleepy’s has one automatic five-year renewal option and may terminate its lease upon 60 days’ written notice on November 30, 2019 if the gross sales made during the period from September 1, 2018 through August 31, 2019 do not exceed $1,500,000.
(6)	PPT Management, LLC is currently in a free rent period until July 2018. At origination, the borrower deposited $44,832 for PPT Management, LLC into the free rent reserve. PPT Management, LLC has one, five-year renewal option.

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Mortgage Loan No. 5 — Throggs Neck Shopping Center

Lease Rollover Schedule(1)

Year	Number of Leases Expiring	NRA Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	8,900	7.5%	NAP	NAP	8,900	7.5%	NAP	NAP
MTM	0	0	0.0	$0	0.0%	8,900	7.5%	$0	0.0%
2018	0	0	0.0	0	0.0	8,900	7.5%	$0	0.0%
2019	2	9,571	8.0	493,760	8.6	18,471	15.5%	$493,760	8.6%
2020	0	0	0.0	0	0.0	18,471	15.5%	$493,760	8.6%
2021	0	0	0.0	0	0.0	18,471	15.5%	$493,760	8.6%
2022	0	0	0.0	0	0.0	18,471	15.5%	$493,760	8.6%
2023	1	900	0.8	45,603	0.8	19,371	16.3%	$539,363	9.4%
2024	2	31,417	26.4	1,384,066	24.0	50,788	42.6%	$1,923,429	33.3%
2025	9	32,593	27.4	1,826,879	31.7	83,381	70.0%	$3,750,308	65.0%
2026	1	1,488	1.2	69,534	1.2	84,869	71.2%	$3,819,842	66.2%
2027	7	12,028	10.1	772,391	13.4	96,897	81.3%	$4,592,234	79.6%
2028	2	13,502	11.3	659,496	11.4	110,399	92.6%	$5,251,729	91.0%
2029 & Beyond	2	8,762	7.4	516,410	9.0	119,161	100.0%	$5,768,141	100.0%
Total	26	119,161	100.0%	$5,768,141	100.0%

(1)	Based on the January 19, 2018 underwritten rent roll.

Operating History and Underwritten Net Cash Flow

	2014(1)	2015(1)	2016(1)	2017(1)	Underwritten(2)	PSF	%(3)
Rents in Place	N/A	$3,535,825	$4,460,770	$4,887,881	$5,768,141	$48.41	73.4%
Vacant Income	N/A	0	0	0	534,000	$4.48	6.8%
Gross Potential Rent	N/A	$3,535,825	$4,460,770	$4,887,881	$6,302,141	$52.89	80.2%
Total Reimbursements	N/A	$764,420	$1,242,142	$1,607,351	$1,555,719	$13.06	19.8%
Net Rental Income	N/A	$4,300,245	$5,702,912	$6,495,232	$7,857,860	$65.94	100.0%
(Vacancy/Collection Loss)	N/A	0	0	0	(534,000)	($4.48)	(6.8%)
Other Income	N/A	11	204	133	0	$0.00	0.0%
Effective Gross Income	N/A	$4,300,256	$5,703,116	$6,495,365	$7,323,860	$61.46	93.2%
Total Expenses	N/A	$1,574,920	$2,134,948	$1,887,869	$2,221,539	$18.64	30.3%
Net Operating Income	N/A	$2,725,336	$3,568,168	$4,607,496	$5,102,321	$42.82	69.7%
Total TI/LC, Capex/RR	N/A	0	0	0	196,616	$1.65	2.7%
Net Cash Flow	N/A	$2,725,336	$3,568,168	$4,607,496	$4,905,705	$41.17	67.0%

(1)	2014 financials are not available as the property was developed in 2014. The increase in 2017 NOI from 2015 NOI is primarily due to the lease-up at the property.
(2)	Rents in Place include base rent and rent increases occurring through August 31, 2018.
(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

Property Management. The property is managed by Hutch Management LLC, an affiliate of the sponsor.

Escrows and Reserves. At origination, the borrower deposited $450,000 for tenant improvements and leasing commissions, $359,386 for annual real estate taxes, $82,749 for free rent reserve for Rite Check and PPT Management and $11,022 for annual insurance premiums.

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Mortgage Loan No. 5 — Throggs Neck Shopping Center

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments, which currently equals $93,951.

Insurance Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated insurance payments. The requirement to escrow for insurance premiums is waived so long as (i) no event of default has occurred and (ii) the borrower provides evidence wholly satisfactory to the lender that the insurance coverages required pursuant to the loan documents are being maintained under an acceptable blanket insurance policy, and (iii) the borrower deposits and maintains with the lender an amount equal to $11,022, which amount is equal to three times the monthly estimated insurance premiums.

Replacement Reserves – On a monthly basis, the borrower is required to escrow $1,490 for replacement reserves, subject to a cap at $72,000. If the replacement reserve is drawn below $36,000, the borrower is required to escrow on a monthly basis $1,490 until the cap is met. The requirement to escrow for replacement reserves is waived during any time in which the balance of funds in the Target Reserve Subaccount (as defined below) equals or exceeds $6.0 million.

TI/LC Reserves – On and after May 5, 2019, the borrower is required to escrow $14,895 for TI/LC reserves, subject to a cap at $477,000. If the TI/LC reserve (excluding the initial deposit) falls below $477,000, the borrower is required to escrow $14,895 on a monthly basis, until the cap is met. The requirement to escrow for TI/LC reserves is waived during any time in which the balance of funds in the Target Reserve Subaccount (as defined below) equals or exceeds $6.0 million.

Condominium Fee Reserves – On a monthly basis, the borrower is required to escrow an amount initially equal to $41,025 for payment of the fees, assessments and other amounts that the lender estimates will be payable during the term to the condominium association.

Lockbox / Cash Management. The Throggs Neck Shopping Center Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required to send tenant direction letters to each existing tenant instructing each tenant to deposit all rents and payments into the lender-controlled lockbox account. Prior to the occurrence of a Cash Management Period (as defined below), all funds in the lockbox account will be swept on a daily basis to the borrower’s operating account. During a Cash Management Period, all funds in the lockbox account will be swept to a lender-controlled cash management account. Following the commencement of and at all times during the continuance of a Primary Tenant Sweep Period (as defined below), all funds in the lockbox account will be swept to a lender-controlled subaccount until such time as the balance of funds equals the then applicable Primary Tenant Reserve Cap (as defined below) related to the Primary Tenant (as defined below) that caused the Primary Tenant Sweep Event or the aggregate of the then-applicable Primary Tenant Reserve Caps. Following the commencement of and at all times during the continuance of a Target Sweep Period (as defined below), all funds in the lockbox account will be swept to a lender-controlled subaccount (“Target Reserve Subaccount”) until such time as the balance of funds in the Target Reserve Subaccount equals $6.0 million.

A “Cash Management Period” will commence upon: (i) an event of default; (ii) a DSCR less than 1.10x after the end of a calendar quarter; (iii) a Primary Tenant Sweep Period, or (iv) a Target Sweep Period. A Cash Management Period will end with respect to clause (ii), if for six consecutive months (a) no default or event of default has occurred; (b) no default that would trigger another Cash Management Period has occurred; (c) the DSCR is at least 1.15x; or, with respect to clause (iii), a Primary Tenant Sweep Period Cure (as defined below) has occurred (and no other Cash Management Period is then continuing); or, with respect to clause (iv), a Target Sweep Period Cure has occurred (and no other Cash Management Period is then continuing).

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Mortgage Loan No. 5 — Throggs Neck Shopping Center

A “Primary Tenant Sweep Period” will commence upon: (i) any termination of, or receipt by the borrower of a notice to terminate, the TJ Maxx lease or the lease of an acceptable replacement; (ii) TJ Maxx or an acceptable replacement tenant becoming the subject of a bankruptcy action; (iii) TJ Maxx or an acceptable replacement “going dark” in a majority of the TJ Maxx premises for 90 continuous days; provided, however if TJ Maxx “goes dark” for the purpose of renovating or repairing its space, such period will be extended to 120 days or longer as may be approved in advance by the lender, (iv) the occurrence of any monetary or material non-monetary default (beyond any applicable notice and/or cure period) under the TJ Maxx lease or the lease of an acceptable replacement tenant, or (v) with respect to the TJ Maxx lease and the Party City lease, the date that is the earlier of 12 months prior to (A) any lease extension date set forth in the TJ Maxx lease and/or the Party City lease if the applicable Primary Tenant has not exercised the related extension option, or (B) the expiration date of such applicable Primary Tenant lease unless, in the case of (v) such applicable Primary Tenant lease has been extended with a term that expires no earlier than three years after the maturity date, or (vi) with respect to the Sleepy’s lease and the T-Mobile lease, the date that is the earlier of three months prior to (A) any lease extension date set forth in the Sleepy’s lease and/or the T-Mobile lease if the applicable Primary Tenant has not exercised the related extension option, or (B) the expiration date of such applicable Primary Tenant lease unless, in the case of (v) such applicable Primary Tenant lease has been extended with a term that expires no earlier than three years after the maturity date.

A “Primary Tenant Sweep Period Cure” will commence upon: (i) pursuant to clause (i) or (v) above if a Primary Tenant Replacement Event (as defined below) has occurred; (ii) pursuant to clause (ii) above, if either (A) the bankruptcy action is dismissed and the Primary Tenant lease is affirmed, or (B) a Primary Tenant Replacement Event has occurred; (iii) pursuant to clause (iii) above, if either (A) the Primary Tenant or another tenant re-opens for business for at least three continuous months, or (B) a Primary Tenant Replacement Event has occurred; or (iv) pursuant to clause (iv) above, if either (A) the monetary or material non-monetary default is cured and no other monetary or material nonmonetary default (beyond any applicable notice and/or cure period) exists under the Primary Tenant lease, or (B) a Primary Tenant Replacement Event has occurred.

A “Primary Tenant Replacement Event” means with respect to TJ Maxx, the termination of the TJ Maxx lease and the borrower entering into one or more new leases for all of the TJ Maxx premises with acceptable replacement tenant(s) and upon such terms and conditions as are reasonably acceptable to the lender in all respects.

A “Primary Tenant” means any of: (i) Party City; (ii) Sleepy’s; (iii) T-Mobile; and (iv) TJ Maxx, and thereafter any acceptable replacement tenant for any of the foregoing occupying all or substantially all of such applicable Primary Tenant premises.

A “Primary Tenant Reserve Cap” means, with respect to a Primary Tenant Sweep Period, an amount equal to (i) $374,500 for Party City; (ii) $105,000 for Sleepy’s; (iii) $69,440 for T-Mobile; and/or (iv) $1,420,850 for TJ Maxx.

A “Target Sweep Period” will commence upon (i) Target becoming the subject of a bankruptcy action, or (ii) Target “going dark” in a majority of the premises currently occupied by Target; provided, however, that if Target “goes dark” for the purpose of renovating or repairing the Target premises and Target, the manager or the condominium association provided prior written notice to the borrower of such renovation or restoration (which notice the borrower promptly provided to the lender), Target will not be deemed to have “gone dark” until 60 days after initially “going dark”.

A “Target Sweep Period Cure” will commence upon (i) the occupancy of at least 70.0% of the Target premises by national, regional or local retailers or other tenants that satisfy the co-tenancy requirements set forth in any leases then in effect at the property and such Target space replacement tenants are open for business in the Target premises, (ii) the Target space replacement tenants have been in occupancy and open for business for at least 6 months since the Target space retenanting, (iii) at least 95.0% of the property’s gross leasable area is leased to tenants who, for at least 6 months since the Target space retenanting, have been in occupancy, are open for business and are paying full unabated rent, (iv) no lease then in effect at the property contains a termination option in favor of the tenant thereunder related to the tenancy of the Target premises by Target, (v) the lender determines that (A) the DSCR is not less than 1.35x, (B) the LTV is not greater than 62.3%, and (C) the debt yield is not less than 7.1%, and (vi) no event of default will then exist; provided, however, after three years from the commencement of a Target Sweep Period, the conditions set forth in clauses (i) and (ii) above will not be required to be satisfied.

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A-2-87

Mortgage Loan No. 6 — Quarry Place at Tuckahoe

A-2-88

Mortgage Loan No. 6 — Quarry Place at Tuckahoe

A-2-89

Mortgage Loan No. 6 — Quarry Place at Tuckahoe

A-2-90

Mortgage Loan No. 6 — Quarry Place at Tuckahoe

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Natixis	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$41,000,000	Title:	Fee
Cut-off Date Principal Balance:	$41,000,000	Property Type - Subtype:	Multifamily - Low-Rise
% of Pool by IPB:	4.3%	Net Rentable Area (Units):	108
Loan Purpose:	Refinance	Location:	Tuckahoe, NY
Borrower:	150 Main Street, L.L.C.	Year Built / Renovated:	2016 / NAP
Sponsor:	Mack-Cali Realty L.P.	Occupancy:	95.4%
Interest Rate:	4.3400%	Occupancy Date:	3/13/2018
Note Date:	8/2/2017	Number of Tenants:	NAP
Maturity Date:	8/5/2027	2014 NOI(2):	N/A
Interest-only Period:	120 months	2015 NOI(2):	N/A
Original Term:	120 months	2016 NOI(2):	N/A
Original Amortization:	None	2017 NOI(3):	$137,089
Amortization Type:	Interest Only	UW Economic Occupancy:	95.0%
Call Protection:	L(32), Def(85), O(3)	UW Revenues:	$4,367,797
Lockbox(1):	Soft	UW Expenses:	$1,478,400
Additional Debt:	No	UW NOI(3):	$2,889,397
Additional Debt Balance:	N/A	UW NCF:	$2,857,151
Additional Debt Type:	N/A	Appraised Value / Per Unit:	$65,500,000 / $606,481
Additional Future Debt Permitted:	No	Appraisal Date:	1/1/2018

Escrows and Reserves(4)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$379,630
Taxes:	$235,702	$56,454	N/A	Maturity Date Loan / Unit:	$379,630
Insurance:	$15,539	Springing	N/A	Cut-off Date LTV:	62.6%
Replacement Reserves:	$0	$2,414	N/A	Maturity Date LTV:	62.6%
TI/LC:	$257,920	$273	N/A	UW NOI DSCR:	1.60x
Environmental Reserve:	$35,625	$0	N/A	UW NCF DSCR:	1.58x
				UW NOI Debt Yield:	7.0%
				UW NCF Debt Yield:	7.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$41,000,000	100.0%	Payoff Existing Debt	$28,610,054	69.8%
			Return of Equity	11,349,309	27.7
			Upfront Reserves	544,785	1.3
			Closing Costs	495,851	1.2
Total Sources	$41,000,000	100.0%	Total Uses	$41,000,000	100.0%

(1)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(2)	Historical financials are not available as the property was built in 2016 and opened in January 2017.

(3)	The increase in UW NOI from 2017 NOI is primarily due to lease-up at the property. The property averaged lease-up of 7 units per month throughout 2017 with an average occupancy of 42.1%. Year end 2017 occupancy was 77.8% while occupancy as of March 13, 2018 was 95.4%.

(4)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-2-91

Mortgage Loan No. 6 — Quarry Place at Tuckahoe

The Loan. The Quarry Place at Tuckahoe loan is a $41.0 million first mortgage loan secured by the fee interest in a 108 unit low-rise multifamily property located in Tuckahoe, New York. The loan has a 10-year term and is interest-only for the term of the loan.

The Borrower. The borrowing entity for the loan is 150 Main Street, L.L.C., a Delaware limited liability company and special purpose entity. The borrowing entity is owned by 89.1% owned by affiliates of Mack-Cali Realty Corporation, 10.7% owned by PRIIA-RLA, LLC and 0.2% owned by RPIIA-RLB, LLC.

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is Mack-Cali Realty, L.P., which is 89.1% owned by Mack-Cali Realty Corporation. Mack-Cali Realty Corporation is a fully integrated, self-managed real estate investment trust that specializes in the acquisition, development and management of Class A commercial real estate properties. As of March 31, 2017, the company and its subsidiaries owned or had interest in 214 properties, consisting of 87 office buildings totaling approximately 17.6 million SF, 94 office/flex buildings totaling approximately 4.8 million SF, six industrial/warehouse buildings totaling approximately 387,400 SF, 17 multi-family properties totaling 5,032 apartments, six parking/retail properties totaling approximately 137,100 SF, one hotel and three parcels of land leased to others.

The Property. The property is a 108-unit low-rise multifamily property located in Tuckahoe, New York that was built in 2016. The property consists of two buildings located on approximately 2.26 acres. The first building consists of four stories over a one-level parking garage, contains 3,275 SF of ground floor retail space, which is leased to Orangetheory Fitness, and is positioned along the building’s Main Street frontage with residential units above. The second building is situated at the southeast corner of Main Street and Midland Avenue and consists of four to six stories over two lower levels of garage parking. The substantial outdoor amenity area is positioned along eastern façade of the second building.

Vehicular access to the parking garage is available from Midland Avenue. The property provides 168 garage spaces and 20 surface parking spaces, or 1.74 parking spaces per unit. As of the March 13, 2018 rent roll, the property was 95.4% leased.

The property contains 61 one-bedroom units (56.5%) and 47 two-bedroom units (43.5%). Property amenities include a fitness center, yoga room, clubroom with billiards, landscaped gardens and terraces, an outdoor living room with fireplace, and a private outdoor entertaining kitchen with gas grills. Unit amenities include hardwood flooring, stainless steel appliances, granite countertops, and an in-unit washer /dryer.

The property has frontage and visibility along the south side of Main Street, the east and west sides of Midland Place and the west sides of Winter Hill Road and Midland Avenue. The property is less than a 10-minute walk to the Tuckahoe Metro-North train station and less than a mile east of Exits 3 and 4 along the Bronx River Parkway.

Multifamily Unit Mix

Unit Type	No. of Units(1)	% of Total	Occupied Units(1)	Occupancy(1)	Average Unit Size (SF)	Average Monthly Rental Rate(2)	Average Monthly Rental Rate PSF(2)	Monthly Market Rental Rate(3)	Monthly Market Rental Rate PSF(3)
One Bedroom	61	56.5%	60	98.4%	757	$2,479	$3.28	$2,450	$3.24
Two Bedroom	47	43.5	43	91.5%	1,263	$4,104	$3.26	$4,800	$3.80
Total/Wtd. Avg.	108	100.0%	103	95.4%	977	$3,157	$3.26	$3,473	$3.55

(1)	Based on the underwritten rent roll dated March 13, 2018.

(2)	Based on leases signed since January 1, 2017.

(3)	Source: Appraisal.

A-2-92

Mortgage Loan No. 6 — Quarry Place at Tuckahoe

The Market. The property is located in Tuckahoe in the Southern Westchester submarket. As of the first quarter of 2017, the submarket reported an average vacancy of 2.7%.

According to a third party research report, the estimated 2017 population within a one-, three- and five-mile radius of the property is 25,316, 208,964, and 600,275, respectively. The estimated 2017 average household income within a one-, three- and five-mile radius of the property is $156,809, $127,819, and $108,217, respectively.

The appraisal identified 5 comparable rental properties, ranging from 42 units to 330 units that were constructed between 1999 and 2017. The competitive set reported average rents ranging from $2,622 to $3,248 for one bedroom units and $3,453 to $4,805 for two bedroom units. Average rents of one bedroom units are below that of the competitive set while average rents of two bedroom units are in-line with the competitive set. The properties in the appraisal’s competitive set are all located in Westchester County within approximately 8.3 miles of the property and are shown in the below table.

Competitive Set Summary(1)

Property	Year Built	No. of Units	Avg. Unit Size (SF)	Avg. $/ Unit	Occupancy	Distance from Property
Quarry Place at Tuckahoe(2)	2016	108	757 (1BD/1BA) 1,263 (2BD/Mixed bathrooms)	$2,479 $4,104	95.4%	N/A
The Danforth	2017	202	820 (1BD/1BA) 1,294 (2BD/2BA)	$2,906 $3,793	N/A	8.3 miles
The Lofts on Saw Mill River	2016	66	952(1BD/1BA) 1,488 (2BD/2BA)	$3,245 $4,570	N/A	7.8 miles
River Tides at Greystone	2017	330	745 (1BD/1BA) 1,213 (2BD/2BA)	$2,622 $3,453	N/A	7.0 miles
The Avalon	1999	126	936 (1BD/1BA) 1,164 (2BD/2BA)	$3,248 $4,805	93.7%	1.4 miles
Scarsdale Commons	2005	42	713 (1BD/1BA) 976 (2BD/2BA)	$2,713 $3,718	97.6%	3.3 miles
Total:(3)		766

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated March 13, 2018.

(3)	Excludes the subject property.

Historical and Current Occupancy(1)

2014(2)	2015(2)	2016(2)	2017(2)	Current(3)
N/A	N/A	N/A	77.8%	95.4%

(1)	Source: Historical Occupancy is provided by the sponsor. Occupancies are as of December 31 of each respective year.

(2)	Historical financials are not available as the property was built in 2016 and opened in January 2017.

(3)	Based on the underwritten rent roll dated March 13, 2018.

A-2-93

Mortgage Loan No. 6 — Quarry Place at Tuckahoe

Operating History and Underwritten Net Cash Flow

	2014(1)	2015(1)	2016(1)	2017(1)(2)	Budget	Appraisal 2018	Underwritten(2)	PSF	%(3)
Rents in Place	N/A	N/A	N/A	$1,355,217	$4,258,640	$4,285,576	$3,816,520	$35,338	92.2%
Vacant Income	N/A	N/A	N/A	3,478,313	351,076	254,129	322,288	$2,984	7.8%
Gross Potential Rent	N/A	N/A	N/A	$4,833,530	$4,609,716	$4,539,705	$4,138,809	$38,322	100.0%
Total Reimbursements	N/A	N/A	N/A	0	0	0	0	$0	0.0%
Net Rental Income	N/A	N/A	N/A	$4,833,530	$4,609,716	$4,539,705	$4,138,809	$38,322	100.0%
(Vacancy/Collection Loss)	N/A	N/A	N/A	(3,478,313)	(351,076)	(254,129)	(322,288)	($2,984)	(7.8%)
Other Income	N/A	N/A	N/A	231,094	595,913	542,862	551,277	$5,104	13.3%
Effective Gross Income	N/A	N/A	N/A	$1,586,311	$4,854,553	$4,828,438	$4,367,797	$40,443	105.5%
Total Expenses	N/A	N/A	N/A	$1,449,222	$1,502,106	$1,471,778	$1,478,400	$13,689	33.8%
Net Operating Income	N/A	N/A	N/A	$137,089	$3,352,447	$3,356,660	$2,889,397	$26,754	66.2%
Total TI/LC, Capex/RR	N/A	N/A	N/A	0	0	0	32,246	$299	0.7%
Net Cash Flow	N/A	N/A	N/A	$137,089	$3,352,447	$3,356,660	$2,857,151	$26,455	65.4%

(1)	Historical financials are not available as the property was built in 2016 and opened in January 2017. The property was on average 42.1% leased in 2017 and ended the year 77.8% leased.

(2)	The increase in UW NOI from 2017 NOI is primarily due to lease-up at the property. The property averaged lease-up of 7 units per month throughout 2017 with an average occupancy of 42.1%. Year end 2017 occupancy was 77.8% while occupancy as of March 13, 2018 was 95.4%.

(3)	Percentage column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

Property Management. The property is managed by Roseland Management Company, L.L.C.

Escrows and Reserves. At origination, the borrower deposited into escrow $257,920 for tenant improvements and leasing commissions, $235,702 for real estate taxes, $35,625 for environmental reserve and $15,539 for annual insurance premiums.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments, which currently equates to $56,454.

Insurance Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated insurance payments. The requirement to escrow for insurance premiums is waived so long as (i) no event of default has occurred and is continuing, (ii) the borrower provides evidence to the lender that the insurance coverages required pursuant to the loan documents are being maintained under an acceptable blanket insurance policy approved by the lender, and (iii) the borrower deposits and maintains with the lender an amount equal to three months of estimated insurance premiums.

Replacement Reserve – On a monthly basis, the borrower is required to deposit an amount equal to $2,414.

TI/LC Reserve – On a monthly basis, the borrower is required to escrow $273 for ongoing tenant improvements and leasing commissions.

Lockbox / Cash Management. The Quarry Place at Tuckahoe loan is structured with a soft lockbox and springing cash management. All rents received by the borrower or manager are required to be deposited into the lockbox account within two business days of receipt. Prior to the occurrence of a Cash Management Period (as defined below), all funds in the lockbox account will be swept to the borrower’s operating account. During a Cash Management Period, all funds in the lockbox account will be swept to a lender-controlled cash management account.

A “Cash Management Period” will commence upon: (i) an event of default or (ii) after the release of the Payment Guaranty, a DSCR less than1.20x. A Cash Management Period will end with respect to clause (ii) above, if for three consecutive months (A) no default or event of default has occurred, (B) no event that would trigger another Cash Management Period has occurred, and (C) the DSCR is at least equal to 1.25x.

A “Payment Guaranty” of all debt service, carry costs and operating expenses for the property exists until the date that the trailing three month annualized DSCR is at least equal to 1.05x for a period of one calendar quarter; provided, that lender will issue to the borrower confirmation of the release of the shortfall guaranty upon the achievement such DSCR being at least equal to 1.05x.

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A-2-95

Mortgage Loan No. 7 — Soho House Chicago

A-2-96

Mortgage Loan No. 7 — Soho House Chicago

A-2-97

Mortgage Loan No. 7 — Soho House Chicago

A-2-98

Mortgage Loan No. 7 — Soho House Chicago

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Natixis	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$40,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$40,000,000	Property Type - Subtype:	Other – Mixed Use
% of Pool by IPB:	4.2%	Net Rentable Area (SF):	115,000
Loan Purpose:	Acquisition	Location:	Chicago, IL
Borrower:	SG Real Estate LLC	Year Built / Renovated:	1907 / 2014
Sponsors:	Fast Fame Capital Investment Limited; Bliss Elite Limited; Downtown Properties Holdings, LLC	Occupancy:	100.0%
Interest Rate:	5.5100%	Occupancy Date:	2/28/2018
Note Date:	3/9/2018	Number of Tenants:	1
Maturity Date:	4/5/2025	2014 NOI:	$1,587,534
Interest-only Period:	84 months	2015 NOI:	$4,273,035
Original Term:	84 months	2016 NOI:	$5,237,150
Original Amortization:	None	2017 NOI:	$6,051,123
Amortization Type:	Interest Only	UW Economic Occupancy:	95.0%
Call Protection:	L(24), Def or YM1(53), O(7)	UW Revenues:	$6,663,508
Lockbox(2):	Hard	UW Expenses:	$919,677
Additional Debt(1):	Yes	UW NOI:	$5,743,831
Additional Debt Balance(1):	$22,650,000	UW NCF:	$5,725,471
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF:	$95,000,000 / $826
Additional Future Debt Permitted:	No	Appraisal Date:	12/20/2017

Escrows and Reserves(3)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$545
Taxes:	$74,028	Springing	N/A	Maturity Date Loan / SF:	$545
Insurance:	$106,410	Springing	N/A	Cut-off Date LTV:	65.9%
Replacement Reserves:	$0	$1,700	$40,808	Maturity Date LTV:	65.9%
Ventilation Work Reserve:	$0	Springing	N/A	UW NOI DSCR:	1.64x
				UW NCF DSCR:	1.64x
				UW NOI Debt Yield:	9.2%
				UW NCF Debt Yield:	9.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$62,650,000	65.0%	Purchase Price	$95,000,000	98.6%
Sponsor Equity	33,742,933	35.0	Closing Costs	1,212,496	1.3
			Upfront Reserves	180,438	0.2
Total Sources	$96,392,933	100.0%	Total Uses	$96,392,933	100.0%

(1)	The Soho House Chicago loan is part of a larger split whole loan evidenced by two pari passu notes with an aggregate Cut-off Date balance of $62.65 million (collectively the “Soho House Chicago Whole Loan”). The financial information presented in the chart above and herein reflects the Cut-Off Date balance of the Soho House Chicago Whole Loan.
(2)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(3)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-2-99

Mortgage Loan No. 7 — Soho House Chicago

The Loan. The Soho House Chicago loan, which is part of a larger split whole loan, is a first mortgage loan secured by the fee interest in a 115,000 SF, six-story, mixed-use building located in Chicago, Illinois. The Soho House Chicago Whole Loan has a seven-year term and is interest-only for the entire term.

The Soho House Chicago Whole Loan has a Cut-off Date balance of $62.65 million, which is evidenced by two pari-passu notes identified as Note A-1 and Note A-2. Note A-1, which is the controlling note, is being contributed to the CSAIL 2018-CX11 Commercial Mortgage Trust. Note A-2 is currently held by Natixis and is expected to be contributed to one or more future securitization transactions. The Soho House Chicago Whole Loan is expected to be serviced pursuant to the CSAIL 2018-CX11 pooling and servicing agreement. As the holder of Note A-1 (the “Controlling Noteholder”), the trustee of the CSAIL 2018-CX11 Commercial Mortgage Trust (or, prior to the occurrence and continuance of a control termination event under the CSAIL 2018-CX11 pooling and servicing agreement, the CSAIL 2018-CX11 directing certificateholder) is entitled to exercise all of the rights of the Controlling Noteholder with respect to the Soho House Chicago Whole Loan; however, the holder of Note A-2 is entitled, under certain circumstances, to consult with respect to certain major decisions.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Lead Servicer for Whole Loan (Y/N)	Controlling Piece (Y/N)
Note A-1	$40,000,000	$40,000,000	CSAIL 2018-CX11	Y	Y
Note A-2	22,650,000	22,650,000	Natixis	N	N
Total	$62,650,000	$62,650,000

The Borrower. The borrower is SG Real Estate LLC, a Delaware limited liability company and special purpose entity. The borrower is 100.0% owned by SG 113 Green Street LLC, a newly formed Delaware limited liability company, which is 78.5% co-owned by Sino-Ocean Group Holding Limited and Huarong International Financials Holdings Limited and 21.5% owned by Downtown Properties Holdings, LLC.

The Sponsors. The loan’s sponsors and nonrecourse carve-out guarantors are Fast Fame Capital Investment Limited, Bliss Elite Limited and Downtown Properties Holdings, LLC, each of which are subsidiaries of Sino-Ocean Group Holding Limited (“Sino-Ocean”) and Gaw Capital Partners. Sino-Ocean is one of the largest real estate companies in Beijing and has a diversified portfolio of development projects and investment properties in Beijing, Pan-Bohai Bay, Yangtze River Delta, and Pearl River Delta regions. Sino-Ocean is rated Baa3 and BBB- by Moody’s and Fitch, respectively. Gaw Capital Partners is a Hong Kong-based real estate private equity firm founded in 2005 by Goodwin Gaw and Kenneth Gaw. Gaw Capital Partners is a private equity fund management company that focuses on global real estate markets. Since its inception, Gaw Capital Partners has raised $8.7 billion of equity and commands assets of $13.0 billion under management as of the third quarter of 2017. According to a third party report, Gaw Capital Partners is the 19th largest real estate private equity fund in the world and the second largest real estate private equity fund in Asia. Collectively, Gaw Capital Partners and its affiliates have over $2.7 billion in gross assets under management. Combined, the loan’s sponsors’ net worth and liquidity are over $2.2 billion and $132.7 million, respectively.

A-2-100

Mortgage Loan No. 7 — Soho House Chicago

The Property. The property is a 115,000 SF mixed-use building located in Chicago, Illinois. The property was constructed in 1907, renovated in 2014 and is a six-story building and English basement situated on approximately 0.5 acres in Chicago’s Fulton Market District. The property operates as a private social club and is 100.0% leased to Soho House Chicago, LLC (“Soho House Chicago”) under a 20-year NNN lease. The Soho House Chicago lease has a current rental rate of $6.1 million ($53.39 PSF) with escalations expiring on June 1, 2034 with four 10-year extension options. The lease is 100% guaranteed by US AcquireCo, Inc., a US subsidiary of Soho House & Co. Limited (“Soho House”), and by Soho Group Limited (f/k/a BN TopCo Ltd.). US AcquireCo, Inc. is the holding company for the Soho House’s U.S. operations. Soho House was founded in London, in 1995, as a private members’ club for those in film, media and creative industries and has since expanded to include hotel operations, restaurants and spas with locations across Europe and the United States. As of January 2017, Soho House operated 18 houses, one hotel, 43 public restaurants, 15 spas, two cinemas, and 527 hotel rooms. According to the appraisal, Soho House is a successful global operator of social membership clubs serving those in the creative industries. Compared to traditional clubs and hotels, Soho House provides members and guests with a “home away from home” experience complemented by personalized customer service. As of October 1, 2017, Soho House had over 74,000 members with a global waiting list of almost 50,000 potential members.

The property offers amenities such as multiple restaurants, a spa (the Cowshed Spa), a barbershop (the Neville Barbershop), 40 hotel rooms, a gymnasium featuring a professional boxing ring, a 30-seat cinema, a rooftop pool and a music room. Although the property is a membership-only club, the first floor food and beverage outlets are open to the public. All other floors are for members only, except for the Belt Room and the screening room on the fourth floor, which are available for private hire. The hotel rooms can also be rented by the general public at a room rate that includes a temporary membership during the guest’s stay.

The seller acquired the property in 2012, negotiated a long term lease with Soho House Chicago and redeveloped the space with a total cost basis of $66.7 million ($579.70 PSF).

The Market. The property is located in the Fulton Market District of Chicago, which, according to the appraisal, is considered one of the trendiest neighborhoods in Chicago. Conveniently situated within 0.2 miles of I-90 and I-94 and 0.2 miles and 0.5 miles of the pink and green lines of CTA at Morgan Station and Clinton Station, respectively, the Fulton Mark District neighborhood continues to expand with several projects. Google moved its headquarters to Fulton Market District in 2015. Subsequently, McDonald’s announced to relocate its global headquarters to 0.3 miles west of the property and is constructing a $250 million, 9-story 608,000 SF building. In addition, construction of “vendor village” is underway, creating a 254,354 SF office building one block north of the McDonald’s project. Fulton West, approximately 0.7 miles northwest of the property, is a 290,000 SF newly constructed development featuring modern office space, parking and landscaped green space.

According to a third party research report, the property is located in the Chicago metropolitan statistical area retail market within the River West submarket. As of the fourth quarter of 2017, the River West submarket of Chicago had approximately 3.2 million SF of inventory with a vacancy of 10.3% and asking rents of $45.67 PSF.

Comparable Retail Sales Comparable(1)

Property	Year Built	Sales Date	SF	Price	Price PSF	Occupancy
Soho House Chicago, IL	1907	3/9/2018	115,000	$95,000,000	$826	100.0%
217-219 N Green Street Chicago, IL	2017	2/5/2018	5,100	$6,500,000	$1,275	100.0%
820 W Lake Street, Chicago, IL	1883	2/5/2018	11,500	$9,400,000	$817	100.0%
185 N Morgan Street, Chicago, IL	2017	2/5/2018	9,200	$13,350,000	$1,451	100.0%
810 W Randolph Street, Chicago, IL	1910	8/2/2017	2,880	$2,250,000	$781	100.0%

(1)	Source: Third Party Research Report.

A-2-101

Mortgage Loan No. 7 — Soho House Chicago

Historical and Current Occupancy(1)

2014(2)	2015	2016	2017	Current(3)
100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Source: Historical Occupancy is provided by the sponsors. Occupancies are as of December 31 of each respective year.
(2)	The property opened in 2014.

(3)	Based on the underwritten rent roll.

Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rents	Lease Expiration Date
Soho House Chicago	NA / NA / NA	115,000	100.0%	$54.81	100.0%	6/1/2034

(1)	Based on the underwritten rent roll, including rent increases occurring in June 2018.

Operating History and Underwritten Net Cash Flow

	2014(1)	2015	2016	2017	Underwritten(2)	PSF	%(3)
Rents in Place	$1,763,507	$4,745,750	$5,693,057	$6,465,064	$6,302,661	$54.81	89.9%
Vacant Income	0	0	0	0	0	$0.00	0.0%
Gross Potential Rent	$1,763,507	$4,745,750	$5,693,057	$6,465,064	$6,302,661	$54.81	89.9%
Total Reimbursements	0	0	0	0	711,558	$6.19	10.1%
Net Rental Income	$1,763,507	$4,745,750	$5,693,057	$6,465,064	$7,014,219	$60.99	100.0%
(Vacancy/Collection Loss)	0	0	0	0	(350,711)	($3.05)	(5.0%)
Other Income	0	0	0	0	0	$0.00	0.0%
Effective Gross Income	$1,763,507	$4,745,750	$5,693,057	$6,465,064	$6,663,508	$57.94	95.0%
Total Expenses	$175,973	$472,715	$455,907	$413,941	$919,677	$8.00	13.8%
Net Operating Income	$1,587,534	$4,273,035	$5,237,150	$6,051,123	$5,743,831	$49.95	86.2%
Total TI/LC, Capex/RR	0	0	0	0	18,360	$0.16	0.3%
Net Cash Flow	$1,587,534	$4,273,035	$5,237,150	$6,051,123	$5,725,471	$49.79	85.9%

(1)	The property opened in 2014. The tenant’s lease began in June 2, 2014 and included two months free rent.
(2)	Rent includes Base Rent and Rent increases occurring in June 2018.

(3)	Percentage column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

Property Management. The property is self-managed by the borrower.

Escrows and Reserves. At origination, the borrower deposited into escrow $106,410 for insurance premiums and $74,028 for real estate taxes.

Tax Escrows – On a monthly basis, the borrower is required to pay 1/12th of the annual estimated payment of taxes, which currently equals $24,676. The requirement to escrow for real estate taxes is waived so long as the lease with Soho House Chicago is in place and Soho House Chicago is playing applicable taxes.

Insurance Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated insurance payments. The requirement to escrow for insurance premium is waived so long as (i) no event of default has occurred and (ii) the borrower provides evidence wholly satisfactory to the lender that the insurance coverages required pursuant to the Soho House Whole Loan documents are being maintained pursuant to the Soho House Chicago lease and (iii) the borrower maintains with the lender an amount equal to three months’ worth of such deposits.

A-2-102

Mortgage Loan No. 7 — Soho House Chicago

Replacement Reserve – On a monthly basis, the borrower is required to deposit an amount equal to $1,700 subject to a cap of $40,808. If the replacement reserve falls below $20,404, the borrower is required to escrow on a monthly basis $1,700 until the cap is met.

Lockbox / Cash Management. The Soho House Chicago Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required to send tenant direction letters to each existing tenant instructing each tenant to deposit all rents and payments into the lender-controlled lockbox account. Prior to the occurrence of a Cash Management Period (as defined below), all funds in the lockbox account will be swept to the borrower’s operating account. During a Cash Management Period, all funds in the lockbox account will be swept to a lender-controlled cash management account.

A “Cash Management Period” will commence upon: (i) an event of default; (ii) the failure by the borrower, after the end of a calendar quarter, to maintain a DSCR of at least 1.15x; (iii) a Primary Tenant Sweep Period (as defined below), or (iv) the occurrence of a Ventilation Work Trigger Event (as defined below). A Cash Management Period will end with respect to clause (i), if such event of default is cured by the borrower or waived by the lender; or with respect to clause (ii), if for three consecutive months (a) no default or event of default has occurred; (b) no event that would trigger another Cash Management Period has occurred; and (c) the DSCR is at least 1.15x; or, with respect to clause (iii), a Primary Tenant Sweep Period Cure (as defined below) has occurred (and no other Cash Management Period is then continuing); or, with respect to clause (iv), a Ventilation Work Trigger Cure Event (as defined below) has occurred (and no other Cash Management Period is then continuing).

A “Primary Tenant Sweep Period” will commence upon: (i) any termination of, or receipt by the borrower of a notice to terminate, the Primary Tenant (as defined below) lease; (ii) the Primary Tenant becoming the subject of a bankruptcy action; (iii) the Primary Tenant “going dark” in a majority of the Primary Tenant premises; or (iv) the occurrence of any monetary or material non-monetary default (beyond any applicable notice and/or cure period) under the Primary Tenant lease.

A “Primary Tenant Sweep Period Cure” will commence with respect to any clauses above if a Primary Tenant Replacement Event (as defined below) has occurred; or with respect to clause (ii) above, the bankruptcy action is dismissed and the Primary Tenant lease is affirmed; or with respect to clause (iii) above, if the Primary Tenant or another tenant reopens for business for a continuous period of not less than three months; or with respect to clause (iv) above, if the monetary or material non-monetary default is cured and no other monetary or material non-monetary default (beyond any applicable notice and/or cure period) has occurred during the prior three month period under the Primary Tenant lease.

A “Primary Tenant Replacement Event” means the termination of the Primary Tenant lease and the borrower entering into one or more new leases with initial terms not less than three years and which provide for rents that result in a DSCR of not less than 1.25x with acceptable replacement tenant(s) and upon such terms and conditions as are reasonably acceptable to the lender in all respects.

A “Primary Tenant” means initially Soho House Chicago as tenant under the Soho House Chicago lease, and thereafter any acceptable replacement tenant thereof.

A “Ventilation Work Trigger Event” means the failure of the borrower to provide evidence of ventilation work completion on or prior to January 9, 2019.

A “Ventilation Work Trigger Cure Event” means the deposit of $616,000 to the ventilation work reserve or the delivery of evidence of ventilation work completion.

A-2-103

Mortgage Loan No. 8 — Melbourne Hotel Portfolio

A-2-104

Mortgage Loan No. 8 — Melbourne Hotel Portfolio

A-2-105

Mortgage Loan No. 8 — Melbourne Hotel Portfolio

A-2-106

Mortgage Loan No. 8 — Melbourne Hotel Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Natixis	Single Asset / Portfolio:	Portfolio of 2 properties
Original Principal Balance(1):	$34,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$34,000,000	Property Type - Subtype:	Hotel – Full Service
% of Pool by IPB:	3.6%	Net Rentable Area (Rooms):	407
Loan Purpose:	Recapitalization	Location:	Melbourne, FL
Borrowers:	DW MLB Owner LLC; DW MLB H Owner LLC	Year Built / Renovated:	Various
Sponsor:	Westplace Modesto Investors, LLC	Occupancy / ADR / RevPAR:	83.2% / $154.03 / $128.10
Interest Rate:	5.0610%	Occupancy / ADR / RevPAR Date:	1/31/2018
Note Date:	11/30/2017	Number of Tenants:	NAP
Maturity Date:	12/5/2027	2015 NOI:	$6,645,210
Interest-only Period:	12 months	2016 NOI:	$8,124,579
Original Term:	120 months	2017 NOI:	$8,217,269
Original Amortization:	360 months	TTM NOI(4):	$8,404,005
Amortization Type:	IO-Balloon	UW Occupancy / ADR / RevPar(5):	87.9% / $150.04 / $131.93
Call Protection(2):	L(28), Def(88), O(4)	UW Revenues:	$24,272,623
Lockbox(3):	Hard	UW Expenses:	$16,122,821
Additional Debt(1):	Yes	UW NOI:	$8,149,802
Additional Debt Balance(1):	$23,000,000	UW NCF:	$7,178,897
Additional Debt Type(1):	Pari Passu	Appraised Value / Per Room:	$84,000,000 / $206,388
Additional Future Debt Permitted:	No	Appraisal Date:	8/2/2017

Escrows and Reserves(6)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$140,049
Taxes:	$52,759	$26,379	N/A	Maturity Date Loan / Room:	$118,442
Insurance:	$0	$116,663	N/A	Cut-off Date LTV:	67.9%
FF&E Reserve:	$0	Springing	N/A	Maturity Date LTV:	57.4%
Deferred Maintenance:	$1,256,239	$0	N/A	UW NOI DSCR:	2.20x
				UW NCF DSCR:	1.94x
				UW NOI Debt Yield:	14.3%
				UW NCF Debt Yield:	12.6%

Sources and Uses(7)
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$57,000,000	80.5%	Payoff Existing Debt	$34,667,313	48.9%
Sponsor Equity	13,824,861	19.5%	Purchase Price	33,912,722	47.9
			Upfront Reserves	1,308,998	1.8
			Closing Costs	935,828	1.3
Total Sources	$70,824,861	100.0%	Total Uses	$70,824,861	100.0%
(1)	The Melbourne Hotel Portfolio loan is a part of a larger split whole loan (the “Melbourne Hotel Portfolio Whole Loan”) evidenced by three pari passu notes with an aggregate Cut-off Date balance of $57.0 million. The financial information presented in the chart above and herein and herein is based on the Cut-off Date balance of the Melbourne Hotel Portfolio Whole Loan.

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Mortgage Loan No. 8 — Melbourne Hotel Portfolio

(2)	The lockout period will be at least 28 payments beginning with and including the first payment date of January 5, 2018. Defeasance of the Melbourne Hotel Portfolio Whole Loan is permitted at any time after the earlier to occur of (i) November 30, 2021 or (ii) the date that is two years after the closing date of the securitization that includes the last note to be securitized.

(3)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(4)	Represents trailing twelve months ending January 31, 2018.

(5)	UW Occupancy, ADR and RevPAR reflect the Adjusted TTM; please refer to “Operating History and Underwritten Net Cash Flow” below.

(6)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(7)	At origination of the Melbourne Hotel Portfolio Whole Loan, the sponsor bought out its partners who had a 90% equity stake in the portfolio, which increased the sponsor’s ownership from 10% to 100%. The partnership buyout amount of approximately $33.9 million excludes previous investments made by the sponsor.

The Loan. The Melbourne Hotel Portfolio loan, which is part of a larger split whole loan, is a first mortgage loan secured by the borrowers’ fee interest in a portfolio of two full-service hotels, consisting of 407 rooms, located in Melbourne, Florida. The loan has a 10-year term and will amortize on a 30-year schedule after a one-year interest only period.

The Melbourne Hotel Portfolio Whole Loan has an aggregate Cut-off Date balance of $57.0 million, which is comprised of three pari passu notes identified as Note A-1, Note A-2 and Note A-3. Note A-2 and Note A-3 are being contributed to the CSAIL 2018-CX11 Commercial Mortgage Trust. The controlling Note A-1 is currently held by Natixis and is expected to be contributed to one or more future securitizations. The Melbourne Hotel Portfolio Whole Loan is expected to be serviced under the CSAIL 2018-CX11 pooling and servicing agreement until the securitization of the related Note A-1, at which point it will be serviced under the related servicing shift PSA. After such subsequent securitization, the directing certificateholder for this securitization will nonetheless have the right to be consulted on a non-binding basis with respect to certain major servicing decisions.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Lead Servicer for Whole Loan (Y/N)	Controlling Piece (Y/N)
Note A-1	$23,000,000	$23,000,000	Natixis	Y	Y
Note A-2	17,000,000	17,000,000	CSAIL 2018-CX11	N	N
Note A-3	17,000,000	17,000,000	CSAIL 2018-CX11	N	N
Total	$57,000,000	$57,000,000

The Borrowers. The borrowing entities for the loan are DW MLB Owner LLC and DW MLB H Owner LLC. Each borrower is a Delaware limited liability company and special-purpose entity.

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is Westplace Modesto Investors, LLC. The borrowers are 100% owned by Melbourne Hotel Investors LLC, which is owned by Westmont Investments LLC. Westmont Hospitality Group controls Westmont Investments LLC. Formed in 1975, Westmont Hospitality Group (“Westmont”) has grown to become one of the largest privately held hospitality organizations in the world. Currently, Westmont has an ownership interest in 500 hotels across three continents. Westmont has developed well established partnerships with recognized institutional names in the financing and real estate investment industry such as SITQ (a subsidiary of Caisse de dépôt et placement du Québec), Goldman Sachs, Citigroup, KIMCO, Baupost, Dune Real Estate Capital, Mount Kellett Capital Management, Värde Partners, Five Mile Capital, Cerberus and Bestford Hospitality Group. Westmont is one of the largest franchisees and co-owners of InterContinental Hotel Group hotel and Hilton hotels worldwide. Westmont has a diversified portfolio ranging from budget to mid-market business and large conference hotels to boutique hotels and luxury resorts. Well-known hotels in Westmont’s Portfolio include the Battery Wharf Hotel Boston Waterfront, Park Hyatt Washington, Hyatt Regency Clearwater Beach, Manhattan Beach Marriott, Hotel Icon in Houston, Threadneedles Hotel London, Hotel Des Indes The Hague, and the Hotel Royal Riviera, among others.

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Mortgage Loan No. 8 — Melbourne Hotel Portfolio

The Properties. The following table represents each property comprising the Melbourne Hotel Portfolio.

Property	Year Built/ Renovated	Rooms	Occupancy(1)	UW NOI	% of UW NOI	Allocated Loan Amount(2)	% of Allocated Loan Amount	Appraised Value
Hilton Melbourne Beach Oceanfront	1986, 2009/2015	200	81.1%	$4,259,032	52.3%	$18,214,286	53.6%	$45,000,000
Doubletree Suites Melbourne Beach	1986/2006, 2014-2015	207	85.3%	3,890,770	47.7	15,785,714	46.4	39,000,000
Total/Wtd Avg.:		407	83.2%	$8,149,802	100.0%	$34,000,000	100.0%	$84,000,000
(1)	Based on trailing twelve months ending January 31, 2018.

(2)	Based on the Melbourne Hotel Portfolio Whole Loan allocated to the properties based on appraised value.

Hilton Melbourne Beach Oceanfront Property (the “Hilton Hotel”). The Hilton Hotel is a 200-room full-service hotel situated on a 7.0-acre beachfront site at 3003 North Highway A1A in Melbourne, Florida. The Hilton Hotel has an air-conditioned lobby with four passenger elevators that provides access to the guestroom hallways. The 200 rooms are split amongst two towers, the 11-story, 118-room North Tower and the 7-story, 82-room South Tower. The ground level of the South Tower offers structured/covered parking, with guestrooms located on floors two through seven. The North Tower contains guestrooms on floors one through 11. The two buildings are connected by a central one-story pedestal structure that contains the Hilton Hotel lobby, the Ocean Grille restaurant, the lounge, meeting space and administrative offices. The Hilton Hotel contains 6,621 SF of meeting space and also offers an additional outdoor oceanfront pavilion/deck. Other amenities include two food and beverage outlets, an oceanfront heated pool and spa, an oceanfront fitness center, direct beach access and beach service. The Hilton Hotel site is improved with 253 surface and garage parking spaces.

The majority of the rooms at the Hilton Hotel offer ocean views. Over 40% of the guestrooms feature a full-size balcony, while the remaining rooms offer a partial walkout balcony. All guestrooms offer suite-style accommodations featuring one king or two queen beds with separate living and sleeping areas, inclusive of a sleeper sofa in the living area. Each of the guestrooms feature a flat-screen television with premium channels, a telephone, a desk with chair, a dresser, nightstands, lamps, and a lounge chair. Additionally, all guestrooms provide a mini-fridge, microwave, and private balcony.

Doubletree Suites Melbourne Beach Property (the “Doubletree Suites”). The Doubletree Suites is situated on a 5.16-acre site and features a central three-story structure with two attached nine-story guestroom towers comprised of 207 guestrooms. Amenities at the Doubletree Suites include two food and beverage outlets, 2,730 SF of meeting space, an outdoor pool and whirlpool, direct beach access, a fitness room, and a 24-hour Pavilion Pantry Market. The restaurant, lounge, hotel lobby, meeting space, and administrative office are located in the three-story central structure. The Doubletree Suites site is improved with 291 parking spaces.

All guestrooms at the Doubletree Suites offer suite-style accommodations featuring one king bed, one queen bed, or two queen beds with separate living and sleeping areas, inclusive of a sleeper sofa in the living area. Each of the guestrooms feature a flat-screen television with premium channels, a telephone, a desk with chair, a dresser, nightstands, lamps, and a lounge chair. Additionally, all guestrooms provide a mini-fridge, microwave, and private balcony.

Both properties benefit from strong Hilton Worldwide Holdings Inc. (“Hilton Worldwide”) affiliation and reservation systems with over 50% brand contribution. Hilton Worldwide is one of the largest and fastest growing hospitality companies in the world, with more than 5,200 properties comprising more than 856,000 rooms in 105 countries and territories as of December 31, 2017. The Hilton Hotel operates under the flagship Hilton brand, which comprises 26% of Hilton Worldwide’s portfolio. Hilton ranks number one for global awareness in the hospitality industry. DoubleTree is the third largest brand in Hilton Worldwide’s portfolio, comprising 14.6% of the portfolio.

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Mortgage Loan No. 8 — Melbourne Hotel Portfolio

Historical Occupancy, ADR, RevPAR

	Competitive Set(1)			Melbourne Hotel Portfolio(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2015	74.2%	$109.74	$81.29	85.5%	$134.14	$114.64	115.2%	122.2%	141.0%
2016	78.7%	$120.52	$94.76	86.1%	$145.50	$125.30	109.4%	120.7%	132.2%
TTM(3)	NAV	NAV	NAV	83.2%	$154.03	$128.10	NAV	NAV	NAV
(1)	Source: Appraisals. The competitive set consists of the following hotels: Hilton Melbourne Rialto Place, Residence Inn Melbourne, Crowne Plaza Melbourne Oceanfront, Radisson Suite Hotel Oceanfront and Courtyard Melbourne West.

(2)	Source: Borrowers’ Financials.

(3)	Based on trailing twelve months ending January 31, 2018.

The Market. The properties are located in Melbourne, Brevard County, Florida. Brevard County is part of the Palm Bay-Melbourne-Titusville, Florida Metropolitan Statistical Area and is located along the east coast of Florida along the Atlantic Ocean, halfway between Jacksonville and Miami. Brevard County is also known as the Space Coast, and it anchors the eastern-end of Florida’s high-tech corridor. This region is the most concentrated high-tech economy in Florida and has the largest share of science, technology, engineering and math-related jobs in the state.

Brevard County is the only “quadromodal” hub in the world with space, air, sea, and ground transportation. Brevard County is home to the world’s second-busiest cruise port in Port Canaveral. Port Canaveral is East Central Florida’s only large deep water port. Approximately 80% of the Port Canaveral’s revenue is generated from cruise business. Brevard County is also home to a large concentration of advanced technology companies. The advanced technology companies located in Brevard County have positioned Brevard County as the 7th largest metro area in the United States in terms of advanced industries employment.

The properties are located in the Melbourne/Palm Bay, Florida submarket. As of August 2017, this submarket contained a total of 35 hotels with a lodging inventory of 3,520 rooms. Over the 12-month period ending August 2017, the submarket achieved an aggregate occupancy of 73.9% with an ADR of $102.78, reflecting a RevPAR of $75.93. The hotels are also located in the upscale chains class within the Melbourne/Palm Bay, Florida submarket. As of August 2017, the upscale chains class contained seven hotels with a lodging inventory of 1,381 rooms. Over the 12-month period ending August 2017, the upscale chains class within the Melbourne/Titusville, Florida submarket achieved an aggregate occupancy of 80.4% with an ADR of $133.17, reflecting a RevPAR of $107.13.

Competitive Hotels Profile(1)

			Estimated Market Mix		2016 Estimated Operating Statistics
Property	Rooms	Meeting Space (SF)	Meeting & Group	Transient	Occupancy	ADR	RevPAR
Hilton Melbourne Beach Oceanfront	200	6,621	12%	88%	86.9%(2)	$150.58(2)	$130.78(2)
Doubletree Suites Melbourne Beach	207	2,730	10%	90%	85.3%(2)	$140.60(2)	$120.00(2)
Hilton Melbourne Rialto Place	235	12,100	30%	70%	77.0%	$117.00	$90.09
Residence Inn Melbourne	133	350	10%	90%	88.0%	$119.00	$104.72
Crowne Plaza Melbourne Oceanfront	290	8,100	30%	70%	78.0%	$128.00	$99.84
Radisson Suite Hotel Oceanfront	167	4,400	25%	75%	72.0%	$122.00	$87.84
Courtyard Melbourne West	146	1,300	15%	85%	82.0%	$111.00	$91.02
Total(3)	971
(1)	Source: Appraisals.

(2)	Source: Borrowers’ Financials.

(3)	Excludes the subject properties.

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Mortgage Loan No. 8 — Melbourne Hotel Portfolio

Operating History and Underwritten Net Cash Flow

	2014	2015	2016	2017	TTM(1)	Adjusted TTM(1)(2)	Underwritten	Per Room(3)	%(4)
Occupancy	85.4%	85.5%	86.1%	82.1%	83.2%	87.9%	87.9%
ADR	$124.40	$134.14	$145.50	$153.65	$154.03	$150.04	$150.04
RevPAR	$106.22	$114.64	$125.30	$126.15	$128.10	$131.93	$131.93
Room Revenue	$15,779,566	$17,029,834	$18,664,587	$18,739,971	$19,030,608	$19,598,572	$19,598,572	$48,154	80.7%
Food and Beverage	3,248,528	3,359,474	3,854,521	3,894,652	3,915,553	3,915,553	3,915,553	$9,621	16.1%
Other Departmental Revenues	89,158	475,873	669,526	744,510	758,498	758,498	758,498	$1,864	3.1%
Total Revenue	$19,117,252	$20,865,181	$23,188,634	$23,379,133	$23,704,659	$24,272,623	$24,272,623	$59,638	100.0%
Room Expense	3,207,887	3,531,109	3,636,270	3,567,906	3,587,215	3,587,215	3,690,787	$9,068	18.8%
Food and Beverage Expense	2,186,972	2,346,969	2,699,483	2,647,020	2,679,678	2,679,678	2,679,678	$6,584	68.4%
Other Departmental Expenses	54,908	76,334	100,046	90,498	90,284	90,284	90,284	$222	11.9%
Departmental Expenses	$5,449,767	$5,954,412	$6,435,799	$6,305,424	$6,357,177	$6,357,177	$6,460,749	$15,874	26.6%
Departmental Profit	$13,667,485	$14,910,769	$16,752,835	$17,073,709	$17,347,482	$17,915,446	$17,811,874	$43,764	73.4%
Operating Expenses	$6,786,308	$7,247,170	$7,650,769	$7,892,316	$7,976,893	$7,976,893	$8,123,357	$19,959	33.5%
Gross Operating Profit	$6,881,177	$7,663,599	$9,102,066	$9,181,393	$9,370,589	$9,938,553	$9,688,517	$23,805	39.9%
Fixed Expenses	1,020,377	1,018,389	977,487	964,124	966,584	966,584	1,538,715	$3,781	6.3%
Net Operating Income	$5,860,800	$6,645,210	$8,124,579	$8,217,269	$8,404,005	$8,971,969	$8,149,802	$20,024	33.6%
FF&E	0	0	0	0	0	0	970,905	$2,386	4.0%
Net Cash Flow	$5,860,800	$6,645,210	$8,124,579	$8,217,269	$8,404,005	$8,971,969	$7,178,897	$17,639	29.6%
(1)	The TTM and Adjusted TTM columns represent the trailing twelve month period ending January 31, 2018.

(2)	Both the Hilton Hotel and the Doubletree Suites were closed for mandatory evacuation on September 8, 2017 due to Hurricane Irma. Following the hurricane, both hotels were temporarily closed while damage from the hurricane was repaired. The Doubletree Suites was fully operational by October 2, 2017 while the Hilton Hotel property was fully operational by November 4, 2017. Adjusted TTM replaces September and October 2017 room revenue with September and October 2016 room revenue to account the impact from hurricane.

(3)	Per Room values are based on 407 rooms.

(4)	% column represents percent of Total Revenue except for Room Expense, Food and Beverage and Other Department Expenses, which is based on their corresponding revenue line items.

Property Management. Each of the properties is managed by Boston Management LLC, an affiliate of the sponsor.

Franchise Agreement. Both the Hilton Hotel and the Doubletree Suites have franchise agreements with Hilton Worldwide running through May 2028, approximately seven months past the loan term. Since 2014, approximately $5.89 million has been spent in capital expenditures at the properties, equal to approximately $14,462 per room per year.

Escrows and Reserves. At origination, the borrowers deposited into escrow $1,256,239 for deferred maintenance and $52,759 for real estate taxes.

Deferred Maintenance Reserve – Both the Hilton Hotel and the Doubletree Suites were impacted by Hurricane Irma in September 2017, which resulted in damage to guestrooms and physical plant at both properties. 120 rooms at the Hilton Hotel and 193 rooms at the Doubletree Suites were offline after Hurricane Irma. The Doubletree Suites was fully operational by October 2, 2017 and the Hilton Hotel was fully operational by November 4, 2017. The $1,256,239 upfront deferred maintenance reserve is related to the incomplete repairs for both properties.

Tax Escrows – On a monthly basis, the borrowers are required to escrow 1/12th of the annual estimated tax payments, which currently equates to $26,379.

Insurance Escrow - On a monthly basis, the borrowers are required to escrow 1/12th of the annual estimated insurance payments. However, for the payment dates occurring in January, February, March, April, May and June 2018, the borrowers are required to deposit, on each such payment date, 1/6th of the insurance premiums that will be payable for the renewal of the coverage afforded by the policies as so estimated by the borrowers, which currently equates to $116,663.

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Mortgage Loan No. 8 — Melbourne Hotel Portfolio

FF&E Reserve – On a monthly basis, the borrowers are required to escrow an amount equal to 4.0% of actual rents for the second prior month; provided, however, until such time as the lender confirms that Doubletree Suites has received a quality assurance report from the franchisor that reflects a passing grade, the foregoing percentage will be increased to 8.0% of actual rents for such period.

Lockbox / Cash Management. The Melbourne Hotel Portfolio Whole Loan is structured with a hard lockbox and springing cash management. The borrowers are required to cause all rents including, without limitation, all credit card company payments to be transmitted directly into the applicable lockbox account. During the continuance of a Cash Management Period (as defined below), all funds in the lockbox account are required to be swept daily to a cash management account under the control of the lender and disbursed during each interest period of the term of the loan in accordance with the loan documents.

A “Cash Management Period” will commence upon: (i) an event of default under Melbourne Hotel Portfolio Whole Loan documents; (ii) a DSCR less than 1.25x as of the end of a calendar quarter; (iii) a Franchise Expiration Trigger Event (as defined below); or (iv) Doubletree Suites fails all four of the next quality assurance reports issued following the date hereof (August 2018, February 2019, August 2019 and February 2020); and will end provided that (1) the Melbourne Hotel Portfolio Whole Loan and all other obligations under the loan documents have been repaid in full; (2) there has been a full defeasance of the Melbourne Hotel Portfolio Whole Loan; (3) with respect to clause (i) above, if such event of default has been cured or waived by the lender; (4) with respect to clause (ii) above, for two consecutive calendar quarters since the commencement of the existing Cash Management Period (A) no event of default under Melbourne Hotel Portfolio Whole Loan documents has occurred, (B) no event that would trigger another Cash Management Period has occurred, and (C) the DSCR at least 1.30x as of the end of each such calendar quarter; (5) with respect to clause (iii) above, a Franchise Expiration Trigger Cure (as defined below) has occurred and no event that would trigger another Cash Management Period has occurred; or (6) with respect to clause (iv) above, Doubletrees Suites obtains a quality assurance report with a passing grade.

A “Franchise Expiration Trigger Event” means the date that is 18 months prior to the expiration of the Hilton Hotel franchise agreement and the Doubletree Suites franchise agreement, or any replacement franchise agreement.

A “Franchise Expiration Trigger Cure” means following a Franchise Expiration Trigger Event, provided (a) no event of default under Melbourne Hotel Portfolio Whole Loan documents has occurred or is continuing, (b) the borrowers have entered into a replacement franchise agreement, or have extended the existing franchise agreement, in each case, subject to the lender’s reasonable approval, (c) all capital improvements required pursuant to, and in accordance with the terms of any property improvement plan imposed in connection with such replacement franchise agreement have been completed, (d) the borrowers have delivered to lender a comfort letter, duly executed by the franchisor or replacement franchisor, as applicable, and acknowledging that all such capital improvements have been completed, and (e) the borrowers have delivered to the lender a certificate acknowledging that all such capital improvements have been paid in full as of the date of such certificate.

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Mortgage Loan No. 9 — Moffett Towers II - Building 2

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Mortgage Loan No. 9 — Moffett Towers II - Building 2

*Site plan is for illustrative purposes and some information may differ from actual.

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Mortgage Loan No. 9 — Moffett Towers II - Building 2

A-2-116

Mortgage Loan No. 9 — Moffett Towers II - Building 2

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	Barclays	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$29,750,000	Title:	Fee
Cut-off Date Principal Balance(1):	$29,750,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	3.1%	Net Rentable Area (SF)(2):	362,563
Loan Purpose:	Refinance	Location:	Sunnyvale, CA
Borrower:	MT2 B2 LLC	Year Built / Renovated:	2017 / NAP
Sponsor:	The Jay Paul Company	Occupancy:	100.0%
Interest Rate:	3.6189%	Occupancy Date:	12/6/2017
Note Date:	11/16/2017	Number of Tenants:	1
Maturity Date:	12/6/2027	2015 NOI(3):	N/A
Interest-only Period:	60 months	2016 NOI(3):	N/A
Original Term:	120 months	2017 NOI(3):	N/A
Original Amortization:	360 months	TTM NOI(3):	N/A
Amortization Type:	IO-Balloon	UW Economic Occupancy(4):	98.0%
Call Protection:	L(28), Def(85), O(7)	UW Revenues:	$22,525,092
Lockbox:	Hard	UW Expenses:	$2,840,101
Additional Debt(1):	Yes	UW NOI:	$19,684,992
Additional Debt Balance(1):	$240,250,000	UW NCF:	$18,805,659
Additional Debt Type(1):	Pari Passu; Mezzanine	Appraised Value / Per SF:	$351,000,000 / $968
Additional Future Debt Permitted:	No	Appraisal Date:	10/18/2017

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$455
Taxes:	$0	$111,859	N/A	Maturity Date Loan / SF:	$410
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	47.0%
Rent Concessions:	$8,332,337	Springing	N/A	Maturity Date LTV:	42.4%
TI/LC:	$19,433,495	Springing	(5)	UW NOI DSCR:	2.18x
Debt Service:	$1,000,000	Springing	N/A	UW NCF DSCR:	2.08x
Parking Abatement:	$2,700,000	Springing	N/A	UW NOI Debt Yield:	11.9%
Amenities Rent:	$286,310	Springing	N/A	UW NCF Debt Yield:	11.4%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$165,000,000	61.1%	Loan Payoff	$207,408,056	76.8%
Mezzanine Loan	105,000,000	38.9	Upfront Reserves	31,752,142	11.8
			Return of Equity	20,183,519	7.5
			Closing Costs	10,656,282	3.9
Total Sources	$270,000,000	100.0%	Total Uses	$270,000,000	100.0%

(1)	The Moffett Towers II - Building 2 loan was co-originated by Barclays and Morgan Stanley Bank, N.A. The Moffett Towers II - Building 2 loan is part of a larger split whole loan evidenced by four pari passu promissory notes with an aggregate Cut-off Date balance of $165.0 million (collectively, the “Moffett Towers II - Building 2 Whole Loan”). The Moffett Towers II - Building 2 Whole Loan is accompanied by a mezzanine loan with an original principal balance of $105.0 million (together with the Moffett Towers II – Build 2 Whole Loan, the “Moffett Towers II – Building 2 Total Debt”). The financial information presented in the chart above and herein is based on the Cut-off Date balance of the Moffett Towers II - Building 2 Whole Loan.

(2)	Net rentable area of 362,563 SF is comprised of 350,633 SF of office space in the Moffett Towers II - Building 2 Property (as defined below) along with

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Mortgage Loan No. 9 — Moffett Towers II - Building 2

11,930 SF of space allocated to the Moffett Towers II - Building 2 Property in a 59,650 SF fitness/amenities building, based on a specified to-be 20.0% share in the common elements of the Moffett Towers II Campus (as defined below). See “Amenities and Common Areas” below.

(3)	Historical financials are not available due to the property being built in 2017.

(4)	Underwritten economic occupancy at the property is 98.0%. The property was 100.0% leased and 100.0% physically occupied as of December 6, 2017.

(5)	Certain springing Escrows and Reserves are required on a one-time basis. For a more detailed description of escrows and reserves, please refer to “Escrows and Reserves” below.

The Loan. The Moffett Towers II - Building 2 loan, which is part of a larger split whole loan, is secured by a first mortgage lien on a Class A office building fully leased to a wholly-owned subsidiary of Amazon.com, Inc. (“Amazon”) located in Sunnyvale, California (the “Moffett Towers II - Building 2 Property”). The loan has a 10-year term and is interest-only for the first 60 payments, after which payments of interest and principal will be based on a 30-year amortization schedule.

The Moffett Towers II - Building 2 Whole Loan has an aggregate Cut-off Date balance of $165.0 million, evidenced by four pari passu notes identified as Note A-1, Note A-2, Note A-3 and Note A-4. Note A-2 is being contributed to the CSAIL 2018-CX11 Commercial Mortgage Trust. The Moffett Towers II - Building 2 Whole Loan is expected to be serviced pursuant to the WFCM 2018-C43 pooling and servicing agreement. As the holder of Note A-1 (the “Controlling Noteholder”), the trustee of the WFCM 2018-C43 Commercial Mortgage Trust (or, prior to the occurrence and continuance of a control termination event under the WFCM 2018-C43 pooling and servicing agreement, the WFCM 2018-C43 directing certificateholder) is expected to be entitled to exercise all of the rights of the Controlling Noteholder with respect to the Moffett Towers II - Building 2 Whole Loan; however, the holder of Note A-2, Note A-3, and Note A-4 are entitled, under certain circumstances, to consult with respect to certain major decisions.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Lead Servicer for Whole Loan (Y/N)	Controlling Piece (Y/N)
Note A-1	$54,000,000	$54,000,000	WFCM 2018-C43	Y	Y
Note A-2	29,750,000	29,750,000	CSAIL 2018-CX11	N	N
Note A-3	40,000,000	40,000,000	WFCM 2017-C42	N	N
Note A-4	41,250,000	41,250,000	BANK 2018-BNK10	N	N
Total	$165,000,000	$165,000,000

The Borrower. The borrowing entity for the loan is MT2 B2 LLC, a Delaware limited liability company and a special purpose entity with two independent directors (the “Moffett Towers II - Building 2 Borrower”).

The Sponsor. The loan’s sponsor is the Jay Paul Company, a privately held, opportunity-driven real estate firm based in San Francisco, California. Founded in 1975, Jay Paul Company concentrates on the acquisition, development, and management of commercial properties throughout California. Jay Paul Company has developed over 11.0 million SF of institutional quality space. Jay Paul Company’s portfolio includes other properties in Moffett Park, including Moffett Gateway, Moffett Towers and Moffett Towers II. Jay Paul Company is currently redeveloping over 55 acres in Moffett Park, including Moffett Place, a new, Class A office development, which is expected to contain approximately 1.9 million SF of net rentable space in six, eight-story buildings. Paul Guarantor LLC, a Delaware limited liability company, (the “Moffett Towers II - Building 2 Guarantor”) is the guarantor of certain nonrecourse carveouts under the Moffett Towers II - Building 2 Whole Loan. Paul Guarantor LLC is wholly owned by the Jay Paul Revocable Living Trust, of which Jay Paul is trustee and grantor. The Moffett Towers II – Building 2 Guarantor will be required to maintain a minimum net worth, excluding its interest in the Moffett Towers II - Building 2 Property, of at least $225,000,000 and liquidity of at least $10,000,000.

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Mortgage Loan No. 9 — Moffett Towers II - Building 2

The Property. The property is a newly-constructed, eight-story, Class A office building totaling 350,633 SF in Sunnyvale, California. As of December 6, 2017, the Moffett Towers II – Building 2 Property was 100.0% leased to a wholly-owned subsidiary of Amazon on a triple-net basis through April 2028, with two, seven-year extension options and no early termination options. Amazon serves as guarantor of the lease and, as of the origination date, has taken possession of the Moffett Towers II - Building 2 Property and commenced the build out of its space. Outstanding rent concessions and tenant improvement allowances related to the Amazon lease were deposited into escrow by the Moffett Towers II Building 2 Borrower on the origination date (See “Escrows and Reserves” below).

The Moffett Towers II - Building 2 Property comprises a portion of the first phase (“Phase I”) of the planned approximately 1.8 million SF, five-building Moffett Towers II office campus (the “Moffett Towers II Campus”) located on 47 acres in Sunnyvale, California. Phase I of the Moffett Towers II Campus development includes the Moffett Towers II - Building 2 Property and an adjacent surface parking lot (completed in 2017) as well as the 350,633 SF Moffett Towers II - Building 1 (April 2018 expected completion), an enclosed parking structure (April 2018 expected completion) and a 59,650 SF fitness/amenities building (July 2018 expected completion). The Moffett Towers II - Building 2 Property will feature access to the fitness/amenities building and the enclosed parking structure once completed pursuant to a declaration of covenants, conditions, restrictions and easement and charges agreement (see “Amenities and Common Areas” below). Inclusive of the future enclosed parking structure (of which 361 spaces are dedicated to Amazon pursuant to its lease) and the completed surface parking lot (of which 707 spaces are dedicated to Amazon pursuant to its lease), the Moffett Towers II - Building 2 Property has a parking ratio of 3.3 spaces per 1,000 SF. On the origination date, the Moffett Towers II - Building 2 Guarantor executed a separate guaranty for the completion and delivery of the fitness/amenities building and the enclosed parking structure (see “Completion Guaranty” below). Additionally, the Moffett Towers II - Building 2 Whole Loan documents require upfront and springing reserves related to the completion and delivery of the fitness/amenities building and the enclosed parking structure (see “Escrows and Reserves” below). Subsequent phases of the Moffett Towers II Campus development are expected to include the construction of three additional 350,633 SF Class A office buildings as well as two separate enclosed parking structures.

Amazon (NASDAQ: AMZN) is an American e-commerce company headquartered in Seattle, Washington. Founded in 1994, Amazon is now one of the largest online retailers in the world selling a wide range of products, services and entertainment to consumers. Amazon has reported that it increased net income from an approximately $241.0 million loss in 2014 to an approximately $2.4 billion profit in 2016, with total net sales of approximately $136.0 billion in 2016. Most recently, net sales increased to $43.7 billion in the third quarter of 2017, up approximately 34.0% from one year earlier. Amazon employed approximately 341,400 employees as of December 31, 2016.

The Moffett Towers II - Building 2 Property is expected to house Amazon’s Lab126, a research and development subsidiary that designs and engineers high-profile consumer electronics. Lab126 began in 2004, originally creating the Kindle family of products and has since produced numerous devices such as Amazon’s Fire tablets, Fire TV and Amazon Echo. Lab126 is headquartered in the nearby Moffett Towers I property, which is located approximately 0.5 miles from the Moffett Towers II - Building 2 Property.

The Market. The property is located in Moffett Park, in the northern portion of the Sunnyvale submarket within Silicon Valley. Moffett Park is a 519-acre area comprised of recently-developed office spaces and research and development buildings. Notable high technology firms currently in Moffett Park include Google Inc., Hewlett Packard, Juniper Networks, Lab 126 (an Amazon subsidiary), Lockheed-Martin, Microsoft, Motorola, NetApp and Rambus. The Moffett Towers II - Building 2 Property is just north of State Highway 237, which forms the southern border of the Moffett Park area and provides access from Interstate 680 and Interstate 280 to the northeast and U.S. Highway 101 in Sunnyvale to the southwest. U.S. Highway 101 runs northward through San Francisco and southward through San Jose, terminating in the city of Los Angeles. The Santa Clara County Transit System provides bus service county-wide with stops near the Moffett Towers II - Building 2 Property. In addition, a Santa Clara Light Rail System station is located directly across the street from the Moffett Towers II - Building 2 Property and services the surrounding residential communities.

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Mortgage Loan No. 9 — Moffett Towers II - Building 2

According to the appraisal, overall vacancy in Silicon Valley and the Sunnyvale submarket was 11.1% and 2.4%, respectively, as of the second quarter of 2017. In the first half of 2017, 315,272 SF of office space was delivered to the Sunnyvale submarket, with 426,404 SF of absorption. According to the appraisal, as of the second quarter of 2017, new supply under construction in Silicon Valley stood at approximately 2.8 million SF, which consisted of approximately 660,000 SF of build-to-suit construction and 2.1 million SF of speculative construction. As of the second quarter of 2017, the total office average asking rent for the Sunnyvale submarket was $52.20 PSF (fully-serviced), which is in-line with the Silicon Valley total office average asking rent of $53.40 PSF (fully-serviced). Within the Sunnyvale submarket, the average asking rent for Class A office properties is $58.20 PSF (fully-serviced).

Competitive Set Summary(1)

Property	Year Built	Class	Stories	Total NRA (SF)	Est. Rent PSF	Lease Area (SF)	Lease Date/Term	Tenant Name
Moffett Towers II - Building 2 Sunnyvale, CA	2017	A	8	362,563 (2)	$55.81(2)	362,563 (2)	Nov. 2017 / 10 Yrs	Amazon
Towers at Great America Santa Clara, CA	2002	A	6	374,214	$42.00	55,393	May 2017 / 1 Yr	Macom Connectivity
Santa Clara Square Ph. II Bldg. 4 Santa Clara, CA	2016	A	6	220,156	$42.60	220,156	Aug. 2016 / 10 Yrs	AMD
Moffett Gateway Sunnyvale, CA	2016	A	7	612,796	$44.40	612,796	July 2016 / 11 Yrs	Google, Inc.
Santa Clara Square Ph. II Bldg. 5 Santa Clara, CA	2016	A	6	220,156	$43.80	74,376	May 2016 / 7 Yrs	Cambridge Industries
Central & Wolfe Campus Sunnyvale, CA	2018	A	4	871,214	$40.08	871,214	Sep. 2015 / 13 Yrs	Apple, Inc.
599 Castro Mountain View, CA	2017	A	4	94,918	$90.00	45,000	Aug. 2017 / 7 Yrs	Pure Storage

(1)	Source: Appraisal.

(2)	Based on underwritten rent roll. Moffett Towers II – Building 2 Est. Rent PSF includes $2,830,405 of straight-line rent through the maturity date of the Moffett Towers II - Building 2 Whole Loan.

Historical and Current Occupancy

2014(1)	2015(1)	2016(1)	Current(2)
N/A	N/A	N/A	100.0%

(1)	Historical occupancies are not available due to the property being built in 2017.

(2)	Based on the underwritten rent roll.

Tenant Summary

Tenant	Ratings Moody’s/S&P/Fitch(1)	Net Rentable Area (SF)(2)	% of Total NRA(2)	UW Rent PSF (3)(4)(5)	Lease Expiration Date
Amazon	Baa1 / AA- / NR	362,563	100.0%	$55.81	4/30/2028(6)

(1)	Ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Net Rentable Area (SF) of 362,563 SF is comprised of 350,633 SF of office space in the Moffett Towers II - Building 2 Property along with 11,930 SF of space allocated to the Moffett Towers II - Building 2 Property in a 59,650 SF fitness/amenities building, based on a specified to-be 20.0% share in the common elements of the Moffett Towers II Campus. See “Amenities and Common Areas” below.

(3)	UW Base Rent PSF includes $2,830,405 of straight-line rent through the maturity date of the Moffett Towers II - Building 2 Whole Loan.

(4)	Amazon has five months of free rent and eight months of waived fitness/amenities use fees remaining, all of which were deposited into escrow on the origination date. The Moffett Towers II - Building 2 Borrower also deposited $286,310 into escrow on the origination date for an amenities rent reserve, which represents six months of use fees due for the fitness/amenities building commencing on the targeted completion and delivery date (July 31, 2018) of such fitness/amenities building to Amazon in accordance with the Amazon lease (see “Escrows and Reserves” below).

(5)	Amazon is entitled to base rent abatement in the amount of $15,000 per day for each day elapsing beyond the targeted completion and delivery date (April 15, 2018) of the 361-spaces allocated to Amazon within the enclosed parking structure in accordance with the Amazon lease. An amount equal to 180 days of base rent abatements ($2,700,000) was deposited into escrow on the origination date (see “Escrows and Reserves” below).

(6)	Amazon has two, seven-year lease renewal options.

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Mortgage Loan No. 9 — Moffett Towers II - Building 2

Operating History and Underwritten Net Cash Flow

	2014(1)	2015(1)	2016(1)	2017(1)	Underwritten	PSF	%(2)
Rents in Place(3)	N/A	N/A	N/A	N/A	$20,233,410	$55.81	88.0%
Vacant Income	N/A	N/A	N/A	N/A	0	$0.00	0.0%
Gross Potential Rent	N/A	N/A	N/A	N/A	$20,233,410	$55.81	88.0%
Total Reimbursements	N/A	N/A	N/A	N/A	2,751,378	$7.59	12.0%
Net Rental Income	N/A	N/A	N/A	N/A	$22,984,788	$63.40	100.0%
(Vacancy/Collection Loss)	N/A	N/A	N/A	N/A	(459,696)	($1.27)	(2.0)%
Other Income	N/A	N/A	N/A	N/A	0	$0.00	0.0%
Effective Gross Income	N/A	N/A	N/A	N/A	$22,525,092	$62.13	98.0%
Total Expenses	N/A	N/A	N/A	N/A	2,840,101	$7.83	12.6%
Net Operating Income	N/A	N/A	N/A	N/A	$19,684,992	$54.29	87.4%
Total TI/LC, Capex/RR	N/A	N/A	N/A	N/A	879,332	$2.43	3.9%
Net Cash Flow	N/A	N/A	N/A	N/A	$18,805,659	$51.87	83.5%

(1)	Historical financials are not available due to the property being built in 2017.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Rent in Place includes base rent and $2,830,405 of straight-line rent through the maturity date of the Moffett Towers II – Building 2 Whole Loan.

Property Management. The property is managed by Paul Holdings, Inc. d/b/a Jay Paul Company, an affiliate of the sponsor.

Escrows and Reserves. At origination, the Moffett Towers II - Building 2 Borrower deposited into escrow $19,433,495 for outstanding tenant improvements relating to the Amazon space and $8,332,337 for outstanding rent concessions due under the Amazon lease.

Additionally, at origination the Moffett Towers II - Building 2 Borrower deposited into escrow $2,700,000 for a parking rent abatement reserve and $286,310 for an amenities rent reserve related to the completion and delivery of the enclosed parking structure and the fitness/amenities building, respectively, which amounts were deposited into a lender-controlled account (the “Parking and Amenities Building Account”). The parking rent abatement reserve represents 180 days of base rent abatements ($15,000 per day) due to Amazon for each day elapsing beyond the targeted completion and delivery date (April 15, 2018) of the 361 spaces allocated to Amazon within the enclosed parking structure, in accordance with the Amazon lease. The amenities rent reserve represents six months of use fees due for the fitness/amenities building, pursuant to the Amazon lease, commencing on the targeted completion and delivery date (July 31, 2018) of such fitness/amenities building to Amazon in accordance with the Amazon lease (use fees that would be due for the fitness/amenities building following the origination date through July 31, 2018 are included in the $8,332,337 upfront reserve for outstanding rent concessions due under the Amazon lease). If the terms of the Required Parking Spaces Satisfaction (as defined below) have not been satisfied on or prior to September 15, 2018, the Moffett Towers II - Building 2 Borrower will be required to deposit an additional $2,700,000 into the Parking and Amenities Building Account. If the terms of the Amenities Building Satisfaction (as defined below) have not been satisfied on or prior to January 31, 2019, the Moffett Towers II - Building 2 Borrower will be required to deposit an additional $286,310.40 (the “Additional Amenities Rent Amount”) into the Parking and Amenities Building Account. Amounts on deposit in the Parking and Amenities Building Account will be held by the lender as additional collateral for the Moffett Towers II - Building 2 Whole Loan. Provided no event of default under the Moffett Towers II - Building 2 Whole Loan is continuing, the amounts deposited into the Parking and Amenities Building Account will be released to the Moffett Towers II - Building 2 Borrower upon the occurrence of the related Required Parking Spaces Satisfaction or Amenities Building Satisfaction, as applicable.

A “Required Parking Spaces Satisfaction” will occur on the date that (i) the Moffett Towers II - Building 2 Borrower delivers evidence reasonably acceptable to the lender that the Moffett Towers II - Building 2 Borrower has delivered 361 additional spaces to Amazon pursuant to its lease and (ii) Amazon has delivered written confirmation that (a) the Moffett Towers II - Building 2 Borrower has delivered 361 additional spaces to Amazon pursuant to its lease and (b) Amazon is no longer entitled to base rent abatement related to the delivery of the enclosed parking structure pursuant to its lease.

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Mortgage Loan No. 9 — Moffett Towers II - Building 2

An “Amenities Building Satisfaction” will occur on the date that (i) the Moffett Towers II - Building 2 Borrower delivers evidence reasonably acceptable to the lender that the amenities building has been completed in conformance with all applicable requirements and (ii) Amazon has delivered written confirmation that the amenities building is useable and has commenced the payment of the use fees applicable to the amenities building pursuant to the Amazon lease.

Additionally, at origination the borrower deposited into escrow $1,000,000 for a debt service reserve which amount was deposited into a lender-controlled account (the “Debt Service Reserve Account”). If the Required Parking Spaces Satisfaction has not occurred on or prior to September 15, 2018, the Moffett Towers II - Building 2 Borrower will be required to deposit an additional $1,000,000 into the Debt Service Reserve Account. Provided no event of default under the Moffett Towers II - Building 2 Whole Loan is continuing, amounts remaining in the Debt Service Reserve Account will be released to the Moffett Towers II - Building 2 Borrower upon the occurrence of the Required Parking Spaces Satisfaction.

Tax & Insurance Reserves – The borrowers are required to escrow monthly deposits of 1/12th of the taxes that the lender estimates will be payable over the then-succeeding 12-month period (initially estimated to be $111,859) and 1/12th of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period, provided that insurance is not covered under an acceptable blanket policy.

Replacement Reserves – The Moffett Towers II - Building 2 Whole Loan documents do not provide for monthly reserve deposits for capital expenditures at origination, but provide for the lender to reassess the amount necessary for capital expenditures at the Moffett Towers II - Building 2 Property and may require monthly capital expenditures reserve deposits if necessary to maintain proper operation of the Moffett Towers II - Building 2 Property.

Lockbox / Cash Management. The Moffett Towers II - Building 2 Whole Loan is structured with a hard lockbox and in-place cash management. The Moffett Towers II - Building 2 Borrower was required at origination to deliver letters to all tenants at the Moffett Towers II - Building 2 Property directing them to pay all rents directly into a lender-controlled lockbox account. All funds received by the Moffett Towers II - Building 2 Borrower or the manager are required to be deposited in the lockbox account within one business day following receipt. Funds on deposit in the lockbox account are required to be swept on each business day into a lender-controlled cash management account and applied on each payment date to the payment of debt service, the funding of required reserves, budgeted monthly operating expenses, common charges under various reciprocal easement agreements, including the CCR (as defined below), approved extraordinary operating expenses, debt service on the Moffett Towers II - Building 2 Mezzanine Loan (as defined below) and, during a Lease Sweep Period (as defined below), to the payment of an amount equal to $438,291 to fund a lease sweep reserve account (the “Lease Sweep Reserve Account”) until the aggregate funds swept in the Lease Sweep Reserve Account during such lease sweep equals the Lease Sweep Reserve Threshold (as defined below) and then to the Debt Service Reserve Account until the aggregate funds transferred to the Lease Sweep Reserve Account and the Debt Service Reserve Account during such lease sweep equals the Lease Sweep and Debt Service Reserve Cap (as defined below). Provided no Trigger Period (as defined below) is continuing, excess cash in the deposit account will be disbursed to the Moffett Towers II - Building 2 Borrower in accordance with the Moffett Towers II - Building 2 Whole Loan documents. If a Trigger Period is continuing (other than a Trigger Period due to a Lease Sweep Period), excess cash in the deposit account will be transferred to an account (the “Cash Collateral Account”) held by the lender as additional collateral for the Moffett Towers II - Building 2 Whole Loan.

A “Trigger Period” will commence upon the earlier of the following:

(i)	an event of default under the Moffett Towers II - Building 2 Whole Loan;

(ii)	if, as of the last day of any calendar quarter during the term of the Moffett Towers II - Building 2 Whole Loan (a) the credit rating of a Lease Sweep Tenant Party (as defined below) under a Lease Sweep Lease (as defined below) by Fitch, Moody’s or S&P is less than “BBB-”, “Baa3” or “BBB-”, respectively and (b) the debt service coverage ratio falls below 1.50x based on the Moffett Towers II - Building 2 Whole Loan or 1.10x based on the Moffett Towers II - Building 2 Total Debt (a “Low Debt Service Period”);

(iii)	the commencement of a Lease Sweep Period; or

(iv)	an event of default under the Moffett Towers II - Building 2 Mezzanine Loan (as defined below).

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Mortgage Loan No. 9 — Moffett Towers II - Building 2

A Trigger Period will end:

(a)	with regard to clause (i) and (iv) above, upon the cure of such event of default;

(b)	with regard to clause (ii) above, upon the earlier to occur of (1) the date that the debt service coverage ratio is at least 1.50x based on the Moffett Towers II - Building 2 Whole Loan and 1.10x based on the Moffett Towers II - Building 2 Total Debt for two consecutive calendar quarters and (2) the balance of funds on deposit in the Cash Collateral Account is equal to $17,531,650 ($50.00 PSF); and

(c)	with regard to clause (iii) above, upon the ending of such Lease Sweep Period.

A “Lease Sweep Period” will commence following the earliest to occur of any of the following (each a “Lease Sweep Event”):

(i)	with respect to the Amazon lease, Amazon fails to renew or extend such lease on or prior to December 6, 2025;

(ii)	the date on which, with respect to any Lease Sweep Lease, (a) a Lease Sweep Tenant Party cancels or terminates its Lease Sweep Lease with respect to all or a Material Termination Portion (as defined below) of the Lease Sweep Space (as defined below) subject to such Lease Sweep Lease prior to the then current expiration date under such Lease Sweep Lease, or (b) a Lease Sweep Tenant Party delivers to the Moffett Towers II - Building 2 Borrower notice that it is canceling or terminating its Lease Sweep Lease with respect to all or a Material Termination Portion of the Lease Sweep Space subject to such Lease Sweep Lease (the affected space being the “Terminated Space”); provided, however, no Lease Sweep Period will commence pursuant to this clause (ii) if, in connection with such termination or cancellation (or delivery of notice of termination or cancellation), the Moffett Towers II - Building 2 Borrower simultaneously enters into a replacement lease with an entity or a wholly-owned subsidiary of an entity rated BBB- or equivalent by at least two of Fitch, Moody’s and S&P (an “Investment Grade Entity”) covering the Terminated Space, provided that such replacement lease is a qualified lease and the occupancy conditions (as specified in the Moffett Towers II - Building 2 Whole Loan documents) are satisfied with respect to such replacement lease on or prior to the date of such termination or cancellation (or delivery of notice of termination or cancellation);

(iii)	the date on which, with respect to any Lease Sweep Lease, a Lease Sweep Tenant Party ceases operating its business (i.e., “goes dark”) at 20.0% or more of its Lease Sweep Space on a rentable SF basis (a “Dark Period Event” and the affected space, the “Dark Space”), provided, however, that if the Lease Sweep Tenant Party either (a) is an Investment Grade Entity or (b) has subleased the Dark Space portion of its premises to an Investment Grade Entity who has accepted delivery thereof (i.e., the lease has commenced) and is paying unabated rent at a contract rate no less than the contract rate required under the Lease Sweep Lease, such Lease Sweep Tenant Party will not be deemed to have “gone dark” for purposes of this clause (iii) and no Lease Sweep Period will commence pursuant to this clause (iii);

(iv)	upon an event of default under a Lease Sweep Lease by the tenant thereunder that continues beyond any applicable notice and cure period;

(v)	upon a Lease Sweep Tenant Party being subject to an insolvency proceeding; or

(vi)	the date on which Amazon is no longer an Investment Grade Entity (an “Amazon Downgrade Event”).

A Lease Sweep Period (other than a Lease Sweep Period triggered by clause (v) above) will not be triggered (or, if already triggered, may be terminated) if the Moffett Towers II - Building 2 Borrower delivers to the lender an acceptable letter of credit in an amount equal to $12,272,155 ($35.00 PSF); provided, if such Lease Sweep Period is triggered by clause (iii) or (vi) above, such acceptable letter of credit must be in an amount equal to $17,531,650 ($50.00 PSF).

A Lease Sweep Period will end on the earliest of the following to occur, as applicable:

(a)	with regard to clauses (i) and (ii) above, the date on which, with respect to each Lease Sweep Space (1) in the case of clause (i), the Lease Sweep Tenant Parties have exercised a renewal or an extension right under their respective Lease Sweep Lease, provided that the Lease Sweep Lease in question is a qualified lease and the occupancy conditions (as specified in the Moffett Towers II - Building 2 Whole Loan documents) are satisfied, (2) in the case of clauses (i) and (ii) above, one or more replacement tenants acceptable to the lender (in its sole but good faith

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Mortgage Loan No. 9 — Moffett Towers II - Building 2

discretion) execute and deliver replacement lease(s) covering the Requisite Lease Sweep Space (as defined below), provided that such replacement lease(s) are qualified leases and the occupancy conditions, as specified in the Moffett Towers II - Building 2 Whole Loan documents, are satisfied or (3) a combination of lease renewals or extensions (as described in subclause (1) of this clause (a)) and replacement lease(s) (as described in subclause (2) of this clause (a)) occurs;

(b)	with regard to clauses (iii) and (vi) above, the date on which either (1) one or more replacement tenants acceptable to the lender (in its sole but good faith discretion) execute and deliver replacement lease(s) covering the Requisite Lease Sweep Space, provided that such replacement tenant(s) and lease(s) are qualified leases and the occupancy conditions (as specified in the Moffett Towers II - Building 2 Whole Loan documents) are satisfied or (2) for a Dark Period Event or an Amazon Downgrade Event, Amazon is restored as an Investment Grade Entity or the entirety of the Lease Sweep Space has been sublet to an Investment Grade Entity who has accepted delivery thereof (i.e., the lease has commenced) and is paying unabated rent at a contract rate no less than the contract rate required under the Lease Sweep Lease;

(c)	with regard to clause (iv) above, the date on which the event of default has been cured and no other event of default under such Lease Sweep Lease occurs for a period of three consecutive months following such cure;

(d)	with regard to clause (v) above, the Lease Sweep Tenant Party insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner satisfactory to the lender; and

(e)	with regard to clauses (i), (ii), (iii), (iv) and (vi) above, the date on which the aggregate amount of funds transferred into the Lease Sweep Reserve Account and the Debt Service Reserve Account equals the applicable Lease Sweep And Debt Reserve Cap (as defined below) and if a Lease Sweep Period is continuing due to the occurrence of more than one Lease Sweep Event, the aggregate amount of funds required to be transferred over the course of the Lease Sweep Period will be equal to the amount of the largest Lease Sweep and Debt Service Reserve Cap applicable to all then-continuing Lease Sweep Periods, such that each Lease Sweep Period will be treated as concurrent and not duplicative or independent of another.

The “Lease Sweep and Debt Service Reserve Cap” means (a) with respect to a Lease Sweep Period continuing solely pursuant to clause (i) and/or (iv) above, $12,272,155 ($35.00 PSF), (b) with respect to a Lease Sweep Period continuing solely pursuant to clause (ii) above, $35.00 PSF of the Terminated Space, (c) with respect to a Lease Sweep Period continuing pursuant to clause (iii) above, whether or not a Lease Sweep Period pursuant to clauses (i), (ii) and/or (iv) above is concurrently continuing, $50.00 PSF of Dark Space or (d) with respect to clause (vi) above, whether or not a Lease Sweep Period pursuant to clauses (i), (ii), (iii) and/or (iv) above is concurrently continuing, $17,531,650 ($50.00 PSF).

The “Lease Sweep Reserve Threshold” means (a) with respect to a Lease Sweep Period continuing solely pursuant to clauses (i), (iv) and/or (vi) above, $10,518,990 ($30.00 PSF) or (b) with respect to a Lease Sweep Period continuing solely pursuant to clause (ii) and/or (iii) above, $30.00 PSF of the Dark Space or Terminated Space.

The “Lease Sweep Space” means the space demised under a Lease Sweep Lease.

A “Lease Sweep Lease” is the Amazon lease or any replacement lease or leases which cover at least 75.0% of the rentable SF demised under the Amazon lease as of November 16, 2017 (the “Requisite Lease Sweep Space”).

A “Lease Sweep Tenant Party” is a tenant under a Lease Sweep Lease or its direct or indirect parent company (if any).

A “Material Termination Portion” is, with respect to any space under a Lease Sweep Lease, if the tenant under a Lease Sweep Lease cancels or terminates its Lease Sweep Lease with respect to at least 40,000 SF of space (or, if a full floor of space is less than 40,000 SF, a full floor of space) but less than the entirety of the space under such Lease Sweep Lease, the portion of space under the Lease Sweep Lease affected by such cancellation or termination.

A-2-124

Mortgage Loan No. 9 — Moffett Towers II - Building 2

Amenities and Common Areas. The Moffett Towers II - Building 2 Property will feature access to the fitness/amenities building and the enclosed parking structure (the “Common Area Spaces”) once completed. To govern access to the Common Area Spaces, the Moffett Towers II - Building 2 Borrower is subject to a declaration of covenants, conditions, restrictions and easement and charges agreement (the “CCR”) made by MT II LLC, an affiliate of the sponsor and the owner of the non-collateral buildings at the Moffett Towers II Campus. The CCR grants the Moffett Towers II - Building 2 Borrower non-exclusive easement rights over the Common Area Spaces and contemplates that the Common Area Spaces that it governs will be expanded over time as the remaining portions of the Moffett Towers II Campus are completed. Ownership of the Common Area Spaces governed by the CCR is held by Moffett Towers II Association LLC (the “Association”), whose membership is comprised of the Moffett Towers II - Building 2 Borrower and MT II LLC. The Association is obligated to maintain insurance coverage over the Common Area Spaces and is also responsible for maintenance of the Common Area Spaces, subject to the terms of the Amazon leases. The CCR delineates shares of the voting interest in the Association based on the number of completed buildings at the Moffett Towers II Campus, with each completed building entitled to a proportionate share of the voting interest. As of the origination date, the Moffett Towers II - Building 2 Borrower was the sole voting member of the Association. The CCR provides that as each of the four non-collateral buildings at the Moffett Towers II Campus is completed, the respective owner of each non-collateral building will obtain a share of the voting interest in the Association proportionate to the number of then-completed buildings at the Moffett Towers II Campus (both collateral and non-collateral). Provided that all five buildings are completed in accordance with the Moffett Towers II Campus development plan, each building will be entitled to a one-fifth (or 20.0%) share of the voting interest in the Association.

Completion Guaranty. On the origination date, the Moffett Towers II - Building 2 Guarantor executed a separate guaranty for the completion and delivery of the fitness/amenities building and the enclosed parking structure. Among other things, the completion guaranty provides that in the event that neither the Moffett Towers II - Building 2 Borrower nor MT II LLC (an affiliate of the sponsor and the owner of the non-collateral buildings at the Moffett Towers II Campus) is able to complete and deliver the fitness/amenities building and the enclosed parking structure (or otherwise achieve the Required Parking Spaces Satisfaction) on or prior to the one year anniversary of the respective targeted completion date of each (i.e., April 15, 2019 in the case of the enclosed parking structure or Required Parking Spaces Satisfaction and July 31, 2019 in the case of the fitness/amenities building), the Moffett Towers II - Building 2 Guarantor is required to pay any costs, expenses or liabilities incurred by the lender to effectuate the completion and delivery of such fitness/amenities building and enclosed parking structure (or otherwise achieve the Required Parking Spaces Satisfaction).

Additional Debt. Barclays Bank PLC funded a $105,000,000 mezzanine loan (the “Moffett Towers II - Building 2 Mezzanine Loan”) to MT2 B2 MEZZ LLC (the “Moffett Towers II - Building 2 Mezzanine Borrower”), a Delaware limited liability company owning 100.0% of the borrower under the Moffett Towers II - Building 2 Whole Loan. The Moffett Towers II - Building 2 Mezzanine Loan is secured by a pledge of the Moffett Towers II - Building 2 Mezzanine Borrower’s interest in the Moffett Towers II - Building 2 Borrower under the Moffett Towers II - Building 2 Whole Loan. The Moffett Towers II - Building 2 Mezzanine Loan accrues interest at a rate of 5.900% per annum and requires interest-only payments through the maturity date of December 6, 2027. The rights of the lender of the Moffett Towers II - Building 2 Mezzanine Loan are further described under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Prospectus.

A-2-125

Mortgage Loan No. 10 — Green Oak Village Place

A-2-126

Mortgage Loan No. 10 — Green Oak Village Place

A-2-127

Mortgage Loan No. 10 — Green Oak Village Place

A-2-128

Mortgage Loan No. 10 — Green Oak Village Place

A-2-129

Mortgage Loan No. 10 — Green Oak Village Place

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Barclays	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$29,700,000	Title:	Fee
Cut-off Date Principal Balance:	$29,666,244	Property Type - Subtype:	Retail - Anchored
% of Pool by IPB:	3.1%	Net Rentable Area (SF):	314,896
Loan Purpose:	Refinance	Location:	Brighton, MI
Borrower:	Green Oak Owner 1 LLC	Year Built / Renovated:	2007 / NAP
Sponsors:	REDICO Properties LLC; Daniel L. Stern; Christopher G. Brochert	Occupancy(2):	90.8%
Interest Rate:	4.7100%	Occupancy Date:	1/1/2018
Note Date:	3/1/2018	Number of Tenants:	41
Maturity Date:	3/6/2028	2015 NOI:	$3,004,051
Interest-only Period:	None	2016 NOI:	$3,112,790
Original Term:	120 months	2017 NOI:	$3,220,118
Original Amortization:	360 months	TTM NOI(3)(4):	$3,291,091
Amortization Type:	Balloon	UW Economic Occupancy:	89.3%
Call Protection:	L(25), Def(89), O(6)	UW Revenues:	$6,104,851
Lockbox(1):	Hard	UW Expenses:	$2,515,592
Additional Debt:	No	UW NOI(4):	$3,589,258
Additional Debt Balance:	N/A	UW NCF:	$3,227,598
Additional Debt Type:	N/A	Appraised Value / Per SF:	$47,000,000 / $149
Additional Future Debt Permitted:	No	Appraisal Date:	12/12/2017

Escrows and Reserves(5)	Financial Information

	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$94
Taxes:	$60,954	$60,954	N/A	Maturity Date Loan / SF:	$77
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	63.1%
Replacement Reserves:	$0	$3,936	N/A	Maturity Date LTV:	51.5%
TI/LC:	$9,838	$26,241	$1,259,584	UW NOI DSCR:	1.94x
Free Rent:	$27,481	$0	N/A	UW NCF DSCR:	1.74x
Dick’s Sporting Goods Reserve:	$0	Springing	N/A	UW NOI Debt Yield:	12.1%
				UW NCF Debt Yield:	10.9%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$29,700,000	100.0%	Payoff Existing Debt(6)	$29,271,560	98.5%
Sponsor Equity	6,122	0.0	Closing Costs	336,289	1.1
			Upfront Reserves	98,273	0.3
Total Sources	$29,706,122	100.0%	Total Uses	$29,706,122	100.0%

(1)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(2)	Occupancy includes Big Frog Custom T Shirts (0.7% of NRA) which has executed a lease, but is not expected to be open for business until March 28, 2018.

(3)	Represents trailing twelve months ending January 31, 2018.

(4)	The increase from TTM NOI to UW NOI is primarily attributable to eight tenants signing new leases in 2017, including Petco for 13,800 SF.

(5)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(6)	Payoff Existing Debt represents a loan previously securitized in the BACM 2007-5 Trust. The previous financing for the Green Oak Village property resulted in a loss to the related trust in connection with a previous loan modification. See “Description of the Mortgage Pool—Modified and Refinanced Loans” in the Prospectus.

A-2-130

Mortgage Loan No. 10 — Green Oak Village Place

The Loan. The Green Oak Village Place loan, is a $29.7 million first mortgage loan secured by the fee interest in a 314,896 SF anchored retail center located in Brighton, Michigan. The loan has a 10-year term and will amortize on a 30-year schedule.

The Borrower. The borrowing entity for the loan is Green Oak Owner 1 LLC, a Delaware limited liability company and special purpose entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Green Oak Village Place loan.

The Sponsors. The loan’s sponsors and nonrecourse carve-out guarantors are REDICO Properties LLC, Daniel L. Stern and Christopher G. Brochert. REDICO Properties LLC is a Michigan based real estate development and investment company with real estate interests in over 20 commercial real estate developments in Michigan and Florida. Daniel L. Stern and Christopher G. Brochert are partners of the Lormax Stern Development Company. Since 1992, Lormax Stern Development Company has developed over 20 million SF of shopping center space and maintains shopping centers in Michigan and throughout the United States. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

The Property. The property is a 314,896 SF anchored retail center, located on approximately 67.5 acres in Brighton, Michigan, along the US-23 corridor. Constructed in 2007, the property is anchored by Dick’s Sporting Goods, Barnes & Noble, TJ Maxx and DSW, Inc., and is Phase I of a larger overall development, which contains a total of 477,932 SF. In addition to the Phase I parcel, the larger development (non-collateral) includes the Phase II parcel, which is anchored by JCPenney, and an outparcel containing approximately 12 tenants. According to the sponsor, Green Oak Village Place was honored three years in a row with the “People Choice Award” for shopping in Livingston County, Michigan. There are 2,466 surface parking spaces at the overall development per the survey, resulting in a parking ratio of 7.80 spaces per 1,000 SF of net rentable area.

As of January 1, 2018, the property was approximately 90.8% leased by 41 tenants. The property’s tenancy caters to high-price and mid-price point customers with mainly national tenants, including Dick’s Sporting Goods, Barnes & Noble, TJ Maxx, DSW, Inc. and Petco. The largest tenant at the property, Dick’s Sporting Goods, leases 50,000 SF (15.9% of the net rentable area) through January 2022. Dick’s Sporting Goods offers a broad selection of brand name sporting goods equipment, apparel and footwear, operating in approximately 800 stores across 45 states. The second largest tenant at the property, Barnes & Noble, leases 26,950 SF (8.6% of the net rentable area) through February 2022. Barnes & Noble is the largest bookstore chain in the United States, operating in all 50 states in approximately 640 stores. The third largest tenant at the property, TJ Maxx, leases 22,200 SF (7.0% of the net rentable area) through September 2026. TJ Maxx is a subsidiary of the TJX Companies, Inc., an off-price apparel and home fashion retailer, operating in approximately 3,860 stores worldwide. TJ Maxx sells brand-name family apparel, accessories, shoes and other household items at discount prices. The TJX Companies, Inc. is rated A2 / A+ by Moody’s and S&P, respectively.

The entire property is subject to a condominium regime, the members of which are the owners of the buildings in the complex. The borrower owns 16 of the 21 condominium units and controls approximately 64.5% of the voting interest in the condominium and the association. The borrower currently has control of the board of directors. The number of directors is equal to the number of units in the condominium. Each unit owner may elect one director per unit owned, and any director may be removed with or without cause by the unit owner.

The Market. The property is located in the Green Oak Township area in southwest Livingston County, about 15 miles north of the Ann Arbor central business district and 40 miles northwest of the Detroit central business district. Primary access to the property is provided by US 23, I-96 and Lee Road. US 23 is a primary north/south freeway that provides access to the city of Ann Arbor to the south and Flint, Michigan to the north. I-96 is a primary east/west freeway that provides access to Lansing to the west and Metropolitan Detroit to the east. According to the appraisal, the surrounding neighborhood has had significant retail development in the immediate area over the past decade with the Lee Road/US 23 representing one of the primary retail nodes for the overall area.

According to the appraisal, the property is in the Green Oak Township market that has a primary trade area consisting of a five-mile radius that contains approximately 51,206 people, with an average household income of $104,532 as of 2017. The appraisal concluded per SF market rents of $12.00 for anchor space, $11.00 for junior anchor space and $17.75 for in-line space. According to the appraisal, the property is located in the Livingston County submarket which reported an overall vacancy rate of 3.3%.

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Mortgage Loan No. 10 — Green Oak Village Place

Historical and Current Occupancy(1)

2015(2)(3)	2016(3)	2017(3)	Current(3)(4)
74.0%	81.1%	90.1%	90.8%

(1)	Source: Historical Occupancy is provided by the sponsor. Occupancies are as of December 31 of each respective year.

(2)	The lower occupancy in 2015 is primarily attributable to Old Navy vacating in October 2014 and Deb Shops vacating in 2015, in connection with Deb Shops closing all stores nationwide.

(3)	The increase in occupancy from 2015 to 2016 is attributable to three tenants signing new leases in 2016, including TJ Maxx for 22,200 SF. The increase in occupancy from 2016 to 2017 is attributable to eight tenants signing new leases in 2017, including Petco for 13,800 SF.

(4)	Based on the January 1, 2018 underwritten rent roll.

Top Ten Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rents	Sales PSF(3)	Occupancy Costs(3)	Lease Expiration Date
Dick’s Sporting Goods	NR / NR / NR	50,000	15.9%	$12.00	14.3%	NAV	NAV	1/31/2022
Barnes & Noble	NR / NR / NR	26,950	8.6	$9.87	6.4	NAV	NAV	2/28/2022
TJ Maxx	A2 / A+ / NR	22,200	7.0	$10.73	5.7	NAV	NAV	9/30/2026
DSW, Inc.	NR / NR / NR	20,001	6.4	$13.00	6.2	$207	8.4%	1/31/2027
Petco	B2 / B- / NR	13,800	4.4	$14.00	4.6	NAV	NAV	1/31/2028
ULTA Beauty	NR / NR / NR	10,000	3.2	$24.50	5.9	NAV	NAV	10/31/2026
Dress Barn(4)	Ba3 / B+ / NR	7,350	2.3	$0.00	0.0	$89	8.0%	6/30/2020
Jameson’s Irish Pub	NR / NR / NR	6,856	2.2	$14.00	2.3	$172	7.9%	2/28/2021
Nagato	NR / NR / NR	6,830	2.2	$10.54	1.7	$74	14.2%	7/31/2022
Buffalo Wild Wings	Ba2 / NR / NR	6,400	2.0	$23.00	3.5	NAV	NAV	9/30/2026
Total:		170,387	54.1%		50.6%

(1)	Based on the underwritten rent roll. Rent includes base rent and rent increases occurring through January 31, 2019 and does not include percentage rent.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Sales PSF and Occupancy Costs represent comparable tenant sales (tenants with 12 months reported sales) and occupancy costs for the twelve-month period ending on December 31, 2017 as provided by the sponsor. Dress Barn occupancy costs represents their contractual rent of 8.0% of gross sales.

(4)	Dress Barn currently pays an alternative rent in the amount of 8.0% of gross sales.

A-2-132

Mortgage Loan No. 10 — Green Oak Village Place

Lease Rollover Schedule(1)

Year	Number of Leases Expiring	NRA Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	28,864	9.2%	NAP	NAP	28,864	9.2%	NAP	NAP
MTM	0	0	0.0	$0	0.0%	28,864	9.2%	$0	0.0%
2018	2	5,028	1.6	107,495	2.6	33,892	10.8%	$107,495	2.6%
2019	4	8,302	2.6	163,255	3.9	42,194	13.4%	$270,750	6.5%
2020	8	34,496	11.0	371,648	8.9	76,690	24.4%	$642,398	15.3%
2021	3	16,069	5.1	220,477	5.3	92,759	29.5%	$862,874	20.6%
2022	12	117,347	37.3	1,702,810	40.7	210,106	66.7%	$2,565,684	61.3%
2023	0	0	0.0	0	0.0	210,106	66.7%	$2,565,684	61.3%
2024	0	0	0.0	0	0.0	210,106	66.7%	$2,565,684	61.3%
2025(2)	1	4,922	1.6	87,366	2.1	215,028	68.3%	$2,653,050	63.4%
2026	6	54,764	17.4	894,763	21.4	269,792	85.7%	$3,547,813	84.7%
2027	3	27,344	8.7	366,286	8.7	297,136	94.4%	$3,914,099	93.5%
2028 & Beyond	2	17,760	5.6	272,400	6.5	314,896	100.0%	$4,186,499	100.0%
Total	41	314,896	100.0%	$4,186,499	100.0%

(1)	Based on the January 1, 2018 underwritten rent roll. Rent includes base rent and rent increases occurring through January 31, 2019.

(2)	2025 includes Charming Charlie, LLC, which is currently in corporate bankruptcy.

Operating History and Underwritten Net Cash Flow

	2015	2016	2017	TTM(1)	Underwritten(2)	PSF(2)	%(3)
Rents in Place	$3,594,341	$3,612,996	$3,785,803	$3,810,387	$4,186,499	$13.29	61.6%
Vacant Income	0	0	0	0	510,561	$1.62	7.5%
Percentage Rent(4)	235,894	122,659	69,626	70,184	83,040	$0.26	1.2%
Gross Potential Rent	$3,830,235	$3,735,655	$3,855,429	$3,880,571	$4,780,100	$15.18	70.4%
Total Reimbursements	$1,512,628	$1,581,525	$1,757,101	$1,802,179	$2,013,738	$6.39	29.6%
Net Rental Income	$5,342,863	$5,317,180	$5,612,530	$5,682,750	$6,793,838	$21.57	100.0%
(Vacancy/Collection Loss)	0	0	0	0	(734,265)	($2.33)	10.7%
Other Income	82,493	74,414	48,478	47,972	45,278	$0.14	0.7%
Effective Gross Income	$5,425,356	$5,391,594	$5,661,008	$5,730,721	$6,104,851	$19.39	89.9%
Total Expenses	$2,421,305	$2,278,804	$2,440,890	$2,439,630	$2,515,592	$7.99	41.2%
Net Operating Income	$3,004,051	$3,112,790	$3,220,118	$3,291,091	$3,589,258	$11.40	58.8%
Total TI/LC, Capex/RR	0	0	0	0	361,660	$1.15	5.9%
Net Cash Flow	$3,004,051	$3,112,790	$3,220,118	$3,291,091	$3,227,598	$10.25	52.9%

(1)	TTM represents the trailing twelve-month period ending January 31, 2018.

(2)	Rent includes Base Rent and rent increases occurring through January 31, 2019 and includes Charming Charlie, LLC, which is currently in corporate bankruptcy.

(3)	Percentage column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)	Percentage Rent consists of a fixed percentage of a tenant’s sales.

Property Management. The property is managed by REDICO Management, Inc., an affiliate of the sponsors.

Escrows and Reserves. At origination, the borrower deposited into escrow $60,954 for real estate taxes, $27,481 for outstanding free rent for four non-top ten tenants and $9,838 for tenant improvements and leasing commissions.

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Mortgage Loan No. 10 — Green Oak Village Place

Tax & Insurance Reserves – The borrower is required to escrow monthly deposits of 1/12th estimated annual taxes (initially estimated to be approximately $60,954) and 1/12th of estimated annual insurance premiums, provided that insurance is not covered under an acceptable blanket policy.

Replacement Reserves – The borrower is required to escrow monthly deposits of approximately $3,936 for replacement reserves.

TI/LC Reserve: The borrower is required to escrow monthly deposits of approximately $26,241 for TI/LC reserves subject to a cap of approximately $1,259,584.

Dick’s Sporting Goods “DSG” Rollover Reserve: See “Lockbox / Cash Management” below.

Lockbox / Cash Management. The Green Oak Village Place loan is structured with a hard lockbox and springing cash management. The Green Oak Village Place loan requires all rents to be transmitted directly into a lockbox account controlled by the lender (including, without limitation, by sending tenant direction letters to all tenants at origination and new lease execution). All funds received by the borrower or manager are required to be deposited in the lockbox account within one business day following receipt. During the occurrence and continuance of a Cash Sweep Period (as defined below), all funds are required to be swept each business day into the cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents, with all excess cash flow to be deposited in a DSG rollover reserve (if such Cash Sweep Period is caused by a DSG Lease Event, as defined below) and otherwise held as additional security for Green Oak Village Place loan. Notwithstanding the foregoing, if a Cash Sweep Period is caused solely by a JCP Trigger Event (as defined below) and the JCP Cash Sweep Condition (as defined below) has then been satisfied, excess cash will only be swept until the amount on deposit equals $5,000,000.

A “Cash Sweep Period” commences upon any of the following: (i) the occurrence of and continuance of an event of default, (ii) the DSCR falling below 1.20x for two consecutive quarters, (iii) if prior to July 31, 2021, the borrower fails to deliver the DSG Condition Satisfaction Estoppel, as defined below (a “DSG Lease Event”) and (iv) if J.C. Penney Properties, Inc. becomes subject to bankruptcy, insolvency or similar proceedings or goes dark at their space in proximity of the property or fails to be in actual, physical possession of their space (a “JCP Trigger Event”).

A Cash Sweep Period will expire upon (a) with regard to a clause (i) above, the cure (if applicable) of such default, (b) with respect to clause (ii) above, the DSCR has not been less than 1.25x for the immediately preceding two consecutive quarters, (c) with respect to clause (iii) above, lender’s receipt of a DSG Condition Satisfaction Estoppel (as defined below) and (d) with respect to clause (iv) above, the occurrence of a JCP Cure Event (as defined below).

A “DSG Condition Satisfaction Estoppel” includes evidence satisfactory to lender of (a) DSG renewing or extending its lease through January 31, 2027, (b) (1) the borrower leasing no less than 80% of the DSG space to one or more replacement tenants, (2) the applicable tenants being open and in physical occupancy of their space under such lease, (3) the DSCR ratio is not less than 1.40x, (4) such replacement lease is for a minimum term of five years and (5) all leasing obligations for the applicable tenants have been paid or reserved, or (c) (1) the borrower leasing no less than 60% of the DSG space to one or more replacement tenants, (2) the applicable tenants being open and in physical occupancy of their space under such lease, (3) the in-place actual occupancy of the property is at least 85%, (4) the DSCR is not less than 1.40x, (5) such replacement lease is for a minimum term of five years, (6) all leasing obligations for the applicable tenants have been paid or reserved and (7) the applicable replacement tenant is paying full, unabated rent which equals or exceeds 85% of the rent payable under the DSG lease.

A “JCP Cure Event” means lender’s receipt of a satisfactory executed estoppel evidencing that (a) (i) J.C. Penney Properties, Inc. (or an applicable successor) is no longer subject to bankruptcy, insolvency or other similar proceedings, (ii) J.C. Penney Properties, Inc. (or an applicable successor) is in actual physical occupancy of its space, (iii) the in-place actual occupancy of the property is at least 80%, (iv) the DSCR is not less than 1.50x and (v) no co-tenancy provisions are triggered, or (b) with respect to the J.C. Penney Properties, Inc. going dark, (i) Green Oak Phase II Owner LLC releases no less than 50% of the J.C. Penney space to one or more replacement tenants, (ii) the applicable replacement tenants are open and in actual physical occupancy, (iii) the in-place actual occupancy of the property is at least 80%, (iv) the DSCR is not less than 1.50x and (v) no co-tenancy provisions are triggered.

The “JCP Cash Sweep Conditions” means (i) the DSCR is not less than 1.70x and (ii) the in-place actual occupancy of the property is at least 90%.

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A-2-135

Mortgage Loan No. 11 — Northrop Grumman Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Column	Single Asset / Portfolio:	Portfolio of 2 Properties
Original Principal Balance:	$28,000,000	Title:	Fee
Cut-off Date Principal Balance:	$27,655,460	Property Types - Subtypes:	Office - Data Center
% of Pool by IPB:	2.9%	Net Rentable Area (SF):	295,842
Loan Purpose:	Acquisition	Locations:	Chester and Lebanon, VA
Borrowers:	11751 Meadowville Owner, LLC; 201 Technology Owner, LLC	Years Built / Renovated:	2007 / NAP
Sponsor:	GFH Capital Limited	Occupancy:	100.0%
Interest Rate:	4.8750%	Occupancy Date:	12/31/2017
Note Date:	11/6/2017	Number of Tenants:	1
Maturity Date:	11/6/2024	2014 NOI(1):	N/A
Interest-only Period:	None	2015 NOI:	$8,681,342
Original Term:	84 months	2016 NOI:	$8,861,899
Original Amortization:	240 months	TTM NOI(2):	$8,982,788
Amortization Type:	Balloon	UW Economic Occupancy:	95.0%
Call Protection(3):	YM2(79), O(5)	UW Revenues:	$9,915,583
Lockbox:	Hard	UW Expenses:	$1,231,413
Additional Debt:	No	UW NOI:	$8,684,171
Additional Debt Balance:	NAP	UW NCF:	$8,197,886
Additional Debt Type:	NAP	Appraised Value / Per SF:	$77,000,000 / $260
Additional Future Debt Permitted:	No	Appraisal Date(4):	Various

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$93
Taxes:	$88,724	$44,362	N/A	Maturity Date Loan / SF:	$72
Insurance:	$10,213	$5,107	N/A	Cut-off Date LTV:	35.9%
Replacement Reserves:	$0	$6,163	N/A	Maturity Date LTV:	27.6%
TI/LC Reserves(5):	$0	$67,797	N/A	UW NOI DSCR:	3.96x
				UW NCF DSCR:	3.74x
				UW NOI Debt Yield:	31.4%
				UW NCF Debt Yield	29.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$28,000,000	37.6%	Purchase Price	$73,500,000	98.7%
Borrower Equity	46,503,702	62.4	Closing Costs	904,764	1.2
			Upfront Reserves	98,938	0.1

Total Sources	$74,503,702	100.0%	Total Uses	$74,503,702	100.0%

(1)	The Northrop Grumman Portfolio properties were acquired in 2017. 2014 historical information was not available.

(2)	Represents the trailing twelve month period ending August 31, 2017.

(3)	The Commonwealth of Virginia has the right to purchase the Chester property on June 30, 2019 at fair market value, with 9-month’s prior notice. Additionally, the borrower may release an individual property by prepayment equal to 115% of the applicable allocated loan amount provided that after giving effect to such release both of the following two provisions are satisfied: (i) the debt yield is at least the greater of (i) 29.7% and (ii) the aggregate debt yield immediately prior to such release; and (ii) the property that is not released must have a lease term that expires at least 5 years after loan maturity.

(4)	Appraisal Dates for the Chester and Lebanon properties are September 14, 2017 and September 20, 2017, respectively.

(5)	The TI/LC Reserve balance is projected to be approximately $4.0 million by November, 2022.

A-2-136

Mortgage Loan No. 11 — Northrop Grumman Portfolio

The Loan. The Northrop Grumman Portfolio loan is a $28.0 million first mortgage loan secured by the borrowers’ fee interest in two single-tenant, office and Tier III data center properties totaling 295,842 SF located in Chester and Lebanon, Virginia. The loan has a seven-year term and will amortize on a 20-year schedule.

The Borrowers. The borrowing entities for the loan are 11751 Meadowville Owner, LLC and 201 Technology Owner, LLC, each a Delaware limited liability company and special purpose entity. The Northrop Grumman Portfolio properties will be owned in fee by the borrowers. For Sharia compliance, the properties will be leased by the borrowers pursuant to a master lease, to 11751 Meadowville Lessee, LLC and to 201 Technology Lessee, LLC. Both lessees (collectively, the “Master Lessee”) are indirectly owned by the sponsor who will operate the properties. The lease payments on the Master Lease will equal the payment obligations under the loan. The Master Lease will be subordinate to the lender’s mortgage on the fee interest, and the Master Lease would be eliminated upon foreclosure.

The Sponsor. The loan’s sponsor is GFH Capital Limited. The sponsor is a venture capital and private equity arm of GFH Financial Group BSC which specializes in Sharia-compliant private equity investing and fund management. As of year-end 2016, GFH has approximately $6.2 billion of assets under management and recorded a net profit of $233.0 million.

The Properties. The properties include two single-tenant, office and Tier III data center properties totaling 295,842 SF located in Chester and Lebanon Virginia. The properties were constructed in 2007 build-to-suit for Northrop Grumman Corporation (together with Northrop Grumman Information Technology, Inc., “Northrop”) by Corporate Office Properties Trust (“COPT”) (rated BBB-/Baa3/BBB- by S&P, Moody’s and Fitch respectively) pursuant to a 13 year, $2.4 billion contract between Northrop and the Virginia Information Technologies Agency (“VITA”) through June 2019 to transform the Commonwealth of Virginia’s IT infrastructure.

The Chester and Lebanon properties are both 100% triple-net leased to Northrop Grumman Information Technology, Inc., a wholly owned subsidiary of Northrop through June 2022 and October 2022, respectively. Northrop is rated BBB+/Baa2/BBB by S&P, Moody’s and Fitch respectively. Northrop was the fifth largest global Defense Department contractor in 2016 based on total contacts, ranked #118 in the 2016 Fortune 500, and has operations in over 25 countries. Northrop is involved in the development and production of military, civil and commercial aviation, aerospace, security, armament, electronics and information systems. The properties are managed by Corporate Office Management, Inc., a subsidiary of COPT. COPT is a fully-integrated and self-managed real estate investment trust that owns, manages, leases, develops and acquires office and data center properties.

Chester: The Chester property is located on 28.1 acres within the 1,300-acre Meadowville Technology Park in Chester, Virginia approximately 20 miles southwest of Richmond, Virginia off of I-295. The asset contains 193,000 SF and consists of (i) a two-story traditional office building with approximately 127,795 SF, (ii) a one-story building housing an operations center, a securitized command center, training and meeting facilities and a fitness center and (iii) a Tier III state of the art data center with 49,500 SF. The property was designed to produce a critical IT power load of 11.5 MW. Amenities include a 4,300 SF multi-purpose room, a 2,700 SF cafeteria, a 1,300 SF exercise room, 576 parking spaces, and an outdoor patio. VITA occupies the first floor of the office building for their HQ and agency staff. Northrop occupies a portion of the first floor and the second floor for staff supporting a number of operations.

Lebanon: The Lebanon property is located on 13.3 acres within the 113.0-acre Russell Regional Business Technology Park in Lebanon, Virginia, approximately 54 miles northwest of from the Tri-Cities Regional Airport in Tennessee and 150 miles west of Roanoke, Virginia. The property consists of a one story 71,175 SF office and 19,525 SF data building totaling 102,842 SF. The property was designed to produce a critical IT power load of 4.5 MW. The Lebanon property is listed as one of three corporate locations for Northrop Grumman in its 2017 10-K along with the Falls Church, Virginia and Irving, Texas headquarters.

Northrop support service staff (including personnel from HR, IT and accounting) as well as systems and network support staff for VITA work in the office areas. The majority of the data center is occupied by Northrop with a portion utilized by VITA. Amenities include a 1,000 SF computer training center, a 3,000 SF cafeteria, a 500 SF recreation room, 312 parking spaces and an outdoor patio.

A-2-137

Mortgage Loan No. 11 — Northrop Grumman Portfolio

Portfolio Summary

#	Property	Net Rentable Area (SF)	Year Built	Property Type	UW NOI(1)	% of UW NOI(1)	Allocated Loan Amount	% of Allocated Loan Amount	Appraised Value
1	Chester	193,000	2007	Office	$5,359,218	61.7%	$19,358,822	70.0%	$48,000,000
2	Lebanon	102,842	2007	Office	3,324,953	38.3	8,296,638	30.0	29,000,000
Total:		295,842			$8,684,171	100.0%	$27,655,460	100.0%	$77,000,000
(1)	Based on the underwritten rent roll.

The Market. The Chester property is located within the Meadowville Technology Park, at 11751 Meadowville Lane in Chester, Virginia, situated 25 minutes from downtown Richmond, and 15 minutes from Richmond International Airport. The Meadowville Technology Park is bounded by the James River to the North, I-295 to the West, and Enon Church Road to the East. The Meadowville Technology Park is owned by the Economic Development Authority of Chesterfield County and contains approximately 1,300 acres planned for office, data center, research and development centers, and campus-style centers. The park includes Amazon’s one million SF fulfillment center, Capital One’s 242,000 SF data center, and Honeywell’s 582-acre manufacturing facility. Virginia BioTechnology Research Park, named as “Best of R&D in Virginia” by a third party market data provider, is approximately 16.8 miles from the property. The Research Park is home to nearly 70 private and non-profit companies, state and federal laboratories, and research institutes/administrative functions of Virginia Commonwealth University and VCU Health, employing approximately 2,400 researchers, scientists, engineers and support personnel. In October 2017, Facebook announced plans to build its 11th major data center. The data center will be approximately 13.8 miles from the Chester property.

The Lebanon property is located within the Russell County Regional Business/Technology Park, at 201 Technology Park Drive in Lebanon, Virginia. Situated in the southwestern corner of Virginia, the park is 53.3 miles from the Tri-Cities Regional Airport. Primary access to the area is provided by U.S. Routes 19 and 58, which provide easy access to Interstates 81 and 77. The subject’s Russell County Regional Business/Technology Park is a designated Technology Zone, which makes qualified tenants eligible for waivers, exemptions and grants. The Southwest Virginia Technology Development Center, a primary venue for local workforce development and training, is also located adjacent to the park.

The Tenant. Northrop is the fifth largest global Defense Department contractor in 2016 based on total contracts for 2015, ranked #118 in the 2016 Fortune 500, and rated BBB+/Baa2/BBB by S&P, Moody’s and Fitch respectively. Northrop has operations in over 25 countries and is involved in the development and production of military, civil and commercial aviation, aerospace, security, armament, electronics and information systems. For 2017, Northrop reported net sales of $25.8 billion, cash and equivalents of $11.2 billion, total assets of $34.9 billion, total equity of $7.0 billion, and has an approximate market cap of $60.5 billion as of March 2018. The U.S. Government is Northrop’s largest customer and accounted for 84.6% of 2017 sales. On September 18, 2017 Northrop announced it will acquire Orbital ATK for $7.8 billion, a maker of components for missiles and satellites. The purchase is intended to expand Northrop’s presence in the market for missiles and rockets, as many countries are increasing their military budgets. As described above, Northrop utilizes portions of each property for their own business operations as well as in support of the current VITA contract that is not expected to be renewed. The Commonwealth of Virginia has the right to purchase the Chester property summarized in footnote (4) above.

The Leases. The Chester and Lebanon properties are both 100% triple-net leased to Northrop Grumman Information Technology, Inc., a wholly owned subsidiary of Northrop through June 2022 and October 2022, respectively. The Chester property tenant has 3, 5-year renewal options with a 12 month notice period. The Lebanon property tenant has 3, 5-year renewal options with a 12 month notice period.

A-2-138

Mortgage Loan No. 11 — Northrop Grumman Portfolio

Tenant Summary

Property	Tenant	Net Rentable Area (SF)	% of GLA	UW Base Rent PSF	UW Base Rent(1)	% of UW Base Rent	Lease Expiration Date(2)
Chester	Northrop Grumman Information Technology, Inc.	193,000	65.2%	$29.53	$5,699,290	61.6%	6/30/2022
Lebanon	Northrop Grumman Information Technology, Inc.	102,842	34.8	$34.58	3,556,348	38.4	10/31/2022
Total/Wtd. Avg.:		295,842	100.0%	$31.29	9,255,638	100.0%
(1)	Based on the underwritten rent roll.

(2)	The Commonwealth of Virginia has the option to purchase the property on June 30, 2019 at fair market value, with 9-month’s prior notice.

Historical and Current Occupancy(1)

2014(2)	2015	2016	2017	Current(3)
N/A	100.0%	100.0%	100.0%	100.0%
(1)	Occupancies are as of December 31 of each respective year.

(2)	The Northrop Grumman Portfolio properties were acquired in 2017. 2014 historical information was not available.

(3)	Based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow

	2014(1)	2015	2016	TTM(2)	Underwritten(3)	PSF	%(4)
Rents in Place	N/A	$8,699,749	$8,905,740	$9,045,736	$9,255,638	$31.29	88.7%
Vacant Income	N/A	0	0	0	0	$0.00	0.0%
Gross Potential Rent	N/A	$8,699,749	$8,905,740	$9,045,736	$9,255,638	$31.29	88.7%
Total Reimbursements	N/A	1,197,140	1,153,493	1,092,116	1,181,818	$3.99	11.3%
Net Rental Income	N/A	$9,896,889	$10,059,233	$10,137,852	$10,437,456	$35.28	100.0%
(Vacancy/Collection Loss)	N/A	0	0	0	(521,873)	($1.76)	(5.0%)
Other Income	N/A	0	0	0	0	$0.00	0.0%
Effective Gross Income	N/A	$9,896,889	$10,059,233	$10,137,852	$9,915,583	$33.52	100.0%
Total Expenses	N/A	$1,215,547	$1,197,334	$1,155,064	$1,231,413	$4.16	12.4%
Net Operating Income	N/A	$8,681,342	$8,861,899	$8,982,788	$8,684,171	$29.35	87.6%
Total TI/LC, Capex/RR	N/A	0	0	0	486,284	$1.64	4.9%
Net Cash Flow	N/A	$8,681,342	$8,861,899	$8,982,788	$8,197,886	$27.71	82.7%
(1)	The Northrop Grumman Portfolio properties were acquired in 2017. 2014 historical information was not available.

(2)	Represents the trailing twelve months ending August 31, 2017.

(3)	Underwritten Gross Potential Rent includes rent steps through July 1, 2018.

(4)	% column represents the percentage of Net Rental Income for all revenue lines and represents the percentage of Effective Gross Income for the remainder of fields.

Cash Sweep. A “Cash Sweep Event” means the occurrence of (i) a debt yield less than 13.0%, (ii) the period 24 months prior to the earliest expiration of a Northrop Grumman lease and ending at such time the master lessee leases 85% of the Northrop Grumman space resulting in a debt yield greater than or equal to 13.0% (iii) an event of default or (iv) any bankruptcy action of the borrower, master lessee or the manager.

For so long as a Cash Sweep Event has occurred and not been cured, all excess cash flow must be deposited into a reserve account as additional collateral and not released to the borrower (except for certain amounts released to the borrower to pay expenses). Upon such Cash Sweep Event being cured, provided no event of default or other Cash Sweep Event is then continuing, all such excess cash flow will be remitted to the lockbox account to be disbursed in accordance with the loan agreement; provided, however, that an amount equal to the cost of certain unfunded obligations (including, without limitation, tenant improvements, leasing commissions and free rent/rent abatement obligations) under certain replacement leases entered into by the borrower will be deposited into a reserve account for unfunded obligations.

A-2-139

Mortgage Loan No. 12 — Lehigh Valley Mall

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	Column	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$27,500,000	Title(5):	Fee
Cut-off Date Principal Balance(1):	$27,305,651	Property Type - Subtype:	Retail - Super Regional Mall
% of Pool by IPB:	2.9%	Net Rentable Area (SF)(5):	545,233
Loan Purpose:	Refinance	Location:	Whitehall, PA
Borrower:	Lehigh Valley Mall, LLC	Year Built / Renovated:	1976 / 2006
Sponsor:	Simon Property Group, L.P.	Occupancy(6):	83.9%
Interest Rate:	4.0560%	Occupancy Date:	10/12/2017
Note Date:	10/13/2017	Number of Tenants:	127
Maturity Date:	11/1/2027	2014 NOI:	$26,485,779
Interest-only Period:	None	2015 NOI:	$26,642,237
Original Term:	120 months	2016 NOI:	$27,494,559
Original Amortization:	360 months	TTM NOI(7)(8):	$26,376,248
Amortization Type:	Balloon	UW Economic Occupancy:	92.3%
Call Protection(2):	L(29), Def(84), O(7)	UW Revenues:	$33,855,086
Lockbox(3):	Hard	UW Expenses:	$8,922,902
Additional Debt(1):	Yes	UW NOI(8):	$24,932,184
Additional Debt Balance(1):	$171,280,902	UW NCF:	$23,926,828
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF(5):	$445,000,000 / $816
Additional Future Debt Permitted(5):	Yes	Appraisal Date:	9/4/2017

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF(5):	$364
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF(5):	$292
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	44.6%
Replacement Reserves:	$0	Springing	$327,140	Maturity Date LTV:	35.8%
TI/LC:	$0	$81,785	$2,994,258	UW NOI DSCR:	2.16x
Outstanding TI/LC Reserve:	$443,000	$0	N/A	UW NCF DSCR:	2.07x
Tenant Rent Holdback:	$208,533	$0	N/A	UW NOI Debt Yield:	12.6%
				UW NCF Debt Yield:	12.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$200,000,000	100.0%	Payoff Existing Debt	$127,854,213	63.9%
			Return of Equity	70,181,202	35.1
			Closing Costs	1,313,052	0.7
			Upfront Reserves	651,533	0.3
Total Sources	$200,000,000	100.0%	Total Uses	$200,000,000	100.0%

(1)	The Lehigh Valley Mall Whole Loan was co-originated by Column, JPMorgan Chase Bank, National Association and Cantor Commercial Real Estate Lending, L.P. The Lehigh Valley Mall loan is a part of a larger split whole loan evidenced by six pari passu notes with an aggregate Cut-off Date Balance of approximately $198.6 million (collectively, the “Lehigh Valley Mall Whole Loan”). The financial information presented in the chart above and herein reflects the Cut-off Date balance of The Lehigh Valley Mall Whole Loan.

(2)	The lockout period will be at least 29 payments beginning with and including the first payment date of December 1, 2017. Defeasance of the Lehigh Valley Mall Whole Loan is permitted at any time after the earlier to occur of (i) December 1, 2020 or (ii) the date that is two years after the closing date of the

A-2-140

Mortgage Loan No. 12 — Lehigh Valley Mall

securitization that includes the last note to be securitized. The borrower may obtain the release of the Macy’s release parcel from the lien of the Lehigh Valley Mall Whole Loan and concurrently transfer the Macy’s release parcel in connection with the exercise by Macy’s of a purchase option in its lease, subject to satisfaction of certain conditions set forth in the loan documents including the partial prepayment or defeasance of the Lehigh Valley Mall Whole Loan in an amount equal to 100% of the gross cash proceeds of the sale (or the deposit of such amount in a reserve account). Please see “Description of the Mortgage Pool— Certain Terms of the Mortgage Loans—Partial Releases” in the Prospectus for additional information.
(3)	In-place cash management will take effect upon, (i) event of default; (ii) any bankruptcy action of the borrower; (iii) any bankruptcy action of manager if manager is an affiliate of borrower and provided manager is not replaced within 60 days with a qualified manager; (iv) DSCR below 1.50x for 2 consecutive calendar quarters; (v) two or more anchor tenants (Boscov’s, JCPenney and Macy’s) closing, ceasing operation, going dark, vacating or abandoning the space operated under their respective leases or reciprocal easement agreement, as applicable; or (vi) less than 70% of the gross leasable square footage of in-line space at the Lehigh Valley Mall property being leased.

(4)	The borrower is permitted to enter into a Property Assessed Clean Energy (PACE) loan for an amount not to exceed $5,000,000, subject to (a) the lender’s approval and (b) delivery of a rating agency confirmation.

(5)	The borrower ground leases the property from an affiliate, which has mortgaged the fee interest in the property to the lender. SF excludes non-owned and ground leased tenants.

(6)	As of October 12, 2017, the property was 92.1% physically occupied. Most recent occupancy of 83.9% reflects the underwritten occupancy, which excludes Babies R Us, Teavana, Bath and Body Works (Suite #1053B) and Gymboree, each of which has been underwritten as vacant for various reasons. Additionally, the October 12, 2017 occupancy included Bob’s Discount Furniture, who had executed a lease and was expected to take occupancy in April 2018. As of February 22, 2018, the property was 92.5% physically occupied, which includes Bob’s Discount Furniture who opened for business in February 2018.

(7)	Represents the trailing twelve-month period ending August 31, 2017.

(8)	The decrease in UW NOI from TTM is driven by the following spaces being underwritten as vacant: Babies R Us (37,968 SF), Teavana (1,034 SF) and Freeman Jewelers (2,340 SF). Babies R Us parent company, Toys R Us, filed for Chapter 11 bankruptcy in September 2017 and recently announced its intention to close or sell all Toys “R” Us and Babies “R” Us stores nationwide, Teavana’s parent company, Starbucks, announced the closure of all Teavana stores nationwide and Freeman Jewelers is vacating the property.

The Loan. The Lehigh Valley Mall loan, which is part of a larger split whole loan, is a first mortgage loan secured by the borrower affiliate’s fee and the borrower’s leasehold interest in an approximately 1.2 million SF super regional mall located in Whitehall, Pennsylvania. The loan has a 10-year term and will amortize on a 30-year schedule.

The Lehigh Valley Mall loan is a part of a whole loan (the “Lehigh Valley Mall Whole Loan”) that is evidenced by six pari passu promissory notes (Note A-1-A, A-1-B, A-1-C, A-2-A, A-2-B and A-2-C). The non-controlling Note A-2-B is being contributed to the CSAIL 2018-CX11 Commercial Mortgage Trust. The controlling Note A-1-A was contributed to Benchmark 2018-B1. The Lehigh Valley Mall Whole Loan is being serviced pursuant to the Benchmark 2018-B1 pooling and servicing agreement. As the holder of Note A-1-A (the “Controlling Noteholder”), the trustee of the Benchmark 2018-B1 Mortgage Trust (or, prior to the occurrence and continuance of a control termination event under the Benchmark 2018-B1 pooling and servicing agreement, the Benchmark 2018-B1 directing certificateholder) is entitled to exercise all of the rights of the Controlling Noteholder with respect to the Lehigh Valley Mall Whole Loan. Note A-1-C and Note A-2-C are expected to be contributed to one or more future securitizations.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Lead Servicer for Whole Loan (Y/N)	Controlling Piece (Y/N)
Note A-1-A	$42,000,000	$41,703,176	Benchmark 2018-B1	Y	Y
Note A-1-B	50,000,000	49,646,638	CSAIL 2017-CX10	N	N
Note A-1-C	25,000,000	24,823,319	Deutsche Bank AG, New York Branch	N	N
Note A-2-A	35,500,000	35,249,113	Benchmark 2018-B2	N	N
Note A-2-B	27,500,000	27,305,651	CSAIL 2018-CX11	N	N
Note A-2-C	20,000,000	19,858,655	Deutsche Bank AG, New York Branch	N	N
Total	$200,000,000	$198,586,553

The Borrower. The borrower, Lehigh Valley Mall, LLC, is a Delaware limited liability company and special purpose entity with two independent directors in its organizational structure.

A-2-141

Mortgage Loan No. 12 — Lehigh Valley Mall

The Sponsors. The nonrecourse carve-out guarantor is Simon Property Group, L.P. and the sponsors of the borrower are Simon Property Group, L.P. and Pennsylvania Real Estate Investment Trust. Simon Property Group, L.P. is an affiliate of Simon Property Group Inc. (“SPG”). SPG was founded in 1960 and is headquartered in Indianapolis, Indiana. SPG (NYSE: SPG, rated A3/A by Moody’s and S&P) is an S&P 100 company and the largest public real estate owner in the world. SPG currently owns or has an interest in 227 retail properties in North America, Europe and Asia comprising approximately 189.7 million SF.

Pennsylvania Real Estate Investment Trust (“PREIT”) is a publicly traded REIT (NYSE: PEI) that is focused on the ownership and management of shopping malls. PREIT is currently headquartered in Philadelphia, Pennsylvania and owns and operates over 22.5 million SF of retail space in the United States, with a concentration in the Mid-Atlantic region. The liability of the nonrecourse carve-out guarantor under the guaranty is capped at $40.0 million in the aggregate, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred in connection with the enforcement of or the preservation of the lender’s rights under the guaranty.

SPG acquired its interest in the Lehigh Valley Mall property in 2003 through its acquisition of The Kravco Company, which at the time owned the property in a 50/50 joint venture with PREIT. In 2006, approximately $41.0 million was invested to develop a lifestyle component to the property. Additionally, approximately $3.5 million has been invested since 2006 to renovate and add enhancements to the vertical transportation, restrooms and skylight ceilings.

The Property. The property is a super regional mall located in Whitehall, Pennsylvania consisting of a traditional two-story enclosed mall and outparcel strip center, as well as a more recently constructed, one-story lifestyle center component. The original improvements were constructed in 1976, while the lifestyle center addition was developed in 2006 by the sponsors at a cost of approximately $41.0 million. The property totals approximately 1.2 million SF, of which 545,233 SF serves as collateral for the Lehigh Valley Mall Whole Loan, and is situated on an approximately 123.8 acre site. The property serves as a shopping, dining and entertainment destination within the greater Allentown and Bethlehem areas and benefits from a unique mix of national and international retailers and restaurants. The addition of the lifestyle center component in 2006 allowed the property to attract higher end retail tenants such as Apple and ultimately cater to more affluent customers, which further expanded the trade area of the mall. Additionally, the property’s Apple Store is the only Apple Store location within 50 miles. Since 2007, net operating income at the property has increased approximately 63.8% from approximately $16.8 million in 2007, the first full year of operation of the lifestyle center component, to approximately $27.5 million in 2016. The property provides 5,934 parking spaces, resulting in a parking ratio of approximately 5.1 spaces per 1,000 SF of total mall area.

The Lehigh Valley Mall property benefits from three nationally recognized anchor tenants, Macy’s, JCPenney and Boscov’s. Macy’s (212,000 SF; $37.3 million in 2016 sales) owns its own improvements but not the underlying land. Macy’s ground lease expires in July 2022 and contains three remaining five-year renewal options. Additionally, the Macy’s at the property is the only Macy’s within an approximately 30 mile radius, with the next closest location at Montgomery Mall in North Wales, Pennsylvania. JCPenney (187,659 SF, $17.3 million in 2016 sales) and Boscov’s (164,649 SF, $25.5 million in 2016 sales) own their respective improvements and underlying land and do not serve as collateral for the Lehigh Valley Mall Whole Loan. Macy’s and JCPenney outperform their national average, as measured by a third party market research provider, in gross sales.

A-2-142

Mortgage Loan No. 12 — Lehigh Valley Mall

As of October 12, 2017, the property was 92.1% physically occupied by a mix of 127 national and international retailers. Physical occupancy was underwritten to 83.9%, driven by the recent bankruptcy of Toys R Us in September 2017, the parent company of Babies R Us (37,968 SF), and the announcement by Starbucks, the parent company of Teavana (1,034 SF), to close all Teavana stores nationwide. Additionally, Bath & Body Works (Suite #1053B) (3,267 SF), Gymboree (2,349 SF) and Freeman Jewelers (2,340 SF) have been underwritten as vacant as each tenant has vacated or is expected to vacate its respective space. The sponsors have experienced significant leasing momentum since 2016, as evidenced by 26 successfully executed new leases and 13 lease renewals totaling 183,638 SF and approximately $6.3 million in underwritten base rent (approximately $34.10 PSF). Most notably, Bob’s Discount Furniture executed a new 10-year lease for 30,204 SF, and took occupancy in February 2018. Additionally, major tenants at the mall include Barnes & Noble, Modell’s Sporting Goods, Pottery Barn, New York & Company, The Gap/Gap Kids and Guitar Center, which together total 88,151 SF. The lifestyle center, which totals 84,640 SF, is near the main entrance of the mall and includes Apple, Sephora, lululemon, J. Crew, Coach and Williams-Sonoma. Additionally, the property features a range of nationally recognized restaurants and food court tenants, including Bonefish Grill, Ruby Tuesday, Chick-fil-A, Chipotle Mexican Grill and ColdStone Creamery. Additional restaurant options include Chuck E. Cheese’s, Golden Corral and Red Lobster, each of which owns its respective improvements but not the underlying land, which is ground leased from the borrower on outparcels. The August 2017 trailing twelve-month collateral tenant sales totaled to approximately $208.5 million, resulting in a weighted average sales PSF and occupancy cost for the property of $456 and 13.4%, respectively. Comparable tenant sales for that same period were $461 and 13.3%, respectively.

Historical and Current Occupancy(1)(2)

2014	2015	2016	Current(3)
97.4%	95.3%	96.1%	83.9%

(1)	Source: Historical Occupancy is provided by the sponsor. Occupancies are as of December 31 of each respective year.

(2)	Includes collateral tenants only and excludes temporary tenants.

(3)	As of October 12, 2017, the property was 92.1% physically occupied. Most recent occupancy of 83.9% reflects the underwritten occupancy, which excludes Babies R Us (37,968 SF), Teavana (1,034 SF), Bath and Body Works (Suite #1053B) (3,267 SF) and Gymboree (2,349 SF), each of which has been underwritten as vacant for various reasons. Additionally, the October 12, 2017 occupancy included Bob’s Discount Furniture, who had executed a lease and was expected to take occupancy in April 2018. As of February 22, 2018, the property was 92.5% physically occupied, which includes Bob’s Discount Furniture who opened for business in February 2018.

Comparable In-line Sales and Occupancy Costs(1)

	2014(2)	2015(2)	2016(2)	TTM(3)
Major Tenants (>10,000 SF)
Major Tenant Sales PSF(2)	$228	$224	$207	$179
Major Tenant Occupancy Cost(2)	9.7%	10.2%	12.4%	16.4%
In-Line Tenants (Including Apple) (<10,000 SF)
In-Line Tenant Sales PSF	$541	$567	$571	$564
In-Line Tenant Occupancy Cost	13.1%	13.0%	13.0%	13.0%
In-Line Tenants (Excluding Apple) (<10,000 SF)
In-Line Tenant Sales PSF	$450	$477	$469	$457
In-Line Tenant Occupancy Cost	12.3%	15.5%	15.9%	16.1%
Apple Sales PSF	$6,916	$6,776	$7,608	$8,021
Apple Occupancy Cost	0.7%	0.7%	0.6%	0.6%
Total/Wtd. Avg. Mall Sales PSF	$447	$463	$455	$461
Total/Wtd. Avg. Mall Occupancy Cost	12.5%	12.6%	12.9%	13.3%

(1)	Sales figures were provided by the borrower and are inclusive of collateral tenants only. The above table reflects only comparable tenant sales.

(2)	2014, 2015 and 2016 Major Tenant Sales PSF and Occupancy Cost are inclusive of hhgregg Inc. (“hhgregg”). hhgregg filed for chapter 11 bankruptcy protection in March 2017 and permanently closed all stores in April 2017. As of 2016, hhgregg reported total sales of approximately $8.5 million ($285 PSF) and an occupancy cost of approximately 4.6%.

(3)	Represents the trailing twelve-month period ending August 31, 2017. TTM includes Babies R Us, which is currently in occupancy and paying rent, but whose parent company, Toys R Us, filed for chapter 11 bankruptcy protection in September 2017 and recently announced its intention to close or sell all Toys “R” Us and Babies “R” Us stores nationwide. As of the August 31, 2017 trailing twelve-month period, Babies R Us reported total sales of approximately $5.9 million ($157 PSF), however has been underwritten as vacant.

A-2-143

Mortgage Loan No. 12 — Lehigh Valley Mall

The Market. The property is located in Whitehall Township, Lehigh County, Pennsylvania, located approximately one hour north of Philadelphia and an hour and a half from New York City. The property is also located less than one mile north of Allentown, the fourth largest city in Pennsylvania and the third largest urbanized area in the state, only behind Philadelphia and Pittsburgh. Additionally, the Allentown central business district is located approximately two miles south of the property. According to the Whitehall Township website, Whitehall Township is home to approximately 27,500 residents and the largest employers in the area include Walmart, Amazon.com, St. Luke’s Hospital and Lehigh Valley Physician Group. Additionally, the Allentown area is expected to benefit from a $335 million warehouse and logistics hub that FedEx Ground is constructing. The facility is expected to open in 2018 and will employ approximately 680 people, which upon completion is expected to be the company’s largest facility in the United States.

Regional access to Whitehall Township is provided primarily by the Pennsylvania Turnpike (Interstate 476), which provides direct access to Philadelphia and US Route 22 which runs east/west servicing all of Lehigh Valley and providing direct access to the property. The property is also located approximately 3.0 miles east of the Lehigh Valley International Airport, which offers several major carriers, daily nonstop flights to all major east coast and Midwest destinations and international service to Canada.

The primary trade area of the property is an approximately 15-mile radius and the total trade area is an approximately 20-mile radius. Within a 10-, 15- and 20-mile radius of the Lehigh Valley Mall property, the estimated 2016 population was 471,802, 662,455 and 838,734, respectively, with an estimated 2016 average household income of $77,062, $78,437 and $78,984, respectively.

Competitive Set Summary(1)

Property	Property Type	Year Built / Renovated	Total GLA (SF)	Est. Occ.	Proximity (miles)	Anchor Tenants
Lehigh Valley Mall	Super Regional Mall	1976 / 2006	545,233(2)	83.9%(2)	NAP	Macy’s, JCPenney, Boscov’s, Bob’s Discount Furniture, Modell’s Sporting Goods
Palmer Park Mall	Regional Center	1972 / 1998	461,154	96.0%	12.0	Boscov’s, The Bon-Ton
Phillipsburg Mall	Regional Center	1989 / 2003	588,122	88.0%	17.0	The Bon-Ton, Kohl’s, Sears, Black Rose Antiques
Berkshire Mall	Super Regional Mall	1972 / NAP	791,601	90.0%	32.0	The Bon-Ton, Boscov’s, Sears
Fairgrounds Square Mall	Regional Center	1980 / 1996	748,385	59.0%	29.0	Boscov’s Burlington Coat Factory, Limerick Furniture
Montgomery Mall	Super Regional Mall	1976 / 1996	1,102,755	90.0%	40.0	JCPenney, Macy’s, Sears, Dick’s Sporting Goods, Wegman’s
South Mall	Regional Center	1971 / 1992	405,272	91.0%	6.0	The Bon-Ton, Stein Mart, Ross Dress for Less, Petco, Staples

(1)	Source: Appraisal.

(2)	Based on the October 12, 2017 underwritten rent roll and excludes non-owned and ground leased tenants.

A-2-144

Mortgage Loan No. 12 — Lehigh Valley Mall

Top Tenant Summary(1)(2)

Tenant	Ratings Moody’s/ S&P/Fitch(3)	Net Rentable Area (SF)	% of Total NRA(4)	Base Rent PSF	% of Total Base Rent	Total Sales (000s)(5)	Sales PSF(5)	Occupancy Cost %(5)	Lease Expiration Date
Anchor Tenants(6)
Macy’s (Ground Leased)	Baa3 / BBB-/ BBB	212,000	19.1%	(7)	NAP	$37,299	$176	NAP	7/28/2022
JCPenney (Non-Collateral)	B1 / B+ / B+	187,659	16.9	NAP	NAP	$17,300	$92	NAP	NAP
Boscov’s (Non-Collateral)	NR / NR / NR	164,649	14.8	NAP	NAP	$25,493	$155	NAP	NAP
Sub-Total/Wtd. Avg.		564,308	50.9%
Major Tenants > 10,000 SF
Bob’s Discount Furniture	NR / NR / NR	30,204	5.5	$12.00	1.8%	NAV	NAP	NAP	3/31/2028
Barnes & Noble	NR / NR / NR	29,874	5.5	$20.08	3.0	$5,060	$169	10.9%	1/31/2023
Modell’s Sporting Goods	NR / NR / NR	13,882	2.5	$28.15	1.9	$2,530	$182	28.8%	1/31/2022
Pottery Barn	NR / NR / NR	13,011	2.4	$19.06	1.2	$3,747	$288	6.7%	1/31/2020
New York & Company	NR / NR / NR	11,306	2.1	$25.72	1.4	$1,339	$118	50.0%(8)	3/31/2018
The Gap/Gap Kids	Baa2 / BB+ / BB+	10,078	1.8	$34.39	1.7	$2,216	$220	28.9%	7/31/2024
Guitar Center	Caa2 / NR / NR	10,000	1.8	$19.80	1.0	NAV	NAP	NAP	10/31/2021
Sub-Total/Wtd. Avg.		118,355	21.7%	$20.59	12.1%
In-Line Tenants < 10,000 SF		339,352	62.2%		87.9%
Total/Wtd. Avg.		457,707	83.9%		100.0%
Vacant		87,526	16.1
Total/Wtd. Avg.(9):		545,233	100.0%

(1)	Based on the underwritten rent roll dated October 12, 2017.

(2)	A number of tenants including certain anchor tenants have lease termination options related to co-tenancy provisions, exclusivity provisions and sales thresholds that may become exercisable prior to the originally stated expiration date of the tenant lease.

(3)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(4)	% of Total NRA for Non-Collateral and ground leased Anchor Tenants is based on the total Lehigh Valley Mall SF of 1,109,541, with the remaining tenants based on the collateral SF of 545,233.

(5)	With respect to the Anchor Tenants, Total Sales and Sales PSF are based on the loan sponsor’s 2016 estimate. With respect to all other tenants, Total Sales, Sales PSF and Occupancy Cost % were provided by the borrower and represent the projected 2017 annual sales as of August 2017.

(6)	Non-Collateral Anchor Tenants, JCPenney and Boscov’s, have no attributable base rent but are liable for their proportionate share of reimbursements, equal to an annual total of $613,133 as of October 12, 2017. Additionally, Macy’s owns it’s improvements but not the underlying land, which is ground leased from the borrower and is subject to an annual ground rent payment equal to $73,750.

(7)	Macy’s pays ground rent of $73,750 annually along with a portion of CAM charges. Macy’s has three remaining five year extension options.

(8)	The New York & Company lease was recently amended, reducing the annual payment obligations (including a base rent reduction) to $25.72 PSF. As amended, the estimated occupancy cost is 27.3% based on projected 2017 annual sales as of August 2017.

(9)	Total / Wtd. Avg. does not include SF associated with JCPenney and Boscov’s, each a Non-Collateral Anchor Tenant, and Macy’s, a Ground Leased Anchor Tenant.

A-2-145

Mortgage Loan No. 12 — Lehigh Valley Mall

Lease Rollover Schedule(1)(2)

Year	Number of Leases Expiring	NRA Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cum. % of Base Rent Expiring
MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2017	1	2,753	0.5	143,156	0.7	2,753	0.5%	$143,156	0.7%
2018(3)	26	84,759	15.5	3,914,919	19.4	87,512	16.1%	$4,058,075	20.2%
2019	15	44,789	8.2	2,237,921	11.1	132,301	24.3%	$6,295,996	31.3%
2020	13	49,516	9.1	1,698,159	8.4	181,817	33.3%	$7,994,155	39.7%
2021	9	35,437	6.5	1,362,711	6.8	217,254	39.8%	$9,356,866	46.5%
2022(4)	19	50,886	9.3	3,095,059	15.4	268,140	49.2%	$12,451,925	61.8%
2023(5)	16	71,417	13.1	2,939,741	14.6	339,557	62.3%	$15,391,666	76.4%
2024(6)	6	17,143	3.1	944,177	4.7	356,700	65.4%	$16,335,842	81.1%
2025	6	25,871	4.7	1,264,923	6.3	382,571	70.2%	$17,600,765	87.4%
2026	6	15,809	2.9	794,714	3.9	398,380	73.1%	$18,395,480	91.4%
2027	7	22,294	4.1	1,023,075	5.1	420,674	77.2%	$19,418,554	96.4%
Thereafter	3	37,033	6.8	717,520	3.6	457,707	83.9%	$20,136,074	100.0%
Vacant	NAP	87,526	16.1	NAP	NAP	545,233	100.0%	NAP
Total / Wtd. Avg.	127	545,233	100.0%	$20,136,074	100.0%

(1)	Based on the underwritten rent roll dated October 12, 2017, excluding non-collateral anchor tenants Boscov’s and JCPenney.

(2)	A number of tenants, including certain anchor tenants, have lease termination options related to co-tenancy provisions, exclusivity provisions and sales thresholds that may become exercisable prior to the originally stated expiration date of the tenant lease and that are not considered in the lease rollover schedule or the site plan.

The following tenants are excluded from NRA Expiring but included in Base Rent Expiring in the Lease Rollover Schedule above:

(3)	2018 includes Red Lobster, which owns its own improvements but not the underlying land, which is ground leased from the borrower. Annual ground rent associated with the Red Lobster ground lease is $137,500.

(4)	2022 includes Keystone Pub and Macy’s, which owns its own improvements but not the underlying land, which is ground leased from the borrower. Annual ground rent associated with the Macy’s ground lease is $73,750, and Keystone Pub which pays $15,000 annually.

(5)	2023 includes Golden Corral, which owns its own improvements but not the underlying land, which is ground leased from the borrower. Annual ground rent associated with the Golden Corral ground lease is $132,000.

(6)	2024 includes Chuck E. Cheese’s, which owns its own improvements but not the underlying land, which is ground leased from the borrower. Annual ground rent associated with the Chuck E. Cheese’s ground lease is $165,581.

A-2-146

Mortgage Loan No. 12 — Lehigh Valley Mall

Operating History and Underwritten Net Cash Flow

	2014	2015	2016	TTM(1)	Underwritten(2)	PSF(3)	%(4)
Base Rent	$20,705,621	$20,521,969	$21,009,668	$20,613,635	$20,136,076	$36.93	58.9%
Value of Vacant Space	0	0	0	0	2,804,733	$5.14	8.2%
Gross Potential Rent	$20,705,621	$20,521,969	$21,009,668	$20,613,635	$22,940,809	$42.08	67.1%
CAM Reimbursements	7,620,226	7,905,140	7,809,944	7,356,644	6,524,040	$11.97	19.1%
Other Reimbursements(5)	5,061,978	4,821,757	4,885,481	4,777,090	4,481,264	$8.22	13.1%
Percentage Rent	240,426	300,349	366,760	311,061	233,232	$0.43	0.7%
Net Rental Income	$33,628,251	$33,549,215	$34,071,853	$33,058,430	$34,179,344	$62.69	100.0%
Total Other Income(6)	2,620,889	2,601,931	2,526,936	2,388,908	2,480,475	$4.55	7.3%
Less: Vacancy & Credit Loss(7)	0	0	0	0	(2,804,733)	($5.14)	(8.2%)
Effective Gross Income	$36,249,140	$36,151,146	$36,598,789	$35,447,338	$33,855,086	$62.09	99.1%
Total Operating Expenses	9,763,361	9,508,909	9,104,230	9,071,090	8,922,902	$16.37	26.4%
Net Operating Income	$26,485,779	$26,642,237	$27,494,559	$26,376,248	$24,932,184	$45.73	73.6%
TI/LC	0	0	0	0	923,571	$1.69	2.7%
Capital Expenditures	0	0	0	0	81,785	$0.15	0.2%
Net Cash Flow	$26,485,779	$26,642,237	$27,494,559	$26,376,248	$23,926,828	$43.88	70.7%

(1)	TTM is the trailing twelve-month period ending August 31, 2017.

(2)	Underwritten Base Rent includes $362,448 attributable to Bob’s Discount Furniture, who took occupancy in February 2018, as well as approximately $349,000 in percentage rent attributable to Williams-Sonoma and Pottery Barn.

(3)	PSF is based on collateral tenants’ SF of 545,233.

(4)	% column represents percent of Base Rent for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(5)	Other Reimbursements include utilities and real estate taxes.

(6)	Underwritten Total Other Income includes approximately $1.4 million rent attributable to temporary tenants.

(7)	Underwritten Vacancy & Credit Loss is inclusive of Babies R Us, Bath & Body Works, Gymboree and Teavana, each of which is currently in occupancy and paying rent. As a result of the announced bankruptcy of Babies R Us’ parent company, Toys R Us, in September 2017, Babies R Us has been underwritten as vacant. Bath & Body Works and Gymboree are each expected to vacate its space and have been underwritten as vacant. Teavana parent company Starbucks announced the closure of all Teavana stores and Teavana has been underwritten as vacant.

A-2-147

Mortgage Loan No. 13 — 6-8 West 28th Street

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Natixis	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$26,000,000	Title:	Fee
Cut-off Date Principal Balance:	$26,000,000	Property Type - Subtype:	Mixed Use – Office/Retail
% of Pool by IPB:	2.7%	Net Rentable Area (SF):	26,600
Loan Purpose:	Refinance	Location:	New York, NY
Borrower:	JTRE Nomad 8 W 28th LLC	Year Built / Renovated:	1915, 1920 / 2017
Sponsor:	Jack Terzi	Occupancy:	100.0%
Interest Rate:	4.4100%	Occupancy Date:	2/1/2018
Note Date:	8/11/2017	Number of Tenants:	5
Maturity Date:	9/6/2027	2014 NOI(1):	N/A
Interest-only Period:	120 months	2015 NOI(1):	N/A
Original Term:	120 months	2016 NOI(1):	N/A
Original Amortization:	None	2017 NOI(1):	$815,132
Amortization Type:	Interest Only	UW Economic Occupancy:	95.0%
Call Protection:	L(31), Def(85), O(4)	UW Revenues:	$2,297,496
Lockbox:	Springing	UW Expenses:	$303,371
Additional Debt:	No	UW NOI(1):	$1,994,125
Additional Debt Balance:	N/A	UW NCF:	$1,950,235
Additional Debt Type:	N/A	Appraised Value / Per SF:	$40,500,000 / $1,523
Additional Future Debt Permitted:	No	Appraisal Date:	2/28/2018

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$977
Taxes:	$42,000	$13,981	N/A	Maturity Date Loan / SF:	$977
Insurance:	$27,300	$2,244	N/A	Cut-off Date LTV:	64.2%
Replacement Reserves(2):	$0	$333	$11,970	Maturity Date LTV:	64.2%
TI/LC(3):	$0	$3,325	$119,700	UW NOI DSCR:	1.72x
Free Rent Reserve:	$236,567	$0	N/A	UW NCF DSCR:	1.68x
Deferred Maintenance:	$26,875	$0	N/A	UW NOI Debt Yield:	7.7%
Elevator Work Reserve:	$170,625	$0	N/A	UW NCF Debt Yield:	7.5%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$26,000,000	100.0%	Payoff Existing Debt	$18,007,461	69.3%
			Return of Equity	6,807,491	26.2
			Upfront Reserves	503,367	1.9
			Closing Costs	681,681	2.6
Total Sources	$26,000,000	100.0%	Total Uses	$26,000,000	100.0%

(1)	The property was acquired in 2015, and subsequently underwent an extensive renovation, which was completed in 2017. Historical financial information was unavailable. The increase in UW NOI from 2017 NOI is primarily due to new leases signed in 2017, free rent in 2017 (all outstanding free rent was reserved) and rent steps taken through March 31, 2019.

(2)	If the replacement reserve falls below $5,985, the borrower is required to escrow on a monthly basis $333 until the cap is met.

(3)	If the TI/LC reserve falls below $59,850, the borrower is required to escrow on a monthly basis $3,325 until the cap is met.

A-2-148

Mortgage Loan No. 13 — 6-8 West 28th Street

The Loan. The 6-8 West 28th Street loan is a $26.0 million first mortgage loan secured by the fee interest in a 26,600 SF mixed use office/retail building located in New York, New York. The loan has a 10-year term and is interest-only for the term of the loan.

The Borrower. The borrowing entity for the loan is JTRE Nomad 8 W 28th LLC, a Delaware limited liability company and special purpose entity. The borrowing entity is 100.0% owned by Nomad 28th Street LLC, which is 100.0% owned by NOMAD 28th Street Partners LLC, which is 93.0% owned by Terzi NOMAD 28th Street LLC and 7.0% owned by Cyanma 28th Street LLC. Terzi NOMAD 28th Street LLC is 100% owned by Jack Terzi.

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is Jack Terzi. Mr. Terzi founded JTRE Holdings in 2008 and currently owns a portfolio of 11 assets in New York City with an estimated value in excess of $279.0 million.

The Property. The property is a 26,600 SF four-story mixed use property consisting of 14,000 SF of retail and 12,600 SF of office space, located in New York, New York. The property was originally comprised of two abutting buildings but is now operating as a single property, with connected floors from the second through the fourth levels. The two buildings were completed in 1915 and 1920, respectively, and are situated on a 4,938 SF site. The property recently underwent a renovation/upgrade program that included a new roof, new lobby, new floors, new elevator, new mechanicals, a new electrical system, refurbished façade and new windows. The total capital investment was reported at approximately $3.2 million, to which an additional approximately $9.1 million was reportedly invested by tenants for their buildouts. The retail component is currently 100.0% leased to three tenants. The office component is currently 100.0% leased to two tenants. A company owned by the loan’s sponsor occupies the 4th floor. In addition, there are 31,335 SF of unused air rights associated with the property.

The largest tenant at the property, Lansco 28th LLC, leases 6,300 SF (23.7% of the net rentable area) through October, 2027. Lansco 28th LLC is a New York-based full service real estate firm that provides advisory, sales and leasing services to the commercial office and retail marketplace. The firm represents national and international tenants as well as major developers and landlords. The second largest tenant at the property, JTRE, LLC, leases 6,300 SF (23.7% of the net rentable area) through October, 2029. JTRE, LLC is a borrower affiliate and the manager of the property. Founded by Jack Terzi, the company offers expertise in landlord and tenant representation in the commercial, retail and industrial fields, as well as property assessment, marketing services and negotiating. The third largest tenant at the property, W.J. Enterprise, Inc., leases 5,000 SF (18.8% of the net rentable area) through November, 2028. W.J. Enterprise, Inc. is doing business on the second floor at the property as Miss Kim’s. The concept is an upscale night-life lounge and karaoke business with a daytime café business. There are seven karaoke rooms, open spaces and semi-private spaces appropriate for gatherings and office meetings. The fourth largest tenant at the property, Bondi-6 West 28th Street, LLC, leases 4,500 SF (16.9% of the net rentable area) through July, 2029. Bondi-6 West 28th Street, LLC is doing business as Bondi Sushi, a fast casual sushi concept that utilizes sustainably sourced fish and organic, locally sourced vegetables in its meals. The concept has a limited menu designed by sushi chef advisor Hiroji Sawatari. In the back of the restaurant there is an 8-seat omakase sushi bar with a referral-only reservation system called “H” where Mr. Sawatari prepares his recipes. The fifth largest tenant at the property, Express Yourself, LLC, leases 4,500 SF (16.9% of the net rentable area) through February, 2028. Express Yourself, LLC is doing business as Made Nice, a fast casual restaurant founded by Daniel Humm and Will Guidara. Mr. Humm and Mr. Guidara are co-owners of the hospitality group Make It Nice, which owns and operates the three Michelin-stars Eleven Madison Park restaurant, the Michelin-star The NoMad restaurant, and The NoMad Bar.

The property benefits from its location along West 28th Street, between Fifth Avenue and Broadway, in the NoMad neighborhood (Flatiron office submarket) of Midtown South Manhattan. NoMad is in high demand by bar/restaurant tenants drawn to this neighborhood by the recent and ongoing development of new residential and hotel projects. Victor Homes is currently building a high-rise condominium project at Fifth Avenue and 30th Street and a new 199-unit luxury condominium development is also under construction along Madison Avenue and East 30th Street. The Lam Group is building a 300-room Virgin Hotel across from the property on Broadway between 29th and 30th Streets. A 164-room hotel is planned at 1185 Broadway on the corner of 28th Street. The NoMad Hotel (one block south) and the Ace Hotel (one block north) are located along Broadway in close proximity to the property.

A-2-149

Mortgage Loan No. 13 — 6-8 West 28th Street

Primary access to the location is provided by the N, R & W trains situated west of the property at 28th Street and Broadway. In addition, the B, D, F, and M trains have stops within a few blocks of the property. Bus service is available along the avenues. Cross town bus service is available in both directions along 23rd Street and 34th Street. Regional transportation is available to the north of the subject property at Penn Station (34th Street and Seventh Avenue - Long Island Railroad, NJ Transit and Amtrak) and from Grand Central Station (42nd Street and Park Avenue – Metro North Railroad). The local subway lines connect with these facilities, which also provide access to the regional airports (Newark Liberty Airport in New Jersey and JFK Airport in Queens, New York).

The Market. The property is located in Midtown South Manhattan in the NoMad neighborhood, situated just north of Madison Square Park between 23rd and 34th Streets, around Fifth Avenue, Madison Avenue and Park Avenue South. The NoMad neighborhood is home to many hotels (including the NoMad Hotel and the Ace Hotel) and restaurants, as wells as a number of entertainment facilities including movie theaters. Nearby neighborhoods include Chelsea, Midtown, and Murray Hill, New York. According to the appraisal, tourism is a major demand driver for the area with nearby attractions including the Empire State Building and Madison Square Garden. In addition, NoMad has seen substantial recent growth in the number of residential buildings, between luxury condo conversions and construction of new condo towers. Furthermore, the 1, 2, 3, B, D, F, M, N, Q, R and W subway lines are within a 5-block radius of the property and nearby cross town bus service is available in both directions.

As of the third quarter of 2017, the Midtown South retail market contained 17.0 million SF of retail space with an overall vacancy rate of 4.0% and 74.2 million SF of office space with an overall vacancy of 6.9%. The appraisal concluded market rents of $160.00 PSF NNN for ground floor retail space, $100.00 PSF NNN for the second floor retail space and $57.00 PSF for office space. According to the appraisal, the property’s competitive set consists of the five retail properties detailed in the table below.

Retail Competitive Set Summary(1)

Property	Year Built / Renovated	NRA (SF)	Est. Rent PSF	Est. Occ.	Proximity (miles)	Retail Tenants
6-8 West 28th Street	1915, 1920 / 2017	Grade 9,250 Bsmt 4,750	$115	100.0%	N/A	W.J. Enterprise, Inc., Express Yourself, LLC, Bondi-6 West 28th Street, LLC
1145 Broadway	1925 / 2017	Grade 1,300 Bsmt 1,000	$323	100.0%	0.1	Fuku
3 East 28th Street	1921 / NAP	Grade 3,653 Bsmt 1,469	$120	100.0%	0.0	Quality Eats
1158 Broadway	1920 / NAP	Grade 1,980 1,100	$252-$300	100.0%	0.1	Cha Cha Matcha, Dr Smood
15 West 28th Street	1900 / NAP	Grade 1,700 2,200	$166-$175	100.0%	0.0	&pizza, Sugarfish
39 West 24th Street	2008 / NAP	Grade 2,185	$123	100.0%	0.4	Shay & Ivy

(1)	Source: Appraisal and third party research report.

Historical and Current Occupancy(1)

2014	2015	2016	2017	Current(2)
N/A	N/A	N/A	100.0%	100.0%

(1)	The property was acquired in 2015, and subsequently underwent an extensive renovation, which was completed in 2017. Historical occupancies are unavailable.

(2)	Based on the February 1, 2018 underwritten rent roll.

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Mortgage Loan No. 13 — 6-8 West 28th Street

Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rents	Lease Expiration Date
Lansco 28th LLC	NA / NA / NA	6,300	23.7%	$57.68	15.6%	10/31/2027
JTRE, LLC	NA / NA / NA	6,300	23.7	$55.62	15.0	10/31/2029
W.J. Enterprise, Inc.	NA / NA / NA	5,000	18.8	$106.09	22.8	11/30/2028
Express Yourself, LLC	NA / NA / NA	4,500	16.9	$100.20	19.3	2/28/2028
Bondi-6 West 28th Street, LLC	NA / NA / NA	4,500	16.9	$141.17	27.3	7/31/2029
Total:		26,600	100.0%	$87.61	100.0%

(1)	Based on the February 1, 2018 underwritten rent roll. Base Rent PSF includes base rent and rent increases occurring through March 31, 2019.

Lease Rollover Schedule(1)

Year	Number of Leases Expiring	NRA Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
MTM	0	0	0.0	$0	0.0%	0	0.0%	0	0.0%
2018	0	0	0.0	0	0.0	0	0.0%	0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	0	0.0%
2027	1	6,300	23.7	363,384	15.6	6,300	23.7%	363,384	15.6%
2028 & Beyond	4	20,300	76.3	1,966,988	84.4	26,600	100.0%	2,330,372	100.0%
Total	5	26,600	100.0%	$2,330,372	100.0%

(1)	Based on the February 1, 2018 underwritten rent roll.

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Mortgage Loan No. 13 — 6-8 West 28th Street

Operating History and Underwritten Net Cash Flow

	2015(1)	2016(1)	2017(1)	Appraisal	Underwritten(1)	PSF	%(2)
Rents in Place	N/A	N/A	$1,018,356	$2,224,960	$2,330,372	$87.61	96.4%
Vacant Income	N/A	N/A	0	0	0	$0.00	0.0%
Gross Potential Rent	N/A	N/A	$1,018,356	$2,224,960	$2,330,372	$87.61	96.4%
Total Reimbursements	N/A	N/A	$22,606	$115,889	$88,045	$3.31	3.6%
Net Rental Income	N/A	N/A	$1,040,962	$2,340,849	$2,418,417	$90.92	100.0%
(Vacancy/Collection Loss)	N/A	N/A	0	(144,576)	(120,921)	($4.55)	(5.0%)
Other Income	N/A	N/A	0	68,750	0	$0.00	0.0%
Effective Gross Income	N/A	N/A	$1,040,962	$2,265,023	$2,297,496	$86.37	95.0%
Total Expenses	N/A	N/A	$225,830	$278,223	$303,371	$11.40	13.2%
Net Operating Income	N/A	N/A	$815,132	$1,986,800	$1,994,125	$74.97	86.8%
Total TI/LC, Capex/RR	N/A	N/A	0	0	43,890	$1.65	1.9%
Net Cash Flow	N/A	N/A	$815,132	$1,986,800	$1,950,235	$73.32	84.9%

(1)	The property was acquired in 2015, and subsequently underwent an extensive renovation, which was completed in 2017. Historical financial information is unavailable. The increase in UW NOI from 2017 NOI is primarily due to new leases signed in 2017, free rent in 2017 (all outstanding free rent was reserved) and rent steps taken through March 31, 2019.

(2)	Percentage column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

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A-2-153

Mortgage Loan No. 14 — Penn Center West

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	AREF	Single Asset / Portfolio:	Portfolio of 3 Properties
Original Principal Balance:	$22,000,000	Title:	Fee
Cut-off Date Principal Balance:	$22,000,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	2.3%	Net Rentable Area (SF) (1):	213,894
Loan Purpose:	Acquisition	Location:	Robinson, PA
Borrowers:	PCW1 Holdings, LLC; PCW6 Holdings, LLC; PCW8 Holdings, LLC	Year Built / Renovated:	Various / 2015
Sponsor:	Avi Mansher	Occupancy:	88.6%
Interest Rate:	4.9100%	Occupancy Date:	January 1, 2018
Note Date:	1/31/2018	Number of Tenants:	20
Maturity Date:	2/6/2023	2014 NOI:	$2,229,879
Interest-only Period:	14 months	2015 NOI:	$2,572,428
Original Term:	60 months	2016 NOI:	$2,680,208
Original Amortization:	360 months	TTM NOI(2):	$2,913,470
Amortization Type:	IO-Balloon	UW Economic Occupancy:	88.6%
Call Protection:	L(26), Def (30), O(4)	UW Revenues:	$4,210,503
Lockbox:	Hard	UW Expenses:	$1,569,128
Additional Debt:	No	UW NOI:	$2,641,375
Additional Debt Balance:	NAP	UW NCF:	$2,384,301
Additional Debt Type:	NAP	Appraised Value / Per SF:	$29,500,000 / $138
Additional Future Debt Permitted:	No	Appraisal Date:	1/11/2018

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$103
Taxes:	$163,440	$23,349	N/A	Maturity Date Loan / SF:	$97
Insurance:	$5,326	$2,663	N/A	Cut-off Date LTV:	74.6%
Replacement Reserve:	$0	$3,598	N/A	Maturity Date LTV:	70.2%
TI/LC(3):	$800,000	$17,825	N/A	UW NOI DSCR:	1.88x
Deferred Maintenance:	$188,878	$0	N/A	UW NCF DSCR:	1.70x
Special Rollover Reserve(4):	$0	Springing	N/A	UW NOI Debt Yield:	12.0%
				UW NCF Debt Yield:	10.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$22,000,000	72.6%	Purchase Price(5)	$27,900,000	92.1%
Sponsor Equity	8,282,612	27.4	Upfront Reserves	1,157,643	3.8
			Closing Costs	1,224,968	4.0
Total Sources	$30,282,612	100.0%	Total Uses	$30,282,612	100.0%

(1)	The collateral for the mortgage loan also includes a partially improved vacant parcel which is not included in the calculation of the Net Rentable Area (SF).

(2)	Represents trailing-twelve months ending November 30, 2017.

(3)	The initial TI/LC reserve of $800,000 must be used for future leasing and is not currently slated for any specific tenant.

(4)	On each payment date occurring during the continuance of a lease sweep period (provided no other cash management period is then continuing), all available cash (or such portion of available cash that is allocated by the lender for deposit into the special rollover reserve subaccount) is required to be paid to the lender.
(5)	The purchase price was utilized to acquire the equity interest in the fee title holders to the property.

A-2-154

Mortgage Loan No. 14 — Penn Center West

The Loan. The Penn Center West mortgage loan is a $22.0 million first mortgage loan secured by the fee interest in three, Class A, suburban office buildings totaling 213,894 SF and an approximately 30.68-acre, partially improved parcel of land, located in Robinson, Pennsylvania. The Mortgage Loan has a five-year term and will amortize on a 30 year schedule following an initial interest-only period of 14 months.

The Borrowers. The borrowing entities for the mortgage loan consist of PCW1 Holdings, LLC, PCW6 Holdings, LLC and PCW8 Holdings, LLC, each a Delaware limited liability company and a single purpose entity.

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is Avi Mansher. Avi Mansher is a real estate professional with over 30 years of real estate experience. He is the founder of Golden East Realty Inc. and has been serving as Principal of Golden East Investors, LLC since 1986. Golden East Investors, LLC is a privately-held New York-based company with activities in commercial real estate investment, management and development.

The Property. The portfolio consists of three Class A, suburban office buildings (“Penn Center West 1”, “Penn Center West 6” and “Penn Center West 8”) totaling 213,894 SF and one partially improved parcel of land (“Penn Center West 7”), located in Robinson, Pennsylvania. Penn Center West 7 is a vacant parcel of land partially improved with a surface parking lot located between the Penn Center West 6 and Penn Center West 8 properties. The properties were constructed in 1981 and 1999 and were renovated in 2015. Each of the buildings has between two and four floors, with an average floor plate of 27,700 SF. Since acquisition in 2012, the seller has reportedly invested approximately $7.3 million in capital expenditures and tenant improvements, including $2.34 million invested in the buildings to upgrade the exteriors, building systems, parking lots and common areas. The properties feature 861 parking spaces, resulting in a parking ratio of approximately 4.0 spaces per 1,000 square feet of rentable area.

Portfolio Summary

# Property Name	Allocated Cut-off Date Loan Amount	% of Allocated Cut-off Date Loan Amount	Year Built	Total SF	Occupancy	UW NCF	% of UW NCF	Appraised Value	% of Appraised Value
1 Penn Center West 1(1)	$11,830,000	53.8%	1981	94,509	97.1%	$1,307,431	54.8%	14,200,000	48.1%
2 Penn Center West 6	6,400,000	29.1	1999	58,781	100.0	696,970	29.2	7,650,000	25.9
3 Penn Center West 8(2)	3,770,000	17.1	1999	60,604	64.5	379,900	15.9	7,650,000	25.9
Total / Wtd. Avg.(3)	$22,000,000	100.0%		213,894	88.6%	$2,384,301	100.0%	$29,500,000	100.0%
(1)	The occupancy figure excludes tenant Gary and Bettina Radcliff which occupies 1,364 SF (1.4% of the Penn Center West 1 property). Such tenant is currently in technical default of its lease agreement due to outstanding rental payments and therefore the lender has excluded this tenant from the underwriting of the loan. The occupancy figure including this tenant is 98.5%.

(2)	The occupancy figure excludes Jacobs Engineering which leases 13,099 SF (21.6% of the Penn Center West 8 property). The tenant is currently dark but paying all rent obligations. The occupancy figure including this tenant is 86.1%.

(3)	The Wtd. Avg. Occupancy figure including the two aforementioned tenants is 95.4%.

As of 2018, the properties were 88.6% occupied, leased to 20 tenants and have maintained an average occupancy of 91.9% since 2015. The largest tenant in the portfolio, American International Relocation Solutions LLC (“AiRes”), leases 58,781 SF across six suites (27.5% of the net rentable area of the portfolio and 100% of the Penn Center West 6 property) through April 2022, with one, three-year extension option remaining. AiRes is a technologically advanced global relocation solutions provider of full and partial global relocations and assignment management services for corporations and their transferees. AiRes has been at the property since 2010 and the building currently serves as the company’s headquarters. After initially occupying 33,303 SF in 2010, AiRes has renewed its lease and continued to expand. The most recent 14,009 SF expansion extended the lease term through April 2022. The Penn Center West 6 building was formerly occupied by multiple tenants and can be broken up for multi-tenant usage if needed.

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Mortgage Loan No. 14 — Penn Center West

The second largest tenant in the portfolio, NVR Inc. (“NVR”), leases 48,669 SF of the Penn Center West 1 building (22.8% of the net rentable area of the portfolio) through May 2024 with one, five-year extension option remaining. NVR is a United States homebuilding and mortgage company. NVR has been a tenant at the property since 2014 and is rated Baa2/BBB+/BBB+ by Moody’s, S&P and Fitch, respectively. The third largest tenant in the portfolio, Ad-Base, leases 15,832 SF of the Penn Center West 8 property (7.4% of the net rentable area of the portfolio) through July 2018 with one, five-year extension option remaining. Ad-Base provides information technology and communications solutions. Ad-Base, through its subsidiaries, offers dial-up internet services; and call center solutions for internet service providers, carriers, and other information technology service providers. Ad-Base has been a tenant at the property since 2007.

The property benefits from its location in proximity to Pittsburgh. The location provides ease of access to Pittsburgh’s central business district (the “Pittsburgh CBD”) and the Pittsburgh International Airport as well as ample nearby amenities including hotels, restaurants and destination shopping at power retail centers of Settler’s Ridge and Robinson Town Square.

The Market. The properties are located in the township of Robinson, Pennsylvania, within Allegheny County in the Pittsburgh market. The Pittsburgh Metropolitan Statistical Area is located in the tri-state region of Pennsylvania, West Virginia and Ohio. Primary access to the properties’ neighborhood is provided by Interstate 376, State Route 60, and Interstate 79. The mortgaged properties have immediate access to Interstate 376 and are approximately two miles from the intersection of Interstate 376 and Interstate 79. The properties are also located along the Parkway West Corridor, which is the primary route connecting the Pittsburgh CBD, ten miles west of the properties, to Pittsburgh International Airport, ten miles east of the properties. According to the appraisal, in 2016, the Pittsburgh International Airport enplaned approximately four million passengers.

The economy of the Pittsburgh metropolitan area focuses on healthcare, higher education, tourism, banking and high technology. According to the appraisal, the 2017 population within a one-, three-, and five-mile radius was 2,201, 32,203 and 128,803, respectively; and the 2017 average household income within the same radii was $97,359, $84,462 and $80,071, respectively.

According to the appraisal, as of the fourth quarter in 2017, the Pittsburgh office market contained approximately 132.3 million SF of office space with an overall vacancy rate of 8.6%. The appraisal concluded per square foot market rents of $21.20 NNN for office space. According to the appraisal, the properties’ competitive set consists of the six properties detailed in the table below.

Competitive Set Summary(1)

Property	Year Built / Renovated	Total NRA (SF)	Est. Rent PSF	Est. Occ.	Proximity (miles)	Anchor Tenants
Penn Center West Portfolio	Various / 2015	213,894	$22.09	88.6%	N/A	AiRes, NVR, Ad-Base
2000 Park Lane	1994 / NAP	229,110	$27.00	100.0%	5.2	Cabot Oil & Gas
Penn Center West 5	2004 / NAP	147,120	$22.50	78.0%	0.3	N/A
Two Marquis Plaza(2)	1980 / 2016	71,149	$23.50	15.0%	2.1	John, Mirmiran, & Thompson
Cherrington Corporate Center	1993 / NAP	120,000	$22.50	100.0%	7.4	Chevron Corporation
Parkway Center 3	1983 / 1989	55,445	$20.50	100.0%	6.2	Bethany Hospice
Foster Plaza 9	1989 / NAP	154,470	$23.50	68.0%	5.4	Stantec

(1)	Source: Appraisal.

(2)	Two Marquis Plaza was completely renovated in 2016 and is currently in lease-up.

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Mortgage Loan No. 14 — Penn Center West

Historical and Current Occupancy(1)

2014	2015	2016	TTM(2)	Current(3)(4)
91.9%	89.2%	91.3%	95.1%	88.6%
(1)	Source: Historical Occupancy is provided by the sponsor. Occupancies are as of December 31 of each respective year.

(2)	The TTM represents occupancy as of November 2017.

(3)	Based on the January 1, 2018 underwritten rent roll.

(4)	The occupancy figure excludes tenant Gary and Bettina Radcliff which occupies 1,364 SF. The tenant is currently in technical default of its lease agreement due to outstanding rental payments and therefore AREF has excluded this tenant from the underwriting of the loan. The occupancy figure also excludes Jacobs Engineering which leases 13,099 SF. The tenant is currently dark but paying all rent obligations. The occupancy figure including the two aforementioned tenants is 95.4%.

Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	Property	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rents	Lease Expiration Date
AiRes(3)	NA / NA / NA	Penn Center West 6	58,781	27.5%	$20.81	30.0%	4/30/2022
NVR(4)	Baa2 / BBB+ / BBB+	Penn Center West 1	48,669	22.8	$21.11	25.2	5/31/2024
Ad-Base	NA / NA / NA	Penn Center West 8	15,832	7.4	$21.99	8.5	7/31/2018
Club Com, Inc.	NA / NA / NA	Penn Center West 8	13,085	6.1	$22.00	7.1	9/30/2021
TEKSystems, Inc. (5)	NA / NA / NA	Penn Center West 8	10,168	4.8	$23.93	6.0	7/31/2022
DV Sport(6)	NA / NA / NA	Penn Center West 1	8,055	3.8	$17.11	3.4	8/31/2018
Etimine USA	NA / NA / NA	Penn Center West 1	6,283	2.9	$21.53	3.3	10/31/2019
Hospice and Palliative Nursing	NA / NA / NA	Penn Center West 1	5,133	2.4	$23.07	2.9	12/31/2020
Xerox Corporation	Baa3 / BBB- / BBB-	Penn Center West 1	4,508	2.1	$21.65	2.4	10/31/2019
Sorenson Consultants	NA / NA / NA	Penn Center West 1	4,171	2.0	$23.07	2.4	6/30/2020
Total:			174,685	81.7%		91.0%

(1)	Based on the January 1, 2018 underwritten rent roll, including rent increases occurring through January 2019.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	AiRes has the right to terminate its lease effective April 30, 2020, provided written notice is delivered to the landlord at least 12 months in advance. In the event the tenant elects to terminate the lease, a termination fee is due equal to the unamortized sum of costs incurred by the landlord in connection with the lease.

(4)	NVR has the one-time right to terminate its lease for its entire premises effective May 2021. The termination fee will be equal to six months of the then-current rent in effect, plus the unamortized portion of the costs of landlord’s work, the costs of the tenant improvement allowance, the landlord’s cost of relocating tenants who were occupying space in the premises prior to the tenant’s occupancy and all of the landlord’s out of pocket costs and expenses incurred in connection with the lease, including, but not limited to brokerage commissions and legal fees.

(5)	TEKSystems, Inc., has a one-time option to terminate its related lease effective as of August 2020 upon 12 months’ prior written notice to the related borrower. The related lease agreement provides that in the event that TEKSystems, Inc. terminates its lease, TEKSystems, Inc. is required to pay to the related borrower a termination fee in an amount equal to (i) the unamortized portion of (a) the total amount of the abatement of TEKSystems, Inc.’s rental obligations, (b) the costs of the related borrower’s work and (c) all of the related borrower’s out of pocket expenses incurred in connection with the lease plus (ii) a marketing fee equal to one months’ rent.

(6)	DV Sport’s Net Rentable Area sf includes 1,526 SF of storage space.

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Mortgage Loan No. 14 — Penn Center West

Lease Rollover Schedule(1)

Year	Number of Leases Expiring(2)	NRA Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative NRA Expiring(2)	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant(3)	NAP	24,302	11.4%	NAP	NAP	24,302	11.4%	NAP	NAP
MTM	0	0	0.0	$0	0.0%	24,302	11.4%	$0	0%
2018	5	26,343	12.3	542,461	13.3	50,645	23.7%	$542,461	13.3%
2019	4	13,197	6.2	290,616	7.1	63,842	29.8%	$833,077	20.4%
2020	7	19,339	9.0	458,341	11.2	83,181	38.9%	$1,291,418	31.6%
2021	2	13,095	6.1	296,870	7.3	96,276	45.0%	$1,588,288	38.9%
2022	7	68,949	32.2	1,466,553	35.9	165,225	77.2%	$3,054,841	74.8%
2023	0	0	0.0	0	0.0	165,225	77.2%	$3,054,841	74.8%
2024	1	48,669	22.8	1,027,403	25.2	213,894	100.0%	$4,082,244	100.0%
2025	0	0	0.0	0	0.0	213,894	100.0%	$4,082,244	100.0%
2026	0	0	0.0	0	0.0	213,894	100.0%	$4,082,244	100.0%
2027	0	0	0.0	0	0.0	213,894	100.0%	$4,082,244	100.0%
2028 & Beyond	0	0	0.0	0	0.0	213,894	100.0%	$4,082,244	100.0%
Total	26	213,894	100.0%	$4,082,244	100.0%

(1)	Based on the January 1, 2018 underwritten rent roll. Rent includes base rent and rent increases occurring through January 2019.

(2)	Certain tenants have more than one lease.

(3)	Includes Gary and Bettina Radcliff and Jacobs Engineering as vacant. Gary and Bettina Radcliff are currently in technical default of their lease agreement due to outstanding rental payments and therefore AREF has excluded this tenant from the underwriting of the loan. Jacobs Engineering leases 13,099 SF and is currently dark but paying all rent obligations. The occupancy figure including the two aforementioned tenants is 95.4%.

Operating History and Underwritten Net Cash Flow

	2014	2015	2016	TTM(1)	Underwritten(2)	PSF	%(3)
Rents in Place	$3,440,280	$3,822,050	$3,958,537	$4,209,577	$4,082,244	$19.09	86.4%
Vacant Income	0	0	0	0	540,356	$2.53	11.4%
Gross Potential Rent	$3,440,280	$3,822,050	$3,958,537	$4,209,577	$4,622,600	$21.61	97.8%
Total Reimbursements	$62,495	$133,656	$131,730	$123,455	$102,117	$0.48	2.2%
Net Rental Income	$3,502,775	$3,955,706	$4,090,267	$4,333,032	$4,724,717	$22.09	100.0%
(Vacancy/Collection Loss)(4)	0	0	0	0	(540,356)	($2.53)	(11.4%)
Other Income(5)	47,478	3,292	8,964	26,142	26,142	$0.12	0.6%
Effective Gross Income	$3,550,253	$3,958,998	$4,099,231	$4,359,174	$4,210,503	$19.68	89.1%
Total Expenses	$1,320,374	$1,386,570	$1,419,023	$1,445,704	$1,569,128	$7.34	37.3%
Net Operating Income	$2,229,879	$2,572,428	$2,680,208	$2,913,470	$2,641,375	$12.35	62.7%
Total TI/LC, Capex/RR	0	0	0	0	257,074	$1.20	6.1%
Net Cash Flow	$2,229,879	$2,572,428	$2,680,208	$2,913,470	$2,384,301	$11.15	56.6%

(1)	Represents the trailing 12 month period through November 30, 2017.

(2)	Rent includes base rent and rent increases occurring through January 2019.

(3)	Percentage column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)	Based on the actual economic vacancy of 11.4%.

(5)	Other income consists of vending machine and trash removal income as well as tenant services income, which represents reimbursement for 100% of tenant repairs/services performed by the landlord.

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A-2-159

Mortgage Loan No. 15 — Yorkshire & Lexington Towers

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	Natixis	Single Asset / Portfolio:	Portfolio of 2 Properties
Original Principal Balance(1):	$20,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$20,000,000	Property Type - Subtype:	Multifamily – High-Rise
% of Pool by IPB:	2.1%	Net Rentable Area (Units):	827
Loan Purpose:	Refinance	Location:	New York, NY
Borrowers:	CF E 88 LLC; SM E 88 LLC; CF E 86 LLC; SM E 86 LLC; LSG E 86 LLC	Year Built / Renovated:	Various / 2014-2017
Sponsors:	The Chetrit Group LLC; Stellar Management LLC	Occupancy:	92.0%
Interest Rate:	2.7400%	Occupancy Date:	9/24/2017
Note Date:	10/3/2017
Maturity Date:	10/6/2022	Number of Tenants:	N/A
Interest-only Period:	60 months	2014 NOI(3):	N/A
Original Term:	60 months	2015 NOI:	$10,053,207
Original Amortization:	None	2016 NOI:	$9,556,571
Amortization Type:	Interest Only	2017 NOI(4):	$15,819,028
Call Protection(2):	L(30), Def(23), O(7)	UW Economic Occupancy:	86.9%
Lockbox:	Soft	UW Revenues:	$38,084,023
Additional Debt(1):	Yes	UW Expenses:	$14,135,899
Additional Debt Balance(1):	$530,000,000	UW NOI(4):	$23,948,124
Additional Debt Types(1):	Pari Passu; B-Note; Mezzanine	UW NCF:	$23,764,985
Additional Future Debt Permitted:	No	Appraised Value / Per Unit(5):	$890,000,000 / $1,076,179
		Appraisal Date:	8/15/2017

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$241,838
Taxes:	$2,724,408	$681,102	N/A	Maturity Date Loan / Unit:	$241,838
Insurance:	$89,787	$29,929	N/A	Cut-off Date LTV(5):	22.5%
Replacement Reserves:	$0	$11,369	(6)	Maturity Date LTV(5):	22.5%
TI/LC:	$0	$1,053	N/A	UW NOI DSCR:	4.31x
Debt Service Reserve:	$2,000,000	$0	N/A	UW NCF DSCR:	4.28x
Renovation/Tenant Buyout:	$3,500,000	Springing	N/A	UW NOI Debt Yield:	12.0%
Holdback Reserve Funds:	$4,102,064	$0	N/A	UW NCF Debt Yield:	11.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan (A Notes)	$200,000,000	36.4%	Payoff Existing Debt	$394,073,271	71.6%
Mortgage Loan (B Note)	200,000,000	36.4%	Upfront Reserves	12,416,259	2.3%
Mezzanine Loans	150,000,000	27.3%	Closing Cost	19,423,650	3.5%
			Return of Equity	124,086,820	22.6%
Total Sources	$550,000,000	100.0%	Total Uses	$550,000,000	100.0%

(1)	The Yorkshire & Lexington Towers Whole Loan was co-originated by Natixis and UBS AG and is a part of a larger split whole loan evidenced by nine senior pari passu notes (collectively, the “A Notes”) and one subordinate note (the “B Note”, together with the A Notes, the “Yorkshire & Lexington Towers Whole Loan”) with an aggregate Cut-off Date balance of $400.0 million. The Yorkshire & Lexington Towers Whole Loan is accompanied by two mezzanine loans with an aggregate Cut-off Date balance as of the Cut-off Date of approximately $150.0 million. The financial information presented in the chart above and herein reflects the Cut-off Date balance of the $200.0 million A Notes, but not the $200.0 million B Note or the $150.0 million mezzanine loans.

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Mortgage Loan No. 15 — Yorkshire & Lexington Towers

(2)	The borrower may obtain the release of the Lexington Towers property, provided that, among other things, (i) no event of default has occurred and is continuing, (ii) the borrower pays an amount equal to the greater of (a) 125% of the allocated amount of the Yorkshire & Lexington Towers Whole Loan with respect to the Lexington Towers property ($65.2 million) and (b) the net sales proceeds applicable to the Lexington Towers property, (iii) the DSCR with respect to the remaining Yorkshire Towers property is no less than the greater of (a) 1.05x and (b) the DSCR immediately preceding the release of the Lexington Towers property, (iv) the debt yield with respect to the remaining Yorkshire Towers property is no less than the greater of (a) 4.4% and (b) the debt yield immediately preceding the release of the Lexington Towers property and (v) the LTV ratio with respect to the remaining Yorkshire Towers property is no greater than the lesser of (a) 61.8% and (b) the LTV ratio immediately preceding the release of the Lexington Towers property.

(3)	The Yorkshire & Lexington Towers properties were acquired in 2014. As such, historical information is not available.

(4)	The increase in NOI is driven by a combination of higher occupancy levels and higher rental rates due to the conversion of rent stabilized units into free market units, unit renovations and improved property amenities. UW NOI is underwritten to the September 24, 2017 rent roll occupancy of 92.0%, compared to occupancy of 83.6% as of June 30, 2017. For a more detailed description of the financial information, please refer to “Operating History and Underwritten Net Cash Flow” below. See also “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks” in the Prospectus.

(5)	The Cut-off Date LTV and Maturity Date LTV ratios presented above are based on the aggregate “as-is” appraised value of the Yorkshire & Lexington Towers properties of $890.0 million, as of August 15, 2017. The appraiser concluded an aggregate “as-stabilized” appraised value, which assumes that the borrowers’ planned investments of $1.03 billion related to tenant buyout costs, recapture and renovation of rent regulated units, leasing costs, and in-unit renovations of market rate and rent regulated units have been completed, as of September 1, 2020. Based on the aggregate “as-stabilized” appraised value and the A Notes, the Cut-off Date LTV ratio and Maturity Date LTV ratio are 19.4% and 19.4%, respectively. Based on the aggregate “as-stabilized” appraised value and the Yorkshire & Lexington Towers Whole Loan, the Cut-off Date LTV ratio and Maturity Date LTV ratio are 38.8% and 38.8%, respectively.

(6)	The replacement reserve is capped at the product of (x) $750 and (y) the number of free market residential apartment units located at the properties at the time of calculation.

The Loan. The Yorkshire & Lexington Towers loan, which is part of a larger split whole loan, is a first mortgage loan secured by the borrowers’ fee interest in a two-property, 827-unit high rise multifamily portfolio located at 305 East 86th Street and 160 East 88th Street in New York, New York. The loan has a 5-year term and is interest-only for the entire term.

The Yorkshire & Lexington Towers Whole Loan has a Cut-off Date balance of $400.0 million, which is evidenced by the A Notes, which includes nine pari passu senior notes and one subordinate Note B with a Cut-off Date balance of $200.0 million (the “Yorkshire & Lexington Towers Subordinate Companion Loan”). For more information see “Description of the Mortgage Pool – The Whole Loans – The Non-Serviced AB Whole Loans – Yorkshire & Lexington Towers Whole Loan” in the Prospectus. Note A-3 is being contributed to the CSAIL 2018-CX11 Commercial Mortgage Trust. The Yorkshire & Lexington Towers Whole Loan is being serviced pursuant to the CSAIL 2017-CX10 pooling and servicing agreement. As the holder of Note A-1 (the “Controlling Noteholder”), the trustee of CSAIL 2017-CX10 is entitled to exercise all of the rights of the Controlling Noteholder with respect to the Yorkshire & Lexington Towers Whole Loan, however, the holder of Notes A-4, A-5, A-6, A-7, A-8-1 and A-8-2 is entitled, under certain circumstances, to consult with respect to certain major decisions.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Lead Servicer for Whole Loan (Y/N)	Controlling Piece (Y/N)
Note A-1	$40,000,000	$40,000,000	CSAIL 2017-CX10	Y	N
Note A-2	20,000,000	20,000,000	CSAIL 2017-CX10	N	N
Note A-3	20,000,000	20,000,000	CSAIL 2018-CX11	N	N
Note A-4	40,000,000	40,000,000	UBS 2017-C5	N	N
Note A-5	40,000,000	40,000,000	UBS 2017-C6	N	N
Note A-6	20,000,000	20,000,000	CCUBS 2017-C1	N	N
Note A-7	10,000,000	10,000,000	UBS 2018-C8	N	N
Note A-8-1	5,000,000	5,000,000	CCUBS 2017-C1	N	N
Note A-8-2	5,000,000	5,000,000	UBS 2018-C8	N	N
Note B	200,000,000	200,000,000	CSAIL 2017-CX10 UES Loan-Specific Certificates	N	Y
Total	$400,000,000	$400,000,000

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 Mortgage Loan No. 15 — Yorkshire & Lexington Towers

Yorkshire & Lexington Towers Total Debt Capital Structure

(1)	Based on an “as-is” appraised value of $890.0 million as of August 15, 2017.

(2)	Based on the UW NOI of $23,948,124.

(3)	Based on the UW NCF of $23,764,985 and the coupon of 2.74000% on the A Notes, the coupon of 4.25000% on the Yorkshire & Lexington Towers Subordinate Companion Loan, the coupon of 5.20000% on the Yorkshire & Lexington Towers senior mezzanine loan and the coupon of 7.32439375% on the Yorkshire & Lexington Towers mezzanine junior loan.

(4)	Implied Equity is based on the “as-is” appraised value of $890.0 million, less total debt of $550.0 million.

The Borrowers. The borrowing entities for the loan are CF E 88 LLC, SM E 88 LLC, CF E 86 LLC, SM E 86 LLC and LSG E 86 LLC, five tenants-in-common, each a single-purpose Delaware limited liability company structured to be bankruptcy remote with two independent directors.

The Sponsors. The nonrecourse carve-out guarantors of the Yorkshire & Lexington Towers Whole Loan are Jacob Chetrit and Laurence Gluck. Jacob Chetrit has been involved in a prior deed in lieu of foreclosure and Laurence Gluck is currently subject to litigation, as described under “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “Description of the Mortgage Pool—Litigation and Other Considerations” in the Prospectus, respectively.

Jacob Chetrit is a principal of The Chetrit Group LLC, a real estate development firm based in New York City, with over 30 years of experience in real estate acquisition and development. Some of The Chetrit Group’s projects include the purchase, repositioning and sale of the 100-story Sears Tower, the multifamily and retail development of Columbus Square, the 91-unit condominium and retail development of 135 West 52nd Street, and the 420-key Empire Hotel. Laurence Gluck is the founder of Stellar Management Inc., a real estate development and management firm founded in 1985. Based in New York City, Stellar Management Inc. owns and manages a portfolio of over 12,000 apartments in 100 buildings located across New York City and Miami and over two million SF of office space. Prior to founding Stellar Management Inc., Laurence Gluck served as a real estate attorney at Proskauer, Rose, Goetz & Mendellsohn and later as a partner at Dreyer & Traub. Laurence Gluck is also a member of the Board of Governors of the Real Estate Board of New York. The sponsors of the Yorkshire & Lexington Towers Whole Loan are The Chetrit Group LLC and Stellar Management Inc.

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 Mortgage Loan No. 15 — Yorkshire & Lexington Towers

The Properties. The following table represents each property comprising the Yorkshire & Lexington Towers properties:

Property Name	Allocated Cut-off Date Loan Amount(1)	% of Allocated Cut-off Date Loan Amount	Year Built/ Renovated	No. of Units(2)	No. of Free Market Units(2)	No. of Rent Stabilized Units(2)	Avg. Unit Size (SF)	Occupancy(2)	Appraised Value(3)	Allocated Cut-off Date LTV Ratio(1)
Yorkshire	$167,400,000	83.7%	1964 / 2014-2017	690	448	242	895	93.0%	$745,000,000	22.5%
Lexington	32,600,000	16.3	1963 / 2014-2017	137	65	72	841	86.9%	145,000,000	22.5%
Total/Wtd. Avg.	$200,000,000	100.0%		827	513	314	886	92.0%	$890,000,000	22.5%

(1)	Based on the Cut-off Date balance of the A Notes.

(2)	Information is based on the borrower rent roll and underwritten rent roll dated September 24, 2017.

(3)	Based on the aggregate “as-is” appraised value of $890.0 million ($1,076,179 per unit), as of August 15, 2017.

Yorkshire Towers Property. The Yorkshire Towers property is a 21-story apartment building situated on the northeast corner of East 86th Street and Second Avenue within the Upper East Side of Manhattan totaling 674,399 net rentable SF, which is comprised of 690 residential units (617,810 SF, 91.6% of property net rentable area) including five employee/management units, five commercial units (23,589 SF, 3.5% of property net rentable area) and a 168-space parking garage (33,000 SF, 4.9% of property net rentable area) leased to a local parking operator. Situated on a 1.45-acre site, the Yorkshire Towers property was constructed in 1964 and recently renovated from 2014 to 2017. The five commercial units include a CVS (19,813 SF), two doctor’s offices (2,399 SF), a dry cleaner (762 SF) and a vacant unit (615 SF). The Yorkshire Towers property residential unit mix includes 96 studios, 328 one-bedroom units, 208 two-bedroom units, 57 three-bedroom units, and one four-bedroom unit, with an average unit size of 895 SF. There are 448 free market units (64.9% of residential units) totaling 392,652 SF, or 876 SF per unit, and 242 rent stabilized units (35.1% of residential units) totaling 225,158 SF, or 930 SF per unit. See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks” in the Prospectus. According to the underwritten rent roll dated September 24, 2017, the rent stabilized units and free market units are 100.0% and 89.3% occupied, respectively.

The Yorkshire Towers property features laundry facilities on each floor, which are managed by a third party laundry operator pursuant to a lease, a health club including a fitness center, heated indoor swimming pool, men’s and women’s locker rooms with saunas and indoor children’s playroom, storage units, resident lounge, outdoor landscaped terrace, security cameras throughout, valet service, on-site below-grade parking, and 24/7 doorman. All units feature nearly 9-foot ceiling heights and full kitchen appliances, and many units include a private balcony. Renovated units feature hardwood flooring in a herringbone pattern, marble countertop kitchens, Bosch stainless steel appliances including a refrigerator, dishwasher, microwave, gas-fired stove and oven, California style closets, and Bosch washer and dryer.

Prior ownership reportedly completed approximately $14.3 million ($20,761 per unit) in renovations at the Yorkshire Towers property, which included installation of new cooling towers, electrical updates, local law 11 repairs, and the conversion of the boilers to a dual-fired system. According to the sponsors, between 2014 and 2017, the sponsors invested approximately $16.4 million ($23,806 per unit) towards capital improvements at the Yorkshire Towers property, for a cumulative total of approximately $30.7 million ($44,567 per unit). Improvements included renovations to the hallways, lobby, interior and exterior common areas, retail space, health club, updating the main entrance, installing new elevator cabs, and completing numerous apartment renovations. A total of 63 rent stabilized units have been recaptured and renovated over the past 35 months, which equates to approximately 23 units per annum. The upgrades have averaged approximately $75,000 per unit.

A-2-163

Mortgage Loan No. 15 — Yorkshire & Lexington Towers

Lexington Towers Property. The Lexington Towers property is a 15-story apartment building situated on the southeast corner of East 88th Street and Lexington Avenue within the Upper East Side of Manhattan totaling 132,938 net rentable SF, which is comprised of 137 residential units (115,188 SF, 86.6% of property net rentable area) including one employee unit, seven commercial units (8,864 SF, 6.7% of property net rentable area) and a 36-space parking garage (8,886 SF, 6.7% of property net rentable area) leased to a local parking operator. Situated on a 0.31-acre site, the Lexington Towers property was constructed in 1963 and recently renovated from 2014 to 2017. The seven commercial units include a Le Pain Quotidien (2,714 SF), a doctor’s office (1,320 SF), a nail salon and spa (1,220 SF), a clothing store (913 SF) and three vacant units (2,697 SF). The Lexington Towers property residential unit mix includes 43 studios, 70 one-bedroom units, 16 two-bedroom units, seven three-bedroom units, and one four-bedroom unit, with an average unit size of 841 SF. There are 65 free market units (47.4% of residential units) totaling 54,948 SF, or 845 SF per unit, and 72 rent stabilized units (52.6% of residential units) totaling 60,240 SF, or 837 SF per unit. See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks” in the Prospectus. According to the underwritten rent roll dated September 24, 2017, the rent stabilized units and free market units are 100.0% and 72.3% occupied, respectively.

The Lexington Towers property features laundry facilities on each floor, which are managed by a third party laundry operator pursuant to a lease, a recently renovated fitness center, security cameras throughout, below-grade parking, and 24/7 doorman. All units feature hardwood floors, nearly 9-foot ceiling heights and full kitchen appliances, and many units include a private balcony. Renovated units feature hardwood flooring in a herringbone pattern, granite countertop kitchens, stainless steel appliances including a refrigerator, dishwasher, microwave, gas-fired stove and oven, and washer and dryer. Prior ownership reportedly completed approximately $2.9 million ($21,081 per unit) in renovations in 2014 at the Lexington Towers property, which included boiler and chiller replacement, local law 11 repairs, installation of security cameras, electrical upgrades, condensate pipe relining, and modernization of the elevators. According to the sponsors, between 2014 and 2017, the sponsors invested approximately $3.3 million ($24,323 per unit) towards capital improvements at the Lexington Towers property, for a cumulative total of approximately $6.2 million ($45,404 per unit). Improvements included renovations to the hallways, lobby, interior and exterior common areas, a newly constructed fitness center, updated the main entrance, and completed numerous apartment renovations. A total of six rent stabilized units have been recaptured and renovated over the past 35 months, which equates to approximately two units per annum. The upgrades have averaged approximately $75,000 per unit.

Going forward, the sponsors have indicated that they intend to reconfigure unit layouts at the Yorkshire & Lexington Towers properties into more efficient floorplans, modernize dated units through renovation as they become available, and convert currently rent-stabilized units to free market units.

At loan origination, $3.5 million was reserved for renovations and tenant buyouts. Additionally, a debt service reserve was collected at loan origination in the amount of $2.0 million that will be available solely for renovations and tenant buyouts if and when the Yorkshire & Lexington Towers properties achieve a debt service coverage ratio (in the aggregate taking into account both the Yorkshire & Lexington Towers Whole Loan and the Yorkshire & Lexington Towers Mezzanine Loans) based on the trailing twelve-month period of 1.10x.

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Mortgage Loan No. 15 — Yorkshire & Lexington Towers

Yorkshire & Lexington Towers Properties Unit Mix(1)

Unit Type	No. of Units	% of Total	Occupancy	Average Unit Size (SF)	No. of Rent Stabilized Units	Rent Stabilized Unit Occupancy (%)	Monthly Rental Rate Per Rent Stabilized Unit	No. of Free Market Units	Free Market Unit Occupancy (%)	Monthly Rental Rate Per Free Market Unit	Monthly Market Rental Rate Per Unit(2)
Studio	139	16.8%	93.5%	571	55	100.0%	$1,750	84	89.3%	$2,903	$3,468
1 BR / 1 BA	389	47.0%	93.6%	786	161	100.0%	$1,858	228	89.0%	$3,897	$4,775
1 BR / 1.5 BA	9	1.1%	66.7%	1,035	4	100.0%	$2,358	5	40.0%	$4,825	$6,291
2 BR / 1 BA	3	0.4%	100.0%	878	0	NAP	NAP	3	100.0%	$4,417	$5,333
2 BR / 1.5 BA	4	0.5%	100.0%	905	1	100.0%	$2,687	3	100.0%	$5,133	$5,500
2 BR / 2 BA	216	26.1%	92.6%	1,120	84	100.0%	$2,367	132	87.9%	$5,072	$6,808
2 BR / 2.5 BA	1	0.1%	100.0%	1,266	0	NAP	NAP	1	100.0%	$8,000	$7,692
3 BR / 2 BA	59	7.1%	79.7%	1,344	9	100.0%	$3,089	50	76.0%	$7,580	$8,165
3 BR / 2.5 BA	1	0.1%	0.0%	1,322	0	NAP	NAP	1	0.0%	NAP	$8,033
3 BR / 3 BA	3	0.4%	100.0%	1,216	0	NAP	NAP	3	100.0%	$7,633	$7,387
3 BR / 3.5 BA	1	0.1%	100.0%	1,237	0	NAP	NAP	1	100.0%	$7,495	$7,516
4 BR / 3 BA	1	0.1%	100.0%	1,725	0	NAP	NAP	1	100.0%	$10,300	$10,481
4 BR / 3.5 BA	1	0.1%	100.0%	1,908	0	NAP	NAP	1	100.0%	$14,000	$11,593
Total/Wtd. Avg.	827	100.0%	92.0%	886	314	100.0%	$2,020	513	87.1%	$4,443	$5,386

(1)	Based on the underwritten rent roll dated September 24, 2017.

(2)	Source: Appraisal.

The Market. The Yorkshire & Lexington Towers properties are located in the Upper East Side neighborhood of New York, New York. The Upper East Side neighborhood is bordered by Central Park and the East River and is home to some of the city’s oldest cultural institutions including the Metropolitan Museum of Art, The Guggenheim Museum, The Museum of the City of New York, and the Frick Collection, as well as upscale retailers and Michelin-starred restaurants. The Yorkshire Towers and Lexington Towers properties are located approximately five blocks and three blocks away from Central Park, respectively, and three blocks and five blocks away from Carl Shurz Park, respectively. The Yorkshire & Lexington Towers properties are within two blocks of Whole Foods and Fairway Market and surrounded by a variety of retail stores including Gap, Urban Outfitters, Banana Republic, LOFT, CVS, Duane Reade, Best Buy, Modell’s Sporting Goods, Petco, East 86th Street Cinema and AMC Lowes Orpheum 7. Private and public schools are located throughout the Upper East Side neighborhood, adding to the area’s attraction to families. In addition, the Upper East Side is home to several hospitals including Mount Sinai, Lenox Hill, Memorial Sloan-Kettering Cancer Center, Metropolitan, Gracie Square Hospital, Manhattan Eye, Ear and Throat, and Doctors Hospital. According to the appraisal, the vast collection of general and specialist health care creates a multi-billion-dollar industry.

The Yorkshire & Lexington Towers properties are served by numerous transportation options via the 4, 5 and 6 subway lines and the Q subway line, New York City’s newest subway line extension along Second Avenue, with a station situated at East 86th Street on the corner of the Yorkshire Towers property and approximately two blocks from the Lexington Towers property, with connections to the F subway line at East 63rd Street. In addition, the M1, M2, M3 and M4 buses run along East 86th Street, providing north/south service to upper and lower Manhattan, while the M72 and M79 buses provide crosstown service to the west side of Manhattan. Metro-North at Grand Central Terminal and the 125th Street Station connect the Upper East Side to locations outside of Manhattan. Additional access to the Yorkshire & Lexington Towers properties is provided by Park Avenue (within three blocks to the west), a north/south thoroughfare that runs parallel to Madison Avenue to the west and Lexington Avenue to the east, and the Franklin D. Roosevelt East River Drive (within five blocks to the east), a freeway-standard parkway that begins north of the Battery Park Underpass at South and Broad Streets and runs along the entire length of the East River to the Triborough Bridge connecting with Harlem River Drive.

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Mortgage Loan No. 15 — Yorkshire & Lexington Towers

According to a third party market research report, the estimated 2017 population and average household income within a one-, three-, and five-mile radius of the Yorkshire Towers property is 223,511, 1,227,080, and 2,936,240, respectively, and $168,900, $129,618, and $108,388, respectively, and the estimated 2017 population and average household income within a one-, three-, and five-mile radius of the Lexington Towers property is 239,420, 1,234,297, and 2,884,223, respectively, and $165,737, $129,064, and $108,766, respectively.

According to a third party market research report, as of the first quarter of 2017, the Manhattan rental market exhibited average rents of $2,328 for studios, $3,098 for one-bedrooms, $4,098 for two-bedrooms, and $5,261 for three-bedrooms. The market saw a vacancy rate of 1.92% as of the first quarter of 2017, compared to 2.06% as of the fourth quarter of 2016 and 1.77% as of the first quarter of 2016. According to a third party market research report, the Yorkshire & Lexington Towers properties are located in the Upper East Side apartment submarket, which exhibited an effective rent of $4,247 per unit and a vacancy rate of 2.3%, as of the second quarter of 2017. There are 452 units scheduled to be delivered to the Upper East Side submarket over the next four years.

Competitive Set Summary(1)

Unit Type	Minimum Monthly Rent	Average Monthly Rent	Maximum Monthly Rent
Studio	$2,502	$3,034	$3,491
One-bedroom	$2,802	$4,054	$4,982
Two-bedroom	$3,803	$6,376	$7,926
Three-bedroom	$5,505	$9,353	$12,143

(1)	Source: Appraisals.

Historical and Current Occupancy(1)

Property	2014	2015	2016	Current(2)
Yorkshire Towers	75.0%	65.0%	80.0%	93.0%
Lexington Towers	90.0%	77.0%	72.0%	86.9%

(1)	Historical Occupancy is provided by the sponsor. Occupancies are as of December 31 of each respective year.

(2)	Based on the September 24, 2017 underwritten rent roll.

A-2-166

Mortgage Loan No. 15 — Yorkshire & Lexington Towers

Operating History and Underwritten Net Cash Flow

	2015	2016	2017(1)	Underwritten(2)	Appraisal Stabilized Year 4(3)	Stabilized UW Year 4(4)	Per Unit(5)	%(6)
Rents in Place(7)(8)	$18,619,740	$20,916,142	$27,179,994	$31,189,462	$42,943,803	$43,464,126	$37,714	86.9%
Vacant Income	0	0	0	4,683,815	1,705,390	1,344,251	$5,664	13.1%
Gross Potential Rent	$18,619,740	$20,916,142	$27,179,994	$35,873,277	$44,649,193	$44,808,378	$43,378	100.0%
Total Reimbursements	0	0	0	0	0	0	$0	0.0%
Net Rental Income	$18,619,740	$20,916,142	$27,179,994	$35,873,277	$44,649,193	44,808,378	$43,378	100.0%
(Vacancy/Collection Loss)(9)	(180,604)	(1,647,218)	(2,500,789)	(5,074,133)	(1,705,390)	(1,344,251)	($6,136)	(14.1%)
Other Income(10)	4,492,920	3,013,861	4,954,324	7,284,878	7,318,294	7,239,421	$8,809	20.3%
Effective Gross Income	$22,932,055	$22,282,785	$29,633,529	$38,084,023	$50,262,097	$50,703,547	$46,051	106.2%
Total Expenses	$12,878,848	$12,726,214	$13,814,501	$14,135,899	$16,235,888	$16,576,405	$17,093	37.1%
Net Operating Income	$10,053,207	$9,556,571	$15,819,028	$23,948,124	$34,026,209	$34,127,142	$28,958	62.9%
Total TI/LC, Capex/RR	0	0	0	183,139	263,191	183,139	$221	0.5%
Net Cash Flow	$10,053,207	$9,556,571	$15,819,028	$23,764,985	$33,763,018	$33,944,003	$28,736	62.4%

(1)	Represents the trailing twelve-month period ending December 31, 2017.

(2)	The increase in NOI is driven by a combination of higher occupancy levels and higher rental rates due to the conversion of rent stabilized units into free market units, unit renovations, and improved property amenities. Underwritten NOI is underwritten to the September 24, 2017 rent roll occupancy of 92.0%, compared to occupancy of 83.6% as of June 30, 2017.

(3)	Appraisal Stabilized Year 4 information is based on the appraisal, forecasting operating performance for September 1, 2020 to September 1, 2021 under the following assumptions: annual rent growth rates of 1.5% for Years 1 and 2 and 3.0% for Years 3 and 4 for rent stabilized units, and 4.0% for Year 1 and 4.0% in Years 2 to 4 for free market units, stabilized occupancy rate of 97.0%, real estate tax expenses at 5.75% for the Yorkshire Towers property and 8.0% for the Lexington Towers property annually, and operating expenses growing at 3.5% annually.

(4)	Stabilized UW Year 4 information is projected based on the following assumptions: annual rent growth rates of 1.5% for Years 1 and 2 and 3.0% for Years 3 and 4 for rent stabilized units, and 0.0% for Year 1 and 4.0% in Years 2 to 4 for free market units, rent-regulated units are converted at a rate of 10% (32 units in the first year and 220 units over holding period) to free market status, stabilized occupancy rate of 97.0%, rent regulated units assumed to be converted at a recapture rate of 10% to free market status (25 units for Year 1 and 170 units over the holding period at the Yorkshire Towers property and seven units for Year 1 and 50 units over the holding period at the Lexington Towers property), real estate tax expenses growing at 5.75% annually at the Yorkshire Towers property and 8.00% annually at the Lexington Towers property, and operating expenses growing at 3.5% annually. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Prospectus.

(5)	Per Unit values are based on 827 units.

(6)	% column representing percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(7)	Rents In Place have been increasing due to higher asking rents for 69 rent regulated units that were converted and renovated into free market units over the 35 months ending August 2017 in combination with property-wide improvements, unit reconfigurations, and renovations of existing free market rents with luxury finishes.

(8)	Underwritten Rents in Place are underwritten to the September 24, 2017 rent roll, which reflects physical occupancy of 92.0% and includes the gross up of vacant space based on the appraiser’s concluded market rents of $4,683,815 and credit loss of ($253,990). Underwritten Gross Potential Rent excludes four management units and two employee units with assumed rental rates of $1 per month.

(9)	Vacancy/Collection Loss increased in 2016 over 2015 due to leasing incentives offered while the lobbies, hallways, roofs, and apartment units underwent renovation and construction.

(10)	Other Income includes contractual rent paid by the laundry operator of $234,000 at the Yorkshire & Lexington Towers properties, contractual rent paid by six commercial tenants at the Yorkshire Towers property of $5,278,134, contractual rent paid by six commercial tenants at the Lexington Towers property of $1,127,432, eight storage leases at the Yorkshire Towers property of $12,000, straight-line rent of $414,930 for CVS Pharmacy at the Yorkshire Towers property and other non-rental income such as late fees, and pet fees. Total Other Rental Income was lower in 2015, 2016, and June 30, 2017 TTM primarily due to the CVS Pharmacy lease commencing May 2017 and A&P, a previous retail tenant, vacating in 2015.

A-2-167

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX B

DISTRIBUTION DATE STATEMENT

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

	CSAIL 2018-CX11 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-CX11	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/17/18
8480 Stagecoach Circle		Record Date:	4/30/18
Frederick, MD 21701-4747		Determination Date:	5/11/18

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15-16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Depositor	Master Servicer	Special Servicer	Operating Advisor/Asset Representations Reviewer

Credit Suisse Commercial	Midland Loan Services, a Division of PNC	LNR Partners, LLC	Park Bridge Lender Services LLC
Mortgage Securities Corp.	Bank, National Association	1601 Washington Avenue	600 Third Avenue
Eleven Madison Avenue	10851 Mastin Street	Suite 700	40th Floor
New York, NY 10010	Suite 700	Miami Beach, FL 33139	New York, NY 10016
Overland Park, KS 66210

Contact: General Information Number	Contact: Heather Wagner	Contact: lnr.cmbs.notices@lnrproperty.com	Contact: David Rodgers
Phone Number: (212) 325-2000	Phone Number: (913) 253-9570	Phone Number: (305) 695-5600	Phone Number: (212) 230-9025

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and special notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	CSAIL 2018-CX11 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-CX11	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/17/18
8480 Stagecoach Circle		Record Date:	4/30/18
Frederick, MD 21701-4747		Determination Date:	5/11/18

Certificate Distribution Detail

Class (2)	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Z		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	CSAIL 2018-CX11 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-CX11	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/17/18
8480 Stagecoach Circle		Record Date:	4/30/18
Frederick, MD 21701-4747		Determination Date:	5/11/18

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
NR-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
Z		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

	CSAIL 2018-CX11 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-CX11	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/17/18
8480 Stagecoach Circle		Record Date:	4/30/18
Frederick, MD 21701-4747		Determination Date:	5/11/18

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Additional Trust Fund Expenses	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	CSAIL 2018-CX11 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-CX11	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/17/18
8480 Stagecoach Circle		Record Date:	4/30/18
Frederick, MD 21701-4747		Determination Date:	5/11/18

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
			Effected	Amount	Date

Total
(1) The Available Distribution Amount includes any Prepayment Premiums.

	CSAIL 2018-CX11 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-CX11	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/17/18
8480 Stagecoach Circle		Record Date:	4/30/18
Frederick, MD 21701-4747		Determination Date:	5/11/18

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed
Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Royalty License Fee	0.00
Net Prepayment Interest Shortfall	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
Net Prepayment Interest Excess	0.00		Asset Representations Reviewer Fee - Park Bridge Lender Services LLC	0.00
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Equity Payments Received	0.00		Equity Payments Paid	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Paid	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	CSAIL 2018-CX11 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-CX11	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/17/18
8480 Stagecoach Circle		Record Date:	4/30/18
Frederick, MD 21701-4747		Determination Date:	5/11/18

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

	CSAIL 2018-CX11 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-CX11	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/17/18
8480 Stagecoach Circle		Record Date:	4/30/18
Frederick, MD 21701-4747		Determination Date:	5/11/18

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	CSAIL 2018-CX11 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-CX11	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/17/18
8480 Stagecoach Circle		Record Date:	4/30/18
Frederick, MD 21701-4747		Determination Date:	5/11/18

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

	CSAIL 2018-CX11 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-CX11	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/17/18
8480 Stagecoach Circle		Record Date:	4/30/18
Frederick, MD 21701-4747		Determination Date:	5/11/18

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate Reduction
MH	-	Mobile Home Park

	CSAIL 2018-CX11 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-CX11	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/17/18
8480 Stagecoach Circle		Record Date:	4/30/18
Frederick, MD 21701-4747		Determination Date:	5/11/18

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

	CSAIL 2018-CX11 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-CX11	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/17/18
8480 Stagecoach Circle		Record Date:	4/30/18
Frederick, MD 21701-4747		Determination Date:	5/11/18

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	CSAIL 2018-CX11 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-CX11	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/17/18
8480 Stagecoach Circle		Record Date:	4/30/18
Frederick, MD 21701-4747		Determination Date:	5/11/18

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	CSAIL 2018-CX11 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-CX11	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/17/18
8480 Stagecoach Circle		Record Date:	4/30/18
Frederick, MD 21701-4747		Determination Date:	5/11/18

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan									(2) Resolution Strategy Code

A	-	Payment Not Received	0	-	Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	-	One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	-	Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	-	Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent							5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	CSAIL 2018-CX11 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-CX11	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/17/18
8480 Stagecoach Circle		Record Date:	4/30/18
Frederick, MD 21701-4747		Determination Date:	5/11/18

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

	(1) Resolution Strategy Code							(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	CSAIL 2018-CX11 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-CX11	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/17/18
8480 Stagecoach Circle		Record Date:	4/30/18
Frederick, MD 21701-4747		Determination Date:	5/11/18

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	CSAIL 2018-CX11 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-CX11	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/17/18
8480 Stagecoach Circle		Record Date:	4/30/18
Frederick, MD 21701-4747		Determination Date:	5/11/18

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	CSAIL 2018-CX11 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-CX11	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/17/18
8480 Stagecoach Circle		Record Date:	4/30/18
Frederick, MD 21701-4747		Determination Date:	5/11/18

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	CSAIL 2018-CX11 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-CX11	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/17/18
8480 Stagecoach Circle		Record Date:	4/30/18
Frederick, MD 21701-4747		Determination Date:	5/11/18

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	CSAIL 2018-CX11 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-CX11	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/17/18
8480 Stagecoach Circle		Record Date:	4/30/18
Frederick, MD 21701-4747		Determination Date:	5/11/18

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	CSAIL 2018-CX11 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-CX11	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/17/18
8480 Stagecoach Circle		Record Date:	4/30/18
Frederick, MD 21701-4747		Determination Date:	5/11/18

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	CSAIL 2018-CX11 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-CX11	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/17/18
8480 Stagecoach Circle		Record Date:	4/30/18
Frederick, MD 21701-4747		Determination Date:	5/11/18

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	CSAIL 2018-CX11 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-CX11	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/17/18
8480 Stagecoach Circle		Record Date:	4/30/18
Frederick, MD 21701-4747		Determination Date:	5/11/18

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	CSAIL 2018-CX11 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-CX11	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	5/17/18
8480 Stagecoach Circle		Record Date:	4/30/18
Frederick, MD 21701-4747		Determination Date:	5/11/18

Supplemental Reporting

Risk Retention

Pursuant to the PSA and the Credit Risk Retention Agreement, the Certificate Administrator has made available on www.ctslink.com <http://www.ctslink.com>, specifically under the “Risk Retention” tab for the CSAIL 2018-CX11 Commercial Mortgage Trust transaction, certain information provided to the Certificate Administrator regarding each Retaining Party’s compliance with the Retention Covenant. Investors should refer to the Certificate Administrator’s website for all such information.

Disclosable Special Servicer Fees would be disclosed here.

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: If during the prior calendar year, (i) any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time or (ii) the Operating Advisor was entitled to consult with the Special Servicer with respect to any Major Decision, this report will be delivered no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of April 1, 2018 (the “Pooling and Servicing Agreement”), among Credit Suisse Commercial Mortgage Securities Corp., as the depositor, Midland Loan Services, a Division of PNC Bank, National Association, as the master servicer, LNR Partners, LLC, as the special servicer, Wells Fargo Bank, National Association, as the certificate administrator, Wells Fargo Bank, National Association, as the trustee and Park Bridge Lender Services LLC, as the operating advisor and the asset representations reviewer.
Transaction: CSAIL 2018-CX11 Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2018-CX11
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer for period: LNR Partners, LLC
Directing Certificateholder: Argentic Securities Income USA LLC

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

b.	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

2.	[●] Mortgage Loans were the subject of a Major Decision as to which the operating advisor has consultation rights pursuant to the PSA.

II.	Executive Summary

Based on the requirements and qualifications set forth in the PSA, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the PSA) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA during the prior calendar year on an “asset-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

1       This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the PSA, including, without limitation, provisions relating to Privileged Information.

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

●	[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations, Collateral Deficiency Amount calculations and Appraisal Reduction Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related Mortgage Loans]

2.	Consulted with the Special Servicer as provided under the PSA. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations, Collateral Deficiency Amount calculations and Appraisal Reduction Amount calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations, Collateral Deficiency Amount calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.       Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction Amount calculations, Collateral Deficiency Amount calculations and net present value calculations:

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount, Collateral Deficiency Amount calculations or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the Special Servicer.

a.	The Operating Advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

b.	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.	Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the PSA, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under the PSA that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Except as may have been reflected in any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Holder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have any obligation to speak with the Directing Holder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

7.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the Certificate Administrator through the Certificate Administrator’s website.

8.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating

Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

The mortgage loan seller will make the representations and warranties set forth below as of the date specified below or, if no such date is specified, generally as of the Closing Date, in each case subject to the exceptions to those representations and warranties that are described on Annex D-1. Prior to the execution of the related final mortgage loan purchase agreement (the “MLPA”), there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 shall have the meanings set forth in the main body of the prospectus or, if not defined therein, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related Mortgage Loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)       Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the master servicer with respect to each Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not an interest in a mortgage loan. Each Mortgage Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan evidenced by a senior note. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the mortgage loan seller), participation (other than a Mortgage Loan that is part of a Whole Loan) or pledge, and the mortgage loan seller had good and marketable title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the master servicer and the mortgage loan seller), any other ownership interests and other interests on, in or to such Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the master servicer and the mortgage loan seller). The mortgage loan seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the master servicer and the mortgage loan seller).

D-1-1

(3)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby) (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the mortgage loan seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)       Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)       Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the issuing entity against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Mortgagor nor guarantor has been released from its obligations under the Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since March 16, 2018.

(7)       Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) from the mortgage loan seller constitutes a legal, valid and binding endorsement or assignment from the mortgage loan seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or Allocated Cut-off Date Loan Amount (subject only to Permitted Encumbrances (as defined below)), except as the

D-1-2

enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the mortgage loan seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the mortgage loan seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the Mortgage Loans to the depositor validly and effectively transfers and conveys all legal and beneficial ownership of the Mortgage Loans to the depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the master servicer and the mortgage loan seller).

(8)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the mortgage loan seller thereunder and no claims have been paid thereunder. Neither the mortgage loan seller, nor to the mortgage loan seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

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(9)       Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The mortgage loan seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor other than as set forth on Schedule D-1 to this Annex D-1.

(10)       Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)       Financing Statements. Each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-2 or UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)       Condition of Property. The mortgage loan seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the mortgage loan seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The mortgage loan seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the mortgage loan seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13)       Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and

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delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)       Condemnation. As of the date of origination and to the mortgage loan seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15)       Actions Concerning Mortgage Loan. As of the date of origination and to the mortgage loan seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)       Escrow Deposits. All escrow deposits and payments required pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the mortgage loan seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the mortgage loan seller to depositor or its servicer and identified as such with appropriate detail. Any and all requirements under the Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)       No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property), and any requirements or conditions to disbursements of any loan proceeds held in escrow have been satisfied with respect to any disbursement of any such escrow fund prior to the Cut-off Date.

(18)       Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor

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and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period of not less than 12 months (or with respect to each Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the mortgage loan seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the mortgage loan seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee or the Non-Serviced Trustee for Non-Serviced Mortgage Loans. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising

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because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the mortgage loan seller.

(19)       Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)       No Encroachments. To the mortgage loan seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)       No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the mortgage loan seller.

(22)       REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but determined without regard to the rule in Treasury regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan or related Whole Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan or related Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan or related Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan or related Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Code Section 1001, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or related Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan or related Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage

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Loan or related Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury regulations.

(23)       Compliance. The terms of the Mortgage Loan documents evidencing such Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Seller has complied with all material requirements pertaining to the origination of the Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the Mortgage Loan.

(24)       Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan.

(25)       Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26)       Local Law Compliance. To the mortgage loan seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the mortgage loan seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the mortgage loan seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27)       Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the mortgage loan seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the mortgage loan seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

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(28)       Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that, as of the date of origination of the related Mortgage Loan, has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that, as of the date of origination of the related Mortgage Loan, has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29)       Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the principal balance of the Mortgage Loan or related Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

In the case of any Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan or related Whole Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a

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proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan or related Whole Loan.

In the case of any Mortgage Loan originated after December 6, 2010, no such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions of the Code.

(30)       Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each Mortgage Loan with an original principal balance greater than $50 million, shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)       Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the mortgage loan seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32)       Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the mortgage loan seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan (as set forth on Schedule D-1 to this Annex D-1), or future permitted mezzanine debt (as set forth on Schedule D-2 to this Annex D-1) or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any Mortgage Loan or any

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subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on Schedule D-3 to this Annex D-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)       Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)       Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date, (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty or (C) if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35)       Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

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(36)       Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the mortgage loan seller, its successors and assigns:

(A)       The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the mortgage loan seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(B)       The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(C)       The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(D)       The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(E)       The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(F)       The mortgage loan seller has not received any written notice of default under or notice of termination of such ground lease. To the mortgage loan seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease and, to the mortgage loan seller’s knowledge, such ground lease is in full force and effect as of the Closing Date;

(G)       The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(H)       A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

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(I)       The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the mortgage loan seller in connection with loans originated for securitization;

(J)       Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (K)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(K)       In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(L)       Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)     Servicing. The servicing and collection practices used by the mortgage loan seller in respect of each Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with mortgage loan seller’s customary commercial mortgage servicing practices.

(38)     ARD Loan. Each Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such Mortgage Loan. If the related Mortgagor elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the Mortgage Loan or a unilateral option (as defined in Treasury regulations under Code Section 1001) in the Mortgage Loan exercisable during the term of the Mortgage Loan, (i) the Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related Mortgage Rate on such Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39)     Rent Rolls; Operating Histories. The mortgage loan seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan. The mortgage loan seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the

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related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a Mortgage Loan, Certified Operating Histories may not have been available.

(40)       No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the mortgage loan seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the mortgage loan seller in Exhibit C to the MLPA. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41)       Bankruptcy. In respect of each Mortgage Loan, as of the date of origination of the Mortgage Loan and to the mortgage loan seller’s knowledge as of the Cut-off Date, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42)       Organization of Mortgagor. The mortgage loan seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 20% or greater direct ownership share (i.e., the “Major Sponsors”). The mortgage loan seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the mortgage loan seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43)       Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to

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its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the mortgage loan seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each Mortgage Loan set forth on Schedule I to the MLPA, (i) such Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule I (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the date of origination of the Mortgage Loan and to the mortgage loan seller’s knowledge as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the mortgage loan seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the mortgage loan seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the Mortgage Loan.

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(44)       Lease Estoppels. With respect to each Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the mortgage loan seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Mortgage Loan, and to the mortgage loan seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each Mortgage Loan predominantly secured by a retail, office or industrial property, the mortgage loan seller has received lease estoppels executed within 90 days of the origination date of the related Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a Mortgage Loan that is represented on the Certified Rent Roll. To the mortgage loan seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45)       Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a member of the Appraisal Institute (“MAI”) and, to the mortgage loan seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. The related appraisal contained a statement or was accompanied by a letter from the related appraiser to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date the related appraisal was completed.

(46)       Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

(47)       Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48)       Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the mortgage loan seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the mortgage loan seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the mortgage loan seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49)       Compliance with Anti-Money Laundering Laws. The mortgage loan seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the mortgage loan seller’s knowledge” or “the mortgage loan seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the mortgage loan seller directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the mortgage loan seller’s knowledge including but not limited to any written notices from or on behalf of the Mortgagor.

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“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the mortgage loan seller, provided that the mortgage loan seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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Schedule D-1 to Annex D-1

MORTGAGE LOANS WITH CURRENT MEZZANINE DEBT

Column Financial, Inc.	Natixis Real Estate Capital LLC	Argentic Real Estate Finance LLC	Barclays Bank PLC	BSPRT Finance, LLC
None.	Yorkshire & Lexington Towers	None.	Moffett Towers II – Building 2	None.
600 Vine

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Schedule D-2 to Annex D-1

MORTGAGE LOANS WITH PERMITTED MEZZANINE DEBT

Column Financial, Inc.	Natixis Real Estate Capital LLC	Argentic Real Estate Finance LLC	Barclays Bank PLC	BSPRT Finance, LLC
None.	None.	None.	None.	None.

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Schedule D-3 to Annex D-1

CROSS-COLLATERALIZED AND CROSS-DEFAULTED MORTGAGE LOANS

None.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Column Financial, Inc.

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
7	GNL Portfolio Hilton Clearwater Beach Resort and Spa Lehigh Valley Mall (Loan Nos. 1, 2, 12)	(Lien; Valid Assignment) The related Mortgage and any related assignments of leases secure the subject Mortgage Loan and the related companion loan(s). Pursuant to the applicable intercreditor agreement, the pari passu companion loans, if any, are pari passu to the applicable Mortgage Loan in right of payment and the subordinate companion loans, if any, are subordinate to the Mortgage Loans in right of payment.
7	Northrop Grumman Portfolio (Loan No. 11)	(Lien; Valid Assignment) The Commonwealth of Virginia has the right to purchase the Mortgaged Property located in Chester, Virginia, including the building and improvements on June 30, 2019 for its fair market value. If such purchase option is exercised, the Mortgage Loan documents require the related borrower to obtain the release of the Mortgaged Property from the lien of the related mortgage, subject to satisfaction of the conditions precedent set forth in the related loan agreement, which include a principal paydown of the Mortgage Loan in a specified amount.
7	Hyatt House Broomfield Hotel (Loan No. 23)	(Lien; Valid Assignment) Pursuant to the related franchise agreement the franchisor has a right of first offer with respect to the Mortgaged Property. If the borrower elects to sell the Mortgaged Property, or the equity owners of the borrower elect to sell a controlling ownership interest in the borrower, the franchisor must be notified of the terms and conditions of the proposed sale, and will have twenty days to elect to acquire the Mortgaged Property or the controlling interest in the borrower on the same or substantially similar terms. The acquisition of the Mortgaged Property by the lender is not subject to the franchisor’s right of first offer.
7	All Mortgage Loans transferred by Column	(Lien; Valid Assignment) The lien of real property taxes and assessments will not be considered due and payable until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement is entitled to be taken by the related taxing authority.
8	All Mortgage Loans transferred by Column	(Permitted Liens; Title Insurance) The lien of real property taxes and assessments will not be considered due and payable until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement is entitled to be taken by the related taxing authority.

D-2-1

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
8	Northrop Grumman Portfolio (Loan No. 11)	(Permitted Liens; Title Insurance) The Commonwealth of Virginia has the right to purchase the Mortgaged Property located in Chester, Virginia, including the building and improvements on June 30, 2019 for its fair market value. If such purchase option is exercised, the Mortgage Loan documents require the related borrower to obtain the release of the Mortgaged Property from the lien of the related mortgage, subject to satisfaction of the conditions precedent set forth in the related loan agreement, which include a principal paydown of the Mortgage Loan in a specified amount.
8	Lehigh Valley Mall (Loan No. 12)	(Permitted Liens; Title Insurance) Macy’s has the right under its lease to purchase the land and improvements it leases (the “Macy’s Parcel”) at any time (including following a foreclosure or deed in lieu) for the purchase price of $1,337,114 (subject to reduction if any portion of the Macy’s Parcel has already been released pursuant to the Mortgage Loan documents) (such amount, the “Macy’s Purchase Price”). The Mortgage Loan documents require, in connection with the release of the Macy’s Parcel, that the borrower partially defease the Mortgage Loan and deliver defeasance collateral or, after the permitted prepayment date, prepay a portion of the Mortgage Loan, in an amount equal to the Macy’s Purchase Price (net of any reasonable closing costs incurred by the Mortgagor in connection with the sale).
8	Hyatt House Broomfield (Loan No. 23)	(Permitted Liens; Title Insurance) Pursuant to the related franchise agreement the franchisor has a right of first offer with respect to the Mortgaged Property. If the borrower elects to sell the Mortgaged Property, or the equity owners of the borrower elect to sell a controlling ownership interest in the borrower, the franchisor must be notified of the terms and conditions of the proposed sale, and will have twenty days to elect to acquire the Mortgaged Property or the controlling interest in the borrower on the same or substantially similar terms. The acquisition of the Mortgaged Property by the lender is not subject to the franchisor’s right of first offer.
18	Lehigh Valley Mall (Loan No. 12)	(Insurance) The Mortgage Loan documents permit the Mortgagor to obtain Insurance through a syndicate of insurers provided (A) if four or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P, with no remaining carrier below “BBB” by S&P, or (B) if five or more insurance companies issue the policies, then at least 60% of the insurance coverage represented by the policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P, with no remaining carrier below “BBB” by S&P.

D-2-2

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
26	Lehigh Valley Mall (Loan No. 12)	(Local Law Compliance) The use of the Mortgaged Property as a shopping mall is a pre-existing legally non-conforming use, as a shopping mall is not a permitted use under current zoning laws without conditional use approval. In the event of a casualty to the Mortgaged Property, the structure may be rebuilt to its existing use provided that reconstruction commences within six months of such casualty and is completed within a reasonable period of time thereafter.
28	GNL Portfolio (Loan No. 1)	(Recourse Obligations) The related Mortgage Loan documents may provide for recourse against the related Mortgagor and guarantor in the event that such Mortgagor or guarantor “solicits or causes to be solicited petitioning creditors” to cause an involuntary bankruptcy filing with respect to such Mortgagor, rather than that such Mortgagor or guarantor “colluded with other creditors” to do so. In addition, the related Mortgage Loan documents may limit recourse for the related Mortgagor’s commission of material physical waste only to the extent that such waste was intentional.
28	Hilton Clearwater Beach Resort and Spa (Loan No. 2)	(Recourse Obligations) The Mortgage Loan documents do not contain provisions providing for recourse against the Mortgagor and guarantor for losses and damages sustained due to misapplication of insurance proceeds or condemnation awards.
28	Hilton Clearwater Beach Resort and Spa (Loan No. 2)	(Recourse Obligations) The related Mortgage Loan documents may provide for recourse against the related Mortgagor and guarantor in the event that such Mortgagor or guarantor “solicits or causes to be solicited petitioning creditors” to cause an involuntary bankruptcy filing with respect to such Mortgagor, rather than that such Mortgagor or guarantor “colluded with other creditors” to do so. In addition, the related Mortgage Loan documents may limit recourse for the related Mortgagor’s commission of material physical waste only to the extent that such waste was intentional.
28	Northrop Grumman Portfolio (Loan No. 11)	(Recourse Obligations) The Mortgage Loan does not provide for recourse to a guarantor in any circumstances; however, the obligations of the master lessees to the Mortgagors under the master lease with respect to certain bad acts are guaranteed by the parent of the master lessees and such guaranty has been collaterally assigned to the lender.
28	Lehigh Valley Mall (Loan No. 12)	(Recourse Obligations) The related Mortgage Loan documents may provide for recourse against the related Mortgagor and guarantor in the event that such Mortgagor or guarantor “solicits or causes to be solicited petitioning creditors” to cause an involuntary bankruptcy filing with respect to such Mortgagor, rather than that such Mortgagor or guarantor “colluded with other creditors” to do so. In addition, the related Mortgage Loan documents may limit recourse for the related Mortgagor’s commission of material physical waste only to the extent that such waste was intentional.

D-2-3

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
28	Lehigh Valley Mall (Loan No. 12)	(Recourse Obligations) The guarantor’s liability under the guaranty is capped at $40,000,000, in the aggregate, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservation of the lender’s rights under the guaranty.
28	Lehigh Valley Mall (Loan No. 12)

(Recourse Obligations) As regards clauses (a)(i) and (ii) of Representation and Warranty No. 28, the Mortgage Loan is full recourse if (a) the Mortgagor files a voluntary petition under any creditors rights laws (without the consent of the lender); (b) the Mortgagor or any affiliate of the Mortgagor solicits or causes to be solicited petitioning creditors (other than the lender) for any involuntary petition against the Mortgagor from any person under any creditors rights laws; or (c) the Mortgagor files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it by any other person (other than the lender).

As regards clause (b)(i)(A) of Representation and Warranty No. 28, there is no loss recourse for conversion.

As regards clause (b)(iii) of Representation and Warranty No. 28, liability is limited to willful misconduct of the Mortgagor only (not the guarantor).

29	All Mortgage Loans transferred by Column	(Mortgage Releases) If the subject Mortgage Loan is included in a REMIC and the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.
29	GNL Portfolio (Loan No. 1)	(Mortgage Releases) With respect to clause (a), the Mortgage Loan documents permit (i) the release of an individual Mortgaged Property that is vacant if such release is accompanied by a principal repayment of not less than 100% of the related allocated loan amount and (ii) until such time as the outstanding principal balance of the GNL Portfolio Whole Loan is reduced to $168,300,000, the release of an individual Mortgaged Property if such release is accompanied by a principal repayment of not less than 110% of the related allocated loan amount.
29	Lehigh Valley Mall (Loan No. 12)	(Mortgage Releases) The Mortgage Loan documents permit the Mortgagor to obtain a release of the Macy’s Parcel upon partial prepayment or defeasance in an amount equal to 100% of the Macy’s Purchase Price received by the Mortgagor from Macy’s (net of any reasonable and customary closing costs actually incurred by the Mortgagor in connection with such sale), subject to the REMIC requirements.

D-2-4

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
30	Northrop Grumman Portfolio (Loan No. 11)	(Financial Reporting and Rent Rolls) There are two Mortgagors under the Mortgage Loan, and the Mortgage Loan documents do not require the Mortgagors to provide a combined balance sheet or any other statements or reports on a combined basis.
31	Lehigh Valley Mall (Loan No. 12)	(Acts of Terrorism Exclusion) In the event TRIA or other similar governmental legislation is no longer in effect, the Mortgagor is not required to pay a premium for terrorism insurance in excess of two times the amount of the cost of the property insurance on a standalone basis required under the Mortgage Loan documents, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount. In no event will such insurance have a deductible in excess of $5,000,000.
32	Lehigh Valley Mall (Loan No. 12)	(Due on Sale or Encumbrance) The Mortgage Loan documents permit the Mortgagor to enter into a property-assessed clean energy loan that is repaid through multi-year assessments against the Mortgaged Property in an amount not to exceed $5,000,000.
34	Lehigh Valley Mall (Loan No. 12)	(Defeasance) The Mortgage Loan documents permit the Mortgagor to obtain a release of the Macy’s Parcel upon the delivery of defeasance collateral in an amount equal to 100% of the Macy’s Purchase Price received by the Mortgagor from Macy’s (net of any reasonable and customary closing costs actually incurred by the Mortgagor in connection with such sale).
47	GNL Portfolio (Loan No. 1)	(Cross Collateralization) The Mortgage Loan is cross-collateralized and cross-defaulted with a related companion loan.
47	Hilton Clearwater Beach Resort and Spa (Loan No. 2)	(Cross Collateralization) The Mortgage Loan is cross-collateralized and cross-defaulted with a related companion loan.
47	Lehigh Valley Mall (Loan No. 12)	(Cross Collateralization) The Mortgage Loan is cross-collateralized and cross-defaulted with a related companion loan.

D-2-5

Natixis Real Estate Capital LLC

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
7	One State Street (Loan No. 3)	(Lien; Valid Assignment )– An air rights lease (which covers development rights comprising approximately 8.6% of the zoning floor area of the building) is subordinate to mortgages covering the lessor’s fee interest in its property. However, the air rights lease expressly provides that the lease will not terminate and the lessee’s rights will not be disturbed in connection with a foreclosure of a fee mortgage so long as the lessee is not in default under the air rights lease.
8	One State Street (Loan No. 3)	(Permitted Liens; Title Insurance) –See exception to Representation and Warranty #7 above.
9	Yorkshire & Lexington Towers (Loan No. 15)	(Junior Liens) – A (i) senior mezzanine loan in the principal amount of $110,000,000 and (ii) junior mezzanine loan in the principal amount of $40,000,000 were originated by Natixis Real Estate Capital LLC, which are secured directly by a pledge of 100% of the ownership interests in the Mortgagor.
9	600 Vine (Loan No. 19)	(Junior Liens) – A mezzanine loan in the original principal amount of $5,900,000 was originated by Natixis Real Estate Capital LLC, which is secured directly by a pledge of 100% of the ownership interests in the Mortgagor.
14	Quality Inn O’Hare (Loan No. 52)	(Condemnation) –Mortgagor is a defendant in that certain pending condemnation case (Case No. 2016L50322) brought by The Illinois State Toll Highway Authority (“ISTHA”), as plaintiff, in the Circuit Court of Cook County, Illinois, pursuant to which ISTHA is seeking to obtain certain permanent and temporary easements affecting the Mortgaged Property, (the “Tollway Easement Dispute”).
15	Windbury Apartments (Loan No. 38)	(Actions Concerning Mortgage Loan) – Guarantors are defendants in a pending litigation brought by their former business partner in in the Circuit Court for Jackson County, Missouri alleging breaches of fiduciary duty, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract, conversion, money had and received, civil conspiracy, negligence, accounting, the appointment of a receiver, injunctive relief, and declaratory judgment. The plaintiff does not allege a fixed amount of damages in the complaint.
18	One State Street (Loan No. 3)	(Insurance) – If the Mortgagor elects to have its insurance coverage provided by a syndicate of insurers, then (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) and one hundred (100%) of the first layer of such insurance coverage shall

D-2-6

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
be provided by insurance companies having a claims paying ability rating of “A-” or better by S&P and “A3” or better by Moody’s (if it is rating the Securities and rate the applicable insurance companies) and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “BBB+” or better by S&P or “Baa1” or better by Moody’s (if it is rating the Securities and rate the applicable insurance companies), and (II) “A VIII” or better by AM Best. However, Mortgagor is permitted to maintain a portion of the property coverage with James River Insurance Company (“James River”), rated “A IX” by AM Best, on the excess flood policy in its current participation amount and position within the syndicate; provided that (x) the respective AM Best rating of James River as of the date hereof is not withdrawn or downgraded below the origination date and (y) at renewal of the current policy term. The Mortgagor is required to replace James River with an insurance company meeting the rating requirements set forth in the Loan Documents.
18	Signet Jewelers Expansion (Loan No. 18)	(Insurance) – The Mortgage Loan documents allow the Mortgagor to maintain the required insurance or cause such insurance to be maintained by Sterling Inc., the sole tenant at the Mortgaged Property, provided such insurance complies with the requirements of the Mortgage Loan documents (which otherwise comply with this representation).
19	One State Street (Loan No. 3)	(Access; Utilities; Separate Tax Lots) – The air rights parcel leased by the Mortgagor is not a separate tax parcel and is part of the tax parcel containing the lessor’s fee interest in an adjacent building. Pursuant to the air rights lease, the Mortgagor is obligated to pay its allocable share of the real estate taxes assessed against the lessor’s tax parcel.
26	Yorkshire & Lexington Towers (Loan No. 15)	(Local Law Compliance) – The portion of the Mortgaged Property located at 305-315 East 86th Street was granted a zoning variance to use 50 parking spaces at the Mortgaged Property as transient parking spaces. Pursuant to the variance, the certificate of occupancy for the Mortgaged Property is required to be updated to reference the variance and the permitted transient parking spaces. Mortgagor has a post-closing obligation to update the certificate of occupancy for this purpose.
26	Sirtaj Hotel Beverly Hills (Loan No. 40)	(Local Law Compliance) The related Mortgaged Property constitutes a legal non-conforming use and the property is legal nonconforming due to use and development. Under the zoning code, if within a five year period, a nonconforming building is

D-2-7

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
altered, renovated, repaired, or remodeled, and the cumulative cost of such alteration, renovation, repair or remodel equals or exceeds 50% of the replacement cost of the building, then the building, including its use, must comply with the current zoning code.
28	All Natixis Mortgage Loans (except for Yorkshire & Lexington Towers, One State Street, Loan Nos. 15 and 3)	(Recourse Obligations) The carveout for section (b)(i)(A) is for misapplication or conversion and does not specifically state misappropriation. The carveout for section (b)(iii) is for willful misconduct of the Mortgagor and does not specifically mention the guarantor. The carveout for section (b)(v) may be limited to occurrences in which (a) the physical waste was caused by the intentional or willful acts or omissions of the Mortgagor, guarantor or any of their affiliates, (b) there is sufficient cash flow from the operation of the Mortgaged Property to prevent such waste at the Mortgaged Property, (c) the lender did not fail to released reserve funds which would have allowed the borrower to prevent such waste, and/or (d) no other person is responsible to cure or repair the physical waste.
28	One State Street (Loan No. 3)

(Recourse Obligations) –With respect to clause (iii) and voluntary transfers of equity interests in the Mortgagor (as opposed to voluntary transfers of the Mortgaged Property), the Mortgage Loan documents only provide for full recourse with respect to a voluntary transfer that results in a change of control of the Mortgagor in violation of the Mortgage Loan documents.

With respect to clause (iii) and willful misconduct, there is no carveout for willful misconduct by the Mortgagor or guarantor.

The carveout for section (b)(v) is limited to occurrences in which the physical waste was caused by the intentional acts or omissions of the Mortgagor, guarantor or any of their affiliates and (a) the lender did not fail to released reserve funds which would have allowed the borrower to prevent such waste and (b) there is sufficient cash flow from the operation of the Mortgaged Property to prevent such waste at the Mortgaged Property.

28	Yorkshire & Lexington Towers (Loan No. 15)

(Recourse Obligations) – Recourse for fraud is limited to fraud in connection with the execution and delivery of the Mortgage Loan documents, or any certificate, report, financial statement or other document or instrument prepared by or on behalf of the Mortgagor, guarantor or any of their affiliates, and furnished to the lender by or on behalf of Mortgagor, guarantor or any direct or any of their affiliates at origination or during the term of the Mortgage Loan.

Recourse for commission of waste is limited to any material physical waste at a Mortgaged Property caused by the intentional

D-2-8

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
or willful acts or omissions of the Mortgagor, guarantor or any of their affiliates except, with respect to any such waste arising solely from omissions, resulting from insufficient cash flow from the operation of the Mortgaged Properties to prevent such waste at the applicable Mortgaged Property.
29	All Mortgage Loans transferred by Natixis	(Mortgage Releases) – If the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.
30	1800-1836 West Lake Avenue (Loan No. 43)	(Financial Reporting and Rent Rolls) – The related Mortgage Loan documents do not require that the financial reports of the two Mortgagors be presented in a combined or combining format.
31	One State Street (Loan No. 3)	(Acts of Terrorism Exclusion) – If TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
35	600 Vine (Loan No. 19)	(Fixed Interest Rates) – The Mortgage Loan bears interest at a rate that changes over time according to a schedule set forth in the related Mortgage Loan documents (see Annex F to this prospectus for the related interest rate and amortization schedule).
36	One State Street (Loan No. 3)	(Ground Leases) – The lessor under the air rights lease is only obligated to enter into a new lease if the air rights lease terminates in connection with a default by the lessee.
38	Signet Jewelers Expansion (Loan No.18)	(ARD Loans) - The Mortgage Loan is interest only through the entire term of the loan.

D-2-9

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
42	111 West Jackson (Loan No. 30)	(Organization of Mortgagor) - The Mortgagor is affiliated with the Mortgagor for the Garden Multifamily Portfolio Mortgage Loan, which was originated by Benefit Street Partners CRE Finance LLC.
42	SS1 Multifamily Portfolio (Loan No. 44) SS2 Multifamily Portfolio (Loan No. 51) Circle Apartments (Loan No. 55)	(Organization of Mortgagor) - The related Mortgagors are affiliated with each other.
44	Starbucks Portfolio and 32330 N Harbor Drive – Dept of Fish & Wildlife (Loan No. 39)	(Lease Estoppels) – The sole tenant, Dept of Fish & Wildlife, has not and will not provide a lease estoppel; rather, Dept of Fish & Wildlife has provided a letter addressed to Natixis, New York Branch containing statements similar to those that would be contained in a lease estoppel.

D-2-10

Argentic Real Estate Finance LLC

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
8	Shoppes at Southern Palms (Loan No. 17)	(Insurance) Tenant Kohl’s Department Stores, Inc. has a right of first refusal (“ROFR”) to purchase its leased premises if the Mortgagor receives an offer from a bona fide third-party offeror to purchase such leased premises. The tenant’s ROFR does not apply in the event of a foreclosure or deed-in-lieu of foreclosure. A subordination non-disturbance and attornment agreement was executed that specifically subordinates the ROFR to the Mortgage Loan.
18	Penn Hills Shopping Center (Loan No. 25)

(Insurance) Certain insurance requirements in the related Mortgage Loan documents are satisfied by the self-insurance of tenants of the related Mortgaged Property, Dollar Bank, Federal Savings Bank and Morgan’s Restaurants of Pennsylvania, Inc., d/b/a Kentucky Fried Chicken, pursuant to such tenants’ leases. In each case, the tenant’s right to self-insure the related leased premises is continuous throughout the term of the related lease. Each such lease requires, among other things, that (i) the tenant maintain property damage insurance coverage equal to an amount not less than $3,000,000 per occurrence, (ii) general liability insurance coverage equal to an amount not less than $1,000,000 per occurrence and not less than $3,000,000 in the aggregate, (iii) the tenant maintain property damage insurance in an amount not less than $3,000,000 and (iv) the Mortgagor be named as a loss payee under any extended coverage insurance policy.

28	One Market Center (Loan No. 16)	(Recourse Obligations) As it pertains to any recourse liability for physical waste of the Mortgaged Property, the Mortgage Loan documents provide that the Mortgagor shall not be liable to the extent rents from the Mortgaged Property are insufficient to pay such amounts as are necessary to avoid physical waste and such insufficiency is not the result of the misappropriation or conversion of any revenues of the Mortgaged Property by or on behalf of the Mortgagor, guarantor or any property manager that is affiliated with the Mortgagor.
28	Shoppes at Southern Palms (Loan No.17) Stay Over Suites (Loan No. 47)	(Recourse Obligations)Pursuant to the related Mortgage Loan documents, recourse for physical waste is limited to intentional material physical waste of the Mortgaged Property by or on behalf of the Mortgagor or the related guarantor.
28	Staybridge Suites Myrtle Beach (Loan No. 32) Woodfield Corporate Center (Loan No. 36) Hembree Center (Loan No. 45)	(Recourse Obligations)As it pertains to any recourse liability for physical waste of the Mortgaged Property, the failure to provide services or repairs, or to take other actions regarding the Mortgaged Property where the Mortgagor does not have available to it the necessary funds from the Mortgaged Property’s operations to do so, does not constitute waste.
33	Shoppes at Southern Palms (Loan No. 17)	(Single-Purpose Entity) The Mortgagor is a recycled special purpose entity which previously owned three outparcels located adjacent to the Mortgaged Property (collectively, the “Prior-Owned Properties”). The related Phase I environmental assessment

D-2-11

included the Mortgaged Property and the Prior-Owned Properties in its analysis. In addition, the Mortgagor was a co-borrower under a prior loan from Bank of America, N.A. in the original principal amount of $82,000,000 (the “Prior Loan”) that was secured by the Mortgaged Property and certain other parcels. The Prior Loan was severed and split, with the portion applicable to the Mortgaged Property assigned to the related lender. In the related Mortgage Loan documents, the Mortgagor made certain representations and warranties with respect to its prior ownership of the Prior-Owned Properties including, but not limited to: (i) the Mortgagor has no ongoing obligations or liabilities related to the Prior-Owned Properties other than, with respect to one of the Prior-Owned Properties consisting of an unimproved outparcel (the “Development Parcel”), certain continuing obligations that remain following the Mortgagor’s release from the Prior Loan, none of which relate to the environmental nature or condition of such Development Parcel; (ii) the Mortgagor has no continuing obligations, debts or liabilities with respect to the environmental condition of the Prior-Owned Properties; (iii) the Mortgagor has no ownership interest or other right, title or interest in or to the Development Parcel; (iv) there is no litigation or threatened litigation against the Mortgagor or the Development Parcel; and (v) all taxes and assessments with respect to the Development Parcel have been paid in full. The Mortgage Loan documents provide that the Mortgagor will have recourse liability for any and all losses arising out of or in connection with the Prior Loan, the loan documents relating to the Prior Loan or the Prior-Owned Properties.
34	GED Integrated Solutions (Loan No. 33)	(Defeasance) The Mortgage Loan documents permit partial releases of real property in connection with partial defeasance. Pursuant to the Mortgage Loan documents, the revenues from the related defeasance collateral are required to be sufficient to pay all scheduled payments calculated on a principal amount equal to the allocated loan amount for the real property to be released.
38	GED Integrated Solutions (Loan No. 33)	(ARD Loans) The Mortgage Loan is structured as an ARD Loan. The term of the Mortgage Loan extends 59 months after the Anticipated Repayment Date.
43	Penn Hills Shopping Center (Loan No. 25)	(Environmental Conditions) The related Phase I environmental site assessment identified three recognized environmental conditions in connection with (i) an active gas station currently operating at the Mortgaged Property, (ii) an active dry cleaning facility currently operating at the Mortgaged Property and (iii) an auto service station formerly occupying a portion of the Mortgaged Property. The gas station has operated at the Mortgaged Property since 1967 and is the site of active underground storage tanks (“USTs”). In addition, the gas station was identified as the source of former leaking underground storage tank incidents listed on the related state environmental regulatory database. An environmental consultant conducted groundwater testing in connection with the dry cleaning facility in 2008. Such testing revealed that the dry cleaning facility was the source of groundwater contamination at the Mortgaged Property. The former auto service station historically operated six USTs. No information was available regarding the disposition or investigation of such USTs. The related environmental consultant reported that the presence of the USTs at the auto service station could have potentially impacted

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subsurface soil and groundwater conditions at the Mortgaged Property. The related environmental consultant considers the gas station, the dry cleaning facility and the former auto service station as potential sources of vapor migration at the Mortgaged Property and recommended that limited subsurface investigation be conducted to determine if such operations have impacted the Mortgaged Property.
44	One Market Center (Loan No. 16)	(Lease Estoppels) Lease estoppels received from tenants AiNET Corporation, DTLR Holdings, Inc. and Fiberlight LLC, collectively representing more than 35.0% of the in-place base rent for the Mortgaged Property, were executed more than 90 days prior to the origination date of the related Mortgage Loan.

D-2-13

Barclays Bank PLC

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
18	The SoCal Portfolio (Loan No. 4)

(Insurance) The Mortgage Loan documents require loss of rents and/or business interruption insurance coverage for a period continuing until the restoration of the applicable individual Mortgaged Property is complete, rather than for a period of 18 months. The insurance coverage must provide an extended period of indemnity endorsement, which provides that after the physical loss to the applicable individual Mortgaged Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of 6 months from the date that the applicable individual Mortgaged Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period.

The Mortgage Loan documents permit the Mortgagor to maintain (or cause to be maintained) insurance policies which (i) have coverages, deductibles and/or other related provisions other than those specified in the Mortgage Loan documents and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth in the Mortgage Loan documents; provided that, prior to obtaining such non-conforming policy, the Mortgagor has received (A) the lender’s prior written consent thereto and, (B) a rating agency confirmation with respect to any such non-conforming policy. The lender may deny its consent to any non-confirming policy regardless of whether or not the lender has consented to the same on any prior occasion.

18	Green Oak Village Place (Loan No. 10)	(Insurance) The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is $1,485,000, which is 5% of the original principal amount of the Mortgage Loan, rather than 5% of the then outstanding principal balance of the Mortgage Loan.
18	Timberline Place II (Loan No. 27)	(Insurance) The Mortgage Loan documents permit the Mortgagor to satisfy the insurance coverage requirements thereunder (with the exception of the insurance coverage requirements for improvements and betterments and business income) by relying on the insurance policies obtained and maintained by the condominium association, to the extent such insurance satisfies the requirements under the Mortgage Loan documents. If, at any time and from time to time during the term of the Mortgage Loan, the insurance policies maintained by the condominium association do not fully comply with the insurance coverage requirements under the Mortgage Loan documents, then the Mortgagor will promptly notify the lender thereof in writing upon becoming aware of the same and use commercially reasonable efforts to cause the condominium association to procure and maintain insurance policies that fully comply with the requirements under the Mortgage Loan documents. If the condominium association does not procure such insurance policies within ten (10) days after the Mortgagor’s notification to the lender, the Mortgagor will, at its sole cost and expense, promptly procure and maintain either (a) “primary”

D-2-14

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
insurance coverage in the event that the condominium association does not provide the insurance coverage required by the Mortgage Loan documents, or (b) “excess and contingent” insurance coverage over and above any other valid and collectible coverage then in existence, in the event that the condominium association does not have the sufficient insurance coverage required by the Mortgage Loan documents, as is necessary to bring the insurance coverage into full compliance with the insurance coverage requirements under the Mortgage Loan documents.
28	Moffett Towers II – Building 2 (Loan No. 9)	(Recourse Obligations) The failure of Mortgagor to repair or maintain, or to pay any expense in connection with the repair or maintenance of, all or any portion of the Mortgaged Property does not constitute waste for purposes of the recourse carveout for intentional material waste if (a) funds to prevent such waste were, at the time in question, held in a cash management account and available to be used for Mortgaged Property repairs or maintenance and the lender fails to pay (or make such funds available to pay) for such repairs or maintenance as a result of an event of default under the Mortgage Loan documents or otherwise or (b) there are insufficient rents, after payment of taxes, insurance premiums, the monthly interest payment amount or the monthly debt service payment amount, as applicable, to pay for such repairs or maintenance.
28	The SoCal Portfolio (Loan No. 4)	(Recourse Obligations) The Mortgage Loan is recourse to the Mortgagor and the guarantor for losses associated with any misrepresentation or inaccuracy in any representation or warranty or breach or failure to perform any covenants or other obligations pursuant to the Mortgage Loan documents related to environmental matters. However, the Mortgage Loan documents also permit the indemnitor under the environmental indemnity to elect to provide environmental insurance policies covering the Mortgaged Properties. In the event that the Mortgagor or another indemnitor under the indemnity presents a claim arising under the environmental insurance policy, the related lender agrees that it will withhold pursuing its rights under the environmental indemnity until the earlier to occur of (i) denial of the claim or (ii) 90 days following the date which the claim was presented. Claims under the environmental indemnity are reduced to the extent the related lender actually received such amount in proceeds under the environmental indemnity policy.
28	Green Oak Village Place (Loan No. 10)	(Recourse Obligations) The Mortgage Loan is recourse to the Mortgagor and the guarantor for losses associated with the Mortgagor’s intentional material misrepresentation, rather than Mortgagor’s intentional misrepresentation.
28	Timberline Place II (Loan No. 27)	(Recourse Obligations) The Mortgage Loan is recourse to the Mortgagor and the guarantor for losses associated with the Mortgagor’s misapplication or misappropriation of insurance proceeds, condemnation awards and rents, rather than the Mortgagor’s misapplication, misappropriation or conversion of insurance proceeds, condemnation awards and rents.
28	Klee Plaza (Loan No. 49)	(Recourse Obligations) The Mortgage Loan is recourse to the Mortgagor and the guarantor for losses associated with any act of intentional waste at the Mortgaged Property, rather than the

D-2-15

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
commission of material physical waste at the Mortgaged Property.
36	The SoCal Portfolio – CityView Plaza (Loan No. 4)	(Ground Lease) (C) The ground lease expires on September 30, 2035, which is less than 20 years from the stated maturity date of the Mortgage Loan.
36	The SoCal Portfolio – Anaheim Stadium Industrial (Loan No. 4)	(Ground Lease) (C) The ground lease expires on April 30, 2034, which is less than 20 years from the stated maturity date of the Mortgage Loan.
42	The SoCal Portfolio (Loan No. 4)	(Organization of Mortgagor) A Major Sponsor and guarantor of the Mortgage Loan was involved in a bankruptcy proceeding within the last ten years in connection with a default on an unrelated mortgage loan.
42	Green Oak Village Place (Loan No. 10)	(Organization of Mortgagor) A Major Sponsor of the Mortgage Loan, but not one of the three Mortgage Loan guarantors, was involved in three bankruptcy proceedings within the last ten years, all of which were dismissed. The bankruptcy proceedings were related to credit card debt of the Major Sponsor’s wife, a jointly owned (Major Sponsor and wife) single-family residence and a company owned by the Major Sponsor.
43	The SoCal Portfolio – 30th Street Commerce Center (Loan No. 4)	(Environmental Conditions) The Phase I environmental site assessment obtained at loan origination identified a recognized environmental condition at the Mortgaged Property with respect to elevated soil vapor concentrations in connection with the existence of an on-site dry cleaner. A sub slab depressurization system (“SSDS”) was installed at the Mortgaged Property in 2016 to remediate the contaminants in the soil, which has caused a decrease in the related contaminant levels. The Phase I environmental site assessment recommended that the SSDS continue to operate at the Mortgaged Property. An environmental consultant estimated the cost of operating the SSDS to be approximately $5,000 per year, or $50,000 for the term of the Mortgage Loan. The related sponsor has a net worth and liquidity in multiples of the estimated remediation costs for the term of the Mortgage Loan. An environmental insurance policy is not in place with respect to the Mortgaged Property; however, the Mortgage Loan documents permit the indemnitor under the environmental indemnity to elect to provide an environmental insurance policy covering such Mortgaged Property.

D-2-16

BSPRT Finance, LLC

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
12	Shoppes at College Hills (Loan No. 24)	(Condition of Property) The engineering report for the related Mortgaged Property is dated November 21, 2016, which is more than 12 months prior to the Closing Date.
12	Garden Multifamily Portfolio (Loan No. 35)	(Condition of Property) The engineering reports for the related Mortgaged Properties are dated between February 16, 2017 and February 23, 2017, which is more than 12 months prior to the Closing Date.
16	Nice-Pak Warehouse (Loan No. 37)	(Insurance) The Mortgage Loan documents permit the Mortgagor to rely upon the insurance maintained by Nice-Pak, Inc., the sole tenant at the related Mortgaged Property, provided such insurance meets the requirements in the Mortgage Loan documents.
19	(Port Place Shoppes Loan No. 22)	(Access; Utilities; Separate Tax Lots) The Mortgaged Property is part of a tax lot that includes property that is not part of the Mortgaged Property, but which property is assessed taxes together with the Mortgaged Property. An application has been made to the applicable governing authority for the creation of separate tax lots. Although the Mortgagor did not escrow an amount sufficient to pay taxes for the entire tax parcel, the prior owner of the Mortgaged Property did (i) prepay the full amount of taxes for the 2018 taxing period and (ii) deliver a bond to the related municipality for the 2019 taxes.
26	Garden Multifamily Portfolio – Tabor Ridge, Foxhaven and Laurel (Loan No. 35)	(Local Law Compliance) Each of the following Mortgaged Properties are legal non-conforming as to use as the related zoning codes no longer permit multifamily housing. (A) With respect to the Mortgaged Property identified as Tabor Ridge, if any non-conforming structure is damaged or destroyed less than the greater of (i) 60% of its replacement cost or (ii) its fair market value, the structure may be restored to its prior nonconforming use provided restoration is completed within one year from the date of destruction or damage. If any non-conforming structure is damaged or destroyed in excess of the greater of (i) 60% of its replacement cost or (ii) its fair market value, the structure may be restored only in accordance with the current zoning code. (B) With respect to the Mortgaged Property identified as Foxhaven, if any non-conforming structure is damaged, it may be restored to its prior nonconforming use provided such restoration does not extend the non-conforming use in square foot area. (C) With respect to the Mortgaged Property identified as Laurel, if any non-conforming structure is damaged or destroyed in excess of the greater of (i) its assessed value or (ii) 50% of its market value, the structure may be restored only in accordance with the current zoning code. The Mortgage Loan documents provide recourse to the borrower and guarantor for losses to the lender in connection with such legal non-conforming uses.
27	Port Place Shoppes (Loan No. 22)	(Licenses and Permits) Each of the tenants at the related Mortgaged Property are operating under a temporary certificate of occupancy pending completion of certain work at the Mortgaged Property. The Mortgage Loan documents provide recourse to the guarantor for losses to the lender in connection with a failure of the Mortgagor to obtain a permanent certificate of occupancy.

D-2-17

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
28	Shoppes at College Hills (Loan No. 24)	The Mortgage Loan documents do not provide (i) recourse to the guarantor for losses to the lender in connection with breaches of the environmental covenants in the Mortgage Loan documents or (ii) full recourse to the borrower and guarantor for transfers of indirect equity interests (involving no greater than a 49% interest) in certain investment funds holding an indirect ownership interest in the borrower in violation of the notice provisions in the Mortgage Loan documents; provided, however, there is recourse to the borrower and guarantor for losses to the lender in connection with such transfers.
28	All Mortgage Loans transferred by BSPRT	(Recourse Obligations) The Mortgage Loan documents limit recourse for the commission of material physical waste at the Mortgaged Property to that caused by intentional acts or omissions of the related borrower, guarantor, borrower sponsor or certain affiliates thereof.
30	Garden Multifamily Portfolio (Loan No. 35)	(Financial Reporting and Rent Rolls) The Mortgage Loan has an original principal balance in excess of $50 million; however, annual financial statements are only required to be audited if requested by the lender during an event of default or if the lender has a reasonable basis to believe any such financial statements are inaccurate in any material respect or do not fairly represent the financial condition of the borrower or the Mortgaged Property.
31	Garden Multifamily Portfolio (Loan No. 35)	(Acts of Terrorism Exclusion) In the event TRIA or other similar governmental legislation is no longer in effect, the Mortgagor is not required to pay a premium for terrorism insurance in excess of 2 times the amount of the cost of the property and business interruption insurance required under the Mortgage Loan documents (without giving effect to the cost of the terrorism component of such insurance), and if the cost of terrorism insurance exceeds such amount, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
42	Garden Multifamily Portfolio (Loan No. 35)	(Organization of Mortgagor) The Mortgagor is affiliated with the Mortgagor under the Mortgage Loan identified as 111 West Jackson, which is being sold to the trust by Natixis Real Estate Capital LLC.
45	Garden Multifamily Portfolio (Loan No. 35)	(Appraisal) The appraisals for the related Mortgaged Properties have dates of value between February 3, 2017 and February 9, 2017, all of which are more than 12 months prior to the Closing Date.

D-2-18

ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance	Distribution Date	Balance
05/15/18	$36,952,000.00	10/15/22	$36,952,000.00
06/15/18	$36,952,000.00	11/15/22	$36,952,000.00
07/15/18	$36,952,000.00	12/15/22	$36,952,000.00
08/15/18	$36,952,000.00	01/15/23	$36,952,000.00
09/15/18	$36,952,000.00	02/15/23	$36,952,000.00
10/15/18	$36,952,000.00	03/15/23	$36,951,377.23
11/15/18	$36,952,000.00	04/15/23	$36,203,883.30
12/15/18	$36,952,000.00	05/15/23	$35,387,843.72
01/15/19	$36,952,000.00	06/15/23	$34,633,681.46
02/15/19	$36,952,000.00	07/15/23	$33,811,160.83
03/15/19	$36,952,000.00	08/15/23	$33,050,273.51
04/15/19	$36,952,000.00	09/15/23	$32,286,142.56
05/15/19	$36,952,000.00	10/15/23	$31,453,933.17
06/15/19	$36,952,000.00	11/15/23	$30,682,992.36
07/15/19	$36,952,000.00	12/15/23	$29,844,164.36
08/15/19	$36,952,000.00	01/15/24	$29,066,355.74
09/15/19	$36,952,000.00	02/15/24	$28,285,230.46
10/15/19	$36,952,000.00	03/15/24	$27,372,233.77
11/15/19	$36,952,000.00	04/15/24	$26,583,875.88
12/15/19	$36,952,000.00	05/15/24	$25,728,119.87
01/15/20	$36,952,000.00	06/15/24	$24,932,745.92
02/15/20	$36,952,000.00	07/15/24	$24,070,170.88
03/15/20	$36,952,000.00	08/15/24	$23,267,721.16
04/15/20	$36,952,000.00	09/15/24	$22,461,848.39
05/15/20	$36,952,000.00	10/15/24	$21,589,069.36
06/15/20	$36,952,000.00	11/15/24	$20,776,031.45
07/15/20	$36,952,000.00	12/15/24	$19,992,840.49
08/15/20	$36,952,000.00	01/15/25	$19,266,656.87
09/15/20	$36,952,000.00	02/15/25	$18,537,368.24
10/15/20	$36,952,000.00	03/15/25	$17,624,809.58
11/15/20	$36,952,000.00	04/15/25	$16,887,544.13
12/15/20	$36,952,000.00	05/15/25	$16,088,252.59
01/15/21	$36,952,000.00	06/15/25	$15,345,361.92
02/15/21	$36,952,000.00	07/15/25	$14,539,683.97
03/15/21	$36,952,000.00	08/15/25	$13,790,166.33
04/15/21	$36,952,000.00	09/15/25	$13,037,442.53
05/15/21	$36,952,000.00	10/15/25	$12,222,207.43
06/15/21	$36,952,000.00	11/15/25	$11,462,772.63
07/15/21	$36,952,000.00	12/15/25	$10,641,014.86
08/15/21	$36,952,000.00	01/15/26	$9,874,811.69
09/15/21	$36,952,000.00	02/15/26	$9,105,330.05
10/15/21	$36,952,000.00	03/15/26	$8,156,310.65
11/15/21	$36,952,000.00	04/15/26	$7,379,465.49
12/15/21	$36,952,000.00	05/15/26	$6,540,785.91
01/15/22	$36,952,000.00	06/15/26	$5,757,023.49
02/15/22	$36,952,000.00	07/15/26	$4,911,620.75
03/15/22	$36,952,000.00	08/15/26	$4,120,881.90
04/15/22	$36,952,000.00	09/15/26	$3,326,758.19
05/15/22	$36,952,000.00	10/15/26	$2,471,284.91
06/15/22	$36,952,000.00	11/15/26	$1,670,096.17
07/15/22	$36,952,000.00	12/15/26	$807,756.13
08/15/22	$36,952,000.00	01/15/27 and thereafter	0.00
09/15/22	$36,952,000.00

E-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX F

600 VINE AMORTIZATION SCHEDULE

600 Vine Note A-2

Payment Date	Initial Balance	Ending Balance	Senior Rate
04/05/2018	16,797,856.80	16,797,527.57	4.20155300%
05/05/2018	16,797,527.57	16,797,157.04	4.20155300%
06/05/2018	16,797,157.04	16,796,824.85	4.20155300%
07/05/2018	16,796,824.85	16,796,451.45	4.20155300%
08/05/2018	16,796,451.45	16,796,116.28	4.20155300%
09/05/2018	16,796,116.28	16,795,779.69	4.20155300%
10/05/2018	16,795,779.69	16,794,435.91	4.20155300%
11/05/2018	16,794,435.91	16,793,093.90	4.20155300%
12/05/2018	16,793,093.90	16,791,739.13	4.20155300%
01/05/2019	16,791,739.13	16,790,385.72	4.20155300%
02/05/2019	16,790,385.72	16,789,026.59	4.20155300%
03/05/2019	16,789,026.59	16,787,642.10	4.20155300%
04/05/2019	16,787,642.10	16,786,271.37	4.20155300%
05/05/2019	16,786,271.37	16,784,888.69	4.20155300%
06/05/2019	16,784,888.69	16,783,506.31	4.20155300%
07/05/2019	16,783,506.31	16,782,112.31	4.20155300%
08/05/2019	16,782,112.31	16,780,718.20	4.20155300%
09/05/2019	16,780,718.20	16,779,318.20	4.20155300%
10/05/2019	16,779,318.20	16,776,940.96	4.20155300%
11/05/2019	16,776,940.96	16,774,526.67	4.20155300%
12/05/2019	16,774,526.67	16,772,129.82	4.20155300%
01/05/2020	16,772,129.82	16,769,695.20	4.20155300%
02/05/2020	16,769,695.20	16,767,250.27	4.20155300%
03/05/2020	16,767,250.27	16,767,090.44	4.20155300%
04/05/2020	16,767,090.44	16,764,634.51	4.20155300%
05/05/2020	16,764,634.51	16,762,197.18	4.20155300%
06/05/2020	16,762,197.18	16,759,720.56	4.20155300%
07/05/2020	16,759,720.56	16,757,263.13	4.20155300%
08/05/2020	16,757,263.13	16,754,765.64	4.20155300%
09/05/2020	16,754,765.64	16,752,257.59	4.20155300%
10/05/2020	16,752,257.59	16,728,639.70	4.20155300%
11/05/2020	16,728,639.70	16,707,110.15	4.20155300%
12/05/2020	16,707,110.15	16,683,307.53	4.20155300%
01/05/2021	16,683,307.53	16,661,586.31	4.20155300%
02/05/2021	16,661,586.31	16,639,773.26	4.20155300%
03/05/2021	16,639,773.26	16,611,349.38	4.20155300%
04/05/2021	16,611,349.38	16,589,323.92	4.20155300%
05/05/2021	16,589,323.92	16,565,039.36	4.20155300%
06/05/2021	16,565,039.36	16,542,818.10	4.20155300%
07/05/2021	16,542,818.10	16,518,343.24	4.20155300%
08/05/2021	16,518,343.24	16,495,924.55	4.20155300%
09/05/2021	16,495,924.55	16,473,411.08	4.20155300%
10/05/2021	16,473,411.08	16,448,652.23	4.20155300%
11/05/2021	16,448,652.23	16,425,938.88	4.20155300%

Payment Date	Initial Balance	Ending Balance	Senior Rate
12/05/2021	16,425,938.88	16,400,985.80	4.20155300%
01/05/2022	16,400,985.80	16,378,070.92	4.20155300%
02/05/2022	16,378,070.92	16,355,059.15	4.20155300%
03/05/2022	16,355,059.15	16,325,547.97	4.20155300%
04/05/2022	16,325,547.97	16,302,314.13	4.20155300%
05/05/2022	16,302,314.13	16,276,855.21	4.20155300%
06/05/2022	16,276,855.21	16,253,415.49	4.20155300%
07/05/2022	16,253,415.49	16,227,756.50	4.20155300%
08/05/2022	16,227,756.50	16,204,109.19	4.20155300%
09/05/2022	16,204,109.19	16,180,361.90	4.20155300%
10/05/2022	16,180,361.90	16,154,404.00	4.20155300%
11/05/2022	16,154,404.00	16,130,446.55	4.20155300%
12/05/2022	16,130,446.55	16,104,284.41	4.20155300%
01/05/2023	16,104,284.41	16,080,115.06	4.20155300%
02/05/2023	16,080,115.06	16,055,843.52	4.20155300%
03/05/2023	16,055,843.52	16,025,189.67	4.20155300%
04/05/2023	16,025,189.67	16,000,685.90	4.20155300%
05/05/2023	16,000,685.90	15,973,992.83	4.20155300%
06/05/2023	15,973,992.83	15,949,272.59	4.20155300%
07/05/2023	15,949,272.59	15,922,369.15	4.20155300%
08/05/2023	15,922,369.15	15,897,430.64	4.20155300%
09/05/2023	15,897,430.64	15,872,386.70	4.20155300%
10/05/2023	15,872,386.70	15,845,168.66	4.20155300%
11/05/2023	15,845,168.66	15,819,903.75	4.20155300%
12/05/2023	15,819,903.75	15,792,470.97	4.20155300%
01/05/2024	15,792,470.97	15,766,983.25	4.20155300%
02/05/2024	15,766,983.25	15,741,387.77	4.20155300%
03/05/2024	15,741,387.77	15,711,583.39	4.20155300%
04/05/2024	15,711,583.39	15,685,753.68	4.20155300%
05/05/2024	15,685,753.68	15,657,772.00	4.20155300%
06/05/2024	15,657,772.00	15,631,714.77	4.20155300%
07/05/2024	15,631,714.77	15,603,511.98	4.20155300%
08/05/2024	15,603,511.98	15,577,225.34	4.20155300%
09/05/2024	15,577,225.34	15,550,827.55	4.20155300%
10/05/2024	15,550,827.55	15,522,293.80	4.20155300%
11/05/2024	15,522,293.80	15,495,663.75	4.20155300%
12/05/2024	15,495,663.75	15,466,904.29	4.20155300%
01/05/2025	15,466,904.29	15,440,040.06	4.20155300%
02/05/2025	15,440,040.06	15,413,062.24	4.20155300%
03/05/2025	15,413,062.24	15,379,953.68	4.20155300%
04/05/2025	15,379,953.68	15,352,721.82	4.20155300%
05/05/2025	15,352,721.82	15,323,377.49	4.20155300%
06/05/2025	15,323,377.49	15,295,906.42	4.20155300%
07/05/2025	15,295,906.42	15,266,329.62	4.20155300%
08/05/2025	15,266,329.62	15,238,617.35	4.20155300%
09/05/2025	15,238,617.35	15,210,787.90	4.20155300%
10/05/2025	15,210,787.90	15,180,862.82	4.20155300%
11/05/2025	15,180,862.82	15,152,789.19	4.20155300%
12/05/2025	15,152,789.19	15,122,626.80	4.20155300%

Payment Date	Initial Balance	Ending Balance	Senior Rate
01/05/2026	15,122,626.80	15,094,306.95	4.20155300%
02/05/2026	15,094,306.95	15,065,867.35	4.20155300%
03/05/2026	15,065,867.35	15,031,432.89	4.20155300%
04/05/2026	15,031,432.89	15,002,727.46	4.20155300%
05/05/2026	15,002,727.46	14,971,951.07	4.20155300%
06/05/2026	14,971,951.07	14,942,994.15	4.20155300%
07/05/2026	14,942,994.15	14,911,973.35	4.20155300%
08/05/2026	14,911,973.35	14,882,762.83	4.20155300%
09/05/2026	14,882,762.83	14,853,428.82	4.20155300%
10/05/2026	14,853,428.82	14,822,041.55	4.20155300%
11/05/2026	14,822,041.55	14,792,450.80	4.20155300%
12/05/2026	14,792,450.80	14,760,814.03	4.20155300%
01/05/2027	14,760,814.03	14,730,964.41	4.20155300%
02/05/2027	14,730,964.41	14,700,988.58	4.20155300%
03/05/2027	14,700,988.58	14,665,160.69	4.20155300%
04/05/2027	14,665,160.69	14,634,906.64	4.20155300%
05/05/2027	14,634,906.64	14,602,625.25	4.20155300%
06/05/2027	14,602,625.25	14,572,106.80	4.20155300%
07/05/2027	14,572,106.80	14,539,568.45	4.20155300%
08/05/2027	14,539,568.45	14,508,783.39	4.20155300%
09/05/2027	14,508,783.39	-	4.20155300%

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	20
Risk Factors	55
Description of the Mortgage Pool	135
Transaction Parties	230
Credit Risk Retention	287
Description of the Certificates	292
Description of the Mortgage Loan Purchase Agreements	327
Pooling and Servicing Agreement	335
Certain Legal Aspects of Mortgage Loans	437
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	453
Pending Legal Proceedings Involving Transaction Parties	455
Use of Proceeds	455
Yield and Maturity Considerations	455
Material Federal Income Tax Considerations	469
Certain State and Local Tax Considerations	481
Method of Distribution (Underwriter conflicts of interest)	482
Incorporation of Certain Information by Reference	483
Where You Can Find More Information	484
Financial Information	484
Certain ERISA Considerations	484
Legal Investment	489
Legal Matters	490
Ratings	490
Index of Significant Definitions	492

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers effecting transactions in these certificates, whether or not participating in the initial distribution, will deliver a prospectus until the date that is ninety (90) days from the date of this prospectus.

$826,613,000
(Approximate)

Credit Suisse
Commercial Mortgage
Securities Corp.
Depositor

CSAIL 2018-CX11
Commercial Mortgage Trust
Issuing Entity
(Central Index Key Number 0001732963)

Commercial Mortgage Pass-Through
Certificates, Series 2018-CX11

Class A-1	$30,370,000
Class A-2	$50,930,000
Class A-3	$61,244,000
Class A-4	$158,100,000
Class A-5	$329,412,000
Class A-SB	$36,952,000
Class X-A	$745,619,000
Class X-B	$80,994,000
Class A-S	$78,611,000
Class B	$39,306,000
Class C	$41,688,000

PROSPECTUS

Credit Suisse
Co-Lead Manager and Joint Bookrunner

Natixis
Co-Lead Manager and Joint Bookrunner

Barclays
Co-Lead Manager and Joint Bookrunner

April 5, 2018